UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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To the Stockholders of New York Community Bancorp, Inc. and the Shareholders of Flagstar Bancorp, Inc.

MERGER AND SHARE ISSUANCE PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of New York Community Bancorp, Inc. (“NYCB”) and Flagstar Bancorp, Inc. (“Flagstar”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the acquisition of Flagstar by NYCB. We are requesting that you take certain actions as a holder of NYCB common stock (an “NYCB stockholder” or “stockholder”) or as a holder of Flagstar common stock (a “Flagstar shareholder” or “shareholder”).

On April 24, 2021, NYCB, 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which NYCB will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Flagstar in an all-stock transaction. The acquisition will create a high performing regional bank with national scale and strong footholds in the Northeast and Upper Midwest and exposure to high growth markets, with approximately $87 billion in assets and a network of nearly 400 branches and 87 loan production offices across a 28 state footprint.

Under the merger agreement, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Flagstar will merge with and into NYCB, with NYCB as the surviving entity (the “holdco merger”). At a date and time following the holdco merger as determined by NYCB, Flagstar Bank, FSB, a federally chartered stock savings bank and a wholly owned subsidiary of Flagstar, will merge with and into New York Community Bank, a New York State-chartered savings bank and a wholly owned subsidiary of NYCB (“NYCB Bank”), with NYCB Bank as the surviving bank (the “bank merger,” and together with the merger and the holdco merger, the “mergers”).

In the merger, Flagstar shareholders will receive 4.0151 shares of NYCB common stock for each share of Flagstar common stock they own. Based on the closing price of NYCB’s common stock on the New York Stock Exchange on April 23, 2021, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $48.14 in value for each share of Flagstar common stock, representing merger consideration of approximately $2.6 billion on an aggregate basis.

NYCB stockholders will continue to own their existing shares of NYCB common stock. The value of the NYCB common stock at the time of completion of the merger could be greater than, less than or the same as the value of NYCB common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of NYCB common stock (trading symbol “NYCB”) and Flagstar common stock (trading symbol “FBC”).

We expect the merger and the holdco merger, taken together, will qualify as a reorganization for federal income tax purposes. Accordingly, Flagstar shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Flagstar common stock for NYCB common stock or in the merger, except with respect to any cash received by such holders in lieu of fractional shares of NYCB common stock.

Based on the number of shares of Flagstar common stock outstanding as of June 18, 2021, NYCB expects to issue approximately 212.0 million shares of NYCB common stock to Flagstar shareholders in the aggregate in the merger. We estimate that NYCB shares of common stock to be issued to the Flagstar shareholders in the merger will represent approximately 31% of the common stock of NYCB following the completion of the merger and that the NYCB shares of common stock issued and outstanding immediately prior to the completion of the merger will represent approximately 69% of the common stock of NYCB following the completion of the merger.

NYCB and Flagstar will each hold a virtual special meeting of our respective stockholders and shareholders in connection with the merger. At our respective special meetings, in addition to other business, NYCB will ask its stockholders to approve the issuance of its common stock to holders of Flagstar common stock pursuant to the merger agreement, and Flagstar will ask its shareholders to approve the merger agreement. Information about these meetings and the mergers is contained in this document. We urge you to read this document carefully and in its entirety.

The special meeting of Flagstar shareholders will be held virtually via the internet on August 4, 2021 at 9 a.m., Eastern Time. The special meeting of NYCB stockholders will be held virtually via the internet on August 4, 2021 at 10 a.m., Eastern Time.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains information about NYCB and Flagstar and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 28 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about NYCB from documents that have been filed with the Securities and Exchange Commission that are attached as annexes to this joint proxy statement/prospectus and about Flagstar from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

On behalf of the NYCB and Flagstar boards of directors, thank you for your prompt attention to this important matter.

Sincerely,

Thomas R. Cangemi Chairman, President and Chief Executive Officer New York Community Bancorp, Inc.	Alessandro P. DiNello President, Chief Executive Officer Flagstar Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either NYCB or Flagstar, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying joint proxy statement/prospectus is dated June 25, 2021, and is first being mailed to NYCB stockholders and Flagstar shareholders on or about June 28, 2021.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus includes (i) important business and financial information about NYCB that is included in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that have been attached as annexes to this joint proxy statement/prospectus and (ii) important business and financial information about Flagstar from other documents that are not included in or delivered with this document, which information is available to you without charge upon your written or oral request. Each of NYCB and Flagstar files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. This information is available to you without charge upon your written or oral request. To the extent not attached hereto, you can obtain the documents, including the documents regarding Flagstar incorporated by reference in this document, through the SEC website at http://www.sec.gov or by requesting them in writing, by email or by telephone at the appropriate address below. In addition, documents filed with the SEC by NYCB are available free of charge by accessing NYCB’s website at https://www.mynycb.com and documents filed with the SEC by Flagstar are available free of charge by accessing Flagstar’s website at http://investors.flagstar.com. Except for the documents regarding NYCB attached as annexes to this joint proxy statement/prospectus and the documents regarding Flagstar incorporated by reference in this document, the information contained on, or that may be accessed through, the respective websites of the SEC, NYCB and Flagstar is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

if you are an NYCB stockholder: New York Community Bancorp, Inc. 615 Merrick Avenue Westbury, New York 11590 Attn: Investor Relations (516) 682-4420 ir@mynycb.com	if you are a Flagstar shareholder: Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098 Attn: Investor Relations (248) 312-5741 FBCInvestorRelations@flagstar.com

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that NYCB stockholders requesting documents must do so by July 28, 2021, in order to receive them before the NYCB special meeting, and Flagstar shareholders requesting documents must do so by July 28, 2021, in order to receive them before the Flagstar special meeting.

This joint proxy statement/prospectus attaches as annexes documents that NYCB previously filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as set forth below. Any statement contained in such a document shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or in an annex hereto consisting of a document filed with the SEC subsequent to such document modifies or replaces such statement.

Set forth below is a list of the documents previously filed with the SEC by NYCB under the Exchange Act that are attached as annexes to this joint proxy statement/prospectus.

NYCB

•	NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

•	NYCB’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2021;

•	NYCB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021; and

•

NYCB’s Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 6, 2021, January 27, 2021 (only with respect to Item 8.01), March 26, 2021, March 31, 2021, April 26, 2021, April 26, 2021 (only with respect to Item 8.01), April 27, 2021 and May 27, 2021.

No one has been authorized to provide you with information that is different from that contained in this document. This document is dated June 25, 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the filings with the SEC attached as annexes to this document are accurate as of the date of such filing and that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to NYCB stockholders or Flagstar shareholders, nor the issuance by NYCB of shares of NYCB common stock pursuant to the merger agreement, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Flagstar has been provided by Flagstar and information contained in, or attached to, this document regarding NYCB has been provided by NYCB.

See “Where You Can Find More Information” beginning on page 159 of the accompanying joint proxy statement/prospectus for further information.

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 14203

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To NYCB Stockholders:

On April 24, 2021, New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”), entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of NYCB common stock (“NYCB stockholders” or “stockholders”) will be held virtually via the internet on August 4, 2021 at 10 a.m., Eastern Time (the “NYCB special meeting”). We are pleased to notify you of, and invite you to, the NYCB special meeting.

At the NYCB special meeting, you will be asked to vote on the following matters:

•	a proposal to approve the issuance of NYCB common stock to holders of Flagstar common stock pursuant to the merger agreement (the “NYCB share issuance proposal”).

•

a proposal to adjourn the NYCB special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the NYCB share issuance proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of NYCB common stock (the “NYCB adjournment proposal”).

Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our stockholders and employees, we are holding the NYCB special meeting in a virtual meeting format exclusively by webcast. No physical meeting will be held. As more fully described in the “Questions & Answers” and “The NYCB Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the NYCB special meeting if, as of the close of business on June 18, 2021, you held shares of NYCB common stock registered in your name (a “record holder”), or if you held shares through a broker, bank or other nominee (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the NYCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021SM and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual NYCB special meeting.

The board of directors of NYCB has fixed the close of business on June 18, 2021 as the record date for the NYCB special meeting. Only holders of record of NYCB common stock as of the close of business on the record date for the NYCB special meeting are entitled to notice of the NYCB special meeting or any adjournment or postponement thereof. Only holders of record of NYCB common stock will be entitled to vote at the NYCB special meeting or any adjournment or postponement thereof.

Holders of NYCB common stock are not entitled to appraisal rights with respect to the proposed merger under Section 262 of the Delaware General Corporation Law.

The NYCB board of directors unanimously recommends that holders of NYCB common stock vote “FOR” the NYCB share issuance proposal and “FOR” the NYCB adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless NYCB stockholders approve the NYCB share issuance proposal. The affirmative vote of a majority of the votes cast by the holders of NYCB common stock at the NYCB special meeting is required to approve the NYCB share issuance proposal.

Whether or not you plan to attend the NYCB special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank or other nominee.

By Order of the Board of Directors

Thomas R. Cangemi

Chairman, President and Chief Executive Officer

New York Community Bancorp, Inc.

June 25, 2021

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, Michigan 48098

NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS

To Flagstar Shareholders:

On April 24, 2021, Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”), New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), and 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of Flagstar common stock (“Flagstar shareholders” or “shareholders”) will be held virtually via the internet on August 4, 2021 at 9 a.m., Eastern Time (the “Flagstar special meeting”). We are pleased to notify you of, and invite you to, the Flagstar special meeting.

At the Flagstar special meeting, Flagstar shareholders will be asked to vote on the following matters:

•	a proposal to approve the merger agreement (the “Flagstar merger proposal”).

•

a proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Flagstar in connection with the transactions contemplated by the merger agreement (the “Flagstar compensation proposal”).

•

a proposal to adjourn the Flagstar special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Flagstar merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Flagstar shareholders (the “Flagstar adjournment proposal”).

In light of the ongoing developments related to the COVID-19 pandemic and to support the health and well-being of our shareholders, employees and community, the Flagstar special meeting will be held in a virtual-only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The Flagstar Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the Flagstar special meeting if, as of the close of business on June 18, 2021, you held shares of Flagstar common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee, and have a valid legal proxy for the Flagstar special meeting (a “beneficial owner”). Both record holders and beneficial owners that have a valid proxy for the Flagstar special meeting will be able to attend the Flagstar special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FBC2021SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card or notice, to access the meeting. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual Flagstar special meeting.

The board of directors of Flagstar has fixed the close of business on June 18, 2021 as the record date for the Flagstar special meeting. Only holders of record of Flagstar common stock as of the close of business on the record date for the Flagstar special meeting are entitled to notice of the Flagstar special meeting or any adjournment or postponement thereof. Only holders of record of Flagstar common stock or beneficial owners that have a valid legal proxy for the Flagstar special meeting will be entitled to vote at the Flagstar special meeting or any adjournment or postponement thereof.

Holders of Flagstar common stock are not entitled to dissenters’ rights with respect to the proposed merger under Section 762 of the Michigan Business Corporation Act (“MBCA”).

The Flagstar board of directors unanimously recommends that Flagstar shareholders vote “FOR” the Flagstar merger proposal, “FOR” the Flagstar compensation proposal and “FOR” the Flagstar adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless Flagstar shareholders approve the Flagstar merger proposal. The affirmative vote of a majority of the outstanding shares of Flagstar common stock entitled to vote on the Flagstar merger proposal is required to approve the Flagstar merger proposal.

Whether or not you plan to attend the Flagstar special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Board of Directors

Alessandro P. DiNello

President, Chief Executive Officer

Flagstar Bancorp, Inc.

June 25, 2021

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ii

Page
U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	131
Tax Consequences of the Merger Generally	132
Cash Instead of a Fractional Share	132
Backup Withholding	133
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	134
DESCRIPTION OF NYCB CAPITAL STOCK	143
Authorized Capital Stock	143
Common Stock	143
Restrictions on Ownership	145
COMPARISON OF THE RIGHTS OF NYCB STOCKHOLDERS AND FLAGSTAR SHAREHOLDERS	146
LEGAL MATTERS	156
EXPERTS	156
DEADLINES FOR SUBMITTING STOCKHOLDER OR SHAREHOLDER PROPOSALS	157
NYCB	157
Flagstar	157
WHERE YOU CAN FIND MORE INFORMATION	159
Annex A—Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community Bancorp, Inc., 615 Corp. and Flagstar Bancorp, Inc.	A-1
Annex B—Opinion of Piper Sandler & Co.	B-1
Annex C—Opinion of Goldman Sachs & Co. LLC	C-1
Annex D—Opinion of Morgan Stanley & Co. LLC	D-1
Annex E—Opinion of Jefferies LLC	E-1
Annex F—NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021	F-1
Annex G—NYCB’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2021	G-1
Annex H—NYCB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021	H-1

Annex I—NYCB’s Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 6, 2021, January 27, 2021, March 26, 2021, March 31, 2021, April 26, 2021, April  26, 2021, April 27, 2021 and May 27, 2021

I-1

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger, the NYCB special meeting or the Flagstar special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the NYCB special meeting or the Flagstar special meeting. Additional important information is also contained in the documents regarding NYCB attached as annexes to this joint proxy statement/prospectus and in the documents regarding Flagstar incorporated by reference into this joint proxy statement/prospectus.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“Flagstar” refers to Flagstar Bancorp, Inc., a Michigan corporation;

•	“Flagstar articles of incorporation” refers to the second amended and restated articles of incorporation of Flagstar;

•	“Flagstar Bank” refers to Flagstar Bank, FSB, a federally chartered stock savings bank and a wholly owned subsidiary of Flagstar;

•	“Flagstar bylaws” refers to the sixth amended and restated bylaws of Flagstar;

•	“Flagstar common stock” refers to the common stock of Flagstar, par value $0.01 per share;

•	“Merger Sub” refers to 615 Corp., a Delaware corporation and a direct, wholly owned subsidiary of NYCB;

•	“NYCB” refers to New York Community Bancorp, Inc., a Delaware corporation;

•	“NYCB Bank” refers to New York Community Bank, a New York State-chartered savings bank and a wholly owned subsidiary of NYCB;

•	“NYCB bylaws” refers to the amended and restated bylaws of NYCB;

•	“NYCB certificate of incorporation” refers to the amended and restated certificate of incorporation of NYCB, as amended;

•	“NYCB common stock” refers to the common stock of NYCB, par value $0.01 per share;

•	“shareholders” or “Flagstar shareholders” refers to holders of shares of common stock of Flagstar; and

•	“stockholders” or “NYCB stockholders” refers to holders of shares of the common stock of NYCB, both prior to and following the completion of the merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because NYCB, Merger Sub and Flagstar entered into an agreement and plan of merger (as amended from time to time, the “merger agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Flagstar will merge with and into NYCB, with NYCB as the surviving entity (the “holdco merger”). At a date and time following the holdco merger as determined by NYCB, Flagstar Bank will merge with and into NYCB Bank, with NYCB Bank as the surviving bank (the “bank merger,” and together with the merger and the holdco merger, the “mergers”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. In this joint proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing,” the date on which the closing occurs as the “closing date” and the time at which the merger will occur as the “effective time.”

In order to complete the merger, among other things:

•

NYCB stockholders must approve the proposed issuance of NYCB common stock to holders of Flagstar common stock pursuant to the merger agreement in order to comply with applicable New York Stock Exchange (“NYSE”) listing rules (the “NYCB share issuance proposal” and such issuance the “NYCB share issuance”); and

•	Flagstar shareholders must approve the merger agreement (the “Flagstar merger proposal”).

NYCB is holding a virtual special meeting of NYCB stockholders (the “NYCB special meeting”) to obtain approval of the NYCB share issuance proposal. Holders of NYCB preferred stock are not entitled to and are not requested to vote at the NYCB special meeting.

NYCB stockholders will also be asked to approve the proposal to adjourn the NYCB special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the NYCB special meeting to approve the NYCB share issuance proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to NYCB stockholders (the “NYCB adjournment proposal”).

Flagstar is holding a virtual special meeting of Flagstar shareholders (the “Flagstar special meeting”) to obtain approval of the Flagstar merger proposal.

Flagstar shareholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Flagstar in connection with the transactions contemplated by the merger agreement (the “Flagstar compensation proposal”), and to approve the proposal to adjourn the Flagstar special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Flagstar special meeting, to approve the Flagstar merger proposal or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Flagstar common stock (the “Flagstar adjournment proposal”).

This document is also a prospectus that is being delivered to holders of Flagstar common stock because, pursuant to the merger agreement, NYCB is offering shares of NYCB common stock to Flagstar shareholders.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the NYCB and Flagstar special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the merger?

A:

In the merger, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity. In the holdco merger, which will occur as soon as reasonably practicable following the merger, Flagstar, as the surviving entity of the merger, will merge with and into NYCB, with NYCB as the surviving entity. In the bank merger, which will occur at a date and time following the holdco merger as determined by NYCB, Flagstar Bank will merge with and into NYCB Bank, with NYCB Bank as the surviving bank.

Each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares (the “exchange ratio”) of NYCB common stock (the “merger consideration”). After completion of the merger, (1) Flagstar will no longer be a public company, (2) Flagstar common stock will be delisted from the NYSE and will cease to be publicly traded, and (3) the Flagstar common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After completion of the holdco merger, Flagstar will cease to exist. Holders of NYCB common stock will continue to own their existing shares of NYCB common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 113 and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?

A:	The NYCB special meeting will be held virtually via the internet on August 4, 2021 at 10 a.m., Eastern Time.

The Flagstar special meeting will be held virtually via the internet on August 4, 2021 at 9 a.m., Eastern Time.

Even if you plan to attend your respective company’s special meeting virtually, NYCB and Flagstar recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q:	What matters will be considered at each of the special meetings?

A:	At the NYCB special meeting, NYCB stockholders will be asked to consider and vote on the following proposals:

•	NYCB Proposal 1: The NYCB share issuance proposal; and

•	NYCB Proposal 2: The NYCB adjournment proposal.

At the Flagstar special meeting, Flagstar shareholders will be asked to consider and vote on the following proposals:

•	Flagstar Proposal 1: The Flagstar merger proposal;

•	Flagstar Proposal 2: The Flagstar compensation proposal; and

•	Flagstar Proposal 3: The Flagstar adjournment proposal.

In order to complete the merger, among other things, NYCB stockholders must approve the NYCB share issuance proposal, and Flagstar shareholders must approve the Flagstar merger proposal. None of the approvals of the NYCB adjournment proposal, the Flagstar compensation proposal or the Flagstar adjournment proposal is a condition to the obligations of NYCB or Flagstar to complete the merger.

Q:	What will Flagstar shareholders receive in the merger?

A:

In the merger, Flagstar shareholders will receive 4.0151 shares of NYCB common stock for each share of Flagstar common stock held immediately prior to the completion of the merger. NYCB will not issue any fractional shares of NYCB common stock in the merger. Flagstar shareholders who would otherwise be entitled to a fractional share of NYCB common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale prices per share of NYCB common stock on the NYSE for the consecutive period of five full trading days ending on the day preceding the closing date (the “NYCB closing share value”) by the fraction of a share (after taking into account all shares of Flagstar common stock held by such holder immediately prior to the completion of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of NYCB common stock that such shareholder would otherwise be entitled to receive.

Q:	What will NYCB stockholders receive in the merger?

A:

In the merger, NYCB stockholders will not receive any consideration, and their shares of NYCB common stock will remain outstanding and will constitute shares of NYCB following the merger. Following the merger, shares of NYCB common stock will continue to be traded on the NYSE.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of NYCB common stock that Flagstar shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for NYCB common stock. Any fluctuation in the market price of NYCB common stock will change the value of the shares of NYCB common stock that Flagstar shareholders will receive. Neither NYCB nor Flagstar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NYCB common stock or Flagstar common stock.

Q:	How will the merger affect Flagstar equity awards?

A:

The merger agreement provides that, at the effective time, each outstanding time-based restricted stock award unit (a “Flagstar RSU”) under Flagstar’s 2016 Stock Award and Incentive Plan (the “Flagstar stock plan”), whether vested or unvested, will cease to represent a restricted stock unit denominated in shares of Flagstar common stock and will be converted into a time-based restricted stock unit denominated in shares of NYCB common stock (each, an “NYCB RSU”). The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (i) the number of shares of Flagstar common stock subject to such Flagstar RSU immediately prior to the effective time (including any applicable dividend equivalents), multiplied by (ii) the exchange ratio.

The merger agreement also provides that, at the effective time, each outstanding performance share unit award (a “Flagstar PSU”) under the Flagstar stock plan for which the applicable performance period is complete, including awards granted prior to the date of the merger agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into the right to receive the merger consideration in respect of the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time based on actual performance through completion of the applicable performance period as determined by the compensation committee of the Flagstar board (the “Flagstar Compensation Committee”) in its reasonable judgment, less applicable tax withholding.

The merger agreement further provides that, at the effective time, each outstanding Flagstar PSU for which the applicable performance period is not complete will cease to represent a performance share unit denominated in shares of

Flagstar common stock and will be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (A) the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the exchange ratio.

Except as specifically provided above, each NYCB RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar stock plan or award agreement; provided that such protections will be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar RSU or Flagstar PSU immediately prior to the effective time.

The merger agreement provides that, at the effective time, each outstanding restricted stock award held by a Flagstar director (a “Flagstar restricted share”) under the Flagstar stock plan, whether vested or unvested, will accelerate in full and will be converted into, and become exchanged for, the merger consideration.

Q:	How will the merger affect the Flagstar 401(k) plan?

A.

It is expected that the Flagstar Financial, Inc. 401(k) Employee Savings Plan (the “Flagstar 401(k) plan”) will remain in effect through and after the closing date, and will be merged into a 401(k) plan sponsored by NYCB or one of its subsidiaries (the “NYCB 401(k) plan”) at a later date. However, the merger agreement provides that if requested by NYCB in writing delivered to Flagstar not less than 20 business days before the closing date, the board of directors of Flagstar (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Flagstar 401(k) plan, effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If NYCB requests that the Flagstar 401(k) plan be terminated, (i) Flagstar will provide NYCB with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by NYCB) not later than two days immediately preceding the closing date and (ii) the employees of Flagstar and its subsidiaries who at the effective time become employees of NYCB or its subsidiaries (the “continuing employees”) will be eligible to participate, effective as of the effective time, in the NYCB 401(k) plan. NYCB and Flagstar will take any and all actions as may be required, including amendments to the Flagstar 401(k) plan and/or the NYCB 401(k) plan, to permit the continuing employees to make rollover contributions to the NYCB 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Flagstar 401(k) plan in the form of cash, notes (in the case of loans), NYCB common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Flagstar 401(k) plan, and NYCB will endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollovers.

Q:	How will the merger affect Flagstar’s employee stock purchase plan?

A:

The merger agreement provides that as soon as reasonably practicable following the date of the merger agreement and in any event prior to the effective time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar board or Flagstar Compensation Committee and, if appropriate, amending the terms of the Flagstar 2017 Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the three-month offering period under the ESPP that commenced on April 1, 2021 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the closing date (the earlier of the date the Final Offering ends and the business day immediately preceding the closing date, the “ESPP Termination Date”), (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar common stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar common stock shall not be decreased below the levels set forth in the ESPP as of the date of the merger agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii).

Q:	How does the NYCB board of directors recommend that I vote at the NYCB special meeting?

A:	The NYCB board of directors unanimously recommends that you vote “FOR” the NYCB share issuance proposal and “FOR” the NYCB adjournment proposal.

In considering the recommendations of the NYCB board of directors, NYCB stockholders should be aware that NYCB directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of NYCB stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain NYCB Directors and Executive Officers in the Merger” beginning on page 98.

Q:	How does the Flagstar board of directors recommend that I vote at the Flagstar special meeting?

A:	The Flagstar board of directors unanimously recommends that you vote “FOR” the Flagstar merger proposal, “FOR” the Flagstar compensation proposal and “FOR” the Flagstar adjournment proposal.

In considering the recommendations of the Flagstar board of directors, Flagstar shareholders should be aware that Flagstar directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Flagstar shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger” beginning on page 101.

Q:	Who is entitled to vote at the NYCB special meeting?

A:

The record date for the NYCB special meeting is June 18, 2021. All NYCB stockholders who held shares of NYCB common stock at the close of business on the record date for the NYCB special meeting are entitled to receive notice of, and to vote at, the NYCB special meeting.

Each holder of NYCB common stock is entitled to cast one vote on each matter properly brought before the NYCB special meeting for each share of NYCB common stock that such holder owned of record as of the record date. As of June 18, 2021, there were 465,060,525 outstanding shares of NYCB common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The NYCB Special Meeting—Proxies” beginning on page 37 for instructions on how to vote your shares without attending the NYCB special meeting.

Q:	Who is entitled to vote at the Flagstar special meeting?

A:

The record date for the Flagstar special meeting is June 18, 2021. All Flagstar shareholders who held shares of record of Flagstar common stock at the close of business on the record date for the Flagstar special meeting are entitled to receive notice of, and to vote at, the Flagstar special meeting.

Each holder of Flagstar common stock is entitled to cast one vote on each matter properly brought before the Flagstar special meeting for each share of Flagstar common stock that such holder owned of record as of the record date. As of June 18, 2021, there were 52,791,585 outstanding shares of Flagstar common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The Flagstar Special Meeting—Proxies” beginning on page 42 for instructions on how to vote your shares of Flagstar common stock without attending the Flagstar special meeting.

Q:	What constitutes a quorum for the NYCB special meeting?

A:

The presence at the NYCB special meeting, in attendance virtually or by proxy, of holders of a majority of the outstanding shares of NYCB common stock entitled to vote at the NYCB special meeting will constitute a quorum for the transaction of business at the NYCB special meeting (after subtracting any shares in excess of the “NYCB Limit” (as defined below) pursuant to the NYCB certificate of incorporation). Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Flagstar special meeting?

A:

The presence at the Flagstar special meeting, in attendance virtually or by proxy, of the holders of a majority of the outstanding shares of Flagstar common stock entitled to vote at the Flagstar special meeting will constitute a quorum for the transaction of business at the Flagstar special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for the approval of each proposal at the NYCB special meeting?

A:	NYCB Proposal 1: NYCB share issuance proposal. Approval of the NYCB share issuance proposal requires the affirmative vote of a majority of votes cast by NYCB stockholders at the NYCB special meeting.

NYCB Proposal 2: NYCB adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the NYCB adjournment proposal requires the affirmative vote of a majority of the votes cast by NYCB stockholders at the NYCB special meeting.

Q:	What vote is required for the approval of each proposal at the Flagstar special meeting?

A:

Flagstar Proposal 1: Flagstar merger proposal. Approval of the Flagstar merger proposal requires the affirmative vote of a majority of the outstanding shares of Flagstar common stock entitled to vote on the Flagstar merger proposal.

Flagstar Proposal 2: Flagstar compensation proposal. Approval of the Flagstar compensation proposal requires the affirmative vote of a majority of the votes cast by Flagstar shareholders.

Flagstar Proposal 3: Flagstar adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the Flagstar adjournment proposal requires the affirmative vote of a majority of the votes cast by Flagstar shareholders.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Flagstar named executive officers (i.e., the Flagstar compensation proposal)?

A:

Under SEC rules, Flagstar is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Flagstar’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:

What happens if Flagstar shareholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for Flagstar’s named executive officers (i.e., the Flagstar compensation proposal)?

A:

The vote on the proposal to approve the merger-related compensation arrangements for each of Flagstar’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Flagstar special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Flagstar or NYCB before or following the merger. Accordingly, the merger-related compensation will be paid to Flagstar’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Flagstar shareholders do not approve the proposal to approve the merger-related executive compensation.

Q:	What if I hold shares in both NYCB and Flagstar?

A:

If you hold shares of both NYCB common stock and Flagstar common stock, you will receive separate packages of proxy materials. A vote cast as an NYCB stockholder will not count as a vote cast as a Flagstar shareholder, and a vote cast as a Flagstar shareholder will not count as a vote cast as an NYCB stockholder. Therefore, please submit separate proxies for your shares of NYCB common stock and your shares of Flagstar common stock.

Q:	How can I attend, vote and ask questions at the NYCB special meeting or the Flagstar special meeting?

A:

Record Holders. If you hold shares of the applicable company’s common stock directly in your name as the holder of record of NYCB or Flagstar common stock you are a “record holder” and your shares may be voted at the NYCB special meeting or the Flagstar special meeting by you, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the 16-digit control number, as described below.

Beneficial Owners. If you hold shares in “street name” through a broker, bank, trustee or other nominee, you are a “beneficial owner” and your shares may be voted at the NYCB special meeting or the Flagstar special meeting, as applicable, by you as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the 16-digit control number, as described below.

NYCB special meeting. If you are a record holder you will be able to attend the NYCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021SM and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction card, to access the meeting. If you are a beneficial owner, you also will be able to attend the NYCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021SM and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction card, to access the meeting. Please review this information prior to the NYCB special meeting to ensure you have access.

NYCB encourages its stockholders to visit the meeting website above in advance of the NYCB special meeting to familiarize themselves with the online access process. The virtual NYCB special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Stockholders should verify their internet connection prior to the NYCB special meeting.

Stockholders encountering difficulty with the NYCB special meeting virtual platform during the login process or at any time during the meeting may utilize technical support. Technical support information is provided on the login page for all stockholders. If you have difficulty accessing the virtual NYCB special meeting during check-in or during the meeting, please contact technical support as indicated on the NYCB special meeting login page. Stockholders will have substantially the same opportunities to participate in the virtual NYCB special meeting as they would have at a physical, in-person meeting. Stockholders as of the record date will be able to attend, vote, examine the stockholder list, and submit questions during a portion of the meeting via the online platform.

Flagstar special meeting. If you are a record holder you will be able to attend the Flagstar special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FBC2021SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card or notice previously received, to access the meeting. If you are a beneficial owner and have a valid proxy for the Flagstar special meeting, you also will be able to attend the Flagstar special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FBC2021SM and following the instructions; however, in order to do so, you must obtain a valid legal proxy from your bank, broker, trustee or other nominee. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Flagstar special meeting to ensure you have access.

Flagstar encourages its shareholders to visit the meeting website above in advance of the Flagstar special meeting to familiarize themselves with the online access process. Shareholders should verify their internet connection prior to the Flagstar special meeting. If you have difficulty accessing the virtual Flagstar special meeting during check-in or during the meeting, please contact technical support as indicated on the Flagstar special meeting sign-in page. Shareholders will have substantially the same opportunities to participate in the virtual Flagstar special meeting as they would have at a physical, in-person meeting. Shareholders of record (or beneficial owner with a valid legal proxy) as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform.

Even if you plan to attend the NYCB special meeting or the Flagstar special meeting virtually, as applicable, NYCB and Flagstar recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the virtual special meetings can be found under the section entitled “The NYCB Special Meeting—Attending the Virtual Special Meeting” on page 36 and under the section entitled “The Flagstar Special Meeting—Attending the Virtual Special Meeting” on page 41.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of NYCB or Flagstar or beneficially in “street name,” you may direct your vote by proxy without attending the NYCB special meeting or the Flagstar special meeting, as applicable.

If you are a record holder of NYCB common stock or Flagstar common stock, you can vote your shares by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of NYCB common stock or Flagstar common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section entitled “The NYCB Special Meeting—Attending the Virtual Special Meeting” on page 36 and under the section entitled “The Flagstar Special Meeting—Attending the Virtual Special Meeting” on page 41.

Q:	Is there a limit on voting shares of NYCB common stock or Flagstar common stock?

A:

As provided in the NYCB certificate of incorporation, holders of NYCB common stock who beneficially own in excess of 10% of the outstanding shares of NYCB common stock (the “NYCB Limit”) are not entitled to any vote with respect to shares held in excess of the NYCB Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The NYCB certificate of incorporation authorizes the NYCB board of directors (i) to make all determinations necessary to implement and apply the NYCB Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the NYCB Limit supply information to the respective company to enable its board of directors to implement and apply the NYCB Limit. As of the date of this joint proxy statement/prospectus, based solely on information in reports filed with the SEC, one entity is known to NYCB to beneficially own 11.3% of the outstanding shares of NYCB common stock and no other person is known to NYCB to own in excess of the NYCB Limit.

There is no similar limit on voting shares of Flagstar common stock.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of NYCB common stock or Flagstar common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the NYCB special meeting and the Flagstar special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the NYCB special meeting or the Flagstar special meeting. If your bank, broker, trustee or other nominee holds your shares of NYCB common stock or Flagstar common stock in “street name,” such entity will vote your shares of NYCB common stock or Flagstar common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

If you are a beneficial owner of NYCB common stock and you do not instruct your broker, bank or other nominee on how to vote your shares of NYCB common stock:

•

NYCB share issuance proposal: Your broker, bank or other nominee may not vote your shares on the NYCB share issuance proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•

NYCB adjournment proposal: Your broker, bank or other nominee may not vote your shares on the NYCB adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of Flagstar common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Flagstar common stock:

•

Flagstar merger proposal: Your bank, broker, trustee or other nominee may not vote your shares on the Flagstar merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•

Flagstar compensation proposal: Your bank, broker, trustee or other nominee may not vote your shares on the Flagstar compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•

Flagstar adjournment proposal: Your bank, broker, trustee or other nominee may not vote your shares on the Flagstar adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:	What if I abstain from voting?

A:	For purposes of the NYCB special meeting, an abstention occurs when an NYCB stockholder attends the NYCB special meeting and does not vote or returns a proxy with an “abstain” instruction.

•

NYCB share issuance proposal: According to guidance from the NYSE, an abstention with respect to the NYCB share issuance proposal is treated as a vote cast on the NYCB share issuance proposal. Accordingly, an abstention will have the same effect as a vote cast “AGAINST” the NYCB share issuance proposal.

•	NYCB adjournment proposal: An abstention with respect to the NYCB adjournment proposal will have no effect on the outcome of the NYCB adjournment proposal.

For purposes of the Flagstar special meeting, an abstention occurs when a Flagstar shareholder attends the Flagstar special meeting and does not vote or returns a proxy with an “abstain” instruction.

•	Flagstar merger proposal: An abstention with respect to the Flagstar merger proposal will have the same effect as a vote “AGAINST” the Flagstar merger proposal.

•

Flagstar compensation proposal: According to guidance from the NYSE, an abstention with respect to the Flagstar compensation proposal is treated as a vote cast on the Flagstar compensation proposal. Accordingly, an abstention will have the same effect as a vote cast “AGAINST” the Flagstar compensation proposal.

•	Flagstar adjournment proposal: An abstention with respect to the Flagstar adjournment proposal will have no effect on the outcome of the Flagstar adjournment proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for NYCB or Flagstar to obtain the necessary quorum to hold its special meeting. In addition, an abstention will have the same effect as a vote “AGAINST” the NYCB share issuance proposal; your failure to submit a proxy or vote virtually at the Flagstar special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, or abstention will have the same effect as a vote “AGAINST” the Flagstar merger proposal; and an abstention will have the same effect as a vote “AGAINST” the Flagstar compensation proposal.

The NYCB board of directors and the Flagstar board of directors unanimously recommend that you vote “FOR” the NYCB share issuance proposal and “FOR” the Flagstar merger proposal and the Flagstar compensation proposal, respectively, and “FOR” the other proposal to be considered at the NYCB special meeting and the Flagstar special meeting, respectively.

Q:	What if I hold shares of Flagstar common stock in my plan account under the Flagstar 401(k) plan?

A:

If you hold shares of Flagstar common stock in your plan account under the Flagstar 401(k) Plan, you will receive voting instruction forms that reflect all shares of Flagstar common stock for which you may direct the voting under the terms of the applicable plan.

Under the terms of the Flagstar 401(k) plan, the Flagstar 401(k) plan trustee votes the shares of Flagstar common stock held by the plan only in accordance with instructions provided to the trustee on how to vote the shares by a participant with respect to the shares of Flagstar common stock held in such participant’s plan account. The Flagstar 401(k) plan trustee will vote your shares of Flagstar common stock in accordance with your instructions. In the event such written instructions direct the voting of fractional shares, the Flagstar 401(k) plan trustee will cumulate fractional share votes and vote all resulting whole share votes. Any remaining partial share votes will be disregarded. Any shares of Flagstar common stock held by the Flagstar 401(k) plan for which the trustee has not received written instructions will not be voted. The deadline for returning your voting instructions for shares held in your account in the Flagstar 401(k) plan is three days prior to the Flagstar special meeting date.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of NYCB common stock represented by your proxy will be voted as recommended by the NYCB board of directors with respect to such proposal or proposals, as the case may be or the shares of Flagstar common stock represented by your proxy will be voted as recommended by the Flagstar board of directors with respect to such proposal or proposals as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:

If you directly hold shares of NYCB common stock or Flagstar common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of NYCB or Flagstar, as applicable;

•	signing and returning a proxy card with a later date;

•	attending the special meeting virtually and voting by ballot at the special meeting; or

•	voting by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the applicable special meeting virtually and voting your shares via the special meeting website if you have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, and, if you are a beneficial owner of Flagstar common stock, you have a valid legal proxy. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	Will NYCB be required to submit the NYCB share issuance proposal to its stockholders even if the NYCB board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the NYCB special meeting, NYCB is required to submit the NYCB share issuance proposal to its stockholders even if the NYCB board of directors has withdrawn, modified or qualified its recommendation.

Q:	Will Flagstar be required to submit the Flagstar merger proposal to its shareholders even if the Flagstar board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Flagstar special meeting, Flagstar is required to submit the Flagstar merger proposal to its shareholders even if the Flagstar board of directors has withdrawn, modified or qualified its recommendation.

Q:	Are holders of NYCB common stock entitled to appraisal rights?

A:

No. Holders of NYCB common stock are not entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”). For more information, see the section entitled “Comparison of the Rights of NYCB Stockholders and Flagstar Shareholders—Appraisal or Dissenters’ Rights” beginning on page 153.

Q:	Are holders of Flagstar common stock entitled to dissenters’ rights?

A:

No. The holders of Flagstar common stock are not entitled to dissenters’ rights under the Michigan Business Corporation Act (the “MBCA”). For more information, see the section entitled “Comparison of the Rights of NYCB Stockholders and Flagstar Shareholders—Appraisal or Dissenters’ Rights” beginning on page 153.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the NYCB share issuance proposal, the approval of the Flagstar merger proposal, or the other proposals to be considered at the NYCB special meeting and the Flagstar special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 28. You also should read and carefully consider the risk factors of NYCB and Flagstar contained in the documents that are in the annex of this joint proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the merger and the holdco merger to holders of Flagstar common stock?

A:

The merger and the holdco merger have been structured to qualify as a reorganization for federal income tax purposes. Accordingly, holders of Flagstar common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Flagstar common stock for NYCB common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of NYCB common stock. You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers. For a more complete discussion of the U.S. federal income tax consequences of the mergers, see the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 131.

Q:	When is the merger expected to be completed?

A:

The transaction is expected to close by the end of 2021, subject to the satisfaction of customary closing conditions, including the receipt of the requisite regulatory approvals (as defined in “The Merger—Regulatory Approvals”) and the requisite approval by the stockholders of NYCB and the shareholders of Flagstar. However, neither NYCB nor Flagstar can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. Flagstar must first obtain the approval of Flagstar shareholders for the Flagstar merger proposal, and NYCB must first obtain approval of NYCB stockholders for the NYCB share issuance proposal. NYCB and Flagstar must also obtain the requisite regulatory approvals and satisfy certain other closing conditions. NYCB and Flagstar expect the merger to be completed promptly once NYCB and Flagstar have obtained their respective stockholders’ and shareholders’ approvals noted above, have obtained the requisite regulatory approvals, and have satisfied certain other closing conditions.

Q:	What are the conditions to complete the merger?

A:

The obligations of NYCB and Flagstar to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the satisfaction of certain tax conditions (including the receipt of a tax opinion by Flagstar and, in certain circumstances, NYCB), approval by NYCB stockholders of the NYCB share issuance proposal and approval by Flagstar shareholders of the Flagstar merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 127.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, the holders of Flagstar common stock will not receive any consideration for their shares of Flagstar common stock in connection with the merger. Instead, Flagstar will remain an independent public company, Flagstar common stock will continue to be listed and traded on the NYSE, and NYCB will not complete the issuance of shares of NYCB common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $90 million will be payable by either NYCB or Flagstar, as applicable. See “The Merger Agreement—Termination Fee” beginning on page 128 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:

Each of the NYCB and Flagstar record date is earlier than the date of the NYCB special meeting and the Flagstar special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of NYCB common stock or Flagstar common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to Flagstar common stock, you will not have the right to receive the merger consideration to be received by Flagstar shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Flagstar common stock as of the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by NYCB and reasonably acceptable to Flagstar (the “exchange agent”) will send you instructions for exchanging Flagstar stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Exchange of Shares” beginning on page 115.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of NYCB common stock or Flagstar common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of NYCB common stock or Flagstar common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of NYCB common stock or Flagstar common stock are voted.

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

A:

NYCB stockholders. If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact NYCB’s proxy solicitor, Equiniti (US) Services LLC, by calling toll-free at 833-434-0274.

Flagstar shareholders. If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Flagstar’s proxy solicitor, Equiniti (US) Services LLC, by calling toll-free at 833-434-0274.

Q:	Where can I find more information about NYCB and Flagstar?

A:	You can find more information about NYCB and Flagstar from the various sources described under “Where You Can Find More Information” beginning on page 159.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of NYCB common stock and Flagstar common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding NYCB common stock or Flagstar common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the documents attached as annexes to this joint proxy statement/prospectus and the other documents we refer you to, for a more complete understanding of the matters being considered at the special meetings. In addition, we (i) include important business and financial information about NYCB in the annexes to this joint proxy statement/prospectus and (ii) incorporate by reference important business and financial information about Flagstar into this joint proxy statement/prospectus. You may obtain the information regarding Flagstar incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 159 of this joint proxy statement/prospectus.

Information About the Companies (page 47)

NYCB

NYCB is a Delaware corporation and the bank holding company for NYCB Bank. Formerly known as Queens County Savings Bank, NYCB Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, at which date NYCB completed its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004). As of March 31, 2021, NYCB had consolidated total assets of $57.7 billion, deposits of $34.2 billion and stockholders’ equity of $6.8 billion. NYCB had 2,956 employees as of March 31, 2021.

Established in 1859, NYCB Bank is a New York State-chartered savings bank with 237 branches as of March 31, 2021 that currently operates through eight local divisions, each with a history of strength and service: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. NYCB Bank is a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature below-market rents. In addition to multifamily loans, which are NYCB Bank’s principal asset, NYCB Bank originates commercial real estate (“CRE”) loans (primarily in New York City), specialty finance loans and leases, and, to a much lesser extent, acquisition, development and construction (“ADC”) loans, and commercial and industrial (“C&I”) loans (typically made to small and mid-size business in Metro New York).

NYCB’s common stock is traded on the NYSE under the symbol “NYCB.” The principal executive offices of NYCB are located at 615 Merrick Avenue, Westbury, New York 11590, and its telephone number is (516) 683-4100.

Flagstar

Flagstar is a savings and loan holding company incorporated under the state laws of Michigan. Flagstar is the holding company for Flagstar Bank, a federally chartered stock savings bank founded in 1987. As of March 31, 2021, Flagstar had consolidated total assets of $29.4 billion, deposits of $19.4 billion and stockholders’ equity of $2.4 billion. Flagstar had 5,418 full-time equivalent employees as of March 31, 2021.

The principal business of Flagstar is to provide, primarily through its principal subsidiary Flagstar Bank, commercial and consumer banking services. As of March 31, 2021, Flagstar is the sixth largest bank mortgage originator in the nation and the sixth largest subservicer of mortgage loans nationwide. The relationship-based business model leverages Flagstar Bank’s full-service bank’s capabilities and national mortgage platform to create and build financial solutions for its customers. At March 31, 2021, Flagstar operated 158 full service banking branches that offer a full set of banking products to consumer, commercial and government customers. Its bank branch footprint spans Michigan, Indiana, California, Wisconsin and Ohio.

Flagstar originates mortgages through a network of brokers and correspondents in all 50 states and its own loan officers, which includes its direct lending team, from 87 retail locations and three call centers. Flagstar is also a leading national servicer of mortgage loans and provides complementary ancillary offerings including mortgage servicing rights (“MSR”) lending, servicing advance lending and MSR recapture services.

Flagstar’s common stock is traded on the NYSE under the symbol “FBC.” The principal executive offices of Flagstar are located at 5151 Corporate Drive, Troy, Michigan 48098, and its telephone number is (248) 312-2000.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of NYCB, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Flagstar, with Flagstar surviving as a direct, wholly owned subsidiary of NYCB and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 and its telephone number is (516) 683-4100.

The Merger and the Merger Agreement (pages 48 and 113)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity. As soon as reasonably practicable following the merger, the holdco merger will occur in which Flagstar will merge with and into NYCB, with NYCB as the surviving entity. The merger agreement further provides that at a date and time following the holdco merger as determined by NYCB, the bank merger will occur in which Flagstar Bank will merge with and into NYCB Bank, with NYCB Bank as the surviving bank. Following the merger, Flagstar common stock will be delisted from NYSE, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (page 114)

Each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares of NYCB common stock. Flagstar shareholders who would otherwise be entitled to a fraction of a share of NYCB common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the NYCB closing share value.

NYCB common stock is listed on the NYSE under the symbol “NYCB,” and Flagstar common stock is listed on NYSE under the symbol “FBC.” The following table shows the closing-sale prices of NYCB common stock and Flagstar common stock as reported on the NYSE, on April 23, 2021, the last trading day before the public announcement of the merger agreement, and on June 24, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Flagstar common stock, which was calculated by multiplying the closing price of NYCB common stock on those dates by the exchange ratio of 4.0151.

	NYCB Common Stock	Flagstar Common Stock	Implied Value of One Share of Flagstar Common Stock
April 23, 2021	$11.99	$45.37	$48.14
June 24, 2021	$11.22	$43.15	$45.05

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 48 and “The Merger Agreement—Merger Consideration” beginning on page 114.

Treatment of Flagstar Equity Awards (page 114)

The merger agreement provides that, at the effective time, each outstanding Flagstar RSU under the Flagstar stock plan, whether vested or unvested, will cease to represent a restricted stock unit denominated in shares of Flagstar common stock and will be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (i) the number of shares of Flagstar common stock subject to such Flagstar RSU immediately prior to the effective time (including any applicable dividend equivalents), multiplied by (ii) the exchange ratio.

The merger agreement also provides that, at the effective time, each outstanding Flagstar PSU under the Flagstar stock plan for which the applicable performance period is complete, including awards granted prior to the date of the merger agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into the right to receive the merger consideration in respect of the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time based on actual performance through completion of the applicable performance period as determined by the Flagstar Compensation Committee in its reasonable judgment, less applicable tax withholding.

The merger agreement further provides that, at the effective time, each outstanding Flagstar PSU for which the applicable performance period is not complete will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (A) the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the exchange ratio.

Except as specifically provided above, each NYCB RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar stock plan or award agreement; provided that such protections will be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar RSU or Flagstar PSU immediately prior to the effective time.

The merger agreement provides that, at the effective time, each outstanding Flagstar restricted share under the Flagstar stock plan, whether vested or unvested, will accelerate in full and will be converted into, and become exchanged for, the merger consideration.

For more information see “The Merger Agreement—Treatment of Flagstar Equity Awards” beginning on page 114.

ESPP Matters (page 123)

The merger agreement provides that as soon as reasonably practicable following the date of the merger agreement and in any event prior to the effective time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar board or Flagstar Compensation Committee and, if appropriate, amending the terms of the ESPP) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the Final Offering, no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the Closing Date, (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar common stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar common stock shall not be decreased below the levels set forth in the ESPP as of the date of the merger agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii).

For more information see “The Merger Agreement—Covenants and Agreements—ESPP Matters” beginning on page 123.

U.S. Federal Income Tax Consequences of the Merger (page 131)

The merger and the holdco merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Flagstar’s obligation to complete the merger is conditioned on the receipt by Flagstar of an opinion from its counsel to the effect that the merger and the holdco merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Additionally, NYCB’s obligation to complete the merger is conditioned on either (i) the receipt of a similar opinion from its counsel or (ii) the merger and the holdco merger, taken together, not reasonably being expected to result in a Material Adverse Tax Consequence (as defined in the merger agreement) to NYCB.

Accordingly, assuming the receipt and accuracy of the opinions described in the preceding sentences, a holder who receives solely shares of NYCB common stock (or receives NYCB common stock and cash solely in lieu of a fractional share) in exchange for shares of Flagstar common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of NYCB common stock.

For more detailed information, please refer to “U.S. Federal Income Tax Consequences of the Merger” beginning on page 131.

The United States federal income tax consequences described above may not apply to all holders of Flagstar common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors (page 53)

The NYCB board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the NYCB share issuance) are advisable and fair to and in the best interests of NYCB and its stockholders and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the NYCB share issuance). The NYCB board of directors unanimously recommends that NYCB stockholders vote “FOR” the NYCB share issuance proposal and “FOR” the NYCB adjournment proposal. For a more detailed discussion of the NYCB board of directors’ recommendation, see “The Merger—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” beginning on page 53.

Opinions of NYCB’s Financial Advisors (page 55)

Opinion of Piper Sandler & Co. (page 55)

Piper Sandler & Co. (“Piper Sandler”) acted as financial advisor to NYCB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 24, 2021 meeting at which NYCB’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 24, 2021, to the effect that, as of such date, the exchange ratio was fair to NYCB from a financial point of view. Piper Sandler’s opinion speaks only as of the date of the opinion. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.

Piper Sandler’s opinion was for the information of, and was directed to, the NYCB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of NYCB to engage in the merger or enter into the Agreement, nor did Piper Sandler’s opinion constitute a recommendation to the NYCB board of directors in connection with the merger. Piper Sandler’s opinion does not constitute a recommendation to any holder of NYCB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. Holders of NYCB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For more information, see “The Merger— Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.,” beginning on page 55 and Annex B.

Opinion of Goldman Sachs & Co. LLC (page 66)

At a meeting of the NYCB board of directors, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the NYCB board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated as of April 24, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB.

The full text of the written opinion of Goldman Sachs, dated April 24, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the NYCB board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of NYCB common stock should vote with respect to the proposed merger or any other matter.

For more information, see “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs  & Co. LLC,” beginning on page 66 and Annex C.

Interests of Certain NYCB Directors and Executive Officers in the Merger (page 98)

In considering the recommendation of NYCB’s board of directors with respect to the NYCB share issuance proposal and the NYCB adjournment proposal, NYCB’s stockholders should be aware that the directors and executive officers of NYCB have certain interests in the merger that may be different from, or in addition to, the interests of NYCB’s stockholders generally. These interests include, among others, the following:

•

Mr. Cangemi has entered into a letter agreement with NYCB which provides that following the effective time, Mr. Cangemi will continue to serve as the President and Chief Executive Officer of NYCB but will cease to serve as Chairman of the NYCB board, and provides for specified termination rights and benefits in connection with the merger;

•

pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the NYCB Employee Stock Ownership Plan, as amended and restated effective January 1, 2012 (the “ESOP”) to be terminated as of not later than the business day prior to the effective time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP, the accounts of all participants and beneficiaries in the ESOP immediately prior to the effective time will become fully vested as of the effective time of the termination of the ESOP;

•

pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the effective time and to pay each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan; and

•	following the effective time, certain of NYCB’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of NYCB and NYCB Bank.

NYCB’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that NYCB’s stockholders vote to approve the share issuance proposal. For more information, see “The Merger—Background of the Merger” beginning on page 48 and “The Merger—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” beginning on page 53. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain NYCB Directors and Executive Officers in the Merger” beginning on page 98. The merger will not constitute a “change in control” for purposes of NYCB’s compensation arrangements.

Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors (page 75)

After careful consideration, the Flagstar board of directors, by action by unanimous written consent dated as of April 24, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, holdco merger and bank merger, are advisable and in the best interests of Flagstar and its shareholders, and (ii) adopted the merger agreement and the consummation of the transactions contemplated thereby, including the merger, holdco merger and bank merger. Accordingly, the Flagstar board unanimously recommends that the Flagstar common shareholders vote “FOR” the Flagstar merger proposal, “FOR” the Flagstar compensation proposal and “FOR” the Flagstar adjournment proposal. For a more detailed discussion of the Flagstar board of directors’ recommendation, see “The Merger—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 75.

Opinions of Flagstar’s Financial Advisors (page 77)

Opinion of Morgan Stanley & Co. LLC (page 77)

Flagstar retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with a possible merger with NYCB, and, if requested by Flagstar, a financial opinion with respect thereto. Flagstar selected

Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Flagstar. In connection with the merger, Morgan Stanley rendered to the Flagstar board of directors at its special meeting on April 24, 2021, its oral opinion, subsequently confirmed by delivery of a written opinion dated April 24, 2021, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of shares of Flagstar common stock (other than shares owned by Flagstar or NYCB (in each case other than shares of Flagstar common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted) (collectively, “excluded shares”)).

The full text of the written opinion of Morgan Stanley, dated April 24, 2021, is attached as Annex D to this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Flagstar board of directors and addresses only the fairness, from a financial point of view, to holders of shares of Flagstar common stock (other than holders of the excluded shares) of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of Flagstar or stockholders of NYCB as to how to vote at any shareholders meetings held with respect to the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which NYCB common stock will trade following the consummation of the merger or at any time.

For more information, see “The Merger—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” beginning on page 77 and Annex D to this joint proxy statement/prospectus.

Opinion of Jefferies LLC (page 87)

At a meeting of the Flagstar board of directors held on April 24, 2021 to evaluate the merger, Jefferies LLC (“Jefferies”) rendered an oral opinion, confirmed by delivery of a written opinion dated April 24, 2021, to the Flagstar board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Flagstar common stock (other than holders of the excluded shares).

Jefferies’ opinion was provided for the use and benefit of the Flagstar board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Flagstar, nor did it address the underlying business decision by Flagstar to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Flagstar board of directors, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter.

For more information, see “The Merger—Opinions of Flagstar’s Financial Advisors—Opinion of Jefferies LLC” beginning on page 87 and Annex E to this joint proxy statement/prospectus.

Interests of Certain Flagstar Directors and Executive Officers in the Merger (page 101)

In considering the recommendation of Flagstar’s board of directors with respect to the merger, Flagstar’s shareholders should be aware that the directors and executive officers of Flagstar have certain interests in the merger that may be different from, or in addition to, the interests of Flagstar’s shareholders generally. These interests include, among others, the following:

•

Flagstar equity awards (with the exception of Flagstar restricted shares held by its non-employee directors (each, a “Flagstar director restricted share”) and Flagstar PSUs for which the applicable performance period is complete)

will be converted into equity awards of NYCB based on the exchange ratio (with the number of shares underlying Flagstar PSUs granted in 2020 set at 150% of the target level and for Flagstar PSUs granted in 2021 and thereafter, set at the target level of performance). Except as specifically provided in the merger agreement, following the closing of the merger (the “closing” or the “effective time”), each converted Flagstar equity award will continue to be governed by the same terms and conditions as were applicable to such awards immediately prior to the effective time, provided that any “change in control” post-termination protections applicable to such awards will be extended to apply until 18 months after the effective time. See “The Merger Agreement—Treatment of Flagstar Equity Awards” beginning on page 114;

•	each Flagstar director restricted share will be converted based on the exchange ratio into the right to receive the merger consideration;

•

certain Flagstar executive officers (including two of its named executive officers) are party to change in control agreements with Flagstar (the “change in control agreements”) that provide for certain severance benefits if the executive officer’s employment is terminated by Flagstar without cause or if the executive officer resigns employment for good reason, in each case, during the period beginning three months prior to and ending 12 months after a change in control, which includes the closing of the merger;

•

Mr. DiNello has entered into a non-competition and non-solicitation agreement with Flagstar (the “restrictive covenants agreement”) which provides for a lump-sum payment to be made within ten days after the closing, subject to continued compliance with certain non-competition and non-solicitation of customers, suppliers and employees covenants;

•

three Flagstar executive officers (including two named executive officers) have entered into new employment agreements (including an offer letter) with NYCB, effective upon the closing, which provide for one-time retention bonus awards to certain individuals and in all cases, severance entitlements effective upon an involuntary termination of employment or resignation for good reason. See “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—NYCB Employment Agreements” beginning on page 104 and “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—NYCB Offer Letter” beginning on page 105;

•

pursuant to the terms of the merger agreement and the confidential disclosure schedules, during the period commencing at the effective time and ending on the later of the first anniversary of the effective time and December 31, 2022, any continuing employee of Flagstar, including each executive officer, whose employment is involuntarily terminated or, if applicable, terminated due to a resignation for good reason, will be entitled to receive severance benefits, as follows: (i) with respect to participants in the Flagstar severance plan, effective as of January 18, 2017, benefits set forth in the Flagstar severance plan and (ii) with respect to any continuing employee that is party to a change in control agreement that has not been replaced or superseded as of the effective time, the benefits set forth in such change in control agreement;

•

one of Flagstar’s named executive officers, Stephen Figliuolo, entered into a consulting agreement with NYCB effective as of closing, that provides for annual consulting fees for services to NYCB over the one-year period after the closing;

•

pursuant to the terms of the merger agreement and the confidential disclosure schedules, the Flagstar Compensation Committee may determine that payment of annual cash incentives to Flagstar employees, including its executive officers, with respect to 2021 shall be subject to accelerated vesting and payment upon a participant’s termination of employment without cause, for good reason or due to death or disability, in each case, after the closing of the merger, if such closing occurs prior to the date that 2021 annual cash bonuses are paid in the ordinary course;

•

pursuant to the terms of the merger agreement, Flagstar’s directors and executive officers are entitled to continued indemnification and insurance coverage. See “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—Indemnification; Directors’ and Officers’ Insurance” beginning on page 106; and

•

at the effective time, certain of Flagstar’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of NYCB and NYCB Bank, and certain of Flagstar’s directors will be invited to serve as members of an advisory board. See “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—Membership of the Boards of Directors of NYCB and NYCB Bank” beginning on page 106.

Flagstar’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Flagstar’s shareholders vote to approve the merger proposal. For more information, see “The Merger—Background of the Merger” beginning on page 48 and “The Merger—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 75. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger” beginning on page 101.

Governance of NYCB After the Merger (page 108)

Prior to the effective time, the NYCB board of directors will take all actions necessary to adopt amendments to the NYCB bylaws set forth in Exhibit B to the merger agreement regarding governance matters (such amendment, the “NYCB bylaws amendment”). Effective as of the effective time of the holdco merger, and in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of each of NYCB and of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, a current director and Chief Operating Officer of NYCB, Hanif Dahya, a current director of NYCB who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be directors of Flagstar immediately prior to the effective time (the “Flagstar designated directors”), which will include the Chief Executive Officer of Flagstar immediately prior to the effective time, who will serve as the Non-Executive Chairman of the NYCB board of directors and the NYCB Bank board of directors, David Treadwell, a current director of Flagstar who will serve as the chairman of the risk assessment committee of the NYCB board of directors, and such other directors of Flagstar immediately prior to the effective time as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time, other than the Flagstar designated directors, to become members of an advisory board of NYCB (the “advisory board”), and will cause all such individuals who accept such invitation to be elected or appointed for a two-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served.

Regulatory Approvals (page 109)

Subject to the terms of the merger agreement, NYCB and Flagstar have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals (as defined in “The Merger—Regulatory Approvals”), use their reasonable best efforts to make such filings within 40 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Federal Deposit Insurance Corporation (the “FDIC”), (iii) the New York State Department of Financial Services (“NYDFS”), (iv) Ginnie Mae, Fannie Mae, Freddie Mac, the Federal Housing Authority of the U.S. Department of Housing and Urban Development, the United States Department of Agriculture and the United States Department of Veterans Affairs (collectively, the “Mortgage Agencies”) with respect to mortgage banking and mortgage servicing activities of Flagstar and certain subsidiaries of Flagstar and (v) the Texas Department of Insurance and the Vermont Department of Financial Regulation with respect to the change of control of certain Flagstar subsidiaries that hold licenses to engage in certain insurance activities. The initial submission of regulatory applications to the Federal Reserve Board, FDIC and NYDFS occurred on May 19, 2021, and as of the date of the initial filing of this Registration Statement on Form S-4, the initial regulatory submissions with the Mortgage Agencies have been made.

Although neither NYCB nor Flagstar knows of any reason why it cannot obtain these regulatory approvals in a timely manner, NYCB and Flagstar cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger, the holdco merger or the bank merger.

Expected Timing of the Merger

The transaction is expected to close by the end of 2021, subject to the satisfaction of customary closing conditions, including the receipt of the requisite regulatory approvals and the requisite approval by the stockholders of NYCB and the shareholders of Flagstar. However, neither NYCB nor Flagstar can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to the satisfaction or waiver of conditions and factors outside the control of both companies. Flagstar must first obtain the approval of Flagstar shareholders for the Flagstar merger proposal, and NYCB must obtain approval of NYCB stockholders for the NYCB share issuance proposal. NYCB and Flagstar must also obtain the requisite regulatory approvals and satisfy certain other customary closing conditions. NYCB and Flagstar expect the merger to be completed promptly once NYCB and Flagstar have obtained their respective stockholders’ and shareholders’ approvals noted above, have obtained the requisite regulatory approvals, and have satisfied certain other closing conditions.

Conditions to Complete the Merger (page 127)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

the requisite NYCB vote and the requisite Flagstar vote having been obtained. See “The Merger Agreement—Meetings; Recommendation of NYCB’s and Flagstar Boards of Directors” beginning on page 124 for additional information regarding the “requisite NYCB vote” and the “requisite Flagstar vote”;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the NYCB common stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, without the imposition of any materially burdensome regulatory condition. See “The Merger—Regulatory Approvals” beginning on page 109 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction, decree or other legal restraint prohibiting the consummation of the merger, the holdco merger or the bank merger issued by any governmental entity being in effect, and no law, statute, rule or regulation having been enacted, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger or the bank merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

(i) with respect to Flagstar’s obligation to complete the merger, the receipt by Flagstar of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) with respect to NYCB’s obligation to complete the merger, either (A) the receipt by NYCB by a similar opinion of its legal counsel or (B) the merger and the holdco merger, taken together, are not reasonably expected to result in Material Adverse Tax Consequences (as defined in the merger agreement) to NYCB.

Termination of the Merger Agreement (page 127)

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Flagstar vote or the requisite NYCB vote, in the following circumstances:

•	by mutual written consent of NYCB and Flagstar;

•

by either NYCB or Flagstar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar if the merger has not been completed on or before April 24, 2022 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Flagstar, in the case of a termination by NYCB, or NYCB or Merger Sub, in the case of a termination by Flagstar, which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Flagstar prior to such time that the requisite NYCB vote is obtained, if (i) NYCB or the NYCB board of directors has made a recommendation change or (ii) NYCB or the NYCB board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the NYCB board recommendation, see “The Merger Agreement—Meetings; Recommendation of NYCB’s and Flagstar’s Boards of Directors” beginning on page 124 for additional information regarding the “recommendation change”; or

•

by NYCB prior to such time that the requisite Flagstar vote is obtained, if (i) Flagstar or the Flagstar board of directors has made a recommendation change or (ii) Flagstar or the Flagstar board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Flagstar board recommendation.

Neither NYCB nor Flagstar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NYCB common stock or Flagstar common stock.

Termination Fee (page 128)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of NYCB’s or Flagstar’s respective boards, NYCB or Flagstar may be required to pay a termination fee to the other equal to $90 million.

Accounting Treatment (page 108)

The merger will be accounted for as an acquisition of Flagstar by NYCB under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Rights of Flagstar Shareholders Will Change as a Result of the Merger

The rights of Flagstar shareholders are governed by Michigan law and the Flagstar articles of incorporation and the Flagstar bylaws. In the merger, Flagstar shareholders will become NYCB stockholders, and their rights will be governed by Delaware law and the NYCB certificate of incorporation and the NYCB bylaws, as amended by the NYCB bylaws amendment attached to the merger agreement as Exhibit B. Flagstar shareholders will have different rights once they become NYCB stockholders due to differences between the Flagstar governing documents and Michigan law, on the one hand, and the NYCB governing documents and Delaware law, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of NYCB Stockholders and Flagstar Shareholders” beginning on page 146.

Delisting and Deregistration of Flagstar Common Stock

Following the merger, Flagstar common stock will be delisted from NYSE and deregistered under the Exchange Act. Following the merger, shares of NYCB common stock will continue to be traded on the NYSE.

The NYCB Special Meeting (page 35)

The NYCB special meeting will be held virtually via the internet on August 4, 2021 at 10 a.m., Eastern Time. At the NYCB special meeting, NYCB stockholders will be asked to vote on the following matters:

•	the NYCB share issuance proposal; and

•	the NYCB adjournment proposal.

You may vote at the NYCB special meeting if you owned shares of NYCB common stock at the close of business on June 18, 2021. As of June 18, 2021, there were 465,060,525 shares of NYCB common stock outstanding, of which less than three-and-a-half percent (3.276%) were owned and entitled to be voted by NYCB directors and executive officers and their affiliates. We currently expect that NYCB’s current directors and current executive officers will vote their shares in favor of the NYCB share issuance proposal and the NYCB adjournment proposal, although none of them has entered into any agreements obligating them to do so.

The NYCB share issuance proposal and the NYCB adjournment proposal will each be approved if a majority of the votes cast at the NYCB special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the NYCB share issuance proposal, but it will have no effect on the NYCB adjournment proposal. If you fail to submit a proxy or vote at the NYCB special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the NYCB share issuance proposal or the NYCB adjournment proposal, you will not be deemed to have cast a vote with respect to the NYCB share issuance proposal or the NYCB adjournment proposal, as applicable, and it will have no effect on the applicable proposal.

The Flagstar Special Meeting (page 40)

The Flagstar special meeting will be held virtually via the internet on August 4, 2021 at 9 a.m., Eastern Time. At the Flagstar special meeting, Flagstar shareholders will be asked to vote on the following matters:

•	the Flagstar merger proposal;

•	the Flagstar compensation proposal; and

•	the Flagstar adjournment proposal.

You may vote at the Flagstar special meeting if you owned shares of record of Flagstar common stock at the close of business on June 18, 2021. As of June 18, 2021, there were 52,791,585 shares of Flagstar common stock outstanding, of which slightly more than two percent (2.072%) were owned and entitled to be voted by Flagstar directors and executive officers and their affiliates. We currently expect that Flagstar’s directors and executive officers will vote their shares in favor of the Flagstar merger proposal, although none of them has entered into any agreements obligating them to do so.

The Flagstar merger proposal will be approved if a majority of the outstanding shares of Flagstar common stock entitled to vote on the Flagstar merger proposal are voted in favor of such proposal. The Flagstar compensation proposal and the Flagstar adjournment proposal will be approved if a majority of the votes cast by Flagstar shareholders at the Flagstar special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Flagstar merger proposal and Flagstar compensation proposal, but it will have no effect on the Flagstar adjournment proposal. If you fail to submit a proxy or vote at the Flagstar special meeting via the Flagstar special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Flagstar merger proposal, it will have the same effect as a vote “AGAINST” the Flagstar merger proposal, but it will have no effect on the Flagstar compensation proposal or the Flagstar adjournment proposal.

Appraisal or Dissenters’ Rights in the Merger (page 111)

NYCB stockholders are not entitled to appraisal rights under the DGCL and Flagstar shareholders are not entitled to dissenters’ rights under the MBCA. For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 111.

Litigation Relating to the Merger (Page 111)

On June 14, 2021, a complaint captioned Shiva Stein v. Flagstar Bancorp, Inc. et al., Case No. 1:21-cv-03347, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Eastern District of New York. The complaint names Flagstar and the Flagstar board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement or an award of damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

On June 18, 2021, a complaint captioned Alex Ciccotelli v. Flagstar Bancorp, Inc. et al., Case No. 1:21-cv-05406, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Southern District of New York. The complaint names Flagstar, the Flagstar board of directors and NYCB as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement, rescission of the merger agreement or any of its terms to the extent already implemented or awarding of rescissory damages or damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

On June 23, 2021, a complaint captioned Selwyn Karp v. New York Community Bancorp, Inc. et al., Case No. 21-5505, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Southern District of New York. The complaint names Flagstar, NYCB and the NYCB board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement or an award of damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

On June 23, 2021, a complaint captioned Luis Guitart v. Flagstar Bancorp, Inc. et al., Case No. 1:21-cv-03559, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Eastern District of New York. The complaint names Flagstar and the Flagstar board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement or an award of damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. NYCB and Flagstar intend to defend vigorously against the pending lawsuits described above and any other future lawsuits challenging the merger.

Risk Factors (page 28)

In evaluating the merger agreement, the merger or the issuance of shares of NYCB common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 28.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this joint proxy statement/prospectus (including in the documents attached as annexes to this joint proxy statement/prospectus) or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections about, among other things, NYCB’s and Flagstar’s businesses, beliefs of NYCB’s and Flagstar’s management and assumptions made by NYCB’s and Flagstar’s management. Any statement that does not describe historical or current facts is a forward-looking statement, including statements regarding the expected timing, completion and effects of the proposed transactions and NYCB’s and Flagstar’s expected financial results, prospects, targets, goals and outlook. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Future Factors include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against NYCB or Flagstar;

•

the possibility that the proposed combination will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated;

•	the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

•	the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of either or both parties to the combination;

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business;

•	certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;

•	NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of NYCB, and that such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected;

•	the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and

•	other factors that may affect future results of NYCB and Flagstar.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which NYCB, Flagstar or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

For any forward-looking statements made in this joint proxy statement/prospectus (including in the documents attached as annexes to this joint proxy statement/prospectus) or in any documents incorporated by reference into this joint proxy statement/prospectus, NYCB and Flagstar claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, the dates of the documents regarding NYCB attached to this joint proxy statement/prospectus or the dates of the documents regarding Flagstar incorporated by reference into this joint proxy statement/prospectus. Except as required by applicable law, neither NYCB nor Flagstar undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that NYCB and Flagstar have filed with the SEC as described under “Where You Can Find More Information” beginning on page 159.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in, attached to or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26, Flagstar shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Flagstar merger proposal, and NYCB stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the NYCB share issuance proposal.

Risks Relating to the Consummation of the Merger and NYCB Following the Merger

Because the market price of NYCB common stock may fluctuate, Flagstar shareholders cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions), will be converted into 4.0151 shares of NYCB common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either NYCB common stock or Flagstar common stock. Changes in the price of NYCB common stock between now and the time of the merger will affect the value that Flagstar shareholders will receive in the merger. Neither NYCB nor Flagstar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NYCB common stock or Flagstar common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Flagstar’s and NYCB’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Flagstar, NYCB and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations, many of which are beyond Flagstar’s and NYCB’s control. Therefore, at the time of the NYCB special meeting and the Flagstar special meeting, NYCB stockholders and Flagstar shareholders will not know the market value of the consideration that Flagstar shareholders will receive at the effective time. You should obtain current market quotations for shares of NYCB common stock and for shares of Flagstar common stock.

The market price of NYCB common stock after the merger may be affected by factors different from those currently affecting the market price of shares of Flagstar common stock or NYCB common stock.

In the merger, Flagstar shareholders will become NYCB stockholders. NYCB’s business differs from that of Flagstar. NYCB is a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature below-market rents, while Flagstar is the sixth largest bank mortgage originator in the nation and the sixth largest subservicer of mortgage loans nationwide. Accordingly, the results of operations of NYCB and the market price of NYCB common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of NYCB and Flagstar. For a discussion of the businesses of NYCB and Flagstar and of certain factors to consider in connection with those businesses, see the documents regarding NYCB attached as annexes to this joint proxy statement/prospectus and the documents regarding Flagstar incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 159.

The opinions delivered by Piper Sandler and Goldman Sachs to NYCB’s board of directors and the opinions delivered by Morgan Stanley and Jefferies to Flagstar’s board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.

The respective oral opinions from Piper Sandler and Goldman Sachs, which are NYCB’s financial advisors, were rendered to NYCB’s board of directors, and the respective oral opinions from Morgan Stanley and Jefferies, which are Flagstar’s financial advisors, were rendered to Flagstar’s board of directors and subsequently confirmed by delivery of their respective written opinions dated April 24, 2021. Changes in the operations and prospects of NYCB or Flagstar, general market and economic conditions and other factors which may be beyond the control of NYCB and Flagstar, including the ongoing effects of the COVID-19 pandemic on such market and economic conditions, and the market prices of NYCB and Flagstar, may have altered the value of NYCB or Flagstar or the prices of shares of NYCB common stock and shares of Flagstar common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.

Combining NYCB and Flagstar may be more difficult, costly or time-consuming than expected, and NYCB and Flagstar may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of NYCB and Flagstar. To realize the anticipated benefits and cost savings from the merger, NYCB and Flagstar must integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If NYCB and Flagstar are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of NYCB following the completion of the merger, which may adversely affect the value of the common stock of NYCB following the completion of the merger.

NYCB and Flagstar have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of NYCB and Flagstar during this transition period and on NYCB for an undetermined period after completion of the merger.

Litigation related to the merger has been filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors, and additional litigation may be filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors in the future, which could prevent or delay the completion of the merger, result in the payment of damages or otherwise negatively impact the business and operations of NYCB and Flagstar.

Litigation related to the merger has been filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors, and additional litigation may be filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors in the future. The outcome of any litigation is uncertain. If any plaintiff were successful in obtaining an injunction prohibiting NYCB or Flagstar from completing the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to NYCB and/or Flagstar, including costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Further, such lawsuits and the defense or settlement of any such lawsuits may have an adverse effect on the financial condition and results of operations of NYCB and Flagstar.

The COVID-19 pandemic may delay and adversely affect the completion of the merger.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of NYCB and Flagstar. If the effects of the COVID-19 pandemic cause a continued or extended decline in the economic environment and the financial results of NYCB or Flagstar, or the business operations of NYCB or Flagstar are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of NYCB and Flagstar may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the FDIC, the NYDFS, certain mortgage agencies and/or other regulators may impose additional requirements on NYCB or Flagstar that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.

NYCB may be unable to retain NYCB and/or Flagstar personnel successfully after the merger is completed.

The success of the merger will depend in part on NYCB’s ability to retain the talents and dedication of key employees currently employed by NYCB and Flagstar. It is possible that these employees may decide not to remain with NYCB or Flagstar, as applicable, while the merger is pending or with NYCB after the merger is completed. If NYCB and Flagstar are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, NYCB and Flagstar could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, NYCB’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating NYCB and Flagstar to hiring suitable replacements, all of which may cause NYCB’s business to suffer. In addition, NYCB and Flagstar may not be able to locate or retain suitable replacements for any key employees who leave either company.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on NYCB following the merger.

Before the mergers may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the FDIC, the NYDFS, certain mortgage agencies, and, with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the effective time of the bank merger, any state bank regulatory authority, and other regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 109. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this joint proxy statement/prospectus and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. The Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of NYCB’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of NYCB following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, NYCB will not be required, and Flagstar will not be permitted without NYCB’s prior written consent, to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on NYCB and its subsidiaries, taken as a whole, after giving effect to the merger. See “The Merger—Regulatory Approvals” beginning on page 109.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual purchase price as well as the actual financial condition and results of operations of NYCB after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what NYCB’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Flagstar identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Flagstar as of the date of the completion of the merger. Accordingly, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma condensed combined financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 134.

Certain of NYCB’s directors and executive officers may have interests in the merger that may differ from the interests of NYCB stockholders.

NYCB stockholders should be aware that some of NYCB’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of NYCB stockholders. These interests and arrangements may create potential conflicts of interest. The NYCB board of directors was aware of these respective interests and considered these interests, among other matters, when making its decisions to approve the merger agreement, and in recommending that NYCB stockholders vote for the approval of the NYCB share issuance proposal. For a more complete description of these interests, please see “The Merger—Interests of Certain NYCB Directors and Executive Officers in the Merger” beginning on page 98.

Certain of Flagstar’s directors and executive officers may have interests in the merger that may differ from the interests of Flagstar shareholders.

Flagstar shareholders should be aware that some of Flagstar’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Flagstar shareholders. These interests and arrangements may create potential conflicts of interest. The Flagstar board of directors was aware of these respective interests and considered these interests, among other matters, when making its decisions to approve the merger agreement, and in recommending that Flagstar shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger” beginning on page 101.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (1) approval by Flagstar shareholders of the Flagstar merger proposal and the approval by NYCB’s stockholders of the NYCB share issuance proposal; (2) authorization for listing on the NYSE of the shares of NYCB common stock; (3) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board, the FDIC, the NYDFS, certain mortgage agencies, and, with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the effective time of the bank merger, any state bank regulatory authority, and other regulatory authorities, and no such requisite regulatory approval will have resulted in the imposition of any materially burdensome regulatory condition (as defined in the merger agreement); (4) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and no proceedings for such purpose will have been initiated or threatened by the SEC and not withdrawn; and (5) the absence of any order, injunction, decree or other legal restraint prohibiting the consummation of the merger, the holdco merger or the bank merger issued by any governmental entity being in effect, and no law, statute, rule or regulation having been enacted, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger or the bank merger. Each of Flagstar’s or NYCB’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) in the case of Flagstar’s obligation to complete the merger, receipt by Flagstar of an opinion from its counsel to the effect that the merger and the holdco merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code and (d) in the case of NYCB’s obligation to complete the merger, either (i) the receipt of a similar opinion from its counsel, or (ii) the merger and holdco merger, taken together, reasonably being expected to result in a Material Adverse Tax Consequence (as defined in the merger agreement) to NYCB.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, as applicable, or NYCB or Flagstar may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 127.

Failure to complete the merger could negatively impact NYCB or Flagstar.

If the merger is not completed for any reason, including as a result of NYCB stockholders failing to approve the NYCB share issuance proposal or Flagstar shareholders failing to approve the Flagstar merger proposal, there may be various adverse consequences and NYCB and/or Flagstar may experience negative reactions from the financial markets and from their respective customers and employees. For example, NYCB’s or Flagstar’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of NYCB common stock or Flagstar common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. NYCB and/or Flagstar also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against NYCB or Flagstar to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either NYCB or Flagstar may be required to pay a termination fee of $90 million to the other party.

Additionally, each of NYCB and Flagstar has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, NYCB and Flagstar would have to pay these expenses without realizing the expected benefits of the merger.

NYCB and Flagstar will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on NYCB and Flagstar. These uncertainties may impair NYCB’s or Flagstar’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with NYCB or Flagstar to seek to change existing business relationships with NYCB or Flagstar. In addition, subject to certain exceptions, Flagstar has agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its business without NYCB’s consent, and Flagstar and NYCB have agreed to refrain from taking certain actions that may adversely affect their respective ability to consummate the merger on a timely basis without the other’s consent. These restrictions may prevent NYCB and/or Flagstar from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 118 for a description of the restrictive covenants applicable to NYCB and Flagstar.

The merger agreement limits Flagstar’s and NYCB’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Flagstar or NYCB.

The merger agreement contains “no shop” covenants that restrict each of NYCB’s and Flagstar’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $90 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Flagstar or NYCB from considering or proposing that acquisition even if, in the case of a potential acquisition of Flagstar, it were prepared to pay consideration with a higher per share price to Flagstar shareholders than what is contemplated in the merger, or may result in a potential third-party acquirer proposing to pay a lower per share price to acquire Flagstar or NYCB than it might otherwise have proposed to pay. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Meetings; Recommendation of NYCB’s and Flagstar’s Boards of Directors” beginning on pages 126 and 124 respectively.

The shares of NYCB common stock to be received by Flagstar shareholders as a result of the merger will have different rights from the shares of Flagstar common stock.

In the merger, Flagstar shareholders will become NYCB stockholders and their rights as stockholders will be governed by Delaware law and the governing documents of NYCB following the merger. The rights associated with NYCB common stock are different from the rights associated with Flagstar common stock. See “Comparison of the Rights of NYCB Stockholders and Flagstar Shareholders” beginning on page 146 for a discussion of the different rights associated with NYCB common stock.

NYCB and Flagstar are expected to incur significant costs related to the merger and integration.

NYCB and Flagstar have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, NYCB will incur integration costs following the completion of the merger as NYCB integrates the Flagstar business, including facilities and systems consolidation costs and employment-related costs. Anticipated pre-tax one-time expenses related to the merger are currently estimated to be approximately $220 million.

There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. NYCB and Flagstar may also incur additional costs to maintain employee morale and to retain key employees. NYCB and Flagstar will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 129.

Each current NYCB stockholder or Flagstar shareholder will have a reduced ownership and voting interest in NYCB following the consummation of the merger than the holder’s ownership and voting interest in NYCB or Flagstar individually, as applicable, prior to the consummation of the merger and will exercise less influence over management.

NYCB stockholders and Flagstar shareholders currently have the right to vote in the election of the board of directors and on other matters affecting NYCB and Flagstar, respectively. When the merger is completed, each NYCB stockholder and each Flagstar shareholder will become an NYCB stockholder, with a percentage ownership of NYCB that is smaller than the holder’s percentage ownership of either NYCB or Flagstar individually, as applicable, prior to the consummation of the merger. Based on the number of shares of NYCB common stock and Flagstar common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of NYCB common stock expected to be issued in the merger, the former Flagstar shareholders, as a group, are estimated to own approximately 31% of the outstanding shares of NYCB common stock immediately after the merger and current NYCB stockholders as a group are estimated to own approximately 69% of the outstanding shares of NYCB common stock immediately after the merger. Because of this, Flagstar shareholders may have less influence on the management and policies of NYCB than they now have on the management and policies of Flagstar, and NYCB stockholders may have less influence on the management and policies of NYCB when the merger is completed than they now have on the management and policies of NYCB.

Issuance of shares of NYCB common stock in connection with the merger may adversely affect the market price of NYCB common stock.

In connection with the payment of the merger consideration, NYCB expects to issue approximately 212.0 million shares of NYCB common stock to Flagstar shareholders. The issuance of these new shares of NYCB common stock may result in fluctuations in the market price of NYCB common stock, including a stock price decrease.

NYCB stockholders and Flagstar shareholders will not have appraisal or dissenters’ rights in the merger.

Appraisal rights or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Section 262 of the DGCL, NYCB stockholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, NYCB stockholders will not receive any consideration, and their shares of NYCB common stock will remain outstanding and will constitute shares of NYCB following the completion of the merger. Accordingly, NYCB stockholders are not entitled to any appraisal rights in connection with the merger.

Under Section 762 of the MBCA, Flagstar shareholders will not be entitled to dissenters’ rights in connection with the merger if, on the record date of the Flagstar special meeting, shares of Flagstar’s common stock are listed on a national securities exchange, or Flagstar shareholders are not required to accept as consideration for their shares anything other than the shares of NYCB, cash paid in lieu of fractional shares or any combination of the two. Flagstar common stock is currently listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the

Flagstar special meeting. In addition, Flagstar shareholders will receive shares of NYCB common stock as consideration in the merger, which shares are currently listed on the NYSE, a national securities exchange, and are expected to continue to be so listed at the effective time.

Accordingly, the holders of Flagstar common stock are not entitled to any dissenters’ rights in connection with the merger.

Shareholder or stockholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of NYCB and Flagstar.

NYCB stockholders and/or Flagstar shareholders may file lawsuits against NYCB, Flagstar and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting NYCB or Flagstar defendants from completing the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to NYCB and/or Flagstar, including any cost associated with the indemnification of directors and officers of each company. NYCB and Flagstar may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of NYCB and Flagstar and could prevent or delay the completion of the merger.

The COVID-19 pandemic’s impact on NYCB’s business and operations following the completion of the merger is uncertain.

The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of NYCB following the completion of the merger will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on NYCB’s business, and there is no guarantee that efforts by NYCB to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, NYCB may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Risks Relating to NYCB’s Business

You should read and consider risk factors specific to NYCB’s business (including those related to the COVID-19 pandemic) that will also affect NYCB after the merger. These risks are described in the sections entitled “Risk Factors” in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020, NYCB’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021 and in other documents that are attached as annexes to this joint proxy statement/prospectus.

Risks Relating to Flagstar’s Business

You should read and consider risk factors specific to Flagstar’s business (including those related to the COVID-19 pandemic) that will also affect NYCB following the completion of the merger. These risks are described in the sections entitled “Risk Factors” in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020, Flagstar’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 159 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE NYCB SPECIAL MEETING

This section contains information for NYCB stockholders about the special meeting that NYCB has called to allow NYCB stockholders to consider and vote on the NYCB share issuance proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the NYCB special meeting, and a form of proxy card that the NYCB board of directors is soliciting for use by NYCB stockholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The NYCB special meeting will be held virtually via the internet on August 4, 2021 at 10 a.m., Eastern Time. Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our stockholders and employees, the NYCB special meeting will be held in a virtual meeting format conducted via webcast.

Matters to Be Considered

At the NYCB special meeting, NYCB stockholders will be asked to consider and vote upon the following proposals:

•	the NYCB share issuance proposal; and

•	the NYCB adjournment proposal.

Recommendation of NYCB’s Board of Directors

The NYCB board of directors recommends that you vote “FOR” the NYCB share issuance proposal and “FOR” the NYCB adjournment proposal. See “The Merger—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” beginning on page 53 for a more detailed discussion of the NYCB board of directors’ recommendation.

Record Date and Quorum

The NYCB board of directors has fixed the close of business on June 18, 2021 as the record date for the determination of holders of NYCB common stock entitled to notice of and to vote at the NYCB special meeting. As of the NYCB record date, there were 465,060,525 shares of NYCB common stock outstanding.

Holders of a majority of the shares of NYCB common stock outstanding on the record date must be present, either in attendance virtually via the NYCB special meeting website or by proxy, to constitute a quorum at the NYCB special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the NYCB special meeting via the NYCB special meeting website, your shares of NYCB common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Subject to the NYCB Limit, each share of NYCB common stock entitles the holder of record as of the NYCB record date to one vote at the NYCB special meeting on each proposal to be considered at the NYCB special meeting.

As of the close of business on the NYCB record date, NYCB directors and executive officers and their affiliates owned and were entitled to vote approximately 15,239,317 shares of NYCB common stock, representing less than three-and-a-half percent (3.277%) of the outstanding shares of NYCB common stock. We currently expect that NYCB’s current directors and current executive officers will vote their shares in favor of the NYCB share issuance proposal and the NYCB adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a broker, bank or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the broker, bank or other nominee has discretionary authority. It is expected that all proposals to be voted on at the NYCB special meeting will be “non-routine” matters, and, as such, broker nonvotes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the NYCB special meeting. If your broker, bank or other nominee holds your shares of NYCB common stock in “street name,” such entity will vote your shares of NYCB common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

NYCB Share Issuance Proposal:

•

Vote required: Approval of the NYCB share issuance proposal requires the affirmative vote of a majority of votes cast by NYCB stockholders at the NYCB special meeting. Approval of the NYCB share issuance proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: According to guidance from the NYSE, an abstention with respect to the NYCB share issuance proposal is treated as a vote cast on the NYCB share issuance proposal. Accordingly, if you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the NYCB share issuance proposal. If you fail to submit a proxy or to vote at the NYCB special meeting via the NYCB special meeting website or fail to instruct your broker, bank or other nominee how to vote with respect to the NYCB share issuance proposal, you will not be deemed to have cast a vote with respect to the NYCB share issuance proposal and it will have no effect on the NYCB share issuance proposal.

NYCB Adjournment Proposal:

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the NYCB adjournment proposal requires the affirmative vote of a majority of the votes cast by NYCB stockholders at the NYCB special meeting. Approval of the NYCB adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the NYCB special meeting via the NYCB special meeting website, or fail to instruct your broker, bank or other nominee how to vote with respect to the NYCB adjournment proposal, you will not be deemed to have cast a vote with respect to the NYCB adjournment proposal and it will have no effect on the NYCB adjournment proposal.

Holders of NYCB preferred stock are not entitled to and are not requested to vote at the NYCB special meeting.

Attending the Virtual Special Meeting

The NYCB special meeting may be accessed via the NYCB special meeting website, where NYCB stockholders will be able to listen to the NYCB special meeting, submit questions and vote online. You are entitled to attend the NYCB special meeting via the NYCB special meeting website only if you were a stockholder of record at the close of business on the record date (a “record holder”) or you held your NYCB shares beneficially in the name of a broker, bank or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the NYCB special meeting.

If you are a record holder you will be able to attend the NYCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021SM and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction card, to access the meeting. If you are a beneficial owner, you also will be able to attend the NYCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021SM and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction card, to access the meeting. Please review this information prior to the NYCB special meeting to ensure you have access.

See—“Shares Held in Street Name” below for further information.

Stockholders will have substantially the same opportunities to participate in the virtual NYCB special meeting as they would have at a physical, in-person meeting. Stockholders as of the record date will be able to attend, vote, examine the stockholder list, and submit questions during a portion of the meeting via the online platform. To ensure the NYCB special meeting is conducted in a manner that is fair to all stockholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the NYCB special meeting’s limited purpose.

Technical assistance will be available for stockholders who experience an issue accessing the NYCB special meeting. Contact information for technical support will appear on the NYCB special meeting website prior to the start of the NYCB special meeting.

Proxies

A holder of NYCB common stock may vote by proxy or at the NYCB special meeting via the NYCB special meeting website. If you hold your shares of NYCB common stock in your name as a record holder, to submit a proxy, you, as a holder of NYCB common stock, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

NYCB requests that NYCB stockholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to NYCB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of NYCB common stock represented by it will be voted at the NYCB special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the NYCB share issuance proposal and “FOR” the NYCB adjournment proposal.

If you are a beneficial owner, the holder should check the voting form used by your broker, bank or other nominee to determine whether the holder may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the NYCB special meeting virtually via the NYCB special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the NYCB special meeting website at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If you are a beneficial owner, you will be able to attend the NYCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your broker, bank or other nominee, to access the meeting. Please contact your broker, bank or other nominee to obtain further instructions.

If you do not attend the NYCB special meeting and wish to vote, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

Further, brokers, banks or other nominees who hold shares of NYCB common stock on behalf of their customers may not give a proxy to NYCB to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on the proposals that will be voted upon at the NYCB special meeting, including the NYCB share issuance proposal and the NYCB adjournment proposal.

Revocability of Proxies

If you directly hold shares of NYCB common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of NYCB;

•	signing and returning a proxy card with a later date prior to the NYCB special meeting;

•	attending the special meeting virtually and voting by ballot at the NYCB special meeting; or

•	voting by telephone or the internet at a later time prior to the NYCB special meeting.

If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance virtually at the NYCB special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by NYCB after the vote will not affect the vote. NYCB’s corporate secretary’s mailing address is: 615 Merrick Avenue, Westbury, New York 11590. If the NYCB virtual special meeting is postponed or adjourned, it will not affect the ability of NYCB stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to NYCB stockholders residing at the same address, unless such NYCB stockholders have notified NYCB of their desire to receive multiple copies of the joint proxy statement/prospectus.

NYCB will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any NYCB stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed NYCB’s proxy solicitor, Equiniti (US) Services LLC, by calling toll-free at 833-434-0274.

Solicitation of Proxies

NYCB and Flagstar will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, NYCB has retained Equiniti (US) Services LLC, and will pay Equiniti (US) Services LLC a fee of $8,000 plus reimbursement of certain costs and expenses incurred in connection with the solicitation and certain other fees, if incurred. NYCB and its proxy solicitor may also request brokers, banks and other nominees holding shares of NYCB common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of NYCB. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the NYCB Special Meeting

NYCB management knows of no other business to be presented at the NYCB special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the NYCB board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding NYCB’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations, NYCB, 615 Merrick Avenue, Westbury, New York 11590, telephone (516) 682-4420, e-mail ir@mnycb.com, or NYCB’s proxy solicitor, Equiniti (US) Services LLC, by calling toll-free: 833-434-0274.

NYCB PROPOSALS

Proposal 1: NYCB Share Issuance Proposal

Pursuant to the merger agreement, NYCB is asking NYCB stockholders to approve the issuance of NYCB common stock to Flagstar shareholders. NYCB stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the NYCB board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of NYCB and its stockholders and unanimously adopted and approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. See “The Merger—NYCB’s Reasons for the Merger; Recommendation of the NYCB Board of Directors” beginning on page 53 for a more detailed discussion of the NYCB board of directors’ recommendation.

The NYCB board of directors unanimously recommends a vote “FOR” the NYCB share issuance proposal.

Proposal 2: NYCB Adjournment Proposal

The NYCB special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the NYCB special meeting to approve the NYCB share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to NYCB stockholders. If, at the NYCB special meeting, the number of shares of NYCB common stock present or represented and voting in favor of the NYCB share issuance proposal is insufficient to approve the NYCB share issuance proposal, NYCB intends to move to adjourn the NYCB special meeting in order to enable the NYCB board of directors to solicit additional proxies for approval of the NYCB share issuance proposal, as the case may be. In that event, NYCB will ask NYCB stockholders to vote upon the NYCB adjournment proposal, but not the NYCB share issuance proposal.

In this proposal, NYCB is asking NYCB stockholders to authorize the holder of any proxy solicited by the NYCB board of directors, on a discretionary basis, if a quorum is not present, and (i) if there are not sufficient votes at the time of the NYCB special meeting to approve the NYCB share issuance proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to NYCB stockholders, to vote in favor of adjourning the NYCB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from NYCB stockholders who have previously voted. Pursuant to the NYCB bylaws, the NYCB special meeting may be adjourned without new notice being given.

The approval of the NYCB adjournment proposal by NYCB stockholders is not a condition to the completion of the merger.

The NYCB board of directors unanimously recommends a vote “FOR” the NYCB adjournment proposal.

THE FLAGSTAR SPECIAL MEETING

This section contains information for Flagstar shareholders about the special meeting that Flagstar has called to allow Flagstar shareholders to consider and vote on the Flagstar merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the Flagstar special meeting, and a form of proxy card that the Flagstar board of directors is soliciting for use by Flagstar shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Flagstar special meeting will be held virtually via the internet on August 4, 2021 at 9 a.m., Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the Flagstar special meeting will be held in a virtual-only format conducted via live webcast.

Matters to Be Considered

At the Flagstar special meeting, Flagstar shareholders will be asked to consider and vote upon the following proposals:

•	the Flagstar merger proposal;

•	the Flagstar compensation proposal; and

•	the Flagstar adjournment proposal.

Recommendation of Flagstar’s Board of Directors

The Flagstar board of directors recommends that you vote “FOR” the Flagstar merger proposal, “FOR” the Flagstar compensation proposal and “FOR” the Flagstar adjournment proposal. See “The Merger—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 75 for a more detailed discussion of the Flagstar board of directors’ recommendation.

Record Date and Quorum

The Flagstar board of directors has fixed the close of business on June 18, 2021 as the record date for determination of Flagstar shareholders entitled to notice of and to vote at the Flagstar special meeting. As of the record date, there were 52,791,585 shares of Flagstar common stock outstanding.

Holders of a majority of the outstanding shares of Flagstar common stock entitled to vote at the Flagstar special meeting must be present, either in attendance virtually via the Flagstar special meeting website or by proxy, to constitute a quorum at the Flagstar special meeting. If you fail to submit a proxy prior to the special meeting, or to vote at the Flagstar special meeting via the Flagstar special meeting website, your shares of Flagstar common stock will not be counted towards a quorum. Abstentions are considered present for the purpose of establishing a quorum.

At the Flagstar special meeting, each share of Flagstar common stock is entitled to one vote on all matters properly submitted to Flagstar shareholders.

As of the close of business on the Flagstar record date, Flagstar directors and executive officers and their affiliates owned and were entitled to vote approximately 1,094,009 shares of Flagstar common stock, representing slightly more than two percent (2.072%) of the outstanding shares of Flagstar common stock. We currently expect that Flagstar’s directors and executive officers will vote their shares in favor of the Flagstar merger proposal, the Flagstar compensation proposal and the Flagstar adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Flagstar special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Flagstar special meeting. If your bank, broker, trustee or other nominee holds your shares of Flagstar common stock in “street name,” such entity will vote your shares of Flagstar common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

Flagstar Merger Proposal:

•

Vote required: Approval of the Flagstar merger proposal requires the affirmative vote of a majority of the outstanding shares of Flagstar common stock entitled to vote on the Flagstar merger proposal. Approval of the Flagstar merger proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Flagstar special meeting via the Flagstar special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Flagstar merger proposal, it will have the same effect as a vote “AGAINST” the Flagstar merger proposal.

Flagstar Compensation Proposal:

•

Vote required: Approval of the Flagstar compensation proposal requires the affirmative vote of a majority of the votes cast by Flagstar shareholders at the Flagstar special meeting. Approval of the Flagstar compensation proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: According to guidance from the NYSE, an abstention with respect to the Flagstar compensation proposal is treated as a vote cast on the Flagstar compensation proposal. Accordingly, if you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Flagstar compensation proposal. If you fail to submit a proxy or to vote at the Flagstar special meeting via the Flagstar special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Flagstar compensation proposal, you will not be deemed to have cast a vote with respect to the Flagstar compensation proposal and it will have no effect on the Flagstar compensation proposal.

Flagstar Adjournment Proposal:

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the Flagstar adjournment proposal requires the affirmative vote of a majority of the votes cast by Flagstar shareholders at the Flagstar special meeting. Approval of the Flagstar adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Flagstar special meeting via the Flagstar special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Flagstar adjournment proposal, you will not be deemed to have cast a vote with respect to the Flagstar adjournment proposal and it will have no effect on the Flagstar adjournment proposal.

Attending the Virtual Special Meeting

The Flagstar special meeting may be accessed via the Flagstar special meeting website, where Flagstar shareholders will be able to listen to the Flagstar special meeting, submit questions and vote online. You are entitled to attend the Flagstar special meeting via the Flagstar special meeting website only if you were a shareholder of record at the close of business on the record date (a “record holder”) or you held your Flagstar shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), and you hold a valid legal proxy for the Flagstar special meeting.

If you are a record holder you will be able to attend the Flagstar special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FBC2021SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card or notice previously received, to access the meeting. If you are a beneficial owner and you have a valid legal proxy for the Flagstar special meeting, you also will be able to attend the

Flagstar special meeting online, ask questions and vote during the meeting. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Flagstar special meeting to ensure you have access.

See “—Shares Held in Street Name” below for further information.

Shareholders will have substantially the same opportunities to participate in the virtual Flagstar special meeting as they would have at a physical, in-person meeting. Shareholders of record as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform. To ensure the Flagstar special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Flagstar special meeting’s limited purpose.

Technical assistance will be available for shareholders who experience an issue accessing the Flagstar special meeting. Contact information for technical support will appear on the Flagstar special meeting website prior to the start of the Flagstar special meeting.

Proxies

A holder of Flagstar shares may vote by proxy or at the Flagstar special meeting via the Flagstar special meeting website. If you hold your shares of Flagstar common stock in your name as a record holder, to submit a proxy, you, as a holder of Flagstar common stock, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Flagstar requests that Flagstar shareholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to Flagstar as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Flagstar common stock represented by it will be voted at the Flagstar special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Flagstar merger proposal, “FOR” the Flagstar compensation proposal and “FOR” the Flagstar adjournment proposal.

If you are a beneficial owner, you should check the voting form used by that firm to determine whether you may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Flagstar special meeting virtually via the Flagstar special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the Flagstar special meeting website at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If you are a beneficial owner and you have a valid proxy for the Flagstar special meeting, you will be able to attend the Flagstar special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FBC2021SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

If you do not attend the Flagstar special meeting and wish to vote, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares on behalf of their customers may not give a proxy to Flagstar to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Flagstar special meeting, including the Flagstar merger proposal, the Flagstar compensation proposal and the Flagstar adjournment proposal.

Revocability of Proxies

If you directly hold shares of Flagstar common stock in your name as a record holder, you can change your proxy vote at any time before your proxy is voted at the Flagstar special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Flagstar;

•	signing and returning a proxy card with a later date;

•	attending the Flagstar special meeting virtually and voting at the Flagstar special meeting via the Flagstar special meeting website; or

•	voting by telephone or the internet at a later time.

If you are a beneficial owner of Flagstar common stock, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the Flagstar special meeting virtually and voting your shares via the special meeting website if you have a valid legal proxy and your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Attendance virtually at the Flagstar special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Flagstar after the vote will not affect the vote. Flagstar’s corporate secretary’s mailing address is 5151 Corporate Drive, Troy, Michigan 48098. If the Flagstar virtual special meeting is postponed or adjourned, it will not affect the ability of Flagstar shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Flagstar shareholders residing at the same address, unless such Flagstar shareholders have notified Flagstar of their desire to receive multiple copies of the joint proxy statement/prospectus.

Flagstar will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Flagstar common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Flagstar’s proxy solicitor, Equiniti (US) Services LLC, by calling toll-free at 833-434-0274.

Solicitation of Proxies

Flagstar and NYCB will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Flagstar has retained Equiniti (US) Services LLC, for a fee of $8,000 plus reimbursement of certain costs and expenses incurred in connection with the solicitation and certain other fees, if incurred. Flagstar and its proxy solicitor will also request banks, brokers, trustees and other intermediaries holding shares of Flagstar common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Flagstar. No additional compensation will be paid to Flagstar’s directors, officers or employees for solicitation.

You should not send in any Flagstar stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Flagstar shareholders as soon as practicable after completion of the merger.

Other Matters to Come Before the Flagstar Special Meeting

Flagstar management knows of no other business to be presented at the Flagstar special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Flagstar board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Flagstar’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations, Flagstar at 5151 Corporate Drive, Troy, Michigan 48098, telephone (248) 312-5741, or Flagstar’s proxy solicitor, Equiniti (US) Services LLC, by calling toll-free 833-434-0274.

FLAGSTAR PROPOSALS

Proposal 1: Flagstar Merger Proposal

Pursuant to the merger agreement, Flagstar is asking Flagstar shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Flagstar shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Flagstar board of directors, by a unanimous vote of all directors, adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Flagstar and Flagstar shareholders. See “The Merger—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 75 for a more detailed discussion of the Flagstar board of directors’ recommendation.

The approval of the Flagstar merger proposal by Flagstar shareholders is a condition to the completion of the merger.

The Flagstar board of directors unanimously recommends a vote “FOR” the Flagstar merger proposal.

Proposal 2: Flagstar Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Flagstar is seeking a non-binding, advisory stockholder approval of the compensation of Flagstar’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger—Golden Parachute Compensation” beginning on page 107. The proposal gives Flagstar shareholders the opportunity to express their views on the merger-related compensation of Flagstar’s named executive officers.

Accordingly, Flagstar is asking Flagstar shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Flagstar named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Flagstar Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger—Golden Parachute Compensation,” are hereby APPROVED.”

The advisory vote on the Flagstar compensation proposal is a vote separate and apart from the votes on the Flagstar merger proposal and the Flagstar adjournment proposal. Accordingly, if you are a holder of Flagstar common stock, you may vote to approve the Flagstar merger proposal and/or the Flagstar adjournment proposal and vote not to approve the Flagstar compensation proposal, and vice versa. The approval of the Flagstar compensation proposal by Flagstar shareholders is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Flagstar’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Flagstar shareholders fail to approve the advisory vote regarding merger-related compensation.

The Flagstar board of directors unanimously recommends a vote “FOR” the advisory Flagstar compensation proposal.

Proposal 3: Flagstar Adjournment Proposal

The Flagstar special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Flagstar special meeting to approve the Flagstar merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Flagstar shareholders.

If, at the Flagstar special meeting, the number of shares of Flagstar common stock present or represented and voting in favor of the Flagstar merger proposal is insufficient to approve the Flagstar merger proposal, Flagstar intends to move to adjourn the Flagstar special meeting in order to enable the Flagstar board of directors to solicit additional proxies for approval of the Flagstar merger proposal. In that event, Flagstar will ask Flagstar shareholders to vote upon the Flagstar adjournment proposal, but not the Flagstar merger proposal or the Flagstar compensation proposal.

In this proposal, Flagstar is asking Flagstar shareholders to authorize the holder of any proxy solicited by the Flagstar board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the Flagstar special meeting to approve the Flagstar merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Flagstar shareholders, to vote in favor of adjourning the Flagstar special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Flagstar shareholders who have previously voted. Pursuant to the Flagstar bylaws, the Flagstar special meeting may be adjourned without new notice being given unless the adjournment is for more than 30 days or if a new record date is set for the adjourned meeting.

The approval of the Flagstar adjournment proposal by Flagstar shareholders is not a condition to the completion of the merger.

The Flagstar board of directors unanimously recommends a vote “FOR” the Flagstar adjournment proposal.

INFORMATION ABOUT THE COMPANIES

New York Community Bancorp, Inc.

NYCB is a Delaware corporation and the bank holding company for NYCB Bank. Formerly known as Queens County Savings Bank, NYCB Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, at which date NYCB completed its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004). As of March 31, 2021, NYCB had consolidated total assets of $57.7 billion, deposits of $34.2 billion and stockholders’ equity of $6.8 billion. NYCB had 2,956 employees as of March 31, 2021.

Established in 1859, NYCB Bank is a New York State-chartered savings bank with 237 branches as of March 31, 2021 that currently operates through eight local divisions, each with a history of strength and service: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. NYCB Bank is a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature below-market rents. In addition to multifamily loans, which are NYCB Bank’s principal asset, NYCB Bank originates CRE loans (primarily in New York City), specialty finance loans and leases, and, to a much lesser extent, ADC loans, and C&I loans (typically made to small and mid-size business in Metro New York).

NYCB’s common stock is traded on the NYSE under the symbol “NYCB.” The principal executive offices of NYCB are located at 615 Merrick Avenue, Westbury, New York 11590, and its telephone number is (516) 683-4100.

Flagstar Bancorp, Inc.

Flagstar is a savings and loan holding company incorporated under the state laws of Michigan. Flagstar is the holding company for Flagstar Bank, a federally chartered stock savings bank founded in 1987. As of March 31, 2021, Flagstar had consolidated total assets of $29.4 billion, deposits of $19.4 billion and stockholders’ equity of $2.4 billion. Flagstar had 5,418 full-time equivalent employees as of March 31, 2021.

The principal business of Flagstar is to provide, primarily through its principal subsidiary Flagstar Bank, commercial and consumer banking services. As of March 31, 2021, Flagstar is the sixth largest bank mortgage originator in the nation and the sixth largest subservicer of mortgage loans nationwide. The relationship-based business model leverages Flagstar Bank’s full-service bank’s capabilities and national mortgage platform to create and build financial solutions for its customers. At March 31, 2021, Flagstar operated 158 full service banking branches that offer a full set of banking products to consumer, commercial and government customers. Its bank branch footprint spans Michigan, Indiana, California, Wisconsin and Ohio.

Flagstar originates mortgages through a network of brokers and correspondents in all 50 states and its own loan officers, which includes its direct lending team, from 87 retail locations and three call centers. Flagstar is also a leading national servicer of mortgage loans and provides complementary ancillary offerings including MSR lending, servicing advance lending and MSR recapture services.

Flagstar’s common stock is traded on the NYSE under the symbol “FBC.” The principal executive offices of Flagstar are located at 5151 Corporate Drive, Troy, Michigan 48098, and its telephone number is (248) 312-2000.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of NYCB, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Flagstar, with Flagstar surviving as a direct, wholly owned subsidiary of NYCB and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 and its telephone number is (516) 683-4100.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the documents attached as annexes to this joint proxy statement/prospectus, and other documents we refer you to, for a more complete understanding of the merger. In addition, important business and financial information about NYCB from documents filed with the SEC has been included in the annexes that are attached to this joint proxy statement/prospectus and about Flagstar from documents filed with the SEC has been incorporated by reference into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 159.

Terms of the Merger

Each of NYCB’s and Flagstar’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity, which is referred to as the merger, and as soon as reasonably practicable following the merger, Flagstar will merge with and into NYCB, with NYCB as the surviving entity, which is referred to as the holdco merger. At a date and time following the holdco merger as determined by NYCB, Flagstar Bank will merge with and into NYCB Bank, with NYCB Bank as the surviving bank, which is referred to as the bank merger.

In the merger, each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares of NYCB common stock. NYCB will not issue any fractional shares of NYCB common stock in the merger. Instead, a former holder of Flagstar common stock who otherwise would have received a fraction of a share of NYCB common stock will receive for the fraction of a share an amount in cash (rounded to the nearest cent) based on the NYCB closing share value.

NYCB stockholders are being asked to approve the NYCB share issuance proposal and Flagstar shareholders are being asked to approve the Flagstar merger proposal. See the section entitled “The Merger Agreement” beginning on page 113 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of NYCB’s and Flagstar’s boards of directors and senior managements have regularly reviewed and assessed their respective business strategies and objectives, including assessments of potentially available strategic growth opportunities, business combinations involving other financial institutions or remaining independent, among other efforts to enhance value for their respective stockholders and shareholders. These reviews have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment and the economy generally, and the implications of such developments for financial institutions generally and NYCB and Flagstar in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and considerations to NYCB and Flagstar, respectively, and their respective stockholders and shareholders of strategic combinations.

Between late April and early June of 2019, Flagstar and NYCB had preliminary conversations regarding a potential strategic transaction, but those conversations did not develop into any more formal discussions or negotiations (the “2019 Preliminary Discussions”).

Beginning in January 2021, Mr. Thomas Cangemi, Chairman, President and Chief Executive Officer of NYCB, placed several calls to Mr. Alessandro P. DiNello, President and Chief Executive Officer of Flagstar, during which Mr. Cangemi and Mr. DiNello had preliminary conversations regarding a potential strategic transaction involving NYCB and Flagstar. During the first week of March 2021, Mr. Cangemi called Mr. DiNello to discuss dates for a follow-up in-person meeting to continue the discussion of a potential strategic transaction involving NYCB and Flagstar, and Mr. Cangemi and Mr. DiNello agreed to meet in person on March 8, 2021. Prior to the meeting, on March 7, 2021, NYCB and Flagstar executed a confidentiality agreement.

In early March 2021, NYCB engaged Piper Sandler & Co. (“Piper Sandler”) and Goldman Sachs & Co. LLC (“Goldman Sachs”) as financial advisors with respect to a potential transaction with Flagstar.

At the March 8, 2021 meeting, Mr. Cangemi, on behalf of NYCB, delivered to Mr. DiNello a preliminary, non-binding proposal for a potential strategic transaction between NYCB and Flagstar, including the following terms (the “March 8 Proposal”): (i) all-stock merger, (ii) at-market fixed exchange ratio, (iii) board size and board representation to be determined, (iv) management structure to be determined, but indicating NYCB’s desire to have Mr. DiNello and other Flagstar employees have key executive and management roles at the combined company, (v) New York State savings bank charter for the combined company, (vi) maintaining the Flagstar brand for Flagstar’s mortgage business and (vii) maintaining NYCB’s current annual dividend of $0.68.

On March 15, 2021, the Flagstar board of directors held a meeting at which the March 8 Proposal was distributed to the directors and discussed, along with financial materials that had been prepared by Jefferies. Mr. DiNello reported to the Flagstar board of directors the terms of the March 8 Proposal and updated the board on the various discussions he had with Mr. Cangemi regarding the potential transaction. The Flagstar board of directors also discussed the directors’ fiduciary duties in the context of the March 8 Proposal. At the meeting, the board of directors also determined to engage Jefferies and Morgan Stanley as financial advisors to Flagstar and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as legal counsel to Flagstar. In addition, the board of directors determined to reconstitute the transactions committee of the board of directors (the “Flagstar Transactions Committee”), which had originally been established in connection with the 2019 Preliminary Discussions, for purposes of evaluating the proposed transaction with NYCB and considering and evaluating other potential strategic transactions and other alternatives.

On March 17, 2021, the Flagstar board of directors, via a unanimous written consent, effective as of that date, reconstituted the Flagstar Transactions Committee to consist of Jay J. Hansen, Peter Schoels, David Treadwell and Jennifer Whip. On March 18, 2021, Mr. DiNello called Mr. Cangemi to inform him that Flagstar was interested in continuing preliminary discussions regarding a potential transaction with NYCB.

On March 19, 2021, the Flagstar Transactions Committee held a meeting to discuss the March 8 Proposal and more generally a potential transaction with NYCB. Representatives of Jefferies and Skadden and certain members of Flagstar management were in attendance, and each of Jefferies and Skadden had prepared and distributed materials to the directors in advance of the meeting. A representative of Jefferies provided the directors with, among other information, a review and financial analysis of the March 8 Proposal, NYCB, Flagstar and other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. A representative of Skadden reviewed with the directors fiduciary duty and other process considerations. Following discussion, the Flagstar Transactions Committee determined that Flagstar should continue to consider the potential transaction with NYCB as well as other alternatives, including to continue to execute on Flagstar’s existing strategic plan. Regarding the March 8 Proposal, the Flagstar Transactions Committee instructed Mr. DiNello to negotiate for a premium to Flagstar’s share price in calculating the exchange ratio in a potential all-stock merger (the “Merger Exchange Ratio”).

Between March 19 and March 26, Mr. DiNello and certain members of the Flagstar Transactions Committee and Flagstar management, together with Morgan Stanley and Jefferies, held various calls and virtual meetings with representatives of NYCB, Piper Sandler and Goldman Sachs to discuss the terms of the March 8 Proposal and other financial matters of each of Flagstar and NYCB, including with respect to a premium to Flagstar’s share price in calculating the Merger Exchange Ratio.

On March 23, 2021, the NYCB board of directors held a meeting to discuss a potential transaction with Flagstar. Representatives of NYCB management, Piper Sandler and Goldman Sachs were in attendance. Mr. Cangemi described Flagstar and the potential transaction and summarized the conversations he had had with Mr. DiNello. Representatives of Piper Sandler and Goldman Sachs provided the directors with information based on public sources concerning, among other things, the transactional landscape in the banking industry, Flagstar’s business and operational and financial performance, and preliminary financial analysis regarding a potential transaction with Flagstar. The NYCB board of directors discussed Flagstar, the potential transaction and the preliminary terms discussed by Messrs. Cangemi and DiNello, and representatives of Piper Sandler and Goldman Sachs answered questions posed by the NYCB directors. After discussion, the directors expressed support for a potential transaction with Flagstar and resolved to authorize Mr. Cangemi to continue with the investigation and negotiation of the potential transaction.

On the evening of March 26, 2021, NYCB delivered to Flagstar a revised proposal reflecting a 10% premium to Flagstar’s share price in calculating the Merger Exchange Ratio (noting that such premium was conditioned on the final Merger

Exchange Ratio being accretive to tangible book value) and also stating that Mr. Cangemi would remain Chairman of the Board of Directors (in addition to his role as President & Chief Executive Officer) of the combined company following the merger (the “March 26 Proposal”). The other terms of the March 8 Proposal were unchanged.

On March 28, 2021, the Flagstar Transactions Committee held a meeting to discuss the March 26 Proposal and more generally a potential transaction with NYCB and to discuss other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Jefferies and Morgan Stanley had prepared and distributed materials to the directors in advance of the meeting. Representatives of Morgan Stanley and Jefferies provided the directors with, among other information, a review and financial analysis of the March 26 Proposal, NYCB, Flagstar and other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. In discussing the 10% premium to Flagstar’s share price in calculating the Merger Exchange Ratio and potential to negotiate for a higher premium, Morgan Stanley, Jefferies and the directors discussed NYCB’s stated condition that the proposed transaction be meaningfully accretive to tangible book value of NYCB. A representative of Skadden reviewed with the directors additional fiduciary duty and other process considerations. Following discussion, the Flagstar Transactions Committee determined to recommend to the full board of directors that Flagstar continue to consider the potential transaction with NYCB and authorize management to continue to negotiate the terms of the NYCB transaction and proceed with a mutual diligence process.

On March 29, 2021, the Flagstar board of directors held a meeting to discuss the March 26 Proposal and more generally a potential transaction with NYCB and to discuss other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Jefferies and Morgan Stanley had prepared and distributed materials to the board of directors in advance of the meeting. Representatives of Morgan Stanley and Jefferies reviewed with the board of directors the materials and information reviewed and discussed at the March 28, 2021 meeting of the Flagstar Transactions Committee, as updated. In addition, the Flagstar Transactions Committee reviewed with the full board the process that had been undertaken by the Flagstar Transactions Committee and the recommendation that Flagstar continue to consider the potential transaction with NYCB and authorize management to continue to negotiate the terms of the NYCB transaction and proceed with a mutual diligence process. A representative of Skadden reviewed with the directors’ additional fiduciary duty and other process considerations Following discussion, the board of directors authorized the Flagstar Transactions Committee and certain members of management to continue to move forward with the review, exploration and negotiation of a potential transaction with NYCB and the mutual due diligence process.

On March 31, 2021 Flagstar made available to NYCB, and on April 12, 2021 NYCB made available to Flagstar documents for mutual due diligence review in virtual data rooms. NYCB and Flagstar, and their respective legal, financial and other advisors, engaged in mutual due diligence, including with respect to business, credit, operational, legal and compliance matters, among others.

Over the following weeks, Messrs. Cangemi and DiNello and other members of NYCB’s and Flagstar’s management, with the assistance of their respective companies’ financial and legal advisors, continued to discuss and negotiate the terms of the potential transaction.

On April 5, 2021, the Flagstar Transactions Committee held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. Among other matters discussed, the Flagstar Transactions Committee considered alternatives designed to ensure that Flagstar’s existing and successful businesses were appropriately continued at the potential combined company, for the benefit of the combined company and its shareholders. Following discussion, the Flagstar Transactions Committee directed Flagstar’s management to continue the mutual due diligence process and to continue negotiations with NYCB and, as part of the negotiations, to communicate to NYCB and its advisors that the Flagstar directors be at least proportionately represented on the NYCB board and hold key positions with a focus on risk and oversight.

On April 6 and April 7, 2021, members of the senior management teams of NYCB and Flagstar, as well as representatives of their respective financial and legal advisors, met virtually to facilitate NYCB’s further due diligence of Flagstar. Flagstar senior management provided an overview to NYCB’s senior management of the history, business lines, strategy and operations of Flagstar, and the parties also discussed Flagstar’s deposit base, loan portfolio, credit quality trends, financial performance and legal, regulatory and compliance history. Thereafter, NYCB and Flagstar continued to engage in mutual due diligence.

On April 7 and April 8, 2021, Mr. DiNello and Mr. Cangemi met to discuss, among other items, the combined company board and governance matters that the Flagstar Transactions Committee had discussed at its April 5, 2021 meeting. During these meetings, Mr. DiNello and Mr. Cangemi agreed to discuss with their respective boards a construct where Mr. DiNello would become non-executive chairman of the combined company’s board of directors for a period of two years and Mr. Treadwell would become risk committee chairman of the combined company’s board of directors.

On April 8, 2021, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), NYCB’s legal counsel, shared with Skadden a first draft of the proposed merger agreement. From April 8, 2021 until April 24, 2021, NYCB and Flagstar and their respective legal advisors negotiated the proposed merger agreement and certain ancillary agreements, and exchanged drafts of the merger agreement and such ancillary agreements. The terms negotiated by the parties and their respective advisors included, among other things interim operating covenants, termination provisions and termination fees, the treatment of Flagstar’s outstanding equity awards rights, employment related agreements with certain members of Flagstar’s senior management and post-closing employee matters. Mutual due diligence continued in parallel with the negotiation of the transaction agreements during this time.

On April 9, 2021, the Flagstar Transactions Committee held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. In addition to the other matters covered, Mr. DiNello described that NYCB had confirmed agreement on certain board and governance matters, namely (i) Mr. DiNello becoming the non-executive chairman of the NYCB board for a period of two years, (ii) Mr. Treadwell becoming the risk committee chairman of the NYCB board and (iii) a combined company board of directors composition of eight NYCB legacy directors and four Flagstar legacy directors. A representative of Skadden reviewed with the directors certain merger agreement and legal due diligence items, including relating to the banking charter of the combined company being NYCB’s existing New York State savings bank charter. Following discussion, the Flagstar Transactions Committee directed Flagstar’s management to continue the mutual due diligence process and to continue negotiations with NYCB and, as part of the negotiations, to communicate to NYCB and its advisors the use of a volume weighted average price (VWAP) to determine the Merger Exchange Ratio. In addition, to ensure that Flagstar’s existing and successful businesses were appropriately continued at the potential combined company, for the benefit of the combined company and its shareholders, the Flagstar Transaction Committed directed Mr. DiNello to seek commitments from NYCB regarding the maintenance and continuity of Flagstar’s mortgage and banking businesses and related senior management. Later that day on April 9, 2021, Mr. DiNello had additional video calls with Mr. Cangemi and certain members of the NYCB board of directors to discuss the potential transaction with NYCB.

Between April 14 and April 17, 2021, members of the senior management teams of NYCB and Flagstar, as well as representatives of their respective financial and legal advisors, met virtually to facilitate Flagstar’s further due diligence of NYCB. NYCB senior management provided an overview to Flagstar’s senior management of the history, business lines, strategy and operations of NYCB, and the parties also discussed NYCB’s deposit base, loan portfolio, credit quality trends, financial performance and legal and compliance history. Thereafter, through April 24, 2021, NYCB and Flagstar continued to engage in mutual due diligence. In addition, over the following weeks, Messrs. Cangemi and DiNello and other members of NYCB’s and Flagstar’s management, with the assistance of their respective companies’ financial and legal advisors, continued to discuss and negotiate the terms of the potential transaction.

On April 15, 2021, the Flagstar Transactions Committee held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. As part of the advisor presentations, a representative of Skadden reviewed with the directors certain merger agreement and legal due diligence items. In addition to the other matters covered, Mr. DiNello described that NYCB had confirmed agreement on certain additional board, governance and management matters, namely (i) a combined company board of directors composition of eight NYCB legacy directors and four Flagstar legacy directors, (ii) the establishment of an advisory board to the combined company consisting of Flagstar legacy directors not on the combined company board of directors and (iii) commitments from NYCB regarding the maintenance and continuity of Flagstar’s mortgage and banking businesses and related senior management, to be included in the merger agreement or by employment agreements.

On April 20, 2021, the Flagstar board of directors held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. As part of the advisor presentations, a representative of Skadden reviewed with the directors certain merger agreement terms and considerations and certain legal due diligence items. Also, as part of the advisor presentations, a representative of Morgan Stanley reviewed certain financial aspects of the proposed transaction, including with respect to the pro forma shareholder ownership of the combined company and, also, the calculation of the Merger Exchange Ratio using a five-day volume weighted average price (VWAP) to determine the Merger Exchange Ratio, which VWAP methodology had been agreed to by NYCB.

On April 22, 2021, the NYCB board of directors held a meeting to discuss, among other things, the potential transaction with Flagstar. Representatives of Piper Sandler, Goldman Sachs and Sullivan & Cromwell were in attendance. Representatives of NYCB management, including Mr. Cangemi, provided an overview of Flagstar and the potential transaction; summarized Mr. Cangemi’s meetings and discussions with Mr. DiNello; described the due diligence processes undertaken by NYCB and Flagstar with respect to the potential transaction and the meetings among management and legal and financial advisors; discussed the potential risks and benefits and certain financial aspects of the potential transaction; and reported the revised terms for the potential transaction. Representatives of Sullivan & Cromwell reviewed with the NYCB board of directors the NYCB directors’ fiduciary duties under applicable law and summarized the proposed merger agreement and other agreements in respect of the potential transaction. Representatives of each of Piper Sandler and Goldman Sachs reviewed the financial aspects of the potential transaction and their respective preliminary financial analyses, and each indicated that it expected to be in a position to deliver its respective final financial analyses and fairness opinion following final agreement on the transaction terms. In addition, Mr. Cangemi presented management’s recommendation for the approval of resolutions authorizing NYCB to enter into the merger agreement. The NYCB board of directors discussed the potential transaction and the terms of the agreements and representatives of NYCB management, Piper Sandler, Goldman Sachs and Sullivan & Cromwell answered questions posed by the NYCB directors. Following these discussions, the NYCB board of directors expressed support for the potential transaction and recessed the meeting until Saturday, April 24, 2021.

On April 23, 2021, the Flagstar Transactions Committee held a meeting to discuss the potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Morgan Stanley, Jefferies and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. Representatives of Morgan Stanley and Jefferies presented their respective fairness analyses and noted that each was prepared to deliver its final fairness analyses and opinion upon final determination of the Merger Exchange Ratio, which would be determined prior to the Flagstar board of directors meeting scheduled for the following day. Representatives of Skadden updated the directors on the final terms of the proposed merger agreement and reported that the negotiations were substantially complete. Representatives of Skadden also reviewed the directors’ fiduciary duties. Following these discussions, the Flagstar Transactions Committee unanimously determined to recommend to the full board of directors the approval of resolutions authorizing Flagstar to enter into the merger agreement.

On Saturday, April 24, 2021, the Flagstar board of directors held a meeting to discuss the potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Morgan Stanley, Jefferies and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. Representatives of Morgan Stanley and Jefferies presented their respective fairness analyses and rendered to the Flagstar board of directors their respective oral opinions, which were confirmed by written opinions dated April 24, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in their respective opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Flagstar common stock (other than holders of the excluded shares). See “The Merger—Opinion of Flagstar’s Financial Advisors” beginning on page 77. Representatives of Skadden updated the directors on the final terms of the proposed merger agreement and reported that the negotiations were substantially complete. Representatives of Skadden also reviewed the directors’ fiduciary duties. The directors then engaged in a discussion regarding various aspects of the potential transaction, including the factors described under the section of this joint proxy statement/prospectus entitled “—Flagstar’s Reasons for the Merger; Recommendation of the Flagstar Board of Directors.” Following these discussions, the Flagstar management and Flagstar Transactions Committee presented their respective recommendations for the approval of resolutions authorizing Flagstar to enter into the merger agreement. The Flagstar board of directors then excused members of management and Flagstar’s financial and legal advisors and conducted an executive session, including discussion regarding management and employee retention matters.

Later on April 24, 2021, the Flagstar board of directors, via a unanimous written consent, effective as of that date, determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger, holdco merger and bank merger) were advisable and in the best interests of Flagstar and its shareholders, approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers), and recommended the approval by Flagstar shareholders of the merger agreement and the transactions contemplated thereby. See “—Flagstar’s Reasons for the Merger; Recommendation of the Flagstar Board of Directors.”

On April 24, 2021, the NYCB board of directors resumed its meeting that had commenced on April 22, 2021. Representatives of Piper Sandler, Goldman Sachs and Sullivan & Cromwell were in attendance. Mr. Cangemi provided an update on the potential transaction. Representatives of Sullivan & Cromwell provided an update on legal matters relating to the potential transaction and a review of the final terms of the transaction agreements. Representatives of Piper Sandler and Goldman Sachs presented their respective financial analyses and rendered to the NYCB board of directors their respective oral opinions, which were subsequently confirmed by their respective written opinions dated April 24, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in their respective opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB. See “The Merger—Opinion of NYCB’s Financial Advisors” beginning on page 55. Representatives of NYCB management restated management’s recommendation for the approval of resolutions authorizing NYCB to enter into the merger agreement. The directors then engaged in a discussion regarding various aspects of the potential transaction, including the factors described below under “NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors.” Following this discussion, the NYCB board of directors unanimously approved the proposed merger agreement and the transactions contemplated thereby, and recommended the approval and adoption by NYCB stockholders of the merger agreement and the transactions contemplated thereby.

In the evening of Saturday, April 24, 2021, NYCB and Flagstar executed the merger agreement. The transaction was announced in the morning of Monday, April  26, 2021, before the opening of the financial markets in New York, in a press release jointly issued by NYCB and Flagstar.

NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors

After careful consideration, the NYCB board of directors at a special meeting held on April 24, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger and the NYCB share issuance) were advisable and fair to and in the best interests of NYCB and its stockholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the NYCB share issuance), and (iii) recommended the approval by NYCB stockholders of the NYCB share issuance proposal and the other matters to be voted upon at the NYCB special meeting in accordance with the merger agreement. In reaching this decision, the NYCB board of directors evaluated the merger agreement, the merger and the other matters contemplated by the merger agreement in consultation with NYCB’s senior management, as well as with NYCB’s legal and financial advisors, and considered a number of factors, including the following:

•	each of NYCB’s and Flagstar’s business, operations, financial condition, asset quality, earnings and prospects;

•

the strategic rationale for the merger, which will enhance NYCB’s ability to deliver a broader set of commercial and retail banking offerings to customers nationally and in the geographies where NYCB will maintain branch and lending offices;

•	the lack of overlap between the footprints of NYCB and Flagstar, which will expand NYCB’s banking presence in the Midwest and Southwest;

•

the compatibility of NYCB’s and Flagstar’s credit philosophies, and the expectation that the combined business will diversify NYCB’s loan portfolio and reduce NYCB’s existing concentration in multi-family loans and commercial real estate loans, while maintaining both NYCB’s and Flagstar’s low risk credit models;

•

the expanded possibilities for growth that will be available to NYCB, including through Flagstar’s national bank mortgage origination and sub-servicing businesses and access to an extensive base of retail and commercial customers;

•	the ability to leverage NYCB’s investments in technology across a greater number of customers;

•

the compatibility of NYCB’s and Flagstar’s culture and values, including with respect to client-centric mindsets, commitment to local communities, team-based approaches and corporate, social, environmental and governance responsibility;

•

the complementary nature of the products, customers and markets of the two companies, which NYCB believes should provide the opportunity to mitigate risks and increase potential returns and capital generation;

•

the potential changes to NYCB’s funding profile as a result of the merger, including the potential to decrease NYCB’s cost of funding by reducing the percentage of NYCB’s liquidity sourced in the form of wholesale borrowings;

•

the anticipated pro forma financial impact of the merger on NYCB, including potential tangible book value accretion, as well as positive impact on earnings, return on equity, asset quality, liquidity and regulatory capital levels;

•	the expectation of cost synergies resulting from the merger;

•

the expectation that the merger will offer potentially significant revenue synergies across multiple business lines and the fact that such revenue synergies were identified but not included in the financial analysis;

•

its review and discussions with NYCB’s senior management concerning NYCB’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of Flagstar;

•

its review with Piper Sandler and Goldman Sachs, NYCB’s financial advisors, of the financial terms of the merger agreement and its review with NYCB’s legal advisor of the other terms of the merger agreement, including the representations, covenants, deal protection and termination provisions;

•

the respective oral opinions of Piper Sandler and Goldman Sachs rendered to the NYCB board of directors, subsequently confirmed in Piper Sandler’s and Goldman Sachs’ written opinions, to the effect that, as of the date of such written opinions and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Piper Sandler and Goldman Sachs as set forth in their respective written opinions, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB, as more fully described below in the section “—Opinions of NYCB’s Financial Advisors” beginning on page 55;

•

the fact that the exchange ratio would be fixed, which the NYCB board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, and the likely effects of these factors on NYCB’s potential growth, development, productivity and strategic options both with and without the merger;

•

the fact that Mr. Cangemi would continue to serve as the Chief Executive Officer of NYCB and the governance structure for NYCB following the completion of the merger, including the fact that four Flagstar directors will join the NYCB’s board of directors upon the closing; and

•

NYCB’s past records of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions and the strength of NYCB’s management and infrastructure to successfully complete the integration process.

The NYCB board of directors also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with Flagstar were likely to outweigh these risks substantially. These potential risks included:

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the state of the economy, general market conditions and competitive factors in the areas where NYCB and Flagstar operate businesses;

•

the costs to be incurred in connection with the merger and the integration of Flagstar’s business into NYCB and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of NYCB and Flagstar;

•	the risk of losing key NYCB or Flagstar employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of NYCB’s business while working to implement the transaction and integrate the two companies;

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of NYCB common stock or Flagstar common stock, the value of the shares of NYCB common stock to be issued to Flagstar shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the merger may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of NYCB following the completion of the merger;

•	the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•	the potential for legal claims challenging the merger; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the NYCB board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the NYCB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, NYCB’s management and NYCB’s independent financial and legal advisors, and overall considered the factors to support its determination.

For the reasons set forth above, the NYCB board of directors determined that the merger agreement and the transactions contemplated thereby (including the merger and the NYCB share issuance) are advisable and fair to and in the best interests of NYCB and its stockholders.

In considering the recommendation of the NYCB board of directors, you should be aware that certain directors and executive officers of NYCB may have interests in the merger that are different from, or in addition to, interests of NYCB stockholders generally and may create potential conflicts of interest.

It should be noted that this explanation of the reasoning of the NYCB board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 26.

Opinions of NYCB’s Financial Advisors

Opinion of Piper Sandler & Co.

NYCB retained Piper Sandler to act as financial advisor to NYCB’s board of directors in connection with NYCB’s consideration of a possible business combination with Flagstar. NYCB selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to NYCB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Agreement. At the April 24, 2021 meeting at which

NYCB’s board of directors considered the merger and the Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 24, 2021, to the effect that, as of such date, the exchange ratio was fair to NYCB from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of NYCB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of NYCB in connection with its consideration of the merger and the Agreement and does not constitute a recommendation to any shareholder of NYCB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and adoption of the Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to NYCB and did not address the underlying business decision of NYCB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the Agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for NYCB or the effect of any other transaction in which NYCB might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of NYCB or Flagstar, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution copy of the Agreement;

•	certain publicly available financial statements and other historical financial information of NYCB that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Flagstar that Piper Sandler deemed relevant;

•	certain internal preliminary financial information for NYCB for the quarter ending March 31, 2021, as provided by the senior management of NYCB;

•	certain internal preliminary financial information for Flagstar for the quarter ending March 31, 2021, as provided by the senior management of Flagstar;

•

publicly available median analyst earnings per share (“EPS”) estimates for NYCB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of NYCB;

•

publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of NYCB;

•

the pro forma financial impact of the merger on NYCB based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (“CECL”) accounting standards and the granting of a certain number of restricted stock awards by Flagstar prior to the closing of the merger, as provided by the senior management of NYCB;

•

the publicly reported historical price and trading activity for NYCB common stock and Flagstar common stock, including a comparison of certain stock trading information for NYCB common stock and Flagstar common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for NYCB and Flagstar with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent merger and acquisition transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of NYCB and its representatives the business, financial condition, results of operations and prospects of NYCB and held similar discussions with certain members of the management of Flagstar and its representatives regarding the business, financial condition, results of operations and prospects of Flagstar.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by NYCB or Flagstar or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of NYCB and Flagstar that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NYCB or Flagstar, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of NYCB or Flagstar. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of NYCB or Flagstar, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to NYCB or Flagstar. Piper Sandler assumed, with NYCB’s consent, that the respective allowances for loan losses for both NYCB and Flagstar were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler received and used the information described in the fourth through eighth bullets of the third preceding paragraph. With respect to such information, the respective senior managements of NYCB and Flagstar confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of NYCB and Flagstar, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of NYCB or Flagstar since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that NYCB and Flagstar would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with NYCB’s consent, that (i) each of the parties to the Agreement would comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on NYCB, Flagstar, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Piper Sandler expressed no opinion as to any legal, accounting or tax matters relating to the merger and the other transactions contemplated by the Agreement.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of NYCB common stock or Flagstar common stock at any time or what the value of NYCB common stock would be once it is actually received by the holders of Flagstar common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to NYCB’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to NYCB or Flagstar and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of NYCB and Flagstar and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to NYCB from a financial point of view on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of NYCB, Flagstar and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to NYCB’s board of directors at its April 24, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of NYCB common stock or Flagstar common stock or the prices at which NYCB or Flagstar common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by NYCB’s board of directors in making its determination to approve the Agreement and the analyses described below should not be viewed as determinative of the decision of NYCB’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the Agreement, at the effective time of the merger each share of Flagstar common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Agreement, shall be converted into the right to receive 4.0151 shares of common stock of NYCB. Piper Sandler calculated an aggregate implied transaction value of approximately $2.6 billion and an implied purchase price per share of $48.14 consisting of the implied value of 52,752,606 shares of Flagstar common stock, 1,129,444 Flagstar restricted awards outstanding and 222,264 total restricted awards estimated to be issued in 2021 and based on the closing price of NYCB common stock on April 23, 2021. Based upon financial information for Flagstar as of or for the last 12 months (“LTM”) ended March 31, 2021 and the closing price of Flagstar’s common stock on April 23, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value per Share	115%
Transaction Price Per Share / LTM EPS	4.2	x
Transaction Price / 2021E Median Consensus EPS	6.6	x
Transaction Price / 2022E Median Consensus EPS	9.3	x
Core Deposit Premium[1]	2.2%
Core Deposit Premium[2]	2.1%
Market Premium as of April 23, 2021	6.1%

[1]	Excludes jumbo time deposits greater than $100,000 as of December 31, 2020 per Flagstar’s call report
[2]	Excludes jumbo time deposits greater than $250,000 as of December 31, 2020 per Flagstar’s call report

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of NYCB common stock and Flagstar common stock for the one-year and three-year periods ended April 23, 2021. Piper Sandler then compared the relationship between the movements in the price of NYCB common stock and Flagstar common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

NYCB’s One-Year Stock Performance

	Beginning Value April 23, 2020	Ending Value April 23, 2021
NYCB	100%	124.8%
NYCB Peer Group	100%	224.6%
S&P 500 Index	100%	149.4%
NASDAQ Bank Index	100%	192.1%

NYCB’s Three-Year Stock Performance

	Beginning Value April 23, 2018	Ending Value April 23, 2021
NYCB	100%	93.2%
NYCB Peer Group	100%	103.4%
S&P 500 Index	100%	156.5%
NASDAQ Bank Index	100%	111.9%

Flagstar’s One-Year Stock Performance

	Beginning Value April 23, 2020	Ending Value April 23, 2021
Flagstar	100%	216.7%
Flagstar Peer Group	100%	183.2%
S&P 500 Index	100%	149.4%
NASDAQ Bank Index	100%	192.1%

Flagstar’s Three-Year Stock Performance

	Beginning Value April 23, 2018	Ending Value April 23, 2021
Flagstar	100%	135.0%
Flagstar Peer Group	100%	92.7%
S&P 500 Index	100%	156.5%
NASDAQ Bank Index	100%	111.9%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for NYCB with a group of financial institutions selected by Piper Sandler. The NYCB peer group included banks, thrifts and bank holding companies whose securities are publicly traded on a major exchange (NYSE, NYSEAM, and NASDAQ) headquartered in the continental United States with total assets between $40 billion and $100 billion, but excluded First Citizens BancShares, Inc. due to its announced and pending merger (referred to in this section as the “NYCB Peer Group”). The NYCB Peer Group consisted of the following companies:

BOK Financial Corporation	Signature Bank
Comerica, Inc.	Synovus Financial Corporation
Cullen/Frost Bankers	Valley National Corporation
East West Bancorp	Wintrust Financial Corporation
First Horizon Corporation	Zions Bancorporation

The analysis compared publicly available financial information for NYCB with corresponding data for the NYCB Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of April 23, 2021. The table below sets forth the data for NYCB and the median, mean, low and high data for the NYCB Peer Group.

NYCB Comparable Company Analysis

	NYCB 3/31/2021[1]	NYCB 12/31/2020	NYCB Peer Group Median	NYCB Peer Group Mean	NYCB Peer Group Low	NYCB Peer Group High
Total assets ($B)	57.7	56.3	56.0	63.3	40.7	87.5
Loans / Deposits (%)	126.1	132.2	76.2	75.0	49.9	100.9
LLRs / Gross Loans (%)	0.46	0.45	1.46	1.34	0.81	1.81
Common Equity Tier 1 Ratio	9.8	9.7	11.0	11.0	9.0	12.9
Tier 1 Leverage Ratio (%)	8.4	8.5	8.4	8.5	8.1	9.1
Total RBC Ratio (%)	13.1	13.0	14.0	13.8	12.6	15.4
CRE / Total RBC Ratio (%)	—	736	162	211	110	403
MRQ Return on average assets (%)	1.03	1.38	1.07	1.10	0.86	1.42
MRQ Return on average equity (%)	8.63	11.22	11.80	11.47	8.46	14.69
MRQ Net interest margin (%)	2.48	2.46	2.75	2.72	2.24	3.09
MRQ Efficiency ratio (%)	39.9	41.4	58.2	55.2	37.5	66.6
Price / Tangible book value (%)	—	142	171	177	138	234
Price / Annualized MRQ EPS (x)	—	7.7	10.9	12.0	7.1	20.9
Price / 2021E EPS (x)	—	10.5	11.9	13.3	10.4	21.3
Price / 2022E EPS (x)	—	9.5	13.4	14.1	11.3	22.6
Current Dividend Yield (%)	—	5.8	2.6	2.6	0.9	4.0
Market value ($B)	—	5.6	8.1	8.4	4.4	13.6

[1]	Reflects preliminary financial data as of March 31, 2021 as provided by NYCB management
Note:

Financial data for the quarter ended December 31, 2020; Financial data for BOK Financial Corporation, Comerica, Inc., East West Bancorp, Inc., First Horizon Corporation, Signature Bank, Synovus Financial Corporation, Wintrust Financial Corporation, and Zions Bancorporation reflect data for the quarter ended March 31, 2021

Piper Sandler used publicly available information to perform a similar analysis for Flagstar by comparing selected financial information for Flagstar with a group of financial institutions selected by Piper Sandler. The Flagstar peer group included banks, thrifts and bank holding companies whose securities are publicly traded on a major exchange (NYSE, NYSEAM and NASDAQ) headquartered in the continental United States with total assets between $15 billion and $50 billion with either (i) 1-4 family loans accounting for greater than or equal to 20.0% of the total loan portfolio or (ii) loans to non-depository financial institutions accounting for greater than or equal to 20.0% of the total loan portfolio, as defined in the respective company’s Y-9C as of December 31, 2020, but excluded BancorpSouth Bank due to its announced and pending merger (referred to in this section as the “Flagstar Peer Group”). The Flagstar Peer Group consisted of the following companies:

Associated Banc-Corp	First Midwest Bancorp, Inc.
BankUnited, Inc.	Prosperity Bancshares, Inc.
Cathay General Bancorp	Texas Capital Bancshares, Inc.
Customers Bancorp, Inc.	Washington Federal, Inc.

The analysis compared publicly available financial information for Flagstar with corresponding data for the Flagstar Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of April 23, 2021. The table below sets forth the data for Flagstar and the median, mean, low and high data for the Flagstar Peer Group.

Flagstar Comparable Company Analysis

	Flagstar 3/31/2021[1]	Flagstar 12/31/2020	Flagstar Peer Group Median	Flagstar Peer Group Mean	Flagstar Peer Group Low	Flagstar Peer Group High
Total assets ($B)	29.4	31.0	27.6	27.8	18.4	40.1
Loans / Deposits (%)	89.3	93.8	88.2	91.9	73.1	139.3
1-4 Family Loans / Loans (%)	—	8.8	26.5	23.5	2.1	36.6
Loans to Non-Depository Institutions / Loans (%)	—	31.2	9.4	12.8	0.0	44.0
LLRs / Gross Loans	0.99	0.98	1.06	1.18	0.91	1.56
Common Equity Tier 1 Ratio (%)	10.3	9.2	10.8	11.4	8.1	13.7
Tier 1 Leverage Ratio (%)	8.1	7.7	9.0	9.2	8.3	10.9
Total RBC Ratio (%)	13.2	11.9	14.3	14.2	11.9	15.5
CRE / Total RBC Ratio (%)	—	108	211	206	156	262
MRQ Return on average assets (%)	2.00	2.08	1.12	1.14	0.72	1.63
MRQ Return on average equity (%)	25.70	27.56	9.41	11.01	6.71	20.76
MRQ Net interest margin (%)	2.82	2.79	2.77	2.75	2.05	3.51
MRQ Efficiency ratio (%)	67.7	60.1	56.4	54.6	39.6	63.6
Price / Tangible book value (%)	—	117	142	153	115	251
Price / Annualized MRQ EPS (x)	—	4.0	12.0	11.5	4.9	15.1
Price / 2021E EPS (x)	—	6.2	13.9	13.0	5.9	15.2
Price / 2022E EPS (x)	—	8.4	14.0	13.2	8.4	15.0
Current Dividend Yield (%)	—	0.5	2.7	2.1	0.0	3.5
Market value ($B)	—	2.4	3.3	3.4	1.0	7.1

[1]	Reflects preliminary financial data as of March 31, 2021 as provided by Flagstar management
Note:

Financial data for the quarter ended December 31, 2020; Financial data for Associated Banc-Corp, BankUnited, Inc., First Midwest Bancorp, Inc., Texas Capital Bancshares, Inc., and Washington Federal, Inc. reflect data for the quarter ended March 31, 2021

Analysis of Precedent Transactions.

Piper Sandler reviewed a group of historical, nationwide merger and acquisition transactions. The nationwide group consisted of bank and thrift transactions announced between January 1, 2017 and April 23, 2021 where the target’s assets were between $10 billion and $75 billion at announcement, but excluded transactions defined as merger of equals (referred to in this section as the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
M&T Bank Corporation	People’s United Financial, Inc.
Huntington Bancshares Inc.	TCF Financial Corporation
First Citizens BancShares, Inc.	CIT Group, Inc.
Mechanics Bank	Rabobank NA
Synovus Financial Corp.	FCB Financial Holdings Inc.
Fifth Third Bancorp	MB Financial, Inc.
First Horizon National Corporation	Capital Bank Financial Corp.
Sterling Bancorp	Astoria Financial Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-12-months EPS, transaction price to forward EPS, transaction price to tangible book value per share, core deposit premium, and one-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	NYCB/ Flagstar	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	4.2	17.7	17.4	10.3	23.6
Transaction Price / Fwd EPS (x)	9.3	16.4	17.3	13.8	21.3
Transaction Price / Tangible Book Value Per Share (%)	115	185	178	44	271
Tangible Book Value Premium to Core Deposits (%)[1]	2.2	8.2	8.7	(7.4)	21.4
1-Day Market Premium (%)	6.1	9.9	8.7	(2.9)	24.2

[1]	Excludes jumbo time deposits greater than $100,000 as of December 31, 2020 per Flagstar’s call report

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of NYCB common stock assuming NYCB performed in accordance with publicly available median analyst EPS estimates for NYCB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of NYCB. To approximate the terminal value of a share of NYCB common stock at December 31, 2025, Piper Sandler applied price to earnings multiples ranging from 9.0x to 15.0x and multiples of tangible book value ranging from 140% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NYCB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of NYCB common stock of $9.38 to $17.21 when applying multiples of earnings and $11.14 to $17.46 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.2x	11.4x	12.6x	13.8x	15.0x
8.0%	$11.37	$12.54	$13.71	$14.87	$16.04	$17.21
9.0%	10.93	12.05	13.17	14.28	15.40	16.52
10.0%	10.51	11.58	12.65	13.72	14.80	15.87
11.0%	10.11	11.14	12.17	13.19	14.22	15.24
12.0%	9.74	10.72	11.70	12.69	13.67	14.65
13.0%	9.38	10.32	11.26	12.20	13.15	14.09

Tangible Book Value Per Share Multiples

Discount Rate	140%	150%	160%	170%	180%	190%
8.0%	$13.55	$14.33	$15.12	$15.90	$16.68	$17.46
9.0%	13.02	13.77	14.52	15.26	16.01	16.76
10.0%	12.51	13.23	13.95	14.66	15.38	16.10
11.0%	12.03	12.72	13.41	14.09	14.78	15.46
12.0%	11.57	12.23	12.89	13.55	14.21	14.86
13.0%	11.14	11.77	12.40	13.03	13.66	14.29

Piper Sandler also considered and discussed with the NYCB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming NYCB’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for NYCB’s common stock, applying the price to earnings multiples range of 9.0x to 15.0x referred to above and a discount rate of 10.82%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.2x	11.4x	12.6x	13.8x	15.0x
(15.0%)	$9.02	$9.90	$10.78	$11.66	$12.54	$13.41
(10.0%)	9.41	10.34	11.27	12.20	13.13	14.06
(5.0%)	9.80	10.78	11.76	12.74	13.73	14.71
0.0%	10.18	11.22	12.25	13.29	14.32	15.35
5.0%	10.57	11.66	12.74	13.83	14.91	16.00
10.0%	10.96	12.10	13.23	14.37	15.51	16.65
15.0%	11.35	12.54	13.73	14.91	16.10	17.29

Piper Sandler also performed an analysis that estimated the net present value per share of Flagstar common stock, assuming Flagstar performed in accordance with publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of NYCB. To approximate the terminal value of a share of Flagstar common stock at December 31, 2025, Piper Sandler applied price to earnings multiples ranging from 8.0x to 14.0x and multiples of tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Flagstar common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Flagstar common stock of $26.10 to $55.45 when applying multiples of earnings and $41.17 to $73.40 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
9.0%	$32.19	$36.84	$41.49	$46.15	$50.80	$55.45
10.0%	30.84	35.30	39.75	44.21	48.66	53.11
11.0%	29.56	33.83	38.10	42.36	46.63	50.90
12.0%	28.35	32.44	36.53	40.61	44.70	48.79
13.0%	27.19	31.11	35.03	38.95	42.87	46.79
14.0%	26.10	29.85	33.61	37.37	41.13	44.89

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
9.0%	$50.84	$55.35	$59.86	$64.38	$68.89	$73.40
10.0%	48.70	53.02	57.34	61.66	65.99	70.31
11.0%	46.67	50.81	54.95	59.09	63.23	67.37
12.0%	44.74	48.71	52.67	56.64	60.61	64.58
13.0%	42.91	46.71	50.51	54.32	58.12	61.92
14.0%	41.17	44.81	48.46	52.11	55.76	59.40

Piper Sandler also considered and discussed with the NYCB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Flagstar’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Flagstar common stock, applying the price to earnings multiples range of 8.0x to 14.0x referred to above and a discount rate of 11.44%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
(15.0%)	$24.83	$28.39	$31.95	$35.51	$39.07	$42.63
(10.0%)	26.23	30.00	33.77	37.53	41.30	45.07
(5.0%)	27.62	31.60	35.58	39.56	43.54	47.52
0.0%	29.02	33.21	37.40	41.58	45.77	49.96
5.0%	30.42	34.81	39.21	43.61	48.00	52.40
10.0%	31.81	36.42	41.02	45.63	50.24	54.84
15.0%	33.21	38.02	42.84	47.66	52.47	57.29

In addition, Piper Sandler performed an analysis that estimated the net present value per share of Flagstar common stock, assuming Flagstar performed in accordance with publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, including annual cost savings of approximately $125 million, or approximately 11% of Flagstar’s expense base, as provided by the senior management of NYCB. For purposes of Piper Sandler’s analysis, cost savings were assumed to be 75% phased-in in the year ending December 31, 2022 and 100% in the year ending December 31, 2023 and thereafter. To approximate the terminal value of a share of Flagstar common stock at December 31, 2025, Piper Sandler applied price to earnings multiples ranging from 8.0x to 14.0x and multiples of tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Flagstar common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Flagstar common stock of $34.12 to $72.82 when applying multiples of earnings and $43.25 to $77.15 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
9.0%	$42.11	$48.25	$54.40	$60.54	$66.68	$72.82
10.0%	40.34	46.22	52.10	57.99	63.87	69.75
11.0%	38.67	44.30	49.93	55.56	61.20	66.83
12.0%	37.07	42.47	47.87	53.26	58.66	64.06
13.0%	35.56	40.73	45.91	51.08	56.25	61.43
14.0%	34.12	39.08	44.04	49.00	53.97	58.93

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
9.0%	$53.41	$58.16	$62.90	$67.65	$72.40	$77.15
10.0%	51.16	55.71	60.25	64.80	69.35	73.89
11.0%	49.03	53.38	57.74	62.09	66.45	70.80
12.0%	47.00	51.17	55.35	59.52	63.69	67.87
13.0%	45.08	49.08	53.08	57.08	61.08	65.08
14.0%	43.25	47.08	50.92	54.75	58.59	62.43

Piper Sandler also considered and discussed with NYCB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Flagstar’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Flagstar common stock, applying the price to earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 11.44%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
(15.0%)	$32.43	$37.12	$41.82	$46.52	$51.22	$55.92
(10.0%)	34.27	39.24	44.22	49.19	54.17	59.14
(5.0%)	36.11	41.36	46.61	51.87	57.12	62.37
0.0%	37.95	43.48	49.01	54.54	60.07	65.59
5.0%	39.80	45.60	51.41	57.21	63.01	68.82
10.0%	41.64	47.72	53.80	59.88	65.96	72.04
15.0%	43.48	49.84	56.20	62.55	68.91	75.27

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on NYCB assuming the transaction closes on December 31, 2021. Piper Sandler also utilized the following information and assumptions: (i) publicly available median analyst EPS estimates for NYCB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of NYCB; (ii) publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of NYCB; and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards and the granting of a certain number of restricted stock awards by Flagstar prior to the closing of the merger, as provided by the senior management of NYCB. The analysis indicated that the merger could be accretive to NYCB’s estimated EPS (excluding one-time transaction costs and expenses) in the year ending December 31, 2022 and immediately accretive to NYCB’s estimated tangible book value per share.

In connection with this analysis, Piper Sandler considered and discussed with the NYCB’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as NYCB’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to $13.0 million, which fee is contingent upon the closing of the merger. Piper Sandler also received a $3.0 million fee from NYCB upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. NYCB has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to NYCB in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to Flagstar in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to NYCB, Flagstar and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of NYCB, Flagstar and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Opinion of Goldman Sachs & Co. LLC

At a meeting of the NYCB board of directors, Goldman Sachs rendered to the NYCB board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated as of April 24, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB.

The full text of the written opinion of Goldman Sachs, dated April 24, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the NYCB board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of NYCB common stock should vote with respect to the proposed merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of NYCB and Flagstar for the five years ended December 31, 2020;

•	certain publicly available research analyst reports for NYCB and Flagstar;

•	certain internal financial analyses and forecasts for Flagstar prepared by its management; and

•

certain financial analyses and forecasts for Flagstar on a stand-alone basis and certain internal financial analyses and forecasts for NYCB on a stand-alone basis and pro-forma for the proposed merger, in each case, as prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, which are referred to in this section as the “Forecasts,” including certain operating synergies projected by the management of NYCB to result from the proposed merger, as approved for Goldman Sachs’ use by NYCB, which are referred to in this section as the “Synergies” (as described in the section entitled “—Certain Unaudited Prospective Financial Information,” beginning on page 94).

Goldman Sachs also held discussions with members of the senior managements of NYCB and Flagstar regarding their assessment of the past and current business operations, financial condition and future prospects of Flagstar and with the members of senior management of NYCB regarding their assessment of the past and current business operations, financial condition and future prospects of NYCB and the strategic rationale for, and the potential benefits of, the proposed merger; reviewed the reported price and trading activity for the shares of NYCB common stock and shares of Flagstar common stock; compared certain financial and stock market information for NYCB and Flagstar with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the NYCB board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the NYCB board of directors that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NYCB. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of NYCB or Flagstar or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto, and, accordingly, Goldman Sachs assumed that such allowances and marks for losses for NYCB or Flagstar were, in the aggregate, adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on NYCB or Flagstar or on the expected benefits of the proposed merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the proposed merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of NYCB to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may be available to NYCB; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to NYCB, as of the date of Goldman Sachs’ written opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of NYCB; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NYCB or Flagstar, or any class of such persons, in connection with the proposed merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the shares of NYCB common stock or Flagstar common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on NYCB or Flagstar, or as to the impact of the proposed merger on the solvency or viability of NYCB or Flagstar or the ability of NYCB or Flagstar to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs, as of the date of Goldman Sachs’ written opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the NYCB board of directors in connection with its consideration of the proposed merger and Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of shares of NYCB common stock should vote with respect to the proposed merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the NYCB board of directors in connection with rendering to the NYCB board of directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 23, 2021, and is not necessarily indicative of current market conditions.

Analysis of Implied Deal Premia and Multiples

Goldman Sachs calculated and compared certain implied premia and multiples using the closing price for shares of Flagstar common stock on April 23, 2021, and the implied value of the merger consideration to be paid by NYCB for each share of Flagstar common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration of $48.14 by multiplying the exchange ratio pursuant to the merger agreement by $11.99, the closing price for the shares of NYCB common stock on April 23, 2021.

Goldman Sachs calculated and/or compared the following:

•	the implied premia represented by the closing price of $45.37 per share of Flagstar common stock on April 23, 2021 and the $48.14 implied value of the merger consideration, in each case, relative to:

•	$45.37, the closing price for shares of Flagstar common stock on April 23, 2021, the last full trading day prior to announcement of the proposed merger,

•	$44.99, and $45.98, the average trading prices for shares of Flagstar common stock over the 10-day and 30-day periods ended April 23, 2021, respectively, and

•	$51.12, the highest trading price for shares of Flagstar common stock over the 52-week period ended April 23, 2021;

•	the closing price of $45.37 for shares of Flagstar common stock on April 23, 2021 and the $48.14 implied value of the merger consideration, in each case, as a multiple of

•

the estimated EPS for 2021 and 2022 for Flagstar Bancorp, calculated using both the EPS estimates for Flagstar reflected in the Forecasts and median EPS estimates for Flagstar published by Institutional Broker Estimate System (“IBES”) as of April 23, 2021; and

•	the tangible book value per share (“TBV”) per share, for Flagstar Bancorp, as of March 31, 2021, using TBV per share information reflected in the Forecasts.

The results of these calculations were as follows:

Premia/(Discount)

Implied Premium/(Discount) to:	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14
April 23, 2021 Closing Price of $45.37	—	6.1%
10-Day Average Price of $44.99	0.8%	7.0%
30-Day Average Price of $45.98	(1.3)%	4.7%
52-Week High Price of $51.12	(11.2)%	(5.8)%

Implied Multiples

	Management Forecasts		IBES Median Estimates
	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14
Price/2021E EPS	6.1x	6.5x	6.2x	6.6x
Price/2022E EPS	8.7x	9.3x	8.7x	9.3x

	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14
Price/March 31, 2021 TBV per share	1.1x	1.2x

Selected Companies Analysis for Flagstar on a Stand-Alone Basis

Goldman Sachs reviewed and compared certain financial information for Flagstar on a stand-alone basis to corresponding financial information and public market multiples for the selected publicly traded companies in the banking industry listed below. Although none of the selected companies is directly comparable to Flagstar, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Flagstar.

For each of Flagstar on a stand-alone basis and the selected companies, Goldman Sachs calculated and compared its closing price per share as of April 23, 2021 as a multiple of each of:

•	estimated EPS for the next 12 months (“NTM”) and for calendar years 2021 and 2022; and

•

stated book value (“SBV”) per share and TBV per share, with respect to each selected company, as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of April 23, 2021 and with respect to Flagstar Bancorp, as of March 31, 2021, based on SBV per share and TBV per share information reflected in the Forecasts.

For purposes of its calculations, Goldman Sachs used 2021, NTM and 2022 EPS estimates for Flagstar on a stand-alone basis and the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of April 23, 2021. For Flagstar on a stand-alone basis, Goldman Sachs also used the 2021, NTM and 2022 EPS estimates reflected in the Forecasts.

The multiples calculated by Goldman Sachs for the selected companies and multiples calculated by Goldman Sachs for Flagstar on a stand-alone basis are as follows:

Selected Company	Price/2021E EPS	Price/NTM EPS	Price/2022E EPS	Price/SBV per share	Price/TBV per share
Western Alliance Bancorporation	13.1x	12.6x	11.7x	3.0x	3.2x
Texas Capital Bancshares Inc.	14.5x	14.6x	14.6x	1.2x	1.2x
F.N.B Corp.	11.9x	12.0x	12.4x	0.9x	1.6x
BankUnited Inc.	14.6x	14.0x	13.1x	1.4x	1.5x
Prosperity Bancshares Inc.	14.2x	14.2x	14.2x	1.2x	2.5x
Associated Banc-Corp	13.0x	13.3x	13.7x	0.9x	1.3x
United Bankshares Inc.	15.7x	16.2x	17.2x	1.2x	2.1x
Investors Bancorp Inc.	13.3x	12.6x	11.4x	1.4x	1.4x
First Midwest Bancorp Inc.	14.8x	14.9x	15.2x	1.0x	1.6x
Ameris Bancorp	11.8x	12.2x	12.9x	1.3x	2.1x
Top Quartile	14.6x	14.5x	14.5x	1.4x	2.1x
Median	13.8x	13.7x	13.4x	1.2x	1.6x
Bottom Quartile	13.1x	12.6x	12.5x	1.0x	1.4x
Flagstar Bancorp
Management Forecasts/Public Information	6.1x	6.9x	8.7x	1.1x	1.1x
IBES Median EPS Estimates/Public Information	6.2x	6.9x	8.7x	—	—

Illustrative Present Value of Future Stock Price Analysis for Flagstar on a Stand-Alone Basis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of Flagstar common stock on a stand-alone basis, based on theoretical future prices calculated by Goldman Sachs for the shares of Flagstar common stock on a stand-alone basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of Flagstar common stock on a stand-alone basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 9.0x and 11.0x to the estimates of the EPS of Flagstar on a stand-alone basis for 2022, 2023 and 2024, respectively, using the Forecasts. By applying a discount rate of 8.5%, reflecting an estimate of Flagstar’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for Flagstar on a stand-alone basis and the estimated dividends to be paid per share of Flagstar common stock through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of Flagstar common stock on a stand-alone basis ranging from $39.66 to $51.90.

The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for Flagstar on a Stand-Alone Basis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Regression Analysis for Flagstar on a Stand-Alone Basis

Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the selected companies calculated by Goldman Sachs as described above under “—Selected Companies Analysis for Flagstar on a Stand-Alone Basis.” Goldman Sachs compared to the 2022 estimated return on average tangible common equity (“2022E ROATCE”) for those selected companies using the median estimates for such companies published by IBES as of April 23, 2021 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCE for the selected companies. Goldman Sachs observed that the 2022E ROATCE for Flagstar as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 1.6x on the regression line. Goldman Sachs calculated that the closing price for Flagstar common stock on April 23, 2021 reflected a multiple of approximately 1.1x TBV per share as of March 31, 2021 for Flagstar, as reflected in the Forecasts.

Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.5x (0.1x less than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple of 1.6x) to 1.7x (0.1x more than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple) to the TBV per share as of March 31, 2021 for Flagstar on a stand-alone basis as reflected in the Forecasts, and applied a 25% discount (reflecting the observed historical discount on Flagstar’s Price/TBV multiple relative to its regression implied Price/TBV multiple on a stand-alone basis) to derive regression implied values per share of Flagstar common stock on a stand-alone basis ranging from $48.49 to $54.75.

Illustrative Discounted Dividend Analyses for Flagstar on a Stand-Alone Basis

Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for Flagstar on a stand-alone basis, to derive a range of illustrative present values per share of the Flagstar common stock on a stand-alone basis.

Using discount rates ranging from 6.5% to 10.5%, reflecting estimates of the cost of equity for Flagstar on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for Flagstar on a stand-alone basis by discounting to present value as of March 31, 2021, (a) the implied distributions to Flagstar’s shareholders on a stand-alone basis over the period beginning April 1, 2021 through December 31, 2025 calculated using the Forecasts assuming that Flagstar would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target as provided by NYCB management, and (b) a range of illustrative terminal values for Flagstar as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 9.0x to 11.0x to the estimate of Flagstar’s terminal year (2026) net income on a stand-alone basis, as reflected in the Forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for Flagstar, Goldman Sachs applied illustrative one-year forward price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above under “—Selected Companies Analysis for Flagstar on a Stand-Alone Basis.”

Goldman Sachs divided the range of illustrative equity values it derived for Flagstar by the total number of fully diluted shares of Flagstar common stock outstanding as provided by Flagstar’s management to derive illustrative present values per share of Flagstar common stock on a stand-alone basis ranging from $50.68 to $67.46.

Selected Companies Analysis for NYCB on a Stand-Alone Basis

Goldman Sachs reviewed and compared certain financial information for NYCB on a stand-alone basis to corresponding financial information and public market multiples for the selected publicly traded companies in the banking industry listed below. Although none of the selected companies is directly comparable to NYCB, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of NYCB.

For each of NYCB on a stand-alone basis and the selected companies, Goldman Sachs calculated and compared its closing price per share as of April 23, 2021 as a multiple of each of:

•	estimated EPS for NTM and calendar years 2021 and 2022; and

•

its SBV per share and TBV per share, with respect to each selected company, as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of April 23, 2021 and with respect to NYCB, as of March 31, 2021, based on SBV per share and TBV per share information reflected in the Forecasts.

For purposes of its calculations, Goldman Sachs used 2021, NTM and 2022 EPS estimates for NYCB on a stand-alone basis and for the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of April 23, 2021. For NYCB on a stand-alone basis, Goldman Sachs also used the 2021, NTM and 2022 EPS estimates reflected in the Forecasts.

The multiples calculated by Goldman Sachs for the selected companies and multiples calculated by Goldman Sachs for NYCB on a stand-alone basis are as follows:

Selected Company	Price/2021E EPS	Price/NTM EPS	Price/2022E EPS	Price/SBV per share	Price/TBV per share
Regions Financial Corp.	10.8x	10.7x	10.6x	1.2x	1.8x
Comerica Inc.	10.7x	11.6x	13.7x	1.3x	1.4x
First Horizon Corp.	10.6x	10.8x	11.2x	1.3x	1.8x
Zions Bancorp. NA	10.0x	10.7x	12.4x	1.2x	1.4x
Signature Bank	18.6x	17.6x	15.9x	2.5x	2.5x
Synovus Financial Corp.	11.1x	11.2x	11.4x	1.5x	1.7x
East West Bancorp Inc.	14.5x	14.3x	14.0x	2.0x	2.2x
BOK Financial Corp.	12.2x	12.6x	13.6x	1.2x	1.5x
Wintrust Financial Corp.	11.5x	12.4x	14.7x	1.2x	1.4x
Western Alliance Bancorp	13.1x	12.6x	11.7x	3.0x	3.2x
Cullen/Frost Bankers Inc.	20.9x	21.4x	22.6x	1.8x	2.1x
Valley National Bancorp	12.7x	12.4x	12.0x	1.3x	1.9x
South State Corporation	14.4x	14.3x	14.0x	1.3x	2.0x
Texas Capital Bancshares Inc.	14.5x	14.6x	14.6x	1.2x	1.2x
F.N.B. Corp.	11.9x	12.0x	12.4x	0.9x	1.6x
BankUnited Inc.	14.6x	14.0x	13.1x	1.4x	1.5x
Pinnacle Financial Partners	15.2x	15.3x	15.5x	1.4x	2.4x
Prosperity Bancshares Inc.	14.2x	14.2x	14.2x	1.2x	2.5x
Hancock Whitney Corp.	9.9x	10.2x	10.9x	1.1x	1.6x
Associated Banc-Corp	13.0x	13.3x	13.7x	0.9x	1.3x
Commerce Bancshares Inc.	19.6x	20.3x	21.8x	2.7x	2.9x
UMB Financial Corp.	17.3x	17.2x	17.0x	1.5x	1.6x
Top Quartile	14.6x	14.5x	14.7x	1.5x	2.2x
Median	13.1x	12.9x	13.7x	1.3x	1.7x
Bottom Quartile	11.2x	11.7x	12.1x	1.2x	1.5x
New York Community Bancorp
Management Forecasts/Public Information	10.2x	10.1x	9.6x	0.9x	1.4x
IBES Median EPS Estimates/Public Information	10.4x	10.1x	9.6x	—	—

Illustrative Present Value of Future Stock Price Analysis for NYCB on a Stand-Alone Basis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of NYCB common stock on a stand-alone basis, based on theoretical future prices calculated by Goldman Sachs for the shares of NYCB common stock on a stand-alone basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of NYCB common stock on a stand-alone basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 12.0x to 14.0x to the estimates of the EPS of NYCB on a stand-alone basis for 2023, 2024 and 2025, respectively, using the Forecasts. By applying a discount rate of 7.0%, reflecting an estimate of NYCB’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for NYCB on a stand-alone basis and the estimated dividends to be paid per share of NYCB common stock on a stand-alone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of NYCB common stock on a stand-alone basis ranging from $14.94 to $17.44.

The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of CAPM.

Regression Analysis for NYCB on a Stand-Alone Basis

Goldman Sachs observed that the 2022E ROATCE basis for NYCB on a stand-alone basis as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 2.1x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.”

Goldman Sachs applied implied Price/TBV per share multiples ranging from 2.0x (0.1x less than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple of 2.1x) to 2.2x (0.1x more than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple) to the TBV per share as of March 31, 2021 for NYCB on a stand-alone basis as reflected in the Forecasts to derive regression implied values per share of NYCB common stock on a stand-alone basis ranging from $16.37 to $18.03 (no historical premium or discount was observed on NYCB’s Price/TBV multiple relative to its regression implied Price/TBV multiple on a stand-alone basis).

Illustrative Discounted Dividend Analyses for NYCB on a Stand-Alone Basis

Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analysis for NYCB on a stand-alone basis, to derive a range of illustrative present values per share of NYCB common stock on a stand-alone basis.

Using discount rates ranging from 6.0% to 8.0%, reflecting estimates of the cost of equity for NYCB on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for NYCB on a stand-alone basis by discounting to present value as of March 31, 2021, (a) the implied distributions to NYCB stockholders on a stand-alone basis over the period beginning April 1, 2021 through December 31, 2025, on a stand-alone basis, calculated using the Forecasts assuming at the direction of NYCB management that NYCB would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for NYCB on a stand-alone basis as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 12.0x to 14.0x to the estimate of NYCB’s terminal year (2026) net income on a stand-alone basis, as reflected in the Forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for NYCB on a stand-alone basis, Goldman Sachs applied illustrative one-year forward price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated for the selected companies as described above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis” and the multiples it calculated for NYCB on a stand-alone basis as set forth above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.”

Goldman Sachs divided the range of illustrative equity values it derived for NYCB on a stand-alone basis by the total number of fully diluted shares of NYCB common stock outstanding as provided by NYCB management to derive illustrative present values per share of NYCB common stock on a stand-alone basis ranging from $15.75 to $19.26.

Illustrative Present Value of Future Stock Price Analyses for NYCB on a Pro Forma Basis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of NYCB common stock on a pro forma basis (giving effect to the proposed merger), based on theoretical future prices calculated by Goldman Sachs for the shares of NYCB common stock on a pro forma basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of NYCB common stock on a pro forma basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 11.0 x to 13.0x to the estimates of the EPS of NYCB on a pro forma basis for 2023, 2024 and 2025, respectively, using the Forecasts taking into account the Synergies. By applying a discount rate of 7.50%, reflecting an estimate of NYCB’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of Flagstar and NYCB on a stand-alone basis blended based on their respective market capitalization), Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for NYCB on a pro forma basis and the estimated dividends to be paid per share of NYCB common stock on a pro forma basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per share of NYCB common stock on a pro forma basis ranging from $15.48 to $18.16.

The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.”

Regression Analysis for NYCB Shares on a Pro Forma Basis

Goldman Sachs observed that the estimated pro forma 2022E ROATCE on a fully phased-in basis for NYCB as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 2.2x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Regression Analysis for NYCB on a Stand-Alone Basis.”

Goldman Sachs applied implied Price/TBV per share multiples ranging from 2.1x (0.1x less than the 2022E ROATCE regression implied pro forma Price/TBV per share multiple of 2.2x) to 2.3x (0.1x more than the 2022E ROATCE regression implied pro forma Price/TBV per share multiple) to the TBV per share as of March 31, 2021 for NYCB on a pro forma basis as reflected in the Forecasts, and applied a 5.0% discount (reflecting the blended historical discount to the regression line implied Price/TBV per share multiple as observed on Flagstar and NYCB on a stand-alone basis and blended based on their respective market capitalization), to derive a range of regression implied present values per share of NYCB common stock on a pro forma basis of $17.58 to $19.21.

Illustrative Discounted Dividend Analyses for NYCB Shares on a Pro Forma Basis

Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analysis for NYCB on a pro forma basis (giving effect to the proposed merger). Using discount rates ranging from 6.50% to 8.50%, reflecting estimates of the cost of equity for NYCB on a pro forma basis, Goldman Sachs derived a range of illustrative equity values for NYCB on a pro forma basis by discounting to present value as of March 31, 2021, (a) the implied distributions to/ infusions from NYCB’s stockholders on a pro forma basis from December 31, 2022 through December 31, 2025 calculated using the Forecasts, taking into account the Synergies, assuming at the direction of NYCB management that NYCB would on a pro forma basis make distributions/require infusions of capital as necessary to achieve a 10.0% common equity tier 1 capital target for 2022 through 2025, and (b) a range of illustrative terminal values for NYCB on a pro forma basis as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 11.0x to 13.0x to the estimate of NYCB’s terminal year (2026) net income on a pro forma basis, as reflected in the Forecasts, taking into account the Synergies. To derive illustrative terminal values for NYCB on a pro forma basis, Goldman Sachs applied illustrative one-year forward price to EPS multiples based on its professional judgment and experience, the multiples it calculated for the selected companies and NYCB on a stand-alone basis as described above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis” and the multiples it calculated for Flagstar on a stand-alone basis as set forth above under “—Selected Companies Analysis for Flagstar on a Stand-Alone Basis.”

Goldman Sachs divided the range of illustrative equity values it derived for NYCB on a pro forma basis by the total number of fully diluted shares of NYCB common stock outstanding, increased by the number of shares of NYCB common stock anticipated to be issued in the proposed merger, as provided by NYCB management to derive a range of illustrative present values per share of NYCB common stock on a pro forma basis of $15.74 to $19.48.

Illustrative Contribution Analysis

Using the Forecasts and publicly available information, Goldman Sachs analyzed the implied equity contributions of Flagstar and NYCB to the pro forma combined company based on specific historical and estimated future operating and financial information of each company, including, among other things, market capitalization based on closing stock prices of each company as of April 23, 2021, estimated net income for 2021 and 2022, and certain balance sheet items as of March 31, 2021.

Based on the number of fully diluted shares of Flagstar common stock and NYCB common stock outstanding as of March 31, 2021, as provided by NYCB management, following the consummation of the proposed merger, holders of NYCB common stock would hold approximately 68% of the fully diluted shares of the pro forma combined company, and holders of Flagstar common stock would hold approximately 32% of the fully diluted shares of the pro forma combined company. The following table presents the results of this analysis:

	NYCB	Flagstar
Market Capitalization	69%	31%
Projections
2021E Net Income	58%	42%
2022E Net Income	68%	32%
Balance Sheet (March 31, 2021)
Assets	66%	34%
Loans	64%	36%
Deposits	64%	36%
Tangible Common Equity	64%	36%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to NYCB or Flagstar.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the NYCB board of directors that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NYCB, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio pursuant to the merger agreement and the resulting merger consideration to be paid by NYCB for each share of Flagstar common stock pursuant to the merger agreement was determined through arm’s-length negotiations between NYCB and Flagstar and was approved by the NYCB board of directors. Goldman Sachs provided advice to NYCB during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to NYCB or that any specific exchange ratio or amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the NYCB board of directors in making its determination to approve the proposed merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the NYCB board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of NYCB, Flagstar and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the proposed merger. Goldman Sachs acted as financial advisor to NYCB in connection with, and participated in certain of the negotiations leading to, the proposed merger. Goldman Sachs expects to receive fees for its services in connection with the proposed merger, the principal portion of which is contingent upon consummation of the proposed merger, and NYCB has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. During the two year period ended April 24, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by NYCB, Flagstar or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to NYCB, Flagstar and their respective affiliates for which its Investment Banking Division may receive compensation.

NYCB selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to an engagement letter dated April 22, 2021, Goldman Sachs was engaged to serve as the financial advisor to the NYCB board of directors in connection with the proposed merger. The engagement letter between NYCB and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $13 million, $3 million of which became payable upon the execution of the merger agreement, and the remainder of which is payable contingent upon completion of the proposed merger. In addition, NYCB agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors

After careful consideration, the Flagstar board of directors, by action by unanimous written consent dated as of April 24, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, holdco merger and bank merger, are advisable and in the best interests of Flagstar and its shareholders, and (ii) approved and adopted the merger agreement and the consummation of the transactions contemplated thereby, including the merger, holdco merger and bank merger. Accordingly, the Flagstar board of directors unanimously recommends that the Flagstar shareholders vote “FOR” the Flagstar merger proposal, “FOR” the Flagstar compensation proposal and “FOR” the Flagstar adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, holdco merger and bank merger, and to recommend that Flagstar’s shareholders approve the merger agreement, the Flagstar board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Flagstar management, as well as with Flagstar’s financial and legal advisors, and considered a number of factors, including the following:

•

each of Flagstar’s and NYCB’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Flagstar board of directors considered that NYCB’s and Flagstar’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Flagstar’s earnings and prospects on a stand-alone basis;

•	the combined company’s position as a top-tier regional bank with greater national scale and geographic and business line diversification;

•

the fact that, upon the closing, the combined company’s board of directors would include four legacy Flagstar directors, including Messrs. DiNello (non-executive chairman) and Treadwell (risk committee chairman), which the Flagstar board of directors believes enhances the likelihood that the strategic benefits Flagstar expects to achieve as a result of the merger will be realized;

•

the fact that, upon the closing, the remainder of the Flagstar directors immediately prior to the effective time who will not be directors of the combined company’s board of directors will be appointed to a two year term as a member of the advisory board;

•

its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Flagstar’s and the combined company’s potential growth, development, productivity and strategic options;

•

its views with respect to other strategic alternatives potentially available to Flagstar, including continuing as a stand-alone company and a transformative transaction with another potential acquiror or merger partner, and its belief that a transaction with such other potential transaction partners would not deliver the financial and operational benefits that could be achieved in the proposed merger with NYCB;

•	the exchange ratio in relation to the respective earnings contributions of Flagstar and NYCB;

•	the fact that the exchange ratio represents a 10% premium to the five-day volume weighted average price per share of Flagstar common stock (from April 19, 2021 to April 23, 2021);

•

the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, tangible book value accretion, dividends, return on average tangible common equity, return on average assets, asset quality, operational efficiency, liquidity and regulatory capital levels;

•	the fact that the dividends paid by NYCB to its stockholders were higher than dividends paid by Flagstar to its shareholders, even after applying the exchange ratio;

•

the complementary nature of Flagstar’s and NYCB’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;

•

Flagstar’s and NYCB’s shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a stand-alone basis;

•

the fact that, upon the closing, the combined company will re-adopt Flagstar’s existing lending policies and procedures with respect to the existing Flagstar business and the fact that the combined company intends to appoint certain senior management of Flagstar in mortgage and banking functions to equivalent senior positions at the combined company, which the Flagstar board of directors believes enhances the likelihood that the strategic benefits Flagstar expects to achieve as a result of the merger will be realized;

•	its review and discussions with Flagstar’s management concerning Flagstar’s due diligence examination of the operations, financial condition, regulatory and compliance programs and prospects of NYCB;

•	the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•

the expectation that the transaction will be generally tax-free to Flagstar and its shareholders for United States federal income tax purposes, as more fully described below under the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 131;

•

the fact that the exchange ratio would be fixed at the signing, which the Flagstar board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•

the shares of NYCB common stock that the Flagstar shareholders will receive as merger consideration would represent 32% of the outstanding shares of NYCB common stock, after giving effect to the exchange ratio and the merger;

•	the fact that Flagstar’s shareholders will have an opportunity to vote on the approval of the merger agreement and the transactions contemplated thereby;

•

the separate opinions of Morgan Stanley and Jefferies to the Flagstar board of directors, which were in each case dated April 24, 2021, as to the fairness, from a financial point of view, and as of the date of the opinions, to the holders of Flagstar common stock (other than holders of the excluded shares) of the exchange ratio in the proposed merger. See “—Opinions of Flagstar Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “—Opinions of Flagstar Financial Advisors—Opinion of Jefferies LLC” beginning on pages 77 and 87, respectively; and

•

the terms of the merger agreement (including the representations, covenants, deal protection and termination provisions), which the Flagstar board reviewed with its legal advisor following negotiation of several drafts of the merger agreement with NYCB.

The Flagstar board of directors also considered the potential risks related to the transaction, but concluded that the anticipated benefits of combining with NYCB were likely to outweigh these risks. These potential risks include:

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the risk of losing key Flagstar employees during the pendency of the merger and thereafter;

•

the restrictions on the conduct of Flagstar’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Flagstar from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Flagstar’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the fact that Flagstar’s shareholders would not be entitled to dissenters’ rights in connection with the merger;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	certain anticipated merger-related costs, which could also be higher than expected;

•

the regulatory and other approvals required in connection with the merger, the holdco merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•	the potential for legal claims challenging the merger;

•

the risk that the merger may not be completed despite the combined efforts of Flagstar and NYCB or that completion may be unduly delayed, including as a result of delays in obtaining the requisite regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 26 and 28, respectively.

The foregoing discussion of the information and factors considered by the Flagstar board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, holdco merger and bank merger, the Flagstar board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

For the reasons set forth above, the Flagstar board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Flagstar and its shareholders, and approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, holdco merger and bank merger.

Opinions of Flagstar’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Flagstar retained Morgan Stanley to provide it with financial advisory services in connection with a possible merger with NYCB, and, if requested by Flagstar, a financial opinion with respect thereto. Flagstar selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Flagstar. Morgan Stanley rendered to the Flagstar board of directors at its special meeting on April 24, 2021, its oral opinion, subsequently confirmed by delivery of a written opinion dated April 24, 2021, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of shares of Flagstar common stock (other than holders of the excluded shares).

The full text of the written opinion of Morgan Stanley, dated April 24, 2021, is attached as Annex D to this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Flagstar board of directors and addresses only the fairness, from a financial point of view, to holders of shares of Flagstar common stock (other than holders of excluded shares) of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of Flagstar or shareholders of NYCB as to how to vote at any shareholders meetings held with respect to the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which NYCB common stock will trade following the consummation of the merger or at any time.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Flagstar and NYCB, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Flagstar and NYCB, respectively;

•

reviewed certain financial projections prepared by the managements of Flagstar and NYCB, respectively (for information regarding such financial projections, see “—Certain Unaudited Prospective Financial Information” beginning on page 94 of this joint proxy statement/prospectus);

•

reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Flagstar and NYCB, respectively (for information regarding the Synergies, see “—Certain Unaudited Prospective Financial Information —Certain Estimated Synergies Attributable to the Merger” beginning on page 97 of this joint proxy statement/prospectus);

•

discussed the past and current operations and financial condition and the prospects of Flagstar, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Flagstar;

•

discussed the past and current operations and financial condition and the prospects of NYCB, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of NYCB;

•	reviewed the pro forma impact of the merger on NYCB’s EPS, consolidated capitalization and certain financial ratios and measures;

•	reviewed the reported prices and trading activity for Flagstar common stock and NYCB common stock;

•

compared the financial performance of Flagstar and NYCB and the prices and trading activity of Flagstar common stock and NYCB common stock with that of certain other publicly-traded companies comparable with Flagstar and NYCB, respectively, and their securities;

•	participated in certain discussions and negotiations among representatives of Flagstar and NYCB and certain parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Flagstar and NYCB, and formed a substantial basis for its opinion.

At Flagstar’s direction, Morgan Stanley’s analysis relating to the business and financial prospects for Flagstar for purposes of its opinion was made on the basis of (i) certain financial projections with respect to Flagstar prepared by the management of Flagstar, which forecasts were approved by Flagstar for Morgan Stanley’s use (referred to in this section as the “Flagstar Financial Projections”) and (ii) certain financial projections with respect to Flagstar that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of Flagstar, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Morgan Stanley’s use (such forecasts and extrapolations thereof are referred to in this section as the “Flagstar Street Forecasts”). At Flagstar’s direction, Morgan Stanley’s analysis relating to the business and financial prospects for NYCB for purposes of its opinion was made on the basis of certain financial projections with respect to NYCB that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of NYCB, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Morgan Stanley’s use (such forecasts and extrapolations thereof are referred to in this section as the “NYCB Street Forecasts”). Morgan Stanley was advised by Flagstar, and assumed, with the consent of Flagstar, that the Flagstar Financial Projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, reflect the best currently available estimates of the future financial performance of Flagstar, and the Flagstar Street Forecasts and NYCB Street Forecasts were reasonable bases upon which to evaluate the business and financial prospects of Flagstar and NYCB, respectively. Morgan Stanley expressed no view as to the Flagstar Financial Projections, the NYCB Street Forecasts or the Flagstar Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Flagstar Street Forecasts and NYCB Street Forecasts were derived.

In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not an expert in the evaluation of allowance for loan losses, and it neither made an independent evaluation of the adequacy of the allowance for loan losses at Flagstar or NYCB, nor did it examine any individual loan credit files of Flagstar or NYCB nor was it requested to conduct such a review, and, as a result, Morgan Stanley assumed that the aggregate allowance for loan losses of Flagstar and NYCB, respectively, is adequate. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Flagstar and NYCB and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Flagstar’s officers, directors or employees, or any class of such persons, relative to the exchange ratio to be paid to the holders of shares of the Flagstar common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Flagstar or NYCB, nor was it furnished with any such valuations or appraisals, upon which Morgan Stanley relied without independent verification. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, April 24, 2021. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any other alternative business transaction, or other business or financial strategies that might be available to Flagstar, nor did it address the underlying business decision of Flagstar to enter into the merger agreement or proceed with the transactions contemplated by the merger agreement.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 24, 2021. The various financial analyses summarized below were based on closing prices of Flagstar common stock and NYCB common stock as of April 23, 2021, the last full trading day preceding the day of the special meeting of the Flagstar board of directors to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Flagstar Standalone Analyses

Flagstar Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of Flagstar with publicly available information for two groups of selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Flagstar’s.

Comparable Peer Group 1

The first group of selected companies consisted of all publicly traded banks headquartered in the Midwest region of the United States with total assets between $7.5 billion and $50 billion, excluding any companies that were merger targets in pending transactions. The selected companies consisted of:

•	Wintrust Financial Corporation

•	Associated Banc-Corp

•	UMB Financial Corporation

•	Commerce Bancshares, Inc.

•	Old National Bancorp

•	First Midwest Bancorp, Inc.

•	Heartland Financial USA, Inc.

•	First Financial Bancorp.

•	First Merchants Corporation

•	Great Western Bancorp, Inc.

•	First Busey Corporation

•	Enterprise Financial Services Corp

•	Merchants Bancorp

•	Capital Federal Financial, Inc.

•	Park National Corporation

Comparable Peer Group 2

The second group of selected companies consisted of all publicly traded mortgage companies in the United States, excluding any technology-enabled mortgage companies. The selected companies consisted of:

•	UWM Holdings Corporation

•	PennyMac Financial Services, Inc.

•	Mr. Cooper Group Inc.

•	Home Point Capital Inc.

•	Guild Holdings Company

In all instances, multiples were based on closing stock prices on April 23, 2021. For each of the following analyses performed by Morgan Stanley, financial and market data for both groups of the selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to both groups of the selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated EPS for 2022, or Price / 2022E EPS; and

•	multiple of price to tangible book value per share, or Price / Tangible Book Value

	Group 1 of Selected Companies’ Median	Group 2 of Selected Companies’ Median	Flagstar (Flagstar Financial Projections)	Flagstar (Flagstar Street Forecasts)
Price / 2022E EPS	14.4x	4.9x	7.4x	8.8x
Price / Tangible Book Value	1.6x	1.3x	1.1x	1.1x

Based on the analysis of the relevant metrics for each of the selected companies, and taking into account differences between Flagstar and the selected companies including with respect to business mix and operating model, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for Flagstar. For purposes of this analysis, Morgan Stanley utilized estimated EPS for 2022 and 2023 as set forth in the Flagstar Financial Projections and for 2022 as set forth in the Flagstar Street Forecasts. Due to lack of analyst estimates for 2023, Morgan Stanley assumed a five percent growth on the estimated EPS for 2022 as set forth in the Flagstar Street Forecasts to determine estimated EPS for 2023.

Morgan Stanley estimated the implied trading value per share of Flagstar common stock as of April 23, 2021, as follows:

	Flagstar Metric		Multiple Statistic Range	Implied Value Per Share of Flagstar Common Stock
Price / 2022E EPS (Flagstar Street Forecasts)	$5.19		7.0x – 9.0x	$36.30 – $46.67
Price / 2022E EPS (Flagstar Financial Projections)	$6.14		7.0x – 9.0x	$42.96 – $55.24
Price / 2023E EPS (Flagstar Street Forecasts)	$5.44	(1)	6.4x – 8.2x(2)	$34.81 – $44.75
Price / 2023E EPS (Flagstar Financial Projections)	$6.27		6.4x – 8.2x(2)	$40.08 – $51.53

(1)	2023E street estimates based on 5% growth on 2022E street estimates due to lack of 2023E analyst estimates.
(2)	Based on multiple of price to estimated EPS for 2022 discounted by a cost of equity of 9.5%.

Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2022 return on tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents a 40% to 20% discount to the value implied by the regression line equation. Utilizing a 2022 return on tangible common equity estimate for Flagstar of 11.1%, as set forth in the Flagstar Street Forecasts, the low-end range of $40.28 represents the implied value if Flagstar were valued at 60% of the value implied by the regression line and the high-end range of $53.70 represents the implied value if Flagstar were valued at 80% of the value implied by the regression line. Utilizing a 2022 return on tangible common equity estimate for Flagstar of 13.0%, as set forth in the Flagstar Financial Projections, the low-end range of $43.88 represents the implied value if Flagstar were valued at 60% of the value implied by the regression line and the high-end range of $58.51 represents the implied value if Flagstar were valued at 80% of the value implied by the regression line.

No company in the public trading comparables analysis is identical to Flagstar. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Flagstar, such as the impact of competition on the business of Flagstar or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Flagstar or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Flagstar Dividend Discount Analysis

Using the Flagstar Street Forecasts for 2021 and 2022 and the Flagstar Financial Projections for 2021, 2022 and 2023, and assuming, at the direction of Flagstar management, 5.0% annual growth after 2022 for the Flagstar Street Forecasts and after 2023 for the Flagstar Financial Projections and that Flagstar would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for Flagstar on a standalone basis. Morgan Stanley calculated a range of implied values per share of Flagstar common stock based on the sum of the discounted present values of (1) projected dividends on shares of Flagstar common stock as of December 31, 2020 through December 31, 2026 and (2) a projected terminal value of Flagstar common stock as of December 31, 2026.

Morgan Stanley based its analysis on a range of terminal forward multiples of 7.0x to 9.0x to the terminal year 2026 estimated forward earnings, 8.5% to 10.5% discount rates, using the capital asset pricing model, and a 1.0% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of Flagstar common stock ranging from $43.23 to $55.21 using the Flagstar Street Forecasts and $49.47 to $61.45 using the Flagstar Financial Projections.

Flagstar Analyst Price Targets Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for Flagstar common stock prepared and published by research analysts prior to April 23, 2021, as reported by Capital IQ. These forward targets reflected each analyst’s estimate of the future public market trading price of Flagstar common stock. The range of such analyst price targets per share for the Flagstar common stock discounted for one year back to April 23, 2021 at a rate of 9.5%, such discount rate selected by Morgan Stanley, upon the application of the capital asset pricing model together with its professional judgment, to reflect Flagstar’s cost of equity as of April 23, 2021, was $45.67 to $54.80 per share.

The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for Flagstar common stock, and these estimates are subject to uncertainties, including the future financial performance of Flagstar and future financial market conditions.

NYCB Standalone Analyses

NYCB Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of NYCB with publicly available information for the selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to NYCB’s.

The selected companies consisted of all publicly traded banks in the United States with total assets between $35 billion and $100 billion, excluding any companies that were merger targets in pending transactions. The selected companies consisted of:

•	Comerica Incorporated

•	First Horizon Corporation

•	Zions Bancorporation, National Association

•	Signature Bank Corp

•	Synovus Financial Corp.

•	East West Bancorp, Inc.

•	First Citizens BancShares, Inc.

•	BOK Financial Corporation

•	Wintrust Financial Corporation

•	Cullen/Frost Bankers, Inc.

•	Valley National Bancorp

•	South State Corporation

•	Texas Capital Bancshares, Inc.

•	F.N.B. Corporation

•	Western Alliance Bancorporation

•	BankUnited, Inc.

In all instances, multiples were based on closing stock prices on April 23, 2021. For each of the following analyses performed by Morgan Stanley, financial and market data for the selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to the selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated EPS for 2022, or Price / 2022E EPS; and

•	multiple of price to tangible book value per share, or Price / Tangible Book Value

	Selected Companies’ Median	NYCB
Price / 2022E EPS	13.4x	9.6x
Price / Tangible Book Value	1.6x	1.4x

Based on the analysis of the relevant metrics for each of the selected banks, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for NYCB. For purposes of this analysis, Morgan Stanley utilized estimated EPS for 2022 as set forth in the NYCB Street Forecasts. Due to lack of analyst estimates for 2023, Morgan Stanley assumed a five percent growth on the estimated EPS for 2022 as set forth in the NYCB Street Forecasts to determine estimated EPS for 2023.

Morgan Stanley estimated the implied trading value per share of NYCB common stock as of April 23, 2021, as follows:

	NYCB Metric		Multiple Statistic Range	Implied Value Per Share of NYCB Common Stock
Price / 2022E EPS	$1.25		9.0x – 11.0x	$11.25 – $13.75
Price / 2023E EPS	$1.31	(1)	8.3x – 10.1x(2)	$10.89 – $13.31

(1)	2023E street estimates based on 5% growth on 2022E street estimates due to lack of 2023E analyst estimates.
(2)	Based on multiple of price to estimated EPS for 2022 discounted by a cost of equity of 8.5%.

Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2022 return on tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents a 30% to 0% discount to the value implied by the regression line equation. Utilizing a 2022 return on tangible common equity estimate for NYCB of 13.5%, as set forth in the NYCB Street Forecasts, the low-end range of $11.74 represents the implied value if NYCB were valued at 70% of the value implied by the regression line and the high-end range of $16.77 represents the implied value if NYCB were valued at 100% of the value implied by the regression line.

No company in the public trading comparables analysis is identical to NYCB. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NYCB, such as the impact of competition on the business of NYCB or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of NYCB or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

NYCB Dividend Discount Analysis

Using the NYCB Street Forecasts for 2021 through 2022 and assuming, at the direction of management of Flagstar, 5% annual growth for 2023 and thereafter and that NYCB would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for NYCB on a standalone basis. Morgan Stanley calculated a range of implied values per share of NYCB common stock based on the sum of the discounted present values of (1) projected dividends on shares of NYCB common stock as of December 31, 2020 through December 31, 2026 and (2) a projected terminal value of NYCB common stock as of December 31, 2026.

Morgan Stanley based its analysis on a range of terminal forward multiples of 9.0x to 11.0x to the terminal year 2026 estimated forward earnings, 7.5% to 9.5% discount rates, using the capital asset pricing model, and a 1.0% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of NYCB common stock ranging from $12.73 to $15.99.

NYCB Analyst Price Targets Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for NYCB common stock prepared and published by research analysts prior to April 23, 2021, as reported by Capital IQ. These forward targets reflected each analyst’s estimate of the future public market trading price of NYCB common stock. The range of such analyst price targets per share for the NYCB common stock discounted for one year back to April 23, 2021 at a rate of 8.5%, such discount rate selected by Morgan Stanley, upon the application of the capital asset pricing model together with its professional judgment, to reflect NYCB’s cost of equity as of April 23, 2021, was $10.60 to $15.67 per share.

The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for NYCB common stock, and these estimates are subject to uncertainties, including the future financial performance of NYCB and future financial market conditions.

Exchange Ratios Analysis

Using the implied value per share reference ranges for Flagstar and NYCB indicated in the public trading comparables analyses, the regression analyses and the dividend discount analyses of Flagstar and NYCB described above, Morgan Stanley calculated ranges of implied exchange ratios of Flagstar common stock into NYCB common stock. The implied exchange ratios represent the range of high-to-low and low-to-high exchange ratios implied by the respective valuation analyses. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
Public Trading Comparables
Price / 2022E EPS (NYCB Street Forecasts / Flagstar Street Forecasts)	2.640x – 4.148x
Price / 2022E EPS (NYCB Street Forecasts / Flagstar Financial Projections)	3.124x – 4.910x
Price / 2023E EPS (NYCB Street Forecasts / Flagstar Street Forecasts)	2.616x – 4.110x
Price / 2023E EPS (NYCB Street Forecasts / Flagstar Financial Projections)	3.012x – 4.733x
Regression Analysis
Regression Based (NYCB Street Forecasts / Flagstar Street Forecasts)	2.402x – 4.574x
Regression Based (NYCB Street Forecasts / Flagstar Financial Projections)	2.617x – 4.984x
Dividend Discount Analysis
Dividend Discount Analysis (NYCB Street Forecasts / Flagstar Street Forecasts)	2.703x – 4.338x
Dividend Discount Analysis (NYCB Street Forecasts / Flagstar Financial Projections)	3.094x – 4.828x

Morgan Stanley also reviewed the historical trading prices for Flagstar common stock and NYCB common stock from April 23, 2018 to April 23, 2021 and calculated implied historical exchange ratios by dividing the average daily closing price per share of Flagstar common stock by the average daily closing price per share of NYCB common stock. This implied historical exchange ratio analysis indicated the following historical exchange ratios, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
April 23, 2021	3.7840x
5-Day VWAP	3.6501x
Average since March 25, 2021	3.5447x
One-Month Average	3.5971x
One-Year Average	3.4463x
Three-Year Average	3.1275x

The historical exchange ratios were presented for reference purposes only, and were not relied upon for valuation purposes.

Contribution Analysis

Morgan Stanley compared NYCB’s and Flagstar’s respective percentage contributions for certain financial metrics described below to the combined company. Morgan Stanley utilized NYCB’s and Flagstar’s respective balance sheet as of December 31, 2020 and estimates of net income for calendar years 2022 and 2023 as set forth in the Flagstar Street Forecasts, Flagstar Financial Projections and NYCB Street Forecasts. The following table summarizes Morgan Stanley’s analysis:

	NYCB Contribution	Flagstar Contribution
Balance Sheet
Loans HFI	73%	27%
Deposits	62%	38%
Common Equity	74%	26%
Tangible Common Equity	66%	34%
Net Income (NYCB Street Forecasts / Flagstar Street Forecasts)
2022E Net Income	68%	32%
2023E Net Income	68%	32%
Net Income (NYCB Street Forecasts / Flagstar Financial Projections)
2022E Net Income	66%	34%
2023E Net Income	68%	32%

Pro Forma Accretion/Dilution Analysis

Morgan Stanley reviewed and analyzed the estimated pro forma impact of the merger on (i) projected accretion/(dilution) to holders of NYCB common stock for the year 2022, (ii) projected accretion/(dilution) to holders of Flagstar common stock for the year 2022, (iii) tangible book value per share of NYCB as of the closing date, (iv) common equity Tier 1 ratio as of the closing date and (v) annual dividend per share for holders of Flagstar common stock as of the closing date, in each case based on the Flagstar Street Forecasts, the Flagstar Financial Projections, the NYCB Street Forecasts and the Synergies. For purposes of the tangible book value per share and common equity Tier 1 ratio analyses, Morgan Stanley utilized an estimated closing date of December 31, 2021. Based on these analyses, Morgan Stanley calculated (a) an estimated pro forma accretive impact to EPS for holders of NYCB common stock for 2022 of 16% based on the Flagstar Street Forecasts and 18% based on the Flagstar Financial Projections, in each case assuming Synergies are fully phased-in, (b) an estimated pro forma accretive impact to EPS for holders of Flagstar common stock for 2022 of 12% based on the Flagstar Street Forecasts and an estimated pro forma dilutive impact of 3% based on the Flagstar Financial Projections, in each case assuming Synergies are fully phased-in, (c) an estimated pro forma accretive impact on tangible book value per share of NYCB as of the closing date of 3% based on Flagstar Street Forecasts and 5% based on the Flagstar Financial Projections, in each case assuming the full impact of one-time merger-related expenses, (d) an estimated pro forma common equity Tier 1 ratio of 10.3% based on the Flagstar Street Forecasts and 10.6% based on the Flagstar Financial Projections, in each case as of the closing date and assuming the impact of estimated one-time merger-related expenses incurred prior to or around closing, and (e) an estimated pro forma accretive impact to the annual dividend per share for holders of Flagstar common stock of 1,038% as of the closing date. Any such estimates are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.

Pro Forma Dividend Discount Analysis

Using the Flagstar Street Forecasts, Flagstar Financial Projections, the NYCB Street Forecasts, the Synergies and other fair market value and transaction adjustments and assuming, at the direction of the managements of Flagstar and NYCB, that NYCB would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for NYCB on a pro forma basis after giving effect to the merger. Morgan Stanley calculated a range of implied values per share of Flagstar common stock based on the sum of the discounted present values of (1) projected dividends on shares of NYCB common stock as of the estimated closing date for December 31, 2021 through December 31, 2027 and (2) a projected terminal value of NYCB common stock as of December 31, 2027.

Morgan Stanley based its analysis on a range of terminal forward multiples of 8.4x to 10.4x to the terminal year 2027 estimated forward earnings, 7.8% to 9.8% discount rates, reflecting the estimated cost of equity on a pro-forma basis using the capital asset pricing model, and a 1.0% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of Flagstar common stock ranging from $56.68 to $70.72 using the Flagstar Street Forecasts and $58.83 to $72.87 using the Flagstar Financial Projections.

General

In connection with the review of the merger by Flagstar’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Flagstar or NYCB. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of Flagstar or NYCB. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view to holders of Flagstar common stock (other than holders of excluded shares) of the exchange ratio pursuant to the merger agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to Flagstar’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Flagstar common stock or NYCB common stock might actually trade. Morgan Stanley expressed no opinion or recommendation as to how the shareholders of Flagstar and NYCB should vote at the shareholders’ meetings to be held in connection with the merger.

The exchange ratio was determined through arm’s-length negotiations between Flagstar and NYCB and was approved by Flagstar’s board of directors. Morgan Stanley provided advice to Flagstar during these negotiations but did not, however, recommend any specific exchange ratio to Flagstar or NYCB, or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to Flagstar’s board of directors was one of many factors taken into consideration by Flagstar’s board of directors in deciding to approve, adopt and authorize the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Flagstar’s board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether Flagstar’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Flagstar’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Flagstar, NYCB or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, as compensation for its services relating to the merger, Flagstar has agreed to pay Morgan Stanley a fee of $18.2 million in the aggregate, $1.0 million of which was payable upon the rendering of its opinion and $17.2 million of which is contingent upon the consummation of the merger. Flagstar has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Flagstar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan

Stanley’s engagement. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have not received any fees from Flagstar or NYCB for financial advisory or financing services. Morgan Stanley may also seek to provide financial advisory and financing services to Flagstar, NYCB and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of Jefferies LLC

Flagstar has retained Jefferies as a financial advisor to Flagstar in connection with the merger. In connection with this engagement, the Flagstar board of directors requested that Jefferies evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the merger agreement. At a meeting of the Flagstar board of directors held on April 24, 2021 to evaluate the merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated April 24, 2021, to the Flagstar board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Flagstar common stock (other than holders of the excluded shares).

The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex E to this joint proxy statement/prospectus statement. Jefferies’ opinion was provided for the use and benefit of the Flagstar board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Flagstar, nor did it address the underlying business decision by Flagstar to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Flagstar board of directors, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available financial and other information regarding Flagstar and NYCB;

•

reviewed certain information prepared, and furnished to Jefferies, by the respective managements of Flagstar and NYCB, including certain financial forecasts, projections and estimates relating to Flagstar and NYCB, respectively;

•

reviewed certain estimates as to potential cost savings to result from the merger prepared, and furnished to Jefferies, by the respective senior management teams of Flagstar and NYCB (collectively referred to in this section as the “Synergies”), which were each approved for Jefferies’ use by Flagstar;

•

discussed the businesses, operations and prospects of Flagstar and NYCB, the strategic rationale (and benefits of) the merger and the other matters described in the second through fourth bullets immediately above with members of the senior management teams of Flagstar and NYCB;

•

reviewed certain aspects of the financial performance and condition of Flagstar and NYCB (as were prepared, and furnished to Jefferies, by Flagstar) and compared them with those of certain publicly traded companies comparable with Flagstar and NYCB, respectively;

•	reviewed the stock trading price history for, and analysts’ consensus estimates for the future earnings of, Flagstar and NYCB;

•

considered certain potential pro forma financial effects of the merger on Flagstar and NYCB utilizing the financial forecasts, projections and estimates relating to Flagstar and NYCB and the potential Synergies referred to above (all of which were prepared, and furnished to Jefferies, by Flagstar); and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility or obligation to independently investigate or verify, the accuracy and completeness of all documents and information (including, but not limited to, financial information) that was supplied, provided, furnished or otherwise made available by (or on behalf of) Flagstar and NYCB (and their respective affiliates), or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements and other representatives of Flagstar and NYCB that they were not aware of any facts, events, developments, occurrences or circumstances that would make such documents or information incomplete, inaccurate or misleading. In its review, Jefferies did not make or obtain an independent evaluation or appraisal of any of the assets (or related collateral) or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties, locations or facilities, of Flagstar, NYCB or any other entity and Jefferies assumed no responsibility or obligation to obtain or conduct any such evaluations, investigations, appraisals or physical inspections. Jefferies is not an expert in the evaluation of deposit accounts or loan or securities portfolios, including with respect to interest rate or credit marks or allowances for losses, and Jefferies assumed no responsibility or obligation for conducting a review of individual credit files or loan or securities portfolios. Jefferies expressed no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Jefferies assumed that each of Flagstar and NYCB had, and the pro forma combined company would have, appropriate reserves to cover any such losses or liabilities. Jefferies did not evaluate the solvency or fair value of Flagstar, NYCB or any other entity under any laws relating to bankruptcy, insolvency, receivership or similar matters. Jefferies’ analyses and opinion also did not consider any actual, pending, threatened or potential arbitration, litigation, claims, disputes or possible unasserted claims, investigations, inquiries or other proceedings to which Flagstar, NYCB or any of their respective affiliates are or in the future may be a party or subject.

At Flagstar’s direction, Jefferies’ analysis relating to the business and financial prospects for Flagstar for purposes of its opinion was made on the basis of: (i) certain financial projections with respect to Flagstar prepared by the management of Flagstar, which were approved by Flagstar for Jefferies’ use (referred to in this section as the “Flagstar Financial Projections”) and (ii) certain financial projections with respect to Flagstar that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of Flagstar, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Jefferies’ use (such forecasts and extrapolations thereof are referred to in this section as the “Flagstar Street Forecasts”). At Flagstar’s direction, Jefferies’ analysis relating to the business and financial prospects for NYCB for purposes of its opinion was made on the basis of certain financial projections with respect to NYCB that were primarily derived from a consensus of selected Wall Street equity research financial forecasts, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Jefferies’ use (such forecasts and extrapolations thereof are referred to in this section as the “NYCB Forecasts”).

With respect to the Flagstar Financial Projections, Flagstar Street Forecasts and NYCB Forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised by Flagstar, and assumed, that the Flagstar Financial Projections, including the potential Synergies that it was approved and directed to utilize for purposes of its analyses and opinion, were reasonably prepared on bases reflecting the best currently available forecasts, projections, estimates and good faith judgments of the management of Flagstar and the Flagstar Street Forecasts and NYCB Forecasts were an appropriate basis upon which to evaluate the future financial performance of Flagstar and NYCB, respectively. Jefferies expressed no opinion as to any financial forecasts, projections or estimates or the assumptions or judgments on which they were based. Jefferies assumed that the financial results reflected in such financial forecasts, projections and estimates, including with respect to potential Synergies, would be realized in the amounts and at the times projected.

Jefferies relied upon the assessments of the managements of Flagstar and NYCB as to, among other things, (i) the potential impact on Flagstar and NYCB (and their respective affiliates) of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the financial services and banking industries and the geographic regions in which Flagstar and NYCB (and their respective affiliates) operate, including the views of such managements regarding prevailing and future interest rates and capital requirements, (ii) matters relating to Flagstar’s and NYCB’s (and their respective affiliates) respective loan and securities portfolios and existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, vendors, third-party service providers and other commercial relationships, (iii) matters relating to prior acquisitions of Flagstar, including financial aspects involved, ongoing obligations, if any, and integration and other financial effects, and (iv) the ability to integrate the businesses of Flagstar and NYCB (and their respective affiliates). Jefferies assumed that there would not be any developments with respect to any such matters that would have an adverse effect on Flagstar, NYCB or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion and that any structural or other change in effecting, consummating or restructuring of, the merger as permitted under the merger agreement would not impact such analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Flagstar board of directors was aware, the credit, financial and stock markets, the industries in which Flagstar and NYCB (and their respective affiliates) operate and the securities of Flagstar and NYCB have experienced and may continue to experience volatility and Jefferies expressed no view or opinion as to any potential effects of such volatility on Flagstar, NYCB (or their respective affiliates) or the merger (including the contemplated benefits thereof).

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Flagstar, NYCB (or their respective affiliates) or the merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Flagstar and/or the Flagstar board of directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Flagstar, NYCB (or their respective affiliates) or the merger (including the contemplated benefits thereof) and legal, regulatory, accounting and tax consequences to Flagstar, NYCB or their respective affiliates or securityholders of the terms of, and transactions contemplated by, the merger agreement and related documents. Jefferies assumed that the merger would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition, provision or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Flagstar, NYCB or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies also assumed, with Flagstar’s express consent, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes and would otherwise qualify for the intended tax treatment contemplated by the merger agreement. Jefferies further assumed that the final merger agreement, when signed by the parties thereto, would not differ from the execution version reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the merger as contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Flagstar, nor did it address the underlying business decision by Flagstar to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure (or any alternative structure or restructuring) of the merger or any term, aspect or implication of any voting agreement, governance arrangements or any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to holders of Flagstar common stock (other than holders of the excluded shares) to the extent expressly specified in such opinion and without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of Flagstar held by such holders, and Jefferies’ opinion did not in any way address proportionate allocation or relative fairness. In addition, Jefferies was not asked to, and Jefferies’ opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Flagstar, NYCB or any other party. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the exchange ratio or otherwise. Jefferies also expressed no view or opinion as to the actual value of NYCB common stock when issued in connection with the merger or the prices at which shares of Flagstar common stock, NYCB common stock or any other securities may trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee solely for the limited purposes set forth therein.

In connection with rendering its opinion to the Flagstar board of directors, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company used as a comparison was identical or directly comparable to Flagstar or NYCB. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Flagstar and NYCB in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Flagstar and NYCB. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Flagstar, NYCB or their respective businesses or securities.

The exchange ratio was determined through negotiations between Flagstar and NYCB, and the decision of Flagstar to enter into the merger agreement was solely that of the Flagstar board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Flagstar board of directors in its evaluation of the exchange ratio and should not be viewed as determinative of the views of the Flagstar board of directors or Flagstar management with respect to the merger or the merger consideration or whether the Flagstar board of directors would have been willing to agree to a different exchange ratio.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses reviewed with the Flagstar board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Jefferies divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Flagstar from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for NYCB from such analyses in order to calculate the low-ends (or high-ends, as the case may be) of the implied exchange ratio reference ranges.

Selected Public Companies Analyses. Jefferies performed separate selected public companies analyses of Flagstar and NYCB in which Jefferies reviewed certain financial and stock market information relating to Flagstar, NYCB and the selected publicly traded companies listed below.

Flagstar. In its selected public companies analysis of Flagstar, Jefferies reviewed publicly available financial, stock market and operating information relating to Flagstar and the following 32 selected publicly traded banks headquartered in the Midwest region of the United States with $5 billion to $200 billion in assets (excluding trust banks, mutual savings banks and any banks that were merger targets in pending transactions) that Jefferies considered generally relevant for purposes of analysis, collectively referred to in this section as the “Flagstar selected companies”:

• KeyCorp	• Huntington Bancshares Incorporated

• Wintrust Financial Corporation	• Associated Banc-Corp

• Commerce Bancshares, Inc.	• UMB Financial Corporation

• First National of Nebraska, Inc.	• Old National Bancorp

• First Midwest Bancorp, Inc.	• Central Bancompany, Inc.

• Heartland Financial USA, Inc.	• First Financial Bancorp.

• First Merchants Corporation	• Great Western Bancorp, Inc.

• First Busey Corporation	• Enterprise Financial Services Corp.

• Merchants Bancorp	• Capital Federal Financial, Inc.

• Park National Corporation	• 1st Source Corporation

• Meta Financial Group, Inc.	• Premier Financial Corp.

• Midland States Bancorp, Inc.	• Byline Bancorp, Inc.

• Republic Bancorp, Inc.	• Horizon Bancorp, Inc.

• Lakeland Financial Corporation	• QCR Holdings, Inc.

• CrossFirst Bankshares, Inc.	• MidWestOne Financial Group, Inc.

• Great Southern Bancorp, Inc.	• Community Trust Bancorp, Inc.

Jefferies reviewed, among other information, closing stock prices on April 23, 2021 as multiples of calendar year 2022 estimated EPS and latest publicly reported fiscal quarter tangible book value, referred to in this section as latest quarter TBV, per share. Financial data of the Flagstar selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Flagstar was based on the Flagstar Street Forecasts and the Flagstar Financial Projections.

The overall low to high calendar year 2022 estimated EPS multiples observed for the Flagstar selected companies were 8.5x to 25.5x (with a median of 13.0x). Jefferies then applied selected ranges of calendar year 2022 estimated EPS multiples of 7.0x to 9.1x derived from the Flagstar selected companies to corresponding data of Flagstar. This analysis indicated approximate implied per share equity value reference ranges for Flagstar based on calendar year 2022 estimated EPS of $42.91 to $55.89 based on the Flagstar Financial Projections and $36.26 to $47.22 based on the Flagstar Street Forecasts.

The overall low to high latest quarter TBV multiples observed for the Flagstar selected companies were 1.14x to 3.23x (with a median of 1.57x). Jefferies then applied a selected range of latest quarter TBV multiples of 1.09x to 1.25x to the latest quarter TBV per share of Flagstar. This analysis indicated an approximate implied per share equity value reference range for Flagstar of $42.26 to $48.50 based on each of the Flagstar Financial Projections and the Flagstar Street Forecasts.

NYCB. In its selected public companies analysis of NYCB, Jefferies reviewed publicly available financial, stock market and operating information relating to NYCB and the following 24 selected publicly traded banks in the United States with $35 billion to $250 billion in assets (excluding banks in Puerto Rico, trust banks, mutual savings banks and any banks that were merger targets in pending transactions) that Jefferies considered generally relevant for purposes of analysis, collectively referred to in this section as the “NYCB selected companies:”

• Fifth Third Bancorp	• Citizens Financial Group, Inc.

• KeyCorp	• First Republic Bank

• M&T Bank Corporation	• Regions Financial Corporation

• Huntington Bancshares Incorporated	• SVB Financial Group

• Comerica Incorporated	• Zions Bancorporation, NA

• First Horizon Corporation	• Signature Bank Corp

• Synovus Financial Corp.	• East West Bancorp, Inc.

• First Citizens BancShares, Inc.	• BOK Financial Corporation

• Wintrust Financial Corporation	• Western Alliance Bancorporation

• Cullen/Frost Bankers, Inc.	• Valley National Bancorp

• F.N.B. Corporation	• South State Corporation

• Texas Capital Bancshares, Inc.	• BankUnited, Inc.

Jefferies reviewed, among other information, closing stock prices on April 23, 2021 as multiples of calendar year 2022 estimated EPS and latest quarter TBV per share. Financial data of the NYCB selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of NYCB was based on the NYCB Forecasts.

The overall low to high calendar year 2022 estimated EPS multiples observed for the NYCB selected companies were 10.4x to 23.4x (with a median of 12.5x). Jefferies then applied selected ranges of calendar year 2022 estimated EPS multiples of 10.4x to 12.5x derived from the NYCB selected companies to corresponding data of NYCB from the NYCB Forecasts. This analysis indicated approximate implied per share equity value reference ranges for NYCB based on calendar year 2022 estimated EPS of $12.99 to $15.67.

The overall low to high latest quarter TBV multiples observed for the NYCB selected companies were 1.24x to 3.54x (with a median of 1.74x). Jefferies then applied a selected range of latest quarter TBV multiples of 1.24x to 1.74x to the latest quarter TBV per share of NYCB from the NYCB Forecasts. This analysis indicated an approximate implied per share equity value reference range for NYCB of $10.43 to $14.67.

Utilizing the approximate implied per share equity value reference ranges derived for Flagstar and NYCB described above, Jefferies calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
Price / 2022E EPS (Flagstar Financial Projections / NYCB Forecasts)	2.7381x – 4.3021x
Price / 2022E EPS (Flagstar Street Forecasts / NYCB Forecasts)	2.3133x – 3.6346x
Price / TBV (Flagstar Financial Projections / NYCB Forecasts)	2.8803x – 4.6494x
Price / TBV (Flagstar Street Forecasts / NYCB Forecasts)	2.8803x – 4.6494x

Dividend Discount Analyses. Jefferies performed separate dividend discount analyses of Flagstar and NYCB as described below.

Flagstar. Jefferies performed a dividend discount analysis of Flagstar by calculating the estimated present value of the distributable cash flows that Flagstar was forecasted to generate during the fiscal years ending December 31, 2021 through

December 31, 2025 based on the Flagstar Financial Projections for 2021, 2022 and 2023, the Flagstar Street Forecasts for 2021 and 2022, and assuming, at the direction of Flagstar management, 5.0% annual growth after 2023 for the Flagstar Financial Projections and after 2022 for the Flagstar Street Forecasts. For purposes of this analysis, a common equity tier 1 ratio of 10.0% and a dividend capacity based on the amount of capital in excess of that required minimum threshold were assumed. Jefferies calculated terminal values for Flagstar by applying to Flagstar’s fiscal year 2027 estimated net income a selected range of terminal EPS multiples of 7.0x to 9.1x. The present values (as of December 31, 2020) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 10.1% to 14.1%. This analysis indicated an approximate implied per share equity value reference range for Flagstar of $43.06 to $58.26 based on the Flagstar Financial Projections and $37.20 to $52.14 based on the Flagstar Street Forecasts.

NYCB. Jefferies performed a dividend discount analysis of NYCB by calculating the estimated present value of the distributable cash flows that NYCB was forecasted to generate during the fiscal years ending December 31, 2021 through December 31, 2025 based on the NYCB Forecasts for 2021 and 2022 and assuming, at the direction of Flagstar management, 5% annual growth thereafter. For purposes of this analysis, a common equity tier 1 ratio of 10.0% and a dividend capacity based on the amount of capital in excess of that required minimum threshold were assumed. Jefferies calculated terminal values for NYCB by applying to NYCB’s fiscal year 2027 estimated net income a selected range of terminal EPS multiples of 10.4x to 12.5x. The present values (as of December 31, 2020) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 8.8% to 12.8%. This analysis indicated an approximate implied per share equity value reference range for NYCB of $12.03 to $16.39 based on the NYCB Forecasts.

Utilizing the approximate implied per share equity value reference ranges derived for Flagstar and NYCB described above, Jefferies calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
Dividend Discount Analysis (Flagstar Financial Projections / NYCB Forecasts)	2.6268x – 4.8409x
Dividend Discount Analysis (Flagstar Street Forecasts / NYCB Forecasts)	2.2694x – 4.3328x

Certain Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•

Jefferies reviewed the relative contributions of Flagstar and NYCB to certain balance sheet items, estimated net income for fiscal years 2022 and 2023, market capitalization and number of branches of the combined company based on the Flagstar Financial Projections, Flagstar Street Forecasts and NYCB Forecasts. This review indicated overall relative contributions by Flagstar of such financial and other observed data of approximately 31% to 40% as compared to the implied pro forma ownership of holders of Flagstar common stock in the combined company upon the effective time based on the exchange ratio of approximately 32%; and

•

Jefferies reviewed certain publicly available metrics of (i) precedent transactions in the banking industry that were announced in 2019, 2020 and 2021 (as of the date of its opinion) with a deal value greater than $1 billion and (ii) precedent transactions in the mortgage industry that were announced in the last five years; and

•	Jefferies reviewed the metrics of select publicly traded mortgage companies that Jefferies identified as comparable to Flagstar with respect to certain characteristics.

Miscellaneous

Flagstar has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $8 million, of which a portion was payable upon delivery of Jefferies’ opinion to the Flagstar board of directors and approximately $7 million is payable contingent upon consummation of the merger. In addition, Flagstar agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Flagstar board of directors was aware, although Jefferies and its affiliates did not provide financial advisory or financing services to Flagstar unrelated to the merger or to NYCB during the two-year period prior to the date of Jefferies’ opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may in the future provide such services to Flagstar, NYCB and/or their respective affiliates, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Flagstar, NYCB and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Jefferies was selected as a financial advisor to Flagstar in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with Flagstar’s and NYCB’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Unaudited Prospective Financial Information

NYCB and Flagstar do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results for the current year and certain future years in their respective earnings investor presentations and other investor materials.

However, NYCB and Flagstar are including in this joint proxy statement/prospectus certain unaudited prospective financial information for NYCB and Flagstar that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing NYCB stockholders and Flagstar shareholders access to certain nonpublic information made available to NYCB and Flagstar and their respective boards of directors and financial advisors.

Neither NYCB nor Flagstar endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by NYCB senior management or Flagstar senior management, as applicable, at the time such prospective financial information was approved for use by the financial advisors. The prospective financial information represents NYCB senior management’s or Flagstar senior management’s respective evaluation of NYCB’s and Flagstar’s expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which NYCB and Flagstar operate and the risks and uncertainties described under “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this joint proxy statement/prospectus and in the reports that NYCB and Flagstar file with the SEC from time to time, including those regarding NYCB attached to this joint proxy statement/prospectus as annexes and those regarding Flagstar that are incorporated by reference into this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of NYCB and Flagstar and will be beyond the control of NYCB following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of NYCB or Flagstar could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that NYCB, Flagstar or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any NYCB stockholders or Flagstar shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on NYCB or Flagstar of the merger, and does not attempt to predict or suggest actual future results of NYCB following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by NYCB as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on NYCB or Flagstar of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (in each case, except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which NYCB would operate after the merger.

The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

The prospective financial information included in this document has been prepared by, and is the responsibility of, NYCB’s management and Flagstar’s management. Neither KPMG LLP (NYCB’s independent registered public accounting firm), PricewaterhouseCoopers LLP (Flagstar’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, each of KPMG LLP and PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The reports by KPMG LLP included in the annexes to this joint proxy statement/prospectus and the reports by PricewaterhouseCoopers LLP incorporated by reference into this joint proxy statement/prospectus relate to NYCB’s and Flagstar’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Certain Stand-Alone Flagstar Prospective Financial Information Used by Piper Sandler

The following table includes the consensus analyst estimates for Flagstar’s second, third and fourth-quarter 2021 and full-year 2022 EPS and dividends per share that were used by Piper Sandler at NYCB management’s direction in performing its financial analysis with respect to Flagstar on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.” beginning on page 55.

	2021Q2E	2021Q3E	2021Q4E	2022E
EPS	$2.01	$1.46	$1.28	$5.19
Dividends Per Share	$0.06	$0.06	$0.06	$0.28

For purposes of extrapolating Flagstar financial results, NYCB management provided Piper Sandler with an estimated long-term annual growth rate of 4.0% for Flagstar’s EPS and an annual increase of $0.04 in Flagstar’s dividends per share.

Certain Stand-Alone NYCB Prospective Financial Information Used by Piper Sandler

The following table includes the consensus analyst estimates for NYCB’s second, third and fourth-quarter 2021 and full-year 2022 EPS and dividends per share that were used by Piper Sandler at NYCB management’s direction in performing its financial analysis with respect to NYCB on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.” beginning on page 55.

	2021Q2E	2021Q3E	2021Q4E	2022E
EPS	$0.28	$0.29	$0.30	$1.25
Dividends Per Share	$0.17	$0.17	$0.17	$0.68

For purposes of extrapolating NYCB financial results, NYCB management provided Piper Sandler with an estimated long-term annual growth rate of 4.0% for NYCB’s EPS and an annual dividend per share of $0.68.

Certain Stand-Alone Flagstar Prospective Financial Information Used by Goldman Sachs

The following table presents certain consensus analyst estimates with respect to Flagstar that were used by Goldman Sachs at NYCB management’s direction in performing its financial analysis with respect to Flagstar on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 66. The table also presents extrapolations for 2023 through 2026. For purposes of extrapolating Flagstar’s financial results, NYCB management used, among other things, estimated long-term annual growth rates of 4.0% for Flagstar’s net income to common shareholders, EPS and total assets and an annual increase of $0.04 in Flagstar’s dividends per share.

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E
Net Income to Common Shareholders	$398	$277	$288	$300	$312	$324
EPS	$7.46	$5.19	$5.40	$5.61	$5.84	$6.07
Total Assets	$28,298	$26,320	$27,373	$28,467	$29,606	$30,790
Dividends Per Share	$0.24	$0.28	$0.32	$0.36	$0.40	$0.44

Certain Stand-Alone NYCB Prospective Financial Information Used by Goldman Sachs

The following table presents certain consensus analyst estimates with respect to NYCB that were used by Goldman Sachs at NYCB management’s direction in performing its financial analysis with respect to NYCB on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 66. The table also presents extrapolations for 2023 through 2026. For purposes of extrapolating NYCB’s financial results, NYCB management used, among other things, estimated long-term annual growth rates of 4.0% for NYCB’s net income to common stockholders, EPS and total assets and an annual dividend per share of $0.68.

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E
Net income to Common Stockholders	$544	$581	$605	$629	$654	$680
EPS	$1.17	$1.25	$1.30	$1.35	$1.40	$1.46
Total Assets	$58,842	$60,828	$63,261	$65,792	$68,423	$71,160
Dividends Per Share	$0.68	$0.68	$0.68	$0.68	$0.68	$0.68

Certain Stand-Alone Flagstar Prospective Financial Information Used by Morgan Stanley and Jefferies

The following table presents certain prospective financial information with respect to Flagstar used by Morgan Stanley and Jefferies at Flagstar management’s direction in performing their respective financial analyses with respect to Flagstar on a stand-alone basis as described in “—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “—Opinions of Flagstar’s Financial Advisors—Opinion of Jefferies LLC” beginning on pages 77 and 87, respectively. Such prospective financial information reflects prospective financial information with respect to Flagstar provided by Flagstar management for calendar years 2021 through 2023. The table also presents extrapolations for calendar years 2024 through 2027 based on assumptions provided by Flagstar management, including, among other things, an estimated 5.0% annual growth rate.

Flagstar Street Forecasts:

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Net Income	$387	$276	$290	$305	$320	$336	$353
EPS	$7.33	$5.19	$5.44	$5.72	$6.00	$6.30	$6.62
Risk Weighted Assets	$22,190	$22,199	$23,299	$24,464	$25,688	$26,972	$28,321

Flagstar Management Projections:

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Net Income	$447	$301	$290	$305	$320	$336	$352
EPS	$8.53	$6.14	$6.27	$6.58	$6.91	$7.26	$7.62
Risk Weighted Assets	$19,405	$19,736	$20,723	$21,759	$22,847	$23,990	$25,189

Certain Stand-Alone NYCB Prospective Financial Information Used by Morgan Stanley and Jefferies

The following table presents certain consensus analyst estimates with respect to NYCB used by Morgan Stanley and Jefferies at Flagstar management’s direction in performing their respective financial analyses with respect to NYCB on a stand-alone basis as described in “—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “—Opinions of Flagstar’s Financial Advisors—Opinion of Jefferies LLC” beginning on pages 77 and 87, respectively.

The table also presents extrapolations for calendar years 2023 through 2027 based on assumptions provided by Flagstar management, including, among other things, an estimated 5.0% annual growth rate.

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Net Income	$534	$576	$605	$635	$667	$701	$736
EPS	$1.15	$1.25	$1.31	$1.38	$1.45	$1.52	$1.60
Risk Weighted Assets	$41,998	$43,258	$44,556	$46,783	$49,122	$51,579	$54,158

Certain Estimated Synergies Attributable to the Merger

NYCB management and Flagstar management jointly developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies to be realized by, NYCB arising from, and following completion of, the merger. Such prospective financial information also was (i) provided to Piper Sandler and approved by NYCB for Piper Sandler’s use and reliance, (ii) provided to Goldman Sachs and approved by NYCB for Goldman Sachs’ use and reliance, (iii) provided to Morgan Stanley and approved by Flagstar for Morgan Stanley’s use and reliance and (iv) provided to Jefferies and approved by Flagstar for Jefferies use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in “—Opinions of NYCB’s Financial Advisors” and “—Opinions of Flagstar’s Financial Advisors.”

Such prospective financial information included, among other things, (i) annual pre-tax cost savings of $125 million, or approximately 11% of Flagstar’s expense base or 30% of Flagstar’s core bank non-interest expense base, phased in 75% during 2022 and 100% in 2023 and thereafter; (ii) one-time, pre-tax transaction costs of $220 million, phased in to regulatory capital 50% at the completion of the merger and 50% in 2022; and (iii) certain estimated purchase accounting adjustments and adjustments for CECL accounting standards.

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 26 and 28, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

General

The stand-alone prospective financial information for NYCB and Flagstar was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results NYCB will achieve if the merger is completed and is not intended to represent forecasted financial information for NYCB if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither NYCB or Flagstar nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of NYCB or Flagstar compared to the information contained in the prospective financial information. Neither NYCB nor Flagstar undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of NYCB, Flagstar or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any NYCB stockholders, Flagstar shareholders or other person regarding NYCB’s and Flagstar’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by NYCB and Flagstar and their respective boards of directors and financial advisors in connection with the merger.

In light of the foregoing, and considering that the NYCB and Flagstar special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, NYCB stockholders and Flagstar shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review the recent SEC filings of NYCB attached as annexes to this joint proxy statement/prospectus and the recent SEC filings of Flagstar incorporated by reference into this joint proxy statement/prospectus, which contain their respective reported financial results and their respective financial statements. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of NYCB common stock to vote in favor of the NYCB share issuance proposal or the other proposal to be voted on at the NYCB special meeting or to induce any holder of Flagstar common stock to vote in favor of the Flagstar merger proposal or any of the other proposals to be voted on at the Flagstar special meeting.

Interests of Certain NYCB Directors and Executive Officers in the Merger

In considering the recommendation of NYCB’s board of directors with respect to the NYCB share issuance proposal and the NYCB adjournment proposal, you should be aware that aside from their interests as NYCB stockholders, NYCB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of NYCB’s stockholders generally. Members of NYCB’s board of directors were aware and considered these interests, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making their recommendations that NYCB stockholders approve the NYCB share issuance. For more information, see “—Background of the Merger” beginning on page 48 and “—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” beginning on page 53. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger” beginning on page 99. The merger will not constitute a “change in control” for purposes of NYCB’s compensation arrangements, except as specifically noted below.

CEO Letter Agreement

In connection with the merger agreement, NYCB entered into a letter agreement with Thomas Cangemi, dated as of April 24, 2021 (the “Letter Agreement”), to be effective upon the effective time. The Letter Agreement provides that, following the effective time, Mr. Cangemi will continue to serve as the President and Chief Executive Officer of NYCB, will report directly to the board, but will cease to serve as Chairman of the NYCB board. The Letter Agreement also provides that Mr. Cangemi’s removal from the role of Chairman of the Board upon the effective time will not constitute “good reason” as defined in Mr. Cangemi’s employment agreement between NYCB and Mr. Cangemi. Pursuant to the Letter Agreement, if Mr. Cangemi is not appointed to serve as Chairman of the Board upon the earlier of (i) the death, resignation, removal, disqualification or other cessation of service by Alessandro DiNello as Non-Executive Chairman of the NYCB board and (ii) the date following the 24 month anniversary of the effective time (the “Succession Date”), unless he is no longer serving as Chief Executive Officer as of the Succession Date, he will have “good reason” to terminate his employment with NYCB at such time under his employment agreement. Further, in the event that Mr. Cangemi is terminated without “cause” as defined his employment agreement or Mr. Cangemi resigns for good reason within the 30 month anniversary of the effective time, the compensation committee of the NYCB board will cause his outstanding equity awards to become fully vested and non-forfeitable upon such termination. Except as set forth in the Letter Agreement, Mr. Cangemi’s existing employment arrangements with NYCB will otherwise remain unchanged. In the event that the merger agreement terminates prior to the closing, the Letter Agreement shall be void ab initio.

See the section entitled “—Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger” for the estimated value of potential payments to Mr. Cangemi in connection with the Letter Agreement.

Termination of ESOP and Supplemental Benefits Plan

NYCB maintains the ESOP, which is funded with annual discretionary contributions by NYCB determined on a uniform basis for all employees as a percentage of eligible compensation. NYCB also maintains the Supplemental Benefits Plan of NYCB Bank, a non-qualified excess benefits plan, in connection with the ESOP to provide certain executives with benefits that cannot be allocated to them directly through the ESOP as a result of certain limitations under the Code. The Supplemental Benefits Plan was frozen in 1999 with respect to annual excess benefit allocations. Messrs. Cangemi and Pinto were not employees of NYCB in 1999. Mr. Wann received annual excess benefit allocations from 1993 to 1999 and maintains account balances under the Supplemental Benefits Plan of NYCB Bank related to those allocations. The Supplemental Benefits Plan of NYCB Bank was amended in December 2002 to add Mr. Cangemi as a participant only with respect to the separate change in control provision described in the next sentence. In the event of a change in control of NYCB (as defined in the plan), Messrs. Wann and Cangemi will be credited with the value of the allocations they would have received under the plan had it been in effect on an annual basis since 1999 for Mr. Wann and 2002 for Mr. Cangemi, adjusted to reflect stock dividends and the reinvestment of cash dividends over the same period. The merger is considered a change in control for purposes of the Supplemental Benefits Plan and Messrs. Wann and Cangemi will be entitled to such benefits under the change in control provision.

Pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the ESOP to be terminated as of not later than the business day prior to the effective time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP, the accounts of all participants and beneficiaries in the ESOP immediately prior to the effective time will become fully vested as of the effective time of the termination of the ESOP (to the extent not already so vested). Additionally, pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the effective time and to pay each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan.

See the section entitled “—Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger” for the estimated value of potential payments to named executive officers in connection with the termination of the ESOP and the Supplemental Benefits Plan.

Membership of the Boards of Directors of NYCB and NYCB Bank

As of the effective time of the holdco merger, each of the NYCB board and the NYCB Bank board will consist of 12 directors, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, Hanif Dahya, who will serve as the Presiding Director, and such other directors as determined by NYCB (the “NYCB designated directors”) and (ii) four will be directors of Flagstar immediately prior to the effective time. For additional information, see “The Merger—Governance of NYCB After the Merger” beginning on page 108. As of the date of this joint proxy statement/prospectus, no decisions have been made with respect to the five remaining NYCB designated directors.

Treatment of NYCB Equity Awards

No actions are being taken with respect to outstanding NYCB equity awards (the “NYCB equity awards”) in connection with the merger, and the consummation of the merger will not constitute a “change in control” under the employment agreements between NYCB and its executive officers or under NYCB’s equity incentive plans and underlying equity award agreements. Equity-based awards under NYCB’s stock plans will remain outstanding and continue to be governed by the same terms and conditions that applied prior to the consummation of the merger, except with respect to Mr. Cangemi in connection with the Letter Agreement.

In accordance with their terms, restricted stock awards granted to NYCB non-employee directors will become fully vested on the date of the director’s separation from service other than by reason of the director’s removal for cause.

NYCB Executive Officer Non-Change in Control Cash Severance Entitlements

Each of NYCB’s executive officers is a party to an employment agreement with NYCB that provides for severance benefits in the event the executive officer’s employment is terminated by NYCB other than for “cause” or by the named executive officer for “good reason” (each as defined in the applicable employment agreement). The consummation of the merger will not constitute a “change in control” under the employment agreements. In the event that the employment of any of NYCB’s executive officers terminates in connection with the merger, the existing agreements between NYCB and its executive officers will continue to govern each executive officer’s entitlement to severance benefits, and any benefits potentially provided under those agreements will be not be enhanced by the consummation of the merger. For additional details on these arrangements, see NYCB’s annual proxy statement filed with the SEC on April 16, 2021, which is attached as Annex G to this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger

No actions are being taken with respect to outstanding NYCB equity awards in connection with the merger. In addition, the consummation of the merger will not constitute a “change in control” under the employment agreements between NYCB and its named executive officers, nor will it constitute a “change in control” under NYCB’s equity incentive plans and underlying equity award agreements.

The following table sets forth the estimated amounts of “golden parachute” compensation (on a pre-tax basis) for purposes of Item 402(t) of Regulation S-K that each named executive officer of NYCB could receive in connection with the merger, using the following assumptions:

•	October 1, 2021 as the closing date of the merger (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each applicable named executive officer will experience a qualifying termination on October 1, 2021 (which is assumed solely for purposes of this golden parachute compensation disclosure);

•	each applicable named executive officer’s outstanding equity awards as of May 31, 2021; and

•

a price per share of NYCB common stock of $12.30 (the average closing market price of NYCB common stock over the first five business days following the public announcement of the merger on April 26, 2021).

The calculations in the table do not include amounts that NYCB’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in the table also do not include amounts that do not relate to the merger, including the value of NYCB equity awards or non-change in control severance described above for executive officers other than Mr. Cangemi. For more information, see “—Treatment of NYCB Equity Awards” beginning on page 99 and “—NYCB Executive Officer Non-Change in Control Cash Severance Entitlements” beginning on page 99. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Total ($)
Named Executive Officers(4)
Thomas R. Cangemi	$9,780,106	$7,496,420	$1,244,612	$18,521,138
Robert Wann	—	—	$2,845,740	$2,845,740

(1)

The amount shown reflects the “double trigger” non-change in control cash severance Mr. Cangemi would receive upon a qualifying termination, as modified by his Letter Agreement, consisting of: (a) a pro rata portion of his annual bonus for the year of termination; (b) three times the highest total annual compensation paid during the three preceding years; and (c) an amount equal to three times that average annual amount contributed under all tax-qualified retirement plans during the three preceding years. For more information, see “—NYCB Executive Officer Non-Change in Control Cash Severance Entitlements” beginning on page 99.

Name	Pro-Rata Bonus ($)	Cash Severance ($)	Total ($)
Named Executive Officers
Thomas R. Cangemi	$1,150,000	$8,630,106	$9,780,106

(2)

The amounts for Mr. Cangemi include the value of his unvested equity awards that would vest in the event of a qualifying termination within 30 months following the effective date as provided in the Letter Agreement. Such amounts are considered “double trigger” payments.

(3)

The amounts for Mr. Cangemi and Mr. Wann represent the full “single trigger” vesting of shares allocated under the Supplemental Benefits Plan as of the assumed closing of the merger for purposes of this disclosure (and acquired for the Supplemental Benefits Plan accounts pursuant to dividend reinvestment) and change in control provision benefits, which are: Mr. Wann—231,361 shares ($2,845,740); Mr. Cangemi—101,188 shares ($1,244,612). All shares allocated under the ESOP to named executive officers are fully vested and are therefore not reported in the table.

(4)

Mr. Pinto, Mr. Adams, and Mr. Ficalora are omitted from the table, as the merger will have no impact on their existing compensation arrangements, as noted above. Mr. Ficalora, NYCB’s former President and former Chief Executive Officer, retired on December 31, 2020.

Interests of Certain Flagstar Directors and Executive Officers in the Merger

In considering the recommendation of Flagstar’s board of directors that you vote “FOR” the merger proposal and the other proposals presented at the Flagstar special meeting, you should be aware that aside from their interests as Flagstar shareholders, Flagstar’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Flagstar shareholders generally. References to the “named executive officers” or “NEOs” of Flagstar include Messrs. Alessandro P. DiNello, Lee M. Smith, James K. Ciroli, Stephen V. Figliuolo, Paul D. Borja and Ms. Kristy Fercho. All NEOs are currently employed by Flagstar with the exception of Ms. Fercho who resigned effective as of August 2, 2020. Members of Flagstar’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending that Flagstar shareholders vote in favor of the merger proposal and other proposals presented at the Flagstar special meeting. For more information, see “—Background of the Merger” beginning on page 48 and “—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 75. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” beginning on page 106.

Treatment of Flagstar Equity Awards

The change in control agreements, the Flagstar employment agreements, the restrictive covenants agreement and the NYCB employment agreements (together with the NYCB offer letter, the “executive agreements”) and the Flagstar stock plan and award agreements govern the treatment of Flagstar RSUs and Flagstar PSUs (together, the “Flagstar Equity Awards”). The executive agreements provide for “double-trigger” vesting if the executive officer is terminated by Flagstar without cause or as a result of the executive officer’s resignation for good reason (as such terms are defined in the applicable executive agreement) during the period beginning three months prior to and ending 12 months following a change in control. Additionally, pursuant to the merger agreement, such protections are extended to apply until 18 months after the closing. The closing will constitute a change in control for purposes of the Flagstar Equity Awards. Accordingly, if an executive officer experiences a qualifying termination within the period between closing and the date that is 18 months following the closing, all unvested converted Flagstar Equity Awards held by the executive officer will fully vest.

For an estimate of the amounts that would be realized by each of Flagstar’s NEOs upon a qualifying termination event in settlement of his or her unvested converted Flagstar Equity Awards, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate amount that would be realized by the executive officers who are not named executive officers in settlement of his or her unvested Flagstar Equity Awards that were outstanding on May 31, 2021, if the effective time occurred on October 1, 2021, and each such executive officer experienced a qualifying termination on that date is $809,086. This amount is calculated using a price per share of NYCB’s common stock of $12.30 (the average closing price of NYCB’s common stock on the first five business days following the announcement of the merger) and, in the case of Flagstar PSUs, assuming 150% or 100% target performance, as further described below. In addition, the estimated aggregate amount of merger consideration that would be realized by the ten Flagstar non-employee directors in exchange for their Flagstar director restricted shares that are outstanding as of May 31, 2021, if the effective time occurred on October 1, 2021, is $1,296,079. This amount is calculated using a price per share of NYCB’s common stock of $12.30 (the average closing price of NYCB’s common stock on the first five business days following the announcement of the merger). These amounts do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing.

Pursuant to the terms of the merger agreement and confidential disclosure schedules, if the effective time does not occur before the date on which Flagstar would make annual grants of equity awards to executives and other employees in the ordinary course of business in 2021 (other than with respect to Messrs. DiNello and Smith), Flagstar may make time- and/or performance-based annual equity award grants to executives and other employees in the ordinary course of business consistent with past practice on terms and conditions substantially similar to those applicable to equity awards granted by Flagstar in 2020 (including providing for double-trigger change in control vesting provisions on a termination without cause or resignation for good reason within 18 months of the closing). In addition, it is expected that Flagstar’s non-employee directors will be granted additional restricted shares (or cash awards in lieu thereof) in the ordinary course of business consistent with past practice with a grant date value of $110,000 or, in the case of the Chairman of the Board, $200,000; provided, however, that such awards may provide for accelerated vesting and payout upon the effective time. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by Flagstar’s executive officers (who are not named executive officers) and directors may materially differ from the amounts set forth above.

Flagstar Time-Based Restricted Stock Units

At the effective time, except as otherwise agreed between NYCB and Flagstar, each outstanding Flagstar RSU under the Flagstar stock plan, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Flagstar common stock and shall be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (i) the number of shares of Flagstar common stock subject to such Flagstar RSU immediately prior to the Effective Time (including any applicable dividend equivalents), multiplied by (ii) the exchange ratio. Except as specifically provided above, at and following the Effective Time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the Flagstar stock plan or applicable award agreement; provided that such protections shall be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar RSU immediately prior to the effective time.

Flagstar Performance Share Awards with Completed Performance Periods

At the effective time, except as otherwise agreed between NYCB and Flagstar, each outstanding Flagstar PSU for which the applicable performance period is complete, including awards granted prior to the date of the merger agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar common stock and shall be converted into the right to receive the merger consideration with respect to the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the Effective Time based on actual performance through completion of the applicable performance period as determined by the Flagstar Compensation Committee in its reasonable judgement, less applicable tax withholding, which shall be delivered as soon as reasonably practicable following the closing date and in no event later than five days following the closing date, provided that any Flagstar PSUs that are subject to Section 409A of the Code (“Section 409A”) and that are not permitted to be paid at the effective time without triggering a tax or penalty under Section 409A will be settled at the earliest time permitted under the applicable Flagstar stock plan and award agreement that will not trigger a tax or penalty under Section 409A.

Flagstar Performance Share Awards with Incomplete Performance Periods

At the effective time, except as otherwise agreed between NYCB and Flagstar, each outstanding Flagstar PSU for which the applicable performance period is not complete shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar common stock and shall be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (A) the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the exchange ratio. Except as specifically provided above, at and following the effective time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the Flagstar Stock Plan or applicable award agreement; provided that such protections shall be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar PSU immediately prior to the effective time.

Flagstar Director Restricted Shares

At the effective time, except as otherwise agreed between NYCB and Flagstar, each Flagstar director restricted share, whether vested or unvested, will accelerate in full and be converted into, and become exchanged for, the merger consideration.

Flagstar Change in Control Agreements

Flagstar is party to change in control agreements with Messrs. Ciroli and Figliuolo and Flagstar executive officer Karen Buck. The change in control agreements provide that if the executive’s employment is terminated without cause, or the executive resigns employment for good reason (as “cause” and “good reason” are defined in the change in control agreements), during the period beginning three months prior to and ending 12 months following a change in control, each executive will be entitled to the following payments and benefits, subject to execution of a release of claims:

•

cash severance equal to two times the sum of (i) the employee’s annual base salary as in effect immediately prior to termination of employment plus (ii) the target annual cash bonus amount under Flagstar’s Annual Incentive Program (“AIP”) for the fiscal year in which the change in control occurs;

•	reimbursement for health insurance or continued health coverage for up to 18 months by the employee, his or her spouse and his or her dependents; and

•	notwithstanding the terms of the applicable plan or any award agreements all then-outstanding unvested stock shall become fully vested and exercisable for the remainder of their full term.

In addition, subject to the Flagstar Compensation Committee’s determination in accordance with the terms of the merger agreement and confidential disclosure schedules, upon a termination of the executive officer’s employment by NYCB without cause, for good reason or due to death or disability, in each case, after the closing of the merger, if such closing occurs prior to the date that Flagstar’s 2021 annual cash bonuses are paid in the ordinary course, the executive officer (or his estate) will receive a pro rata portion of his or her 2021 annual cash bonus.

Under the NYCB employment agreements, to the extent that any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced only to the extent that no portion of the payments is subject to excise taxes, but only if reducing the payments provides the employee with a net after-tax benefit that is greater than if the reduction is not made (a “Section 280G ‘net-better’ provision”).

For an estimate of the amounts that would be realized by each of Flagstar’s named executive officers upon a qualifying termination event under their change in control agreement, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate value of the severance and other benefits described above that would be payable to Ms. Buck under her change in control agreement, assuming the effective time occurred on October 1, 2021 and Ms. Buck experienced a change-in-control termination on that date is $2,151,260 (including the settlement of her unvested Flagstar Equity Awards as discussed above). This amount does not reflect any possible reductions due to the application of the Section 280G “net-better” provision under Ms. Buck’s change in control agreement.

Flagstar Restrictive Covenant Agreement

In connection with entry into the merger agreement, Flagstar entered into a restrictive covenant agreement with Mr. DiNello, to be effective as of the closing. The restrictive covenant agreement assumes that the employment of Mr. DiNello will be terminated in connection with the closing of the merger, pursuant to which Mr. DiNello will be eligible to receive the severance payments and benefits set forth in his employment agreement with Flagstar as modified by the treatment of equity awards under the merger agreement and also provides that Mr. DiNello will be subject to non-competition and non-solicitation of customers, suppliers and employees covenants for a period of three years after the closing. In consideration of the foregoing covenants, Flagstar, or NYCB, as Flagstar’s successor, will pay Mr. DiNello a lump-sum payment equal to $6 million within ten days following the closing. The restrictive covenant agreement contains a clawback provision providing that Flagstar or NYCB, as Flagstar’s successor, may, in its sole discretion, require Mr. DiNello to repay the after-tax amount of such payment in the event of any breach of the foregoing covenants.

In addition to the foregoing, upon the closing, Mr. DiNello will be entitled to receive the following payments and benefits under his restrictive covenant agreement and his Flagstar employment agreement in connection with his employment separation (as defined in the restrictive covenant agreement):

•	$7,500,000, paid within ten days following his separation date;

•

a pro rata portion of his annual cash bonus under the AIP with respect to the fiscal year in which his employment separation occurs, which shall be deemed earned at 150% and paid within ten days following his separation date;

•

reimbursement for the full cost of a health insurance policy covering Mr. DiNello and his dependents with substantially similar coverage to that provided prior to the separation date until the earlier of such time that Mr. DiNello and his spouse qualify for coverage under Medicare or the date on which Mr. DiNello becomes eligible for healthcare coverage from a subsequent employer; and

•

full vesting and exercisability of all outstanding equity-based compensation awards, with performance for all performance awards with incomplete performance periods deemed to be achieved at the higher of target performance and actual performance through the effective time, as determined by Flagstar Compensation Committee prior to the closing of the Merger and performance awards with complete performance periods deemed achieved at the actual level of performance as determined by the Flagstar Compensation Committee, with all such awards to be settled no later than ten days following his separation date; provided that any awards that constitute nonqualified deferred compensation subject to Section 409A will be settled at the earliest time permitted that will not trigger a tax or penalty under Section 409A.

NYCB Employment Agreements

In connection with the merger agreement, NYCB entered into employment agreements (the “NYCB employment agreements”) with Flagstar’s named executive officer Lee Smith and executive officer Reginald Davis, to be effective as of the closing, and which supersede Mr. Smith’s Flagstar employment agreement and Mr. Davis’ Flagstar change in control agreement. The NYCB employment agreements provide that Mr. Smith will serve as Senior Executive Vice President of NYCB and President of Mortgage NYCB Bank and Mr. Davis will serve as Senior Executive Vice President of NYCB and President of Banking of NYCB Bank. Under the NYCB employment agreements, Messrs. Smith and Davis will be eligible to receive respective annual base salaries and target bonus levels (as a percentage of base salary) equal to: $900,000 and 125%, respectively, for Mr. Smith and $600,000 and 100%, respectively, for Mr. Davis, in addition to eligibility to participate in NYCB long term equity incentive program and receive employee benefits generally provided to employees of NYCB.

The NYCB employment agreements provide for retention awards for Messrs. Smith and Davis equal to $3,375,000 and $1,900,000, respectively. Per the new employment agreements, the retention awards will vest 20% on each of the first through the fifth anniversaries of the closing date. The NYCB employment agreements specify that such retention awards were granted in lieu of any cash severance amounts that the executives would have been entitled to receive upon a qualifying termination of employment with Flagstar pursuant to Mr. Smith’s Flagstar employment agreement and Mr. Davis’ change in control agreement.

If Mr. Smith or Mr. Davis’ employment is terminated by NYCB without cause, or upon a resignation of employment for good reason (as “cause” and “good reason” are defined in the NYCB employment agreements) other than in connection with change in control and subject to execution of a release of claims, each executive will receive:

•

cash severance equal to the sum of (i) the annual base salary as in effect immediately prior to termination of employment plus (ii) the target annual cash bonus amount under NYCB’s short term cash incentive program (for Mr. Davis, target bonus is included only if the termination occurs following the first anniversary of the closing);

•

a pro rata portion of the employee’s annual cash bonus with respect to the fiscal year in which the termination occurs, based on the actual level of achievement of the applicable performance goals, payable on the date that bonuses under the annual cash bonus are paid to officers generally (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement);

•	reimbursement for health insurance or health continuation coverage for up to 12 months for the employee, his or her spouse and his or her dependents; and

•

any unvested portion of the retention awards shall become fully vested, and all other outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse (provided that for performance-based equity awards, if any, payment will be based on the actual performance achieved for such awards as of the date of termination).

If such employee’s employment is terminated without cause, or the employee terminated his or her employment for good reason (each as defined in the new employment agreements), within the period beginning three months prior to and ending 12 months following a change in control at a time when the change in control agreement is in effect, each executive will receive the payments and benefits set forth above, except that (i) cash severance will be equal to two times the sum of annual base salary plus the target annual cash bonus amount and (ii) health continuation coverage will be provided for 18 months. The NYCB employment agreements provide for a Section 280G “net-better” provision. Each of Messrs. Smith and Davis has entered into a Non-Competition, Non-Solicitation and Confidential Information Agreement with NYCB, which provides for restrictive covenants relating to non-competition and non-solicitation of employees and customers, in each case, for a period of one year following his termination for any reason, in addition to confidentiality provisions that apply at all times after termination for any reason.

For an estimate of the amounts that would be realized by Mr. Smith upon a qualifying termination event under his NYCB employment agreement, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below. The estimated value of the severance and other benefits described above that would be payable to Mr. Davis if the closing occurred on October 1, 2021 and such executive officer experienced a termination of employment on that date is $3,305,443 (including the settlement of his unvested Flagstar Equity Awards as discussed above). These amounts do not reflect any possible reductions under the Section 280G “net-better” provision included in the change in control agreements.

NYCB Offer Letter

In connection with entry into the merger agreement, Paul D. Borja entered into an offer letter with NYCB (the “NYCB Offer Letter”), effective as of closing, pursuant to which Mr. Borja will serve as First Senior Vice President and Deputy General Counsel of NYCB. The NYCB Offer Letter provides that Mr. Borja will receive an annual base salary of $342,723, a target annual bonus opportunity equal to 40% of his base salary and eligibility to participate in NYCB’s long term equity incentive program and receive employee benefits generally provided to employees of NYCB. The NYCB Offer Letter provides that if Mr. Borja’s employment is terminated by NYCB without cause within 12 months after the closing of the Merger, subject to execution of a release of claims, NYCB will make the following payments and provide the following benefits:

•

cash severance equal to two times the sum of (i) Mr. Borja’s annual base salary as in effect immediately prior to termination of employment plus (ii) the target amount of Mr. Borja’s annual cash bonus for the fiscal year in which the change in control occurs;

•	monthly reimbursement for healthcare continuation premiums for up to 18 months by for Mr. Borja and his dependents; and

•

notwithstanding the terms of the applicable plan or any award agreements, all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse (assuming performance criteria, if any, will be deemed to have been achieved at target levels for the relevant performance period(s)).

In addition, subject to the Flagstar Compensation Committee’s determination in accordance with the terms of the merger agreement and confidential disclosure schedules, upon a termination of Mr. Borja’s employment by NYCB without cause, for good reason or due to death or disability (each as defined in the NYCB Offer Letter), in each case, after the closing of the merger, if such closing occurs prior to the date that Flagstar’s 2021 annual cash bonuses are paid in the ordinary course, Mr. Borja (or his estate) will receive a pro rata portion of his 2021 annual cash bonus.

Mr. Borja is also subject to a covenant not to solicit NYCB customers or employees during the term of his employment and for a one year period following the termination of his employment with NYCB. For an estimate of the amounts that would be realized by Mr. Borja upon a qualifying termination event under his NYCB offer letter, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below.

NYCB Consulting Agreement

In connection with entry into the merger agreement, NYCB entered into a consulting agreement with Stephen V. Figliuolo, effective as of closing. The consulting agreement provides that Mr. Figliuolo will provide consulting services to NYCB for one year following the closing at an annual consulting fee rate of $725,000. Upon an early termination of the agreement by NYCB without cause (as defined in the consulting agreement), or as a result of Mr. Figliuolo’s death or disability, NYCB will pay Mr. Figliuolo (or his estate) the remainder of the annual consulting fee otherwise payable through the expiration of the consulting period. Mr. Figliuolo will also be subject to non-competition and non-solicitation of employees and other service providers of NYCB covenants for a period of one year following the termination of the consulting period.

2021 Pro-Rata Incentive Compensation

Pursuant to the terms of the merger agreement and the confidential disclosure schedules, the Flagstar Compensation Committee may determine that payment of annual cash incentives with respect to 2021 shall be subject to accelerated vesting and payment upon a participant’s (including a Flagstar executive officer’s) termination of employment without cause, for good reason or due to death or disability, in each case, after the closing of the merger, if such closing occurs prior to the date that 2021 annual cash bonuses are paid in the ordinary course. The definitions of “cause,” “good reason” and “disability” will be the same as those contained in the Flagstar stock plan.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, each present and former director and officer of Flagstar or any of its subsidiaries is entitled to continued indemnification and insurance coverage through NYCB for acts or omissions occurring at or prior to the effective time of the merger. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 123.

Membership of the Boards of Directors of NYCB and NYCB Bank

Prior to the effective time, the NYCB board of directors will take all actions necessary to adopt the NYCB bylaws amendment. At the effective time of the holdco merger, in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of NYCB and the full board of directors of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, Hanif Dahya, who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be the Flagstar designated directors, which will include Mr. DiNello, who will serve as the Non-Executive Chairman of the board of directors of each of NYCB and NYCB Bank, David Treadwell, who will serve as the Risk Assessment Committee Chairman of NYCB and such other directors as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards. Mr. DiNello and Mr. Treadwell will be eligible to receive annual and committee fees with respect to their service as directors of NYCB and of NYCB Bank in accordance with the non-employee direction compensation program of NYCB on the same basis as other non-employee directors.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time other than the Flagstar designated directors to become members of the advisory board, and will cause all such individuals who accept the invitation to be elected or appointed for a two year term as members of the advisory board. Members of the advisory board will serve until the second anniversary of the closing or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served. The Chief Executive Officer of NYCB will meet with the advisory board at least once per calendar quarter during the two year period after closing.

Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of Flagstar that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Flagstar’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Flagstar’s shareholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Flagstar’s named executive officers would receive, using the following assumptions:

•	the effective time will occur on October 1, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each of Flagstar’s named executive officers will experience a termination without “cause” (as defined under the applicable executive agreement) at such time;

•	the named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this joint proxy statement/prospectus;

•	the equity awards that are outstanding as of May 31, 2021 remain unchanged;

•	conversion of Flagstar Equity Awards into NYCB RSUs based on the exchange ratio, with performance levels underlying Flagstar PSUs set at the levels specified in the merger agreement at closing;

•	for purposes of the AIP in which the named executive officers participate, the achievement of target performance; and

•	a price per share of $12.30, the average closing market price of NYCB common stock over the first five business days following the public announcement of the merger.

The calculations in the table below do not include amounts Flagstar named executive officers were already entitled to receive or vested in as of the date hereof, and do not reflect any possible reductions under the Section 280G “net-better” provisions included in the change in control agreements, Flagstar employment agreements and NYCB employment agreements described above. In addition, these amounts do not include any other incentive award grants, issuances or forfeitures that may be made or occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger, and do not reflect any Flagstar equity or other incentive awards that are expected to vest in accordance with their terms prior to October 1, 2021. Further, these amounts do not include the value of the named executive officers’ accumulated contributions under the ESPP, if any, that would be used to purchase shares of Flagstar common stock upon termination of the ESPP in connection with the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Alessandro DiNello	15,189,041.10	15,601,396.58	29,080.00	30,819,517.67
Lee Smith	2,869,520.55	11,037,862.72	33,796.00	13,941,179.26
James Ciroli	2,375,342.47	2,140,846.70	20,777.00	4,536,966.17
Stephen Figliuolo	1,680,019.18	2,140,846.70	24,955.00	3,845,820.88
Paul Borja	1,062,535.20	352,737.58	36,000.00	1,451,272.77
Kristy Fercho(4)	—	—	—	—

(1)

Cash. For Mr. DiNello, reflects a cash severance payment pursuant to his restrictive covenant agreement and Flagstar employment agreement equal to (i) three times his current base salary and (ii) three times his target bonus under the AIP. In addition, for Mr. DiNello, reflects 150% of his target bonus under the AIP and a lump sum cash payment pursuant to the restrictive covenant agreement in an amount equal to $6 million. For Mr. Smith, reflects cash severance payment pursuant to his NYCB employment agreement equal to (i) one times his current base salary and (ii) one times his target bonus opportunity. For Messrs. Ciroli and Figliuolo, reflects their cash severance payments pursuant to the change in control agreements equal to (i) two times their current base salaries and (ii) two times their applicable target bonus under the AIP. For Mr. Borja, reflects a cash severance payment pursuant to his NYCB offer letter equal to (i) two times his current base salary and (ii) two times his target bonus. For Messrs. Smith, Ciroli, Figliuolo and Borja, subject to the Flagstar Compensation Committee’s determination in accordance with the terms of the merger agreement and confidential disclosure schedules, also reflects a pro rata portion of the NEO’s annual cash bonus based on target performance as of October 1, 2021 for purposes of these calculations. The cash severance amounts above, with the exception of Mr. Smith’s cash severance pursuant to his NYCB employment agreement, are “double-trigger.”

For Messrs. DiNello, Ciroli and Figliuolo, such cash severance amounts are payable upon a termination without cause or voluntary resignation for good reason within the period beginning three months prior to and ending 12 months following a change in control. For Mr. Smith, the amounts assume that he will only be entitled to non-change-in-control severance pursuant to the NYCB employment agreement. For Mr. Borja, such cash severance amount is payable upon a termination without cause within the 12 months following the closing. For each named executive officer, receipt of the cash severance payments is conditioned upon the named executive officer’s execution of a general release, and the payment to Mr. DiNello with respect to the restrictive covenant agreement is subject to compliance with restrictive covenants relating to non-competition and non-solicitation for a period of three years following the closing. The cash severance amounts in the following table, with the exception of Mr. Smith’s cash severance pursuant to his NYCB employment agreement, are “double-trigger” and derived as described above.

Name	Cash Severance ($)	Pro-Rata Incentive Compensation ($)(*)	Restrictive Covenant Payment ($)	Total ($)
Alessandro DiNello	7,500,000.00	$1,689,041.10	6,000,000	15,189,041.10
Lee Smith	2,025,000.00	$844,520.55	—	2,869,520.55
James Ciroli	2,000,000.00	$375,342.47	—	2,375,342.47
Stephen Figliuolo	1,453,500.00	$226,519.18	—	1,680,019.18
Paul Borja	959,624.40	$102,910.80	—	1,062,535.20
Kristy Fercho	—	—	—	—

(2)

Equity. Upon a change in control, all equity or equity-based awards that have been granted by Flagstar, its subsidiaries and/or their affiliates to the named executive officers, will be subject to the terms and conditions contained in the Flagstar stock plan, the applicable award agreements and the executive agreements, which provide for full vesting of all outstanding equity awards upon a qualifying termination of employment following a change in control (and in the case of Mr. Smith, upon a qualifying termination other than in connection with a change in control under his NYCB employment agreement entered into in connection with the merger). For Mr. Smith, the amount reflects his $3,375,000 restricted stock retention award pursuant to his NYCB employment agreement. The amounts set forth above are “double-trigger” and derived as described above.

(3)

Perquisites/Benefits. Reflects reimbursement for health insurance or continued coverage for 18 months by the named executive officer, his or her spouse and his or her dependents under Mr. DiNello’s restrictive covenant agreement and Flagstar employment agreement, Mr. Lee’s NYCB employment agreement, and Messrs. Ciroli and Figliuolo’s change in control agreements. The benefits set forth above are all “double-trigger.”

(4)	Ms. Fercho’s last day of employment with Flagstar was August 2, 2020.

Governance of NYCB After the Merger

The merger agreement provides that, prior to the effective time, the NYCB board of directors will take all actions necessary to adopt the NYCB bylaws amendment. Effective as of the effective time of the holdco merger, and in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of each of NYCB and of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, a current director and Chief Operating Officer of NYCB, Hanif Dahya, a current director of NYCB who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be the Flagstar designated directors, which will include the Chief Executive Officer of Flagstar immediately prior to the effective time, who will serve as the Non-Executive Chairman of each of the NYCB board of directors and of the NYCB Bank board of directors, David Treadwell, a current director of Flagstar who will serve as the chairman of the risk assessment committee of the NYCB board of directors, and such other directors of Flagstar immediately prior to the effective time as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time other than the Flagstar designated directors to become members of the advisory board, and will cause all such individuals who accept such invitation to be elected or appointed for a two-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served.

Accounting Treatment

NYCB and Flagstar prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Flagstar by NYCB under the acquisition method of accounting, and NYCB will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, NYCB and Flagstar need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, NYCB and Flagstar have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 40 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals, (i) from the Federal Reserve Board, the FDIC, the NYDFS and the mortgage agencies and, with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the effective time of the bank merger, any state bank regulatory authority and (ii) referred to in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, except, in the case of clause (ii), for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on NYCB as the surviving entity in the holdco merger. As used herein, “mortgage agencies” means Ginnie Mae, Fannie Mae, Freddie Mac, the Federal Housing Authority of the U.S. Department of Housing and Urban Development, the United States Department of Agriculture and the United States Department of Veterans Affairs.

Under the terms of the merger agreement, NYCB will not be required, and Flagstar will not be permitted without NYCB’s prior written consent, to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on NYCB and its subsidiaries, taken as a whole, after giving effect to the merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Flagstar shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

NYCB and Flagstar believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this joint proxy statement/prospectus and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of NYCB following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 4(c)(8) and 4(j) of the BHC Act. The Federal Reserve Board takes into consideration a number of factors when acting on notifications under section 4 of the BHC Act that involve the acquisition of an insured depository institution. These factors include (i) the financial and managerial resources and the effect of the proposed merger on these resources (including capital and pro forma capital ratios of the combined organization, the management expertise, internal controls and risk management systems, especially those with respect to compliance with laws applicable to consumers and “fair lending” laws), (ii) the effect of the proposal on competition and (iii) whether the proposed merger can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices, or risk to the stability of the United States banking or financial system. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”). As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. In their most recent CRA performance evaluations, NYCB Bank received an overall “satisfactory” regulatory rating and Flagstar Bank received an overall “satisfactory” regulatory rating, respectively.

Further, the Federal Reserve Board requires published notice of, and the opportunity for public comment on, notifications under section 4 of the BHC Act that involve the acquisition of an insured depository institution. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the Federal Reserve Board.

The Federal Reserve Board has also stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns.

The initial submission of the notification to the Federal Reserve Board under section 4 of the BHC Act occurred on May 19, 2021.

FDIC

The prior approval of the FDIC will be required under Section 18(c) of the Federal Deposit Insurance Act, referred to as the Bank Merger Act, to merge Flagstar Bank with and into the NYCB Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources and future prospects (including the risk management system with respect to compliance with laws applicable to consumers and “fair lending” laws) of each bank that is a party to the bank merger and the resultant bank, (3) each of the banks’ effectiveness in combating money-laundering activities, (4) the convenience and needs of the communities the banks serve, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings. In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the FDIC generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice (the “DOJ”) may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC.

The initial submission of the application to the FDIC under the Bank Merger Act occurred on May 19, 2021.

NYDFS

The prior approval of the Superintendent of the NYDFS will be required under section 601 of the New York Banking Law with respect to the bank merger. In determining whether to approve the bank merger, the Superintendent of the NYDFS will take into consideration, among other factors: whether the bank merger would be consistent with maintaining public confidence in the banking business and protecting the interests of depositors, creditors and shareholders, whether the bank merger would be consistent with adequate and sound banking and effective competition, whether the bank merger may result in such a lessening of competition as to be injurious to the interests of the public or tend toward monopoly, and, primarily, the public interest and the needs and convenience thereof. In addition, the Superintendent of the NYDFS will take into consideration the statutory policy that the NYDFS regulate banking organizations so as to ensure the safe and sound conduct of such organizations, to maintain public confidence in the business of banking, and to protect the public interest and the interests of depositors, creditors and shareholders.

The initial submission of the application to the NYDFS occurred on May 19, 2021.

Office of the Comptroller of the Currency

Flagstar Bank is regulated by the Office of the Comptroller of the Currency (the “OCC”). Although OCC approval is not required with respect to the merger or the bank merger, as required by OCC regulation, a notice was submitted to the OCC on May 19, 2021, advising the agency that Flagstar Bank intends to merge with and into NYCB Bank.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval have been or will be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations. Such notifications and/or applications include submissions to (i) the mortgage agencies with respect to mortgage banking and mortgage servicing activities of Flagstar and certain subsidiaries of Flagstar; (ii) certain state financial services and banking regulators with respect to NYCB Bank maintaining the existing Flagstar Bank offices in those states and (iii) the Texas Department of Insurance and the Vermont Department of Financial Regulation with respect to the change of control of certain Flagstar subsidiaries that hold licenses to engage in certain insurance activities.

Stock Exchange Listings

NYCB common stock is listed for trading on the NYSE under the symbol “NYCB.” Flagstar common stock is listed on NYSE under the symbol “FBC.” In the merger, the Flagstar common stock currently listed on NYSE will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, NYCB will cause the shares of NYCB common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance. The merger agreement provides that neither NYCB nor Flagstar will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance. Following the merger, shares of NYCB common stock will continue to be traded on the NYSE.

Appraisal or Dissenters’ Rights in the Merger

Under Section 262 of the DGCL, NYCB stockholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, NYCB stockholders will not receive any consideration, and their shares of NYCB common stock will remain outstanding and will constitute shares of NYCB following the completion of the merger. Accordingly, NYCB stockholders are not entitled to any appraisal rights in connection with the merger.

Under Section 762 of the MBCA, Flagstar shareholders will not be entitled to dissenters’ rights in connection with the merger if, on the record date of the Flagstar special meeting, shares of Flagstar’s common stock are listed on a national securities exchange, or Flagstar shareholders are not required to accept as consideration for their shares anything other than the shares of NYCB, cash paid in lieu of fractional shares or any combination of the two. Flagstar common stock is currently listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the Flagstar special meeting. In addition, Flagstar shareholders will receive shares of NYCB common stock as consideration in the merger, which shares are currently listed on the NYSE, a national securities exchange, and are expected to continue to be so listed at the effective time. Accordingly, the holders of Flagstar common stock are not entitled to any dissenters’ rights in connection with the merger.

Litigation Relating to the Merger

On June 14, 2021, a complaint captioned Shiva Stein v. Flagstar Bancorp, Inc. et al., Case No. 1:21-cv-03347, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Eastern District of New York. The complaint names Flagstar and the Flagstar board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement or an award of damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

On June 18, 2021, a complaint captioned Alex Ciccotelli v. Flagstar Bancorp, Inc. et al., Case No. 1:21-cv-05406, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Southern District of New York. The complaint names Flagstar, the Flagstar board of directors and NYCB as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement, rescission of the merger agreement or any of its terms to the extent already implemented or awarding of rescissory damages or damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

On June 23, 2021, a complaint captioned Selwyn Karp v. New York Community Bancorp, Inc. et al., Case No. 21-5505, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Southern District of New York. The complaint names Flagstar, NYCB and the NYCB board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement or an award of damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

On June 23, 2021, a complaint captioned Luis Guitart v. Flagstar Bancorp, Inc. et al., Case No. 1:21-cv-03559, was filed by a purported shareholder of Flagstar in the U.S. District Court for the Eastern District of New York. The complaint names Flagstar and the Flagstar board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement or an award of damages, including attorneys’ and experts’ fees. NYCB and Flagstar believe the claims asserted in the lawsuit are without merit.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. NYCB and Flagstar intend to defend vigorously against the pending lawsuits described above and any other future lawsuits challenging the merger.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about NYCB or Flagstar. Such information can be found elsewhere in this joint proxy statement/prospectus, including in NYCB’s filings with the SEC that are attached as annexes to this joint proxy statement/prospectus, Flagstar’s filings with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as well as in other public filings NYCB and Flagstar make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 159 of this joint proxy statement/prospectus. Except for the documents regarding NYCB delivered as annexes to this joint proxy statement/prospectus and the documents regarding Flagstar incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about NYCB and Flagstar contained in this joint proxy statement/prospectus or in the public reports of NYCB or Flagstar filed with the SEC may supplement, update or modify the factual disclosures about NYCB and Flagstar contained in the merger agreement. The merger agreement contains representations and warranties by NYCB and Merger Sub, on the one hand, and by Flagstar, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by NYCB, Merger Sub and Flagstar were qualified and subject to important limitations agreed to by NYCB, Merger Sub and Flagstar in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that NYCB and Flagstar each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about NYCB and Flagstar at the time they were made or otherwise.

Structure of the Merger

Each of NYCB’s and Flagstar’s respective boards of directors has unanimously approved and adopted the merger agreement. Pursuant to the terms and subject to the conditions set forth in the merger agreement and in accordance with the MBCA and DGCL, at the effective time of the merger, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity. As soon as reasonably practicable following the merger and as part of a single integrated transaction for purposes of the Code, the holdco merger will occur in which Flagstar will merge with and into NYCB, with NYCB as the surviving entity. The merger agreement further provides that at a date and time following the holdco merger as determined by NYCB, the bank merger will occur in which Flagstar Bank will merge with and into NYCB Bank, with NYCB Bank as the surviving bank.

Prior to the consummation of the merger, each of NYCB and Flagstar may change the method or structure of effecting the combination of NYCB and Flagstar and, if and to the extent requested by such party, the other party will agree to enter into such amendments to the merger agreement as such requesting party may reasonably request in order to give effect to such restructuring, except that no such change or amendment may (i) alter or change the amount or kind of merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to the other party’s shareholders or (iii) impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for shares of Flagstar common stock owned by Flagstar or NYCB (in each case, other than shares of Flagstar common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted), will be converted into the right to receive 4.0151 shares of NYCB common stock.

If, prior to the effective time, the outstanding shares of Flagstar common stock or NYCB common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give NYCB stockholders and Flagstar shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

NYCB will not issue any fractional shares of NYCB common stock in the merger. Instead, a former holder of Flagstar common stock who otherwise would have received a fraction of a share of NYCB common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of NYCB common stock on the NYSE for the consecutive period of five full trading days ending on the day preceding the effective time by (ii) the fraction of a share (after taking into account all shares of Flagstar common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of NYCB common stock which such holder would otherwise be entitled to receive.

Governing Documents

At the effective time, the Flagstar articles of incorporation and the Flagstar bylaws will be amended in accordance with Exhibit A and Exhibit B, respectively, to the merger agreement and will thereafter be the articles of incorporation and bylaws of the interim surviving entity of the merger until thereafter amended in accordance with their terms and applicable law.

At the effective time of the holdco merger, the NYCB certificate of incorporation, as in effect immediately prior to the effective time, will be the certificate of incorporation of NYCB until thereafter amended in accordance with its terms and applicable law, and the NYCB bylaws, as in effect immediately prior to the effective time and as amended by the NYCB bylaw amendment, will be the bylaws of NYCB until thereafter amended in accordance with its terms and applicable law.

Treatment of Flagstar Equity Awards

Flagstar RSUs

At the effective time, each outstanding Flagstar RSU under the Flagstar stock plan, whether vested or unvested, will cease to represent a restricted stock unit denominated in shares of Flagstar common stock and will be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (i) the number of shares of Flagstar common stock subject to such Flagstar RSU immediately prior to the effective time (including any applicable dividend equivalents), multiplied by (ii) the exchange ratio.

Flagstar PSUs

At the effective time, each outstanding Flagstar PSU under the Flagstar stock plan for which the applicable performance period is complete, including awards granted prior to the date of the merger agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into the right to receive the merger consideration in respect of the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time based on actual performance through completion of the applicable performance period as determined by the Flagstar Compensation Committee in its reasonable judgment, less applicable tax withholding.

At the effective time, each outstanding Flagstar PSU for which the applicable performance period is not complete will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into an NYCB

RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (A) the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the exchange ratio.

Except as specifically provided above, each NYCB RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar stock plan or award agreement; provided that such protections will be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar RSU or Flagstar PSU immediately prior to the effective time.

Flagstar Restricted Shares

The merger agreement provides that, at the effective time, each outstanding Flagstar restricted share under the Flagstar stock plan, whether vested or unvested, will accelerate in full and will be converted into, and become exchanged for, the merger consideration.

Closing and Effective Time of the Merger

The merger will become effective at such date and time specified in the certificates of merger to be filed with the Department of Licensing and Regulatory Affairs of the State of Michigan and the Secretary of State of the State of Delaware, or at such other date and time provided by applicable law. The closing will occur remotely by electronic exchange of documents at 10:00 a.m., New York City time no later than the second business day after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by NYCB and Flagstar.

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in no event later than five business days thereafter, NYCB will cause the exchange agent to mail to each holder of record of one or more old certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or book-entry account statements) representing shares of Flagstar common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or, at NYCB’s option, evidence in book-entry form) representing the number of whole shares of NYCB common stock and any cash in lieu of fractional shares, as applicable, which shares of Flagstar common stock represented by such old certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for Flagstar common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by NYCB or the exchange agent, the posting of a bond in an amount as NYCB or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of Flagstar of Flagstar common stock that were issued and outstanding immediately prior to the effective time.

Withholding

NYCB will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, cash dividends or distributions or any other cash amounts payable under the merger agreement to any holder of Flagstar common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to NYCB common stock will be paid to the holder of any unsurrendered old certificate representing shares of Flagstar common stock, as applicable, until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of NYCB common stock that the shares of Flagstar common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Flagstar to NYCB and Merger Sub and by NYCB and Merger Sub to Flagstar relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with governmental entities;

•	information technology;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger and the holdco merger, taken together, from qualifying as a reorganization under Section 368(a) of the Code;

•	opinions from each party’s respective financial advisor(s);

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents; and

•	loan portfolio matters.

The merger agreement contains additional representations and warranties made by Flagstar with respect to:

•	real property;

•	intellectual property;

•	insurance matters;

•	absence of investment advisor subsidiaries and broker-dealer subsidiaries;

•	mortgage business; and

•	securitization matters.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by NYCB and Flagstar, respectively, and (ii) qualified by the reports of NYCB or Flagstar, as applicable, filed with the SEC during the period from January 1, 2020 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of NYCB, Merger Sub and Flagstar are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Flagstar, NYCB or NYCB as the surviving entity in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability (including any COVID-19 pandemic measures) to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates and mortgage rates and terms) conditions affecting industries in which such party or its subsidiaries operate (including any such changes arising out of the COVID-19 pandemic or any COVID-19 pandemic measures) and not specifically relating to such party or subsidiaries;

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the COVID-19 pandemic);

•

public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (however, the foregoing will not apply for purposes of certain representations and warranties relating to (i) the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers and (ii) required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger, the holdco merger or the bank merger) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services sectors in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law (including any COVID-19 pandemic measure) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (i) Flagstar will, and will cause its subsidiaries to (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (ii) each of NYCB and Flagstar will, and will cause its respective subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either NYCB or Flagstar to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Flagstar will not, and will not permit any of its subsidiaries to, without the prior written consent of NYCB (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Flagstar or any of its wholly owned subsidiaries to Flagstar or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of Flagstar) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business will include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Flagstar or any securities of its subsidiaries, except, in each case, (i) regular quarterly cash dividends by Flagstar at a rate not in excess of $0.06 per share of Flagstar common stock, and any associated dividend equivalents for Flagstar equity awards, (ii) dividends paid by any of the subsidiaries of Flagstar to Flagstar or any of its wholly owned subsidiaries, (iii) the acceptance of shares of Flagstar common stock for withholding taxes incurred in connection with the vesting or settlement of Flagstar equity awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements, or (iv) regular distributions of outstanding trust preferred securities in accordance with their terms;

•

grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of Flagstar or any securities of its subsidiaries;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Flagstar or any securities of its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Flagstar or any securities of its subsidiaries, except pursuant to the vesting or settlement of Flagstar equity awards (and dividend equivalents thereon, if any) in accordance with their terms, in each case, outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement to the extent permitted under the merger agreement;

•

sell, transfer, license, encumber or otherwise dispose of any of its material properties (other than real property), deposits or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned subsidiary of Flagstar;

•

in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Flagstar or its subsidiaries, or enter into certain material contracts (unless otherwise permitted under the merger agreement);

•

except as required under the terms of any Flagstar benefit plans existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any Flagstar benefit plan or any arrangement that would be a Flagstar benefit plan if in effect on the date of the merger agreement, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than (a) increases to current employees at the level below senior vice president in connection with a promotion or change in responsibilities and to a level consistent with similarly-situated peer employees or (b) the payment of incentive compensation for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any Flagstar benefit plan, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Flagstar benefit plan, (vii) terminate the employment or services of any employee at or above the level of senior vice president, other than for cause, or (viii) hire any employee at or above the level of senior vice president or promote any employee at or above the senior vice president(other than as a replacement hire or promotion receiving substantially similar terms of employment as the departed employee);

•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding, in an amount and for consideration in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Flagstar or its subsidiaries in respect thereof), or that would impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or NYCB following the consummation of the merger or its subsidiaries;

•

take any action where such action could reasonably be expected to prevent the merger and the holdco merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its charter, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

•

other than in prior consultation with NYCB, materially restructure or materially change its investment securities, derivatives, wholesale funding or bank owned life insurance portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

(i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or policies imposed by any governmental entity, or (iii) make any loans or extensions of credit or renewals thereof to the extent such loan or extension of credit has (a) a risk rating of 10 or worse (as determined in the ordinary course of business consistent with past practice under its and its subsidiaries’ lending policies in effect as of the date of the merger agreement) and (b) an aggregate principal balance that exceeds $20,000,000 individually; and, if NYCB does not respond to any such request for consent within five business days after the relevant loan package is provided to NYCB, such non-response shall be deemed to constitute consent pursuant to clause (iii):

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make, or commit to make, any capital expenditures, other than (i) any capital expenditure in an amount that in the aggregate, does not exceed the aggregate amount of capital expenditures set forth in Flagstar’s capital expenditure budget as set forth in the confidential disclosure schedules delivered by Flagstar and (ii) any additional capital expenditures so long as the amount of any individual capital expenditure does not exceed the amount contemplated by clause (i) by more than 5%;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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(i) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries, (ii) mortgage, acquire or sell any real property (other than other real estate owned (OREO) properties in the ordinary course) for consideration in an amount in excess of $1,000,000 for any individual property or (iii) enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property requiring base annual rental payments under any individual lease in excess of $500,000;

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knowingly take any action that is intended or reasonably likely to result in any of the conditions to the consummation of the merger as set forth in the merger agreement not being satisfied in a timely manner;

•	abandon, cancel, or otherwise allow to lapse or expire any material intellectual property owned by it or any of its subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Furthermore, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, NYCB will not, and will not permit any of its subsidiaries to, without the prior written consent of Flagstar (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

amend its charter or its bylaws in a manner that would (i) prevent or delay the adoption, or conflict with, the NYCB bylaws amendment or (ii) otherwise materially and adversely affect Flagstar shareholders, or adversely affect Flagstar shareholders relative to other NYCB stockholders;

•	adjust, split, combine or reclassify any of its capital stock or make, declare or pay any extraordinary dividend on any of its capital stock;

•

incur any indebtedness for borrowed money (other than indebtedness of NYCB or any of its wholly owned subsidiaries to NYCB or any of its subsidiaries) that would reasonably be expected to prevent NYCB or its subsidiaries from assuming Flagstar’s or its subsidiaries’ outstanding indebtedness;

•

sell or transfer all or substantially all of the assets of NYCB or NYCB Bank, merge or consolidate NYCB or NYCB Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve NYCB or NYCB Bank;

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take any action where such action could reasonably be expected to prevent the merger and the holdco merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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knowingly take any action that is intended or reasonably likely to result in any of the conditions to the consummation of the merger as set forth in the merger agreement not being satisfied in a timely manner; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

NYCB and Flagstar have agreed to cooperate with each other and use their respective reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 40 days of the date of the merger agreement), that are necessary or advisable, (ii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and (iii) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. Each of NYCB and Flagstar has agreed to use its reasonable best efforts to (a) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the merger and (b) avoid or eliminate each and every impediment that would restrain, prevent or delay the closing of the merger. However, in no event will NYCB or any of its subsidiaries be required, and in no event will Flagstar or any of its subsidiaries be permitted (without the prior written consent of NYCB), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on NYCB and its subsidiaries, taken as a whole, after giving effect to the merger. NYCB and Flagstar have agreed to cooperate with each other (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the requisite regulatory approvals) and will respond as promptly as practicable to the requests of any governmental entities for documents and information. NYCB and Flagstar have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement (with sufficient opportunity for the other party to comment in the case of all portions of materials that do not contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality), as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement. NYCB and Flagstar have further agreed to promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity in connection with or affecting the transactions contemplated by the merger agreement which the other party does not attend or participate in, to the extent permitted by such governmental entity and subject to applicable law and the merger agreement.

Employee Matters

The merger agreement provides that, commencing on the effective time and ending on December 31, 2022, unless otherwise mutually determined by Flagstar and NYCB prior to the effective time, NYCB will provide to continuing employees (i) a base salary or base wage rate no less than that provided by Flagstar and its subsidiaries to each such continuing employee immediately prior to the effective time, (ii) target incentive opportunities (both cash and equity) that are no less favorable, in the aggregate, than the target incentive opportunities (both cash and equity) provided by Flagstar and its subsidiaries to each such continuing employee immediately prior to the effective time, and (iii) employee benefits (other than severance) that are no less favorable than those provided to other similarly situated employees of NYCB or by Flagstar and its subsidiaries to each such continuing employee immediately prior to the effective time. Notwithstanding the foregoing, NYCB and Flagstar agree that, during the period commencing at the effective time and ending on the later of the first anniversary thereof or December 31, 2022, NYCB will provide severance payments and benefits as described in the confidential disclosure schedules with respect to any continuing employee who is involuntarily terminated during such period.

The merger agreement also provides that, with respect to any employee benefit plans of NYCB or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), NYCB and its subsidiaries will, to the extent permitted by applicable law, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of NYCB or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with Flagstar and its subsidiaries for all purposes under each applicable new plan (it being understood that, for the avoidance of doubt, such service credit will not entitle any continuing employee to benefits under any frozen NYCB benefit plan), as if such service had been performed with NYCB, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

It is expected that the Flagstar 401(k) plan will remain in effect through and after the closing date, and will be merged into the NYCB 401(k) plan at a later date; however, if requested by NYCB in writing delivered to Flagstar not less than 20 business days before the closing date, the board of directors of Flagstar (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Flagstar 401(k) plan, effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If NYCB requests that the Flagstar 401(k) plan be terminated, (i) Flagstar will provide NYCB with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by NYCB) not later than two days immediately preceding the closing date, and (ii) the continuing employees will be eligible to participate, effective as of the effective time, in the NYCB 401(k) plan. NYCB and Flagstar will take any and all actions as may be required, including amendments to the Flagstar 401(k) plan and/or the NYCB 401(k) plan, to permit the continuing employees to make rollover contributions to the NYCB 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Flagstar 401(k) plan in the form of cash, notes (in the case of loans), NYCB common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Flagstar 401(k) plan, and NYCB will endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollovers.

On and after the date of the signing of the merger agreement, any written employee notices or communication materials for distribution to a group of employees (including any website posting) or broad-based oral communications to be provided or communicated by Flagstar with respect to employment, compensation or benefits matters addressed in the merger agreement or related, directly or indirectly, to the transactions contemplated by the merger agreement will be subject to the prior prompt review and comment of NYCB, and Flagstar will consider in good faith revising such notice or communication to reflect any comments or advice that NYCB timely provides. Similarly, on and after the date of the signing of the merger agreement, any written employee notices or communication materials for distribution to a group of employees (including any website posting) or broad-based oral communications to be provided or communicated by NYCB to employees of Flagstar with respect to employment, compensation or benefits matters addressed in the merger agreement or related, directly or indirectly, to the transactions contemplated by the merger agreement will be subject to the prior prompt review and comment of Flagstar, and NYCB will consider in good faith revising such notice or communication to reflect any comments or advice that Flagstar timely provides.

Except as otherwise expressly set forth in the merger agreement, NYCB agrees to assume and honor, in accordance with their terms, all Flagstar benefit plans, it being understood that this sentence will not be construed to limit the ability of NYCB or any of its subsidiaries to amend or terminate any Flagstar benefit plan to the extent that such amendment or termination is permitted by the terms of the applicable Flagstar benefit plan.

NYCB agrees that the transactions contemplated by the merger agreement will constitute a “change in control,” “change of control” or other similar concept under any Flagstar benefit plan, and, prior to the effective time, the Flagstar board of directors (or the compensation committee thereof) will be empowered to take such action as necessary to declare such status under such Flagstar benefit plans.

Under the terms of the merger agreement, Flagstar and NYCB agreed to take certain additional actions set forth in the confidential disclosure schedules. Nothing in the merger agreement will confer upon any employee, officer, director or consultant of NYCB or Flagstar or any of their subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, Flagstar, NYCB or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving entity, Flagstar, NYCB or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NYCB or Flagstar or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any Flagstar benefit plan or NYCB benefit plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular Flagstar benefit plan or NYCB benefit plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of NYCB or Flagstar or any of their subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

ESPP Matters

The merger agreement provides that as soon as reasonably practicable following the date of the merger agreement and in any event prior to the effective time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar board of directors or Flagstar Compensation Committee and, if appropriate, amending the terms of the ESPP) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the Final Offering, no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the closing date, (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar common stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar common stock shall not be decreased below the levels set forth in the ESPP as of the date of the merger agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii).

NYCB ESOP Matters

The merger agreement provides that NYCB will take all necessary action to cause the ESOP to be terminated as of not later than the business day prior to the effective time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP, the accounts of all participants and beneficiaries in the ESOP immediately prior to the effective time will become fully vested as of the effective time of the termination of the ESOP.

NYCB Bank Supplemental Benefits Plan Matters

The merger agreement provides that NYCB will take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the effective time and to pay each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, NYCB as the surviving entity in the merger will indemnify and hold harmless all present and former directors, officers and employees of Flagstar and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Flagstar or its subsidiaries or is or was serving at the request of Flagstar or its subsidiaries as a director or officer of another person and pertaining to matters existing or occurring at or prior to the effective time of the merger, in each case to the fullest extent permitted by applicable law, the Flagstar articles of incorporation, the Flagstar bylaws and the governing or organizational documents of any subsidiary of Flagstar; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by NYCB as the surviving entity in the merger.

The merger agreement requires NYCB, as the surviving entity in the merger, to maintain for a period of six years after consummation of the merger Flagstar’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, NYCB is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by Flagstar for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then NYCB will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Flagstar, in consultation with, but only upon the consent of NYCB, may (and at the request of NYCB, Flagstar will use its reasonable best efforts to), obtain at or prior to the effective time a six-year “tail” policy under Flagstar’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts

The merger agreement provides that if Flagstar fails to obtain the required vote of Flagstar shareholders to approve the Flagstar merger proposal or if NYCB fails to obtain the required vote of NYCB stockholders to approve the NYCB share issuance proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Flagstar as provided for in the merger agreement, or any term that would adversely affect the tax treatment of the transactions contemplated in the merger agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective shareholders or stockholders, as applicable, for approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of NYCB common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by NYCB of Flagstar’s indebtedness, public announcements with respect to the transactions contemplated by the merger agreement and transition matters.

NYCB Governance

The merger agreement provides that, prior to the effective time, the NYCB board of directors will take all actions necessary to adopt the NYCB bylaws amendment. Effective as of the effective time of the holdco merger, and in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of each of NYCB and of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, Hanif Dahya, who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be the Flagstar designated directors, which will include the Chief Executive Officer of Flagstar immediately prior to the effective time, who will serve as the Non-Executive Chairman of the NYCB board of directors and the NYCB Bank board of directors, David Treadwell, who will serve as the chairman of the risk assessment committee of the NYCB board of directors, and such other directors of Flagstar immediately prior to the effective time as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time other than the Flagstar designated directors to become members of the advisory board, and will cause all such individuals who accept such invitation to be elected or appointed for a two-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served. The chief executive officer of NYCB will meet with the advisory board at least one time per quarter during the two year period beginning on the closing date.

As of the effective time, the board of directors of NYCB will take such actions as are necessary and appropriate to adopt the lending policies and procedures of Flagstar that were in effect immediately prior to the closing with respect to the acquired Flagstar operations as the lending policies and procedures for such acquired Flagstar operations.

Meetings; Recommendation of NYCB’s and Flagstar’s Boards of Directors

Each of NYCB and Flagstar has agreed to call a meeting of its stockholders and shareholders, respectively, for the purpose of voting upon the approval of the merger agreement (in the case of the Flagstar shareholders) (the “requisite Flagstar vote”)

and the NYCB share issuance (in the case of the NYCB stockholders) (the “requisite NYCB vote”), and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Each of Flagstar and NYCB and their respective boards of directors has agreed to use its reasonable best efforts to obtain from NYCB stockholders and Flagstar shareholders, respectively, the vote required to approve the merger agreement (in the case of the Flagstar shareholders) and the vote required to approve the NYCB share issuance (in the case of the NYCB stockholders), including by communicating to NYCB stockholders and Flagstar shareholders respectively the NYCB board recommendation that NYCB stockholders approve the NYCB share issuance (the “NYCB board recommendation”) and the Flagstar board recommendation that Flagstar shareholders approve the merger agreement (the “Flagstar board recommendation”), as applicable. Each of NYCB and Flagstar has agreed that each of NYCB and Flagstar and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the NYCB board recommendation, in the case of NYCB, or the Flagstar board recommendation, in the case of Flagstar, (ii) fail to make the NYCB board recommendation, in the case of NYCB, or the Flagstar board recommendation, in the case of Flagstar, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the NYCB board recommendation, in the case of NYCB, or the Flagstar board recommendation, in the case of Flagstar, in each case within ten business days (or such fewer number of days as remains prior to the NYCB stockholders meeting or the Flagstar shareholders meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the NYCB board of directors or the Flagstar board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB board recommendation or the Flagstar board recommendation, as applicable, then, in the case of NYCB, prior to the receipt of the requisite NYCB vote, and in the case of Flagstar, prior to the receipt of the requisite Flagstar vote, such board of directors may submit the merger agreement to its stockholders or shareholders, respectively, without recommendation and may communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, to the extent required by law, provided that (i) it gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB board recommendation or the Flagstar board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

NYCB and Flagstar must adjourn or postpone the NYCB stockholders meeting or the Flagstar shareholders meeting, as applicable, if there are insufficient shares of NYCB common stock or Flagstar common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Flagstar or NYCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Flagstar vote or the requisite NYCB vote, and subject to the terms and conditions of the merger agreement, Flagstar or NYCB, as applicable, will continue to use reasonable best efforts to solicit proxies from its shareholders or stockholders, as applicable; as long as each of the board of directors of NYCB and Flagstar is not restricted in any way from making a recommendation change as permitted by the merger agreement and disclosing such recommendation change as well as its underlying basis and reasons. Notwithstanding anything to the contrary in the merger agreement, neither NYCB or Flagstar will be required to adjourn or postpone the NYCB meeting or Flagstar meeting, as applicable, more than two times. Further notwithstanding any recommendation change by the NYCB board of directors or the Flagstar board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the first sentence of this paragraph, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the NYCB share issuance proposal (in the case of the NYCB stockholders) and the Flagstar merger proposal (in the case of the Flagstar shareholders) to a vote of such shareholders or stockholders, as applicable. The boards of directors of NYCB and Flagstar will not be restricted from disclosing its recommendation change and the basis and reasons thereof.

Agreement Not to Solicit Other Offers

Each of NYCB and Flagstar has agreed that it will, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Flagstar, in the case of NYCB, or NYCB, in the case of Flagstar, with respect to any acquisition proposal.

Each of NYCB and Flagstar has agreed that it will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except (x) to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties and (y) to seek and obtain legal or financial advice from such party’s outside counsel and outside financial advisors, as applicable) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, (i) with respect to Flagstar, other than the transactions contemplated by the merger agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Flagstar and its subsidiaries or 25% or more of any class of equity or voting securities of Flagstar or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Flagstar, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Flagstar or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Flagstar or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Flagstar or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Flagstar; and (ii) with respect to NYCB, other than the transactions contemplated by the merger agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, transactions described in subclauses (a) through (c) of clause (i) of this sentence, substituting (x) “NYCB” for “Flagstar” thereof and (y) “50%” for “25%” thereof.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite NYCB vote, in the case of NYCB, or the requisite Flagstar vote, in the case of Flagstar, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data to and participate in negotiations or discussions with the person making the acquisition proposal or any representative of the person making the acquisition proposal if the NYCB or Flagstar board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, such party provides such information to the other party to the merger agreement and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between NYCB and Flagstar, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of NYCB and Flagstar has also agreed to (i) promptly (and, in any event, within one business day) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

NYCB’s and Flagstar’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite NYCB vote and the requisite Flagstar vote having been obtained;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the NYCB common stock to be issued in the merger;

•	all requisite regulatory approvals having been obtained and remaining in full force and effect, without the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction, decree or other legal restraint prohibiting the consummation of the merger, the holdco merger or the bank merger issued by any governmental entity being in effect, and no law, statute, rule or regulation having been enacted, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger or the bank merger;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

in the case of Flagstar’s obligation to complete the merger, receipt by Flagstar of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

in the case of NYCB’s obligation to complete the merger, either (i) receipt by NYCB of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the merger and the holdco merger, taken together, not reasonably being expected to result in Material Adverse Tax Consequences (as defined in the merger agreement) to NYCB.

Neither NYCB nor Flagstar can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite Flagstar vote or the requisite NYCB vote, in the following circumstances:

•	by mutual written consent of NYCB and Flagstar;

•

by either NYCB or Flagstar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar if the merger has not been completed on or before April 24, 2022 (the termination date), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Flagstar, in the case of a termination by NYCB, or NYCB or Merger Sub, in the case of a termination by Flagstar, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Flagstar prior to such time that the requisite Flagstar vote is obtained, if (i) NYCB or the NYCB board of directors has made a recommendation change or (ii) NYCB or the NYCB board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the NYCB board recommendation; or

•

by NYCB prior to such time that the requisite NYCB vote is obtained, if (i) Flagstar or the Flagstar board of directors has made a recommendation change or (ii) Flagstar or the Flagstar board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Flagstar board recommendation.

Neither NYCB nor Flagstar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NYCB common stock or Flagstar common stock.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) none of NYCB, Merger Sub or Flagstar will be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this agreement (“fraud”) or willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below. For purposes of the merger agreement, “willful breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.

Termination Fee

Flagstar will be required to pay NYCB a termination fee equal to $90,000,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by NYCB pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to NYCB within two business days of the date of termination.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal with respect to Flagstar has been communicated to or otherwise made known to the Flagstar board of directors or Flagstar’s senior management or has been made directly to the Flagstar shareholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the Flagstar shareholders meeting) an acquisition proposal with respect to Flagstar, and (i) (a) thereafter the merger agreement is terminated by either NYCB or Flagstar because the merger has not been completed prior to the termination date, and Flagstar has not obtained the requisite Flagstar vote but all other conditions to Flagstar’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by NYCB based on a willful breach of the merger agreement by Flagstar that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is 12 months after the date of such termination, Flagstar enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal with respect to Flagstar (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to

“25%” will instead refer to “50%.” In such case, the termination fee must be paid to NYCB on the earlier of the date Flagstar enters into such definitive agreement and the date of consummation of such transaction.

NYCB will be required to pay Flagstar the termination fee if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by Flagstar pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to Flagstar within two business days of the date of termination.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal with respect to NYCB has been communicated to or otherwise made known to the NYCB board of directors or NYCB’s senior management or has been made directly to NYCB stockholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the NYCB stockholders meeting) an acquisition proposal with respect to NYCB, and (i) (a) thereafter the merger agreement is terminated by either NYCB or Flagstar because the merger has not been completed prior to the termination date, and NYCB has not obtained the requisite NYCB vote but all other conditions to NYCB’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Flagstar based on a willful breach of the merger agreement by NYCB that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, NYCB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal with respect to NYCB (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to Flagstar on the earlier of the date NYCB enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by NYCB and Flagstar.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite NYCB vote or the requisite Flagstar vote, except that after the receipt of the requisite NYCB vote or the requisite Flagstar vote, there may not be, without further approval of NYCB stockholders or Flagstar shareholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite NYCB vote or the requisite Flagstar vote, there may not be, without further approval of NYCB stockholders or Flagstar shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Flagstar board of directors will be subject to the laws of the State of Michigan).

Specific Performance

NYCB and Flagstar will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated United States federal income tax consequences of the merger to U.S. holders (as defined below) of Flagstar common stock that exchange their shares of Flagstar common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to United States federal income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of Flagstar common stock that hold their shares of Flagstar common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Flagstar common stock that received Flagstar common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a holder of Flagstar common stock that holds Flagstar common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Flagstar or NYCB. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Flagstar common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Flagstar common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Flagstar common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger and the holdco merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Flagstar’s obligation to complete the merger that Flagstar receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the closing date, to the effect that the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, it is a condition to NYCB’s obligation to complete the merger that either (i) NYCB receive a similar opinion from Sullivan & Cromwell LLP, or (ii) the merger and holdco merger, taken together, are not reasonably expected to result in a Material Adverse Tax Consequence (as defined in the merger agreement) to NYCB. The opinions described in the preceding sentences will be based on representation letters (the “Representation Letters”) provided by NYCB and Flagstar and on customary factual assumptions. The opinion will not be binding on the IRS. NYCB and Flagstar have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

In addition to the opinions described above, Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion based on similar representations, warranties, covenants and assumptions in connection with this registration statement. This opinion is filed as Exhibit 8.1 to the registration statement of which this joint proxy statement/prospectus is a part.

As a “reorganization,” the U.S. federal income tax consequences of the merger to U.S. holders of Flagstar common stock are as set forth in the remainder of this discussion:

•

a holder who receives solely shares of NYCB common stock (or receives NYCB common stock and cash solely in lieu of a fractional share) in exchange for shares of Flagstar common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of NYCB common stock;

•

the aggregate tax basis of the NYCB common stock received in the merger (including fractional share interests in NYCB common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Flagstar common stock for which it is exchanged;

•

the holding period of NYCB common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Flagstar common stock for which it is exchanged.

If holders acquired different blocks of Flagstar common stock at different times and at different prices, a holder’s tax basis and holding period in NYCB common stock may be determined with reference to each block of Flagstar common stock.

Cash Instead of a Fractional Share

A holder of Flagstar common stock who receives cash instead of a fractional share of NYCB common stock will be treated as having received the fractional share of NYCB common stock pursuant to the merger and then as having exchanged that fractional share with NYCB for cash. The character of any gain recognized by such holder will depend on whether the receipt of the cash in lieu of a fractional share of NYCB common stock has the effect of a dividend distribution to such holder or is treated as a sale or exchange, such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of NYCB common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of Flagstar common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

If the receipt of cash instead of a fractional share of NYCB common stock has the effect of a distribution, the receipt of such cash will generally be treated as a dividend to the extent such holder’s ratable share of the undistributed earnings and profits of NYCB. Holders should consult their tax advisors regarding the character of any gain recognized as a result of the receipt of cash instead of fractional shares of NYCB common stock. The receipt of cash instead of a fractional share of NYCB common stock will generally be treated as having the effect of a distribution of a dividend if the receipt of the cash consideration by a holder is not “substantially disproportionate” with respect to such holder or is “essentially equivalent to a dividend” under the tests set forth in Section 302 of the Code. The IRS has indicated in a revenue ruling that a minority shareholder in a publicly-traded corporation will experience a “meaningful reduction” in the holder’s percentage ownership, and as a result a redemption will not be “essentially equivalent to a dividend,” if the shareholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs, and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase stock, in addition to the stock actually owned by the holder. A U.S. holder would generally recognize dividend income up to the amount of the cash received on any amount treated as having the effect of a distribution of a dividend under the tests set forth under Section 302 of the Code.

Backup Withholding

Payments of cash to a non-corporate holder of Flagstar common stock in connection with the merger may be subject to information reporting and backup withholding. Such holders of Flagstar common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of NYCB and Flagstar as an acquisition by NYCB of Flagstar. The merger was announced on April 26, 2021, and provides that each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares of NYCB common stock.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

the acquisition of Flagstar by NYCB under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations,” where the assets and liabilities of Flagstar will be recorded by NYCB at their respective fair values as of the date the merger is completed;

•	the distribution of shares of NYCB common stock to Flagstar’s shareholders in exchange for shares of NYCB common stock (based upon a 4.0151 exchange ratio); and

•	transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of NYCB and the related notes included in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached as Annex F to this joint proxy statement/prospectus; (ii) the historical unaudited consolidated financial statements and related notes included in NYCB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which is attached as Annex H to this joint proxy statement/prospectus; (iii) the historical audited consolidated financial statements of Flagstar and the related notes included in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this joint proxy statement/prospectus; and (iv) the historical unaudited consolidated financial statements and related notes included in Flagstar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined income statements for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical consolidated income statements of NYCB and Flagstar, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed March 31, 2021.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by NYCB in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon consummation of the merger.

As of the date of this joint proxy statement/prospectus, NYCB has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Flagstar assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Flagstar assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Flagstar’s assets and liabilities will be based on Flagstar’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the consummation of the merger. In addition, the value of the merger consideration to be paid by NYCB in shares of NYCB common stock upon the consummation of the merger will be determined based on the closing price of NYCB common stock on the closing date and the number of issued and outstanding shares of Flagstar common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, NYCB has not identified all adjustments necessary to conform Flagstar’s accounting policies to NYCB’s accounting policies. Upon consummation of the merger, or as more information becomes available, NYCB will perform a more detailed review of Flagstar’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on NYCB’s financial information following the consummation of the merger.

Merger related expenses are estimated to be $214 million on a combined pre-tax basis, with contractually obligated pre-tax merger expenses of $91 million ($75 million net of tax) due at closing. Contractually obligated merger expenses are reflected in the unaudited pro forma condensed combined financial information as part of the pro forma adjustment discussed in Note H for the unaudited pro forma condensed combined balance sheet within Note 3 and Note R for the unaudited pro forma condensed combined income statements within Note 4.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. NYCB estimated the fair value of certain Flagstar assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Flagstar’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon consummation of the merger, a final determination of the fair value of Flagstar’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact NYCB’s statement of income following the consummation of the merger. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2021

(in millions, except share data)	NYCB	Flagstar	Pro Forma Adjustments	Notes	Pro Forma Consolidated
ASSETS
Cash and due from Banks	$139	$106	$—		$245
Interest Bearing deposits	2,584	343	—		2,927
Available-for-sale securities	6,178	1,764	—		7,942
Held-to-maturity securities	—	319	8	A	327
Equity investments	16	24	—		40
Loans held for sale	142	7,087	—		7,229
Loans with government guarantees	—	2,457	—		2,457
Loan and leases	43,125	14,887	(213)	B	57,799
Allowance for credit losses	(198)	(241)	(19)	C	(458)

Net loans and leases	42,927	17,103	(232)		59,798
Mortgage servicing rights	—	428	—		428
Federal Home Loan Bank stock	699	377	—		1,076
Premises and equipment	282	393	—		675
Bank-owned life insurance	1,166	359	—		1,525
Goodwill & Intangible assets	2,426	155	348	D	2,929
Other assets	1,098	991	79	E	2,168

Total Assets	$57,657	$29,449	$203		$87,309

LIABILITIES
Deposits	$34,197	$19,420	$7	F	$53,624
Wholesale borrowings	15,103	3,945	34	G	19,082
Junior subordinated debentures	360	247	(33)	G	574
Subordinated notes	296	149	—		445
Other liabilities	904	3,330	91	H	4,325

Total Liabilities	50,860	27,091	99		78,050
STOCKHOLDERS’ EQUITY
Preferred stock	503	—	—		503
Common stock	5	1	1	I	7
Additional Paid in Capital	6,103	1,350	1,262	J	8,715
Retained earnings	553	953	($1,105)	K	401
Treasury Stock	(245)	—	—		(245)
Accumulated other comprehensive income	(122)	54	(54)	L	(122)

Total stockholders’ equity	6,797	2,358	104		9,259

Total liabilities and stockholders’ equity	$57,657	$29,449	$203		$87,309

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Three Months Ended March 31, 2021

(in millions, except share data)	NYCB	Flagstar	Pro Forma Adjustments	Notes	Pro Forma Consolidated
INTEREST INCOME
Mortgage and other loans	$383	$196	$16	M	$595
Securities and money market investments	40	12	7	N	59

Total interest income	423	208	23		654
INTEREST EXPENSE
Deposits	33	10	1	O	44
Borrowed Funds	72	9	2	P	83

Total interest expense	105	19	3		127
Net interest income	318	189	20		527
Provision for credit losses (Benefit)	4	(28)	—		(24)

Net interest income after Provision for credit losses	314	217	20		551
NON-INTEREST INCOME
Mortgage banking income(1)	—	227	—		227
Fee Income	5	77	—		82
Bank-owned life insurance	7	3	—		10
Net (loss) gain on securities	—	—	—		—
Other	2	17	—		19

Total non-interest income	14	324	—		338
NON-INTEREST EXPENSE
Compensation, commissions and benefits	78	206	—		284
Occupancy and equipment	21	46	—		67
General and Administrative	33	92	—		125
Merger-related expenses	—	—	—		—
Amortization of core deposit intangibles	—	3	(1)	S	2

Total non-interest expense	132	347	(1)		478
Income before income taxes	196	194	21		411
Income tax expense	51	45	6	T	102

Net income	$145	$149	$15		$309
Preferred stock dividends	8	—	—		8

Net income available to common shareholders	$137	$149	$15		$301
Basic earnings per common share	$0.29	$2.83			$0.44
Diluted earnings per share	$0.29	$2.80			$0.44
Dividends declared per common share	$0.17	$0.06			$0.17
Weighted average common shares:
Basic	463,292,906	52,675,562			681,295,692
Diluted	463,886,937	53,297,803			681,889,723

(1)	Mortgage banking income includes gain on loan sales and gain/(loss) from MSR.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2020

(in millions, except share data)	NYCB	Flagstar	Pro Forma Adjustments	Notes	Pro Forma Consolidated
INTEREST INCOME
Mortgage and other loans	$1,542	$748	$63	M	$2,353
Securities and money market investments	166	71	27	N	264

Total interest income	1,708	819	90		2,617
INTEREST EXPENSE
Deposits	306	81	4	O	391
Borrowed Funds	302	53	9	P	364

Total interest expense	608	134	13		755
Net interest income	1,100	685	77		1,862
Provision for credit losses (Benefit)	62	149	156	Q	367

Net interest income after Provision for credit losses	1,038	536	(79)		1,495
NON-INTEREST INCOME
Mortgage banking income(1)	—	981	—		981
Fee Income	22	281	—		303
Bank-owned life insurance	32	9	—		41
Net (loss) gain on securities	1	—	—		1
Other	6	54	—		60

Total non-interest income	61	1,325	—		1,386
NON-INTEREST EXPENSE
Compensation, commissions and benefits	301	698	—		999
Occupancy and equipment	86	176	—		262
General and Administrative	124	270	—		394
Merger-related expenses	—	—	91	R	91
Amortization of core deposit intangibles	—	13	(6)	S	7
Total non-interest expense	511	1,157	85		1,753

Income before income taxes	588	704	(164)		1,128
Income tax expense	77	166	(36)	T	207

Net income	$511	$538	$(128)		921
Preferred stock dividends	33	—	—		33

Net income available to common shareholders	$478	$538	$(128)		$888
Basic earnings per common share	$1.02	$9.59			$1.30
Diluted earnings per share	$1.02	$9.52			$1.30
Dividends declared per common share	$0.68	$0.20			$0.68
Weighted average common shares:
Basic	462,605,341	56,094,542			680,608,127
Diluted	463,281,402	56,505,813			681,284,188

(1)	Mortgage banking income includes gain on loan sales and gain (loss) from MSR.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical consolidated income statement of NYCB and Flagstar, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed on March 31, 2021.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving NYCB and Flagstar under the acquisition method of accounting with NYCB treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of NYCB. Under the acquisition method of accounting, the assets and liabilities of Flagstar, as of the effective time, will be recorded by NYCB at their respective fair values, and the excess of the merger consideration over the fair value of Flagstar’s net assets will be allocated to goodwill.

The merger provides for Flagstar shareholders to receive 4.0151 shares of NYCB common stock for each share of Flagstar common stock they hold immediately prior to the merger. Based on the closing trading price of shares of NYCB common stock on April 23, 2021, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $48.14 in value for each share of Flagstar common stock.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but are not be limited to, changes in (i) Flagstar’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of NYCB common stock varies from the assumed $11.99 per share, which represents the closing share price of NYCB common stock on April 23, 2021; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both NYCB and Flagstar are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Note 2. Preliminary Purchase Price Allocation

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of NYCB common stock from the April 23, 2021 baseline with its impact on the preliminary goodwill.

(dollars in millions, except per share data, shares in thousands)	April 23, 2021	10% Increase	10% Decrease
Flagstar Common Shares as of April 22, 2021	52,753	52,753	52,753
Flagstar Equity Award Plans as of April 22, 2021	1,543	1,543	1,543

Total Shares of Flagstar	54,296	54,296	54,296
Exchange ratio	4.0151	4.0151	4.0151

Shares of NYCB common stock to be issued	218,003	218,003	218,003
Price per share of NYCB common stock on April 23, 2021	$11.99	$13.19	$10.79

Total pro forma purchase price consideration	$2,614	$2,875	$2,352

Preliminary goodwill	$462	$723	$201

Purchase price consideration

Fair value of assets acquired
Cash and due from Banks	$106
Interest bearing deposits	343
Available-for-sale securities	1,764
Held-to-maturity securities	327
Equity investments	24
Loans held for sale	7,087
Loans with government guarantees	2,457
Loan and leases held for investment	14,570
Mortgage servicing rights	428
Federal Home Loan Bank stock	377
Premises and equipment	393
Bank-owned life insurance	359
Goodwill & Intangible assets	40
Other assets	1,012

Total assets acquired	29,287
Fair value of liabilities assumed
Deposits	19,427
Wholesale borrowings	3,979
Junior subordinated debentures	214
Subordinated notes	149
Other Liabilities	3,367

Total liabilities assumed	27,136

Fair value of net assets acquired	2,152

Preliminary goodwill	$462

Note 3. Pro Forma Merger Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 27% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

(in millions)
A. Adjustments to investment securities classified as held-to-maturity to reflect estimated fair value of the acquired investment securities
To reflect estimated fair value of the acquired investment securities	$8

B. Adjustments to loans, net of unearned income
Estimate of lifetime credit losses on acquired Flagstar loans	$(260)
Estimate of fair value related to current interest rates and liquidity	(57)

Net fair value pro forma adjustments	(317)
Gross up of Purchase Credit Deteriorated (“PCD”) loans for credit mark (see C below for allowance for credit loss)	104

$(213)

C. Adjustments to allowance for credit losses
To reflect elimination of Flagstar allowance for credit losses on loans	$241
Establishment of the Allowance for Credit Losses (“ACL”) for PCD loans estimated lifetime losses	(104)
Establishment of the ACL for non-PCD loans estimated lifetime losses	(156)

$(19)

For purposes of this presentation, the loans portfolio was assumed to have a three-year weighted average life.

(in millions)

D. Adjustments to goodwill and other intangible assets
To reflect elimination of Flagstar’s goodwill and other intangibles	$(155)
Adjustments to reflect preliminary estimate of goodwill from business combination	462
To record the estimated fair value of acquired identifiable intangible assets related to Flagstar’s non-time deposits, based on third-party estimates. The acquired core deposit intangible (“CDI”) will be amortized over 10 years using the sum-of-the-years-digits method	41

$348

E. Adjustments to other assets
Net deferred tax asset/(liability)-Pre CDI	$32
Tax Liability on CDI	(11)
Deferred tax asset on established allowance for credit losses under CECL	42
Tax impact of the merger-related expenses required to close the transaction	16

Total deferred taxes at NYCB’s estimated rate of 27%	$79

F. Adjustment to deposits
To reflect estimated fair value at merger date based on current market rates for similar products.	$7

G. Adjustment to borrowed funds
To reflect estimated fair value of wholesale borrowings at merger date based on current market rates for similar products.	$34
To reflect estimated fair value of subordinated notes at merger date based on current market rates for similar products.	(33)

$1

H. Adjustments to other liabilities
Merger-related expenses necessary to close the transaction are estimated at $91 million	$91

I. Adjustments to common stock
To reflect elimination of Flagstar’s common stock	$(1)
To reflect issuance of NYCB common stock in connection with the acquisition	2

$1

J. Adjustments to paid-in capital in excess of par
To reflect elimination of Flagstar’s paid-in capital in excess of par	$(1,350)
To reflect issuance of NYCB common stock in excess of par value	2,612

$1,262

K. Adjustment to retained earnings
To reflect elimination of Flagstar’s retained earnings	$(953)
Net impact to retained earnings of Flagstar’s one-time transaction costs, purchase accounting adjustments and the establishment of the allowance for credit losses	(152)

$(1,105)

L. Adjustment to accumulated other comprehensive loss, net of tax
To reflect elimination of Flagstar’s accumulated other comprehensive income	$(54)

Note 4. Pro Forma Merger Adjustments to the Unaudited Pro Forma Condensed Combined Income Statements

(in millions)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
M. Adjustment to loan interest income
To reflect accretion of loan discount from estimated value adjustments over the estimated remaining terms to maturity of the loans	$16	$63

N. Adjustment to securities interest income
To reflect accretion of investment securities discount from estimated fair value adjustment	$7	$27

O. Adjustment to deposit interest expense
To reflect amortization of deposit premium resulting from deposit estimated fair value adjustment over the remaining terms to maturity of the deposits	$1	$4

P. Adjustment to borrowed funds interest expense
To reflect amortization of borrowed funds premium resulting from borrowed funds fair value adjustment	$2	$9

Q. Adjustment for the provision for credit losses
To reflect the increase in the provision for credit losses for non-PCD loans estimated lifetime losses	$—	$156

R. Merger-related expenses
Merger-related expenses necessary to close the transaction are estimated at $91 million	$—	$91

S. Adjustment to amortization of core deposit intangibles
To reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization	$(1)	$(6)

T. Adjustment to income tax expense
To reflect the income tax effect of pro forma adjustments for the periods	$6	$(36)

DESCRIPTION OF NYCB CAPITAL STOCK

As a result of the merger, Flagstar shareholders who receive shares of NYCB common stock in the merger will become NYCB stockholders. Your rights as NYCB stockholders will be governed by Delaware law, the NYCB certificate of incorporation and the NYCB bylaws. The following description of the material terms of NYCB’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Delaware law, the NYCB certificate of incorporation and the NYCB bylaws and federal law governing bank holding companies carefully and in their entirety.

Authorized Capital Stock

As of the date of this joint proxy statement/prospectus, NYCB has 905,000,000 shares of authorized capital stock, consisting of 900,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the record date for the NYCB special meeting, there were 465,060,525 shares of NYCB common stock and 515,000 shares of NYCB preferred stock issued and outstanding. All outstanding shares of NYCB capital stock are fully paid and non-assessable.

Because NYCB is a holding company, the rights of NYCB to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of NYCB stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that NYCB itself may be a creditor of that subsidiary with recognized claims. Claims on NYCB’s subsidiaries by creditors other than NYCB will include substantial obligations with respect to deposit liabilities and purchased funds.

Common Stock

The following description of NYCB common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the NYCB certificate of incorporation and the NYCB bylaws, copies of which have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part. We encourage you to read the NYCB certificate of incorporation and the NYCB bylaws and the applicable provisions of the DGCL, for additional information.

NYCB common stock is listed on the NYSE and traded under the symbol “NYCB.” Following the merger, shares of NYCB common stock will continue to be traded on the NYSE.

Voting Rights

The holders of NYCB common stock are entitled to one vote per share on all matters presented to stockholders. Holders of NYCB common stock are not entitled to cumulate their votes in the election of directors.

Holders of NYCB common stock who beneficially own in excess of the NYCB Limit are not entitled to any vote with respect to shares held in excess of the NYCB Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The NYCB certificate of incorporation authorizes the NYCB board of directors (i) to make all determinations necessary to implement and apply the NYCB Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the NYCB Limit supply information to the respective company to enable its board of directors to implement and apply the NYCB Limit.

NYCB common stockholders are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of NYCB common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by NYCB before such securities are offered to others. The absence of preemptive rights increases NYCB’s flexibility to issue additional shares of NYCB common stock in connection with NYCB’s acquisitions, employee benefit plans and for other purposes, without affording the holders of NYCB common stock a right to subscribe for their proportionate share of those additional securities. The holders of NYCB common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of NYCB common stock are entitled to receive dividends ratably when, as, and if declared by the NYCB board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, NYCB may pay dividends out of surplus or, if there is no surplus, out of NYCB’s net profits for the fiscal year in which declared and/or for the preceding fiscal year. Dividends paid by NYCB Bank are the primary source of funds available to NYCB for payment of dividends to stockholders and for other needs. Various federal and state laws and regulations limit the amount of dividends that NYCB Bank may pay to NYCB. The NYCB board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including NYCB’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as the NYCB board of directors deems relevant.

In 2017, NYCB issued 20,600,000 depositary shares, each representing a 1/40th interest in a share of NYCB’s Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). The Series A Preferred Stock is not convertible into, or exchangeable for, shares of NYCB common stock. Holders of the Series A Preferred Stock, in preference to holders of NYCB common stock, are entitled to receive, only when, as and if declared by the NYCB board of directors (or a duly authorized committee of the board), out of funds legally available for payment, certain noncumulative cash dividends. So long as any share of the Series A Preferred Stock remains outstanding, no dividend will be declared or paid on NYCB common stock or any other shares of junior stock (other than (a) a dividend payable solely in junior stock or (b) any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan), unless (i) full dividends for the last preceding dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) and (ii) NYCB is not in default on its obligation to redeem any shares of Series A Preferred Stock that have been called for redemption. NYCB will not purchase, redeem or otherwise acquire, directly or indirectly, for consideration any shares of NYCB common stock or other junior stock (other than (a) as a result of a reclassification of such junior stock for or into other junior stock, (b) the exchange or conversion of one share of such junior stock for or into another share of such junior stock, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (d) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (e) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (f) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged) nor will NYCB pay or make available any monies for a sinking fund for the redemption of any shares of common stock or any other shares of junior stock during a dividend period, unless the full dividends for the most recently completed dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing summary of certain provisions of NYCB’s Series A Preferred Stock and the related depositary shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the NYCB certificate of incorporation, including the certificate of designations creating the Series A Preferred Stock, the NYCB bylaws, the deposit agreement among NYCB, Computershare, Inc. and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “deposit agreement”) and the form of depositary receipt, each of which has been filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part.

In 2002, NYCB issued Bifurcated Opinion Note SecuritiESSM (“BONUSES units”), each of which consists of a capital security issued by New York Community Capital Trust V (the “trust”), a trust formed by NYCB, and a warrant to purchase shares of NYCB common stock pursuant to a conversion ratio, which is subject to certain adjustments. In certain circumstances, holders of BONUSES units are entitled to receive certain cumulative cash distributions payable quarterly on the preferred securities by the trust. The ability of the trust to pay the quarterly distributions on the preferred securities depends solely upon its receipt of corresponding interest payments from NYCB on debentures issued by NYCB (the “debentures”), which are the sole assets of the trust. In certain circumstances, NYCB has the right to defer payments of interest on the debentures. In the event that NYCB exercises this right to defer payments of interest on the debentures, NYCB will not, and will not permit any subsidiary to, among other things, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of NYCB’s capital stock or any warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into or exchangeable for capital stock) (notwithstanding the foregoing, the following will be permitted: (i) repurchases, or acquisitions of shares of capital stock of NYCB in connection with any employee benefit plans or any other contractual obligation of NYCB; (ii) dividends or distributions in either capital stock or rights to acquire capital stock of NYCB; (iii) payments under a guarantee issued by NYCB to the trust; and (iv) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to a rights agreement).

In addition, the terms of NYCB’s outstanding trust preferred capital debt securities prohibit NYCB from (i) declaring or paying any dividends or distributions on NYCB capital stock, including NYCB common stock; or (ii) purchasing, acquiring or making a liquidation payment on such stock, under the following circumstances: (a) if an event of default has occurred and is continuing under the applicable indenture; (b) if NYCB is in default with respect to a payment under NYCB’s guarantee of the related trust preferred securities; or (c) if NYCB has given notice of its election to defer interest payments but the related deferral period has not yet commenced, or a deferral period is continuing.

Liquidation

Upon liquidation, dissolution, or the winding up of the affairs of NYCB, holders of NYCB common stock are entitled to receive their pro rata portion of the remaining assets of NYCB after the holders of NYCB’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Certain Charter and Bylaw Provisions Affecting NYCB Common Stock

The NYCB certificate of incorporation and NYCB bylaws contain several provisions that may make NYCB a less attractive target for an acquisition of control by anyone who does not have the support of the NYCB board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a voting limit on stockholders who beneficially own NYCB common stock in excess of the NYCB Limit, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. For a complete description, you should refer to the NYCB certificate of incorporation and the NYCB bylaws.

For more information regarding the rights of holders of NYCB common stock, please see the description captioned “Comparison of the Rights of NYCB Stockholders and Flagstar Shareholders,” commencing on page 146.

Restrictions on Ownership

The BHC Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of NYCB. “Control” is generally defined as ownership of 25% or more of a class of voting stock, control of the election of a majority of the directors or the power to exercise a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of a class of voting stock of NYCB. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as NYCB, could constitute acquisition of control of the bank holding company. New York law generally requires the prior approval of the NYDFS before a person, a group of persons or a company, or any of the foregoing acting in concert, may acquire 10% or more of a class of voting stock of NYCB (including by merely acquiring certain rights with respect to voting stock of NYCB such as a proxy) or otherwise exercise a controlling influence. Generally under New York law, an existing bank holding company that controls 10% or more of the voting stock of two or more banking institutions located in New York would need prior NYDFS approval before it acquired 5% or more of the voting stock of NYCB.

COMPARISON OF THE RIGHTS OF NYCB STOCKHOLDERS AND FLAGSTAR SHAREHOLDERS

If the merger is completed, Flagstar shareholders will receive shares of NYCB common stock in the merger and they will cease to be holders of Flagstar common stock. NYCB is organized under the laws of the State of Delaware. Flagstar is organized under the laws of the State of Michigan. The following is a summary of certain material differences between (1) the current rights of Flagstar shareholders under the Flagstar articles of incorporation and the Flagstar bylaws and Michigan law and (2) the current rights of NYCB stockholders under the NYCB certificate of incorporation and NYCB bylaws and Delaware law.

The following summary is not a complete statement of the rights of shareholders or stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Flagstar’s and NYCB’s governing documents, which we urge you to read carefully and in their entirety. Copies of Flagstar’s and NYCB’s governing documents have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part.

	Flagstar	NYCB
Authorized Capital Stock

The authorized capital stock of Flagstar includes 105,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

As of June 18, there were 52,791,585 shares of Flagstar common stock issued and outstanding and no shares of preferred stock outstanding.

The NYCB certificate of incorporation authorizes NYCB to issue 905,000,000 shares of capital stock, consisting of 900,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

As of June 18, there were 465,060,525 shares of NYCB common stock outstanding and 515,000 shares of NYCB preferred stock outstanding.

Voting

Flagstar shareholders entitled to vote on a matter are entitled to one vote per share.

The Flagstar articles of incorporation do not limit the vote of shareholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of Flagstar.

Flagstar shareholders are not entitled to cumulate their votes in the election of directors.

NYCB stockholders entitled to vote on a matter are entitled to one vote per share.

The NYCB certificate of incorporation provides that, with limited exceptions, stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of NYCB are not entitled to any vote with respect to shares held in excess of the NYCB Limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

NYCB common stockholders are not entitled to cumulate their votes in the election of directors.

Rights of Preferred Stock	Except as otherwise provided in the Flagstar articles of incorporation, Flagstar’s board of directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of shares of preferred stock in one or more series and to fix and state the powers, designations preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof.	Substantially similar provision as in the Flagstar articles of incorporation.

Size of Board of Directors	The Flagstar articles of incorporation provide that the board of directors shall consist of not less	The NYCB certificate of incorporation provides that the size of the NYCB board of directors is

	Flagstar	NYCB
than seven nor more than 15 directors, exclusive of directors, if any, elected by holders of Flagstar preferred stock. The Flagstar bylaws provide that the board of directors shall consist of 11 members.

fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the whole board. The NYCB bylaws currently provide that the number of directors who shall constitute the whole board of NYCB shall be such number as the majority of the whole board shall from time to time have designated, which number shall be no less than nine and no more than 18.

The current number of directors designated by the board is 12. Under the merger agreement, in accordance with the NYCB bylaws amendment, at the effective time of the merger, the four Flagstar designated directors (which will be the chief executive officer of Flagstar immediately prior to the effective time, who will serve as the non-executive chairman of the board of directors of NYCB and NYCB Bank, David Treadwell, who will serve as the risk assessment committee chairman of the NYCB board of directors, and such other Flagstar directors as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards) will be appointed to NYCB’s board of directors.

Classes of Directors	Flagstar’s board of directors is declassified. Each member is elected annually to Flagstar’s board of directors for a one-year term.	NYCB’s board of directors (other than directors elected by the holders of any class or series of preferred stock) is divided into three classes, with each class of directors serving for successive three-year terms so that each year, the term of only one class of directors expires.

Director Eligibility and Mandatory Retirement	Under Section 501 of the MBCA, a corporation may prescribe qualifications of directors in its articles of incorporation or bylaws. Neither the Flagstar articles of incorporation nor bylaws provide qualifications of directors or mandatory retirement requirements.	The NYCB bylaws provide that only persons who are nominated in accordance with the procedures set forth in the bylaws are eligible to be elected as directors. No person may be elected, appointed or nominated as a director after December 31 of the year in which such person attains the age of 80; provided, however, that NYCB’s board of directors, by a written resolution approved by a majority of the disinterested members of the whole board, may exclude an incumbent director from such age limitation. Notwithstanding such age limitation, a director shall be able to complete a term in which he or she attains the age of 80.

Election of Directors	Under the Flagstar articles of incorporation and bylaws, except in a contested election, each director shall be elected by a majority of the votes cast with respect to such director at any meeting of shareholders at which a quorum is present and directors are to be elected. In a	Substantially similar provision as in the Flagstar articles of incorporation and bylaws.

	Flagstar	NYCB
contested election, directors shall be elected by a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors are to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of votes case “against” that director.

Removal of Directors	Under the Flagstar articles of incorporation, any director or the entire board of directors may be removed by the affirmative vote of the holders of a majority of the outstanding shares cast at a meeting of the shareholders called for that purpose. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at any election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.	The NYCB certificate of incorporation provides that any NYCB director or the entire board of directors may be removed from office at any time, but only for cause and by the affirmative vote of holders of 80% of the shares entitled to vote in the election of directors, voting as a single class.

Calling Special Meetings of Stockholders / Shareholders	Under the Flagstar bylaws, special meetings of shareholders for any purpose or purposes may be called at any time by the chief executive officer of Flagstar or by the chairman of the Flagstar board of directors, the president or the secretary of Flagstar at the direction of the board of directors.	Under the NYCB bylaws, special meetings of stockholders may be called at any time by the board of directors pursuant to a resolution adopted by a majority of the whole board.

Quorum	The Flagstar bylaws provide that the holders of a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at any meeting of shareholders.	Substantially similar provision as in the Flagstar bylaws.

Advance Notice of Stockholder / Shareholder Proposals and Nominations	The Flagstar articles of incorporation require a shareholder who intends to nominate a candidate for election to the board of directors or propose for any new business at an annual or special meeting of shareholders to give notice thereof in writing, to the secretary of Flagstar not fewer than 30 days nor more than 60 days prior to the date of any such meeting. However, if notice or public disclosure of the meeting is effected fewer than 40 days before the date of the meeting, such written notice shall be made to the secretary of Flagstar not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. The notice must contain specified information, as set forth in the Flagstar articles of incorporation.	The NYCB bylaws require that all business conducted at any annual or special meeting of stockholders be properly brought before the meeting. In order for a stockholder proposal to be properly brought before an annual meeting of the stockholders, any NYCB stockholder making such a proposal must give notice to NYCB’s corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive office of NYCB not less than 90 days prior to the date of the annual meeting; provided, however, in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must contain

	Flagstar	NYCB

specified information, as set forth in NYCB’s bylaws.

At a special meeting of the stockholders, only business brought before the meeting by or at the direction of a majority of the whole board may be conducted.

Proxy Access	The Flagstar bylaws do not explicitly provide for proxy access.

The NYCB bylaws provide for stockholder nominations of directors. For an NYCB stockholder to nominate a director, the NYCB bylaws require that a stockholder notice to NYCB proposing to bring a proposal, or nominate a person for election or re-election as a director of NYCB, before an annual meeting of stockholders include information regarding, among other things, any hedging transaction with respect to NYCB’s common stock that is in place or has been entered into within the six months preceding the date of delivery of the stockholder notice by or for the benefit of such stockholder. The proxy access provisions of the NYCB bylaws permit any stockholder or group of up to 20 stockholders who have maintained continuous ownership (as provided in the NYCB bylaws) of 3% or more of NYCB’s outstanding common stock for at least the previous three years to include a specified number of director nominees in NYCB’s proxy materials for an annual meeting of stockholders.

Notice of a nomination pursuant to the proxy access provisions of the NYCB bylaws must be received no earlier than 150 days, and no later than 120 days, before the anniversary of the date that NYCB mailed its proxy statement for the previous year’s annual meeting of stockholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to as an “Other Meeting Date”), the nomination notice must be given in the manner provided in the NYCB bylaws by the later of the close of business on (i) the date that is 180 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. If a group of stockholders is making the nomination, such notice must designate one member of the group that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination. The NYCB bylaws provide that each

	Flagstar	NYCB

stockholder seeking to include a director nominee in NYCB’s proxy materials is required to provide NYCB with certain information specified in the NYCB bylaws.

A stockholder nominee will not be eligible for inclusion in NYCB’s proxy materials if: NYCB receives a notice that is not pursuant to the proxy access provisions of the NYCB bylaws that a stockholder intends to nominate a candidate for director at the annual meeting; the nominating stockholder or designated lead group member, or any qualified representative thereof, does not appear at the meeting of the stockholders to present the nomination of the stockholder nominee; the NYCB board of directors, acting in good faith, determines that the nominee’s nomination or election to the NYCB board of directors would result in NYCB violating any applicable law, rule or regulation to which NYCB is subject, including any rules or regulations of any stock exchange on which NYCB securities are traded; the nominee was nominated at one of NYCB’s two preceding annual meetings of stockholders and received less than 25% of the votes cast in each such election; or NYCB is notified, or the NYCB board of directors acting in good faith determines, that a nominating stockholder has failed to continue to satisfy the eligibility requirements under the proxy access provisions of the NYCB bylaws, or that the representations and warranties made pursuant to such provisions have ceased to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the nominee or the stockholder who nominated the nominee has otherwise breached any of its or their obligations, representations, or agreements under the proxy access provisions of the NYCB bylaws.

Anti-Takeover Provisions and Other Stockholder / Shareholder Protections	Chapter 7A of the MBCA is applicable to Flagstar. Subject to certain exceptions, Chapter 7A provides that a corporation may not engage in any “business combination” with any “interested shareholder” (generally one who beneficially owns or in the past two years has owned 10% or more of the voting power of outstanding voting shares) unless an advisory statement is given by the board of directors and the combination is approved by a vote of at least 90% of the votes of each class of stock entitled to vote and at least two-thirds of the votes of each class of stock entitled to vote other than the voting shares owned by the interested shareholder.	The NYCB certificate of incorporation provides that any “business combination” involving NYCB and an “interested stockholder” must be approved by the holders of at least 80% of the voting power of the then-outstanding shares of stock of NYCB entitled to vote in the election of directors, voting together as a single class, unless the business combination does not involve any cash or other consideration being received by the stockholders (in their capacity as stockholders) and either a majority of the “disinterested directors” (as defined in the charter) of NYCB has approved the business combination or the terms of the proposed

Flagstar	NYCB

For the purposes of Chapter 7A of the MBCA, a “business combination” includes, among others, transactions such as mergers, consolidations or transfers with an aggregate book value of at least 10% of the assets of the corporation, in each case with an interested shareholder or with a corporation that would be, after the transaction is effected, an affiliate of an interested shareholder.

These statutory requirements do not apply if, prior to the date that an interested stockholder first becomes an interested stockholder, the board of directors by resolution approves or exempts such business combinations generally or a particular combination from the requirements of the MBCA. Furthermore, subject to certain exceptions related to the interested shareholder voting as a member of the board of directors, these statutory requirements do not apply to a business combination if: (a) certain specified fair price criteria are met; (b) the consideration to be given to the shareholders is in cash or in the form the interested shareholder paid for shares of the same class or series; and (c) between the time the interested shareholder becomes an interested shareholder and before the consummation of a business combination the following conditions are met: (1) any preferred stock dividends are declared and paid on their regular date; (2) the annual dividend rate of stock other than preferred stock is not reduced and is raised if necessary to reflect any transaction which reduces the number of outstanding shares; (3) the interested shareholder does not receive any financial assistance or tax advantage from the corporation other than proportionally as a shareholder; (4) the interested shareholder does not become the beneficial owner of any additional shares of the corporation, except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (5) at least five years have elapsed.

business combination satisfy certain minimum price and other standards.

For purposes of these provisions, a “business combination” is defined to include: (i) any merger or consolidation of NYCB or any subsidiary with any interested stockholder or affiliate of an interested stockholder; (ii) the disposition of the assets of NYCB or any subsidiary having an aggregate value of 25% or more of the combined assets of NYCB and its subsidiaries; (iii) the issuance or transfer by NYCB or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of NYCB and its subsidiaries, except pursuant to an employee benefit plan of NYCB or any subsidiary; (iv) the adoption of any plan for the liquidation or dissolution of NYCB proposed by or on behalf of an interested stockholder or any affiliate of an interested stockholder; and (v) any reclassification of securities or recapitalization of NYCB, or any merger or consolidation of NYCB with any of its subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of NYCB or any subsidiary which is owned by an interested shareholder or any affiliate of an interested shareholder.

For purposes of these provisions, an “interested stockholder” includes: (i) any person (with certain exceptions) who is the beneficial owner of more than 10% of NYCB’s outstanding common stock; (ii) any affiliate of NYCB which at any time during the prior two years was the beneficial owner of more than 10% of NYCB’s common stock; or (iii) any assignee of or otherwise successor to any shares of NYCB common stock that were beneficially owned by an “interested stockholder” during the prior two years in a transaction not involving a public offering.

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any “business combination” with an “interested stockholder” or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an

	Flagstar	NYCB

exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers with an aggregate market value of at least 10% of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote.

A Delaware corporation may elect not to be governed by Section 203 of the DGCL. NYCB has not made an election to be exempt from the requirements of Section 203 of the DGCL.

Limitation of Personal Liability of Officers and Directors	The Flagstar articles of incorporation provide that a director will not be personally liable to Flagstar or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to Flagstar or its shareholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for violation of Section 551 of the MBCA or for any transaction from which the director derived any improper personal benefit.	The NYCB certificate of incorporation provides that a director will not be liable to NYCB or its stockholders for monetary damages for breach of a fiduciary duty as a director except for liability for a breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, to the extent exculpation from liability is not permitted by the DGCL or for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers	Under the Flagstar articles of incorporation, Flagstar will, to the full extent permitted by the MBCA and other applicable law, indemnify any director, officer, employee or agent of Flagstar	Under the NYCB certificate of incorporation, NYCB will, to the fullest extent permitted by the DGCL, indemnify and advance expenses to any person made a party to an action, suit or

	Flagstar	NYCB
	who was or is a party to or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, including any action by or in the right of Flagstar, by reason of the fact that such person is or was (1) a director, officer, employee or agent of Flagstar, or of a subsidiary of Flagstar, or (2) serving at the request of Flagstar as a director, officer, partner, trustee, employee or agent of another corporation partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.	proceeding by reason of the fact that he or she is or was (1) a director or officer of NYCB or (2) serving at the request of NYCB as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred or suffered by him or her in connection with such action, suit or proceeding, provided that the action, suit or counterclaim was not initiated by or on behalf of such person unless authorized by the NYCB board of directors.

Appraisal or Dissenters’ Rights	Section 762 of the MBCA permits shareholders to dissent from a merger, share exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, in each case, where shareholder approval under the MBCA or the corporation’s articles of incorporation is required, or in the event of certain other corporate actions, and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, dissenters’ rights do not apply as to shares that are listed on a national securities exchange on the record date fixed to vote on the relevant corporate action or if, in the case of a merger, the shareholders would receive cash, shares listed on a national securities exchange or any combination of cash and such shares.	Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, appraisal rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Appraisal rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.

Dividends	Holders of Flagstar common stock are entitled to receive dividends, if any, as may be declared by the Flagstar board of directors out of assets legally available therefor after payment to holders of any outstanding shares of any class having preference over the common stock as to the payment of dividends. Under Section 345 of the MBCA, Flagstar may not pay a dividend if, after giving it effect, Flagstar would not be able to pay its debts as the debts become due in the usual course of business, or Flagstar’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Flagstar	Holders of NYCB common stock are entitled to receive dividends ratably when, as, and if declared by the NYCB board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Section 170 of the DGCL, NYCB may pay dividends out of surplus or, if there is no surplus, out of NYCB’s net profits for the fiscal year in which declared and/or for the preceding fiscal year.

	Flagstar	NYCB
were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders of any class having preference over the common stock as to the payment of dividends.

Amendments to Charter and Bylaws

The MBCA provides that amendments to the Flagstar articles of incorporation generally may be proposed by the Flagstar board of directors and approved by the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment.

The Flagstar articles of incorporation provide that the Flagstar bylaws may be amended by the vote of a majority of the board of directors. The bylaws may also be amended by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Flagstar entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the Flagstar shareholders called for that purpose (provided that notice of such amendment is included in the notice of such meeting).

The DGCL provides that the NYCB certificate of incorporation generally may be amended upon the adoption of a resolution by the board of directors and approval by the holders of a majority of the outstanding shares entitled to vote.

Pursuant to the NYCB certificate of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of NYCB entitled to vote generally in the election of directors (excluding any shares held in excess of the NYCB Limit), voting together as a single class, is required to amend or repeal provisions of the charter related to amendment of the certificate of incorporation, limitations on voting of holders of more than 10% of NYCB’s common stock, stockholder action by written consent, persons authorized to call special meetings of NYCB common stockholders, classification and removal of directors and the filling of board vacancies, the adoption, amendment or repeal of NYCB’s bylaws, the approval of certain business combinations, director and officer indemnification by NYCB, and the amendment or repeal of the provision regarding the considerations of the NYCB board of directors in connection with an offered business combination.

The NYCB bylaws may be amended at any meeting of the board by a resolution adopted by a majority of the whole board. The bylaws may also be amended by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of NYCB entitled to vote generally in the election of directors (excluding any shares held in excess of the NYCB Limit).

	Flagstar	NYCB

Action by Written Consent of the Stockholders / Shareholders	Under the Flagstar articles of incorporation, any action required or permitted to be taken at an annual or special meeting of the Flagstar shareholders must be effected at a duly called annual or special meeting of the shareholders, and may not be effected by any consent in writing by such shareholders.	Under the NYCB certificate of incorporation and the NYCB bylaws, subject to the rights of any class or series of preferred stock of NYCB, any action required or permitted to be taken by the stockholders of NYCB at an annual or special meeting must be effected at a duly called annual or special meeting of stockholders of NYCB, and may not be effected by any consent in writing by such stockholders.

Stockholder / Shareholder Rights Plan	Flagstar does not currently have a rights plan in effect.	NYCB does not currently have a rights plan in effect.

LEGAL MATTERS

The validity of the NYCB common stock to be issued in connection with the merger will be passed upon for NYCB by Sullivan & Cromwell LLP, New York, New York.

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel for Flagstar, will provide, prior to the effective time, an opinion regarding certain federal income tax consequences of the mergers.

EXPERTS

NYCB. The consolidated financial statements of NYCB as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 included in NYCB’s annual report on Form 10-K for the year ended December 31, 2020 and attached as an annex hereto, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

Flagstar. The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DEADLINES FOR SUBMITTING STOCKHOLDER OR SHAREHOLDER PROPOSALS

NYCB

NYCB held its 2021 annual meeting of stockholders (the “NYCB 2021 annual meeting”) on May 26, 2021. NYCB will hold its 2022 annual meeting of stockholders (the “NYCB 2022 annual meeting”), regardless of whether the merger has been completed.

SEC Rule 14a-8

In order for a stockholder proposal for the NYCB 2022 annual meeting to be eligible for inclusion in NYCB’s proxy statement pursuant to SEC Rule 14a-8, NYCB must receive the proposal at its principal executive offices no later than December 17, 2021, unless the NYCB 2022 annual meeting is held on a date more than 30 days from May 26, 2022, in which case a stockholder proposal must be received within a reasonable time before NYCB begins to print and mail its proxy solicitation materials for the NYCB 2022 annual meeting. An NYCB stockholder must provide its proposal to NYCB in writing, and it must comply with the requirements of SEC Rule 14a-8.

Advance Notice Procedures

The NYCB bylaws set forth the advance notice procedures by which a stockholder may properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of NYCB not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the tenth day following the date on which NYCB’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made. These advance notice procedures are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in NYCB’s proxy statement pursuant to SEC Rule 14a-8. A stockholder wishing to submit a proposal for consideration at the NYCB 2022 annual meeting should do so no later than December 17, 2021.

Proxy Access Procedures

Any stockholder (or group of no more than 20 stockholders) meeting NYCB’s continuous ownership requirements set forth in the NYCB bylaws who wishes to nominate a candidate or candidates for election for up to 20% of the NYCB board of directors, and to require NYCB to include such nominee(s) in its 2022 proxy statement, must submit such nomination and request no earlier than November 17, 2021 nor later than December 17, 2021. The nomination and supporting materials must also comply with the requirements set forth in the NYCB bylaws for inclusion of director nominees in the proxy statement.

Flagstar

Flagstar held its 2021 annual meeting of shareholders on May 25, 2021. Flagstar does not anticipate holding a 2022 annual meeting of Flagstar shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, Flagstar may hold an annual meeting in 2022 (the “Flagstar 2022 annual meeting”). Any shareholder nominations or proposals for other business intended to be presented at Flagstar’s 2022 annual meeting must be submitted to Flagstar as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the Flagstar 2022 annual meeting to be eligible for inclusion in Flagstar’s proxy statement pursuant to SEC Rule 14a-8, Flagstar must receive the proposal and supporting statements at its principal executive offices no later than December 22, 2021, unless the date of Flagstar’s 2022 annual meeting is changed by more than 30 days from May 25, 2022, the one year anniversary of Flagstar’s 2021 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Flagstar begins to print and send its proxy materials. A Flagstar shareholder must provide its proposal to Flagstar in writing, and it must comply with the requirements of SEC Rule 14a-8.

Advance Notice Procedures

Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Flagstar board of directors or by a shareholder of Flagstar entitled to vote generally in the election of directors who has delivered notice to Flagstar’s secretary at its principal executive offices (containing the information specified in the Flagstar articles of incorporation) not fewer than 30 days nor more than 60 days prior to the date of any such meeting. However, that if notice or public disclosure of the meeting is effected fewer than 40 days before the date of the meeting, such written notice shall be delivered or mailed, as prescribed, to the Flagstar secretary not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. The notice must contain specified information, as set forth in Flagstar’s articles of incorporation. These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Flagstar’s proxy statement pursuant to SEC Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

NYCB and Flagstar file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both NYCB and Flagstar, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by NYCB, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing NYCB’s website at https://www.mynycb.com or alternatively by directing a request by telephone or mail to New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590, Attention: Investor Relations (516) 682-4420. Documents filed with the SEC by Flagstar will be available free of charge by accessing Flagstar’s website at http://www.flagstar.com or, alternatively, by directing a request by telephone or mail to Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, Attention: Investor Relations (248) 312-5741. The web addresses of the SEC, NYCB and Flagstar are included as inactive textual references only. Except for the documents regarding NYCB attached as annexes to this joint proxy statement/prospectus and the documents regarding Flagstar specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

NYCB has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to NYCB’s securities to be issued in the merger. This document constitutes the prospectus of NYCB filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Statements contained in this joint proxy statement/prospectus, including in any document attached as annex hereto or incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

Set forth below is a list of the documents previously filed with the SEC by NYCB under the Exchange Act that are attached as annexes to this joint proxy statement/prospectus.

•	NYCB’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 26, 2021;

•	NYCB’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2021;

•	NYCB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021; and

•

NYCB’s Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 6, 2021, January 27, 2021 (only with respect to Item 8.01), March 26, 2021, March 31, 2021, April 26, 2021, April 26, 2021 (only with respect to Item 8.01), April 27, 2021 and May 27, 2021.

The SEC allows NYCB and Flagstar to incorporate by reference into this document documents filed with the SEC by Flagstar. This means that NYCB and Flagstar can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that Flagstar files with the SEC will update and supersede that information. NYCB and Flagstar incorporate by reference the documents listed below and any documents filed by Flagstar under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of our meetings:

•	Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

•	Flagstar’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2021;

•	Flagstar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021; and

•	Flagstar’s Current Reports on Form 8-K, filed with the SEC on January 20, 2021, March 30, 2021, April 26, 2021 (only with respect to Item 8.01), April 27, 2021 and May 28, 2021.

You may request a copy of the documents incorporated by reference into this document and additional documents previously filed with the SEC by NYCB or Flagstar under the Exchange Act. Except as specifically incorporated by reference into this joint proxy statement/prospectus, such documents are not incorporated by reference into, and are not a part of, this joint proxy statement/prospectus.

Requests for documents should be directed to:

if you are an NYCB stockholder: New York Community Bancorp, Inc. 615 Merrick Avenue Westbury, New York 11590 Attn: Investor Relations (516) 682-4420 ir@mynycb.com	if you are a Flagstar shareholder: Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098 Attn: Investor Relations (248) 312-5741 FBCInvestorRelations@flagstar.com

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or referenced into this document or in our affairs since the date of this document. The information contained in this document with respect to NYCB was provided by NYCB and the information contained in this document with respect to Flagstar was provided by Flagstar.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NEW YORK COMMUNITY BANCORP, INC.,

615 CORP.

and

FLAGSTAR BANCORP, INC.

Dated as of April 24, 2021

ARTICLE I

THE MERGER

1.1	The Merger	A-1
1.2	Closing	A-1
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Conversion of Flagstar Common Stock	A-2
1.6	Merger Sub Stock	A-2
1.7	Treatment of Flagstar Equity Awards	A-2
1.8	Articles of Incorporation of the Interim Surviving Entity	A-4
1.9	Bylaws of the Interim Surviving Entity	A-4
1.10	Directors and Officers of the Interim Surviving Entity	A-4
1.11	Tax Consequences	A-4
1.12	Holdco Merger	A-4
1.13	Bank Merger	A-5

ARTICLE II

EXCHANGE OF SHARES

2.1	NYCB to Make Consideration Available	A-5
2.2	Exchange of Shares	A-5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FLAGSTAR

3.1	Corporate Organization	A-7
3.2	Capitalization	A-8
3.3	Authority; No Violation	A-9
3.4	Consents and Approvals	A-10
3.5	Regulatory Reports	A-11
3.6	Financial Statements	A-11
3.7	Broker’s Fees	A-12
3.8	Absence of Certain Changes or Events	A-12
3.9	Legal and Regulatory Proceedings	A-13
3.10	Taxes and Tax Returns	A-13
3.11	Employees	A-14
3.12	SEC Reports	A-16
3.13	Compliance with Applicable Law	A-16
3.14	Certain Contracts	A-18
3.15	Agreements with Governmental Entities	A-19
3.16	Risk Management Instruments	A-19
3.17	Environmental Matters	A-19
3.18	Investment Securities and Commodities	A-20
3.19	Real Property	A-20
3.20	Intellectual Property	A-20
3.21	Information Technology	A-21
3.22	Related Party Transactions	A-21
3.23	State Takeover Laws	A-21
3.24	Reorganization	A-22
3.25	Opinion	A-22
3.26	Flagstar Information	A-22
3.27	Loan Portfolio	A-22
3.28	Insurance	A-23

A-i

3.29	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary	A-23
3.30	Mortgage Business	A-23
3.31	Securitization Matters	A-26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NYCB AND MERGER SUB

4.1	Corporate Organization	A-26
4.2	Capitalization	A-27
4.3	Authority; No Violation	A-28
4.4	Consents and Approvals	A-29
4.5	Regulatory Reports	A-29
4.6	Financial Statements	A-29
4.7	Broker’s Fees	A-30
4.8	Absence of Certain Changes or Events	A-31
4.9	Legal and Regulatory Proceedings	A-31
4.10	Taxes and Tax Returns	A-31
4.11	Employees	A-32
4.12	SEC Reports	A-33
4.13	Compliance with Applicable Law	A-33
4.14	Certain Contracts	A-34
4.15	Agreements with Governmental Entities	A-35
4.16	Information Technology	A-35
4.17	Environmental Matters	A-35
4.18	Investment Securities and Commodities	A-35
4.19	Related Party Transactions	A-35
4.20	State Takeover Laws	A-36
4.21	Reorganization	A-36
4.22	Opinion	A-36
4.23	Risk Management Instruments	A-36
4.24	NYCB Information	A-36
4.25	Loan Portfolio	A-36

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	A-37
5.2	Flagstar Forbearances	A-37
5.3	NYCB Forbearances	A-40

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-40
6.2	Access to Information; Confidentiality	A-42
6.3	Shareholders’ Approval and Stockholder Approval	A-42
6.4	Legal Conditions to Merger	A-44
6.5	Stock Exchange Matters	A-44
6.6	Employee Matters	A-44
6.7	Indemnification; Directors’ and Officers’ Insurance	A-46
6.8	Additional Agreements	A-46
6.9	Advice of Changes	A-46
6.10	Dividends	A-47
6.11	Shareholder Litigation	A-47
6.12	Corporate Governance	A-47
6.13	Acquisition Proposals	A-48

A-ii

6.14	Public Announcements	A-49
6.15	Change of Method	A-49
6.16	Restructuring Efforts	A-49
6.17	Takeover Restrictions	A-49
6.18	Treatment of Flagstar Indebtedness	A-49
6.19	Exemption from Liability Under Section 16(b)	A-50
6.20	Transition	A-50

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-50
7.2	Conditions to Obligations of NYCB and Merger Sub	A-51
7.3	Conditions to Obligations of Flagstar	A-51

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-52
8.2	Effect of Termination	A-53

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	A-54
9.2	Extension; Waiver	A-54
9.3	Nonsurvival of Representations, Warranties and Agreements	A-54
9.4	Expenses	A-55
9.5	Notices	A-55
9.6	Interpretation	A-56
9.7	No Other Representations or Warranties	A-56
9.8	Counterparts	A-57
9.9	Entire Agreement	A-57
9.10	Governing Law; Jurisdiction	A-57
9.11	Waiver of Jury Trial	A-57
9.12	Assignment; Third-Party Beneficiaries	A-58
9.13	Specific Performance	A-58
9.14	Severability	A-58
9.15	Confidential Supervisory Information	A-58
9.16	Delivery by Electronic Transmission	A-58

Exhibit A – Amended and Restated Flagstar Charter
Exhibit B – Seventh Amended and Restated Flagstar Bylaws
Exhibit C – NYCB Bylaw Amendment

A-iii

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	73
Acquisition Proposal	73
Advisory Board	72
affiliate	85
Agreement	1
Applicable Requirements	38
Bank Merger	1
Bank Merger Agreement	7
Bank Merger Certificates	7
Bank Merger Effective Time	8
BHC Act	12
BOLI	35
business day	85
CARES Act	25
Certificates of Merger	2
Chosen Courts	87
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	64
Continuing Employees	67
Controlled Group Liability	22
Data Tape	38
Delaware Secretary	2
DGCL	2
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	30
ERISA	21
ESOP	41
ESPP	5
ESPP Termination Date	5
Exchange Act	16
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	2
Fannie Mae	35
FDIC	12
Federal Reserve Board	15
Final Offering	5
Flagstar	1
Flagstar 401(k) Plan	68
Flagstar Acquired Mortgage Loan	38
Flagstar Bank	1
Flagstar Benefit Plan	20
Flagstar Board Recommendation	65
Flagstar Bylaws	6
Flagstar Charter	6
Flagstar Common Stock	2
Flagstar Compensation Committee	4
Flagstar Contract	28
Flagstar Designated Directors	72
Flagstar Disclosure Schedule	10
Flagstar Equity Awards	13

A-iv

Page
Flagstar ERISA Affiliate	22
Flagstar Indemnified Parties	69
Flagstar Insiders	75
Flagstar Meeting	64
Flagstar Owned Mortgage Loan	38
Flagstar Owned Properties	30
Flagstar Preferred Stock	13
Flagstar PSU	4
Flagstar Qualified Plans	21
Flagstar Real Property	30
Flagstar Regulatory Agreement	29
Flagstar Reports	24
Flagstar Restricted Share	5
Flagstar RSU	3
Flagstar Securities	13
Flagstar Serviced Mortgage Loan	38
Flagstar Stock Plans	13
Flagstar Subsidiary	12
Fraud	80
Freddie Mac	35
GAAP	11
Ginnie Mae	35
Goldman Sachs	46
Governmental Entity	16
Holdco Merger	1
Holdco Merger Certificates	6
Holdco Merger Effective Time	6
Intellectual Property	31
Interest Rate Instruments	29
Interim Surviving Entity	1
IRS	21
Jefferies	18
Joint Proxy Statement	16
knowledge	85
Liens	14
Loans	33
made available	85
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	63
MBCA	2
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Charter	32
Merger Sub Common Stock	3
Michigan LARA	2
Morgan Stanley	18
Mortgage Agencies	62
Mortgage Loans	38
Mortgage Servicing Rights	38
Multiemployer Plan	22
Multiple Employer Plan	22
New Certificates	8
New Plans	67
NYCB	1
NYCB 401(k) Plan	68

A-v

Page
NYCB Bank	1
NYCB Benefit Plans	48
NYCB Board Recommendation	65
NYCB Bylaws	32
NYCB Bylaws Amendment	7
NYCB Charter	7
NYCB Common Stock	2
NYCB Contract	52
NYCB Disclosure Schedule	39
NYCB Equity Awards	41
NYCB ERISA Affiliate	49
NYCB Meeting	64
NYCB Preferred Stock	7
NYCB PSU Award	41
NYCB Regulatory Agreement	53
NYCB Reports	50
NYCB Restricted Stock Award	41
NYCB RSU	3
NYCB Share Issuance	16
NYCB Subsidiary	40
NYDFS	15
NYSE	9
OCC	15
Old Certificate	3
ordinary course of business	85
Pandemic	12
Pandemic Measures	12
PBGC	21
Permits	24
Permitted Encumbrances	31
person	85
Personal Data	25
Piper Sandler	46
PPP	26
Premium Cap	70
Recommendation Change	65
Representatives	72
Requisite Flagstar Vote	14
Requisite NYCB Vote	43
Requisite Regulatory Approvals	62
S-4	16
Sarbanes-Oxley Act	18
SEC	16
Securities Act	24
Securitization Instruments	39
Security Breach	25
Servicing Agreement	39
SRO	16
Subservicer	39
Subsidiary	12
Surviving Bank	1
Takeover Restrictions	32
Tax	20
Tax Return	20
Taxes	20
Termination Date	80

A-vi

Page
Termination Fee	81
the date hereof	85
Trade Secrets	32
transactions contemplated by this Agreement	85
transactions contemplated hereby	85
Willful Breach	81

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2021 (this “Agreement”), by and among New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), 615 Corp., a Delaware corporation and direct, wholly-owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”).

RECITALS

A. The Boards of Directors of NYCB, Merger Sub and Flagstar have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Flagstar (the “Merger”), so that Flagstar is the surviving entity (hereinafter sometimes referred to in such capacity, the “Interim Surviving Entity”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Entity will, subject to the terms and conditions set forth herein, merge with and into NYCB (the “Holdco Merger”), so that NYCB is the surviving entity in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).

B. At a date and time following the Holdco Merger as determined by NYCB, Flagstar Bank, FSB, a federally chartered stock savings bank and Subsidiary of Flagstar (“Flagstar Bank”), will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement, merge with and into New York Community Bank, a New York State-chartered savings bank and Subsidiary of NYCB (“NYCB Bank”) (the “Bank Merger”), so that NYCB Bank is the surviving bank in the Bank Merger (hereinafter sometimes referred to in such capacity as the “Surviving Bank”).

C. In furtherance thereof, the respective Boards of Directors of NYCB, Merger Sub and Flagstar have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and have resolved to submit this Agreement to their respective stockholders and shareholders, as applicable, for approval and to recommend that their respective stockholders and shareholders, as applicable, approve this Agreement.

D. For U.S. federal income tax purposes, it is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

E. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the “MBCA”) and Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Flagstar pursuant to this Agreement. Flagstar shall be the Interim Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than the second (2nd) business day after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by NYCB and Flagstar. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, NYCB shall cause to be filed a certificate of merger with the Department of Licensing and Regulatory Affairs of the State of Michigan (the “Michigan LARA”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger in accordance with the relevant provisions of the MBCA or DGCL, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA, DGCL and this Agreement.

1.5 Conversion of Flagstar Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NYCB, Merger Sub, Flagstar or the holder of any securities of NYCB or Flagstar:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Flagstar issued and outstanding immediately prior to the Effective Time (the “Flagstar Common Stock”), except for shares of Flagstar Common Stock owned by Flagstar or NYCB (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted (collectively, the “Excluded Shares”)), shall be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of NYCB (the “NYCB Common Stock”) (the “Merger Consideration”).

(b) All the shares of Flagstar Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Flagstar Common Stock) previously representing any such shares of Flagstar Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of NYCB Common Stock that such shares of Flagstar Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of NYCB Common Stock or Flagstar Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give NYCB and the holders of Flagstar Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Flagstar or NYCB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Flagstar Common Stock that are owned by Flagstar or NYCB (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no NYCB Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Merger Sub Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Entity.

1.7 Treatment of Flagstar Equity Awards.

(a) Restricted Stock Unit Awards. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding time-based restricted stock award unit (a “Flagstar RSU”) under the Flagstar Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Flagstar Common Stock and shall be converted into a time-based restricted stock unit denominated in shares of NYCB Common Stock (each, an “NYCB RSU”). The number of shares of NYCB Common Stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (i) the number of shares of Flagstar Common Stock subject to such Flagstar RSU immediately prior to the Effective Time (including any applicable dividend equivalents), multiplied by (ii) the Exchange Ratio. Except as specifically provided above, at and following the Effective Time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable Flagstar Stock Plan or award agreement; provided that such protections shall be extended to apply until eighteen (18) months after the Effective Time) as were applicable to the applicable Flagstar RSU immediately prior to the Effective Time.

(b) Performance Share Unit Awards.

(i) Performance Period Complete. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding performance share unit award under the Flagstar Stock Plans (a “Flagstar PSU”) for which the applicable performance period is complete, including awards granted prior to the date of this Agreement under the Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar Common Stock and shall be converted into the right to receive the Merger Consideration in respect of the number of shares of Flagstar Common Stock subject to such Flagstar PSU immediately prior to the Effective Time based on actual performance through completion of the applicable performance period as determined by the compensation committee of the Flagstar Board (the “Flagstar Compensation Committee”) in its reasonable judgement, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) days following the Closing Date; provided, that, with respect to any Flagstar PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Flagstar Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(ii) Performance Period Incomplete. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each Flagstar PSU for which the applicable performance period is not complete shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar Common Stock and shall be converted into an NYCB RSU. The number of shares of NYCB Common Stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (A) the number of shares of Flagstar Common Stock subject to such Flagstar PSU immediately prior to the Effective Time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the Exchange Ratio. Except as specifically provided above, at and following the Effective Time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar Stock Plan or award agreement; provided that such protections shall be extended to apply until eighteen (18) months after the Effective Time) as were applicable to the applicable Flagstar PSU immediately prior to the Effective Time.

(b) Director Restricted Share Awards. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding restricted stock award held by a Flagstar director (a “Flagstar Restricted Share”) under the Flagstar Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, accelerate in full and shall be converted into, and become exchanged for, the Merger Consideration, pursuant to Section 1.5(a).

(c) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar Board or Flagstar Compensation Committee and, if appropriate, amending the terms of the Flagstar’s 2017 Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the three-month offering period under the ESPP that commenced on April 1, 2021 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the Closing Date (the earlier of the date the Final Offering ends and the business day immediately preceding the Closing Date, the “ESPP Termination Date”), (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar

Common Stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii).

(d) At or prior to the Effective Time, Flagstar, the Board of Directors of Flagstar and the Flagstar Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7 and to provide for the net-settlement of all Flagstar RSUs and Flagstar PSUs in respect of any applicable taxes, at the time such taxes may be incurred.

(e) NYCB shall take all corporate actions that are necessary for the treatment of the Flagstar Equity Awards pursuant to Sections 1.7(a) through 1.7(c), including the reservation, issuance and listing of NYCB Common Stock as necessary to effect the transactions contemplated by this Section 1.7. As soon as practicable following the Effective Time, NYCB shall file with the SEC a post-effective amendment to the S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of NYCB Common Stock underlying the NYCB RSUs issued as contemplated by this Section 1.7, and shall maintain the effectiveness of such registration statement for so long as such NYCB RSUs remain outstanding and such registration of shares of NYCB Common Stock issuable thereunder continues to be required.

1.8 Articles of Incorporation of the Interim Surviving Entity. At the Effective Time, the second amended and restated articles of incorporation of Flagstar (the “Flagstar Charter”) shall be amended and restated in the form attached hereto as Exhibit A and thereafter shall be the articles of incorporation of the Interim Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.9 Bylaws of the Interim Surviving Entity. At the Effective Time, the sixth amended and restated bylaws of Flagstar (the “Flagstar Bylaws”) shall be amended and restated in the form attached hereto as Exhibit B and thereafter shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.10 Directors and Officers of the Interim Surviving Entity. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.11 Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall be treated as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321, and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Holdco Merger.

(a) General. As soon as reasonably practicable following the Merger and as part of a single integrated transaction for U.S. federal income tax purposes, NYCB shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be, merged with and into NYCB in accordance with the Chapter 7 of the MBCA and Section 253 of the DGCL. NYCB shall be the Surviving Entity in the Holdco Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Entity shall terminate. NYCB and the Interim Surviving Entity shall enter into a separate agreement and plan of merger to effect the Holdco Merger immediately after the Effective Time. The principal place of business of NYCB, as the surviving entity in the Holdco Merger, will be located at Hicksville, Long Island, New York.

(b) Holdco Merger Effective Time. NYCB and the Interim Surviving Entity shall cause to be filed a certificate of merger with the Delaware Secretary and a certificate of merger with the Michigan LARA (together, the “Holdco Merger Certificates”). The Holdco Merger shall become effective at such date and time as specified in the Holdco Merger Certificates in accordance with the relevant provisions of the Chapter 7 of the MBCA and Section 253 of the DGCL, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Holdco Merger Effective Time”).

(c) Effects of the Holdco Merger. At and after the Holdco Merger Effective Time, the Holdco Merger shall have the effects set forth in the applicable provisions of the MBCA, the DGCL and this Agreement.

(d) Cancellation of Interim Surviving Entity Stock. Each share of common stock, no par value, of the Interim Surviving Entity, as well as each share of any other class or series of capital stock of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) NYCB Stock. At and after the Holdco Merger Effective Time, each share of NYCB Common Stock and each share of preferred stock of NYCB, par value $0.01 per share (“NYCB Preferred Stock”) issued and outstanding immediately prior to the Holdco Merger Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of NYCB and shall not be affected by the Holdco Merger.

(f) Charter of the Surviving Entity. At the Holdco Merger Effective Time, the amended and restated certificate of incorporation of NYCB (the “NYCB Charter”), as in effect immediately prior to the Holdco Merger Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

(g) Bylaws of the Surviving Entity. At the Holdco Merger Effective Time, the amended and restated bylaws of NYCB as in effect immediately prior to the Holdco Merger Effective Time (including as amended as set forth in Exhibit C) (such amendment, the “NYCB Bylaws Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

(h) Directors and Officers of the Surviving Entity. Subject to Section 6.12, at the Holdco Merger Effective Time, the directors and officers of NYCB as of immediately prior to the Holdco Merger Effective Time shall, at and after the Holdco Merger Effective Time, be the directors and officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.13 Bank Merger. At a date and time following the Holdco Merger as determined by NYCB, Flagstar Bank shall merge with and into NYCB Bank. NYCB Bank shall be the Surviving Bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Flagstar Bank shall terminate. The Bank Merger shall be implemented pursuant to an agreement and plan of merger (the “Bank Merger Agreement”) entered into by NYCB Bank and Flagstar Bank on the date of this Agreement. Each of NYCB and Flagstar shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of NYCB Bank and Flagstar Bank, respectively, and NYCB and Flagstar shall, and shall cause NYCB Bank and Flagstar Bank, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Holdco Merger Effective Time or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

ARTICLE II

EXCHANGE OF SHARES

2.1 NYCB to Make Consideration Available. At or prior to the Effective Time, NYCB shall deposit, or shall cause to be deposited, with an exchange agent designated by NYCB and reasonably acceptable to Flagstar (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, (a) certificates or, at NYCB’s option, evidence in book-entry form, representing shares of NYCB Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and (b) cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of NYCB Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, NYCB shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Flagstar Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive NYCB Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of NYCB Common Stock and any cash in lieu of fractional shares, which the shares of Flagstar Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of NYCB Common Stock to which such holder of Flagstar Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of NYCB Common Stock which the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to NYCB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NYCB Common Stock that the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of NYCB Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of NYCB Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Flagstar of the shares of Flagstar Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of NYCB Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of NYCB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to NYCB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NYCB. In lieu of the issuance of any such fractional share, NYCB shall pay to each former holder of Flagstar Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of NYCB Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Flagstar Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of NYCB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Flagstar for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Flagstar Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of NYCB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NYCB Common Stock deliverable in respect of each former share of Flagstar Common Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of NYCB, Flagstar, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Flagstar Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) NYCB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of NYCB Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Flagstar Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by NYCB or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Flagstar Common Stock in respect of which the deduction and withholding was made by NYCB or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by NYCB or the Exchange Agent, the posting by such person of a bond in such amount as NYCB or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of NYCB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FLAGSTAR

Except (a) as disclosed in the disclosure schedule delivered by Flagstar to NYCB concurrently with the execution and delivery of this Agreement (the “Flagstar Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in Flagstar Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Flagstar that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced, and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Flagstar Reports publicly filed with or furnished to the SEC by Flagstar since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Flagstar hereby represents and warrants to NYCB and Merger Sub as follows:

3.1 Corporate Organization.

(a) Flagstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is a savings and loan holding company duly registered under the Home Owners’ Loan Act. Flagstar has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Flagstar is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or standing necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. As used in this Agreement, the term “Material Adverse Effect” means, with respect to NYCB, Flagstar or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability (including the Pandemic Measures) to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates and mortgage rates and terms) conditions affecting the industries in which such party or its Subsidiaries operate (including any such changes arising out of the Pandemic or any Pandemic Measures) and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services sectors in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, forbearance, moratorium or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and “Subsidiary” when used with respect to any person, means any “subsidiary” of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Flagstar Charter and the Flagstar Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by Flagstar to NYCB.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Subsidiary of Flagstar (a “Flagstar Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Flagstar or any Flagstar Subsidiary to pay dividends or distributions except, in the case of Flagstar or a Flagstar Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Flagstar Bank is the only Flagstar Subsidiary that is a depository institution, and the deposit accounts of Flagstar Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Flagstar Disclosure Schedule sets forth a true and complete list of all Flagstar Subsidiaries as of the date hereof. True and complete copies of the organizational documents of Flagstar Bank, as in effect as of the date of this Agreement, have previously been made available by Flagstar to NYCB. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Flagstar other than the Flagstar Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Flagstar consists of 80,000,000 shares of Flagstar Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Flagstar Preferred Stock”). As of April 22, 2021, there were: (i) 52,752,606 shares of Flagstar Common Stock issued and outstanding, plus 26,244 Flagstar Restricted Shares; (ii) 340,909 shares of Executive Long-Term Incentive Program Performance Shares; (iii) 379,880 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar PSUs (assuming performance goals are satisfied at the target level) or 472,213 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar PSUs (assuming performance goals are satisfied at the maximum level); (iv) 299,453 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar RSUs; (v) no shares of Flagstar Preferred Stock issued and outstanding; (vi) 1,305,797 shares of Flagstar Common Stock reserved for issuance pursuant to future grants under the Flagstar Stock Plans; (vii) 287,592 shares of Flagstar Common Stock reserved for issuance under the ESPP; (viii) 498,775 shares of Flagstar Common Stock reserved for issuance under Flagstar’s dividend reinvestment plan; and (ix) 122,292 shares of Flagstar Common Stock issued and held in trust under the Flagstar Bank 401(k) Plan. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since April 22, 2021 resulting from the exercise, vesting or settlement of any Flagstar RSUs, Flagstar PSUs, Flagstar Restricted Shares and accumulated contributions to purchase shares of Flagstar Common Stock under the ESPP (collectively, “Flagstar Equity Awards”) described in the immediately preceding sentence there are no shares of capital stock or other voting securities or equity interests of Flagstar issued, reserved for issuance or outstanding. As used herein, the “Flagstar Stock Plans” shall mean: the Flagstar 2016 Stock Award and Incentive Plan. All the issued and outstanding shares of Flagstar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Flagstar may vote. Except as set forth in Section 3.2(a) of the Flagstar Disclosure Schedule, no trust preferred or subordinated debt securities of Flagstar or any Flagstar Subsidiary are issued or outstanding. Other than Flagstar Equity Awards, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Flagstar, or contracts, commitments, understandings or arrangements by which Flagstar may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Flagstar, or that otherwise obligate Flagstar to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Flagstar Securities”). Other than Flagstar Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Flagstar or any of the Flagstar Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Flagstar or any of the Flagstar Subsidiaries is a party with respect to the voting or transfer of Flagstar Common Stock, capital stock or other voting or equity securities or ownership interests of Flagstar or granting any shareholder of Flagstar or other person any registration rights.

(b) Section 3.2(b) of the Flagstar Disclosure Schedule sets forth, as of April 8, 2021, a true and complete list of all holders of Flagstar RSUs and Flagstar PSUs, the number of shares of Flagstar Common Stock subject to each Flagstar RSU or Flagstar PSU, the date of grant, the vesting commencement date, the vesting schedule and any applicable performance period. During the period of April 8, 2021 through the date hereof, (i) no Flagstar Equity Awards have been granted and (ii) no Flagstar Equity Awards have been settled in Flagstar Common Stock.

(c) Flagstar, Flagstar owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Flagstar Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Flagstar Bank, as may be provided under Home Owners’ Loan Act) and free of preemptive rights, with no personal liability attaching to the ownership thereof, except, in the case of all Subsidiaries other than Flagstar Bank, as would not, either individually or in the aggregate, reasonably be expected to have Material Adverse Effect on Flagstar. No Flagstar Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Flagstar has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the

Board of Directors of Flagstar. The Board of Directors of Flagstar has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Flagstar and its shareholders, has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), has directed that this Agreement and the transactions contemplated hereby be submitted to Flagstar’s shareholders for approval and adoption at a meeting of such shareholders, has recommend that its shareholders approve and adopt this Agreement and the transactions contemplated hereby and has adopted resolutions to the foregoing effect. The Board of Directors of Flagstar Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of Flagstar Bank and its sole shareholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, has directed that the Bank Merger Agreement be submitted to Flagstar Bank’s sole shareholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Flagstar Common Stock entitled to vote on this Agreement (the “Requisite Flagstar Vote”), (ii) the adoption and approval of the Bank Merger Agreement by Flagstar as Flagstar Bank’s sole shareholder, and (iii) if applicable, the submission to the shareholders of Flagstar of an advisory (non-binding) vote on the compensation that may be paid or become payable to Flagstar’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of Flagstar are necessary to approve and adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Flagstar and (assuming due authorization, execution and delivery by NYCB and Merger Sub) constitutes a valid and binding obligation of Flagstar, enforceable against Flagstar in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, forbearance, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depositary institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Flagstar nor the consummation by Flagstar of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Flagstar with any of the terms or provisions hereof, will (i) violate any provision of the Flagstar Charter, the Flagstar Bylaws or the amended and restated organizational certificate (as amended) or bylaws of Flagstar Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Flagstar or any of the Flagstar Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Flagstar or any of the Flagstar Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Flagstar or any of the Flagstar Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and the approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the New York State Department of Financial Services (the “NYDFS”), and approval or waiver of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), (f) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger Effective Time, and the approvals or waivers of such applications, filings and notices, (g) the filing of any required applications, filings and notices, as applicable, with each Mortgage Agency and the receipt of any required consents or approvals from each Mortgage Agency, (h) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Flagstar Disclosure Schedule or Section 4.4 of the NYCB Disclosure Schedule and approval or non-objection of such applications, filings and notices, (i) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Flagstar’s shareholders and NYCB’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by NYCB in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (j) the filing of the Certificates of Merger with the Michigan LARA pursuant to the MBCA and Delaware Secretary pursuant to the DGCL and the filing of the Holdco Merger Certificates with the Michigan LARA pursuant to the MBCA and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (k) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NYCB Common Stock pursuant to this Agreement (“NYCB Share Issuance”) and the approval of the listing of such NYCB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (including any government-sponsored enterprise) or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Flagstar of this Agreement, (ii) the execution and delivery by Flagstar Bank of the Bank Merger Agreement or (iii) the consummation by Flagstar and Flagstar Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As used in this Agreement, “SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Flagstar has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Flagstar to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

3.5 Regulatory Reports. Flagstar and each of the Flagstar Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Governmental Entity, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Subject to Section 9.15 and except for normal examinations conducted by a Governmental Entity in the ordinary course of business of Flagstar and the Flagstar Subsidiaries, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Flagstar, investigation into the business or operations of Flagstar or any of the Flagstar Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Subject to Section 9.15, there (x) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Flagstar or any of the Flagstar Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Flagstar or any of the Flagstar Subsidiaries since January 1, 2018, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.6 Financial Statements.

(a) The financial statements of Flagstar and the Flagstar Subsidiaries included (or incorporated by reference) in the Flagstar Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Flagstar and the Flagstar Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Flagstar and the Flagstar Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Flagstar and the Flagstar Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of Flagstar has resigned (or informed Flagstar that it intends to resign) or been dismissed as independent public accountants of Flagstar as a result of or in connection with any disagreements with Flagstar on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any of the Flagstar Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Flagstar, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Flagstar included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Flagstar and the Flagstar Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Flagstar or the Flagstar Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Flagstar. Flagstar (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Flagstar, including the Flagstar Subsidiaries, is made known to the chief executive officer and the chief financial officer of Flagstar by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Flagstar’s outside auditors and the audit committee of Flagstar’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Flagstar’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Flagstar, any fraud, whether or not material, that involves management or other employees who have a significant role in Flagstar’s internal controls over financial reporting. Any such disclosures were made in writing by management to Flagstar’s auditors and audit committee and true and complete copies of such disclosures have been made available to NYCB. To the knowledge of Flagstar, there is no reason to believe that Flagstar’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither Flagstar nor any of the Flagstar Subsidiaries, nor, to the knowledge of Flagstar, any director, officer, auditor, accountant or representative of Flagstar or any of the Flagstar Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Flagstar or any of the Flagstar Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Flagstar or any of the Flagstar Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Flagstar or any of the Flagstar Subsidiaries, whether or not employed or retained by Flagstar or any of the Flagstar Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Flagstar or any of the Flagstar Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Flagstar or any committee thereof or the Board of Directors or similar governing body of any Flagstar Subsidiary or any committee thereof, or, to the knowledge of Flagstar, to any director or officer of Flagstar or any Flagstar Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC (“Morgan Stanley”) and Jefferies LLC (“Jefferies”), neither Flagstar nor any Flagstar Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Flagstar has disclosed to NYCB as of the date hereof the aggregate fees provided for in connection with the engagement by Flagstar of each of Morgan Stanley and Jefferies related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, except for changes resulting from or related to the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(b) Since December 31, 2020, through the date of this Agreement, except with respect to the transactions contemplated hereby and changes resulting from or related to the Pandemic or the Pandemic Measures, Flagstar and the Flagstar Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Neither Flagstar nor any of the Flagstar Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Flagstar, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Flagstar or any of the Flagstar Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on Flagstar or any of the Flagstar Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Flagstar, any of the Flagstar Subsidiaries or the assets of Flagstar or any of the Flagstar Subsidiaries (or that, upon consummation of the Merger and Holdco Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on Flagstar or any of the Flagstar Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.10 Taxes and Tax Returns.

(a) Each of Flagstar and the Flagstar Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. All material Taxes of Flagstar and the Flagstar Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Flagstar and the Flagstar Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Flagstar nor any of the Flagstar Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Flagstar and the Flagstar Subsidiaries or the assets of Flagstar and the Flagstar Subsidiaries. Neither Flagstar nor any of the Flagstar Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Flagstar and the Flagstar Subsidiaries and other than customary provisions contained in commercial arrangements the primary subject of which is not Taxes and which effect is not material). Neither Flagstar nor any of the Flagstar Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Flagstar), or (ii) has any liability for the Taxes of any person (other than Flagstar or any of the Flagstar Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither Flagstar nor any of the Flagstar Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Flagstar nor any of the Flagstar Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not (i) any and all U.S. federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property (real, personal, tangible and intangible), capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, franchise, backup withholding, value added, alternative or add-on minimum, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) liability for the payment of any amounts of the type described in clauses (i) or (ii)

above as a result of any express or implied obligation to indemnify any other person as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract or otherwise by operation of law.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or any other document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Flagstar Disclosure Schedule sets forth a true and complete list of all material Flagstar Benefit Plans. For purposes of this Agreement, “Flagstar Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Flagstar or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Flagstar or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and employment, consulting, retirement, severance, termination or change in control, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefit, plan, program, agreement or arrangement.

(b) Flagstar has made available to NYCB true and complete copies of each material Flagstar Benefit Plan and the following related documents with respect to each such material Flagstar Benefit Plan, to the extent applicable, (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report, and (v) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years.

(c) Except as would not result in any material liability to Flagstar and the Flagstar Subsidiaries, taken as a whole, each Flagstar Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) Each Flagstar Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Flagstar Qualified Plans”) and the related trust has been determined by the IRS to be qualified under Section 401(a) of the Code, and, to the knowledge of Flagstar, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Flagstar Qualified Plan or the related trust.

(e) Except as would not result in any material liability to Flagstar and the Flagstar Subsidiaries, taken as a whole, with respect to each Flagstar Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Flagstar Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Flagstar Benefit Plan’s actuary with respect to such Flagstar Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Flagstar Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Flagstar or any of the Flagstar Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Flagstar Benefit Plan. No Controlled Group Liability has been incurred by Flagstar or a Flagstar ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Flagstar, no condition exists that presents a material risk to Flagstar or a Flagstar ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.

(f) None of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “Flagstar ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Flagstar or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g) Except as set forth in Section 3.11(g) of the Flagstar Disclosure Schedule, no Flagstar Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) Except as would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries, (i) all contributions required to be made to any Flagstar Benefit Plan, required to be made by Flagstar or any Flagstar Subsidiaries, by applicable law or by any plan document or other contractual undertaking, and (ii) all premiums due or payable with respect to insurance policies funding any Flagstar Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Flagstar.

(i) There are no pending or, to the knowledge of Flagstar, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Flagstar’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Flagstar Benefit Plans, any fiduciaries thereof with respect to their duties to Flagstar Benefit Plans or the assets of any of the trusts under any of Flagstar Benefit Plans that would reasonably be expected to result in any liability of Flagstar or any of the Flagstar Subsidiaries in an amount that would be material to Flagstar and the Flagstar Subsidiaries, taken as a whole.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, none of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of Flagstar Benefit Plans or their related trusts, Flagstar, any of the Flagstar Subsidiaries, any Flagstar ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as set forth in Section 3.11(k) of the Flagstar Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of Flagstar or any of the Flagstar Subsidiaries to payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer director or independent contractor of Flagstar or the Flagstar Subsidiaries, (iii) accelerate the timing of or directly or indirectly cause Flagstar to transfer or set aside any assets to fund any material benefits under any Flagstar Benefit Plan, (iv) otherwise give rise to any material liability under any Flagstar Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Flagstar Benefit Plan on or following the Effective Time or (vi) result in the payment of any amount (whether in cash, in property, or in the form of benefits) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) Neither Flagstar nor any Flagstar Subsidiary has any obligation to provide, and no Flagstar Benefit Plan or other agreement provides any individual with the right to a gross up, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A of the Code or Section 4999 of the Code or otherwise.

(m) No Flagstar Benefit Plan is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of Flagstar or any Flagstar Subsidiary who primarily resides outside the United States.

(n) Except as would not reasonably be expected to be material to Flagstar and the Flagstar Subsidiaries, taken as a whole, there are no pending or, to Flagstar’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Flagstar or any of the Flagstar Subsidiaries, or any strikes or other labor disputes against Flagstar or any of the Flagstar Subsidiaries. Neither Flagstar nor any of the Flagstar Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and there are no pending or, to the knowledge of Flagstar, threatened organizing efforts by any union seeking to represent any employees of Flagstar or any of the Flagstar Subsidiaries.

(o) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and the Flagstar Subsidiaries are in compliance with, and since January 1, 2018, have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p) Since January 1, 2018, neither Flagstar nor any Flagstar Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the knowledge of Flagstar, no allegations of sexual harassment or sexual misconduct have been made to Flagstar against, any individual in his or her capacity as (i) an officer of Flagstar or any of the Flagstar Subsidiaries, (ii) a member of the Board of Directors of Flagstar, or (iii) an employee of Flagstar or any of the Flagstar Subsidiaries at a level of vice president or above. There are no proceedings currently pending or, to the knowledge of Flagstar, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(iii) of this Section 3.11(p).

3.12 SEC Reports. Flagstar has previously made available to NYCB a true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by Flagstar pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Flagstar Reports”), and no such Flagstar Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all Flagstar Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Flagstar has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of Flagstar Reports.

3.13 Compliance with Applicable Law.

(a) Flagstar and each of the Flagstar Subsidiaries hold, and have at all times since January 1, 2018 held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith) (the “Permits”), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar, and, to the knowledge of Flagstar, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. Section 3.13(a) of the Flagstar Disclosure Schedule sets forth each Permit currently held by Flagstar and its Subsidiaries.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and each of the Flagstar Subsidiaries, since January 1, 2018, have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Flagstar or any of the Flagstar Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act

and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”), the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. Flagstar and the Flagstar Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Flagstar and the Flagstar Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Flagstar and the Flagstar Subsidiaries conduct business.

(c) Flagstar Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Flagstar maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any (i) loss or misuse of Personal Data or Trade Secrets, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data or Trade Secrets (clauses (i) through (iii), a “Security Breach”). To the knowledge of Flagstar, since January 1, 2018, Flagstar has not experienced any Security Breach that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar. To the knowledge of Flagstar, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar.

(e) Without limitation, none of Flagstar or any of the Flagstar Subsidiaries, or to the knowledge of Flagstar, any director, officer, employee, agent or other person acting on behalf of Flagstar or any of the Flagstar Subsidiaries has, directly or indirectly, (i) used any funds of Flagstar or any of the Flagstar Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Flagstar or any of the Flagstar Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Flagstar or any of the Flagstar Subsidiaries, (v) made any fraudulent entry on the books or records of Flagstar or any of the Flagstar Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Flagstar or any of the Flagstar Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Flagstar or any of the Flagstar Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(f) As of the date hereof, each of Flagstar and Flagstar Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither Flagstar nor Flagstar Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Flagstar Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any of the Flagstar Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program (“PPP”) loans.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) Flagstar and each of the Flagstar Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law and (ii) none of Flagstar, any of the Flagstar Subsidiaries, or, to the knowledge of Flagstar, any of its or the Flagstar Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of Flagstar Disclosure Schedule or as filed with any Flagstar Reports, as of the date hereof, neither Flagstar nor any of the Flagstar Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Flagstar Benefit Plan):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Flagstar or any of the Flagstar Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Flagstar Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar;

(v) (A) that relates to the incurrence of indebtedness by Flagstar or any of the Flagstar Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Flagstar or any of the Flagstar Subsidiaries of, or any similar commitment by Flagstar or any of the Flagstar Subsidiaries with respect to, the indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $10,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Flagstar or the Flagstar Subsidiaries, taken as a whole;

(vii) which creates future payment obligations from Flagstar or any of the Flagstar Subsidiaries in excess of $3,000,000 per annum (other than any such contracts which are terminable by Flagstar or any of the Flagstar Subsidiaries on ninety (90) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is a settlement, co-existence agreement pertaining to any material trademarks, consent or similar agreement and contains any material continuing obligations of Flagstar or any of the Flagstar Subsidiaries;

(ix) that relates to the material acquisition or disposition of any person, business or asset and under which Flagstar or the Flagstar Subsidiaries have or may have a material obligation or liability;

(x) that relates to any material joint venture, partnership or other similar agreement; or

(xi) which Flagstar or any of the Flagstar Subsidiaries (A) grants any license or other rights under any material Intellectual Property owned by Flagstar or any of the Flagstar Subsidiaries, excluding any license or other rights granted to vendors in the ordinary course of business consistent with past practice, or (B) receives any license or other rights under any Intellectual Property material to the business of Flagstar or any of the Flagstar Subsidiaries, other than in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Flagstar Disclosure Schedule, is referred to herein as a “Flagstar Contract.” Flagstar has made available to NYCB true and complete copies of each Flagstar Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) each Flagstar Contract is valid and binding on Flagstar or one of the Flagstar Subsidiaries, as applicable, and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) Flagstar and each of the Flagstar Subsidiaries, since January 1, 2018, have complied with and performed all obligations required to be complied with or performed by any of them to date under each Flagstar Contract, (iii) to the knowledge of Flagstar, each third-party counterparty to each Flagstar Contract has, since January 1, 2018, complied with and performed all obligations required to be complied with and performed by it to date under such Flagstar Contract, (iv) neither Flagstar nor any of the Flagstar Subsidiaries has knowledge of, or has received written notice of, (A) any violation of any Flagstar Contract by any of the other parties thereto or (B) any dispute with any third party to any Flagstar Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Flagstar or any of the Flagstar Subsidiaries, or, to the knowledge of Flagstar, any other party thereto, of or under any such Flagstar Contract and (vi) no third-party counterparty to any Flagstar Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Flagstar Contract as a result of the Pandemic or the Pandemic Measures.

3.15 Agreements with Governmental Entities.

(a) Subject to Section 9.15, neither Flagstar nor any of the Flagstar Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Flagstar Disclosure Schedule, a “Flagstar Regulatory Agreement”), nor has Flagstar or any of the Flagstar Subsidiaries been advised in writing, or to Flagstar’s knowledge, orally, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Flagstar Regulatory Agreement.

(b) Flagstar has made available to NYCB each written agreement between a Governmental Entity and Flagstar or a Flagstar Subsidiary, any dispositive court documents and any dispositive correspondence, in each case, with respect to the matter set forth on Section 3.15(b) of the Flagstar Disclosure Schedule and Section 3.15(b) of the Flagstar Disclosure Schedule contains a true and complete list thereof.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of Flagstar or any of the Flagstar Subsidiaries or for the account of a customer of Flagstar or any of the Flagstar Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Flagstar or one of the Flagstar Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Flagstar and each of the Flagstar Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Flagstar, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and the Flagstar Subsidiaries have complied, since January 1, 2018, with all applicable federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Flagstar, any private environmental investigations or remediation activities or governmental investigations of any nature, pending or to the knowledge of Flagstar threatened, against Flagstar or any of the Flagstar Subsidiaries, seeking to impose or that could reasonably be expected to result in the imposition, on Flagstar or any of the Flagstar Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Flagstar is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Flagstar has delivered or made available to NYCB copies of all material environmental reports, studies, assessments, and sampling data in the possession of Flagstar relating to Flagstar or its Subsidiaries or any of their current or former properties or activities that have been prepared since January 1, 2018.

3.18 Investment Securities and Commodities.

(a) Each of Flagstar and the Flagstar Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Flagstar’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Flagstar or the Flagstar Subsidiaries. Such securities and commodities are valued on the books of Flagstar in accordance with GAAP in all material respects.

(b) Flagstar and the Flagstar Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that Flagstar believes are prudent and reasonable in the context of their respective businesses, and Flagstar and the Flagstar Subsidiaries have, since January 1, 2018, complied with such policies, practices and procedures in all material respects.

3.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Flagstar, Flagstar or a Flagstar Subsidiary (a) has good and valid title to all the real property reflected in the latest audited balance sheet included in Flagstar Reports as being owned by Flagstar or a Flagstar Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business or otherwise in accordance with the terms of Section 5.2(b) of this Agreement) (the “Flagstar Owned Properties”), free and clear of all Liens, other than Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Flagstar Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates collectively with Flagstar Owned Properties, the “Flagstar Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid and lessee is not in default thereunder and, to the knowledge of Flagstar, the lessor is not in default thereunder. There are no pending or, to the knowledge of Flagstar, threatened legal actions or condemnation proceedings against Flagstar Real Property. “Permitted Encumbrances” shall mean (i) statutory Liens securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (ii) Liens for real property Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (iii) easements, rights of way, and other nonmonetary encumbrances that do not materially affect the value, or use or operation in the ordinary course of the business of Flagstar, of the properties or assets subject thereto or affected thereby, (iv) such imperfections or irregularities of title or Liens as do not materially affect the value, or use or operation in the ordinary course of the business of Flagstar, of the properties or assets subject thereto or affected thereby, (v) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such real property and that are not violated by the current use and operation of such real property or the operation of the business of Flagstar and its Subsidiaries, and (vi) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, and rights of landlord under the applicable leases.

3.20 Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (a) Flagstar and each of the Flagstar Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens, other than Permitted Encumbrances), all Intellectual Property used in and necessary for the conduct of its business as currently conducted, (b) to the knowledge of Flagstar, the conduct by Flagstar and the Flagstar Subsidiaries of their respective businesses has not, since January 1, 2018, infringed, misappropriated or otherwise violated the rights of any person, (c) no person has asserted in writing to Flagstar that Flagstar or any of the Flagstar Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of such person, (d) to the knowledge of Flagstar, no person has, since January 1, 2018, challenged, infringed, misappropriated or otherwise violated any right of Flagstar or any of the Flagstar Subsidiaries with respect to any Intellectual Property owned by Flagstar or the Flagstar Subsidiaries, (e) neither Flagstar nor any Flagstar Subsidiary has received any written notice of any pending or threatened claim with respect to any Intellectual Property owned by Flagstar or any Flagstar Subsidiary, and Flagstar and the Flagstar Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation, or unenforceability of all Intellectual Property owned or licensed, respectively, by Flagstar and the Flagstar Subsidiaries, (f) to the knowledge of Flagstar, no Trade Secret used by Flagstar has been used or discovered by or disclosed to any person except pursuant to appropriate non-disclosure agreements protecting the confidentiality thereof, which such agreements, to the knowledge of Flagstar, have not been breached in any material respect, (g) each current or former employee of Flagstar or any Flagstar Subsidiary who has developed any material Intellectual Property for or on behalf of Flagstar or any Flagstar Subsidiary has signed an agreement containing a present assignment to Flagstar or the applicable Flagstar Subsidiary of all right, title and interest in and to such Intellectual Property, or such development was within the scope of such employees’ employment and such Intellectual Property is owned by Flagstar or the Flagstar Subsidiary as a matter of applicable Law, and (h) each current or former consultant or contractor of Flagstar or any Flagstar Subsidiary who has developed any material Intellectual Property exclusively for or on behalf of Flagstar or any Flagstar Subsidiary has signed an agreement containing a present assignment to Flagstar or the applicable Flagstar Subsidiary of all right, title and interest in and to such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all intellectual property rights or other proprietary rights arising under the laws of any jurisdiction, including all rights in any of the following: (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including inventions, discovers, ideas, processes, technologies, protocols, formulae, algorithms, software, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); (iv) writings and other works (including software), whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

3.21 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (a) each of Flagstar and the Flagstar Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of Flagstar and the Flagstar Subsidiaries as currently conducted, and (b) to the knowledge of Flagstar, since January 1, 2018, no person has gained unauthorized access to any information technology networks owned or controlled by and material to the operation of the business of Flagstar and the Flagstar Subsidiaries.

3.22 Related Party Transactions. As of the date hereof, except as set forth in any Flagstar Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Flagstar or any of the Flagstar Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Flagstar or any of the Flagstar Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Flagstar Common Stock (or any of such person’s immediate family members or affiliates) (other than the Flagstar Subsidiaries) on the other hand, of the type required to be reported in any Flagstar Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.23 State Takeover Laws. The Board of Directors of Flagstar has approved and adopted this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of Flagstar Charter or Flagstar Bylaws (collectively, with any similar provisions of the NYCB Charter, Bylaws of NYCB (the “NYCB Bylaws”), certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and Merger Sub Bylaws, as applicable, “Takeover Restrictions”). In accordance with Section 762 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of Flagstar Common Stock in connection with the Merger.

3.24 Reorganization. Flagstar has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion. Prior to the execution of this Agreement, the Board of Directors of Flagstar has received a separate opinion (which, if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Morgan Stanley and Jefferies to the effect that, as of the date thereof and based upon and subject to the factors, assumptions, limitations, qualifications and other matters set forth in the applicable written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Flagstar Common Stock (other than holders of the Excluded Shares). Neither of such opinions has been amended or rescinded as of the date of this Agreement.

3.26 Flagstar Information. The information relating to Flagstar and the Flagstar Subsidiaries that is provided in writing by Flagstar or the Flagstar Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Flagstar incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document to be filed with any Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to Flagstar or any of the Flagstar Subsidiaries and other portions within the reasonable control of Flagstar and the Flagstar Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to Flagstar or any of the Flagstar Subsidiaries and other portions within the reasonable control of Flagstar and the Flagstar Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Flagstar with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NYCB or the NYCB Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.27 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.27(a) of the Flagstar Disclosure Schedule, neither Flagstar nor any of the Flagstar Subsidiaries is a party to any written or oral (i) loan, loan agreement, credit facility, note or borrowing arrangement (including leases, equipment finance facilities, tax-exempt loan facilities, mortgage notes, warehouse lines of credit, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Flagstar or any of the Flagstar Subsidiaries is a creditor that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2021, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Since January 1, 2018, each “extension of credit” to any such “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries has complied with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Flagstar and the Flagstar Subsidiaries have not originated any Loan under the PPP to any such “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries in violation of applicable law. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.27(a) of the Flagstar Disclosure Schedule sets forth a true and complete list of (A) all the Loans of Flagstar and the Flagstar Subsidiaries that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and were classified by Flagstar as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or words of similar import, together with (1) the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2021, (2) the identity of the borrower thereunder and (3) the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, tax-exempt, mortgage, etc.) as of March 31, 2021 and (B) each asset of Flagstar or any of the Flagstar Subsidiaries that, as of March 31, 2021, had a carrying value on the unaudited consolidated balance sheet of Flagstar of $250,000 or more and was classified as “Other Real Estate Owned” and the carrying value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each outstanding Loan of Flagstar or any of the Flagstar Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Flagstar and the Flagstar Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each outstanding Loan of Flagstar or any of the Flagstar Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Flagstar and the Flagstar Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Flagstar or any of the Flagstar Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e) Neither Flagstar nor any of the Flagstar Subsidiaries is now, nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

3.28 Insurance.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) Flagstar and the Flagstar Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Flagstar reasonably has determined to be prudent and consistent with industry practice, and Flagstar and the Flagstar Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Flagstar and the Flagstar Subsidiaries, Flagstar or the relevant Flagstar Subsidiary thereof is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by Flagstar or any of the Flagstar Subsidiaries pending under any insurance policy as to which coverage has been denied by the underwriters of such insurance policy, and (v) neither Flagstar nor any of the Flagstar Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

(b) Section 3.28(b) of the Flagstar Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Flagstar Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Flagstar Reports in accordance with GAAP.

3.29 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a) No Flagstar Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) No Flagstar Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Flagstar is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.30 Mortgage Business.

(a) Each of Flagstar and each Flagstar Subsidiary (including Flagstar Bank) (i) is and at all relevant times since January 1, 2018 was approved and in good standing, as required, as an issuer of the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee of the Federal Housing Administration of the U.S. Department of Housing and Urban Development, the United States Department of Veterans Affairs, and the Rural Housing Service of the United States Department of Agriculture, and as otherwise appropriate by all agencies and governmental or quasi-governmental authorities or by all other entities with which such Flagstar entity conducts and has conducted business, (ii) since January 1, 2018, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, (iii) since January 1, 2018, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, except, in the case of subclause (iii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, and (iv) holds and at all relevant times since January 1, 2018 held in good standing all required approvals, permits and licenses of all Governmental Entities that are necessary to the conduct of the mortgage banking-related business of Flagstar and the Flagstar Subsidiaries (including Flagstar Bank), as applicable.

(b) As of December 31, 2020, subject to Applicable Requirements and except for any Permitted Encumbrances, Flagstar or a Flagstar Subsidiary (including Flagstar Bank), owned the entire right, title and interest free and clear of any liens or encumbrances in and to the Flagstar Acquired Mortgage Loans, Mortgage Servicing Rights and Flagstar Owned Mortgage Loans, in each case, that were reflected as an asset in the audited consolidated balance sheet of Flagstar and its Subsidiaries as of December 31, 2020 and has not disposed of any such right, title or interest in such assets except in the ordinary course of business consistent with past practice. Flagstar or a Flagstar Subsidiary (including Flagstar Bank) has the right to service the Mortgage Loans currently being serviced by Flagstar or a Flagstar Subsidiary (including Flagstar Bank). If Flagstar or a Flagstar Subsidiary (including Flagstar Bank) originated or acquired a Flagstar Acquired Mortgage Loan and then sold or otherwise transferred such Flagstar Acquired Mortgage Loan to a third party, (i) Flagstar or a Flagstar Subsidiary (including Flagstar Bank), as applicable, had good and marketable title free and clear of any liens or encumbrances, other than Permitted Encumbrances and (ii) such third party does not, as of the date hereof, have the right to exercise any right to demand repurchase of such Flagstar Acquired Mortgage Loan by Flagstar or a Flagstar Subsidiary (including Flagstar Bank).

(c) Flagstar and the Flagstar Subsidiaries (including Flagstar Bank) are in compliance with, and since January 1, 2018, have complied with their respective servicing or, as applicable, subservicing, obligations under all Applicable Requirements. Since January 1, 2018 through the date of this Agreement, neither Flagstar nor any of the Flagstar Subsidiaries has received written or, to the knowledge of Flagstar, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Flagstar Acquired Mortgage Loan that was originated or securitized by Flagstar or any Flagstar Subsidiary (including Flagstar Bank) and, to the knowledge of Flagstar, each Flagstar Acquired Mortgage Loan that was not originated or securitized by Flagstar, was underwritten, originated, funded, insured and securitized in accordance with all Applicable Requirements in effect at the applicable time. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Mortgage Loan and the related servicing rights that was sold or otherwise transferred to a third party, was sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time of such sale or transfer.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Mortgage Loan owned or serviced by either Flagstar, a Flagstar Subsidiary (including Flagstar Bank) or, to the knowledge of Flagstar, a Subservicer as of the date hereof is true and complete and complies with all Applicable Requirements and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Flagstar, any Flagstar Subsidiary (including Flagstar Bank) or a Subservicer under any Servicing Agreement or any Applicable Requirements.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, all Flagstar Owned Mortgage Loans represent (i) genuine, legal, valid and binding payment obligations in writing of the obligors thereunder, and (ii) are enforceable by the holders thereof in accordance with their terms (other than as may be limited by bankruptcy or insolvency law or the CARES Act or similar state and local laws, directives or guidelines promulgated by any Governmental Entity).

(g) No right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to the Mortgage Loans that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(h) To the knowledge of the Flagstar, no obligor under any Mortgage Loan is an individual that was included on the “Specially Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, no Mortgage Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of the Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any Flagstar Subsidiary (including Flagstar Bank) has entered into any contract with any obligor that prohibits, restricts or conditions the assignment of such Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated).

(j) Except as would not reasonably be expected to have a Material Adverse Effect on Flagstar, either individually or in the aggregate, either Flagstar or a Flagstar Subsidiary (including Flagstar Bank) (or its designated custodian or servicer) has in its possession the complete Data Tape with respect to each Flagstar Acquired Mortgage Loan and neither such Data Tape nor any files of Flagstar or a Flagstar Subsidiary (including Flagstar Bank) have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any person.

(k) Prior to the date hereof, Flagstar has delivered to NYCB an electronic file containing, for each Flagstar Owned Mortgage Loan, the information specified in Section 3.30(k) of the Flagstar Disclosure Schedule (the “Data Tape”). The Data Tape is true and complete in all material respects as of the date specified therein.

(l) For purposes of this Agreement:

(i) “Applicable Requirements” means, as of the time of reference, (A) all applicable laws and published guidelines of Fannie Mae, Freddie Mac or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than Flagstar and the Flagstar Subsidiaries) to or with which a Mortgage Loan (including a Flagstar Owned Mortgage Loan, Flagstar Acquired Mortgage Loan and a Flagstar Serviced Mortgage Loan) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing or funding of the relevant Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (C) all requirements set forth in the Servicing Agreements, (D) any law, statute, regulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator applicable to any Mortgage Loans and (E) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of Flagstar and the Flagstar Subsidiaries (including Flagstar Bank).

(ii) “Flagstar Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by Flagstar or any Flagstar Subsidiary (including Flagstar Bank).

(iii) “Flagstar Owned Mortgage Loan” means any Mortgage Loan for which Flagstar (either on its own or through a Subservicer) performs servicing as a result of its ownership of that Mortgage Loan and not pursuant to a Servicing Agreement.

(iv) “Flagstar Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by Flagstar or a Flagstar Subsidiary (either on its own or through a Subservicer) pursuant to a Servicing Agreement at any time since January 1, 2018.

(v) “Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by Flagstar or any Flagstar Subsidiary (including Flagstar Bank), including forward and reverse mortgage loans.

(vi) “Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement entered into in connection with any Servicing Agreement, including (A) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (B) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.

(vii) “Servicing Agreement” means any contract or agreement pursuant to which Flagstar or a Flagstar Subsidiary (including Flagstar Bank) is obligated to a Governmental Entity or any other third-party person to service and administer Mortgage Loans.

(viii) “Subservicer” means any third party engaged to service loans on behalf of Flagstar or a Flagstar Subsidiary (including Flagstar Bank) pursuant to a Servicing Agreement.

3.31 Securitization Matters.

(a) Each of Flagstar and the Flagstar Subsidiaries, to the extent that it was a sponsor, co-manager, initial purchaser, depositor or placement agent with respect to any securitization transaction, is in compliance in all material respects with all agreements to which it is bound under such securitization transaction (collectively referred to as the “Securitization Instruments”). Each of Flagstar and the Flagstar Subsidiaries has performed in all material respects all of its respective obligations under the Securitization Instruments.

(b) Each Loan and other instrument underlying any securitization transactions originated, pooled and/or sold by Flagstar or any Flagstar Subsidiaries was originated, pooled and/or sold, in all material respects, in compliance with applicable law and with the Securitization Instruments. None of Flagstar or the Flagstar Subsidiaries has incurred any material liability related to a failure, if any, to comply with applicable law or with the terms of the Securitization Instruments with respect to their participation in any securitization transactions.

(c) There are no, and, since January 1, 2018, there have been no, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to the knowledge of Flagstar, threatened in which it is alleged that Flagstar or any Flagstar Subsidiary has made in any agreements, prospectus, or any amendments or supplements thereto contained, as of the date on which it was issued, in any securitization transaction, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NYCB AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by NYCB to Flagstar concurrently with the execution and delivery of this Agreement (the “NYCB Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NYCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NYCB or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced, and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any NYCB Reports publicly filed with or furnished to the SEC by NYCB since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), NYCB and Merger Sub hereby represents and warrants to Flagstar as follows:

4.1 Corporate Organization.

(a) NYCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of NYCB and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of NYCB and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or standing necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. True and complete copies of the NYCB Charter, the NYCB Bylaws, the Merger Sub Charter and the Merger Sub Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by NYCB to Flagstar.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each Subsidiary of NYCB (an “NYCB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of NYCB or any NYCB Subsidiary to pay dividends or distributions except, in the case of NYCB or an NYCB Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each NYCB Subsidiary that is a depositary institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the NYCB Disclosure Schedule sets forth a true and complete list of all NYCB Subsidiaries as of the date hereof. True and complete copies of the organizational documents of NYCB Bank, as in effect as of the date of this Agreement, have previously been made available by NYCB to Flagstar. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of NYCB other than the NYCB Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of NYCB consists of 900,000,000 shares of NYCB Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of April 22, 2021, there were (i) 465,073,857 shares of NYCB Common Stock issued and outstanding, including 8,026,934 shares of NYCB Common Stock granted in respect of outstanding NYCB Common Stock subject to vesting, repurchase or other lapse restriction (each, an “NYCB Restricted Stock Award”) and no unallocated shares of NYCB Common Stock outstanding under the NYCB Employee Stock Ownership Plan, as amended and restated effective January 1, 2012 (the “ESOP”), (ii) 25,365,213 shares of NYCB Common Stock held in treasury, (iii) 1,178,025 shares of NYCB Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock unit awards in respect of shares of NYCB Common Stock (each, an “NYCB PSU Award” and together with the NYCB Restricted Stock Awards, the “NYCB Equity Awards”), (iv) 8,488,314 shares of NYCB Common Stock reserved for issuance pursuant to future grants under the NYCB 2020 Omnibus Incentive Plan, (v) 10,244,408 shares of NYCB Common Stock reserved for issuance upon the exercise of the warrants under NYCB BONUSES Units, (vi) 515,000 shares of NYCB Preferred Stock issued and outstanding and (vii) no other shares of capital stock or other voting securities of NYCB issued, reserved for issuance or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences and for changes since April 22, 2021 resulting from the exercise, vesting or settlement of NYCB Equity Awards described in this Section 4.2(a), there are no shares of capital stock or other voting securities or equity interests of NYCB or Merger Sub issued, reserved for issuance or outstanding. All the issued and outstanding shares of NYCB Common Stock, NYCB Preferred Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. NYCB is current on all dividends payable on the outstanding shares of NYCB Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of NYCB or Merger Sub may vote. Except as set forth in Section 4.2(a) of the NYCB Disclosure Schedule, no trust preferred or subordinated debt securities of NYCB or any NYCB Subsidiary are issued or outstanding. Other than with respect to the NYCB Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in NYCB or Merger Sub, or contracts, commitments, understandings or arrangements by which NYCB or Merger Sub may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in NYCB or Merger Sub or that otherwise obligate NYCB or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the NYCB Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NYCB or any of the NYCB Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which NYCB or any of the NYCB Subsidiaries is a party with respect to the voting or transfer of NYCB Common Stock, Merger Sub Common Stock, capital stock or other voting or equity securities or ownership interests of NYCB or Merger Sub or granting any stockholder or other person any registration rights.

(b) NYCB owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the NYCB Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to NYCB Bank, as provided under the New York Banking Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof, except, in the case of all Subsidiaries other than NYCB Bank, as would not, either individually or in the aggregate, reasonably be expected to have Material Adverse Effect on NYCB. No NYCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of NYCB and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NYCB and Merger Sub and by NYCB, as the sole shareholder of Merger Sub. The Board of Directors of NYCB has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of NYCB and its stockholders, has adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the NYCB Share Issuance), has directed that the NYCB Share Issuance be submitted to NYCB’s stockholders for approval and adoption at a meeting of such stockholders, has recommended that its stockholders approve and adopt the NYCB Share Issuance and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Merger Sub and its sole shareholder, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement be submitted to Merger Sub’s sole shareholder for approval, and has adopted resolutions to the foregoing effect. The Board of Directors of NYCB Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of NYCB Bank and its sole stockholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, and has directed that the Bank Merger Agreement be submitted to NYCB Bank’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the approval of the NYCB Share Issuance by a majority of all the votes cast by the holders of outstanding NYCB Common Stock at a meeting of the stockholders of NYCB at which a quorum exists (the approval in clause (i), the “Requisite NYCB Vote”), (ii) the adoption and approval of the Bank Merger Agreement by NYCB as NYCB Bank’s sole stockholder, and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to NYCB’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of NYCB or Merger Sub are necessary to adopt or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NYCB and Merger Sub and (assuming due authorization, execution and delivery by Flagstar) constitutes a valid and binding obligation of NYCB and Merger Sub, enforceable against NYCB and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of NYCB Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite NYCB Vote), and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of NYCB will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by NYCB or Merger Sub, nor the consummation by NYCB or Merger Sub of the transactions contemplated hereby (including the Merger, the Holdco Merger, the Bank Merger and the NYCB Share Issuance), nor compliance by NYCB or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the NYCB Charter, NYCB Bylaws, Merger Sub Charter, Merger Sub Bylaws or the organizational documents of NYCB Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NYCB, Merger Sub or any of the NYCB Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NYCB, Merger Sub or any of the NYCB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NYCB, Merger Sub or any of the NYCB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and the approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NYDFS, and approval or waiver of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the OCC, (f) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger, and the approvals or waivers of such applications, filings and notices, (g) the filing of any required applications, filings and notices, as applicable, with each Mortgage Agency and the receipt of any required consents or approvals from each Mortgage Agency, (h) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Flagstar Disclosure Schedule or Section 4.4 of the NYCB Disclosure Schedule and approval of such applications, filings and notices, (i) the filing with the SEC of the Joint Proxy Statement, and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration by the SEC of the effectiveness of the S-4, (j) the filing of the Certificates of Merger with the Michigan LARA pursuant to the MBCA and Delaware Secretary pursuant to the DGCL and the filing of the Holdco Merger Certificates with the Michigan LARA pursuant to the MBCA and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (k) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the NYCB Share Issuance, and the approval of the listing of such NYCB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by NYCB and Merger Sub of this Agreement, (ii) the execution and deliver by NYCB Bank of the Bank Merger Agreement or (iii) the consummation by NYCB, Merger Sub and NYCB Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger, the Bank Merger and NYCB Share Issuance). As of the date hereof, NYCB and Merger Sub has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by NYCB or Merger Sub to permit consummation of the Merger, the Holdco Merger, the Bank Merger or the NYCB Share Issuance on a timely basis.

4.5 Regulatory Reports. NYCB and each of the NYCB Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Governmental Entities, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. Subject to Section 9.15 and except for normal examinations conducted by a Governmental Entity in the ordinary course of business of NYCB and the NYCB Subsidiaries, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of NYCB, investigation into the business or operations of NYCB or any of the NYCB Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. Subject to Section 9.15, there (a) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of NYCB or any of the NYCB Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of NYCB or any of the NYCB Subsidiaries since January 1, 2018, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.6 Financial Statements.

(a) The financial statements of NYCB and the NYCB Subsidiaries included (or incorporated by reference) in the NYCB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NYCB and the NYCB Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of NYCB and the NYCB Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NYCB and the NYCB Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of NYCB has resigned (or informed NYCB that it intends to resign) or been dismissed as independent public accountants of NYCB as a result of or in connection with any disagreements with NYCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, neither NYCB nor any of the NYCB Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of NYCB, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NYCB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of NYCB and the NYCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, NYCB or the NYCB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. NYCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NYCB, including NYCB Subsidiaries, is made known to the chief executive officer and the chief financial officer of NYCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NYCB’s outside auditors and the audit committee of NYCB’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NYCB’s ability to record, process, summarize and report financial information, and (B) to the knowledge of NYCB, any fraud, whether or not material, that involves management or other employees who have a significant role in NYCB’s internal controls over financial reporting. Any such disclosures were made in writing by management to NYCB’s auditors and audit committee and true and complete copies of such disclosures have been made available to Flagstar. To the knowledge of NYCB, there is no reason to believe that NYCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither NYCB nor any of the NYCB Subsidiaries, nor, to the knowledge of NYCB, any director, officer, auditor, accountant or representative of NYCB or any of the NYCB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NYCB or any of the NYCB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NYCB or any of the NYCB Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NYCB or any of the NYCB Subsidiaries, whether or not employed or retained by NYCB or any of the NYCB Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by NYCB or any of the NYCB Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of NYCB or any committee thereof or the Board of Directors or similar governing body of any NYCB Subsidiary or any committee thereof, or, to the knowledge of NYCB, to any director or officer of NYCB or any NYCB Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”) and Goldman Sachs & Co. LLC (“Goldman Sachs”), neither NYCB nor any NYCB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. NYCB has disclosed to Flagstar as of the date hereof the aggregate fees provided for in connection with the engagement by NYCB of each of Piper Sandler and Goldman Sachs related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, except for changes resulting from or related to the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(b) Since December 31, 2020, through the date of this Agreement, except with respect to the transactions contemplated hereby and changes resulting from or related to the Pandemic or the Pandemic Measures, NYCB and the NYCB Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Neither NYCB nor any of the NYCB Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of NYCB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NYCB or any of the NYCB Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on NYCB or any of the NYCB Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon NYCB, any of the NYCB Subsidiaries or the assets of NYCB or any of the NYCB Subsidiaries (or that, upon consummation of the Merger and Holdco Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on NYCB or any of the NYCB Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.10 Taxes and Tax Returns. Each of NYCB and NYCB Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. All material Taxes of NYCB and NYCB Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of NYCB and NYCB Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither NYCB nor any of the NYCB Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of NYCB and NYCB Subsidiaries or the assets of NYCB and NYCB Subsidiaries. Neither NYCB nor any of the NYCB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NYCB and NYCB Subsidiaries and other than customary provisions contained in commercial arrangements the primary subject of which is not Taxes and which effect is not material). Neither NYCB nor any of the NYCB Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was NYCB), or (ii) has any liability for the Taxes of any person (other than NYCB or any of the NYCB Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither NYCB nor any of the NYCB Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither NYCB nor any of the NYCB Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.11 Employees.

(a) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, each NYCB Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “NYCB Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the NYCB or any of its Subsidiaries for the benefit of any current or former employee, officer or director of NYCB or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefits.

(b) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, with respect to each NYCB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such NYCB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NYCB Benefit Plan’s actuary with respect to such NYCB Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such NYCB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be made to the PBGC have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by NYCB or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such NYCB Benefit Plan. No Controlled Group Liability has been incurred by NYCB or an NYCB ERISA Affiliates that has not been satisfied in full, and, to the knowledge of NYCB, no condition exists that presents a material risk to NYCB or an NYCB ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries.

(c) None of NYCB, the NYCB Subsidiaries nor any other NYCB ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of NYCB and the NYCB Subsidiaries nor any NYCB ERISA Affiliate has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “NYCB ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the NYCB or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(d) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, there are no pending or, to NYCB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against NYCB or any of its Subsidiaries, or any strikes or other labor disputes against NYCB or any of its Subsidiaries. Neither NYCB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and, except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, there are no pending or, to the knowledge of NYCB, threatened organizing efforts by any union seeking to represent any employees of NYCB or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and the NYCB Subsidiaries, since January 1, 2018, have complied with all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(f) Since January 1, 2018, neither NYCB nor any NYCB Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the knowledge of NYCB, no allegations of sexual harassment or sexual misconduct have been made to NYCB against, any individual in his or her capacity as (i) an officer of NYCB or any of the NYCB Subsidiaries, (ii) a member of the Board of Directors of NYCB, or (iii) an employee of NYCB or any of the NYCB Subsidiaries at a level of vice president or above. There are no proceedings currently pending or, to the knowledge of NYCB, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(iii) of this Section 4.11(f).

4.12 SEC Reports. NYCB has previously made available to Flagstar a true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by NYCB pursuant to the Securities Act or the Exchange Act (the “NYCB Reports”), and no such NYCB Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all NYCB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of NYCB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the NYCB Reports.

4.13 Compliance with Applicable Law.

(a) NYCB and each of the NYCB Subsidiaries hold, and have at all times since January 1, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, and, to the knowledge of NYCB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and each of the NYCB Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NYCB or any of the NYCB Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the CARES Act, the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. NYCB and the NYCB Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by NYCB and the NYCB Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where NYCB and the NYCB Subsidiaries conduct business.

(c) NYCB Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) NYCB maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any Security Breach. To the knowledge of NYCB, since January 1, 2018, NYCB has not experienced any Security Breach that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. To the knowledge of NYCB, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(e) Without limitation, none of NYCB, or any of the NYCB Subsidiaries, or, to the knowledge of NYCB, any director, officer, employee, agent or other person acting on behalf of NYCB or any of the NYCB Subsidiaries has, directly or indirectly, (i) used any funds of NYCB or any of the NYCB Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NYCB or any of the NYCB Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NYCB or any of the NYCB Subsidiaries, (v) made any fraudulent entry on the books or records of NYCB or any of the NYCB Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NYCB or any of the NYCB Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NYCB or any of the NYCB Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(f) As of the date hereof, each of NYCB and NYCB Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither NYCB nor NYCB Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that NYCB Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, neither NYCB nor any of the NYCB Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any PPP loans.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (i) NYCB and each of the NYCB Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law and (ii) none of NYCB, any of the NYCB Subsidiaries, or, to the knowledge of NYCB, any of its or the NYCB Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

4.14 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which NYCB or any of the NYCB Subsidiaries is a party or by which NYCB or any of the Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by NYCB, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, an “NYCB Contract”).

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (i) each NYCB Contract is valid and binding on NYCB or one of the NYCB Subsidiaries, as applicable, and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) NYCB and each of the NYCB Subsidiaries, since January 1, 2018 have complied with and performed all obligations required to be complied with or performed by any of them to date under each NYCB Contract, (iii) to the knowledge of NYCB, each third-party counterparty to each NYCB Contract has, since January 1, 2018, complied with and performed all obligations required to be complied with and performed by it to date under such NYCB Contract, (iv) neither NYCB nor any of the NYCB Subsidiaries has knowledge of, or has received written notice of, (A) any violation of any NYCB Contract by any of the other parties thereto or (B) any dispute with any third party to any NYCB Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of NYCB or any of the NYCB Subsidiaries or, to the knowledge of NYCB, any other party thereto, of or under any such NYCB Contract and (vi) no third-party counterparty to any NYCB Contract has exercised or threatened to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any NYCB Contract as a result of the Pandemic or the Pandemic Measures.

4.15 Agreements with Governmental Entities. Subject to Section 9.15, neither NYCB nor any of the NYCB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NYCB Disclosure Schedule, an “NYCB Regulatory Agreement”), nor has NYCB or any of the NYCB Subsidiaries been advised in writing, or to NYCB’s knowledge, orally, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NYCB Regulatory Agreement.

4.16 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (a) each of NYCB and the NYCB Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of NYCB and the NYCB Subsidiaries as currently conducted, and (b) to the knowledge of NYCB, since January 1, 2018, no person has gained unauthorized access to any information technology networks owned or controlled by and material to the operation of the business of NYCB and the NYCB Subsidiaries.

4.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and its Subsidiaries, since January 1, 2018, have complied with all applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of NYCB, any private environmental investigations or remediation activities or governmental investigations of any nature, pending or to the knowledge of NYCB threatened, against NYCB or any of its Subsidiaries, seeking to impose or that could reasonably be expected to result in the imposition on NYCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. NYCB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.18 Investment Securities and Commodities.

(a) Each of NYCB and the NYCB Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to NYCB’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NYCB or the NYCB Subsidiaries. Such securities and commodities are valued on the books of NYCB in accordance with GAAP in all material respects.

(b) NYCB and the NYCB Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that NYCB believes are prudent and reasonable in the context of their respective businesses, and NYCB and the NYCB Subsidiaries, since January 1, 2018, have complied with such policies, practices and procedures in all material respects.

4.19 Related Party Transactions. As of the date hereof, except as set forth in any NYCB Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NYCB or any of the NYCB Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NYCB or any of the NYCB Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NYCB Common Stock (or any of such person’s immediate family members or affiliates) (other than NYCB Subsidiaries) on the other hand, of the type required to be reported in any NYCB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.20 State Takeover Laws. Each of the Boards of Directors of NYCB and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with Section 262 of the DGCL and Section 762 of the MBCA, as applicable, no appraisal or dissenters’ rights will be available to the holders of NYCB Common Stock, NYCB Preferred Stock or Merger Sub Common Stock in connection with the Merger and the Holdco Merger, as applicable.

4.21 Reorganization. NYCB has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion. Prior to the execution of this Agreement, each of Piper Sandler and Goldman Sachs rendered to the Board of Directors of NYCB an oral opinion (which will be confirmed by delivery of a written opinion), in each case, to the effect that, as of the date of the opinion and based upon and subject to the factors, assumptions, limitations and other matters set forth in the applicable written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to NYCB. Neither of such opinions has been amended or rescinded as of the date of this Agreement.

4.23 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, all Interest Rate Instruments, whether entered into for the account of NYCB or any of the NYCB Subsidiaries or for the account of a customer of NYCB or any of the NYCB Subsidiaries were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of NYCB or one of the NYCB Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). NYCB and each of the NYCB Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of NYCB, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.24 NYCB Information. The information relating to NYCB and the NYCB Subsidiaries that is provided in writing by NYCB or the NYCB Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of NYCB incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document to be filed with any Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Flagstar or any of the Flagstar Subsidiaries or are within the reasonable control of Flagstar and the Flagstar Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Flagstar or any of the Flagstar Subsidiaries or are within the reasonable control of Flagstar and the Flagstar Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each outstanding Loan of NYCB or any of the NYCB Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NYCB and the NYCB Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each outstanding Loan of NYCB or any of the NYCB Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of NYCB and the NYCB Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c) None of the agreements pursuant to which NYCB or any of the NYCB Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(d) Neither NYCB nor any of the NYCB Subsidiaries is now, nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Flagstar Disclosure Schedule or the NYCB Disclosure Schedule), as may be required by law or regulation (including any Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Flagstar shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (b) each of NYCB and Flagstar shall, and shall cause its respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either NYCB or Flagstar to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section 5.3. Notwithstanding anything to the contrary set forth in this Section 5.1, no action or failure to take action by Flagstar or any of its Subsidiaries or NYCB or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 (in the case of Flagstar or its Subsidiaries) or Section 5.3 (in the case of NYCB or its Subsidiaries) shall constitute a breach of this Section 5.1 unless such action or failure to take action would constitute a breach of such provision of Section 5.2 (in the case of Flagstar or its Subsidiaries) or Section 5.3 (in the case of NYCB or its Subsidiaries).

5.2 Flagstar Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Flagstar Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by law or regulation (including the Pandemic Measures), Flagstar shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NYCB (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Flagstar or any of its wholly-owned Subsidiaries to Flagstar or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly-owned Subsidiary of Flagstar) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary, except, in each case, (A) regular quarterly cash dividends by Flagstar at a rate not in excess of $0.06 per share of Flagstar Common Stock, and any associated dividend equivalents for Flagstar Equity Awards, (B) dividends paid by any of the Subsidiaries of Flagstar to Flagstar or any of Flagstar’s wholly-owned Subsidiaries, (C) the acceptance of shares of Flagstar Common Stock for withholding Taxes incurred in connection with the vesting or settlement of Flagstar Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements or (D) regular distributions of outstanding trust preferred securities in accordance with their terms;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Flagstar Securities or any securities of any Flagstar Subsidiary; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary, except pursuant to the vesting or settlement of Flagstar Equity Awards (and dividend equivalents thereon, if any) in accordance with their terms, in each case, outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c) sell, transfer, license, encumber or otherwise dispose of any of its material properties (other than real property), deposits or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment or acquisition (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Flagstar;

(e) in each case, except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Flagstar Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Flagstar or its Subsidiaries, or (ii) enter into any contract that would constitute a Flagstar Contract if it were in effect on the date of this Agreement; provided that this clause (ii) shall not apply to the entry into of any contract in connection with any action otherwise permitted by this Section 5.2;

(f) except as required under the terms of any Flagstar Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Flagstar Benefit Plan, or any arrangement that would be a Flagstar Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than (A) increases to current employees at the level below senior vice president in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, or (B) the payment of incentive compensation for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any Flagstar Benefit Plan, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Flagstar Benefit Plan,

(vii) terminate the employment or services of any employee at or above the level of senior vice president, other than for cause, or (viii) hire any employee at the level of senior vice president or above or promote any employee at or above the level of senior vice president (other than as a replacement hire or promotion receiving substantially similar terms of employment as the departed employee);

(g) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(h) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Flagstar or any Flagstar Subsidiary in respect thereof), or (ii) that would impose any material restriction on, or create any adverse precedent that would be material to, the business of Flagstar or its Subsidiaries or the Surviving Entity or its Subsidiaries;

(i) take any action where such action could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j) amend the Flagstar Charter, the Flagstar Bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(k) other than in prior consultation with NYCB, materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) (i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or policies imposed by any Governmental Entity, or (iii) make any loans or extensions of credit or renewals thereof to the extent such loan or extension of credit has (A) a risk rating of 10 or worse (as determined in the ordinary course of business consistent with past practice under Flagstar’s and its Subsidiaries’ lending policies in effect as of the date hereof) and (B) an aggregate principal balance that exceeds $20,000,000 individually; provided that, in the case of this clause (iii), if NYCB does not respond to any such request for consent within five (5) business days after the relevant loan package is provided to NYCB, such non-response shall be deemed to constitute consent pursuant to this clause (iii);

(n) make, or commit to make, any capital expenditures, other than (i) any capital expenditures in an amount that, in the aggregate, does not exceed the aggregate amount of capital expenditures set forth in Flagstar’s capital expenditure budget set forth in Section 5.2(n) of the Flagstar Disclosure Schedule and (ii) any additional capital expenditures so long as the amount of any individual capital expenditure incurred in reliance on this clause (ii) does not exceed the amount contemplated by the foregoing clause (i) by more than five percent (5%);

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(q) (i) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Flagstar or its Subsidiaries, (ii) mortgage, acquire or sell any real property (other than other real estate owned (OREO) properties in the ordinary course) for consideration in an amount in excess of $1,000,000 for any individual property or (iii) enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property requiring base annual rental payments under any individual lease in excess of $500,000;

(r) knowingly take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied in a timely manner;

(s) abandon, cancel, or otherwise allow to lapse or expire any material Intellectual Property owned by Flagstar or any Flagstar Subsidiary; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 NYCB Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the NYCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by law or regulation (including the Pandemic Measures), NYCB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Flagstar (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the NYCB Charter or the NYCB Bylaws in a manner that would (i) prevent or delay the adoption of, or conflict with, the NYCB Bylaws Amendment or (ii) otherwise materially and adversely affect the holders of Flagstar Common Stock, or adversely affect the holders of Flagstar Common Stock relative to other holders of the NYCB Common Stock;

(b) adjust, split, combine or reclassify any capital stock of NYCB or make, declare or pay any extraordinary dividend on any capital stock of NYCB;

(c) incur any indebtedness for borrowed money (other than indebtedness of NYCB or any of its wholly-owned Subsidiaries to NYCB or any of its Subsidiaries) that would reasonably be expected to prevent NYCB or its Subsidiaries from assuming Flagstar’s or its Subsidiaries’ outstanding indebtedness;

(d) sell or transfer all or substantially all of the assets of it or NYCB Bank, merge or consolidate itself or NYCB Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or NYCB Bank;

(e) take any action where such action could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(f) knowingly take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied in a timely manner; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, NYCB and Flagstar shall prepare and file with the SEC the Joint Proxy Statement, and NYCB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. NYCB and Flagstar, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of NYCB and Flagstar shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and NYCB and Flagstar shall thereafter as promptly as practicable mail or deliver the Joint Proxy Statement to their respective stockholders and shareholders, as applicable. NYCB shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Flagstar shall use reasonable best efforts, to the extent permitted by applicable law, to furnish all information concerning Flagstar and the holders of Flagstar Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use reasonable best efforts to make such filings within forty (40) days of the date of this Agreement) that are necessary or advisable to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and Bank Merger), (ii) obtain each such permit, consent, approval or authorization contemplated by the foregoing clause (i) as promptly as practicable and (iii) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The parties shall cooperate with each other in connection with the matters contemplated by this Section 6.1(b) (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of any Governmental Entities for documents and information. NYCB and Flagstar shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Flagstar or NYCB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.15. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals, (i) from the Federal Reserve Board, the FDIC, the NYDFS and the Mortgage Agencies and, with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger Effective Time, any state bank regulatory authority and (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), except, in the case of clause (ii), for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Entity. As used herein, “Mortgage Agencies” means Ginnie Mae, Fannie Mae, Freddie Mac, the Federal Housing Authority of the U.S. Department of Housing and Urban Development, the United States Department of Agriculture and the United States Department of Veterans Affairs.

(c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing and (ii) avoid or eliminate each and every impediment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require NYCB or any of its Subsidiaries, or permit Flagstar or any of its Subsidiaries (without the prior written consent of NYCB), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) NYCB and Flagstar shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NYCB, Flagstar or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Holdco Merger the Bank Merger, and the other transactions contemplated by this Agreement.

(e) NYCB and Flagstar shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of NYCB and Flagstar, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time and upon prior written notice from the accessing party, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of NYCB and Flagstar shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that NYCB or Flagstar, as the case may be, is not permitted to disclose in accordance with Section 9.15 or otherwise under applicable law or regulation), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither NYCB nor Flagstar nor any of their respective Subsidiaries shall be required to provide access to or to disclose information, or otherwise comply with the foregoing provisions of this Section 6.2, where such access or disclosure would violate or prejudice the rights of NYCB’s or Flagstar’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that NYCB or Flagstar, as the case may be, reasonably determines, in light of the Pandemic or the Pandemic Measures, that such access would jeopardize the health and safety of any of its employees. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of NYCB and Flagstar shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 7, 2021, between NYCB and Flagstar (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approval and Stockholder Approval.

(a) Each of NYCB and Flagstar shall call, give notice of, convene and hold a meeting of its stockholders and shareholders, respectively (the “NYCB Meeting” and the “Flagstar Meeting,” respectively) as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite NYCB Vote and the Requisite Flagstar Vote, respectively, required in connection with this Agreement, the NYCB Share Issuance and the Merger, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders or shareholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of NYCB and Flagstar shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party.

(b) Subject to Section 6.3(c), (i) each of NYCB and Flagstar and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of NYCB and the shareholders of Flagstar, respectively, the Requisite NYCB Vote and the Requisite Flagstar Vote, respectively, including by communicating to the respective stockholders of

NYCB and shareholders of Flagstar its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of NYCB, the stockholders of NYCB approve and adopt the NYCB Share Issuance (the “NYCB Board Recommendation”), and, in the case of Flagstar, that the shareholders of Flagstar adopt this Agreement (the “Flagstar Board Recommendation”); and (ii) each of NYCB and Flagstar and their respective Boards of Directors shall not (A) withhold, withdraw, modify or qualify in a manner adverse to the other party the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, (B) fail to make the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, in each case, within ten (10) business days (or such fewer number of days as remains prior to the NYCB Meeting or Flagstar Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of NYCB or Flagstar, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB Board Recommendation or Flagstar Board Recommendation, as applicable, such Board of Directors may, in the case of NYCB, prior to the receipt of the Requisite NYCB Vote, and in the case of Flagstar, prior to the receipt of the Requisite Flagstar Vote, submit this Agreement to its stockholders or shareholders, respectively, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (i) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB Board Recommendation or Flagstar Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).

(d) NYCB or Flagstar shall adjourn or postpone the NYCB Meeting or Flagstar Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of NYCB Common Stock or Flagstar Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Flagstar or NYCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Flagstar Vote or the Requisite NYCB Vote. Subject to the terms and conditions of this Agreement, Flagstar or NYCB, as applicable, shall continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders, as applicable, in order to obtain the Requisite Flagstar Vote or Requisite NYCB Vote, respectively; provided that the foregoing shall not restrict in any way each of the Boards of Directors of NYCB and Flagstar from making a Recommendation Change permitted by Section 6.3(c) and disclosing such Recommendation Change and the basis and reasons therefor. Notwithstanding anything to the contrary set forth in this Agreement, neither NYCB nor Flagstar shall be required to adjourn or postpone the NYCB Meeting or the Flagstar Meeting, as applicable, more than two (2) times pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the first sentence of this Section 6.3(d), unless this Agreement has been terminated in accordance with its terms, (i) the NYCB Meeting shall be convened and the NYCB Share Issuance shall be submitted to the stockholders of NYCB at the NYCB Meeting for approval, (ii) the Flagstar Meeting shall be convened and this Agreement shall be submitted to the shareholders of Flagstar at Flagstar Meeting for adoption and (iii) nothing contained in this Agreement shall be deemed to relieve NYCB of such obligation under the foregoing clause (i) or Flagstar of such obligation under the foregoing clause (ii).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 and Section 6.3(c) of this Agreement, each of NYCB and Flagstar shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Holdco Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Flagstar or NYCB or any of their respective Subsidiaries in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c) or any similar opinions required in connection with the Joint Proxy Statement or the S-4 described in Section 6.1, including by executing and delivering representations contained in certificates of officers of NYCB and Flagstar reasonably satisfactory in form and substance to NYCB’s and Flagstar’s respective counsels.

6.5 Stock Exchange Matters.

(a) NYCB shall cause the shares of the NYCB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(b) Prior to the Closing Date, Flagstar shall cooperate with NYCB and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of Flagstar Common Stock from the NYSE and the deregistration of Flagstar Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6 Employee Matters.

(a) Commencing on the Effective Time and ending on December 31, 2022, unless otherwise mutually determined by Flagstar and NYCB prior to the Effective Time, NYCB shall provide to employees of Flagstar and the Flagstar Subsidiaries who at the Effective Time become employees of NYCB or the NYCB Subsidiaries (the “Continuing Employees”) (i) a base salary or base wage rate no less than that provided by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target incentive opportunities (both cash and equity) that are no less favorable, in the aggregate, than the target incentive opportunities (both cash and equity) provided by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (other than severance) that are no less favorable than those provided to other similarly situated employees of NYCB or by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time. Notwithstanding the foregoing, NYCB and Flagstar agree that, during the period commencing at the Effective Time and ending on the later of the first anniversary thereof or December 31, 2022, NYCB shall provide severance payments and benefits as described in Section 6.6(a) of the NYCB Disclosure Schedule with respect to any Continuing Employee who is involuntarily terminated during such period.

(b) With respect to any employee benefit plans of NYCB or NYCB Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (“New Plans”), NYCB and the NYCB Subsidiaries shall, to the extent permitted by applicable law, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of NYCB or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Flagstar and its Subsidiaries for all purposes under each applicable New Plan (it being understood that, for the avoidance of doubt, such service credit shall not entitle any Continuing Employee to benefits under any frozen NYCB Benefit Plan), as if such service had been performed with NYCB, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) If requested by NYCB in writing delivered to Flagstar not less than twenty (20) business days before the Closing Date, the Board of Directors of Flagstar (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Flagstar 401(k) Employee Savings Plan (the “Flagstar 401(k)

Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If NYCB requests that Flagstar 401(k) Plan be terminated, (i) Flagstar shall provide NYCB with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by NYCB) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by NYCB or one of its Subsidiaries (the “NYCB 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan for Continuing Employees. NYCB and Flagstar shall take any and all actions as may be required, including amendments to Flagstar 401(k) Plan and/or the NYCB 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the NYCB 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from Flagstar 401(k) Plan in the form of cash, notes (in the case of loans), NYCB Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from Flagstar 401(k) Plan, and NYCB shall endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollover.

(d) On and after the date hereof, any written employee notices or communication materials for distribution to a group of employees (including any website posting) or broad-based oral communications (i) to be provided or communicated by Flagstar with respect to any material employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of NYCB, and Flagstar shall consider in good faith revising such notice or communication to reflect any comments or advice that NYCB timely provides and (ii) to be provided or communicated by NYCB to employees of Flagstar with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Flagstar, and NYCB shall consider in good faith revising such notice or communication to reflect any comments or advice that Flagstar timely provides.

(e) Except as otherwise expressly set forth in this Section 6.6, NYCB agrees to assume and honor, in accordance with their terms, all Flagstar Benefit Plans including with respect to any accrued paid time off, vacation or other approved leave, it being understood that this sentence shall not be construed to limit the ability of NYCB or any NYCB Subsidiary to amend or terminate any Flagstar Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable Flagstar Benefit Plan. NYCB agrees that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any Flagstar Benefit Plan, and prior to the Effective Time, Flagstar Board (or the compensation committee thereof) shall be empowered to take such action as necessary to declare such status under such Flagstar Benefit Plans.

(f) NYCB shall take all necessary action to cause the ESOP to be terminated as of not later than the business day prior to the Effective Time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP pursuant to the prior sentence, the accounts of all participants and beneficiaries in the ESOP immediately prior to the Effective Time shall become fully vested effective as of the effective time of the termination of the ESOP.

(g) NYCB shall take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the Effective Time in accordance with Section 409A of the Code and the terms of the plan document, and to pay to each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan.

(h) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Flagstar, NYCB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Flagstar, NYCB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Flagstar Benefit Plan or NYCB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Flagstar Benefit Plan or NYCB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, Flagstar Charter, Flagstar Bylaws and the governing or organizational documents of any Flagstar Subsidiary, each present and former director, officer or employee of Flagstar and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Flagstar Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Flagstar or any of its Subsidiaries or is or was serving at the request of Flagstar or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Flagstar Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Flagstar Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with Flagstar Indemnified Parties, and Flagstar Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Flagstar (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Flagstar or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Flagstar for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Flagstar, in consultation with, but only upon the consent of, NYCB, may (and at the request of NYCB, Flagstar shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Flagstar’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The obligations of the Surviving Entity, NYCB or Flagstar under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Flagstar Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Flagstar Indemnified Party or affected person.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Flagstar Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of NYCB, on the one hand, and a Subsidiary of Flagstar, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Holdco Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by NYCB.

6.9 Advice of Changes. NYCB and Flagstar shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it, or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement and to the extent permitted under the NYCB Charter and Flagstar Charter, respectively, each of NYCB and Flagstar shall coordinate with the other the declaration of any dividends in respect of the NYCB Common Stock and Flagstar Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Flagstar Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Flagstar Common Stock and any shares of the NYCB Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (a) starting with the fourth quarter of 2021, the Board of Directors of Flagstar shall cause its regular quarterly dividend record dates and payments dates for Flagstar Common Stock to be delayed so as to be similar to the regular quarterly dividend record dates and payments dates for NYCB Common Stock and (b) the Board of Directors of NYCB shall continue to pay dividends on the NYCB Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.11 Shareholder Litigation. Each party shall, to the extent permitted under applicable law and regulation, give the other party prompt notice in writing of any stockholder or shareholder, as applicable, litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Flagstar shall give NYCB the opportunity to participate (at NYCB’s expense) in the defense or settlement of any such litigation. Each party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. Flagstar shall not agree to settle any such litigation without NYCB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that NYCB shall not be obligated to consent to any settlement which does not include a full release of NYCB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12 Corporate Governance.

(a) Prior to the Effective Time, the Board of Directors of NYCB shall take all actions necessary to adopt the NYCB Bylaws Amendment. Effective as of the Holdco Merger Effective Time, and in accordance with the NYCB Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of NYCB Bank shall each be twelve (12), of which (i) eight (8) shall be directors of NYCB immediately prior to the Effective Time, which shall include the Chief Executive Officer of NYCB immediately prior to the Effective Time, Robert Wann, Hanif Dahya, who shall serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four (4) shall be directors of Flagstar immediately prior to the Effective Time (the “Flagstar Designated Directors”), which shall include the Chief Executive Officer of Flagstar immediately prior to the Effective Time, who shall serve as the non-Executive Chairman of the Board of Directors of each of the Surviving Entity and the Board of Directors of NYCB Bank, David Treadwell, who shall serve as the Risk Assessment Committee Chairman of the Surviving Entity and such other directors as mutually agreed to by Flagstar and NYCB, who shall be independent of NYCB in accordance with applicable stock exchange standards.

(b) At the Effective Time, NYCB shall invite all directors of Flagstar immediately prior to the Effective Time other than the Flagstar Designated Directors to become members of an Advisory Board of NYCB (the “Advisory Board”), and shall cause all such individuals who accept such invitation to be elected or appointed for a two (2)-year term as members of the Advisory Board. Such members of the Advisory Board will serve on the Advisory Board until the second (2nd) anniversary of the Closing Date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served. The Chief Executive Officer of NYCB shall meet with the Advisory Board at least one time per quarter during the two (2) year period beginning on the Closing Date.

(c) Effective as of the Effective Time, the Board of Directors of NYCB shall take such actions as are necessary and appropriate to adopt the lending policies and procedures of Flagstar that were in effect immediately prior to the Closing with respect to the acquired Flagstar operations as the lending policies and procedures for such acquired Flagstar operations.

6.13 Acquisition Proposals.

(a) Each party agrees that it will, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Flagstar, in the case of NYCB, or NYCB, in the case of Flagstar, with respect to any Acquisition Proposal.

(b) Each party agrees that it will not, and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except (x) to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13 and (y) to seek and obtain legal or financial advice from such party’s outside counsel and outside financial advisors, as applicable), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 6.13(a) or 6.13(b), in the event that after the date of this Agreement and prior to the receipt of the Requisite NYCB Vote, in the case of NYCB, or the Requisite Flagstar Vote, in the case of Flagstar, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data to and participate in negotiations or discussions with the person making the Acquisition Proposal, or any Representative of the person making the Acquisition Proposal, if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.

(d) Each party will promptly (and, in any event, within one business day after receipt) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e) As used in this Agreement, “Acquisition Proposal” shall mean, (i) with respect to Flagstar, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (A) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Flagstar and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar; and (ii) with respect to NYCB, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, transactions described in subclauses

(A) through (C) of clause (i) of this Section 6.13(e), substituting (x) “NYCB” for “Flagstar” thereof and (y) “50%” for “25%” thereof.

(f) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. Flagstar and NYCB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15 Change of Method. Each of NYCB and Flagstar shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Flagstar and NYCB (including the provisions of Article I), and, if and to the extent requested by such party, the other party shall agree to enter into such amendments to this Agreement as such requesting party may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Flagstar’s shareholders, or (c) impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Restructuring Efforts. If either Flagstar or NYCB shall have failed to obtain the Requisite Flagstar Vote or the Requisite NYCB Vote at the duly convened Flagstar Meeting or NYCB Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Flagstar as provided for in this Agreement, or any term that would adversely affect the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its respective shareholders or stockholders, as applicable, for approval.

6.17 Takeover Restrictions. None of Flagstar, NYCB or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.18 Treatment of Flagstar Indebtedness. At and after the Effective Time for any debt of Flagstar or the Bank Merger Effective Time for any debt of Flagstar Bank, as applicable, NYCB or NYCB Bank, as applicable, shall (x) assume the due and punctual performance and observance of the covenants to be performed by Flagstar or Flagstar Bank, as applicable, under the definitive documents governing the indebtedness set forth on Section 6.18 of the Flagstar Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby; or (y) repay such indebtedness in full. In connection with any such assumption, prior to the Effective Time or the Bank Merger Effective Time, as applicable, NYCB and Flagstar shall, and shall cause NYCB Bank and Flagstar Bank, respectively, to, cooperate and use reasonable best efforts to (a) execute and deliver any supplemental indentures, officer’s certificates or other documents (including in connection with any necessary amendment or waiver), and (b) provide any opinion of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the Bank Merger Effective Time, as applicable.

6.19 Exemption from Liability Under Section 16(b). Flagstar and NYCB agree that, in order to most effectively compensate and retain those officers and directors of Flagstar subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Flagstar Insiders”), both prior to and after the Effective Time, it is desirable that Flagstar Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Flagstar Common Stock and Flagstar Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Flagstar shall deliver to NYCB in a reasonably timely fashion prior to the Effective Time accurate information regarding Flagstar Insiders, and the Board of Directors of NYCB and of Flagstar, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Flagstar) any acquisitions and dispositions of Flagstar Common Stock or Flagstar Equity Awards by Flagstar Insiders, and (in the case of NYCB) any acquisitions of NYCB Common Stock or NYCB Equity Awards by any Flagstar Insiders who, immediately following the Merger, will be officers or directors of NYCB subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Transition. Subject to Sections 6.2(c), commencing on and following the date hereof through the Closing Date or the earlier termination of this Agreement, and in all cases subject to applicable law or regulation, upon the reasonable request of NYCB, Flagstar shall, and shall cause its Subsidiaries to, (a) reasonably cooperate with NYCB and its Subsidiaries to facilitate the integration of the parties and their respective businesses (including the transition of Flagstar Bank’s business and operations as a Federal Savings Bank to New York Community Bank a New York State Chartered Savings Bank) effective as of the Closing Date or such later date as may be determined by NYCB and (b) consistent with the performance of their day-to-day operations and the continuous operation of Flagstar and its Subsidiaries in the ordinary course of business, use commercially reasonable efforts to cause the employees and officers of Flagstar and its Subsidiaries to provide NYCB reasonable assistance, upon the reasonable request of NYCB, with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion); provided, however, that, in each case, neither Flagstar nor any Flagstar Subsidiary shall be required to (i) terminate any third-party service provider arrangements prior to the Closing and (ii) take any action that may unreasonably and materially interfere with the business of Flagstar or any of its Subsidiaries or impede or delay the consummation of the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder and Stockholder Approvals. The Requisite NYCB Vote and the Requisite Flagstar Vote shall have been obtained.

(b) NYSE Listing. The shares of NYCB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction, decree or other legal restraint prohibiting the consummation of the Merger, the Holdco Merger or the Bank Merger issued by any Governmental Entity of competent jurisdiction shall be in effect. No law, statute, rule, regulation shall have been enacted, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, Holdco Merger or the Bank Merger.

7.2 Conditions to Obligations of NYCB and Merger Sub. The obligation of NYCB and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by NYCB, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Flagstar set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of Flagstar set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Flagstar Bank), Section 3.2(b), Section 3.2(c) (but only with respect to Flagstar Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Flagstar set forth in this Agreement (read without giving effect to any qualification as to the materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Flagstar or the Surviving Entity. NYCB shall have received a certificate dated as of the Closing Date and signed on behalf of Flagstar by the Chief Executive Officer and the Chief Financial Officer of Flagstar to the foregoing effect.

(b) Performance of Obligations of Flagstar. Flagstar shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and NYCB shall have received a certificate dated as of the Closing Date and signed on behalf of Flagstar by the Chief Executive Officer and the Chief Financial Officer of Flagstar to such effect.

(c) Federal Tax Opinion. Either (i) NYCB shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to NYCB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and, for the avoidance of doubt, in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYCB and Flagstar, reasonably satisfactory in form and substance to such counsel), or (ii) there is not reasonably expected to be a Material Adverse Tax Consequence. “Material Adverse Tax Consequence” means that (i) the opinion described in Section 7.2(c)(i) is not able to be delivered and (ii) as a result of a change in law after the date hereof, the Merger and the Holdco Merger, taken together, result in materially adverse income tax consequences to NYCB and its Subsidiaries (including by reason of being a successor to Flagstar and its Subsidiaries).

7.3 Conditions to Obligations of Flagstar. The obligation of Flagstar to effect the Merger is also subject to the satisfaction, or waiver by Flagstar, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of NYCB set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of NYCB set forth in Section 4.1(a), Section 4.1(b) (but only with respect to NYCB Bank), Section 4.2(b) (but only with respect to NYCB Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of NYCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NYCB. Flagstar shall have received a certificate dated as of the Closing Date and signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to the foregoing effect.

(b) Performance of Obligations of NYCB and Merger Sub. NYCB and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Flagstar shall have received a certificate dated as of the Closing Date and signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to such effect.

(c) Federal Tax Opinion. Flagstar shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Flagstar, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYCB and Flagstar, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Flagstar Vote or the Requisite NYCB Vote (except in the case of Sections 8.1(e) and Section 8.1(f)):

(a) by mutual written consent of NYCB and Flagstar;

(b) by either NYCB or Flagstar if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Holdco Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Holdco Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either NYCB or Flagstar if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either NYCB or Flagstar (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Flagstar, in the case of a termination by NYCB, or NYCB or Merger Sub, in the case of a termination by Flagstar, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by

NYCB, or Section 7.3, in the case of a termination by Flagstar, and which is not cured within forty-five (45) days following written notice to Flagstar, in the case of a termination by NYCB, or NYCB, in the case of a termination by Flagstar, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Flagstar, prior to such time that the Requisite NYCB Vote is obtained, if (i) NYCB or the Board of Directors of NYCB shall have made a Recommendation Change, or (ii) NYCB or the Board of Directors of NYCB shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f) by NYCB, prior to such time that the Requisite Flagstar Vote is obtained, if (i) Flagstar or the Board of Directors of Flagstar shall have made a Recommendation Change, or (ii) Flagstar or the Board of Directors of Flagstar shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either NYCB or Flagstar as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of NYCB, Merger Sub, Flagstar, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of NYCB, Merger Sub or Flagstar shall be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this Agreement (“Fraud”) or its Willful Breach of any provision of this Agreement. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to Flagstar shall have been communicated to or otherwise made known to the Board of Directors or senior management of Flagstar or shall have been made directly to the shareholders of Flagstar generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to Flagstar Meeting) an Acquisition Proposal with respect to Flagstar and (B) (x) thereafter this Agreement is terminated by either NYCB or Flagstar pursuant to Section 8.1(c) without the Requisite Flagstar Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by NYCB pursuant to Section 8.1(d) as a result of a Willful Breach and (C) prior to the date that is twelve (12) months after the date of such termination, Flagstar enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to Flagstar (whether or not the same Acquisition Proposal as that referred to above), then Flagstar shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NYCB, by wire transfer of same-day funds, a fee equal to ninety million dollars ($90,000,000) (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by NYCB pursuant to Section 8.1(f), then Flagstar shall pay NYCB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to NYCB shall have been communicated to or otherwise made known to the Board of Directors or senior management of NYCB or shall have been made directly to the shareholders of NYCB generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the NYCB Meeting) an Acquisition Proposal with respect to NYCB and (B) (x) thereafter this Agreement is terminated by either NYCB or Flagstar pursuant to Section 8.1(c) without the Requisite NYCB Vote having been obtained (and all other conditions set forth in

Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Flagstar pursuant to Section 8.1(d) as a result of a Willful Breach and (C) prior to the date that is twelve (12) months after the date of such termination, NYCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to NYCB (whether or not the same Acquisition Proposal as that referred to above), then NYCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Flagstar the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by Flagstar pursuant to Section 8.1(e), then NYCB shall pay Flagstar, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or Willful Breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of NYCB and Flagstar acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if NYCB or Flagstar, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if NYCB or Flagstar, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Flagstar and NYCB pursuant to Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and, except in the case of Fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote; provided, however, that after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote, there may not be, without further approval of the stockholders of NYCB or the shareholders of Flagstar, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered by such other parties pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote, there may not be, without further approval of the stockholders of NYCB or the shareholders of Flagstar, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement or in any certificate delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for

Section 6.7 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by NYCB and Flagstar.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, by e-mail transmission (provided that no “error message” or other notification of non-delivery is generated), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Flagstar, to:

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Attention: James K. Ciroli, EVP and Chief Financial Officer

With a copy (which shall not constitute notice) to

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Attention: General Counsel

With a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

or

155 N. Wacker Drive

Chicago, Illinois 60606

Attention:	Sven G. Mickisch
David R. Clark
Email:	Sven.Mickisch@skadden.com
David.Clark@skadden.com

and

(b)	if to NYCB or Merger Sub, to:

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

Attention:	R. Patrick Quinn, General Counsel
E-mail:	R.Patrick.Quinn@mynycb.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	H. Rodgin Cohen
Mark J. Menting
Jared M. Fishman
Email:	cohenhr@sullcrom.com
mentingm@sullcrom.com
fishmanj@sullcrom.com

9.6 Interpretation. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Flagstar means the actual knowledge of any of the officers of Flagstar listed on Section 9.6 of the Flagstar Disclosure Schedule, and the “knowledge” of NYCB means the actual knowledge of any of the officers of NYCB listed on Section 9.6 of the NYCB Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the execution and delivery of this Agreement, (ii) included in the virtual data room of a party prior to the execution and delivery of this Agreement, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR prior to the execution and delivery of this Agreement, (d) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Holdco Merger and the Bank Merger, and (f) the term “ordinary course of business,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-business day, the period in question shall end on the next succeeding business day. References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to all contracts or agreements shall include any amendments thereto. The Flagstar Disclosure Schedule and the NYCB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Flagstar in Article III, neither Flagstar nor any other person makes any express or implied representation or warranty with respect to Flagstar, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Flagstar hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Flagstar nor any other person makes or has made any representation or warranty to NYCB, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Flagstar, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Flagstar in Article III, any oral or written information presented to NYCB, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of Flagstar, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Flagstar acknowledges and agrees that none of NYCB, Merger Sub or any other person on behalf of NYCB or Merger Sub has made or is making, and Flagstar has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

(b) Except for the representations and warranties made by NYCB or Merger Sub in Article IV, none of NYCB, Merger Sub or any other person makes any express or implied representation or warranty with respect to NYCB, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of NYCB and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of NYCB, Merger Sub or any other person makes or has made any representation or warranty to Flagstar or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NYCB, any of its Subsidiaries (including Merger Sub) or their respective businesses, or (ii) except for the representations and warranties made by NYCB and Merger Sub in Article IV, any oral or written information presented to Flagstar or any of its affiliates or representatives in the course of their due diligence investigation of NYCB and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of NYCB and Merger Sub acknowledges and agrees that neither Flagstar nor any other person on behalf of Flagstar has made or is making, and neither NYCB nor Merger Sub has not relied upon, any express or implied representation or warranty other than those contained in Article III.

9.8 Counterparts. This Agreement may be executed in counterparts (including by .pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Flagstar shall be subject to the laws of the State of Michigan).

(b) Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR OTHER

PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Flagstar Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(c), 12 C.F.R. § 309.5(g)(8), 12 C.F.R. § 4.32(b), 12 C.F.R. § 309.5(g) and New York Banking Law § 36.10) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate modified or substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this section apply.

9.16 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
Name: Thomas R. Cangemi Title: Chairman, President and Chief Executive Officer

615 Corp.

By:	/s/ R. Patrick Quinn
Name: R. Patrick Quinn Title: Secretary

FLAGSTAR BANCORP, INC.

By:	/s/ Alessandro DiNello
Name: Alessandro DiNello Title: President and CEO

Signature Page to Merger Agreement

Exhibit A

Amended and Restated Flagstar Charter

(attached)

Exhibit B

Seventh Amended and Restated Flagstar Bylaws

(attached)

Exhibit C

NYCB Bylaw Amendment

(attached)

Annex B

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

April 24, 2021

Board of Directors

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, NY 11590

Ladies and Gentlemen:

New York Community Bancorp, Inc. (“Viking”), 615 Corp., a direct, wholly-owned subsidiary of Viking (“Merger Sub”), and Flagstar Bancorp, Inc. (“Foxtrot”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Foxtrot (the “Merger”), so that Foxtrot is the surviving entity in the Merger (referred to herein as the “Interim Surviving Entity”), and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, the Interim Surviving Entity will, subject to the terms and conditions set forth in the Agreement, merge with and into Viking (the “Holdco Merger”), so that Viking is the surviving entity in the Holdco Merger. As set forth in the Agreement, at the Effective Time, each share of the common stock, $0.01 par value per share, of Foxtrot (“Foxtrot Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Foxtrot Common Stock as specified in the Agreement, shall be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Viking (“Viking Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Viking.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Viking that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Foxtrot that we deemed relevant; (iv) certain internal preliminary financial information for Viking for the quarter ending March 31, 2021, as provided by the senior management of Viking; (v) certain internal preliminary financial information for Foxtrot for the quarter ending March 31, 2021, as provided by the senior management of Foxtrot; (vi) publicly available median analyst earnings per share estimates for Viking for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Viking; (vii) publicly available median analyst earnings per share and dividends per share estimates for Foxtrot for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Viking; (viii) the pro forma financial impact of the Merger on Viking based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (CECL) accounting standards and the granting of a certain number of restricted stock awards by Foxtrot prior to the closing of the Merger, as provided by the senior management of Viking; (ix) the publicly reported historical price and trading activity for Viking Common Stock and Foxtrot Common Stock, including a comparison of certain stock trading information for Viking Common Stock and Foxtrot Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (x) a comparison of certain financial and market information for Viking and Foxtrot with similar financial institutions for which information is publicly available; (xi) the financial terms of certain recent merger and acquisition transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xii) the current market environment generally and the banking environment in particular; and (xiii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Viking and its representatives the business, financial condition, results of operations and prospects of Viking and held similar discussions with certain members of the senior management of Foxtrot and its representatives regarding the business, financial condition, results of operations and prospects of Foxtrot.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Viking, Foxtrot or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Viking and Foxtrot that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Viking or Foxtrot. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Viking or Foxtrot. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Viking or Foxtrot, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Viking or Foxtrot. We have assumed, with your consent, that the respective allowances for loan losses for both Viking and Foxtrot are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler received and used certain internal preliminary financial information for each of Viking and Foxtrot for the quarter ending March 31, 2021, as provided by the senior managements of Viking and Foxtrot, respectively. Piper Sandler also used publicly available median analyst earnings per share estimates for Viking for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Viking. In addition, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for Foxtrot for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Viking. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards and the granting of a certain number of restricted stock awards by Foxtrot prior to the closing of the Merger, as provided by the senior management of Viking. With respect to the foregoing information, the respective senior managements of Viking and Foxtrot confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Viking and Foxtrot, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Viking’s or Foxtrot’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Viking and Foxtrot will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent and to the extent material to our analyses, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analyses of Viking, Foxtrot or the Merger, or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any legal, accounting or tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Viking Common Stock or Foxtrot Common Stock at any time or what the value of Viking Common Stock will be once it is actually received by the holders of Foxtrot Common Stock.

We have acted as Viking’s financial advisor in connection with the Merger and will receive an advisory fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Viking has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Viking in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to Foxtrot in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Viking, Foxtrot and their respective affiliates. We may also actively trade the equity and debt securities of Viking, Foxtrot and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Viking in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Viking as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Viking and does not address the underlying business decision of Viking to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Viking or the effect of any other transaction in which Viking might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Viking or Foxtrot officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Viking from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.
Piper Sandler & Co.

Annex C

PERSONAL AND CONFIDENTIAL

April 24, 2021

Board of Directors

New York Community Bancorp, Inc.

615 Merrick Avenue

New York, NY 11590

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to New York Community Bancorp, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 4.0151 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share (the “Flagstar Common Stock”), of Flagstar Bancorp, Inc. (“Flagstar”), other than certain shares held by the Company or Flagstar, pursuant to the Agreement and Plan of Merger, dated as of April 24, 2021 (the “Agreement”), by and among the Company, 615 Corp., a wholly owned subsidiary of the Company, and Flagstar.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities , derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Flagstar and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, Flagstar and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Flagstar for the five years ended December 31, 2020; certain publicly available research analyst reports for the Company and Flagstar; certain internal financial analyses and forecasts for Flagstar prepared by its management; and certain financial analyses and forecasts for Flagstar on a stand-alone basis and certain internal financial analyses and forecasts for the Company on a stand-alone basis and pro forma for the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Flagstar regarding their assessment of the past and current business operations, financial condition and future prospects of Flagstar and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Flagstar Common Stock; compared certain financial and stock market information for the Company and Flagstar with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made

C-1

Board of Directors

New York Community Bancorp, Inc.

April 24, 2021

Page Two

an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Flagstar or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, we have assumed that such allowances and marks for losses for the Company or Flagstar are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Flagstar or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Flagstar, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or Flagstar Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Flagstar or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Flagstar or the ability of the Company or Flagstar to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

C-2

Annex D

April 24, 2021

Board of Directors

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Members of the Board:

We understand that Flagstar Bancorp, Inc. (“Flagstar”), New York Community Bancorp, Inc. (“New York Community”) and 615 Corp., a wholly owned subsidiary of New York Community (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 23, 2021 (the “Merger Agreement”), which provides, among other things, for (i) the merger (the “Merger”) of Acquisition Sub with and into Flagstar, with Flagstar surviving, and (ii) as soon as reasonably practicable following the Merger, the merger of Flagstar with and into New York Community, with New York Community surviving. Upon the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of Flagstar (the “Flagstar Common Stock”), except for shares of Flagstar Common Stock owned by Flagstar or New York Community (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds or the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or New York Community in respect of debts previously contracted) (collectively, the “Excluded Shares”), will be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of New York Community (the “New York Community Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Flagstar Common Stock (other than holders of the Excluded Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Flagstar and New York Community, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Flagstar and New York Community, respectively;

3)	Reviewed certain financial projections prepared by the managements of Flagstar and New York Community, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Flagstar and New York Community, respectively;

5)

Discussed the past and current operations and financial condition and the prospects of Flagstar, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Flagstar;

6)

Discussed the past and current operations and financial condition and the prospects of New York Community, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of New York Community;

7)	Reviewed the pro forma impact of the Merger on New York Community’s earnings per share, consolidated capitalization and certain financial ratios and measures;

8)	Reviewed the reported prices and trading activity for Flagstar Common Stock and New York Community Common Stock;

9)

Compared the financial performance of Flagstar and New York Community and the prices and trading activity of FlagstarCommon Stock and New York Community Common Stock with that of certain other publicly-traded companies comparable with Flagstar and New York Community, respectively, and their securities;

10)	Participated in certain discussions and negotiations among representatives of Flagstar and New York Community and certain parties and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Flagstar and New York Community, and formed a substantial basis for this opinion.

At your direction, our analysis relating to the business and financial prospects for Flagstar for purposes of this opinion have been made on the basis of (i) certain financial projections with respect to Flagstar prepared by the management of Flagstar, which were approved by you for our use (the “Flagstar Financial Projections”) and (ii) certain financial projections with respect to Flagstar that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of Flagstar, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “Flagstar Street Forecasts”). At your direction, our analysis relating to the business and financial prospects for New York Community for purposes of this opinion have been made on the basis of certain financial projections with respect to New York Community that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of New York Community, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “New York Community Street Forecasts”). We have been advised by Flagstar, and have assumed, with your consent, that the Flagstar Financial Projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, reflect the best currently available estimates of the future financial performance of Flagstar, and the Flagstar Street Forecasts and New York Community Street Forecasts are reasonable bases upon which to evaluate the business and financial prospects of Flagstar and New York Community, respectively. We express no view as to the Flagstar Financial Projections, the New York Community Street Forecasts or the Flagstar Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Flagstar Street Forecasts and New York Community Street Forecasts were derived.

In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at Flagstar or New York Community, nor have we examined any individual loan credit files of Flagstar or New York Community or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowances for loan losses of Flagstar and New York Community are adequate. We are financial advisors only and have relied upon, without independent verification, the assessment of New York Community and Flagstar and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Flagstar’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of shares of Flagstar Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Flagstar or New York Community, nor have we been furnished with any such valuations or appraisals, upon which we have relied without independent verification. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Flagstar in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to New York Community and Flagstar and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of New York Community, Flagstar, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Flagstar and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Flagstar is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which New York Community Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of New York Community and Flagstar should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Flagstar Common Stock (other than holders of the Excluded Shares).

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Elizabeth Jacobs Kapp
Elizabeth Jacobs Kapp Managing Director

Annex E

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

April 24, 2021

The Board of Directors

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

The Board of Directors:

We understand that Flagstar Bancorp, Inc., a Michigan corporation (“FBC”), New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), and 615 Corp., a Delaware corporation and a direct, wholly owned subsidiary of NYCB (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 23, 2021 (the “Merger Agreement”), which provides for, among other things and subject to the terms and conditions contained therein, (i) the merger of Merger Sub with and into FBC, with FBC surviving (the “Merger”), and (ii) as soon as reasonably practicable following the Merger, the merger of FBC with and into NYCB, with NYCB surviving. Upon the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of FBC (“FBC Common Stock”), except for shares of FBC Common Stock owned by FBC or NYCB (in each case, other than shares of FBC Common Stock (i) held in trust accounts, managed accounts, mutual funds or the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by FBC or NYCB in respect of debts previously contracted) (collectively, the “Excluded Shares”), will be converted into the right to receive 4.0151 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of NYCB (“NYCB Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to holders of shares of FBC Common Stock (other than holders of the Excluded Shares).

In arriving at our opinion, we have, among other things:

(i)	reviewed the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information regarding FBC and NYCB;

(iii)	reviewed certain information prepared, and furnished to us, by NYCB’s senior management, including certain financial forecasts, projections and estimates relating to NYCB;

(iv)	reviewed certain information prepared, and furnished to us, by FBC’s senior management, including certain financial forecasts, projections and estimates relating to FBC;

(v)

reviewed certain estimates as to potential cost savings to result from the Merger prepared, and furnished to us, by the respective senior management teams of FBC and NYCB (collectively, the “Synergies”), which were approved for our use by FBC;

(vi)

discussed the businesses, operations and prospects of FBC and NYCB, the strategic rationale for (and benefits of) the Merger and the other matters described in clauses (ii) through (v) above with members of the senior management teams of FBC and NYCB;

(vii)

reviewed certain aspects of the financial performance and condition of FBC and NYCB (as were prepared, and furnished to us, by FBC) and compared them with those of certain publicly traded companies comparable with FBC and NYCB, respectively;

(viii)	reviewed the stock trading price history for, and analysts’ consensus estimates for the future earnings of, FBC and NYCB;

The Board of Directors

Flagstar Bancorp, Inc.

April 24, 2021

(ix)

considered certain potential pro forma financial effects of the Merger on FBC and NYCB utilizing the financial forecasts, projections and estimates relating to FBC and NYCB and the potential Synergies described in clauses (iv) through (v) above (all of which were prepared, and furnished to us, by FBC); and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility or obligation to independently investigate or verify, the accuracy and completeness of all documents and information (including, but not limited, to financial information) that was supplied, provided, furnished or otherwise made available by (or on behalf of) FBC and NYCB (and their respective affiliates), or that was publicly available, to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the managements and other representatives of FBC and NYCB that they are not aware of any facts, events, developments, occurrences or circumstances that would make such documents or information incomplete, inaccurate or misleading. In our review, we have not made or obtained an independent evaluation or appraisal of any of the assets (or related collateral) or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor have we conducted any physical inspection of any of the properties, locations or facilities, of FBC, NYCB or any other entity and we assume no responsibility or obligation to perform, obtain or conduct any such evaluations, investigations, appraisals or physical inspections. We are not experts in the evaluation of deposit accounts or loan or securities portfolios, including with respect to interest rate or credit marks or allowances for losses, and we assume no responsibility or obligation for conducting a review of individual credit files or loan or securities portfolios. We express no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of FBC and NYCB has, and the pro forma combined company will have, appropriate reserves to cover any such losses or liabilities. We have not evaluated the solvency or fair value of FBC, NYCB or any other entity under any laws relating to bankruptcy, insolvency, receivership or similar matters. Our analyses and opinion also do not consider any actual, pending, threatened or potential arbitration, litigation, claims, disputes or possible unasserted claims, investigations, inquiries or other proceedings to which FBC, NYCB or any of their respective affiliates are or in the future may be a party or subject.

At your direction, our analysis relating to the business and financial prospects for FBC for purposes of this opinion have been made on the basis of (i) certain financial projections with respect to FBC prepared by the management of FBC, which were approved by you for our use (the “FBC Financial Projections”) and (ii) certain financial projections with respect to FBC that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of FBC, which forecasts were extrapolated at the direction of FBC for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “FBC Street Forecasts”). At your direction, our analysis relating to the business and financial prospects for NYCB for purposes of this opinion have been made on the basis of certain financial projections with respect to NYCB that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of NYCB, which forecasts were extrapolated at the direction of FBC for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “NYCB Forecasts”). With respect to the FBC Financial Projections, FBC Street Forecasts and NYCB Forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised by you, and we have assumed, that the FBC Financial Projections, including the potential Synergies that we have been approved and directed to utilize for purposes of our analyses and opinion, have been reasonably prepared on bases reflecting the best currently available forecasts, projections, estimates and good faith judgments of the management of FBC and the FBC Street Forecasts and NYCB Forecasts are an appropriate basis upon which to evaluate the future financial performance of FBC and NYCB, respectively. We express no opinion as to any financial forecasts, projections or estimates or the assumptions or judgments on which they are based. We have assumed that the financial results reflected in such financial forecasts, projections and estimates, including with respect to potential Synergies, will be realized in the amounts and at the times projected.

We have relied upon the assessments of the respective managements of FBC and NYCB as to, among other things, (i) the potential impact on NYCB and FBC (and their respective affiliates) of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the financial services and banking industries and the geographic regions in which FBC and NYCB (and their

The Board of Directors

Flagstar Bancorp, Inc.

April 24, 2021

respective affiliates) operate, including the views of such managements regarding prevailing and future interest rates and capital requirements, (ii) matters relating to FBC’s and NYCB’s (and their respective affiliates’) respective loan and securities portfolios and existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, vendors, suppliers, third-party service providers and other commercial relationships, (iii) matters relating to prior acquisitions of FBC, including financial aspects involved, ongoing obligations, if any, and integration and other financial effects, and (iv) the ability to integrate the businesses of FBC and NYCB (and their respective affiliates). We have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on FBC, NYCB (or their respective affiliates) or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion and that any structural or other change in effecting, consummating, or restructuring of, the Merger as permitted under the Merger Agreement would not impact or later such analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing, and which can be evaluated, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact, circumstance or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industries in which FBC and NYCB (and their respective affiliates) operate and the securities of FBC and NYCB have experienced and may continue to experience volatility, and we express no view or opinion as to any potential effects of such volatility on FBC, NYCB (or their respective affiliates) or the Merger (including the contemplated benefits thereof).

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to FBC, NYCB (or their respective affiliates) or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to FBC and/or the Board of Directors of FBC (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting FBC, NYCB (or their respective affiliates) or the Merger (including the contemplated benefits thereof) and legal, regulatory, accounting and tax consequences to FBC, NYCB or their respective affiliates or securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without any waiver, modification, restatement or amendment of any material term, condition, provision or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on FBC, NYCB or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with FBC’s express consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes and will otherwise qualify for the intended tax treatment contemplated by the Merger Agreement. We further have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion does not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available to FBC (or its affiliates), nor does it address the underlying business decision by FBC to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure (or any alternative structure or restructuring) of the Merger or any term, aspect or implication of any voting agreement, governance arrangements or any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger (as applicable) or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of shares of FBC Common Stock (other than holders of the Excluded Shares) to the extent expressly specified herein and without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of FBC held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. In addition, we have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of FBC, NYCB or any other party.

The Board of Directors

Flagstar Bancorp, Inc.

April 24, 2021

Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise. We also express no view or opinion as to the actual value of NYCB Common Stock when issued in connection with the Merger or the prices at which shares of FBC Common Stock, NYCB Common Stock or any other securities may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC solely for the limited purposes set forth herein.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Exchange Ratio from a financial point of view. Our opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the Merger or any other matter.

We have been engaged solely to act as a financial advisor to FBC in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, FBC has agreed to reimburse us for certain expenses incurred in connection with our engagement and to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, although we and our affiliates have not provided financial advisory or financing services to FBC (or its affiliates) unrelated to the Merger or to FBC (or its affiliates) during the past two years for which we or our affiliates received compensation, we and our affiliates may in the future provide such services to FBC, NYCB and/or their respective affiliates, for which services we and our affiliates would expect to receive compensation, subject to the terms of our engagement agreement. In the ordinary course of business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of FBC, NYCB and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to holders of shares of FBC Common Stock (other than holders of the Excluded Shares).

Very truly yours,

JEFFERIES LLC

Annex F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2020

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 1-31565

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1377322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices) (Zip code)

(516) 683-4100

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiESSM	NYCB PU	New York Stock Exchange
Depositary Shares each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock	NYCB PA	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes ☒    No ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    Yes ☐    No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.    ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes ☐    No ☒

As of June 30, 2020, the aggregate market value of the shares of common stock outstanding of the registrant was $4.6 billion, excluding 15,000,408 shares held by all directors and executive officers of the registrant. This figure is based on the closing price of the registrant’s common stock on June 30, 2020, $10.20 per share, as reported by the New York Stock Exchange.

The number of shares of the registrant’s common stock outstanding as of February 18, 2021 was 465,699,872 shares.

Documents Incorporated by Reference

Portions of the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on May 26, 2021 are incorporated by reference into Part III.

CROSS REFERENCE INDEX

For the purpose of this Annual Report on Form 10-K, the words “we,” “us,” “our,” and the “Company” are used to refer to New York Community Bancorp, Inc. and our consolidated subsidiary, New York Community Bank (the “Bank”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING LANGUAGE

This report, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Although we believe that our plans, intentions, and expectations as reflected in these forward-looking statements are reasonable, we can give no assurance that they will be achieved or realized.

Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained in this report.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to:

•	general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	conditions in the securities markets and real estate markets or the banking industry;

•	changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

•	changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;

•	any uncertainty relating to the LIBOR calculation process;

•	changes in the quality or composition of our loan or securities portfolios;

•	changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

•	heightened regulatory focus on CRE concentrations;

•	changes in competitive pressures among financial institutions or from non-financial institutions;

•	changes in deposit flows and wholesale borrowing facilities;

•	changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•	our ability to obtain timely shareholder and regulatory approvals of any merger transactions or corporate restructurings we may propose;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames;

•	potential exposure to unknown or contingent liabilities of companies we have acquired, may acquire, or target for acquisition;

•	the ability to invest effectively in new information technology systems and platforms;

•	changes in future ALLL requirements under relevant accounting and regulatory requirements;

•	the ability to pay future dividends at currently expected rates;

•	the ability to hire and retain key personnel;

•	the ability to attract new customers and retain existing ones in the manner anticipated;

•	changes in our customer base or in the financial or operating performances of our customers’ businesses;

•	any interruption in customer service due to circumstances beyond our control;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future;

•	environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	the ability to keep pace with, and implement on a timely basis, technological changes;

•

changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing (the New York Housing Stability and Tenant Protection Act of 2019), financial accounting and reporting, environmental protection, insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	changes in accounting principles, policies, practices, and guidelines;

•

changes in regulatory expectations relating to predictive models we use in connection with stress testing and other forecasting or in the assumptions on which such modeling and forecasting are predicated;

•	changes to federal, state, and local income tax laws;

•	changes in our credit ratings or in our ability to access the capital markets;

•	increases in our FDIC insurance premium;

•	legislative and regulatory initiatives related to climate change, resulting in operational changes and additional expenses;

•	unforeseen or catastrophic events including natural disasters, war, terrorist activities, and the emergence of a pandemic;

•

the effects of COVID-19, which includes, but are not limited to, the length of time that the pandemic continues, the potential imposition of further restrictions on travel or movement in the future, the remedial actions and stimulus measures adopted by federal, state, and local governments, the health of our employees and the inability of employees to work due to illness, quarantine, or government mandates, the business continuity plans of our customers and our vendors, the increased likelihood of cybersecurity risk, data breaches, or fraud due to employees working from home, the ability of our borrowers to continue to repay their loan obligations, the lack of property transactions and asset sales, potential impact on collateral values, and the effect of the pandemic on the general economy and businesses of our borrowers; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting our operations, pricing, and services.

In addition, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Furthermore, on an ongoing basis, we evaluate opportunities to expand through mergers and acquisitions and opportunities for strategic combinations with other banking organizations. Our evaluation of such opportunities involves discussions with other parties, due diligence, and negotiations. As a result, we may decide to enter into definitive arrangements regarding such opportunities at any time.

In addition to the risks and challenges described above, these types of transactions involve a number of other risks and challenges, including:

•	The ability to successfully integrate branches and operations and to implement appropriate internal controls and regulatory functions relating to such activities;

•	The ability to limit the outflow of deposits, and to successfully retain and manage any loans;

•	The ability to attract new deposits, and to generate new interest-earning assets, in geographic areas that have not been previously served;

•	The success in deploying any liquidity arising from a transaction into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•	The ability to obtain cost savings and control incremental non-interest expense;

•	The ability to retain and attract appropriate personnel;

•	The ability to generate acceptable levels of net interest income and non-interest income, including fee income, from acquired operations;

•	The diversion of management’s attention from existing operations;

•	The ability to address an increase in working capital requirements; and

•	Limitations on the ability to successfully reposition our post-merger balance sheet when deemed appropriate.

See Item 1A, “Risk Factors” in this annual report and in our other SEC filings for a further discussion of important risk factors that could cause actual results to differ materially from our forward-looking statements.

Readers should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this report. We do not assume any obligation to revise or update these forward-looking statements except as may be required by law.

GLOSSARY

BASIS POINT

Throughout this filing, the year-over-year changes that occur in certain financial measures are reported in terms of basis points. Each basis point is equal to one hundredth of a percentage point, or 0.01%.

BOOK VALUE PER COMMON SHARE

Book value per common share refers to the amount of common stockholders’ equity attributable to each outstanding share of common stock, and is calculated by dividing total stockholders’ equity less preferred stock at the end of a period, by the number of shares outstanding at the same date.

BROKERED DEPOSITS

Refers to funds obtained, directly or indirectly, by or through deposit brokers that are then deposited into one or more deposit accounts at a bank.

CHARGE-OFF

Refers to the amount of a loan balance that has been written off against the allowance for credit losses.

COMMERCIAL REAL ESTATE LOAN

A mortgage loan secured by either an income-producing property owned by an investor and leased primarily for commercial purposes or, to a lesser extent, an owner-occupied building used for business purposes. The CRE loans in our portfolio are typically secured by either office buildings, retail shopping centers, light industrial centers with multiple tenants, or mixed-use properties.

COST OF FUNDS

The interest expense associated with interest-bearing liabilities, typically expressed as a ratio of interest expense to the average balance of interest-bearing liabilities for a given period.

CRE CONCENTRATION RATIO

Refers to the sum of multi-family, non-owner occupied CRE, and acquisition, development, and construction (“ADC”) loans divided by total risk-based capital.

DEBT SERVICE COVERAGE RATIO

An indication of a borrower’s ability to repay a loan, the DSCR generally measures the cash flows available to a borrower over the course of a year as a percentage of the annual interest and principal payments owed during that time.

DERIVATIVE

A term used to define a broad base of financial instruments, including swaps, options, and futures contracts, whose value is based upon, or derived from, an underlying rate, price, or index (such as interest rates, foreign currency, commodities, or prices of other financial instruments such as stocks or bonds).

DIVIDEND PAYOUT RATIO

The percentage of our earnings that is paid out to shareholders in the form of dividends. It is determined by dividing the dividend paid per share during a period by our diluted earnings per share during the same period of time.

EFFICIENCY RATIO

Measures total operating expenses as a percentage of the sum of net interest income and non-interest income.

GOODWILL

Refers to the difference between the purchase price and the fair value of an acquired company’s assets, net of the liabilities assumed. Goodwill is reflected as an asset on the balance sheet and is tested at least annually for impairment.

GOVERNMENT-SPONSORED ENTERPRISES

Refers to a group of financial services corporations that were created by the United States Congress to enhance the availability, and reduce the cost of, credit to certain targeted borrowing sectors, including home finance. The GSEs include, but are not limited to, the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and the Federal Home Loan Banks (the “FHLBs”).

GSE OBLIGATIONS

Refers to GSE mortgage-related securities (both certificates and collateralized mortgage obligations) and GSE debentures.

INTEREST RATE SENSITIVITY

Refers to the likelihood that the interest earned on assets and the interest paid on liabilities will change as a result of fluctuations in market interest rates.

INTEREST RATE SPREAD

The difference between the yield earned on average interest-earning assets and the cost of average interest-bearing liabilities.

LOAN-TO-VALUE RATIO

Measures the balance of a loan as a percentage of the appraised value of the underlying property.

MULTI-FAMILY LOAN

A mortgage loan secured by a rental or cooperative apartment building with more than four units.

NET INTEREST INCOME

The difference between the interest income generated by loans and securities and the interest expense produced by deposits and borrowed funds.

NET INTEREST MARGIN

Measures net interest income as a percentage of average interest-earning assets.

NON-ACCRUAL LOAN

A loan generally is classified as a “non-accrual” loan when it is 90 days or more past due or when it is deemed to be impaired because we no longer expect to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, we cease the accrual of interest owed, and previously accrued interest is reversed and charged against interest income. A loan generally is returned to accrual status when the loan is current and we have reasonable assurance that the loan will be fully collectible.

NON-PERFORMING LOANS AND ASSETS

Non-performing loans consist of non-accrual loans and loans that are 90 days or more past due and still accruing interest. Non-performing assets consist of non-performing loans, OREO and other repossessed assets.

OREO AND OTHER REPOSSESSED ASSETS

Includes real estate owned by the Company which was acquired either through foreclosure or default. Repossessed assets are similar, except they are not real estate-related assets.

RENT-REGULATED APARTMENTS

In New York City, where the vast majority of the properties securing our multi-family loans are located, the amount of rent that tenants may be charged on the apartments in certain buildings is restricted under rent-stabilization laws. Rent-stabilized apartments are generally located in buildings with six or more units that were built between February 1947 and January 1974. Rent-regulated apartments tend to be more affordable to live in because of the applicable regulations, and buildings with a preponderance of such rent-regulated apartments are therefore less likely to experience vacancies in times of economic adversity.

REPURCHASE AGREEMENTS

Repurchase agreements are contracts for the sale of securities owned or borrowed by the Bank with an agreement to repurchase those securities at an agreed-upon price and date. The Bank’s repurchase agreements are primarily collateralized by GSE obligations and other mortgage-related securities, and are entered into with either the FHLBs or various brokerage firms.

SYSTEMICALLY IMPORTANT FINANCIAL INSTITUTION (“SIFI”)

A bank holding company with total consolidated assets that average more than $250 billion over the four most recent quarters is designated a “Systemically Important Financial Institution” under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) of 2010, as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018.

TROUBLED DEBT RESTRUCTURING

A loan for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties.

WHOLESALE BORROWINGS

Refers to advances drawn by the Bank against its line(s) of credit with the FHLBs, their repurchase agreements with the FHLBs and various brokerage firms, and federal funds purchased.

YIELD

The interest income associated with interest-earning assets, typically expressed as a ratio of interest income to the average balance of interest-earning assets for a given period.

LIST OF ABBREVIATIONS AND ACRONYMS

ACL—Allowance for Credit Losses	FDIC—Federal Deposit Insurance Corporation
ADC—Acquisition, development, and construction loan	FHLB—Federal Home Loan Bank
ALCO—Asset and Liability Management Committee	FHLB-NY—Federal Home Loan Bank of New York
AMT—Alternative minimum tax	FOMC—Federal Open Market Committee
AmTrust—AmTrust Bank	FRB—Federal Reserve Board
AOCL—Accumulated other comprehensive loss	FRB-NY—Federal Reserve Bank of New York
ASC—Accounting Standards Codification	Freddie Mac—Federal Home Loan Mortgage Corporation
ASU—Accounting Standards Update	FTEs—Full-time equivalent employees
BOLI—Bank-owned life insurance	GAAP—U.S. generally accepted accounting principles
BP—Basis point(s)	GLBA—The Gramm Leach Bliley Act
CARES Act – Coronavirus Aid, Relief, and Economic Security Act	GNMA—Government National Mortgage Association
C&I—Commercial and industrial loan	GSEs—Government-sponsored enterprises
CCAR—Comprehensive Capital Analysis and Review	HQLAs—High-quality liquid assets
CDs—Certificates of deposit	LIBOR—London Interbank Offered Rate
CECL—Current Expected Credit Loss	LTV—Loan-to-value ratio
CFPB—Consumer Financial Protection Bureau	MBS—Mortgage-backed securities
CMOs—Collateralized mortgage obligations	MSRs—Mortgage servicing rights
CMT—Constant maturity treasury rate	NIM—Net interest margin
CPI—Consumer Price Index	NOL—Net operating loss
CPR—Constant prepayment rate	NPAs—Non-performing assets
CRA—Community Reinvestment Act	NPLs—Non-performing loans
CRE—Commercial real estate loan	NPV—Net Portfolio Value
Desert Hills—Desert Hills Bank	NYSDFS—New York State Department of Financial Services
DIF—Deposit Insurance Fund	NYSE—New York Stock Exchange
DFA—Dodd-Frank Wall Street Reform and Consumer Protection Act	OCC—Office of the Comptroller of the Currency
DSCR—Debt service coverage ratio	OFAC—Office of Foreign Assets Control
EaR—Earnings at Risk	OREO—Other real estate owned
EPS—Earnings per common share	OTTI—Other-than-temporary impairment
ERM—Enterprise Risk Management	PPP—Paycheck Protection Program administered by the Small Business Administration
ESOP—Employee Stock Ownership Plan	ROU—Right of use asset
EVE—Economic Value of Equity at Risk	SEC—U.S. Securities and Exchange Commission
Fannie Mae—Federal National Mortgage Association	SIFI—Systemically Important Financial Institution
FASB—Financial Accounting Standards Board	TDRs—Troubled debt restructurings
FDI Act—Federal Deposit Insurance Act

PART I

ITEM 1.	BUSINESS

General

New York Community Bancorp, Inc., (on a stand-alone basis, the “Parent Company” or, collectively with its subsidiaries, the “Company”) was organized under Delaware law on July 20, 1993 and is the bank holding company for New York Community Bank (hereinafter referred to as the “Bank”). Formerly known as Queens County Savings Bank, the Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, at which date the Company completed its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004).

New York Community Bank

Established in 1859, the Bank is a New York State-chartered savings bank with 237 branches that currently operates through eight local divisions, each with a history of strength and service: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio: and AmTrust Bank in Florida and Arizona. We compete for depositors in these diverse markets by emphasizing service and convenience, with a comprehensive menu of traditional and non-traditional products and services, and access to multiple service channels, including online banking, mobile banking, and banking by phone.

We are a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature below-market rents. In addition to multi-family loans, which are our principal asset, we originate CRE loans (primarily in New York City), specialty finance loans and leases, and, to a much lesser extent, ADC loans, and C&I loans (typically made to small and mid-size business in Metro New York).

Online Information about the Company and the Bank

We serve our customers through our website: www.myNYCB.com. In addition to providing our customers with 24-hour access to their accounts, and information regarding our products and services, hours of service, and locations, the website provides extensive information about the Company for the investment community. Earnings releases, dividend announcements, and other press releases are posted upon issuance to the Investor Relations portion of the website.

In addition, our filings with the SEC (including our annual report on Form 10-K; our quarterly reports on Form 10-Q; and our current reports on Form 8-K), and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available without charge, and are posted to the Investor Relations portion of our website. The website also provides information regarding our Board of Directors and management team, as well as certain Board Committee charters and our corporate governance policies. The content of our website shall not be deemed to be incorporated by reference into this Annual Report.

Our Market

Our current market for deposits consists of the 26 counties in the five states that are served by our branch network, including all five boroughs of New York City, Nassau and Suffolk Counties on Long Island, and Westchester County in New York; Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union Counties in New Jersey; Maricopa and Yavapai Counties in Arizona; Cuyahoga, Lake, and Summit Counties in Ohio; and Broward, Collier, Lee, Miami-Dade, Palm Beach, and St. Lucie Counties in Florida.

The market for the loans we produce varies, depending on the type of loan. For example, the vast majority of our multi-family loans are collateralized by rental apartment buildings in New York City, which is also home to the majority of the properties collateralizing our CRE and ADC loans. In contrast, our specialty finance loans and leases are generally made to large corporate obligors that participate in stable industries nationwide.

Competition for Deposits

The combined population of the 26 counties where our branches are located is approximately 31.2 million, and the number of banks and thrifts we compete with currently exceeds 300. With total deposits of $32.4 billion at December 31, 2020, we ranked thirteenth among all bank and thrift depositories serving these 26 counties. We also ranked fourth among all banks and thrifts in Union County, New Jersey, third among all banks and thrifts in Richmond County in New York, fifth among all banks and thrifts in Queens County in New York, and second among all banks and thrifts in Nassau County in New York (market share information was provided by S&P Global Market Intelligence).

We compete for deposits and customers by placing an emphasis on convenience and service and, from time to time, by offering specific products at highly competitive rates. In addition to our 237 branches, we have 340 ATM locations, including 232 that operate 24 hours a day, and 68 that are off-site ATMs. Our customers also have 24-hour access to their accounts through our mobile banking app, online through our website, www.myNYCB.com, or through our bank-by-phone service. We also offer certain money market accounts, certificates of deposit (“CDs”), and checking accounts through a dedicated website: www.myBankingDirect.com.

In addition to checking and savings accounts, Individual Retirement Accounts, and CDs for both businesses and consumers, we offer a suite of cash management products to address the needs of small and mid-size businesses and professional associations. We also compete by complementing our broad selection of traditional banking products with an extensive menu of alternative financial services, including annuities, life and long-term care insurance, and mutual funds of various third-party service providers.

Our ability to attract and retain deposits is not only a function of short-term interest rates and industry consolidation, but also the competitiveness of the rates being offered by other financial institutions within our marketplace, including credit unions, on-line banks, and brokerage firms. Additionally, financial technology companies, also referred to as FinTechs, are providing nontraditional, but increasingly strong competition for deposits and customers.

Competition for deposits is also influenced by several internal factors, including the opportunity to assume or acquire deposits through business combinations; the cash flows produced through loan and securities repayments and sales; and the availability of attractively priced wholesale funds. In addition, the degree to which we seek to compete for deposits is influenced by the liquidity needed to fund our loan production and other outstanding commitments.

Another competitive advantage is our strong community presence, with April 14, 2020 having marked the 161st year of service of our forebear, Queens County Savings Bank. We have found that our longevity, as well as our strong capital position, are especially appealing to customers seeking a strong, stable, and service-oriented bank.

Competition for Loans

Our success as a lender is substantially tied to the economic health of the markets where we lend. Local economic conditions have a significant impact on loan demand, the value of the collateral securing our credits, and the ability of our borrowers to repay their loans.

The competition we face for loans also varies with the type of loan we are originating. In New York City, where the majority of the buildings collateralizing our multi-family loans are located, we compete for such loans on the basis of timely service and the expertise that stems from being a specialist in this lending niche. In addition to the money center, regional, and local banks we compete with in this market, we compete with insurance companies and other types of lenders. Certain of the banks we compete with sell the loans they produce to Fannie Mae and Freddie Mac.

Our ability to compete for CRE loans depends on the same factors that impact our ability to compete for multi-family credits, and the degree to which other CRE lenders choose to offer loan products similar to ours.

Competition for our specialty finance loans, which consist primarily of asset-based, equipment financing, and dealer floor plan loans, is driven by a variety of factors, including prevailing economic conditions and the level of interest rates. Moreover, since a majority of our customers in this category are mid-to-large size publicly traded companies, we also face competition for financing from the capital markets. In addition, the majority of specialty finance loans that we originate are sourced from larger financial institutions who have many customers for these loans. Some of these customers are larger and have more capital and liquidity than the Company.

While we continue to originate ADC and C&I loans for investment, such loans represent a small portion of our loan portfolio as compared to multi-family, CRE loans, and specialty finance loans.

Environmental Issues

We encounter certain environmental risks in our lending activities and other operations. The existence of hazardous materials may make it unattractive for a lender to foreclose on the properties securing its loans. In addition, under certain conditions, lenders may become liable for the costs of cleaning up hazardous materials found on such properties. We attempt to mitigate such environmental risks by requiring either that a borrower purchase environmental insurance or that an appropriate environmental site assessment be completed as part of our underwriting review on the initial granting of CRE and ADC loans, regardless of location, and of any out-of-state multi-family loans we may produce. Depending on the results of an assessment, appropriate measures are taken to address the identified risks. In addition, we order an updated environmental analysis prior to foreclosing on such properties, and typically hold foreclosed multi-family, CRE, and ADC properties in subsidiaries.

Our attention to environmental risks also applies to the properties and facilities that house our bank operations. Prior to acquiring a large-scale property, a Phase 1 Environmental Property Assessment is typically performed by a licensed professional engineer to determine the integrity of, and/or the potential risk associated with, the facility and the property on which it is built. Properties and facilities of a smaller scale are evaluated by qualified in-house assessors, as well as by industry experts in environmental testing and remediation. This two-pronged approach identifies potential risks associated with asbestos-containing material, above and underground storage tanks, radon, electrical transformers (which may contain PCBs), ground water flow, storm and sanitary discharge, and mold, among other environmental risks. These processes assist us in mitigating environmental risk by enabling us to identify and address potential issues, including by avoiding taking ownership or control of contaminated properties.

Subsidiary Activities

The Bank has formed, or acquired through merger transactions, 19 active subsidiary corporations. Of these, 11 are direct subsidiaries of the Bank and eight are subsidiaries of Bank-owned entities.

The 11 direct subsidiaries of the Bank are:

Name	Jurisdiction of Organization	Purpose
100 Duffy Realty, LLC	New York	Owns a branch building.

Beta Investments, Inc.	Delaware	Holding company for Omega Commercial Mortgage Corp. and Long Island Commercial Capital Corp.

BSR 1400 Corp.	New York	Organized to own interests in real estate.

Ferry Development Holding Company	Delaware	Formed to hold and manage investment portfolios for the Company.

NYCB Specialty Finance Company, LLC	Delaware	Originates asset-based, equipment financing, and dealer-floor plan loans.

NYB Realty Holding Company, LLC	New York	Holding company for subsidiaries owning an interest in real estate.

NYCB Insurance Agency, Inc.	New York	Sells non-deposit investment products.

Pacific Urban Renewal, Inc.	New Jersey	Owns a branch building.

Synergy Capital Investments, Inc.	New Jersey	Formed to hold and manage investment portfolios for the Company.

NYCB Mortgage Company, LLC	Delaware	Holding company for Walnut Realty Holding Company, LLC.

Woodhaven Investments, LLC	Delaware	Holding company for Ironbound Investment Company, LLC. and 1400 Corp.

The eight subsidiaries of Bank-owned entities are:

Name	Jurisdiction of Organization	Purpose
1400 Corp.	New York	Holding company for Roslyn Real Estate Asset Corp.

Ironbound Investment Company, LLC.	Florida	Organized for the purpose of investing in mortgage-related assets.

Long Island Commercial Capital Corporation	New York	A REIT organized for the purpose of investing in mortgage-related assets.

Omega Commercial Mortgage Corp.	Delaware	A REIT organized for the purpose of investing in mortgage-related assets.

Prospect Realty Holding Company, LLC	New York	Owns a back-office building.

Rational Real Estate II, LLC	New York	Owns a back-office building.

Roslyn Real Estate Asset Corp.	Delaware	A REIT organized for the purpose of investing in mortgage-related assets.

Walnut Realty Holding Company, LLC	Delaware	Established to own Bank-owned properties.

NYB Realty Holding Company, LLC owns interests in six additional active entities organized as indirect wholly-owned subsidiaries to own interests in various real estate properties.

The Parent Company owns special business trusts that were formed for the purpose of issuing capital and common securities and investing the proceeds thereof in the junior subordinated debentures issued by the Company. See Note 9, “Borrowed Funds,” in Item 8, “Financial Statements and Supplementary Data,” for a further discussion of the Company’s special business trusts. The Parent Company also has one non-banking subsidiary that was established in connection with the acquisition of Atlantic Bank of New York.

Human Capital

At December 31, 2020, our workforce included 2,948 employees, including 1,635 retail employees and 1,313 back office employees. None of our employees are represented by a collective bargaining agreement. We believe our employee relations to be good.

We believe our employees are among our most significant resources and that our employees are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations. We pay our employees competitively and offer a broad range of benefits, both of which we believe are competitive with our industry peers and with other firms in the locations in which we do business. Our employees receive salaries that are subject to annual review and periodic benchmarking. Our benefits program includes a 401(k) Plan with an employer matching contribution, an employee stock ownership plan, healthcare and other insurance benefits, flexible spending accounts and paid time off. Many of our employees are also eligible to participate in the Company’s equity award program.

We are proud to maintain a diverse and inclusive workforce that reflects the demographics of the communities in which we do business. Our company recognizes that the talents of a diverse workforce are a key competitive advantage. We strive to create and foster a supportive environment for all of our employees and are proud to share our business success with individuals whose cultural and personal differences create a more innovative and productive workplace. Our workforce is 33% male and 67% female and women represent 51% of the Company’s leadership (defined to include employees at the level of vice president and above). In addition, for those employees identifying as such, approximately 48% of our workforce have diverse ethnic backgrounds. We engage in significant outreach to veterans, women and minorities in our recruiting efforts, and our policies and practices reflect our commitment to diversity and inclusion in the workplace.

Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a code of conduct that sets standards for appropriate behavior and all employees are required to complete annual training that focuses on preventing, identifying, reporting and stopping any type of unlawful discrimination.

The health and safety of our employees is also of critical importance. In response to the COVID-19 pandemic, we implemented a response plan that included the transitioning of a significant percentage of our back office workforce to a remote work model, while implementing additional safety protocols for employees who, due to the nature of their positions, continued on-site work. We took steps to ensure compliance with federal, state and local requirements that enhanced workplace safety, such as masking and social distancing, and we provided employees who either contracted or were exposed to COVID-19 with appropriate leave.

Federal, State, and Local Taxation

The Company is subject to federal, state, and local income taxes. See the discussion of “Income Taxes” in “Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” later in this annual report.

Regulation and Supervision

General

The Bank is a New York State-chartered savings bank and its deposit accounts are insured under the DIF of the FDIC up to applicable legal limits. For the fiscal year ended December 31, 2020, the Bank was subject to regulation and supervision by the NYSDFS, as its chartering agency; by the FDIC, as primary federal supervisor for all state-chartered banks and savings institutions that are not members of the Federal Reserve System and by the CFPB.

The Bank is required to file reports with the NYSDFS, the FDIC, and the CFPB concerning its activities and financial condition, and is periodically examined by the NYSDFS, the FDIC, and the CFPB to assess compliance with various regulatory requirements, including with respect to safety and soundness and consumer financial protection regulations. The regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for credit losses on loans and leases for regulatory purposes. Changes in such regulations or in banking legislation could have a material impact on the Company, the Bank, and their operations, as well as the Company’s shareholders.

The Company is subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended (the “BHCA”) by the FRB. Furthermore, the Company would be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company.

In addition, the Company is periodically examined by the FRB-NY, and is required to file certain reports under, and otherwise comply with, the rules and regulations of the SEC under federal securities laws. Certain of the regulatory requirements applicable to the Bank and the Company are referred to below or elsewhere herein. However, such discussion is not meant to be a complete explanation of all laws and regulations, and is qualified in its entirety by reference to the actual laws and regulations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

Enacted in July 2010, the DFA significantly changed the bank regulatory structure and will continue to affect, into the immediate future, the lending and investment activities and general operations of depository institutions and their holding companies. The DFA is complex and comprehensive legislation that impacts practically all aspects of a banking organization, and represents a significant overhaul of many aspects of the regulation of the financial services industry.

The Economic Growth, Regulatory Relief, and Consumer Protection Act

On May 24, 2018, the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “EGRRCPA”) was signed into law. As enacted, EGRRCPA modified major provisions of the DFA and other laws governing regulation of the financial industry. Among other things, EGRRCPA re-defined the manner by which banks are designated as a SIFI, by increasing the asset threshold to $250 billion from $50 billion; modified and provided exemptions to certain mortgage lending rules; provided an exemption for certain banks with less than $10 billion in assets from leverage and risk-based capital requirements; created an exemption from prohibitions on proprietary trading (the “Volcker Rule”); and included various provisions to address consumer protection; as well as several provisions regarding securities exchanges and capital formation.

The New York Housing Stability and Tenant Protection Act of 2019

On June 14, 2019, the New York State Legislature passed the Housing Stability and Tenant Protection Act of 2019 impacting about one million rent-regulated apartment units. Among other things, the new legislation: (i) curtails rent increases from material capital improvements and Individual Apartment Improvements; (ii) all but eliminates the ability for apartments to exit rent regulation; (iii) does away with vacancy decontrol and high income deregulation; and (iv) repealed the 20% vacancy bonus. While it will take several years for its full impact to be known, the legislation generally limits a landlord’s ability to increase rents on rent-regulated apartments and makes it more difficult to convert rent regulated apartments to market rent apartments.

Capital Requirements

In early July 2013, the FRB and the FDIC approved revisions to their capital adequacy guidelines and prompt corrective action rules to implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and to address relevant provisions of the DFA. Basel III generally refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009. The Basel III rules generally refer to the rules adopted by U.S. banking regulators in December 2010 to align U.S. bank capital requirements with Basel III and with the related loss absorbency rules they issued in January 2011, which include significant changes to bank capital, leverage, and liquidity requirements.

The Basel III rules include new risk-based capital and leverage ratios, which became effective January 1, 2015, and revised the definition of what constitutes “capital” for the purposes of calculating those ratios. Under Basel III, the Company and the Bank are required to maintain minimum capital in accordance with the following ratios: (i) a common equity tier 1 capital ratio of 4.5%; (ii) a tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from the prior rules); and (iv) a tier 1 leverage ratio of 4%.

In addition, the Basel III rules assign higher risk weights to certain assets, such as the 150% risk weighting assigned to exposures that are more than 90 days past due or are on non-accrual status, and to certain CRE facilities that finance the acquisition, development, or construction of real property. Basel III also eliminate the inclusion of certain instruments, such as trust preferred securities, from tier 1 capital. In addition, tier 2 capital is no longer limited to the amount of tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets, and investments in unconsolidated subsidiaries over designated percentages of common stock are required, subject to limitation, to be deducted from capital. Finally, tier 1 capital includes accumulated other comprehensive income, which includes all unrealized gains and losses on available-for-sale securities.

Basel III also established a “capital conservation buffer” (consisting entirely of common equity tier 1 capital) that is 2.5% above the new regulatory minimum capital requirements. This resulted in an increase in the minimum common equity tier 1, tier 1, and total capital ratios to 7.0%, 8.5%, and 10.5%, respectively. The phase-in of the new capital conservation buffer requirement was fully implemented in January 2019. The capital conservation buffer is now at its fully phased-in level of 2.5%. An institution can be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital levels fall below these amounts. Basel III also establish a maximum percentage of eligible retained income that can be utilized for such capital distributions.

On September 17, 2019, the FRB, the FDIC, and the OCC issued a final rule designed to reduce regulatory burden by simplifying several requirements in the agencies’ regulatory capital rule. Most aspects of the rule apply only to banking organizations that are not subject to the “advanced approaches” in the capital rule, which are generally firms with less than $250 billion in total consolidated assets and less than $10 billion in total foreign exposure. The rule simplifies and clarifies a number of the more complex aspects of the existing capital rule. Specifically, the rule simplifies the capital treatment for certain mortgage servicing assets, certain deferred tax assets, investments in the capital instruments of unconsolidated financial institutions, and minority interests.

Prompt Corrective Regulatory Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For such purposes, the law establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The five capital tiers are described in more detail below. Under the prompt corrective action regulations, an institution that fails to remain “well capitalized” becomes subject to a series of restrictions that increase in severity as its capital condition weakens. Such restrictions may include a prohibition on capital distributions, restrictions on asset growth, or restrictions on the ability to receive regulatory approval of applications. The FDICIA also provides for enhanced supervision authority over undercapitalized institutions, including authority for the appointment of a conservator or receiver for the institution.

As a result of the Basel III rules, new definitions of the relevant measures for the five capital categories took effect on January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a tier 1 risk-based capital ratio of 8% or greater, a common equity tier 1 risk-based capital ratio of 6.5% or greater, and a tier 1 leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

An institution is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a tier 1 risk-based capital ratio of 6% or greater, a common equity tier 1 risk-based capital ratio of 4.5% or greater, and a tier 1 leverage ratio of 4% or greater.

An institution is deemed to be “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a tier 1 risk-based capital ratio of less than 6%, a common equity tier 1 risk-based capital ratio of less than 4.5%, or a tier 1 leverage ratio of less than 4%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a tier 1 risk-based capital ratio of less than 4%, a common equity tier 1 risk-based capital ratio of less than 3%, or a tier 1 leverage ratio of less than 3%. An institution is deemed to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

“Undercapitalized” institutions are subject to growth, capital distribution (including dividend), and other limitations, and are required to submit a capital restoration plan. An institution’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the bank’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” Significantly undercapitalized institutions are subject to one or more additional restrictions including, but not limited to, an order by the FDIC to sell sufficient voting stock to become adequately capitalized; requirements to reduce total assets, cease receipt of deposits from correspondent banks, or dismiss directors or officers; and restrictions on interest rates paid on deposits, compensation of executive officers, and capital distributions by the parent holding company.

Beginning 60 days after becoming “critically undercapitalized,” critically undercapitalized institutions also may not make any payment of principal or interest on certain subordinated debt, extend credit for a highly leveraged transaction, or enter into any material transaction outside the ordinary course of business. In addition, subject to a narrow exception, the appointment of a receiver is required for a critically undercapitalized institution within 270 days after it obtains such status.

As of December 31, 2020, each of the Bank’s capital ratios exceeded those required for an institution to be considered “well capitalized” under these regulations.

Stress Testing

Stress Testing for Systemically Important Financial Institutions

Should the four-quarter average of our total consolidated assets exceed $250 billion, we would become subject to the FRB’s stress testing regulations administered under its CCAR capital planning and supervisory process. Under this regime, in addition to reporting the results of a SIFI’s own capital stress testing, the FRB uses its own models to evaluate whether each SIFI has the capital, on a total consolidated basis, necessary to continue operating under the economic and financial market conditions of stressed macroeconomic scenarios identified by the FRB. The FRB’s analysis includes an assessment of the projected losses, net income, and pro forma capital levels, and the regulatory capital ratio, tier 1 common ratio, and other capital ratios, for the SIFI, and uses such analytical techniques that the FRB determines to be appropriate to identify, measure, and monitor any risks of the SIFI that may affect the financial stability of the United States.

Boards of directors of SIFIs are required to review and approve capital plans before they are submitted to the FRB.

In October 2019, the FDIC issued a final rule, which became effective on November 25, 2019, that revised the FDIC’s requirement for stress testing by FDIC-insured institutions, consistent with changes made by the Economic Growth, Regulatory Relief, and Consumer Protection Act. The rule amended the FDIC’s existing stress testing regulations to change the minimum threshold for applicability from $10 billion to $250 billion, revised the frequency of required stress tests by FDIC-supervised institutions from annual to periodic, and reduced the number of required stress testing scenarios from three to two.

Standards for Safety and Soundness

Federal law requires each federal banking agency to prescribe, for the depository institutions under its jurisdiction, standards that relate to, among other things, internal controls; information and audit systems; loan documentation; credit underwriting; the monitoring of interest rate risk; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the “Guidelines”) to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to provide it with an acceptable plan to achieve compliance with the standard, as required by the Federal Deposit Insurance Act, as amended, (the “FDI Act”).

FDIC Regulations

The discussion that follows pertains to FDIC regulations other than those already discussed on the preceding pages.

Real Estate Lending Standards

The FDIC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (i) are secured by real estate, or (ii) are made for the purpose of financing construction or improvements on real estate. The FDIC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices, and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying FDIC Guidelines, which include loan-to-value limitations for the different types of real estate loans. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations as long as such exceptions are reviewed and justified appropriately. The FDIC Guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

The FDIC, the OCC, and the FRB (collectively, the “Agencies”) also have issued joint guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). The CRE Guidance, which addresses land development, construction, and certain multi-family loans, as well as CRE loans, does not establish specific lending limits but, rather, reinforces and enhances the Agencies’ existing regulations and guidelines for such lending and portfolio management. Specifically, the CRE Guidance provides that a bank has a concentration in CRE lending if (1) total reported loans for construction, land development, and other land represent 100% or more of total risk-based capital; or (2) total reported loans secured by multi-family properties, non-farm non-residential properties (excluding those that are owner-occupied), and loans for construction, land development, and other land represent 300% or more of total risk-based capital and the bank’s CRE loan portfolio has increased 50% or more during the prior 36 months. If a concentration is present, management must employ heightened risk management practices that address key elements, including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of CRE lending.

On December 13, 2019, the Agencies issued a final rule, which became effective on April 1, 2020, to modify the agencies’ capital rules for high volatility CRE (“HVCRE”) exposures, as required by the EGRRCPA. The final rule revises the definition of HVCRE exposure to make it consistent with the statutory definition of the term included in Section 214 of the EGRRCPA, which excludes any loan made before January 1, 2015. The revised HVCRE exposure definition differs from the previous definition primarily in two ways. First, the previous definition applied to loans that financed ADC activities, whereas the new definition only applies to loans that “primarily” finance ADC activities and that are secured by land or improved real estate. This change excludes multipurpose credit facilities that primarily finance the purchase of equipment or other non-ADC activities. Second, the new definition permits the full appraised value of borrower-contributed land (less the total amount of any liens on the real property securing the HVCRE exposure) to count toward the 15 percent capital contribution of the real property’s appraised “as completed” value, which is one of the criteria for an exemption from the heightened risk weight. The final rule includes a grandfathering provision, which will provide banking organizations with the option to maintain their current capital treatment for ADC loans originated on or after January 1, 2015, and before April 1, 2020. Banking organizations also will have the option to reevaluate any or all of their ADC loans originated on or after January 1, 2015, using the revised HVCRE exposure definition.

Dividend Limitations

The FDIC has authority to use its enforcement powers to prohibit a savings bank or commercial bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice. Federal law prohibits the payment of dividends that will result in the institution failing to meet applicable capital requirements on a pro forma basis. The Bank is also subject to dividend declaration restrictions imposed by, and as later discussed under, “New York State Law.”

Investment Activities

Since the enactment of the FDICIA, all state-chartered financial institutions, including savings banks, commercial banks, and their subsidiaries, have generally been limited to such activities as principal and equity investments of the type, and in the amount, authorized for national banks. The GLBA and FDIC regulations impose certain quantitative and qualitative restrictions on such activities and on a bank’s dealings with a subsidiary that engages in specified activities.

In 1993, the Bank received grandfathering authority from the FDIC, which it continues to use, to invest in listed stocks and/or registered shares subject to the maximum permissible investments of 100% of tier 1 capital, as specified by the FDIC’s regulations, or the maximum amount permitted by New York State Banking Law, whichever is less. Such grandfathering authority is subject to termination upon the FDIC’s determination that such investments pose a safety and soundness risk to the Bank, or in the event that the Bank converts its charter or undergoes a change in control.

Enforcement

The FDIC has extensive enforcement authority over insured banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders, and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

Insurance of Deposit Accounts

The deposits of the Bank are insured up to applicable limits by the DIF. The maximum deposit insurance provided by the FDIC per account owner is $250,000 for all types of accounts.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based upon supervisory evaluations, regulatory capital level, and certain other factors, with less risky institutions paying lower assessments based on the assigned risk levels. An institution’s assessment rate depends upon the category to which it is assigned and certain other factors. Assessment rates range from 1.5 to 40 basis points of the institution’s assessment base, which is calculated as average total assets minus average tangible equity.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. Management does not know of any practice, condition, or violation that would lead to termination of the deposit insurance for the Bank.

Holding Company Regulations

Federal Regulation

The Company is currently subject to examination, regulation, and periodic reporting under the BHCA, as administered by the FRB.

The Company is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval would be required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. In addition, before any bank acquisition can be completed, prior approval thereof may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired, including the NYSDFS.

FRB regulations generally prohibit a bank holding company from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment, or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB’s policies provide that dividends should be paid only out of current earnings, and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality, and overall financial condition. The FRB’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary bank by standing ready to use available resources to provide adequate capital funds to the bank during periods of financial stress or adversity, and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary bank where necessary.

The DFA codified the source of financial strength policy and required regulations to facilitate its application. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

The status of the Company as a registered bank holding company under the BHCA does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

New York State Regulation

The Company is subject to regulation as a “multi-bank holding company” under New York State law. Among other requirements, this means that the Company must receive the approval of the Superintendent prior to the acquisition of 10% or more of the voting stock of another banking institution, or to otherwise acquire a banking institution by merger or purchase.

Transactions with Affiliates

Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W promulgated thereunder. Generally, Section 23A limits the extent to which the institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the institution’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees or acceptances on letters of credit issued on behalf of, an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same as, or at least as favorable to, the institution or its subsidiaries as similar transactions with non-affiliates.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption for loans made by an institution to its executive officers and directors in compliance with other federal banking laws. Section 22(h) of the Federal Reserve Act, and FRB Regulation O adopted thereunder, govern loans by a savings bank or commercial bank to directors, executive officers, and principal shareholders.

Community Reinvestment Act

Federal Regulation

Under the CRA, as implemented by FDIC regulations, an institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA generally does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. In its most recent FDIC CRA performance evaluation, the Bank received overall state ratings of “Satisfactory” for Ohio, Florida, Arizona, and New Jersey, as well as for the New York/New Jersey multi-state region. Furthermore, the most recent overall FDIC CRA ratings for the Bank was “Satisfactory.”

New York State Regulation

The Bank is also subject to provisions of the New York State Banking Law that impose continuing and affirmative obligations upon a banking institution organized in New York State to serve the credit needs of its local community. Such obligations are substantially similar to those imposed by the CRA. The latest New York State CRA rating received by the Bank was “Outstanding.”

Bank Secrecy and Anti-Money Laundering

Federal laws and regulations impose obligations on U.S. financial institutions, including banks and broker/dealer subsidiaries, to implement and maintain appropriate policies, procedures, and controls that are reasonably designed to prevent, detect, and report instances of money laundering and the financing of terrorism, and to verify the identity of their customers. In addition, these provisions require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing bank mergers and bank holding company acquisitions. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing could have serious legal and reputational consequences for the institution.

Office of Foreign Assets Control Regulation

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals, and others. These are typically known as the “OFAC” rules, based on their administration by the U.S. Treasury Department Office of Foreign Assets Control. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with, or investment in, a sanctioned country, including prohibitions against direct or indirect imports from, and exports to, a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off, or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Data Privacy

Federal and state law contains extensive consumer privacy protection provisions. The GLBA requires financial institutions to periodically disclose their privacy practices and policies relating to sharing such information and enable retail customers to opt out of the Company’s ability to share certain information with affiliates and non-affiliates for marketing and/or non-marketing purposes, or to contact customers with marketing offers. The GLBA also requires financial institutions to implement a comprehensive information security program that includes administrative, technical, and physical safeguards to ensure the security and confidentiality of customer records and information.

Cybersecurity

The Cybersecurity Information Sharing Act (the “CISA”) is intended to improve cybersecurity in the U.S. through sharing of information about security threats between the U.S. government and private sector organizations, including financial institutions such as the Company. The CISA also authorizes companies to monitor their own systems, notwithstanding any other provision of law, and allows companies to carry out defensive measures on their own systems from potential cyber-attacks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 was enacted to address, among other things, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer are required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the SEC under the Sarbanes-Oxley Act have several requirements, including having those Officers certify that they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls over financial reporting; that they have made certain disclosures to our auditors and the Audit Committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Federal Home Loan Bank System

The Bank is a member of the FHLB-NY. As a member of the FHLB-NY, the Bank is required to acquire and hold shares of FHLB-NY capital stock. At December 31, 2020 the Bank held $714.0 million of FHLB-NY stock.

New York State Law

The Bank derives its lending, investment, and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the NYSDFS, as limited by FDIC regulations. Under these laws and regulations, banks, including the Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities (including certain corporate debt securities, and obligations of federal, state, and local governments and agencies), certain types of corporate equity securities, and certain other assets.

Under New York State Banking Law, New York State-chartered stock-form savings banks may declare and pay dividends out of their net profits, unless there is an impairment of capital. Approval of the Superintendent is required if the total of all dividends declared by the bank in a calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years, less prior dividends paid.

New York State Banking Law gives the Superintendent authority to issue an order to a New York State-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices, and to keep prescribed books and accounts. Upon a finding by the NYSDFS that any director, trustee, or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee, or officer may be removed from office after notice and an opportunity to be heard. The Superintendent also has authority to appoint a conservator or a receiver for a savings or commercial bank under certain circumstances.

Interstate Branching

Federal law allows the FDIC, and New York State Banking Law allows the Superintendent, to approve an application by a state banking institution to acquire interstate branches by merger, unless, in the case of the FDIC, the state of the target institution has opted out of interstate branching. New York State Banking Law authorizes savings banks and commercial banks to open and occupy de novo branches outside the state of New York. Pursuant to the DFA, the FDIC is authorized to approve a state bank’s establishment of a de novo interstate branch if the intended host state allows de novo branching by banks chartered by that state. The Bank currently maintains 40 branches in New Jersey, 26 branches in Florida, 28 branches in Ohio, and 14 branches in Arizona, in addition to its 129 branches in New York State.

Acquisition of the Holding Company

Federal Restrictions

Under the Federal Change in Bank Control Act (“CIBCA”), a notice must be submitted to the FRB if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the Company’s shares of outstanding common stock, unless the FRB has found that the acquisition will not result in a change in control of the Company. Under the CIBCA, the FRB generally has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquirer; the convenience and needs of the communities served by the Company, the Bank; and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain approval from the FRB before it may obtain “control” of the Company within the meaning of the BHCA. Control generally is defined to mean the ownership or power to vote 25% or more of any class of voting securities of the Company, the ability to control in any manner the election of a majority of the Company’s directors, or the power to exercise a controlling influence over the management or policies of the Company. Under the BHCA, an existing bank holding company would be required to obtain the FRB’s approval before acquiring more than 5% of the Company’s voting stock. See “Holding Company Regulation” earlier in this report.

New York State Change in Control Restrictions

New York State Banking Law generally requires prior approval of the New York State Banking Board before any action is taken that causes any company to acquire direct or indirect control of a banking institution which is organized in New York.

Federal Securities Law

The Company’s common stock and certain other securities listed on the cover page of this report are registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is subject to the information and proxy solicitation requirements, insider trading restrictions, and other requirements under the Exchange Act.

Consumer Protection Regulations

The activities of the Company’s banking subsidiary, including its lending and deposit gathering activities, is subject to a variety of consumer laws and regulations designed to protect consumers. These laws and regulations mandate certain disclosure requirements, and regulate the manner in which financial institutions must deal with clients and monitor account activity when taking deposits from, making loans to, or engaging in other types of transactions with, such clients. Failure to comply with these laws and regulations could lead to substantial penalties, operating restrictions, and reputational damage to the financial institution.

Applicable consumer protection laws include, but may not be limited to, the DFA, Truth in Lending Act, Truth in Savings Act, Equal Credit Opportunity Act, Electronic Funds Transfer Act, Fair Housing Act, Home Mortgage Disclosure Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, Expedited Funds Availability (Regulation CC), Reserve Requirements (Regulation D), Insider Transactions (Regulation O), Privacy of Consumer Information (Regulation P), Margin Stock Loans (Regulation U), Right To Financial Privacy Act, Flood Disaster Protection Act, Homeowners Protection Act, Service members Civil Relief Act, Real Estate Settlement Procedures Act, Telephone Consumer Protection Act, CAN-SPAM Act, Children’s Online Privacy Protection Act, the Military Lending Act, and the Homeownership Counseling Act.

In addition, the Bank and its subsidiaries are subject to certain state laws and regulations designed to protect consumers.

Consumer Financial Protection Bureau

The Bank is subject to oversight by the CFPB within the Federal Reserve System. The CFPB was established under the DFA to implement and enforce rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit acts and practices that are deemed to be unfair, deceptive, or abusive. Abusive acts or practices are defined as those that (1) materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service, or (2) take unreasonable advantage of a consumer’s (a) lack of financial savvy, (b) inability to protect himself in the selection or use of consumer financial products or services, or (c) reasonable reliance on a covered entity to act in the consumer’s interests.

The CFPB has the authority to investigate possible violations of federal consumer financial law, hold hearings, and commence civil litigation. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB also may institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or an injunction. The CFPB has examination and enforcement authority over all banks with more than $10 billion in assets, as well as certain of their affiliates.

Enterprise Risk Management

The Company’s and the Bank’s Boards of Directors are actively engaged in the process of overseeing the efforts made by the Enterprise Risk Management (“ERM”) department to identify, measure, monitor, mitigate, and report risk. The Company has established an ERM program that reinforces a strong risk culture to support sound risk management practices. The Board is responsible for the approval and oversight of the ERM program and framework.

ERM is responsible for setting and aligning the Company’s Risk Appetite Policy with the goals and objectives set forth in the budget, and the strategic and capital plans. Internal controls and ongoing monitoring processes capture and address heightened risks that threaten the Company’s ability to achieve our goals and objectives, including the recognition of safety and soundness concerns and consumer protection. Additionally, ERM monitors key risk indicators against the established risk warning levels and limits, as well as elevated risks identified by the Chief Risk Officer.

Current Operating Environment

COVID-19 Pandemic

The most significant factor impacting the Company’s current operating environment has been the COVID-19 pandemic. Beginning with the first occurrence of the virus in the United States in 2020, it spread quickly throughout the country during the first quarter. Due to its high rate of contagion and mortality, state and local governments enacted numerous safeguards to contain the spread of the virus. These included the shut-down of all businesses considered to be “non-essential,” restrictions on gatherings, social distancing requirements being put in place, and numerous other restrictions that have impacted daily behavior. In our market area, the governor of New York issued orders that, among other things, required residents to stay in their homes and permitted them to leave only to conduct certain essential business activities or to travel to work, and closed all non-essential businesses to the general public. These stay-at-home orders and travel restrictions have resulted in significant business and operational disruptions, including business closures, supply chain disruptions, and mass layoffs and furloughs. Capacity restrictions on movement and health and safety recommendations that encourage continued physical distancing and working remotely have limited the ability of businesses to return to pre-pandemic levels of activity.

In addition, due to the concentration and severity of COVID-19 infection in the New York City metro region, was initially considered the epicenter of the pandemic in the country. This region is the Company’s largest service area, having over 100 branches and 73% of the loan portfolio.

The Company was proactive during the very early stages of the pandemic. As an essential business, the Company implemented business continuity plans and continued to provide its financial services to customers, while taking health and safety measures into account.

By mid-March, close to 100% of our back office employees were working remotely. In addition, at that time, we temporarily closed all 18 of our in-store branches, along with several other locations, converted some branches to drive-up only, adjusted the hours at our remaining locations, and instituted a banking by appointment program. Currently, 15 of our 18 in-store branches and 37 of our 219 traditional branches remain closed, with no adverse impact on our customer base or deposit trends.

On the consumer side, we enhanced our online banking and mobile app capabilities, temporarily waived certain retail banking fees for those customers experiencing financial difficulties, and offered 90 day payment forbearances to residential mortgage customers. We also put in place several risk mitigation strategies, including enhanced monitoring of certain credits. On the commercial side, we instituted a six-month deferral program for those borrowers experiencing hardships, in line with regulatory guidance. Additionally, under the CARES Act, we provided some of our borrowers with small business loans under the Payment Protection Program.

In addition, extensive precautions were taken to protect employees returning to their offices and in their branches. As of this writing, 25% of back-office employees are back in their offices and a majority of our branches have reopened. We also provide daily communications via email to all of our employees to ensure that they have ongoing access to critical information and have set up a 24-hour help line for employees and their family members to speak with qualified clinicians.

In response to the pandemic and to ensure that the Company’s operations during the term of the pandemic, run smoothly, senior management formed two committees: the COVID-19 Resiliency Committee and the COVID-19 Lending Committee. The COVID-19 Resiliency Committee meets daily and is primarily focused on operational issues including employee safety and well-being, branch closings, PPE procurement, IT sustainability, and continuous monitoring of the COVID-19 pandemic. The COVID-19 Lending Committee meets weekly and focuses on our credit quality trends and our loan deferral program.

ITEM 1A.	RISK FACTORS

There are various risks and uncertainties that are inherent to our business. Primary among these are (1) interest rate risk, which arises from movements in interest rates; (2) credit risk, which arises from an obligor’s failure to meet the terms of any contract with a bank or to otherwise perform as agreed; (3) risks related to our financial statements; (4) liquidity risk, which arises from a bank’s inability to meet its obligations when they come due without incurring unacceptable losses; (5) legal/compliance risk, which arises from violations of, or non-conformance with, laws, rules, regulations, prescribed practices, or ethical standards; (6) market risk, which arises from changes in the value of portfolios of financial instruments; (7) strategic risk, which is the risk of loss arising from inadequate or failed internal processes, people, and systems; (8) operational risk, which arises from problems with service or product delivery; and (9) reputational risk, which arises from negative public opinion resulting in a significant decline in shareholder value.

Following is a discussion of the material risks and uncertainties that could have a material adverse impact on our financial condition, results of operations, and the value of our shares. The failure to properly identify, monitor, and mitigate any of the below referenced risks, could result in increased regulatory risk and could potentially have an adverse impact on the Company. Additional risks that are not currently known to us, or that we currently believe to be immaterial, also may have a material effect on our financial condition and results of operations. This report is qualified in its entirety by those risk factors.

COVID-19 Related Risk

The widespread outbreak of COVID-19 has adversely affected, and will likely continue to adversely affect, our business, financial condition, and results of operations. Moreover, the longer the pandemic persists, the more material the ultimate effects are likely to be.

The COVID-19 pandemic is negatively impacting economic activity, the financial markets, and commerce, both globally and within the United States. In our market area, the governor of New York has issued an order that, among other things, required residents to stay in their homes and permitted them to leave only to conduct certain essential activities or to travel to work and close all non-essential businesses to the general public. These stay-at-home orders and travel restrictions – and similar orders imposed across the United States to restrict the spread of COVID-19 – have resulted in significant business and operational disruptions, including business closures, supply chain disruptions, and mass layoffs and furloughs. Although stay-at-home orders have been eased to phased-in reopening of businesses, although capacity restrictions on movement and health and safety recommendations that encourage continued physical distancing and teleworking have limited the ability of businesses to return to pre-pandemic levels of activity. The COVID-19 pandemic has negatively affected the Company’s business and is likely to continue to do so and the Company’s results of operations may be materially impacted if businesses remain closed for an extended period of time or unemployment remains at elevated levels for an extended period of time.

As an essential business, we have implemented business continuity plans and continue to provide financial services to clients, while taking health and safety measures such as transitioning most in-person customer transactions to our drive-thru facilities and limiting access to the interior of our facilities, frequent cleaning of our facilities, and using a remote workforce where possible. Despite these safeguards, we may nonetheless experience business disruptions, and the rapid pace at which these issues are developing could overwhelm our ability to deal with them in a timely manner.

The continued spread of COVID-19 and the efforts to contain the virus could:

•

cause changes in consumer and business spending, borrowing and saving habits, which may affect the demand for loans and other products and services we offer, as well as the credit worthiness of potential and current borrowers;

•

cause our borrowers to be unable to meet existing payment obligations, particularly those borrowers that may be disproportionately affected by business shut downs and travel restrictions resulting in increases in loan delinquencies, problem assets, and foreclosures;

•	result in the lack of property transactions and asset sales;

•	cause the value of collateral for loans, especially real estate, to decline in value;

•	reduce the availability and productivity of our employees;

•	require us to increase our allowance for credit losses;

•	cause our vendors and counterparties to be unable to meet existing obligations to us;

•	negatively impact the business and operations of third party service providers that perform critical services for our business;

•	cause us to recognize impairment of our goodwill;

•	result in a downgrade in our credit ratings;

•	prevent us from satisfying our minimum capital and other regulatory requirements;

•	impede our ability to close mortgage loans, if appraisers and title companies are unable to perform their functions; and

•	cause the value of our securities portfolio to decline.

Any one or a combination of the above events could have a material, adverse effect on our business, financial condition, and results of operations.

Moreover, our success and profitability is substantially dependent upon the management skills of our executive officers, many of whom have held officer positions with us for many years. The unanticipated loss or unavailability of key employees due to COVID-19 could harm our ability to operate our business or execute our business strategy.

COVID-19 has caused a significant global economic downturn which has adversely effected and is expected to continue to adversely affect many business.

Our business is dependent upon the ability and willingness of our customers to conduct banking and other financial transactions, including the payment of their loan obligations. Specifically, our multi-family and CRE loans are dependent on the profitable operation and management of the property securing the loan. If the impact of the pandemic is prolonged, COVID-19 could have a significant adverse impact by reducing the revenue and cash flows of our borrowers, impacting the borrowers’ ability to repay their loan, increasing the risk of delinquencies and defaults, and reducing the collateral value underlying the loans.

The COVID-19 pandemic has also led to an increase in the allowance for loan losses and in the allowance for unfunded commitments, due to a change in forecasting potential losses and model assumptions under COVID-19. At December 31, 2020, payment deferral programs totaled $2.6 billion or 6.1% of the total loan portfolio compared to $7.4 billion or 17.5% of the total loan portfolio at June 30, 2020. Despite the significant improvement between the second and fourth quarter of 2020, the pandemic may continue to have a material adverse impact on our loan portfolio, particularly as businesses remain closed. Moreover, the New York City metropolitan region has been disproportionately impacted by COVID-19 relative to other regions of the state and country. Accordingly, the impact from COVID-19 on the Company and our borrowers may be greater than on similar banks that do not have a similar geographic concentration.

Interest Rate Risks

Changes in interest rates could reduce our net interest income and negatively impact the value of our loans, securities, and other assets. This could have a material adverse effect on our cash flows, financial condition, results of operations, and capital.

The cost of our deposits and short-term wholesale borrowings is largely based on short-term interest rates, the level of which is driven by the FOMC of the FRB. However, the yields generated by our loans and securities are typically driven by intermediate-term interest rates, which are set by the bond market and generally vary from day to day. The level of our net interest income is therefore influenced by movements in such interest rates, and the pace at which such movements occur. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income and, with it, a reduction in our earnings. Our net interest income and earnings would be similarly impacted were the interest rates on our interest-earning assets to decline more quickly than the interest rates on our interest-bearing liabilities.

In addition, such changes in interest rates could affect our ability to originate loans and attract and retain deposits; the fair values of our securities and other financial assets; the fair values of our liabilities; and the average lives of our loan and securities portfolios. Changes in interest rates also could have an effect on loan refinancing activity, which, in turn, would impact the amount of prepayment income we receive on our multi-family and CRE loans. Because prepayment income is recorded as interest income, the extent to which it increases or decreases during any given period could have a significant impact on the level of net interest income and net income we generate during that time.

Also, changes in interest rates could have an effect on the slope of the yield curve. If the yield curve were to invert or become flat, our net interest income and net interest margin could contract, adversely affecting our net income and cash flows, and the value of our assets.

Moreover, higher inflation could lead to fluctuations in the value of our assets and liabilities and off-balance sheet exposures, and could result in lower equity market valuations of financial services companies.

Changes to and replacement of the LIBOR Benchmark Interest Rate may adversely affect our business, financial condition, and results of operations.

We have certain loans and leases, securities, wholesale borrowings, derivative financial instruments, and long-term debt whose interest rate is indexed to LIBOR. The “FCA”, which is responsible for regulating LIBOR, has announced that the publication of LIBOR is not guaranteed beyond 2021. However, during the fourth quarter of 2020, the FCA has extended the timeline for the elimination of LIBOR to June 30, 2023, in order to avoid disruptions to the financial system.

Uncertainty as to the adoption, market acceptance, or availability of SOFR or other alternative reference rates, may adversely affect the value of LIBOR-based loans and securities in our portfolio and may impact the availability and cost of hedging instruments and borrowings. The language in our LIBOR-based contracts and financial instruments has developed over time and may have various events that trigger when a successor index to LIBOR would be selected. If a trigger is satisfied, contracts and financial instruments may give us or the calculation agent, as applicable, discretion over the selection of the substitute index for the calculation of interest rates. The implementation of a substitute index for the calculation of interest rates under our loan agreements may result in our incurring significant expenses in effecting the transition and may result in disputes or litigation with customers over the appropriateness or comparability to LIBOR of the substitute index, any of which could have an adverse effect on our results of operations. We continue to develop and implement plans to mitigate the risks associated with the expected discontinuation of LIBOR. In particular, we have implemented or are in the process of implementing fallback language for LIBOR-linked loans.

Credit Risks

A decline in the quality of our assets could result in higher losses and the need to set aside higher loan loss provisions, thus reducing our earnings and our stockholders’ equity.

The inability of our borrowers to repay their loans in accordance with their terms would likely necessitate an increase in our provision for credit losses, and therefore reduce our earnings.

The loans we originate for investment are primarily multi-family loans, CRE loans, and specialty finance loans and leases. Such loans are generally larger, and have higher risk-adjusted returns and shorter maturities, than the other loans we produce for investment. Our credit risk would ordinarily be expected to increase with the growth of our multi-family and CRE loan portfolios.

Payments on multi-family and CRE loans generally depend on the income generated by the underlying properties which, in turn, depends on their successful operation and management. The ability of our borrowers to repay these loans may be impacted by adverse conditions in the local real estate market and the local economy. While we seek to minimize these risks through our underwriting policies, which generally require that such loans be qualified on the basis of the collateral property’s cash flows, appraised value, and debt service coverage ratio, among other factors, there can be no assurance that our underwriting policies will protect us from credit-related losses or delinquencies.

To minimize the risks involved in our specialty finance lending and leasing, we participate in syndicated loans that are brought to us, and equipment loans and leases that are assigned to us, by a select group of nationally recognized sources, and generally are made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide. Each of our credits is secured with a perfected first security interest in the underlying collateral and structured as senior debt or as a non-cancelable lease.

We seek to minimize the risks involved in our other C&I lending by underwriting such loans on the basis of the cash flows produced by the business; by requiring that such loans be collateralized by various business assets, including inventory, equipment, and accounts receivable, among others; and by requiring personal guarantees. However, the capacity of a borrower to repay such a C&I loan is substantially dependent on the degree to which his or her business is successful. In addition, the collateral underlying other C&I loans may depreciate over time, may not be conducive to appraisal, or may fluctuate in value, based upon the results of operations of the business.

We also originate ADC loans, although to a far lesser degree than we originate multi-family and CRE loans. ADC financing typically involves a greater degree of credit risk than longer-term financing on multi-family and CRE properties. Risk of loss on an ADC loan largely depends upon the accuracy of the initial estimate of the property’s value at completion of construction or development, compared to the estimated costs (including interest) of construction. If the estimate of value proves to be inaccurate, the loan may be under-secured. While we seek to minimize these risks by maintaining consistent lending policies and procedures, and rigorous underwriting standards, an error in such estimates, among other factors, could have a material adverse effect on the quality of our ADC loan portfolio, thereby resulting in losses or delinquencies.

The ability of our borrowers to repay their loans could be adversely impacted by a decline in real estate values and/or an increase in unemployment, which not only could result in our experiencing losses, but also could necessitate our recording a provision for credit losses. Either of these events would have an adverse impact on our net income. Although losses on the loans we produce have been comparatively limited, even during periods of economic weakness in our markets, we cannot guarantee that this will be our experience in future periods.

In addition to loan losses due to borrowers’ inability to repay their loans, downgrades in our internal loan classifications may result in a higher provision for credit losses and the ACL, a higher level of net charge-offs, and/or higher non-interest expenses.

Our allowance for credit losses might not be sufficient to cover our actual losses, which would adversely impact our financial condition and results of operations.

In addition to mitigating credit risk through our underwriting processes, we attempt to mitigate such risk through the establishment of an allowance for credit losses. The process of determining whether or not the allowance is sufficient to cover potential credit losses is based on the current expected credit loss model or CECL. This methodology is described in detail under “Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report. CECL may result in greater volatility in the level of the ACL, depending on various assumptions and factors used in this model.

If the judgments and assumptions we make with regard to the allowance are incorrect, our allowance for losses on such loans might not be sufficient, and an additional provision for credit losses might need to be made. Depending on the amount of such loan loss provisions, the adverse impact on our earnings could be material.

In addition, growth in our loan portfolio may require us to increase the allowance for credit losses on such loans by making additional provisions, which would reduce our net income. Furthermore, bank regulators have the authority to require us to make provisions for credit losses or otherwise recognize loan charge-offs following their periodic review of our loan portfolio, our underwriting procedures, and our allowance for losses on such loans. Any increase in the loan loss allowance or in loan charge-offs as required by such regulatory authorities could have a material adverse effect on our financial condition and results of operations.

Our concentration in multi-family loans and CRE loans could expose us to increased lending risks and related loan losses.

Our current business strategy is to continue to originate multi-family loans and to a lesser extent CRE loans. At December 31, 2020, $32.2 billion or 75.3% of our total loans and leases, held for investment portfolio consisted of multi-family loans and $6.8 billion or 16.0% consisted of CRE loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operation of the properties and the sale of such properties securing the loans. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential loans. Also, many of our borrowers have more than one of these types of loans outstanding. Consequentially, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to-four family residential real estate loan. In addition, if loans that are collateralized by real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Our New York State multi-family loan portfolio could be adversely impacted by changes in legislation or regulation which, in turn, could have a material adverse effect on our financial condition and results of operations.

On June 14, 2019, the New York State legislature passed the New York Housing Stability and Tenant Protection Act of 2019. This legislation represents the most extensive reform of New York State’s rent laws in several decades and generally limits a landlord’s ability to increase rents on rent regulated apartments and makes it more difficult to convert rent regulated apartments to market rate apartments. As a result, the value of the collateral located in New York State securing the Company’s multi-family loans or the future net operating income of such properties could potentially become impaired which, in turn, could have a material adverse effect on our financial condition and results of operations.

Economic weakness in the New York City metropolitan region, where the majority of the properties collateralizing our multi-family, CRE, and ADC loans, and the majority of the businesses collateralizing our other C&I loans, are located could have an adverse impact on our financial condition and results of operations.

Our business depends significantly on general economic conditions in the New York City metropolitan region, where the majority of the buildings and properties securing the multi-family, CRE, and ADC loans we originate for investment and the businesses of the customers to whom we make our other C&I loans are located.

Accordingly, the ability of our borrowers to repay their loans, and the value of the collateral securing such loans, may be significantly affected by economic conditions in this region, including changes in the local real estate market. A significant decline in general economic conditions caused by inflation, recession, unemployment, acts of terrorism, extreme weather, or other factors beyond our control, could therefore have an adverse effect on our financial condition and results of operations. In addition, because multi-family and CRE loans represent the majority of the loans in our portfolio, a decline in tenant occupancy or rents due to such factors, or for other reasons, such as new legislation, could adversely impact the ability of our borrowers to repay their loans on a timely basis, which could have a negative impact on our net income.

Furthermore, economic or market turmoil could occur in the near or long term. This could negatively affect our business, our financial condition, and our results of operations, as well as our ability to maintain or increase the level of cash dividends we currently pay to our shareholders.

The Company has granted payment deferrals to borrowers that have experienced financial hardship due to COVID-19, and if those borrowers are unable to resume making payments, the Company will experience an increase in non-accrual loans, which could adversely affect the Company’s earnings and financial condition.

Consistent with the public encouragement provided generally by federal and state financial institution regulators after the spread of COVID-19 in the United States, the Company has attempted to work constructively with borrowers who have experienced financial hardship as a result of the pandemic to negotiate accommodations or forbearance arrangements that temporarily reduce or defer the monthly payments due to the Company. Generally, these accommodations are for six months and allow customers to temporarily cease making principal and/or interest payments. In some cases, customers have received a second accommodation. Through December 31, 2020, the Company had granted accommodations with a total value of $7.4 billion, and as of December 31, 2020, $2.6 billion of loans remained subject to a payment accommodation. Upon the expiration of the deferral period in which case their loans will be classified as non-accrual and the Company will begin collection activities, NPLs and related charge-offs may increase significantly in 2021 as payment wanes. An increase in NPLs and charge-offs would cause the Company to increase its allowance for credit losses, which would adversely affect the Company’s earnings and financial condition.

Customary means to collect non-performing assets may be prohibited or impractical during the COVID-19 pandemic, and there is a risk that collateral securing a non-performing asset may deteriorate if the Company chooses not to, or is unable to, foreclose on a timely basis.

Governments in the areas in which the Company conducts its lending services have adopted or may adopt in the future regulations or promulgate executive orders that restrict or limit our ability to take certain actions with respect to delinquent borrowers that we would otherwise take in the ordinary course of business, such as customary collection and foreclosure procedures. Executive orders that have been imposed restrict the ability of financial institutions to undertake residential and commercial foreclosures and evictions. There is a risk that the value of the collateral securing a non-accrual loan may deteriorate if the Company chooses not to, or is unable to foreclose on the collateral on a timely basis.

Risks Related to our Financial Statements

Changes in accounting standards or interpretation of new or existing standards may affect how we report our financial condition and results of operations.

From time to time the FASB and the SEC change accounting regulations and reporting standards that govern the preparation of our financial statements. In addition, the FASB, SEC, bank regulators, and the outside independent auditors may revise their previous interpretations regarding existing accounting regulations and the application of these accounting standards. These changes can be difficult to predict and can materially impact how to record and report our financial condition and results of operations. In some cases, there could be a requirement to apply a new or revised accounting standard retroactively, resulting in the restatement of prior period financial statements.

The implementation of a new accounting standard could require us to increase our allowance for credit losses and may have a material adverse effect on our financial condition and results of operations.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss model, or CECL. ASU No. 2016-13 became effective for us on January 1, 2020. This standard required earlier recognition of expected credit losses on loans and certain other instruments, compared to the incurred loss model. The change to the CECL framework requires us to greatly increase the data we must collect and review to determine the appropriate level of the allowance for credit losses. The adoption of CECL may result in greater volatility in the level of the allowance for credit losses, depending on various factors and assumptions applied in the model, such as the forecasted economic conditions in the foreseeable future and loan payment behaviors. Any increase in the allowance for credit losses, or expenses incurred to determine the appropriate level of the allowance for credit losses, may have an adverse effect on our financial condition and results of operations.

Our accounting estimates and risk management processes rely on analytical and forecasting models.

The processes we use to estimate expected losses and to measure the fair value of financial instruments, as well as the processes used to estimate the effects of changing interest rates and other market measures on our financial condition and results of operations, depends upon the use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Even if these assumptions are adequate, the models may prove to be inadequate or inaccurate because of other flaws in their design or their implementation. If the models that we use for interest rate risk and asset-liability management are inadequate, we may incur increased or unexpected losses upon changes in market interest rates or other market measures. If the models that we use for determining our expected losses are inadequate, the allowance for loan losses may not be sufficient to support future charge-offs. If the models that we use to measure the fair value of financial instruments are inadequate, the fair value of such financial instruments may fluctuate unexpectedly or may not accurately reflect what we could realize upon sale or settlement of such financial instruments. Any such failure in our analytical or forecasting models could have a material adverse effect on our business, financial condition and results of operations.

Impairment in the carrying value of goodwill and other intangible assets could negatively impact our financial condition and results of operations.

At December 31, 2020, goodwill and other intangible assets totaled $2.4 billion. Goodwill is reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. A significant decline in expected future cash flows, a material change in interest rates, a significant adverse change in the business climate, slower growth rates, or a significant or sustained decline in the price of our common stock may necessitate taking charges in the future related to the impairment of goodwill and other intangible assets. The amount of any impairment charge could be significant and could have a material adverse impact on our financial condition and results of operations.

Liquidity Risks

Failure to maintain an adequate level of liquidity could result in an inability to fulfill our financial obligations and also could subject us to material reputational and compliance risk.

Our primary sources of liquidity are the retail and institutional deposits we gather or acquire in connection with acquisitions, and the brokered deposits we accept; borrowed funds, primarily in the form of wholesale borrowings from the FHLB-NY and various Wall Street brokerage firms; cash flows generated through the repayment and sale of loans; and cash flows generated through the repayment and sale of securities. In addition, and depending on current market conditions, we have the ability to access the capital markets from time to time to generate additional liquidity.

Deposit flows, calls of investment securities and wholesale borrowings, and the prepayment of loans and mortgage-related securities are strongly influenced by such external factors as the direction of interest rates, whether actual or perceived; local and national economic conditions; and competition for deposits and loans in the markets we serve. The withdrawal of more deposits than we anticipate could have an adverse impact on our profitability as this source of funding, if not replaced by similar deposit funding, would need to be replaced with wholesale funding, the sale of interest-earning assets, or a combination of the two. The replacement of deposit funding with wholesale funding could cause our overall cost of funds to increase, which would reduce our net interest income and results of operations. A decline in interest-earning assets would also lower our net interest income and results of operations.

In addition, large-scale withdrawals of brokered or institutional deposits could require us to pay significantly higher interest rates on our retail deposits or on other wholesale funding sources, which would have an adverse impact on our net interest income and net income. Furthermore, changes to the FHLB-NY’s underwriting guidelines for wholesale borrowings or lending policies may limit or restrict our ability to borrow, and therefore could have a significant adverse impact on our liquidity. A decline in available funding could adversely impact our ability to originate loans, invest in securities, and meet our expenses, or to fulfill such obligations as repaying our borrowings or meeting deposit withdrawal demands.

A downgrade of the credit ratings of the Company and the Bank could also adversely affect our access to liquidity and capital, and could significantly increase our cost of funds, trigger additional collateral or funding requirements, and decrease the number of investors and counterparties willing to lend to us or to purchase our securities. This could affect our growth, profitability, and financial condition, including our liquidity.

If we were to defer payments on our trust preferred capital debt securities or were in default under the related indentures, we would be prohibited from paying dividends or distributions on our common stock.

The terms of our outstanding trust preferred capital debt securities prohibit us from (1) declaring or paying any dividends or distributions on our capital stock, including our common stock; or (2) purchasing, acquiring, or making a liquidation payment on such stock, under the following circumstances: (a) if an event of default has occurred and is continuing under the applicable indenture; (b) if we are in default with respect to a payment under the guarantee of the related trust preferred securities; or (c) if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced, or a deferral period is continuing. In addition, without notice to, or consent from, the holders of our common stock, we may issue additional series of trust preferred capital debt securities with similar terms, or enter into other financing agreements, that limit our ability to pay dividends on our common stock.

Dividends on the Series A Preferred Stock are discretionary and noncumulative, and may not be paid if such payment will result in our failure to comply with all applicable laws and regulations.

Dividends on the Series A Preferred Stock are discretionary and noncumulative. If our Board of Directors (or any duly authorized committee of the Board) does not authorize and declare a dividend on the Series A Preferred Stock for any dividend period, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our Board of Directors (or any duly authorized committee thereof) has not declared a dividend before the related dividend payment date, whether or not dividends on the Series A Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period. Additionally, under the FRB’s capital rules, dividends on the Series A Preferred Stock may only be paid out of our net income, retained earnings, or surplus related to other additional tier 1 capital instruments.

If the non-payment of dividends on Series A Preferred Stock for any dividend period would cause the Company to fail to comply with any applicable law or regulation, or any agreement we may enter into with our regulators from time to time, then we would not be able to declare or pay a dividend for such dividend period. In such a case, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable.

Legal/Compliance Risks

Inability to fulfill minimum capital requirements could limit our ability to conduct or expand our business, pay a dividend, or result in termination of our FDIC deposit insurance, and thus impact our financial condition, our results of operations, and the market value of our stock.

We are subject to the comprehensive, consolidated supervision and regulation set forth by the FRB. Such regulation includes, among other matters, the level of leverage and risk-based capital ratios we are required to maintain. Depending on general economic conditions, changes in our capital position could have a materially adverse impact on our financial condition and risk profile, and also could limit our ability to grow through acquisitions or otherwise. Compliance with regulatory capital requirements may limit our ability to engage in operations that require the intensive use of capital and therefore could adversely affect our ability to maintain our current level of business or expand.

Furthermore, it is possible that future regulatory changes could result in more stringent capital or liquidity requirements, including increases in the levels of regulatory capital we are required to maintain and changes in the way capital or liquidity is measured for regulatory purposes, either of which could adversely affect our business and our ability to expand. For example, federal banking regulations adopted under Basel III standards require bank holding companies and banks to undertake significant activities to demonstrate compliance with higher capital requirements. Any additional requirements to increase our capital ratios or liquidity could necessitate our liquidating certain assets, perhaps on terms that are unfavorable to us or that are contrary to our business plans. In addition, such requirements could also compel us to issue additional securities, thus diluting the value of our common stock.

In addition, failure to meet established capital requirements could result in the FRB placing limitations or conditions on our activities and further restricting the commencement of new activities. The failure to meet applicable capital guidelines could subject us to a variety of enforcement remedies available to the federal regulatory authorities, including limiting our ability to pay dividends; issuing a directive to increase our capital; and terminating our FDIC deposit insurance.

Our results of operations could be materially affected by further changes in bank regulation, or by our ability to comply with certain existing laws, rules, and regulations governing our industry.

We are subject to regulation, supervision, and examination by the following entities: (1) the NYSDFS; (2) the FDIC; (3) the FRB-NY; and (4) the CFPB, which was established in 2011 under the Dodd-Frank Act and given broad authority to regulate financial service providers and financial products.

Such regulation and supervision govern the activities in which a bank holding company and its banking subsidiaries may engage, and are intended primarily for the protection of the DIF, the banking system in general, and bank customers, rather than for the benefit of a company’s stockholders. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including with respect to the imposition of restrictions on the operation of a bank or a bank holding company, the imposition of significant fines, the ability to delay or deny merger or other regulatory applications, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses, among other matters. Changes in such regulation and supervision, or changes in regulation or enforcement by such authorities, whether in the form of policy, regulations, legislation, rules, orders, enforcement actions, ratings, or decisions, could have a material impact on the Company, our subsidiary bank and other affiliates, and our operations. In addition, failure of the Company or the Bank to comply with such regulations could have a material adverse effect on our earnings and capital.

See “Regulation and Supervision” in Part I, Item 1, “Business” earlier in this filing for a detailed description of the federal, state, and local regulations to which the Company and the Bank are subject.

Our enterprise risk management framework may not be effective in mitigating the risks to which we are subject, based upon the size, scope, and complexity of the Company.

As a financial institution, we are subject to a number of risks, including interest rate, credit, liquidity, legal/compliance, market, strategic, operational, and reputational. Our ERM framework is designed to minimize the risks to which we are subject, as well as any losses stemming from such risks. Although we seek to identify, measure, monitor, report, and control our exposure to such risks, and employ a broad and diverse set of risk monitoring and mitigation techniques in the process, those techniques are inherently limited because they cannot anticipate the existence or development of risks that are currently unknown and unanticipated.

For example, economic and market conditions, heightened legislative and regulatory scrutiny of the financial services industry, and increases in the overall complexity of our operations, among other developments, have resulted in the creation of a variety of risks that were previously unknown and unanticipated, highlighting the intrinsic limitations of our risk monitoring and mitigation techniques. As a result, the further development of previously unknown or unanticipated risks may result in our incurring losses in the future that could adversely impact our financial condition and results of operations. Furthermore, an ineffective ERM framework, as well as other risk factors, could result in a material increase in our FDIC insurance premiums.

If federal, state, or local tax authorities were to determine that we did not adequately provide for our taxes, our income tax expense could be increased, adversely affecting our earnings.

The amount of income taxes we are required to pay on our earnings is based on federal, state, and local legislation and regulations. We provide for current and deferred taxes in our financial statements, based on our results of operations, business activity, legal structure, interpretation of tax statutes, assessment of risk of adjustment upon audit, and application of financial accounting standards. We may take tax return filing positions for which the final determination of tax is uncertain, and our net income and earnings per share could be reduced if a federal, state, or local authority were to assess additional taxes that have not been provided for in our consolidated financial statements. In addition, there can be no assurance that we will achieve our anticipated effective tax rate. Unanticipated changes in tax laws or related regulatory or judicial guidance, or an audit assessment that denies previously recognized tax benefits, could result in our recording tax expenses that materially reduce our net income.

Market Risks

A decline in economic conditions could adversely affect the value of the loans we originate and the securities in which we invest.

Declines in real estate values and home sales, and an increase in the financial stress on borrowers stemming from high unemployment or other adverse economic conditions, could negatively affect our borrowers and, in turn, the repayment of the loans in our portfolio. Deterioration in economic conditions also could subject us and our industry to increased regulatory scrutiny, and could result in an increase in loan delinquencies, an increase in problem assets and foreclosures, and a decline in the value of the collateral for our loans, which could reduce our customers’ borrowing power. Deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our loan loss allowance; this, in turn, could necessitate an increase in our provisions for loan losses, which would reduce our earnings and capital.

Furthermore, declines in the value of our investment securities could result in our having to record losses based on the other-than-temporary impairment of securities, which would reduce our earnings and also could reduce our capital. In addition, continued economic weakness could reduce the demand for our products and services, which would adversely impact our liquidity and the revenues we produce.

The market price and liquidity of our common stock could be adversely affected if the economy were to weaken or the capital markets were to experience volatility.

The market price of our common stock could be subject to significant fluctuations due to changes in investor sentiment regarding our operations or business prospects. Among other factors, these risks may be affected by:

•	Operating results that vary from the expectations of our management or of securities analysts and investors;

•	Developments in our business or in the financial services sector generally;

•	Regulatory or legislative changes affecting our industry generally or our business and operations;

•	Operating and securities price performance of companies that investors consider to be comparable to us;

•	Changes in estimates or recommendations by securities analysts or rating agencies;

•	Announcements of strategic developments, acquisitions, dispositions, financings, and other material events by us or our competitors;

•	Changes or volatility in global financial markets and economies, general market conditions, interest or foreign exchange rates, stock, commodity, credit, or asset valuations; and

•	Significant fluctuations in the capital markets.

Economic or market turmoil could occur in the near or long term, which could negatively affect our business, our financial condition, and our results of operations, as well as volatility in the price and trading volume of our common stock.

Strategic Risks

Extensive competition for loans and deposits could adversely affect our ability to expand our business, as well as our financial condition and results of operations.

Because our profitability stems from our ability to attract deposits and originate loans, our continued ability to compete for depositors and borrowers is critical to our success. Our success as a competitor depends on a number of factors, including our ability to develop, maintain, and build long-term relationships with our customers by providing them with convenience, in the form of multiple branch locations, extended hours of service, and access through alternative delivery channels; a broad and diverse selection of products and services; interest rates and service fees that compare favorably with those of our competitors; and skilled and knowledgeable personnel to assist our customers by addressing their financial needs. External factors that may impact our ability to compete include, among others, the entry of new lenders and depository institutions in our current markets and, with regard to lending, an increased focus on multi-family and CRE lending by existing competitors.

Limitations on our ability to grow our portfolios of multi-family and CRE loans could adversely affect our ability to generate interest income, as well our financial condition and results of operations, perhaps materially.

Although we also originate C&I and ADC loans, and invest in securities, our portfolios of multi-family and CRE loans represent the largest portion of our asset mix (91.2% of total loans held for investment as of December 31, 2020). Our leadership position in these markets has been instrumental to our production of solid earnings and our consistent record of exceptional asset quality. We monitor the ratio of our multi-family, CRE, and ADC loans (as defined in the CRE Guidance) to our total risk-based capital to ensure that we are in compliance with regulatory guidance. Any inability to grow our multi-family and CRE loan portfolios, could negatively impact our ability to grow our earnings per share.

The inability to engage in merger transactions, or to realize the anticipated benefits of acquisitions in which we might engage, could adversely affect our ability to compete with other financial institutions and weaken our financial performance.

Our ability to engage in future mergers and acquisitions would depend on our ability to identify suitable merger partners and acquisition opportunities, our ability to finance and complete negotiated transactions at acceptable prices and on acceptable terms, and our ability to obtain the necessary shareholder and regulatory approvals.

If we are unable to engage in or complete a desired acquisition or merger transaction, our financial condition and results of operations could be adversely impacted. As acquisitions have been a significant source of deposits, the inability to complete a business combination could require that we increase the interest rates we pay on deposits in order to attract such funding through our current branch network, or that we increase our use of wholesale funds. Increasing our cost of funds could adversely impact our net interest income and our net income. Furthermore, the absence of acquisitions could impact our ability to fulfill our loan demand.

In addition, mergers and acquisitions can lead to uncertainties about the future on the part of customers and employees. Such uncertainties could cause customers and others to consider changing their existing business relationships with the company to be acquired, and could cause its employees to accept positions with other companies before the merger occurs. As a result, the ability of a company to attract and retain customers, and to attract, retain, and motivate key personnel, prior to a merger’s completion could be impaired.

Furthermore, no assurance can be given that acquired operations would not adversely affect our existing profitability; that we would be able to achieve results in the future similar to those achieved by our existing banking business; that we would be able to compete effectively in the market areas served by acquired branches; or that we would be able to manage any growth resulting from a transaction effectively. In particular, our ability to compete effectively in new markets would be dependent on our ability to understand those markets and their competitive dynamics, and our ability to retain certain key employees from the acquired institution who know those markets better than we do.

The inability to receive dividends from our subsidiary bank could have a material adverse effect on our financial condition or results of operations, as well as our ability to maintain or increase the current level of cash dividends we pay to our shareholders.

The Parent Company (i.e., the company on an unconsolidated basis) is a separate and distinct legal entity from the Bank, and a substantial portion of the revenues the Parent Company receives consists of dividends from the Bank. These dividends are the primary funding source for the dividends we pay on our common stock and the interest and principal payments on our debt. Various federal and state laws and regulations limit the amount of dividends that a bank may pay to its parent company. In addition, our right to participate in a distribution of assets upon the liquidation or reorganization of a subsidiary may be subject to the prior claims of the subsidiary’s creditors. If the Bank is unable to pay dividends to the Parent Company, we might not be able to service our debt, pay our obligations, or pay dividends on our common stock.

Reduction or elimination of our quarterly cash dividend could have an adverse impact on the market price of our common stock.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds available for such payments under applicable law and regulatory guidance, and although we have historically declared cash dividends on our common stock, we are not required to do so. Furthermore, the payment of dividends falls under federal regulations that have grown more stringent in recent years. While we pay our quarterly cash dividend in compliance with current regulations, such regulations could change in the future. Any reduction or elimination of our common stock dividend in the future could adversely affect the market price of our common stock.

Operational Risks

Our stress testing processes rely on analytical and forecasting models that may prove to be inadequate or inaccurate, which could adversely affect the effectiveness of our strategic planning and our ability to pursue certain corporate goals.

The processes we use to estimate the effects of changing interest rates, real estate values, and economic indicators such as unemployment on our financial condition and results of operations depend upon the use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Furthermore, even if our assumptions are accurate predictors of future performance, the models they are based on may prove to be inadequate or inaccurate because of other flaws in their design or implementation. If the models we use in the process of managing our interest rate and other risks prove to be inadequate or inaccurate, we could incur increased or unexpected losses which, in turn, could adversely affect our earnings and capital. Additionally, failure by the Company to maintain compliance with strict capital, liquidity, and other stress test requirements under banking regulations could subject us to regulatory sanctions, including limitations on our ability to pay dividends.

The occurrence of any failure, breach, or interruption in service involving our systems or those of our service providers could damage our reputation, cause losses, increase our expenses, and result in a loss of customers, an increase in regulatory scrutiny, or expose us to civil litigation and possibly financial liability, any of which could adversely impact our financial condition, results of operations, and the market price of our stock.

Communication and information systems are essential to the conduct of our business, as we use such systems, and those maintained and provided to us by third party service providers, to manage our customer relationships, our general ledger, our deposits, and our loans. In addition, our operations rely on the secure processing, storage, and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. With the rise and permeation of online and mobile banking, the financial services industry in particular faces substantial cybersecurity risk due to the type of sensitive information provided by customers. Our systems and those of our third-party service providers and customers are under constant threat, and it is possible that we or they could experience a significant event in the future that could adversely affect our business or operations.

In addition, breaches of security may occur through intentional or unintentional acts by those having authorized or unauthorized access to our confidential or other information, or that of our customers, clients, or counterparties. If one or more of such events were to occur, the confidential and other information processed and stored in, and transmitted through, our computer systems and networks could potentially be jeopardized, or could otherwise cause interruptions or malfunctions in our operations or the operations of our customers, clients, or counterparties. This could cause us significant reputational damage or result in our experiencing significant losses.

While we diligently assess applicable regulatory and legislative developments affecting our business, laws and regulations relating to cybersecurity have been frequently changing, imposing new requirements on us. In light of these conditions, we face the potential for additional regulatory scrutiny that will lead to increasing compliance and technology expenses and, in some cases, possible limitations on the achievement of our plans for growth and other strategic objectives.

Furthermore, we may be required to expend significant additional resources to modify our protective measures or investigate and remediate vulnerabilities or other exposures arising from operational and security risks. Additional expenditures may be required for third-party expert consultants or outside counsel. We also may be subject to litigation and financial losses that either are not insured against or not fully covered through any insurance we maintain.

In addition, we routinely transmit and receive personal, confidential, and proprietary information by e-mail and other electronic means. We have discussed, and worked with our customers, clients, and counterparties to develop secure transmission capabilities, but we do not have, and may be unable to put in place, secure capabilities with all of these constituents, and we may not be able to ensure that these third parties have appropriate controls in place to protect the confidentiality of such information.

We maintain disclosure controls and procedures to ensure we will timely and sufficiently notify our investors of material cybersecurity risks and incidents, including the associated financial, legal, or reputational consequence of such an event, as well as reviewing and updating any prior disclosures relating to the risk or event.

While we have established information security policies and procedures, including an Incident Response Plan, to prevent or limit the impact of systems failures and interruptions, we may not be able to anticipate all possible security breaches that could affect our systems or information and there can be no assurance that such events will not occur or will be adequately prevented or mitigated if they do.

The Company and the Bank rely on third parties to perform certain key business functions, which may expose us to further operational risk.

We outsource certain key aspects of our data processing to certain third-party providers. While we have selected these third-party providers carefully, we cannot control their actions. Our ability to deliver products and services to our customers, to adequately process and account for our customers’ transactions, or otherwise conduct our business could be adversely impacted by any disruption in the services provided by these third parties; their failure to handle current or higher volumes of usage; or any difficulties we may encounter in communicating with them. Replacing these third-party providers also could entail significant delay and expense.

Our third-party providers may be vulnerable to unauthorized access, computer viruses, phishing schemes, and other security breaches. Threats to information security also exist in the processing of customer information through various other third-party providers and their personnel. We may be required to expend significant additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation, and other possible liabilities.

In addition, the Company may not be adequately insured against all types of losses resulting from third-party failures, and our insurance coverage may be inadequate to cover all losses resulting from systems failures or other disruptions to our banking services.

Failure to keep pace with technological changes could have a material adverse impact on our ability to compete for loans and deposits, and therefore on our financial condition and results of operations.

Financial products and services have become increasingly technology-driven. To some degree, our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services.

The inability to attract and retain key personnel could adversely impact our operations.

To a large degree, our success depends on our ability to attract and retain key personnel whose expertise, knowledge of our markets, and years of industry experience would make them difficult to replace. Competition for skilled leaders in our industry can be intense, and we may not be able to hire or retain the people we would like to have working for us. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business, given the specialized knowledge of such personnel and the difficulty of finding qualified replacements on a timely basis. Furthermore, our ability to attract and retain personnel with the skills and knowledge to support our business may require that we offer additional compensation and benefits that would reduce our earnings.

Many aspects of our operations are dependent upon the soundness of other financial intermediaries and thus could expose us to systemic risk.

The soundness of many financial institutions may be closely interrelated as a result of relationships between them involving credit, trading, execution of transactions, and the like. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses, or defaults by other institutions.

As such “systemic risk” may adversely affect the financial intermediaries with which we interact on a daily basis (such as clearing agencies, clearing houses, banks, and securities firms and exchanges), we could be adversely impacted as well.

Noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations could result in material financial loss.

The BSA and the USA Patriot Act contain anti-money laundering and financial transparency provisions intended to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities. The BSA, as amended by the USA Patriot Act, requires depository institutions to undertake activities including monitoring an anti-money laundering program, verifying the identity of clients, monitoring for and reporting suspicious transactions, reporting on cash transactions above a certain threshold, and responding to requests for information by regulatory authorities and law enforcement agencies. FINCEN, a unit of the U.S. Treasury Department that administers the BSA, is authorized to impose significant civil monetary penalties for violations of these requirements. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing activities could also result in reputational risk for the Company.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

As a public company, we are required to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that our internal control over financial reporting was effective.

If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal control over financial reporting may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules.

There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in the effectiveness of our internal control over financial reporting. This could materially adversely affect us by, for example, leading to a decline in our stock price and impairing our ability to raise capital.

Reputational Risk

Damage to our reputation could significantly harm the businesses we engage in, as well as our competitive position and prospects for growth.

Our ability to attract and retain investors, customers, clients, and employees could be adversely affected by damage to our reputation resulting from various sources, including employee misconduct, litigation, or regulatory outcomes; failure to deliver minimum standards of service and quality; compliance failures; unethical behavior; unintended disclosure of confidential information; and the activities of our clients, customers, and/or counterparties. Actions by the financial services industry in general, or by certain entities or individuals within it, also could have a significantly adverse impact on our reputation.

Our actual or perceived failure to identify and address various issues also could give rise to reputational risk that could significantly harm us and our business prospects, including failure to properly address operational risks. These issues include legal and regulatory requirements; consumer protection, fair lending, and privacy issues; properly maintaining customer and associated personal information; record keeping; protecting against money laundering; sales and trading practices; and ethical issues.

Societal responses to climate change could adversely affect the Company’s business and performance, including, in directly through impacts on the Company’s investors and customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Investors, consumers, and businesses also may change their behavior on their own as a result of these concerns. The Company and its customers will need to respond to new laws and regulations as well as investor, consumer and business preferences resulting from climate change concerns. The Company and its customers may face cost increases, asset value reductions, and operating process changes, among other impacts. The impact on the Company’s customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. In addition, the Company would face reductions in credit worthiness on the part of some customers or in the value of assets securing loans. Investors could determine not to invest in the Company’s securities due to various climate change related considerations. The Company’s efforts to take these risks into account in making lending and other decisions may not be effective in protecting the Company from the negative impact of new laws and regulations or changes in investor, consumer or business behavior.

Recent Events

Declaration of Dividend on Common Shares

On January 26, 2021, our Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.17 per share. The dividend is payable on February 16, 2021 to common shareholders of record as of February 6, 2021.

The CARES Act

The CARES Act was passed by Congress and signed into law on March 27, 2020, after the President declared a national emergency on March 13, 2020. It provides, among other things, money for unemployment benefits, financial aid checks to individuals and forgivable SBA loans, known as the Paycheck Protection Program (the “PPP”). This program provides loans to small businesses to keep their employees on payroll. The original funding was fully allocated by mid-April, and additional funding was made available on April 24, 2020, under the Paycheck Protection Program and Health Care Enhancement Act. The Company is a participant in the PPP, which resumed in January 2021. As of December 31, 2020, the Company funded approximately 1,400 requests totaling $117.1 million under the PPP. These loans were designated as held for sale as of quarter end. Of the $117.1 million in PPP loans. During early 2021, $18.1 million of PPP loans have been forgiven.

In December 2020, Congress amended the CARES Act through the Consolidated Appropriations Act of 2021, which provided additional COVID-19 relief to American families and businesses, including extending TDR relief under the CARES Act until the earlier of December 31, 2021, or 60 days following the termination of the national emergency.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

We own certain of our branch offices, as well as our headquarters on Long Island and certain other back-office buildings in New York, Ohio, and Florida. We also utilize other branch and back-office locations in those states, and in New Jersey and Arizona, under various lease and license agreements that expire at various times. (See Note 7, “Leases” in Item 8, “Financial Statements and Supplementary Data.”) We believe that our facilities are adequate to meet our present and immediately foreseeable needs.

ITEM 3.	LEGAL PROCEEDINGS

The Company is involved in various legal actions arising in the ordinary course of its business. All such actions in the aggregate involve amounts that are believed by management to be immaterial to the financial condition and results of operations of the Company.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES

The common stock of New York Community Bancorp, Inc. trades on the New York Stock Exchange (the “NYSE”) under the symbol “NYCB.”

At December 31, 2020, the number of outstanding shares was 463,901,808 and the number of registered owners was approximately 10,797. The latter figure does not include those investors whose shares were held for them by a bank or broker at that date.

Stock Performance Graph

The following graph compares the cumulative total return on the Company’s stock in the five years ended December 31, 2020 with the cumulative total returns on a broad market index (the S&P Mid-Cap 400 Index) and a peer group index (the SNL U.S. Bank and Thrift Index) during the same time. The S&P Mid-Cap 400 Index was chosen as the broad market index in connection with the Company’s trading activity on the NYSE; the SNL U.S. Bank and Thrift Index currently is comprised of 375 bank and thrift institutions, including the Company. S&P Global Market Intelligence provided us with the data for both indices.

The performance graph is being furnished solely to accompany this report pursuant to Item 201(e) of Regulation S-K, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The cumulative total returns are based on the assumption that $100.00 was invested in each of the three investments on December 31, 2015 and that all dividends paid since that date were reinvested. Such returns are based on historical results and are not intended to suggest future performance.

Comparison of 5-Year Cumulative Total Return

Among New York Community Bancorp, Inc.,

S&P Mid-Cap 400 Index, and SNL U.S. Bank and Thrift Index

ASSUMES $100 INVESTED ON DECEMBER 31, 2015 AND DIVIDEND REINVESTED

	12/31/2015	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020
New York Community Bancorp, Inc.	$100.00	$102.16	$87.98	$67.54	$91.43	$86.11

S&P Mid-Cap 400 Index	$100.00	$120.74	$140.35	$124.80	$157.49	$179.00

SNL U.S. Bank and Thrift Index	$100.00	$126.25	$148.45	$123.32	$166.67	$144.61

Share Repurchases

Shares Repurchased Pursuant to the Company’s Stock-Based Incentive Plans

Participants in the Company’s stock-based incentive plans may have shares of common stock withheld to fulfill the income tax obligations that arise in connection with their exercise of stock options and the vesting of their stock awards. Shares that are withheld for this purpose are repurchased pursuant to the terms of the applicable stock-based incentive plan, rather than pursuant to the share repurchase program authorized by the Board of Directors described below.

Shares Repurchased Pursuant to the Board of Directors’ Share Repurchase Authorization

On October 23, 2018, the Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock. Under said authorization, shares may be repurchased on the open market or in privately negotiated transactions. As of December 31, 2020, the Company has approximately $16.9 million remaining under this repurchase authorization.

Shares that are repurchased pursuant to the Board of Directors’ authorization, and those that are repurchased pursuant to the Company’s stock-based incentive plans, are held in our Treasury account and may be used for various corporate purposes, including, but not limited to, merger transactions and the vesting of restricted stock awards.

During the year December 31, 2020, the Company repurchased $59.0 million or 5.8 million shares of its common stock. Included in the above, the Company allocated 783,238 shares or $8.8 million toward the repurchase of shares tied to its stock-based incentive plans.

(dollars in thousands, except per share data)
Period	Total Shares of Common Stock Repurchased	Average Price Paid per Common Share	Total Allocation
First Quarter 2020	3,307,183	$11.24	$37,159
Second Quarter 2020	2,426,872	8.88	21,554
Third Quarter 2020	29,747	9.73	289
Fourth Quarter 2020:
October	524	8.51	5
November	1,752	8.69	15
December	—	—	—

Total Fourth Quarter 2020	2,276	8.65	20

2020 Total	5,766,078	10.24	$59,022

ITEM 6.	SELECTED FINANCIAL DATA

	At or For the Years Ended December 31,
(dollars in thousands, except share data)	2020	2019	2018	2017	2016
EARNINGS SUMMARY:
Net interest income	$1,100,142	$957,400	$1,030,995	$1,130,003	$1,287,382
Provision for (recovery of) losses on non-covered loans	62,228	7,105	18,256	60,943	(11,874)
Recovery of losses on covered loans	—	—	—	(23,701)	(7,694)
Non-interest income	61,080	84,230	91,558	216,880	145,572
Non-interest expense:
Operating expenses	511,190	511,218	546,628	641,218	638,109
Amortization of core deposit intangibles	—	—	—	208	2,391
Merger-related expenses	—	—	—	—	11,146
Total non-interest expense	511,190	511,218	546,628	641,426	651,646
Income tax expense	76,695	128,264	135,252	202,014	281,727
Net income	511,109	395,043	422,417	466,201	495,401
Basic earnings per common share	$1.02	$0.77	$0.79	$0.90	$1.01
Diluted earnings per common share	1.02	0.77	0.79	0.90	1.01
Dividends paid per common share	0.68	0.68	0.68	0.68	0.68
SELECTED RATIOS:
Return on average assets	0.94%	0.76%	0.84%	0.96%	1.00%
Return on average common stockholders’ equity	7.71	5.88	6.20	7.12	8.19
Average common stockholders’ equity to average assets	11.47	11.82	12.51	12.76	12.28
Operating expenses to average assets	0.94	0.98	1.09	1.32	1.29
Efficiency ratio	44.02	49.08	48.70	47.61	44.53
Net interest rate spread	2.09	1.79	2.06	2.47	2.85
Net interest margin	2.24	2.02	2.25	2.59	2.93
Dividend payout ratio	66.67	88.31	86.08	75.56	67.33
BALANCE SHEET SUMMARY:
Total assets	$56,306,120	$53,640,821	$51,899,376	$49,124,195	$48,926,555
Loans, net of allowance for credit losses on loans and leases	42,806,691	41,746,517	40,006,088	38,265,183	39,308,016
Allowance for losses on non-covered loans	194,043	147,638	159,820	158,046	158,290
Allowance for losses on covered loans	—	—	—	—	23,701
Securities	5,844,909	5,885,887	5,644,071	3,531,427	3,817,057
Deposits	32,436,813	31,657,132	30,764,430	29,102,163	28,887,903
Borrowed funds	16,083,544	14,557,593	14,207,866	12,913,679	13,673,379
Common stockholders’ equity	6,338,804	6,208,854	6,152,395	6,292,536	6,123,991
Common shares outstanding	463,901,808	467,346,781	473,536,604	488,490,352	487,056,676
Book value per common share	$13.66	$13.29	$12.99	$12.88	$12.57
Common stockholders’ equity to total assets	11.26%	11.57%	11.85%	12.81%	12.52%
ASSET QUALITY RATIOS (2016 amounts exclude covered assets and non-covered purchased credit-impaired loans):
Non-performing loans to total loans	0.09%	0.15%	0.11%	0.19%	0.15%
Non-performing assets to total assets	0.08	0.14	0.11	0.18	0.14
Allowance for credit losses on loans to non- performing loans	513.55	241.07	351.21	214.50	277.19
Allowance for credit losses on loans to total loans	0.45	0.35	0.40	0.41	0.42
Net charge-offs to average loans (1)	0.04	0.05	0.04	0.16	0.00

(1)	Average loans for 2016 includes covered loans.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the purpose of this discussion and analysis, the words “we,” “us,” “our,” and the “Company” are used to refer to New York Community Bancorp, Inc. and our consolidated subsidiaries, including New York Community Bank (the “Bank”).

Executive Summary

New York Community Bancorp, Inc. is the holding company for New York Community Bank, with 237 branches in Metro New York, New Jersey, Ohio, Florida, and Arizona. At December 31, 2020, we had total assets of $56.3 billion, including total loans of $43.0 billion, total deposits of $32.4 billion, and total stockholders’ equity of $6.8 billion.

Chartered in the State of New York, the Bank is subject to regulation by the FDIC, the CFPB, and the NYSDFS. In addition, the holding company is subject to regulation by the FRB, the SEC, and to the requirements of the NYSE, where shares of our common stock are traded under the symbol “NYCB” and shares of our preferred stock trade under the symbol “NYCB PA.”

As a publicly traded company, our mission is to provide our shareholders with a solid return on their investment by producing a strong financial performance, maintaining a solid capital position, and engaging in corporate strategies that enhance the value of their shares. For the twelve months ended December 31, 2020, net income totaled $511.1 million, up 29% compared to the $395.0 million we reported for the twelve months ended December 31, 2019. Full-year 2020 results were impacted by $68.4 million income tax benefit related to certain tax provisions for corporations under the CARES ACT. Excluding this tax benefit, net income, on a non-GAAP basis, for full-year 2020 was $442.7 million up 12% compared to full-year 2019.

For the twelve months ended December 31, 2020, net income available to common shareholders was $478.3 million, up 32% compared to $362.2 million we reported for the twelve months ended December 31, 2019. On a non-GAAP, net income available to common shareholders for full-year 2020 was $409.9 million, up 13% compared to full-year 2019.

The key trends during 2020 were:

Double-Digit Expansion in the Net Interest Margin

During full-year 2020, our NIM increased by double-digits compared to full-year 2019. This improvement was driven by a significant decline in our overall cost of funds largely fueled by lower deposit costs. During 2020, the Company benefited by the FRB’s near-zero interest rate policy as we proactively reduced our CDs. This was partially offset by a decline in asset yields.

For the twelve months ended December 31, 2020, the NIM was 2.24%, up 22 bp compared to the twelve months ended December 31, 2019. Prepayment income contributed 11 bp to the NIM in 2020 compared to 12 bp in 2019. Excluding the impact from prepayment income, the NIM for full-year, on a non-GAAP basis, was 2.13%, up 23 bp compared to 2019. During the fourth quarter of 2020, the NIM increased 43 bp to 2.47% compared to the fourth quarter of 2019. Excluding the impact from prepayment income, the fourth-quarter 2020 NIM, on a non-GAAP basis, was 2.30%, up 40 bp compared to the year-ago fourth quarter.

Strong Growth in Net Interest Income

The double-digit improvement in the NIM was a key driver of the strong growth in net interest income we experienced during 2020. For the twelve months ended December 31, 2020 net interest income totaled $1.1 billion, up $142.7 million or 15% compared to $957.4 million for the twelve months ended December 31, 2019. The year-over-year improvement was due to lower interest expense, owing to lower funding cost, which was primarily the result of lower CD rates. For the twelve months ended December 31, 2020, prepayment income totaled $54.4 million, relatively unchanged compared to prepayment income for the twelve months ended December 31, 2019. Excluding the impact from prepayment income, net interest income, on a non-GAAP basis, increased $142.5 million or 16% to $1.0 billion for full-year 2020 compared to $903.2 million for full-year 2019.

Our Asset Quality Metrics and Loan Deferrals Improved

The Company’s overall asset quality metrics remain very strong during 2020 as NPAs declined significantly compared to full year 2019. NPAs at December 31, 2020 totaled $46.1 million or eight bp of total assets, down $27.4 million or 37% compared to $73.5 million or 14 bp of total assets at December 31, 2019.

To date, we have also been successful with our loan deferral to help those borrowers impacted by the COVID-19 pandemic. The majority of our full-payment loan deferrals were eligible to come off their six-month deferral period during fourth quarter 2020. Accordingly, at December 31, 2020, 99% or $6.0 billion of our full-payment loan deferrals have returned to payment status. As of that date, $83.6 million of full-payment deferrals currently remain on deferral and are eligible to come off their deferral period during the first two months of 2021.

External Factors

The following is a discussion of certain external factors that tend to influence our financial performance and the strategic actions we take.

Interest Rates

Among the external factors that tend to influence our performance, the interest rate environment is key. Just as short-term interest rates affect the cost of our deposits and that of the funds we borrow, market interest rates affect the yields on the loans we produce for investment and the securities in which we invest.

As further discussed under “Loans Held for Investment” later on in this discussion, the interest rates on our multi-family loans and CRE credits generally are based on the five-year and seven-year CMT. The following table summarizes the high, low, and average five- and seven-year CMT rates in 2020 and 2019:

	Constant Maturity Treasury Rates
	Five-Year		Seven-Year
	2020	2019	2020	2019
High	1.67%	2.62%	1.79%	2.70%
Low	0.19	1.32	0.36	1.40
Average	0.53	1.95	0.72	2.05

Because the multi-family and CRE loans we produce generate income when they prepay (which is recorded as interest income), the impact of repayment activity can be especially meaningful. In 2020, prepayment income from loans contributed $52.1 million to interest income; in the prior year, the contribution was $48.9 million.

Economic Indicators

While we attribute our asset quality to the nature of the loans we produce and our conservative underwriting standards, the quality of our assets can also be impacted by economic conditions in our local markets and throughout the United States. The information that follows consists of recent economic data that we consider to be germane to our performance and the markets we serve.

The following table presents the generally negative trend in unemployment rates, as reported by the U.S. Department of Labor, both nationally and in the various markets that comprise our footprint. The year-over-year increase in the unemployment rates across our footprint is due to the COVID-19 pandemic and resultant business shutdowns.

	December
	2020	2019
Unemployment rate:
United States	6.5%	3.4%
New York City	11.0	3.1
Arizona	7.3	4.2
Florida	5.8	2.4
New Jersey	7.4	3.6
New York	8.1	3.7
Ohio	5.2	3.8

The CPI measures the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services. The following table indicates the change in the CPI for the twelve months ended at each of the indicated dates:

	For the Twelve Months Ended December
	2020	2019
Change in prices:	1.4%	2.3%

Economic activity also is indicated by the Consumer Confidence Index®, which declined to 87.1 in December 2020 compared to 128.2 in December 2019. An index level of 90 or more is considered indicative of a strong economy.

The following chart illustrates the relative stability of the rental vacancy rate in New York City for all rental units and for rent stabilized units, from 1991 through 2017, as compared to the changes in average unemployment rates in New York City during those years. As the New York City rental vacancy rate is only reported every three years, the annual average unemployment rate in New York City is provided for those years only. As you can see the vacancy rates for rent stabilized units are lower, in some years, meaningfully lower, then the vacancy rates for all rental units.

New York City Rental Vacancy Rates to Unemployment Rates

Year	New York City Rental Vacancy Rate All Rental Units	New York City Rental Vacancy Rate Rent Stabilized Units	New York City Annual Average Unemployment Rate
2017	3.63%	2.06%	4.50%
2014	3.45%	2.12%	7.20%
2011	3.12%	2.55%	9.10%
2008	2.88%	2.14%	5.60%
2005	3.09%	2.68%	5.80%
2002	2.94%	2.52%	8.00%
1999	3.19%	2.46%	6.80%
1996	4.01%	3.57%	8.80%
1993	3.44%	3.10%	10.40%
1991	3.78%	3.54%	8.70%

(1)	Source: Selected Initial Findings of the New York City Housing and Vacancy Survey
(2)	Source: http://www.labor.ny.gov/stats/laus.asp

Critical Accounting Policies

We consider certain accounting policies to be critically important to the portrayal of our financial condition and results of operations, since they require management to make complex or subjective judgments, some of which may relate to matters that are inherently uncertain. The inherent sensitivity of our consolidated financial statements to these critical accounting policies, and the judgments, estimates, and assumptions used therein, could have a material impact on our financial condition or results of operations.

We have identified the following to be critical accounting policies: the determination of the allowance for loan losses and the determination of the amount, if any, of goodwill impairment.

The judgments used by management in applying these critical accounting policies may be influenced by adverse changes in the economic environment, which may result in changes to future financial results.

Allowance for Credit Losses

The Company’s January 1, 2020, adoption of ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments,” resulted in a significant change to our methodology for estimating the allowance since December 31, 2019.

ASU No. 2016-13 replaced the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. The measurement of expected credit losses under CECL is applicable to financial assets measured at amortized cost, including loan receivables. It also applies to off-balance sheet exposures not accounted for as insurance and net investments in leases accounted for under ASC Topic 842. At December 31, 2019, the allowance for credit losses on loans and leases totaled $147.6 million. On January 1, 2020, the Company adopted the CECL methodology under ASU Topic 326 and recognized an increase in the allowance for credit losses on loans and leases of $1.9 million as a “Day 1” transition adjustment from changes in methodology, with a corresponding decrease in retained earnings. Separately, at December 31, 2019, the Company had an allowance for unfunded commitments of $461,000. Upon adoption, the Company recognized an increase in the allowance for unfunded commitments of $12.5 million as a “Day 1” transition adjustment with a corresponding decrease in retained earnings.

The allowance for credit losses on loans and leases is deducted from the amortized cost basis of a financial asset or a group of financial assets so that the balance sheet reflects the net amount the Company expects to collect. Amortized cost is the unpaid loan balance, net of deferred fees and expenses, and includes negative escrow. Subsequent changes (favorable and unfavorable) in expected credit losses are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense. Management estimates the allowance by projecting and multiplying together the probability-of-default, loss-given-default and exposure-at-default depending on economic parameters for each month of the remaining contractual term. Economic parameters are developed using available information relating to past events, current conditions, and economic forecasts. The Company’s economic forecast period is 24 months, and afterwards reverts to a historical average loss rate on a straight line basis over a 12 month period. Historical credit experience provides the basis for the estimation of expected credit losses, with qualitative adjustments made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency levels and terms, as well as for changes in environmental conditions, such as changes in legislation, regulation, policies, administrative practices or other relevant factors. Expected credit losses are estimated over the contractual term of the loans, adjusted for forecasted prepayments when appropriate. The contractual term excludes potential extensions or renewals. The methodology used in the estimation of the allowance for loan and lease losses, which is performed at least quarterly, is designed to be dynamic and responsive to changes in portfolio credit quality and forecasted economic conditions. Each quarter the Company reassesses the appropriateness of the economic forecasting period, the reversion period and historical mean at the portfolio segment level, considering any required adjustments for differences in underwriting standards, portfolio mix, and other relevant data shifts over time.

The allowance for credit losses on loans and leases is measured on a collective (pool) basis when similar risk characteristics exist. The portfolio segment represents the level at which a systematic methodology is applied to estimate credit losses. Management believes the products within each of the entity’s portfolio segments exhibit similar risk characteristics. Smaller pools of homogenous financing receivables with homogeneous risk characteristics were modeled using the methodology selected for the portfolio segment. The macroeconomic data used in the quantitative models are based on a reasonable and supportable forecast period of 24 months. The Company leverages economic projections including property market and prepayment forecasts from established independent third parties to inform its loss drivers in the forecast. Beyond this forecast period, the Company reverts to a historical average loss rate. This reversion to the historical average loss rate is performed on a straight-line basis over 12 months.

Loans that do not share risk characteristics are evaluated on an individual basis. These include loans that are in nonaccrual status with balances above management determined materiality thresholds depending on loan class and also loans that are designated as TDR or “reasonably expected TDR” (criticized, classified, or maturing loans that will have a modification processed within the next three months). In addition, all taxi medallion loans are individually evaluated. If a loan is determined to be collateral dependent, or meets the criteria to apply the collateral dependent practical expedient, expected credit losses are determined based on the fair value of the collateral at the reporting date, less costs to sell as appropriate.

The Company maintains an allowance for credit losses on off-balance sheet credit exposures. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their estimated life. The Company examined historical credit conversion factor (“CCF”) trends to estimate utilization rates, and chose an appropriate mean CCF based on both management judgment and quantitative analysis. Quantitative analysis involved examination of CCFs over a range of fund-up windows (between 12 and 36 months) and comparison of the mean

CCF for each fund-up window with management judgment determining whether the highest mean CCF across fund-up windows made business sense. The Company applies the same standards and estimated loss rates to the credit exposures as to the related class of loans.

Goodwill Impairment

The Company adopted, on a prospective basis, ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment on January 1, 2020. We have significant intangible assets related to goodwill and as of December 31, 2020, we had goodwill of $2.4 billion. In connection with our acquisitions, the assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill represents the excess of the purchase price of our acquisitions over the fair value of identifiable net assets acquired, including other identified intangible assets. We test our goodwill for impairment at the reporting unit level. We have identified one reporting unit which is the same as our operating segment and reportable segment. If we change our strategy or if market conditions shift, our judgments may change, which may result in adjustments to the recorded goodwill balance.

We perform our goodwill impairment test in the fourth quarter of each year, or more often if events or circumstances warrant. For annual goodwill impairment testing, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude that this is the case, we would compare the fair value the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized, however, would not exceed the total amount of goodwill allocated to that reporting unit. Additionally, we would consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. As of December 31, 2020, the Company’s goodwill was not impaired.

FINANCIAL CONDITION

Balance Sheet Summary

At December 31, 2020, total assets were $56.3 billion, up $2.7 billion or 5.0% on a year-over-year basis. Our asset growth was largely the result of loan growth and, a $1.2 billion increase in the balance of cash and cash equivalents. This was funded through a combination of growth in deposits and in wholesale borrowings.

Total loans held for investment rose $989.4 million or 2.4% on a year-over-year basis to $42.9 billion, as the multi-family loan portfolio increased $1.1 billion or 3.5% to $32.3 billion and the specialty finance portfolio rose $439.2 million or 16.8% to $3.1 billion.

Total securities, consisting mainly of available-for-sale securities declined modestly to $5.8 billion compared to $5.9 billion on a year-over-year basis.

On the liability side, total deposits rose $779.7 million or 2.5% to $32.4 billion compared to the balance at year-end 2019, while total borrowed funds increased $1.5 billion or 10.5% to $16.1 billion. Most of the growth in borrowings occurred in the fourth quarter of the year.

Total stockholders’ equity at December 31, 2020 was $6.8 billion, up $130.0 million compared to the balance at December 31, 2019. Common stockholders’ equity to total assets was 11.26% compared to 11.57% at December 31, 2019. Book value per common share was $13.66 at December 31, 2020 compared to $13.29 at December 31, 2019.

On a non-GAAP basis and excluding goodwill of $2.4 billion at both December 31, 2020 and 2019, tangible common stockholders’ equity totaled $3.9 billion at year-end 2020, compared to $3.8 billion at year-end 2019. Tangible common stockholders’ equity to tangible assets was 7.26% at December 31, 2020 compared to 7.39% at December 31, 2019. Tangible book value per common share at December 31, 2020 was $8.43 compared to $8.09 at December 31, 2019.

Loans

Loans Held for Investment

The majority of the loans we produce are multi-family loans. Our production of multi-family loans began several decades ago in the five boroughs of New York City, where the majority of the rental units currently consist of rent-regulated apartments featuring below-market rents. In addition to multi-family loans, our loan portfolio contains a large number of CRE credits, most of which are secured by income-producing properties located in New York City and on Long Island.

In addition to multi-family loans and CRE loans, our specialty finance loans and leases have become an increasingly larger portion of our overall loan portfolio. The remainder of our portfolio includes smaller balances of C&I loan, one-to-four family loans, ADC loans, and other loans held for investment. The majority of our C&I loans consist of loans to small- and mid-size businesses.

In 2020, we originated $12.9 billion of loans, a $2.3 billion or a 21.3% increase from the prior year. The higher level of originations was largely driven by a 46% increase in multi-family originations, offset by declines in each of the other loan segments.

Multi-Family Loans

Multi-family loans are our principal asset. The loans we produce are primarily secured by non-luxury residential apartment buildings in New York City that feature rent-regulated units and below-market rents—a market we refer to as our “primary lending niche.” Consistent with our emphasis on multi-family lending, multi-family loan originations represented $8.7 billion, or 67.8%, of the loans we produced for investment in 2020.

At December 31, 2020, multi-family loans represented $32.2 billion, or 75.3%, of total loans held for investment, reflecting a year-over-year increase of $1.1 billion, or 3.5%. The multi-family portfolio has an average principal balance of $6.6 million and a weighted average life of 2.3 years at December 31, 2020 compared to $6.4 million and 2.0 years, respectively, at December 31, 2019.

The majority of our multi-family loans were secured by rental apartment buildings.

At December 31, 2020, $26.5 billion or 82.1% of the Company’s total multi-family loan portfolio is secured by properties in New York State and, therefore, are subject to the new rent regulation laws. The weighted average LTV of the NYS rent regulated multi-family portfolio was 54.08% as of December 31, 2020, compared to a weighted average LTV of 57.26% for the entire multi-family loan portfolio at that date.

In addition to underwriting multi-family loans on the basis of the buildings’ income and condition, we consider the borrowers’ credit history, profitability, and building management expertise. Borrowers are required to present evidence of their ability to repay the loan from the buildings’ current rent rolls, their financial statements, and related documents.

While a percentage of our multi-family loans are ten-year fixed rate credits, the vast majority of our multi-family loans feature a term of ten or twelve years, with a fixed rate of interest for the first five or seven years of the loan, and an alternative rate of interest in years six through ten or eight through twelve. The rate charged in the first five or seven years is generally based on intermediate-term interest rates plus a spread.

During the remaining years, the loan resets to an annually adjustable rate that is tied to the prime rate of interest, plus a spread. Alternately, the borrower may opt for a fixed rate that is tied to the five-year fixed advance rate of the FHLB-NY, plus a spread. The fixed-rate option also requires the payment of one percentage point of the then-outstanding loan balance. In either case, the minimum rate at repricing is equivalent to the rate in the initial five-or seven-year term. As the rent roll increases, the typical property owner seeks to refinance the mortgage, and generally does so before the loan reprices in year six or eight.

Multi-family loans that refinance within the first five or seven years are typically subject to an established prepayment penalty schedule. Depending on the remaining term of the loan at the time of prepayment, the penalties normally range from five percentage points to one percentage point of the then-current loan balance. If a loan extends past the fifth or seventh year and the borrower selects the fixed-rate option, the prepayment penalties typically reset to a range of five points to one point over years six through ten or eight through twelve. For example, a ten-year multi-family loan that prepays in year three would generally be expected to pay a prepayment penalty equal to three percentage points of the remaining principal balance. A twelve-year multi-family loan that prepays in year one or two would generally be expected to pay a penalty equal to five percentage points.

Because prepayment penalties are recorded as interest income, they are reflected in the average yields on our loans and interest-earning assets, our net interest rate spread and net interest margin, and the level of net interest income we record. No assumptions are involved in the recognition of prepayment income, as such income is only recorded when cash is received.

Our success as a multi-family lender partly reflects the solid relationships we have developed with the market’s leading mortgage brokers, who are familiar with our lending practices, our underwriting standards, and our long-standing practice of basing our loans on the cash flows produced by the properties. The process of producing such loans is generally four to six weeks in duration and, because the multi-family market is largely broker-driven, the expense incurred in sourcing such loans is substantially reduced.

Our emphasis on multi-family loans is driven by several factors, including their structure, which reduces our exposure to interest rate volatility to some degree. Another factor driving our focus on multi-family lending has been the comparative quality of the loans we produce. Reflecting the nature of the buildings securing our loans, our underwriting standards, and the generally conservative LTV ratios our multi-family loans feature at origination, a relatively small percentage of the multi-family loans that have transitioned to non-performing status have actually resulted in losses, even when the credit cycle has taken a downward turn.

We primarily underwrite our multi-family loans based on the current cash flows produced by the collateral property, with a reliance on the “income” approach to appraising the properties, rather than the “sales” approach. The sales approach is subject to fluctuations in the real estate market, as well as general economic conditions, and is therefore likely to be more risky in the event of a downward credit cycle turn. We also consider a variety of other factors, including the physical condition of the underlying property; the net operating income of the mortgaged premises prior to debt service; the DSCR, which is the ratio of the property’s net operating income to its debt service; and the ratio of the loan amount to the appraised value (i.e., the LTV) of the property.

In addition to requiring a minimum DSCR of 120% on multi-family buildings, we obtain a security interest in the personal property located on the premises, and an assignment of rents and leases. Our multi-family loans generally represent no more than 75% of the lower of the appraised value or the sales price of the underlying property, and typically feature an amortization period of 30 years. In addition, our multi-family loans may contain an initial interest-only period which typically does not exceed two years; however, these loans are underwritten on a fully amortizing basis.

Accordingly, while our multi-family lending niche has not been immune to downturns in the credit cycle, the limited number of losses we have recorded, even in adverse credit cycles, suggests that the multi-family loans we produce involve less credit risk than certain other types of loans. In general, buildings that are subject to rent regulation have tended to be stable, with occupancy levels remaining more or less constant over time. Because the rents are typically below market and the buildings securing our loans are generally maintained in good condition, they have been more likely to retain their tenants in adverse economic times. In addition, we exclude any short-term property tax exemptions and abatement benefits the property owners receive when we underwrite our multi-family loans.

Commercial Real Estate Loans

At December 31, 2020, CRE loans represented $6.8 billion, or 16.0%, of total loans held for investment, reflecting a year-over-year decrease of $246.1 million or 3.5% compared to December 31, 2019. The average CRE loan had a principal balance of $6.7 million at the end of this December, as compared to $6.6 million at the prior year-end. In addition, the portfolio had an expected weighted average life of 2.4 years and 2.3 years at the corresponding dates.

CRE loans represented $958.2 million, or 7.5%, of the loans we originated in 2020, as compared to $1.2 billion, or 11.6%, in the prior year.

The CRE loans we produce are secured by income-producing properties such as office buildings, retail centers, mixed-use buildings, and multi-tenanted light industrial properties. At December 31, 2020, 85.3% of our CRE loans were secured by properties in the metro New York City area, while properties in other parts of New York State accounted for 2.3% of the properties securing our CRE credits, while all other states accounted for 12.4%, combined.

The terms of our CRE loans are similar to the terms of our multi-family credits. While a small percentage of our CRE loans feature ten-year fixed-rate terms, they primarily feature a fixed rate of interest for the first five or seven years of the loan that is generally based on intermediate-term interest rates plus a spread. During years six through ten or eight through twelve, the loan resets to an annually adjustable rate that is tied to the prime rate of interest, plus a spread. Alternately, the borrower may opt for a fixed rate that is tied to the five-year fixed advance rate of the FHLB-NY plus a spread. The fixed-rate option also requires the payment of an amount equal to one percentage point of the then-outstanding loan balance. In either case, the minimum rate at repricing is equivalent to the rate in the initial five- or seven-year term.

Prepayment penalties apply to our CRE loans, as they do our multi-family credits. Depending on the remaining term of the loan at the time of prepayment, the penalties normally range from five percentage points to one percentage point of the then-current loan balance. If a loan extends past the fifth or seventh year and the borrower selects the fixed rate option, the prepayment penalties typically reset to a range of five points to one point over years six through ten or eight through twelve. Our CRE loans tend to refinance within two to three years of origination, as reflected in the expected weighted average life of the CRE portfolio noted above.

The repayment of loans secured by commercial real estate is often dependent on the successful operation and management of the underlying properties. To minimize our credit risk, we originate CRE loans in adherence with conservative underwriting standards, and require that such loans qualify on the basis of the property’s current income stream and DSCR. The approval of a loan also depends on the borrower’s credit history, profitability, and expertise in property management, and generally requires a minimum DSCR of 130% and a maximum LTV of 65%. In addition, the origination of CRE loans typically requires a security interest in the fixtures, equipment, and other personal property of the borrower and/or an assignment of the rents and/or leases. In addition, our CRE loans may contain an interest-only period which typically does not exceed three years; however, these loans are underwritten on a fully amortizing basis.

Specialty Finance Loans and Leases

At December 31, 2020, specialty finance loans and leases totaled $3.0 billion or 7.1% of total loans held for investment, up $429.7 million or 16.6% compared to December 31, 2019.

We produce our specialty finance loans and leases through a subsidiary that is staffed by a group of industry veterans with expertise in originating and underwriting senior securitized debt and equipment loans and leases. The subsidiary participates in syndicated loans that are brought to them, and equipment loans and leases that are assigned to them, by a select group of nationally recognized sources, and are generally made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide.

The specialty finance loans and leases we fund fall into three categories: asset-based lending, dealer floor-plan lending, and equipment loan and lease financing. Each of these credits is secured with a perfected first security interest in, or outright ownership of, the underlying collateral, and structured as senior debt or as a non-cancelable lease. Asset-based and dealer floor-plan loans are priced at floating rates predominately tied to LIBOR, while our equipment financing credits are priced at fixed rates at a spread over Treasuries.

During 2020, the Company originated $2.7 billion of specialty finance loans and leases, representing 21.0% of total originations compared to $2.8 billion during 2019, representing 26.4% of total originations.

Since launching our specialty finance business in the third quarter of 2013, no losses have been recorded on any of the loans or leases in this portfolio.

C&I Loans

In the twelve months ended December 31, 2020, C&I loans declined $26.8 million or 6.3% to $393.3 million, or 0.9% of total loans, and represented $393.0 million or 3.1% of the held-for-investment loans we produced.

In contrast to the loans produced by our specialty finance subsidiary, the C&I loans we produce are primarily made to small and mid-size businesses in the five boroughs of New York City and on Long Island. Such loans are tailored to meet the specific needs of our borrowers, and include term loans, demand loans, revolving lines of credit, and, to a much lesser extent, loans that are partly guaranteed by the Small Business Administration.

A broad range of C&I loans, both collateralized and unsecured, are made available to businesses for working capital (including inventory and accounts receivable), business expansion, the purchase of machinery and equipment, and other general corporate needs. In determining the term and structure of C&I loans, several factors are considered, including the purpose, the collateral, and the anticipated sources of repayment. C&I loans are typically secured by business assets and personal guarantees of the borrower, and include financial covenants to monitor the borrower’s financial stability.

The interest rates on our C&I loans can be fixed or floating, with floating-rate loans being tied to prime or some other market index, plus an applicable spread. Our floating-rate loans may or may not feature a floor rate of interest. The decision to require a floor on C&I loans depends on the level of competition we face for such loans from other institutions, the direction of market interest rates, and the profitability of our relationship with the borrower.

Acquisition, Development, and Construction Loans

At December 31, 2020, ADC loans represented $89.8 million, or 0.2%, of total loans held for investment, as compared to $200.6 million, or 0.5%, at the prior year-end. Originations of ADC loans totaled $35.1 million in 2020, down from $91.4 million at December 31, 2019.

Because ADC loans are generally considered to have a higher degree of credit risk, especially during a downturn in the credit cycle, borrowers are required to provide a guarantee of repayment and completion. In the twelve months ended December 31, 2020 and 2019, we did not recover any losses against guarantees. The risk of loss on an ADC loan is largely dependent upon the accuracy of the initial appraisal of the property’s value upon completion of construction; the developer’s experience; the estimated cost of construction, including interest; and the estimated time to complete and/or sell or lease such property.

When applicable, as a condition to closing an ADC loan, it is our practice to require that properties meet pre-sale or pre-lease requirements prior to funding.

One-to-Four Family Loans

At December 31, 2020, one-to-four family loans represented $236.0 million, or 0.6%, of total loans held for investment, as compared to $380.4 million, or 0.91%, at the prior year-end. These loan balances include certain mixed-use CRE loans with less than five residential units being classified as one-to-four family loans. Other than these types of loans, we do not currently expect to originate traditional one-to-four family loans.

Other Loans

At December 31, 2020, other loans totaled $6.5 million and consisted primarily of consumer loans, most of which were overdraft loans and loans to non-profit organizations. We currently do not offer home equity loans or lines of credit.

Lending Authority

The loans we originate for investment are subject to federal and state laws and regulations, and are underwritten in accordance with loan underwriting policies approved by the Management Credit Committee, the Commercial Credit Committee and the Mortgage and Real Estate and Credit Committees of the Board, and the Board of Directors of the Bank.

All multifamily, CRE, ADC, and Specialty Finance loans regardless of amount and C&I loans in excess of $3.0 million are required to be presented to the Management Credit Committee for approval. Multifamily, CRE and C&I loans in excess of $5.0 million in new dollars to NYCB and Specialty Finance in excess of $15.0 million are also required to be presented to the Commercial Credit Committee and the Mortgage and Real Estate Committee of the Board, as applicable. All C&I loans less than or equal to $3.0 million are approved by the joint authority of lending officers.

All mortgage loans in excess of $50.0 million, Specialty Finance loans in excess of $15.0 million and all other C&I loans in excess of $5.0 million require approval by the Mortgage and Real Estate Committee or the Credit Committee of the Board, as applicable. In addition, all loans of $20.0 million or more originated by the Bank continue to be reported to the Board of Directors.

The various Committees have authority to direct changes in lending practices as they deem necessary or appropriate in order to address individual or aggregate risks and credit exposures in accordance with the Bank’s strategic objectives and risk appetites.

In 2020, 252 loans greater than $10.0 million were originated by the Bank, with an aggregate loan balance of $7.5 billion at origination. In 2019, by comparison, 146 loans greater than $10.0 million were originated, with an aggregate loan balance at origination of $4.1 billion.

At December 31, 2020 and 2019, the largest mortgage loan in our portfolio was a $329.0 million multi-family loan, which is collateralized by six properties located in Brooklyn, New York. As of the date of this report, the loan has been current since origination.

Geographical Analysis of the Portfolio of Loans Held for Investment

The following table presents a geographical analysis of the multi-family and CRE loans in our held-for-investment loan portfolio at December 31, 2020:

	At December 31, 2020
	Multi-Family Loans		Commercial Real Estate Loans
(dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
New York City:
Manhattan	$7,773,567	24.12%	$3,150,097	46.08%
Brooklyn	5,996,421	18.60	545,413	7.98
Bronx	3,938,340	12.22	156,690	2.29
Queens	2,852,269	8.85	623,342	9.12
Staten Island	138,886	0.43	52,141	0.76

Total New York City	$20,699,483	64.22%	$4,527,683	66.23%

New Jersey	4,239,851	13.15	567,194	8.30
Long Island	554,451	1.72	738,304	10.80

Total Metro New York	$25,493,785	79.09%	$5,833,181	85.33%

Other New York State	964,536	2.99	154,915	2.27
All other states	5,778,064	17.92	847,667	12.40

Total	$32,236,385	100.00%	$6,835,763	100.00%

At December 31, 2020, the majority of our other loans held for investment, excluding specialty finance loans and leases, were secured by properties and/or businesses located in Metro New York.

Loan Maturity and Repricing Analysis: Loans Held for Investment

The following table sets forth the maturity or period to repricing of our portfolio of loans held for investment at December 31, 2020. Loans that have adjustable rates are shown as being due in the period during which their interest rates are next subject to change.

(in thousands)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Other	Total Loans
Amount due:
Within one year	$8,899,559	$1,964,141	$182,495	$80,952	$1,801,400	$12,928,547
After one year:
One to five years	20,999,897	4,132,378	50,963	4,628	1,490,930	26,678,796
Over five years	2,336,929	739,244	2,531	4,210	131,533	3,214,447

Total due or repricing after one year	23,336,826	4,871,622	53,494	8,838	1,622,463	29,893,243

Total amounts due or repricing, gross	$32,236,385	$6,835,763	$235,989	$89,790	$3,423,863	$42,821,790

The following table sets forth, as of December 31, 2020, the dollar amount of all loans held for investment that are due after December 31, 2021, and indicates whether such loans have fixed or adjustable rates of interest:

	Due after December 31, 2021
(in thousands)	Fixed	Adjustable	Total
Mortgage Loans:
Multi-family	$4,839,645	$18,497,181	$23,336,826
Commercial real estate	1,160,769	3,710,853	4,871,622
One-to-four family	6,456	47,038	53,494
Acquisition, development, and construction	8,440	398	8,838

Total mortgage loans	6,015,310	22,255,470	28,270,780
Other loans	1,273,855	348,608	1,622,463

Total loans	$7,289,165	$22,604,078	$29,893,243

Loans Held for Sale

At December 31, 2020, we had $117.1 million of loans held for sale. This balance consists entirely of Paycheck Protection Program (“PPP”) loans. The Company is a participant in the Small Business Administration Paycheck Protection Program, a loan program established to help consumers and small businesses. The original funding was fully allocated by mid-April, and additional funding was made available on April 24, 2020, under the Paycheck Protection Program and Health Care Enhancement Act and an additional round of financing resumed in January 2021. We did not have any loans held for sale as of December 31, 2019.

Loan Origination Analysis

The following table summarizes our production of loans held for investment in the years ended December 31, 2020 and 2019:

	For the Years Ended December 31,
	2020		2019
(dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Mortgage Loan Originated for Investment:
Multi-family	$8,711,586	67.78%	$5,981,700	56.44%
Commercial real estate	958,193	7.45	1,226,272	11.57
One-to-four family residential	58,258	0.45	102,829	0.97
Acquisition, development, and construction	35,099	0.27	91,400	0.86

Total mortgage loans originated for investment	9,763,136	75.95	7,402,201	69.84

Other Loans Originated for Investment:
Specialty finance	2,694,459	20.95	2,799,962	26.42
Other commercial and industrial	393,035	3.10	391,702	3.70
Other	3,998	0.00	4,200	0.04

Total other loans originated for investment	3,091,492	24.05	3,195,864	30.16

Total loans originated for investment	$12,854,628	100.00%	$10,598,065	100.00%

Loan Portfolio Analysis

The following table summarizes the composition of our loan portfolio at each year-end for the five years ended December 31, 2020:

	At December 31,
	2020		2019		2018		2017		2016
(dollars in thousands)	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Non- Covered Loans	Amount	Percent of Total Loans	Percent of Non- Covered Loans
Mortgage Loans:
Multi-family	$32,236,385	75.07%	$31,158,672	74.46%	$29,883,919	74.46%	$28,074,709	73.12%	$26,945,052	68.28%	71.35%
Commercial real estate	6,835,763	15.92%	7,081,910	16.93	6,998,834	17.44	7,322,226	19.07	7,724,362	19.57	20.45
One-to-four family	235,989	0.55%	380,361	0.91	446,094	1.11	477,228	1.24	381,081	0.97	1.01
Acquisition, development, and construction	89,790	0.21%	200,596	0.48	407,870	1.02	435,825	1.14	381,194	0.97	1.01

Total mortgage loans	39,397,927	91.75%	38,821,539	92.78	37,736,717	94.03	36,309,988	94.57	35,431,689	89.79	93.82

Other Loans:
Specialty finance	3,024,043	7.04%	2,594,326	6.20	1,918,545	4.78	1,539,733	4.01	1,267,530	3.21	3.36
Other commercial and industrial	393,300	0.92%	420,052	1.00	469,875	1.17	500,841	1.31	632,915	1.60	1.68
Other loans	6,520	0.02%	8,102	0.02	8,724	0.02	8,460	0.02	24,067	0.06	0.06

Total other loans	3,423,863	7.98%	3,022,480	7.22	2,397,144	5.97	2,049,034	5.34	1,924,512	4.87	5.10

Total loans held for investment (non-covered)	$42,821,790	99.73%	$41,844,019	100.00	$40,133,861	100.00	$38,359,022	99.91	$37,356,201	94.66	98.92

Loans held for sale	117,136	0.27%	—	—	—	—	35,258	0.09	409,152	1.04	1.08

Total loans (non-covered)	$42,938,926	100.00%	$41,844,019	100.00%	$40,133,861	100.00%	$38,394,280	100.00	$37,765,353	95.70	100.00%

Covered loans	—		—		—	—	—	—	1,698,133	4.30

Total loans	$42,938,926		$41,844,019		$40,133,861	100.00%	$38,394,280	100.00%	$39,463,486	100.00%

Net deferred loan origination costs	61,808		50,136		32,047		28,949		26,521
Allowance for losses on non-covered loans	(194,043)		(147,638)		(159,820)		(158,046)		(158,290)
Allowance for losses on covered loans	—		—		—		—		(23,701)

Total loans and leases, net	$42,806,691		$41,746,517		$40,006,088		$38,265,183		$38,308,016

Outstanding Loan Commitments

At December 31, 2020 and 2019, we had outstanding loan commitments of $2.5 billion and $2.0 billion, respectively. We also had commitments to issue letters of credit totaling $375.9 million and $509.9 million at December 31, 2020 and 2019, respectively. The fees we collect in connection with the issuance of letters of credit are included in “Fee income” in the Consolidated Statements of Income and Comprehensive Income.

The letters of credit we issue consist of performance stand-by, financial stand-by, and commercial letters of credit. Financial stand-by letters of credit primarily are issued for the benefit of other financial institutions, municipalities, or landlords on behalf of certain of our current borrowers, and obligate us to guarantee payment of a specified financial obligation. Performance stand-by letters of credit are primarily issued for the benefit of local municipalities on behalf of certain of our borrowers. Performance letters of credit obligate us to make payments in the event that a specified third party fails to perform under non-financial contractual obligations. Commercial letters of credit act as a means of ensuring payment to a seller upon shipment of goods to a buyer. Although commercial letters of credit are used to effect payment for domestic transactions, the majority are used to settle payments in international trade. Typically, such letters of credit require the presentation of documents that describe the commercial transaction, and provide evidence of shipment and the transfer of title.

For more information about our outstanding loan commitments and commitments to issue letters of credit at the end of this December, see the discussion of “Liquidity” later in this discussion and analysis of our financial condition and results of operations.

Asset Quality

Loans Held for Investment and Repossessed Assets

Total NPAs were $46.1 million or 0.08% of total assets at December 31, 2020, down 37.3% or $27.4 million compared to $73.5 million or 0.14% of total assets at December 31, 2019. Total non-accrual mortgage loans declined $4.1 million to $17.9 million, while other non-accrual loans, consisting mainly of taxi medallion-related loans, declined $19.4 million to $19.9 million compared to $39.3 million at December 31, 2019. Included in these amounts were non-accrual taxi medallion-related loans of $18.6 million and $30.4 million, respectively.

Repossessed assets totaled $8.3 million, down $4.0 million or 32.2% compared to the balance at December 31, 2019. As is the case with other non-accrual loans, the majority of the Company’s repossessed assets consist of taxi medallions. Taxi medallions represented $6.5 million of total repossessed assets at December 31, 2020 compared to $10.3 million at December 31, 2019.

The following table presents our non-performing loans by loan type and the changes in the respective balances from December 31, 2019 to December 31, 2020:

			Change from December 31, 2019 to December 31, 2020
(dollars in thousands)	December 31, 2020	December 31, 2019	Amount	Percent
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$4,068	$5,407	$(1,339)	(25)%
Commercial real estate	12,142	14,830	(2,688)	(18)
One-to-four family	1,696	1,730	(34)	(2)
Acquisition, development, and construction	—	—	—	—

Total non-accrual mortgage loans	17,906	21,967	(4,061)	(18)
Non-accrual other loans (1)	19,879	39,276	(19,397)	(49)

Total non-performing loans	$37,785	$61,243	$(23,458)	(38)

(1)	Includes $18.6 million and $30.4 million of non-accrual taxi medallion-related loans at December 31, 2020 and 2019, respectively.

At the end of this December, taxi medallion-related loans totaled $25.1 million, representing 0.06% of our total held-for-investment loan portfolio. Last December, taxi medallion-related loans totaled $55.0 million, representing 0.18% of our total held-for-investment loan portfolio

The following table sets forth the changes in non-performing loans over the twelve months ended December 31, 2020:

(in thousands)
Balance at December 31, 2019	$61,243
New non-accrual	13,328
Charge-offs	(21,861)
Transferred to repossessed assets	(165)
Loan payoffs, including dispositions and principal pay-downs	(12,459)
Restored to performing status	(2,301)

Balance at December 31, 2020	$37,785

A loan generally is classified as a “non-accrual” loan when it is 90 days or more past due or when it is deemed to be impaired because we no longer expect to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, we cease the accrual of interest owed, and previously accrued interest is reversed and charged against interest income. At December 31, 2020 and 2019, all of our non-performing loans were non-accrual loans. A loan is generally returned to accrual status when the loan is current and we have reasonable assurance that the loan will be fully collectible.

We monitor non-accrual loans both within and beyond our primary lending area in the same manner. Monitoring loans generally involves inspecting and re-appraising the collateral properties; holding discussions with the principals and managing agents of the borrowing entities and/or retained legal counsel, as applicable; requesting financial, operating, and rent roll information; confirming that hazard insurance is in place or force-placing such insurance; monitoring tax payment status and advancing funds as needed; and appointing a receiver, whenever possible, to collect rents, manage the operations, provide information, and maintain the collateral properties.

It is our policy to order updated appraisals for all non-performing loans, irrespective of loan type, that are collateralized by multi-family buildings, CRE properties, or land, in the event that such a loan is 90 days or more past due, and if the most recent appraisal on file for the property is more than one year old. Appraisals are ordered annually until such time as the loan becomes performing and is returned to accrual status. It is not our policy to obtain updated appraisals for performing loans. However, appraisals may be ordered for performing loans when a borrower requests an increase in the loan amount, a modification in loan terms, or an extension of a maturing loan. We do not analyze current LTVs on a portfolio-wide basis.

Non-performing loans are reviewed regularly by management and discussed on a monthly basis with the Mortgage Committee, the Credit Committee, and the Board of Directors of the Bank, as applicable. In accordance with our charge-off policy, collateral-dependent non-performing loans are written down to their current appraised values, less certain transaction costs. Workout specialists from our Loan Workout Unit actively pursue borrowers who are delinquent in repaying their loans in an effort to collect payment. In addition, outside counsel with experience in foreclosure proceedings are retained to institute such action with regard to such borrowers.

Properties and other assets that are acquired through foreclosure are classified as repossessed assets, and are recorded at fair value at the date of acquisition, less the estimated cost of selling the property. Subsequent declines in the fair value of the assets are charged to earnings and are included in non-interest expense. It is our policy to require an appraisal and an environmental assessment of properties classified as OREO before foreclosure, and to re-appraise the properties on an as-needed basis, and not less than annually, until they are sold. We dispose of such properties as quickly and prudently as possible, given current market conditions and the property’s condition.

To mitigate the potential for credit losses, we underwrite our loans in accordance with credit standards that we consider to be prudent. In the case of multi-family and CRE loans, we look first at the consistency of the cash flows being generated by the property to determine its economic value using the “income approach,” and then at the market value of the property that collateralizes the loan. The amount of the loan is then based on the lower of the two values, with the economic value more typically used.

The condition of the collateral property is another critical factor. Multi-family buildings and CRE properties are inspected from rooftop to basement as a prerequisite to approval, with a member of the Mortgage or Credit Committee participating in inspections on multi-family loans to be originated in excess of $7.5 million, and a member of the Mortgage or Credit Committee participating in inspections on CRE loans to be originated in excess of $4.0 million. Furthermore, independent appraisers, whose appraisals are carefully reviewed by our experienced in-house appraisal officers and staff, perform appraisals on collateral properties. In many cases, a second independent appraisal review is performed.

In addition, we work with a select group of mortgage brokers who are familiar with our credit standards and whose track record with our lending officers is typically greater than ten years. Furthermore, in New York City, where the majority of the buildings securing our multi-family loans are located, the rents that tenants may be charged on certain apartments are typically restricted under certain rent-control or rent-stabilization laws. As a result, the rents that tenants pay for such apartments are generally lower than current market rents. Buildings with a preponderance of such rent-regulated apartments are less likely to experience vacancies in times of economic adversity.

Reflecting the strength of the underlying collateral for these loans and the collateral structure, a relatively small percentage of our non-performing multi-family loans have resulted in losses over time.

To further manage our credit risk, our lending policies limit the amount of credit granted to any one borrower, and typically require minimum DSCRs of 120% for multi-family loans and 130% for CRE loans. Although we typically lend up to 75% of the appraised value on multi-family buildings and up to 65% on commercial properties, the average LTVs of such credits at origination were below those amounts at December 31, 2020. Exceptions to these LTV limitations are minimal and are reviewed on a case-by-case basis.

The repayment of loans secured by commercial real estate is often dependent on the successful operation and management of the underlying properties. To minimize our credit risk, we originate CRE loans in adherence with conservative underwriting standards, and require that such loans qualify on the basis of the property’s current income stream and DSCR. The approval of a CRE loan also depends on the borrower’s credit history, profitability, and expertise in property management. Given that our CRE loans are underwritten in accordance with underwriting standards that are similar to those applicable to our multi-family credits, the percentage of our non-performing CRE loans that have resulted in losses has been comparatively small over time.

Multi-family and CRE loans are generally originated at conservative LTVs and DSCRs, as previously stated. Low LTVs provide a greater likelihood of full recovery and reduce the possibility of incurring a severe loss on a credit; in many cases, they reduce the likelihood of the borrower “walking away” from the property. Although borrowers may default on loan payments, they have a greater incentive to protect their equity in the collateral property and to return their loans to performing status. Furthermore, in the case of multi-family loans, the cash flows generated by the properties are generally below-market and have significant value.

With regard to ADC loans, we typically lend up to 75% of the estimated as-completed market value of multi-family and residential tract projects; however, in the case of home construction loans to individuals, the limit is 80%. With respect to commercial construction loans, we typically lend up to 65% of the estimated as-completed market value of the property. Credit risk is also managed through the loan disbursement process. Loan proceeds are disbursed periodically in increments as construction progresses, and as warranted by inspection reports provided to us by our own lending officers and/or consulting engineers.

To minimize the risk involved in specialty finance lending and leasing, each of our credits is secured with a perfected first security interest or outright ownership in the underlying collateral, and structured as senior debt or as a non-cancellable lease. To further minimize the risk involved in specialty finance lending and leasing, we re-underwrite each transaction. In addition, we retain outside counsel to conduct a further review of the underlying documentation.

Other C&I loans are typically underwritten on the basis of the cash flows produced by the borrower’s business, and are generally collateralized by various business assets, including, but not limited to, inventory, equipment, and accounts receivable. As a result, the capacity of the borrower to repay is substantially dependent on the degree to which the business is successful. Furthermore, the collateral underlying the loan may depreciate over time, may not be conducive to appraisal, and may fluctuate in value, based upon the operating results of the business. Accordingly, personal guarantees are also a normal requirement for other C&I loans.

The procedures we follow with respect to delinquent loans are generally consistent across all categories, with late charges assessed, and notices mailed to the borrower, at specified dates. We attempt to reach the borrower by telephone to ascertain the reasons for delinquency and the prospects for repayment. When contact is made with a borrower at any time prior to foreclosure or recovery against collateral property, we attempt to obtain full payment, and will consider a repayment schedule to avoid taking such action. Delinquencies are addressed by our Loan Workout Unit and every effort is made to collect rather than initiate foreclosure proceedings.

The following table presents our loans 30 to 89 days past due by loan type and the changes in the respective balances from December 31, 2020 to December 31, 2019:

			Change from December 31, 2019 to December 31, 2020
(dollars in thousands)	December 31,2020	December 31, 2019	Amount	Percent
Loans 30-89 Days Past Due:
Multi-family	$4,091	$1,131	$2,960	262%
Commercial real estate	9,989	2,545	7,444	292
One-to-four family	1,575	—	1,575	NM
Acquisition, development, and construction	—	—	—	NM
Other loans	3	44	(41)	-93

Total loans 30-89 days past due	$15,658	$3,720	$11,938	321%

Fair values for all multi-family buildings, CRE properties, and land are determined based on the appraised value. If an appraisal is more than one year old and the loan is classified as either non-performing or as an accruing TDR, then an updated appraisal is required to determine fair value. Estimated disposition costs are deducted from the fair value of the property to determine estimated net realizable value. In the instance of an outdated appraisal on an impaired loan, we adjust the original appraisal by using a third-party index value to determine the extent of impairment until an updated appraisal is received.

While we strive to originate loans that will perform fully, adverse economic and market conditions, among other factors, can negatively impact a borrower’s ability to repay. Historically, our level of charge-offs has been relatively low in downward credit cycles, even when the volume of non-performing loans has increased. In 2020, we recorded net charge-offs of $18.8 million, as compared to net charge-offs of $19.3 million in the prior year. Taxi medallion-related net charge-offs accounted for $11.9 million of this year’s amount and $10.2 million of last year’s amount.

Partially reflecting the net charge-offs noted above, and the provision of $63.3 million for the allowance for loan losses, the allowance for losses on loans increased $46.4 million, equaling $194.0 million at the end of this December from $147.6 million at December 31, 2019. Reflecting the decrease in non-performing loans cited earlier in this discussion, the allowance for credit losses represented 513.55% of non-performing loans at December 31, 2020, as compared to 241.07% at the prior year-end.

Based upon all relevant and available information at the end of this December, management believes that the allowance for losses on loans was appropriate at that date.

The following table presents information about our five largest non-performing loans at December 31, 2020:

(Dollars in thousands)	Loan No. 1	Loan No. 2 (2)	Loan No. 3 (2)	Loan No. 4 (2)	Loan No. 5
Type of Loan	CRE	Multi-Family	C&I	CRE	CRE
Origination date	06/20/14	1/17/12	4/29/14	6/16/03	06/01/16
Origination balance	$9,750	$2,850	$13,325	$1,800	$1,275
Full commitment balance (1)	$9,750	$2,850	$13,325	$1,800	$1,275
Balance at December 31, 2020	$8,235	$1,830	$1,764	$1,256	$1,215
Associated allowance	$3	$264	None	None	$177
Non-accrual date	October 2019	August 2019	June 2017	October 2015	August 2020
Origination LTV	65%	21%	N/A	68%	55%
Current LTV	90%	12%	N/A	40%	70%
Last appraisal	September 2020	December 2019	N/A	August 2020	August 2020

(1)	There are no funds available for further advances on the five largest non-performing loans.
(2)	Loan is a Troubled Debt Restructure.

The following is a description of the five loans identified in the preceding table. It should be noted that allocations for the loan loss allowance was not required for any loan listed, as determined by using the present value of expected cash flows method in ASC 310-10-35.

No. 1 -	The borrower is an owner of real estate and is based in New York. The loan is collateralized by an 8,566 square foot, retail condo unit located in New York, New York.

No. 2 -

The borrower is an owner of real estate and is based in New Jersey. The loan is collateralized by two contiguous multi-family buildings containing 44 residential units and 4 commercial units, located in Atlantic City, NJ. An updated appraisal has been ordered.

No. 3 -	The borrower is an owner of a finance company in New York. The loan is collateralized by various taxi medallions in New York, and Chicago, Illinois.

No. 4 -	The borrower is an owner of real estate and is based in New York. This loan is collateralized by a 19,508 square foot commercial building in Woodhaven, New York.

No. 5 -	The borrower is an owner of real estate and is based in New York. This loan is collateralized by a four story, multi-family building containing 8 residential units located in Brooklyn, NY.

Troubled Debt Restructurings

In an effort to proactively manage delinquent loans, we have selectively extended such concessions as rate reductions and extensions of maturity dates, as well as forbearance agreements, to certain borrowers who have experienced financial difficulty. In accordance with GAAP, we are required to account for such loan modifications or restructurings as TDRs.

The eligibility of a borrower for work-out concessions of any nature depends upon the facts and circumstances of each transaction, which may change from period to period, and involve management’s judgment regarding the likelihood that the concession will result in the maximum recovery for the Company.

Loans modified as TDRs are placed on non-accrual status until we determine that future collection of principal and interest is reasonably assured. This generally requires that the borrower demonstrate performance according to the restructured terms for at least six consecutive months.

At December 31, 2020, loans modified as TDRs totaled $34.3 million, including accruing loans of $15.0 million and non-accrual loans of $19.3 million. At the prior year-end, loans modified as TDRs totaled $40.5 million, including accruing loans of $1.3 million and non-accrual loans of $39.2 million.

Analysis of Troubled Debt Restructurings

The following table sets forth the changes in our TDRs over the twelve months ended December 31, 2020:

(in thousands)	Accruing	Non- Accrual	Total
Balance at December 31, 2019	$1,254	$39,245	$40,499
New TDRs	15,119	5,910	21,029
Charge-offs	—	(17,344)	(17,344)
Transferred to performing	—	(481)	(481)
Loan payoffs, including dispositions and principal pay-downs	(1,406)	(8,012)	(9,418)

Balance at December 31, 2020	$14,967	$19,318	$34,285

Loans on which concessions were made with respect to rate reductions and/or extensions of maturity dates totaled $18.1 million and $32.7 million, respectively, at December 31, 2020 and 2019; loans in connection with which forbearance agreements were reached amounted to $16.2 million and $7.8 million at the respective dates.

Based on the number of loans performing in accordance with their revised terms, our success rate for restructured CRE loans was 100%; for one-to-four loans it was 33% at the end of this December; our success rate for other loans was 18%, at that date.

On a limited basis, we may provide additional credit to a borrower after the loan has been placed on non-accrual status or modified as a TDR if, in management’s judgment, the value of the property after the additional loan funding is greater than the initial value of the property plus the additional loan funding amount. In 2020, no such additional credit was provided. Furthermore, the terms of our restructured loans typically would not restrict us from cancelling outstanding commitments for other credit facilities to a borrower in the event of non-payment of a restructured loan.

For additional information about our TDRs at December 31, 2020 and 2019, see the discussion of “Asset Quality” in Note 5, “Loans and Leases” in Item 8, “Financial Statements and Supplementary Data.”

Except for the non-accrual loans and TDRs disclosed in this filing, we did not have any potential problem loans at December 31, 2020 that would have caused management to have serious doubts as to the ability of a borrower to comply with present loan repayment terms and that would have resulted in such disclosure if that were the case.

Loan Deferrals

Under U.S. GAAP, banks are required to assess modifications to a loan’s terms for potential classification as a TDR. A loan to a borrower experiencing financial difficulty is classified as a TDR when a lender grants a concession that it would otherwise not consider, such as a payment deferral or interest concession. In order to encourage banks to work with impacted borrowers, the CARES Act and bank regulators have provided relief from TDR accounting. The main benefits of TDR relief include a capital benefit in the form of reduced risk-weighted assets, as TDRs are more heavily risk-weighted for capital purposes; aging of the loans is frozen, i.e., they will continue to be reported in the same delinquency bucket they were in at the time of modification; and the loans are generally not reported as non-accrual during the modification period.

Under the CARES Act, the Company made the election to deem that loan modifications do not result in TDRs if they are (1) related to the novel coronavirus disease (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the COVID-19 national emergency declaration or (B) December 31, 2020. In December 2020, Congress amended the CARES Act through the Consolidated Appropriations Act of 2021, which provided additional COVID-19 relief to American families and businesses, including extending TDR relief under the CARES Act until the earlier of December 31, 2021, or 60 days following the termination of the national emergency.

During the second quarter of 2020, the Company implemented various loan modification programs with some of its borrowers, in accordance with the CARES Act and interagency regulatory guidance. These modifications were primarily full payment deferrals for an initial six month period, with the ability to extend again at the end of the deferral period, at the

Bank’s discretion. Most of these deferrals were entered into during April and May, and were therefore, they were eligible to come off of their deferral period beginning in the fourth quarter of 2020.

As of December 31, 2020, multi-family and CRE full payment (interest and principal) deferrals totaled $80.4 million or 0.2% of their respective portfolios, compared to $5.9 billion, or 15.5% of their respective portfolios as of June 30, 2020. Additionally, the Bank entered into $2.5 billion of principal-only deferrals with borrowers, under essentially the same terms as the full-payment deferral program, except that these borrowers are paying the interest due each on their loans, while deferring the principal. Including these principal-only deferrals, total multi-family and CRE deferrals were $2.6 billion at December 31, 2020 or 6.5% of their respective portfolios, and 6.1% of the entire loan portfolio.

As of December 31, 2020, 99.8% of these deferrals returned to payment status, while the remaining 0.2% or $14.1 million have come off deferral but are still due for their first payment. We continue to work with these borrowers on a case-by-case basis to provide additional assistance, if needed, in line with regulatory guidance and the CARES Act.

The following tables reflect, as of December 31, 2020 the aggregate amount of full-payment multi-family and CRE deferred loans by various categories:

	Total Deferred	Total Portfolio	Deferred as a% of Total Portfolio
(in millions)
Multi-family	$74.3	$32,156.5	0.2%
CRE	6.1	6,836.1	0.1%

Total	$80.4	$38,992.6	0.2%

	Amount in Deferral	Outstanding Balance	Deferred as a% of Outstanding Balance	Weighted- Average LTV
(in millions)
Multi-family	$74.3	$32,156.5	0.2%	60.1%
CRE:
Office	$—	$3,322.2	NA	NA
Retail	1.3	1,803.4	0.1%	45.2%
Mixed use	0.8	684.3	0.1%	57.2%
Condo/ Co-op	2.7	262.8	1.0%	42.2%
Industrial	1.3	289.8	0.4%	42.6%
Other	—	473.6	NA	NA

Sub-total CRE	$6.1	$6,836.1	0.1%	44.9%

Total multi-family and CRE	$80.4	$38,992.6	0.2%	59.0%

Additionally, the allowance for credit losses on accrued interest receivable on loans, including loans in the deferral program, was $1.0 million, as of December 31, 2020.

Asset Quality Analysis

The following table presents information regarding our consolidated allowance for losses on loans, our non-performing assets, and our loans 30 to 89 days past due at each year-end in the five years ended December 31, 2020. The 2016 amounts exclude covered loans, covered OREO, and non-covered Purchased Credit-impaired (“PCI”) loans. Covered loans and non-covered PCI loans are considered to be performing due to the application of the yield accretion method. Therefore, covered loans and non-covered PCI loans are not reflected in the amounts or ratios provided in this table.

	At or for the Years Ended December 31,
(dollars in thousands)	2020	2019	2018	2017	2016
Allowance for Credit Losses on Loans and Leases:
Balance at beginning of year	$147,638	$159,820	$158,046	$156,524	$145,196
CECL day 1 transition adjustment	1,911	—	—	—	—

Adjusted allowance for credit losses at January 1	149,549	159,820	158,046	156,524	145,196
Provision for losses on non-covered loans	63,279	7,105	18,256	60,943	12,036
Recovery from allowance on PCI loans	—	—	—	1,766	—
Charge-offs:
Multi-family	—	(659)	(34)	(279)	—
Commercial real estate	(1,870)	—	(3,191)	—	—
One-to-four family residential	(2)	(954)	—	(96)	(170)
Acquisition, development, and construction	—	—	(2,220)	—	—
Other loans	(20,306)	(18,694)	(12,897)	(62,975)	(3,413)

Total charge-offs	(22,178)	(20,307)	(18,342)	(63,350)	(3,583)
Recoveries:
Multi family	755	—	—	28	78
Commercial real estate	354	—	137	408	799
One-to-four family residential	—	—	—	—	228
Acquisition, development and construction	63	61	127	169	167
Other loans	2,221	959	1,596	1,558	1,603

Total recoveries	$3,393	$1,020	$1,860	$2,163	$2,875

Net (charge-offs) recoveries	(18,785)	(19,287)	(16,482)	(61,187)	(708)

Balance at end of year	$194,043	$147,638	$159,820	$158,046	$156,524

Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$4,068	$5,407	$4,220	$11,078	$13,558
Commercial real estate	12,142	14,830	3,021	6,659	9,297
One-to-four family residential	1,696	1,730	1,651	1,966	9,679
Acquisition, development, and construction	—	—	—	6,200	6,200

Total non-accrual mortgage loans	17,906	21,967	8,892	25,903	38,734
Non-accrual other loans	19,879	39,276	36,614	47,779	17,735
Loans 90 days or more past due and still accruing interest	—	—	—	—	—

Total non-performing loans (1)	$37,785	$61,243	$45,506	$73,682	$56,469
Repossessed assets (2)	8,318	12,268	10,794	16,400	11,607

Total non-performing assets	$46,103	$73,511	$56,300	$90,082	$68,076

Asset Quality Measures:
Non-performing loans to total loans	0.09%	0.15%	0.11%	0.19%	0.15%
Non-performing assets to total assets	0.08%	0.14	0.11	0.18	0.14
Allowance for credit losses on loans to non-performing loans	513.55	241.07	351.21	214.50	277.19
Allowance for credit losses on loans to total loans	0.45	0.35	0.40	0.41	0.42
Net charge-offs (recoveries) during the period to average loans outstanding during the period (3)	0.04	0.05	0.04	0.16	0.0

Loans 30-89 Days Past Due:
Multi-family	$4,091	$1,131	$—	$1,258	$28
Commercial real estate	9,989	2,545	—	13,227	—
One-to-four family residential	1,575	—	9	585	2,844
Acquisition, development, and construction	—	—	—	—	—
Other loans	3	44	555	2,719	7,511

Total loans 30-89 days past due (4)	$15,658	$3,720	$564	$17,789	$10,383

(1)

The December 31, 2016 amounts exclude loans 90 days or more past due of $131.5 million, that are covered by FDIC loss sharing agreements. The December 31, 2016 amount also excludes $869,000 of non-covered PCI loans.

(2)	The December 31, 2016 amount excludes OREO of $17.0 million that were covered by FDIC loss sharing agreements.
(3)	Average loans for 2016 includes covered loans.
(4)

The December 31, 2016 amount excludes loans 30 to 89 days past due of $22.6 million that are covered by FDIC loss sharing agreements. The December 31, 2016 amount also excludes $6,000 of non-covered PCI loans. There were no non-covered PCI loans 30 to 89 days past due at any of the prior year-ends.

The following table sets forth the allocation of the consolidated allowance for losses on loans, excluding the allowance for losses on non-covered PCI loans, at each year-end for the five years ended December 31, 2020:

	2020		2019		2018		2017		2016
(dollars in thousands)	Amount	Percent of Loans in Each Category to Total Loans Held for Investment	Amount	Percent of Loans in Each Category to Total Loans Held for Investment	Amount	Percent of Loans in Each Category to Total Loans Held for Investment	Amount	Percent of Loans in Each Category to Total Non- Covered Loans Held for Investment	Amount	Percent of Loans in Each Category to Total Non- Covered Loans Held for Investment
Multi-family loans	$150,345	75.28%	$96,751	74.46%	$98,972	74.46%	$93,651	73.19%	$91,590	72.13%
Commercial real estate loans	23,525	15.96	20,744	16.93	19,934	17.44	20,572	19.09	20,943	20.68
One-to-four family residential loans	1,440	0.55	1,051	0.91	1,333	1.11	1,360	1.24	1,484	1.02
Acquisition, development, and construction loans	1,229	0.21	4,148	0.48	10,744	1.02	12,692	1.14	9,908	1.02
Other loans	17,504	8.00	24,944	7.22	28,837	5.97	29,771	5.34	32,599	5.15

Total loans	$194,043	100.00%	$147,638	100.00%	$159,820	100.00%	$158,046	100.00%	$156,524	100.00%

Each of the preceding allocations was based upon an estimate of various factors, as discussed in “Critical Accounting Policies” earlier in this report, and a different allocation methodology may be deemed to be more appropriate in the future. In addition, it should be noted that the portion of the allowance for losses on non-covered loans allocated to each non-covered loan category does not represent the total amount available to absorb losses that may occur within that category, since the total loan loss allowance is available for the entire non-covered loan portfolio.

The following table presents a geographical analysis of our non-performing loans at December 31, 2020:

(in thousands)
New York	$34,703
New Jersey	2,218
All other states	864

Total non-performing loans	$37,785

Securities

Total securities were $5.8 billion, or 10.4%, of total assets at the end of this December, as compared to $5.9 billion, or 11.0%, of total assets at December 31, 2019. During the second quarter of 2017, we reclassified our entire securities portfolio as “Available-for-Sale”. Accordingly, at December 31, 2020 and December 31, 2019, we had no securities designated as “Held-to-Maturity”. At December 31, 2020, 29% of the securities portfolio was tied to floating rates, 28% of which is currently at floating rates, mainly one and three month LIBOR and prime.

At December 31, 2020, available-for-sale securities were $5.8 billion and had an estimated weighted average life of 4.9 years. Included in the year-end amount were mortgage-related securities of $3.0 billion and other debt securities of $2.8 billion.

At the prior year-end, available-for-sale securities were $5.9 billion, and had an estimated weighted average life of 4.4 years. Mortgage-related securities accounted for $3.4 billion of the year-end balance, with other debt securities accounting for the remaining $2.5 billion.

The investment policies of the Company and the Bank are established by the Board of Directors and implemented by the ALCO. ALCO meets monthly or on an as-needed basis to review the portfolios and specific capital market transactions. In addition, the securities portfolios and investment activities are reviewed monthly by the Board of Directors. Furthermore, the policy governing the investment portfolio activities is reviewed at least annually by the ALCO and ratified by the Board of Directors.

Our general investment strategy is to purchase liquid investments with various maturities to ensure that our overall interest rate risk position stays within the required limits of our investment policies. We generally limit our investments to GSE obligations and U.S. Treasury obligations. At December 31, 2020 and 2019, GSE obligations and U.S. Treasury obligations together represented 81.9% and 82.6% of total securities, respectively. The remainder of the portfolio at those dates was comprised of corporate bonds, foreign notes, capital trust notes, asset-backed securities, and municipal obligations.

Federal Home Loan Bank Stock

As a member of the FHLB-NY, the Bank is required to acquire and hold shares of its capital stock. At December 31, 2020, the Bank held FHLB-NY stock in the amount of $714.0 million. At December 31, 2019, the Bank held FHLB-NY stock in the amount of $647.6 million. Dividends from the FHLB-NY to the Bank totaled $36.3 million and $39.5 million, respectively, in 2020 and 2019.

Bank-Owned Life Insurance

BOLI is recorded at the total cash surrender value of the policies in the Consolidated Statements of Condition, and the income generated by the increase in the cash surrender value of the policies is recorded in “Non-interest income” in the Consolidated Statements of Income and Comprehensive Income. Reflecting an increase in the cash surrender value of the underlying policies, our investment in BOLI rose $19.1 million year-over-year to $1.2 billion at December 31, 2020.

Goodwill

We record goodwill in our consolidated statements of condition in connection with certain of our business combinations. Goodwill, which is tested at least annually for impairment, refers to the difference between the purchase price and the fair value of an acquired company’s assets, net of the liabilities assumed.

For more information about the Company’s goodwill, see the discussion of “Critical Accounting Policies” earlier in this report.

Sources of Funds

The Parent Company has four primary funding sources for the payment of dividends, share repurchases, and other corporate uses: dividends paid to the Parent Company by the Bank; capital raised through the issuance of securities; funding raised through the issuance of debt instruments; and repayments of, and income from, investment securities.

On a consolidated basis, our funding primarily stems from a combination of the following sources: retail, institutional, and brokered deposits; borrowed funds, primarily in the form of wholesale borrowings; cash flows generated through the repayment and sale of loans; and cash flows generated through the repayment and sale of securities.

In 2020, loan repayments and sales generated cash flows of $11.9 billion, as compared to $8.9 billion in 2019. Cash flows from repayments accounted for $11.9 billion and $8.8 billion of the respective totals and cash flows from sales accounted for $3.1 million and $115.3 million, of the respective totals.

In 2020, cash flows from the repayment and sale of securities respectively totaled $2.1 billion and $483.9 million, while the purchase of securities amounted to $2.5 billion for the year. By comparison, cash flows from the repayment and sale of securities totaled $2.0 billion and $361.3 million, respectively, in 2019, and were offset by the purchase of securities totaling $2.5 billion.

In 2020, the cash flows from loans and securities were primarily deployed into the production of multi-family loans held for investment, as well as held-for-investment CRE loans and specialty finance loans and leases.

Deposits

Total deposits increased $779.7 million or 2.5% on a year-over-year basis to $32.4 billion. Deposit growth was driven by growth in savings accounts and non-interest bearing accounts and offset by a decline in CDs. Compared to the fourth quarter of last year, CDs declined $3.9 billion or 27.3% to $10.3 billion, while savings accounts increased $1.6 billion or 34.2% to $6.4 billion and interest bearing checking and money market accounts increased over the same timeframe by $2.4 billion or 23.3% to $12.6 billion.

While the vast majority of our deposits are retail in nature (i.e., they are deposits we have gathered through our branches or through business combinations), institutional deposits and municipal deposits are also part of our deposit mix. Retail deposits rose $429.4 million year-over-year to $24.8 billion, while institutional deposits rose $150.1 million to $1.3 billion at year-end. Municipal deposits represented $1.0 billion of total deposits at the end of this December, a $19.5 million increase from the balance at December 31, 2019.

Depending on their availability and pricing relative to other funding sources, we also include brokered deposits in our deposit mix. Brokered deposits accounted for $5.3 billion of our deposits at the end of this December, compared to $5.2 billion at December 31, 2019. Brokered money market accounts represented $3.0 billion of total brokered deposits at December 31, 2020 and $1.5 billion at December 31, 2019; brokered interest-bearing checking accounts represented $1.3 billion and $1.2 billion, respectively, at the corresponding dates. At December 31, 2020, we had $1.0 billion of brokered CDs, compared to $2.5 billion at December 31, 2019.

Borrowed Funds

The majority of our borrowed funds are wholesale borrowings and consist of FHLB-NY advances, repurchase agreements, and federal funds purchased, and, to a lesser extent, junior subordinated debentures and subordinated notes. At December 31, 2020, total borrowed funds increased $1.5 billion or 10.5% to $16.1 billion compared to the balance at December 31, 2019. The bulk of the year-over-year increase was driven by a $1.5 billion or 11.0% increase in the balance of wholesale borrowings.

Wholesale Borrowings

Wholesale borrowings totaled $15.4 billion and $13.9 billion, respectively, at December 31, 2020 and 2019, representing 27.4% and 25.9% of total assets at the respective dates. FHLB-NY advances accounted for $14.6 billion of the year-end 2020 balance, as compared to $13.1 billion at the prior year-end. Pursuant to blanket collateral agreements with the Bank, our FHLB-NY advances and overnight advances are secured by pledges of certain eligible collateral in the form of loans and securities. (For more information regarding our FHLB-NY advances, see the discussion that appears earlier in this report regarding our membership and our ownership of stock in the FHLB-NY.) At December 31, 2020 and 2019, $8.3 billion of our wholesale borrowings had callable features.

Also included in wholesale borrowings were repurchase agreements of $800.0 million at December 31, 2020 and 2019. Repurchase agreements are contracts for the sale of securities owned or borrowed by the Bank with an agreement to repurchase those securities at agreed-upon prices and dates.

Our repurchase agreements are primarily collateralized by GSE obligations, and may be entered into with the FHLB-NY or certain brokerage firms. The brokerage firms we utilize are subject to an ongoing internal financial review to ensure that we borrow funds only from those dealers whose financial strength will minimize the risk of loss due to default. In addition, a master repurchase agreement must be executed and on file for each of the brokerage firms we use.

We had no federal funds purchased at both December 31, 2020 and 2019.

Junior Subordinated Debentures

Junior subordinated debentures totaled $360.3 million at December 31, 2020, slightly higher than the balance at the prior year-end reflecting discount accretion.

Subordinated Notes

At December 31, 2020, the balance of subordinated notes was $295.6 million, relatively unchanged from December 31, 2019.

See Note 9, “Borrowed Funds,” in Item 8, “Financial Statements and Supplementary Data” for a further discussion of our wholesale borrowings, our junior subordinated debentures and subordinated debt.

Liquidity, Contractual Obligations and Off-Balance Sheet Commitments, and Capital Position

Liquidity

We manage our liquidity to ensure that our cash flows are sufficient to support our operations, and to compensate for any temporary mismatches between sources and uses of funds caused by variable loan and deposit demand.

We monitor our liquidity daily to ensure that sufficient funds are available to meet our financial obligations. Our most liquid assets are cash and cash equivalents, which totaled $1.9 billion and $741.9 million, respectively, at December 31, 2020 and 2019. As in the past, our loan and securities portfolios provided meaningful liquidity in 2020, with cash flows from the repayment and sale of loans totaling $8.1 billion and cash flows from the repayment and sale of securities totaling $2.5 billion.

Additional liquidity stems from deposits and from our use of wholesale funding sources, including brokered deposits and wholesale borrowings. In addition, we have access to the Bank’s approved lines of credit with various counterparties, including the FHLB-NY. The availability of these wholesale funding sources is generally based on the amount of mortgage loan collateral available under a blanket lien we have pledged to the respective institutions and, to a lesser extent, the amount of available securities that may be pledged to collateralize our borrowings. At December 31, 2020, our available borrowing capacity with the FHLB-NY was $7.3 billion. In addition, the Bank had available-for-sale securities of $5.8 billion, of which, $4.6 billion is unpledged.

Furthermore, the Bank has agreements with the FRB-NY that enable it to access the discount window as a further means of enhancing their liquidity. In connection with these agreements, the Bank has pledged certain loans and securities to collateralize any funds they may borrow. At December 31, 2020, the maximum amount the Bank could borrow from the FRB-NY was $1.1 billion. There were no borrowings against these lines of credit at December 31, 2020.

Our primary investing activity is loan production, and the volume of loans we originated for investment totaled $12.9 billion in 2020. During this time, the net cash used in investing activities totaled $1.0 billion; the net cash provided by our operating activities totaled $334.2 million. Our financing activities provided net cash of $1.9 billion.

CDs due to mature or reprice in one year or less from December 31, 2020 totaled $9.1 billion, representing 88% of total CDs at that date. Our ability to attract and retain retail deposits, including CDs, depends on numerous factors, including, among others, the convenience of our branches and our other banking channels; our customers’ satisfaction with the service they receive; the rates of interest we offer; the types of products we feature; and the attractiveness of their terms.

Our decision to compete for deposits also depends on numerous factors, including, among others, our access to deposits through acquisitions, the availability of lower-cost funding sources, the impact of competition on pricing, and the need to fund our loan demand.

The Parent Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to operating expenses and any share repurchases, the Parent Company is responsible for paying any dividends declared to our shareholders. As a Delaware corporation, the Parent Company is able to pay dividends either from surplus or, in case there is no surplus, from net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Parent Company’s ability to pay dividends may also depend, in part, upon dividends it receives from the Bank. The ability of the Bank to pay dividends and other capital distributions to the Parent Company is generally limited by New York State Banking Law and regulations, and by certain regulations of the FDIC. In addition, the Superintendent of the New York State Department of Financial Services (the “Superintendent”), the FDIC, and the FRB, for reasons of safety and soundness, may prohibit the payment of dividends that are otherwise permissible by regulations.

Under New York State Banking Law, a New York State-chartered stock-form savings bank or commercial bank may declare and pay dividends out of its net profits, unless there is an impairment of capital. However, the approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of a bank’s net profits for that year, combined with its retained net profits for the preceding two years. In 2020, the Bank paid dividends totaling $380.0 million to the Parent Company, leaving $301.6 million that it could dividend to the Parent Company without regulatory approval at year-end. Additional sources of liquidity available to the Parent Company at December 31, 2020 included $151.2 million in cash and cash equivalents. If the Bank was to apply to the Superintendent for approval to make a dividend or capital distribution in excess of the dividend amounts permitted under the regulations, there can be no assurance that such application would be approved.

Contractual Obligations and Off-Balance Sheet Commitments

In the normal course of business, we enter into a variety of contractual obligations in order to manage our assets and liabilities, fund loan growth, operate our branch network, and address our capital needs.

For example, we offer CDs with contractual terms to our customers, and borrow funds under contract from the FHLB-NY and various brokerage firms. These contractual obligations are reflected in the Consolidated Statements of Condition under “Deposits” and “Borrowed funds,” respectively. At December 31, 2020, we had CDs of $10.3 billion and long-term debt (defined as borrowed funds with an original maturity one year or more) of $13.8 billion.

We also are obligated under certain non-cancelable operating leases on the buildings and land we use in operating our branch network and in performing our back-office responsibilities. These obligations are included in the Consolidated Statements of Condition and totaled $351.0 million at December 31, 2020.

Contractual Obligations

The following table sets forth the maturity profile of the aforementioned contractual obligations as of December 31, 2020:

(in thousands)	Certificates of Deposit	Long-Term Debt(1)	Operating Leases(2)	Total
One year or less	$9,120,243	$1,022,661	$26,961	$10,169,865
One to three years	1,022,024	3,075,000	51,539	4,148,563
Three to five years	188,098	800,000	48,997	1,037,095
More than five years	315	8,935,883	223,503	9,159,701

Total	$10,330,680	$13,833,544	$351,000	$24,515,224

(1)	Includes FHLB advances, repurchase agreements, junior subordinated debentures, and subordinated notes.
(2)	Excludes imputed interest of $84.2 million.

At December 31, 2020, we also had commitments to extend credit in the form of mortgage and other loan originations, as well as commercial, performance stand-by, and financial stand-by letters of credit, totaling $2.9 billion. These off-balance sheet commitments consist of agreements to extend credit, as long as there is no violation of any condition established in the contract under which the loan is made. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee.

The following table summarizes our off-balance sheet commitments to extend credit in the form of loans and letters of credit at December 31, 2020:

(in thousands)
Mortgage Loan Commitments:
Multi-family and commercial real estate	$310,261
One-to-four family	801
Acquisition, development, and construction	100,599

Total mortgage loan commitments	$411,661
Other loan commitments (1)	2,063,559

Total loan commitments	$2,475,220
Commercial, performance stand-by, and financial stand-by letters of credit	375,876

Total commitments	$2,851,096

(1)	Includes unadvanced lines of credit.

Based upon our current liquidity position, we expect that our funding will be sufficient to fulfill these obligations and commitments when they are due.

At December 31, 2020, we had commitments to purchase securities totaling $19.8 million.

Capital Position

Total stockholders’ equity rose $130.0 million, or 1.9%, year-over-year to $6.8 billion; common stockholders’ equity represented 11.26% of total assets and a book value per common share of $13.66 at December 31, 2020. At the prior year-end, total stockholders’ equity totaled $6.7 billion, and common stockholders’ equity represented 11.57% of total assets and a book value per common share of $13.29.

On a non-GAAP basis, tangible common stockholders’ equity increased $130.0 million year-over-year to $3.9 billion. The year-end 2020 balance represented 7.26% of tangible common assets and a tangible common book value per common share of $8.43. At the prior year-end, tangible common stockholders’ equity totaled $3.8 billion, representing 7.39% of tangible common assets and a tangible common book value per common share of $8.09.

We calculate tangible common stockholders’ equity by subtracting the amount of goodwill and preferred stock recorded at the end of a period from the amount of stockholders’ equity recorded at the same date. Goodwill totaled $2.4 billion at December 31, 2020 and 2019 while preferred stock was $502.8 million at the end of 2020 and 2019. (See the discussion and reconciliations of stockholders’ equity and tangible common stockholders’ equity, total assets and tangible assets, and the related financial measures that appear on the last page of this discussion and analysis of our financial condition and results of operations.)

Stockholders’ equity and tangible common stockholders’ equity both include AOCL, which is comprised of the net unrealized gain or loss on available-for-sale securities; the net unrealized gain on cash flow hedges; and the Company’s pension and post-retirement obligations at the end of a period. In the twelve months ended December 31, 2020 and 2019, AOCL totaled $25.5 million and $32.8 million, respectively. The decrease in AOCL was largely the net effect of a $33.9 million decrease in net loss on cash flow hedges to $33.0 million and a $41.4 million increase in the net unrealized gain on securities available for sale recorded at the end of this December compared to December 31, 2019.

As reflected in the following table, our capital measures continued to exceed the minimum federal requirements for a bank holding company at December 31, 2020 and 2019:

At December 31, 2020	Actual		Minimum Required Ratio
(dollars in thousands)	Amount	Ratio
Common equity tier 1 capital	$3,962,399	9.72%	4.50%
Tier 1 risk-based capital	4,465,239	10.95	6.00
Total risk-based capital	5,289,611	12.97	8.00
Leverage capital	4,465,239	8.52	4.00

At December 31, 2019	Actual		Minimum Required Ratio
(dollars in thousands)	Amount	Ratio
Common equity tier 1 capital	$3,818,311	9.91%	4.50%
Tier 1 risk-based capital	4,321,151	11.22	6.00
Total risk-based capital	5,111,990	13.27	8.00
Leverage capital	4,321,151	8.66	4.00

At December 31, 2020, the capital ratios for the Company and the Bank continued to exceed the levels required for classification as “well capitalized” institutions, as defined under the Federal Deposit Insurance Corporation Improvement Act of 1991, and as further discussed in Note 19, “Capital,” in Item 8, “Financial Statements and Supplementary Data.”

RESULTS OF OPERATIONS: 2020 AS COMPARED TO 2019

Net Interest Income

Net interest income is our primary source of income. Its level is a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by various external factors, including the local economy, competition for loans and deposits, the monetary policy of the FOMC, and market interest rates.

The cost of our deposits and borrowed funds is largely based on short-term rates of interest, the level of which is partially impacted by the actions of the FOMC. The FOMC reduces, maintains, or increases the target federal funds rate (the rate at which banks borrow funds overnight from one another) as it deems necessary. During 2019, the FRB increased its target for the federal funds rate by 100 bp to a range of 2.25% - 2.50%. However, during 2020, in response to the global COVID-19 pandemic, the FRB took a number of actions to support the flow of credit to businesses and households. The actions included a reduction in the target range for the federal funds rate to 0% - 0.25%.

While the target federal funds rate generally impacts the cost of our short-term borrowings and deposits, the yields on our held-for-investment loans and other interest-earning assets are typically impacted by intermediate-term market interest rates.

Another factor that impacts the yields on our interest-earning assets—and our net interest income—is the income generated by our multi-family and CRE loans and securities when they prepay. Since prepayment income is recorded as interest income, an increase or decrease in its level will also be reflected in the average yields (as applicable) on our loans, securities, and interest-earning assets, and therefore in our net interest income, our net interest rate spread, and our net interest margin.

It should be noted that the level of prepayment income on loans recorded in any given period depends on the volume of loans that refinance or prepay during that time. Such activity is largely dependent on such external factors as current market conditions, including real estate values, and the perceived or actual direction of market interest rates. In addition, while a decline in market interest rates may trigger an increase in refinancing and, therefore, prepayment income, so too may an increase in market interest rates. It is not unusual for borrowers to lock in lower interest rates when they expect, or see, that market interest rates are rising rather than risk refinancing later at a still higher interest rate.

For the twelve months ended December 31, 2020, net interest income increased $142.7 million or 14.9% to $1.1 billion. Total interest income declined $97.2 million or 5.4% for the twelve months ended December 31, 2020, while total interest expense dropped $239.9 million or 28.3% for the same time period.

Year-Over-Year Comparison

The following factors contributed to the year-over-year increase in net interest income:

•

Interest income on loans declined a modest $10.8 million or 0.7% due to an 18 bp decline in the average loan yield to 3.67% compared to 3.85%. However, this was largely offset by loan growth. Average loans during 2020 rose $1.6 billion or 4.1% to $42.0 billion in 2020 compared to $40.4 billion in 2019.

•

Interest income on the securities portfolio declined more than the interest income on loans driven by both a lower average balance and lower yields, given the low interest rate environment in place for most of the year. Interest income on securities decreased $72.9 million or 30.9%, while average securities declined $365.0 million or 5.8% to $6.0 billion and the average yield declined 99 bp to 2.73%.

•

Interest expense on average interest-bearing deposits declined significantly mainly the result of a lower average cost of deposits due to the low interest rate environment. The average cost of interest-bearing deposits decreased 78 bp to 1.06% while the average balance of $28.9 billion stayed relatively unchanged.

•

Interest expense on borrowed funds declined $15.6 million or 4.9% driven by a 34 bp decline in the average cost to 2.03%, offset by a $1.4 billion or 10.7% increase in the average balance to $14.8 billion.

Net Interest Margin

The direction of the Company’s net interest margin was consistent with that of its net interest income, and generally was driven by the same factors as those described above. At 2.24%, the margin was 22 basis points wider than the margin recorded for full-year 2019. Adjusted net interest margin is a non-GAAP financial measure, as more fully discussed below.

	For the Twelve Months Ended
(dollars in thousands)	December 31, 2020		December 31, 2019		Change (%)
Total Interest Income	$1,707,993		$1,805,160		-5%
Prepayment Income:
Loans	$52,096		$48,884		7%
Securities	2,354		5,304		-56%

Total prepayment income	$54,450		$54,188		0%

GAAP Net Interest Margin	2.24%		2.02%		22	bp
Less:
Prepayment income from loans	11	bp	11	bp	0	bp
Prepayment income from securities	—		1		-1	bp

Total prepayment income contribution to net interest margin	11	bp	12	bp	-1	bp

Adjusted Net Interest Margin (non-GAAP)	2.13%		1.90%		23	bp

RECONCILIATION OF NET INTEREST MARGIN AND ADJUSTED NET INTEREST MARGIN

While our net interest margin, including the contribution of prepayment income and the impact from our recent subordinated notes offering, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in this report and other investor communications for the following reasons:

1.

Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

The following table sets forth certain information regarding our average balance sheet for the years indicated, including the average yields on our interest-earning assets and the average costs of our interest-bearing liabilities. Average yields are calculated by dividing the interest income produced by the average balance of interest-earning assets. Average costs are calculated by dividing the interest expense produced by the average balance of interest-bearing liabilities. The average balances for the year are derived from average balances that are calculated daily. The average yields and costs include fees, as well as premiums and discounts (including mark-to-market adjustments from acquisitions), that are considered adjustments to such average yields and costs.

Net Interest Income Analysis

	For the Years Ended December 31,
	2020			2019			2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS:
Interest-earning assets:
Mortgage and other loans and leases, net (1)	$42,027,435	$1,542,215	3.67%	$40,384,573	$1,553,004	3.85%	$39,122,724	$1,467,944	3.75%
Securities (2)(3)	5,964,896	162,729	2.73	6,329,898	235,596	3.72	4,819,789	184,136	3.82
Interest-earning cash and cash equivalents	1,108,446	3,049	0.28	744,204	16,560	2.23	1,955,837	37,593	1.92

Total interest-earning assets	49,100,777	1,707,993	3.48	47,458,675	1,805,160	3.80	45,898,350	1,689,673	3.68
Non-interest-earning assets	5,008,260			4,650,420			4,314,990

Total assets	$54,109,037			$52,109,095			$50,213,340

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$10,965,099	$56,939	0.52%	$10,597,285	$174,347	1.65%	$12,033,213	$167,972	1.40%
Savings accounts	5,519,963	31,650	0.57	4,737,423	35,705	0.75	4,902,728	28,994	0.59
Certificates of deposit	12,412,183	217,413	1.75	13,532,036	320,234	2.37	10,236,599	182,383	1.78

Total interest-bearing deposits	28,897,245	306,002	1.06	28,866,744	530,286	1.84	27,172,540	379,349	1.40
Borrowed funds	14,833,142	301,849	2.03	13,393,837	317,474	2.37	13,454,912	279,329	2.08

Total interest-bearing liabilities	43,730,387	607,851	1.39	42,260,581	847,760	2.01	40,627,452	658,678	1.62
Non-interest-bearing deposits	2,956,563			2,588,040			2,550,163
Other liabilities	713,961			596,488			252,804

Total liabilities	47,400,911			45,445,109			43,430,419
Stockholders’ equity	6,708,126			6,663,986			6,782,921

Total liabilities and stockholders’ equity	$54,109,037			$52,109,095			$50,213,340

Net interest income/interest rate spread		$1,100,142	2.09%		$957,400	1.79%		$1,030,995	2.06%

Net interest margin			2.24%			2.02%			2.25%

Ratio of interest-earning assets to interest-bearing liabilities			1.12			1.12x			1.13x

(1)	Amounts are net of net deferred loan origination costs/(fees) and the allowances for loan losses and include loans held for sale non-performing loans.
(2)	Amounts are at amortized cost.
(3)	Includes FHLB stock.

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) the changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) the changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

Rate/Volume Analysis

	Year Ended December 31, 2020 Compared to Year Ended December 31, 2019 Increase/(Decrease)			Year Ended December 31, 2019 Compared to Year Ended December 31, 2018 Increase/(Decrease)
	Due to			Due to
(in thousands)	Volume	Rate	Net	Volume	Rate	Net
INTEREST-EARNING ASSETS:
Mortgage and other loans and leases, net	$86,306	$(97,095)	$(10,789)	$48,012	$37,048	$85,060
Securities and interest-earning cash and cash equivalents	(27)	(86,351)	(86,378)	10,056	20,371	30,427

Total	86,279	(183,446)	(97,167)	58,068	57,419	115,487

INTEREST-BEARING LIABILITIES:
Interest-bearing checking and money market accounts	$6,273	$(123,681)	$(117,408)	$(12,836)	$19,211	$6,375
Savings accounts	9,045	(13,100)	(4,055)	(940)	7,651	6,711
Certificates of deposit	(24,838)	(77,983)	(102,821)	68,257	69,594	137,851
Borrowed funds	49,364	(64,989)	(15,625)	(1,262)	39,407	38,145

Totals	39,844	(279,753)	(239,909)	53,219	135,863	189,082

Change in net interest income	$46,435	$96,307	$142,742	$4,849	$(78,444)	$(73,595)

Provision for Credit Losses

The provision for credit losses for 2020 was calculated using the CECL methodology, while the year-ago provision for credit losses was calculated using the “incurred loss” methodology. The CECL methodology reflects the impact of a deterioration in forecasted, future economic conditions due to the COVID-19 pandemic.

During 2020, the provision for credit losses totaled $62.2 million, up $55.1 million compared to the $7.1 million we reported during 2019. For additional information about our methodologies for recording recoveries of, and provisions for, loan losses, see the discussion of the loan loss allowance under “Critical Accounting Policies” and the discussion of “Asset Quality” that appear earlier in this report.

Non-Interest Income

We generate non-interest income through a variety of sources, including—among others—fee income (in the form of retail deposit fees and charges on loans); income from our investment in BOLI; gains on sales of securities; and “other” sources, including the revenues produced through the sale of third-party investment products.

For the twelve months ended December 31, 2020, non-interest income totaled $61.1 million, down $23.2 million or 27.5% compared to the $84.2 million for the twelve months ended December 31, 2019. This was largely due to a decrease in fee income, as the Company waived certain retail banking fees during the year due to the COVID-19 pandemic. Included in the full-year 2020 period were net gains on securities of $1.3 million compared to a net gain on securities of $7.7 million in full-year 2019. Also during 2019, the Company recorded a branch sale-leaseback gain of $7.9 million, related to a property in Florida.

Non-Interest Income Analysis

The following table summarizes our sources of non-interest income in the twelve months ended December 31, 2020, 2019, and 2018:

	For the Years Ended December 31,
(in thousands)	2020	2019	2018
Fee income	$22,026	$29,297	$29,765
BOLI income	31,750	28,363	28,252
Net gain (loss) on securities	1,265	7,725	(1,994)
Other income:
Third-party investment product sales	4,351	6,468	12,474
Other	1,688	12,377	23,061

Total other income	6,039	18,845	35,535

Total non-interest income	$61,080	$84,230	$91,558

Non-Interest Expense

For the twelve months ended December 31, 2020 total non-interest expense was $511.2 million unchanged compared to the amount for the twelve months ended December 31, 2019. Included in the 2020 amount is a $4.4 million lease termination benefit, while, in 2019, non-interest expense included $10.4 million of certain items related to severance costs and branch rationalization costs.

Income Tax Expense

Income tax expense includes federal, New York State, and New York City income taxes, as well as non-material income taxes from other jurisdictions where we operate our branches and/or conduct our mortgage banking business.

For the twelve months ended December 31, 2020, income tax expense totaled $76.7 million compared to $128.3 million for the twelve months ended December 31, 2019. This translates into an effective tax rate of 13.05% in 2020 and 24.51% in 2019. Full-year 2020 results were impacted by a $68.4 million income tax benefit related to certain tax provisions for corporations under the CARES Act. Excluding the impact of the tax benefits, the effective tax rate in 2020, on a non-GAAP basis, was 24.69% compared to 24.51% in 2019.

RESULTS OF OPERATIONS: 2019 AS COMPARED TO 2018

The results of operations comparison of 2019 compared to 2018 can be found in the Company’s previously filed Annual Report on Form 10-K for the year-ended December 31, 2019 under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”- Results of Operations: 2019 As Compared to 2018.”

QUARTERLY FINANCIAL DATA

The following table sets forth selected unaudited quarterly financial data for the years ended December 31, 2020 and 2019:

	2020				2019
(in thousands, except per share data)	4th	3rd	2nd	1st	4th	3rd	2nd	1st
Net interest income	$307,917	$281,886	$265,872	$244,467	$242,470	$235,915	$237,690	$241,325
Provision for (recovery of) loan losses	11,036	13,016	17,574	20,602	1,702	4,781	1,844	(1,222)
Non-interest income	15,033	13,768	15,380	16,899	17,462	24,386	17,597	24,785
Non-interest expense	133,568	128,508	123,593	125,521	126,097	123,302	123,052	138,767

Income before income taxes	178,346	154,130	140,085	115,243	132,133	132,218	130,391	128,565
Income tax (benefit) expense	(11,318)	38,360	34,738	14,915	30,959	33,172	33,145	30,988

Net income	189,664	115,770	105,347	100,328	101,174	99,046	97,246	97,577
Preferred stock dividends	8,207	8,207	8,207	8,207	8,207	8,207	8,207	8,207

Net income available to common shareholders	$181,457	$107,563	$97,140	$92,121	$92,967	$90,839	$89,039	$89,370

Basic earnings per common share	$0.39	$0.23	$0.21	$0.20	$0.20	$0.19	$0.19	$0.19

Diluted earnings per common share	$0.39	$0.23	$0.21	$0.20	$0.20	$0.19	$0.19	$0.19

IMPACT OF INFLATION

The consolidated financial statements and notes thereto presented in this report have been prepared in accordance with GAAP, which requires that we measure our financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of a bank’s assets and liabilities are monetary in nature. As a result, the impact of interest rates on our performance is greater than the impact of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards

In January 2021, the FASB issued ASU No. 2021-01, an update to ASU 2020-04, which clarifies the scope of the optional relief for reference rate reform provided by ASC Topic 848. The ASU permits entities to apply certain of the optional practical expedients and exceptions in ASC 848 to the accounting for derivative contracts and hedging activities that may be affected by changes in interest rates used for discounting cash flows, computing variation margin settlements and calculating price alignment interest (the “discounting transition”). These optional practical expedients and exceptions may be applied to derivative instruments impacted by the discounting transition even if such instruments do not reference a rate that is expected to be discontinued. The ASU was effective upon issuance and can generally be applied through December 31, 2022. The adoption of this ASU is not expected to have a material impact on the Company’s Consolidated Statements of Condition, results of operations, or cash flows.

RECONCILIATIONS OF STOCKHOLDERS’ EQUITY, COMMON STOCKHOLDERS’ EQUITY, AND TANGIBLE COMMON STOCKHOLDERS’ EQUITY; TOTAL ASSETS AND TANGIBLE ASSETS; AND THE RELATED MEASURES

While stockholders’ equity, common stockholders’ equity, total assets, and book value per common share are financial measures that are recorded in accordance with U.S. GAAP, tangible common stockholders’ equity, tangible assets, and tangible book value per common share are not. It is management’s belief that these non-GAAP measures should be disclosed in this report and others we issue for the following reasons:

1.

Tangible common stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2.

Tangible book value per common share and the ratio of tangible common stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

Tangible common stockholders’ equity, tangible assets, and the related non-GAAP measures should not be considered in isolation or as a substitute for stockholders’ equity, common stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, common stockholders’ equity, and tangible common stockholders’ equity; our total assets and tangible assets; and the related financial measures for the respective periods follow:

	At or for the Twelve Months Ended December 31,
(dollars in thousands)	2020	2019
Stockholders’ Equity	$6,841,644	$6,711,694
Less: Goodwill	(2,426,379)	(2,426,379)
Preferred stock	(502,840)	(502,840)

Tangible common stockholders’ equity	$3,912,425	$3,782,475
Total Assets	$56,306,120	$53,640,821
Less: Goodwill	(2,426,379)	(2,426,379)

Tangible assets	$53,879,741	$51,214,442
Common stockholders’ equity to total assets	11.26%	11.57%
Tangible common stockholders’ equity to tangible assets	7.26	7.39
Book value per common share	$13.66	$13.29
Tangible book value per common share	8.43	8.09

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We manage our assets and liabilities to reduce our exposure to changes in market interest rates. The asset and liability management process has three primary objectives: to evaluate the interest rate risk inherent in certain balance sheet accounts; to determine the appropriate level of risk, given our business strategy, operating environment, capital and liquidity requirements, and performance objectives; and to manage that risk in a manner consistent with guidelines approved by the Boards of Directors of the Company and the Bank.

Market Risk

As a financial institution, we are focused on reducing our exposure to interest rate volatility, which represents our primary market risk. Changes in market interest rates represent the greatest challenge to our financial performance, as such changes can have a significant impact on the level of income and expense recorded on a large portion of our interest-earning assets and interest-bearing liabilities, and on the market value of all interest-earning assets, other than those possessing a short term to maturity. To reduce our exposure to changing rates, the Board of Directors and management monitor interest rate sensitivity on a regular or as needed basis so that adjustments to the asset and liability mix can be made when deemed appropriate.

The actual duration of held-for-investment mortgage loans and mortgage-related securities can be significantly impacted by changes in prepayment levels and market interest rates. The level of prepayments may, in turn, be impacted by a variety of factors, including the economy in the region where the underlying mortgages were originated; seasonal factors; demographic variables; and the assumability of the underlying mortgages. However, the factors with the most significant impact on prepayments are market interest rates and the availability of refinancing opportunities.

In 2020, we managed our interest rate risk by taking the following actions: (1) We have continued to emphasize the origination and retention of intermediate-term assets, primarily in the form of multi-family and CRE loans; (2) We have continued the origination of certain C&I loans that feature floating interest rates; (3) We replace maturing wholesale borrowings with longer term borrowings; and (4) In 2019, we entered into an interest rate swap with a notional amount of $2.0 billion to hedge certain real estate loans.

LIBOR Transition Process

On July 27, 2017, the FCA, which regulates LIBOR, announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021 which was recently extended to June 30, 2023. Accordingly, the FRB has recommended an alternative index dubbed the Secured Overnight Financing Rate or “SOFR”. The Bank has established a sub-committee of its ALCO to address issues related to the phase-out and ultimate transition away from LIBOR to an alternate rate. This sub-committee is led by our Chief Financial Officer and consists of personnel from various departments throughout the Bank including lending, loan administration, credit risk management, finance/treasury, information technology, and operations. The Company has LIBOR-based contracts that extend beyond 2021 included in loans and leases, securities, wholesale borrowings, derivative financial instruments, and long-term debt. The sub-committee has reviewed contract fallback language and noted that certain contracts will need updated provisions for the transition and is coordinating with impacted business lines. To mitigate the risks associated with the expected discontinuation of LIBOR, the Company has ceased originating LIBOR-linked residential mortgage loans, implemented fallback language for LIBOR-linked commercial loans, adhered to the ISDA 2020 Fallbacks Protocol for interest rate swap agreements, and has updated or is in the process of updating its systems to accommodate SOFR-linked loans. In accordance with regulatory guidance, the Company intends to stop entering into LIBOR transactions by the end of 2021.

Interest Rate Sensitivity Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time frame if it will mature or reprice within that period of time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time frame and the amount of interest-bearing liabilities maturing or repricing within that same period of time.

At December 31, 2020, our one-year gap was a negative 4.94%, as compared to a negative 12.31% at December 31, 2019. The change in our one-year gap from December 31, 2019, primarily reflects an increase in cash and cash equivalents and the addition of more term funding.

In a rising interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the cost of its interest-bearing liabilities than it would in the yield on its interest-earning assets, thus producing a decline in its net interest income. Conversely, in a declining rate environment, an institution with a negative gap would generally be expected to experience a lesser reduction in the yield on its interest-earning assets than it would in the cost of its interest-bearing liabilities, thus producing an increase in its net interest income.

In a rising interest rate environment, an institution with a positive gap would generally be expected to experience a greater increase in the yield on its interest-earning assets than it would in the cost of its interest-bearing liabilities, thus producing an increase in its net interest income. Conversely, in a declining rate environment, an institution with a positive gap would generally be expected to experience a lesser reduction in the cost of its interest-bearing liabilities than it would in the yield on its interest-earning assets, thus producing a decline in its net interest income.

The table on the following page sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2020 which, based on certain assumptions stemming from our historical experience, are expected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown as repricing or maturing during a particular time period were determined in accordance with the earlier of (1) the term to repricing, or (2) the contractual terms of the asset or liability.

The table provides an approximation of the projected repricing of assets and liabilities at December 31, 2020 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For residential mortgage-related securities, prepayment rates are forecasted at a weighted average CPR of 25.83% per annum; for multi-family and CRE loans, prepayment rates are forecasted at weighted average CPRs of 17.12% and 12.08% per annum, respectively. Borrowed funds were not assumed to prepay.

Savings, interest bearing checking and money market accounts were assumed to decay based on a comprehensive statistical analysis that incorporated our historical deposit experience. Based on the results of this analysis, savings accounts were assumed to decay at a rate of 75% for the first five years and 25% for years six through ten. Interest-bearing checking accounts were assumed to decay at a rate of 83% for the first five years and 17% for years six through ten. The decay assumptions reflect the prolonged low interest rate environment and the uncertainty regarding future depositor behavior. Including those accounts having specified repricing dates, money market accounts were assumed to decay at a rate of 91% for the first five years and 9% for years six through ten.

Interest Rate Sensitivity Analysis

	At December 31, 2020
(dollars in thousands)	Three Months or Less	Four to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	More Than Five Years to 10 Years	More Than 10 Years	Total
INTEREST-EARNING ASSETS:
Mortgage and other loans (1)	$6,520,686	$8,407,968	$15,009,998	$9,668,798	$3,110,910	$127,453	$42,845,813
Mortgage-related securities (2)(3)	367,911	451,525	880,988	478,446	599,285	260,170	3,038,325
Other securities (2)	1,932,993	287,878	53,716	103,846	1,094,060	16,520	3,489,013
Interest-earning cash and cash equivalents	1,790,684	—	—	—	—	—	1,790,684

Total interest-earning assets	10,612,274	9,147,371	15,944,702	10,251,090	4,804,255	404,143	51,163,835

INTEREST-BEARING LIABILITIES:
Interest-bearing checking and money market accounts	7,474,907	916,477	1,660,309	945,532	1,612,848	—	12,610,073
Savings accounts	2,044,047	1,495,181	714,257	531,147	1,630,976	—	6,415,608
Certificates of deposit	3,689,590	5,435,058	1,017,840	187,907	285	—	10,330,680
Borrowed funds	788,926	697,661	5,375,000	800,000	8,280,000	141,957	16,083,544

Total interest-bearing liabilities	13,997,470	8,544,377	8,767,406	2,464,586	11,524,109	141,957	45,439,905

Interest rate sensitivity gap per period (4)	$(3,385,196)	$602,994	$7,177,296	$7,786,504	$(6,719,854)	$262,186	$5,723,930

Cumulative interest rate sensitivity gap	$(3,385,196)	$(2,782,202)	$4,395,094	$12,181,598	$5,461,744	$5,723,930

Cumulative interest rate sensitivity gap as a percentage of total assets	(6.01)%	(4.94)%	7.81%	21.63%	9.70%	10.17%
Cumulative net interest-earning assets as a percentage of net interest-bearing liabilities	75.82%	87.66%	114.04%	136.07%	112.06%	112.60%

(1)	For the purpose of the gap analysis, loans held for sale, non-performing loans and the allowance for loan losses have been excluded.
(2)	Mortgage-related and other securities, including FHLB stock, are shown at their respective carrying amounts.
(3)	Expected amount based, in part, on historical experience.
(4)	The interest rate sensitivity gap per period represents the difference between interest-earning assets and interest-bearing liabilities.

Prepayment and deposit decay rates can have a significant impact on our estimated gap. While we believe our assumptions to be reasonable, there can be no assurance that the assumed prepayment and decay rates noted above will approximate actual future loan and securities prepayments and deposit withdrawal activity.

To validate our prepayment assumptions for our multi-family and CRE loan portfolios, we perform a monthly analysis, during which we review our historical prepayment rates and compare them to our projected prepayment rates. We continually review the actual prepayment rates to ensure that our projections are as accurate as possible, since prepayments on these types of loans are not as closely correlated to changes in interest rates as prepayments on one-to-four family loans tend to be. In addition, we review the call provisions in our borrowings and investment portfolios and, on a monthly basis, compare the actual calls to our projected calls to ensure that our projections are reasonable.

As of December 31, 2020, the impact of a 100 bp decline in market interest rates for our loans would have had very little impact on prepayment speeds due to the current low interest rates and current coupons being floored at base rates. The impact of a 100 bp increase in market interest rates would have decreased our projected prepayment rates for multi-family and CRE loans by a constant prepayment rate of 2.92% per annum

Certain shortcomings are inherent in the method of analysis presented in the preceding Interest Rate Sensitivity Analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of the market, while interest rates on other types may lag behind changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in calculating the table. Also, the ability of some borrowers to repay their adjustable-rate loans may be adversely impacted by an increase in market interest rates.

Interest rate sensitivity is also monitored through the use of a model that generates estimates of the change in our Economic Value of Equity (“EVE”) over a range of interest rate scenarios. EVE is defined as the net present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The EVE ratio, under any interest rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates, and deposit decay rates similar to those utilized in formulating the preceding Interest Rate Sensitivity Analysis.

Based on the information and assumptions in effect at December 31, 2020, the following table sets forth our EVE, assuming the changes in interest rates noted:

(dollars in thousands)
Change in Interest Rates (in basis points) (1)	Market Value of Assets	Market Value of Liabilities	Economic Value of Equity	Net Change	Estimated Percentage Change in Economic Value of Equity
+ 200	$53,316,881	$47,963,413	$5,353,468	$(607,154)	(10.19)%
+ 100	54,639,624	48,758,180	5,881,444	(79,178)	(1.33)
—	55,875,174	49,914,552	5,960,622	—	—

(1)	The impact of a 100-bp and a 200-bp reduction in interest rates is not presented in view of the current level of the federal funds rate and other short-term interest rates.

The net changes in EVE presented in the preceding table are within the parameters approved by the Boards of Directors of the Company and the Bank.

As with the Interest Rate Sensitivity Analysis, certain shortcomings are inherent in the methodology used in the preceding interest rate risk measurements. Modeling changes in EVE requires that certain assumptions be made which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE analysis presented above assumes that the composition of our interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, and also assumes that a particular change in interest rates is reflected uniformly across the yield curve, regardless of the duration to maturity or repricing of specific assets and liabilities. Furthermore, the model does not take into account the benefit of any strategic actions we may take to further reduce our exposure to interest rate risk. Accordingly, while the EVE analysis provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income, and may very well differ from actual results.

We also utilize an internal net interest income simulation to manage our sensitivity to interest rate risk. The simulation incorporates various market-based assumptions regarding the impact of changing interest rates on future levels of our financial assets and liabilities. The assumptions used in the net interest income simulation are inherently uncertain. Actual results may differ significantly from those presented in the following table, due to the frequency, timing, and magnitude of changes in interest rates; changes in spreads between maturity and repricing categories; and prepayments, among other factors, coupled with any actions taken to counter the effects of any such changes. Based on the information and assumptions in effect at December 31, 2020, the following table reflects the estimated percentage change in future net interest income for the next twelve months, assuming the changes in interest rates noted:

Change in Interest Rates (in basis points) (1) (2)	Estimated Percentage Change in Future Net Interest Income
+100 over one year	(1.02)%
+200 over one year	(2.68)

(1)	In general, short- and long-term rates are assumed to increase in parallel fashion across all four quarters and then remain unchanged.
(2)	The impact of a 100bp and a 200-bp reduction in interest rates is not presented in view of the current level of the federal funds rate and other short-term interest rates.

Future changes in our mix of assets and liabilities may result in greater changes to our gap, NPV, and/or net interest income simulation.

In the event that our EVE and net interest income sensitivities were to breach our internal policy limits, we would undertake the following actions to ensure that appropriate remedial measures were put in place:

•	Our ALCO Committee would inform the Board of Directors of the variance, and present recommendations to the Board regarding proposed courses of action to restore conditions to within-policy tolerances.

•

In formulating appropriate strategies, the ALCO Committee would ascertain the primary causes of the variance from policy tolerances, the expected term of such conditions, and the projected effect on capital and earnings.

Where temporary changes in market conditions or volume levels result in significant increases in risk, strategies may involve reducing open positions or employing synthetic hedging techniques to more immediately reduce risk exposure. Where variance from policy tolerances is triggered by more fundamental imbalances in the risk profiles of core loan and deposit products, a remedial strategy may involve restoring balance through natural hedges to the extent possible before employing synthetic hedging techniques. Other strategies might include:

•	Asset restructuring, involving sales of assets having higher risk profiles, or a gradual restructuring of the asset mix over time to affect the maturity or repricing schedule of assets;

•	Liability restructuring, whereby product offerings and pricing are altered or wholesale borrowings are employed to affect the maturity structure or repricing of liabilities;

•	Expansion or shrinkage of the balance sheet to correct imbalances in the repricing or maturity periods between assets and liabilities; and/or

•	Use or alteration of off-balance sheet positions, including interest rate swaps, caps, floors, options, and forward purchase or sales commitments.

In connection with our net interest income simulation modeling, we also evaluate the impact of changes in the slope of the yield curve. At December 31, 2020, our analysis indicated that an immediate inversion of the yield curve would be expected to result in a 6.57% decrease in net interest income; conversely, an immediate steepening of the yield curve would be expected to result in a 1.74% increase in net interest income. It should be noted that the yield curve changes in these scenarios were updated, given the changing market rate environment, which resulted in an increase in the income sensitivity.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our Consolidated Financial Statements and Notes thereto and other supplementary data begin on the following page.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION

	December 31,
(in thousands, except share data)	2020	2019
ASSETS:
Cash and cash equivalents	$1,947,931	$741,870
Securities:
Debt securities available-for-sale ($1,278,177 and $1,372,238 pledged at December 31, 2020 and 2019, respectively)	5,813,333	5,853,057
Equity investments with readily determinable fair values, at fair value	31,576	32,830

Total securities	5,844,909	5,885,887
Loans held for sale	117,136	—
Loans and leases held for investment, net of deferred loan fees and costs	42,883,598	41,894,155
Less: Allowance for credit losses on loans and leases	(194,043)	(147,638)

Total loans and leases, net	42,806,691	41,746,517
Federal Home Loan Bank stock, at cost	714,005	647,562
Premises and equipment, net	287,447	312,626
Operating lease right-of-use assets	266,864	286,194
Goodwill	2,426,379	2,426,379
Bank-owned life insurance	1,164,196	1,145,058
Other real estate owned and other repossessed assets	8,318	12,268
Other assets	839,380	436,460

Total assets	$56,306,120	$53,640,821

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits:
Interest-bearing checking and money market accounts	$12,610,073	$10,230,144
Savings accounts	6,415,608	4,780,007
Certificates of deposit	10,330,680	14,214,858
Non-interest-bearing accounts	3,080,452	2,432,123

Total deposits	32,436,813	31,657,132
Borrowed funds:
Wholesale borrowings:
Federal Home Loan Bank advances	14,627,661	13,102,661
Repurchase agreements	800,000	800,000

Total wholesale borrowings	15,427,661	13,902,661
Junior subordinated debentures	360,259	359,866
Subordinated notes	295,624	295,066

Total borrowed funds	16,083,544	14,557,593
Operating lease liabilities	266,846	285,991
Other liabilities	677,273	428,411

Total liabilities	49,464,476	46,929,127

Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized): Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070 shares issued; and 463,901,808 and 467,346,781 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,122,690	6,115,487
Retained earnings	494,229	342,023
Treasury stock, at cost (26,537,262 and 23,092,289 shares, respectively)	(257,541)	(220,717)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax of $(25,072) and $(9,424), respectively	66,880	25,440
Net unrealized loss on pension and post-retirement obligations, net of tax of $21,898 and $22,191, respectively	(59,345)	(59,136)
Net unrealized (loss) gain on cash flow hedges, net of tax of $12,519 and $(333), respectively	(33,013)	853

Total accumulated other comprehensive loss, net of tax	(25,478)	(32,843)

Total stockholders’ equity	6,841,644	6,711,694

Total liabilities and stockholders’ equity	$56,306,120	$53,640,821

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
(in thousands, except per share data)	2020	2019	2018
INTEREST INCOME:
Loans and leases	$1,542,215	$1,553,004	$1,467,944
Securities and money market investments	165,778	252,156	221,729

Total interest income	1,707,993	1,805,160	1,689,673

INTEREST EXPENSE:
Interest-bearing checking and money market accounts	56,939	174,347	167,972
Savings accounts	31,650	35,705	28,994
Certificates of deposit	217,413	320,234	182,383
Borrowed funds	301,849	317,474	279,329

Total interest expense	607,851	847,760	658,678

Net interest income	1,100,142	957,400	1,030,995
Provision for credit losses	62,228	7,105	18,256

Net interest income after provision for credit loan losses	1,037,914	950,295	1,012,739

NON-INTEREST INCOME:
Fee income	22,026	29,297	29,765
Bank-owned life insurance	31,750	28,363	28,252
Net gain (loss) on securities	1,265	7,725	(1,994)
Other	6,039	18,845	35,535

Total non-interest income	61,080	84,230	91,558

NON-INTEREST EXPENSE:
Operating expenses:
Compensation and benefits	300,914	301,697	317,496
Occupancy and equipment	85,887	89,174	100,107
General and administrative	124,389	120,347	129,025

Total non-interest expense	511,190	511,218	546,628

Income before income taxes	587,804	523,307	557,669
Income tax expense	76,695	128,264	135,252

Net income	$511,109	$395,043	$422,417
Preferred stock dividends	32,828	32,828	32,828

Net income available to common shareholders	$478,281	$362,215	$389,589

Basic earnings per common share	$1.02	$0.77	$0.79

Diluted earnings per common share	$1.02	$0.77	$0.79

Net income	$511,109	$395,043	$422,417
Other comprehensive income (loss), net of tax:
Change in net unrealized gain (loss) on securities available for sale, net of tax of $(15,836); $(17,669); and $31,345, respectively	41,935	45,934	(50,553)
Change in pension and post-retirement obligations, net of tax of $1,660; $(2,307) and $(2,829)	(5,359)	4,756	(27,113)
Change in net unrealized (loss) gain on cash flow hedges, net of tax of $16,088 and $(376), respectively	(42,397)	964	—
Less: Reclassification adjustment for sales of available-for-sale securities, net of tax of $188; $1,527; and $(4), respectively	(495)	(3,918)	10
Reclassification adjustment for defined benefit pension plan, net of tax of $(1,953); $(2,726) and $(2,068), respectively	5,150	7,185	5,170
Reclassification adjustment for net gain on cash flow hedges included in net income, net of tax $(3,236) and $43, respectively	8,531	(111)	—

Total other comprehensive income (loss), net of tax	7,365	54,810	(72,486)

Total comprehensive income, net of tax	$518,474	$449,853	$349,931

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)	Shares Outstanding	Preferred Stock (Par Value: $0.01)	Common Stock (Par Value: $0.01)	Paid-in Capital in excess of Par	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Loss, Net of Tax	Total Stockholders’ Equity
Twelve Months Ended December 31, 2020
Balance at December 31, 2019	467,346,781	$502,840	$4,904	$6,115,487	$342,023	$(220,717)	$(32,843)	$6,711,694
Opening retained earnings adjustment (1)	—	—	—	—	(10,468)	—	—	(10,468)

Adjusted balance, beginning of period					331,555			6,701,226
Shares issued for restricted stock, net of forfeitures	2,321,105	—	—	(22,198)	—	22,198	—	—
Compensation expense related to restricted stock awards	—	—	—	29,401	—	—	—	29,401
Net income	—	—	—	—	511,109	—	—	511,109
Dividends paid on common stock ($0.68)	—	—	—	—	(315,607)	—	—	(315,607)
Dividends paid on preferred stock ($63.76)	—	—	—	—	(32,828)	—	—	(32,828)
Purchase of common stock	(5,766,078)	—	—	—	—	(59,022)	—	(59,022)
Other comprehensive income, net of tax	—	—	—	—	—	—	7,365	7,365

Balance at December 31, 2020	463,901,808	$502,840	$4,904	$6,122,690	$494,229	$(257,541)	$(25,478)	$6,841,644

Twelve Months Ended December 31, 2019
Balance at December 31, 2018	473,536,604	$502,840	$4,904	$6,099,940	$297,202	$(161,998)	$(87,653)	$6,655,235
Shares issued for restricted stock, net of forfeitures	1,665,028	—	—	(16,501)	—	16,501	—	—
Compensation expense related to restricted stock awards	—	—	—	32,048	—	—	—	32,048
Net income	—	—	—	—	395,043	—	—	395,043
Dividends paid on common stock ($0.68)	—	—	—	—	(317,394)	—	—	(317,394)
Dividends paid on preferred stock ($63.76)	—	—	—	—	(32,828)	—	—	(32,828)
Purchase of common stock	(7,854,851)	—	—	—	—	(75,220)	—	(75,220)
Other comprehensive loss, net of tax	—	—	—	—	—	—	54,810	54,810

Balance at December 31, 2019	467,346,781	$502,840	$4,904	$6,115,487	$342,023	$(220,717)	$(32,843)	$6,711,694

Twelve Months Ended December 31, 2018
Balance at December 31, 2017	488,490,352	$502,840	$4,891	$6,072,559	$237,868	$(7,615)	$(15,167)	$6,795,376
Shares issued for restricted stock, net of forfeitures	2,039,603	—	13	(8,879)	—	8,866	—	—
Compensation expense related to restricted stock awards	—	—	—	36,260	—	—	—	36,260
Net income	—	—	—	—	422,417	—	—	422,417
Dividends paid on common stock ($0.68)	—	—	—	—	(333,061)	—	—	(333,061)
Dividends paid on preferred stock ($63.76)	—	—	—	—	(32,828)	—	—	(32,828)
Effect of adopting ASU No. 2016-01	—	—	—	—	260	—	—	260
Effect of adopting ASU No. 2018-02	—	—	—	—	2,546	—	(2,546)	—
Purchase of common stock	(16,993,351)	—	—	—	—	(163,249)	—	(163,249)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(69,940)	(69,940)

Balance at December 31, 2018	473,536,604	$502,840	$4,904	$6,099,940	$297,202	$(161,998)	$(87,653)	$6,655,235

(1)

Amount represents a $10.5 million cumulative adjustment, net of tax, to retained earnings as of January 1, 2020, as a result of the adoption of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which became effective January 1, 2020.

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$511,109	$395,043	$422,417
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	62,228	7,105	18,256
Depreciation	23,871	27,096	32,323
Amortization of discounts and premiums, net	11,123	7,951	(3,891)
Net (gain) loss on securities	(1,265)	(7,725)	14
Gain on trading activity	(23)	(66)	(222)
Net loss (gain) on sales of loans	—	75	(111)
Net gain on sales of fixed assets	—	(7,402)	—
Stock-based compensation	29,401	32,048	36,260
Deferred tax expense	219,342	100,813	23,197
Changes in operating assets and liabilities:
(Increase) decrease in other assets(1)	(411,074)	(55,825)	29,952
Increase (decrease) in other liabilities(2)	8,619	10,571	(53,320)
Purchases of securities held for trading	(15,000)	(42,500)	(141,615)
Proceeds from sales of securities held for trading	15,023	42,566	141,837
Origination of loans held for sale	(119,158)	—	—
Proceeds from sales of loans originated for sale	—	—	35,258

Net cash provided by operating activities	334,196	509,750	540,355

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from repayment of securities available for sale	2,061,756	1,962,433	817,822
Proceeds from sales of securities available for sale	483,872	361,311	278,539
Purchase of securities available for sale	(2,513,853)	(2,503,248)	(3,288,204)
Redemption of Federal Home Loan Bank stock	172,544	135,906	120,220
Purchases of Federal Home Loan Bank stock	(238,987)	(138,878)	(160,991)
Proceeds from (purchases of) bank-owned life insurance, net	12,296	(138,119)	16,303
Proceeds from sales of loans	3,128	115,205	195,760
Purchases of loans	(95,618)	(864,299)	—
Other changes in loans, net	(911,805)	(998,515)	(1,990,068)
Dispositions (purchases) of premises and equipment, net	1,308	9,297	(9,847)

Net cash used in investing activities	(1,025,359)	(2,058,907)	(4,020,466)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	779,681	892,702	1,662,267
Net increase in short-term borrowed funds	1,150,000	1,100,000	—
Proceeds from long-term borrowed funds	6,925,000	4,785,812	5,667,268
Repayments of long-term borrowed funds	(6,550,000)	(5,537,000)	(4,373,500)
Cash dividends paid on common stock	(315,607)	(317,394)	(333,061)
Cash dividends paid on preferred stock	(32,828)	(32,828)	(32,828)
Treasury stock repurchased	(50,190)	(67,125)	(160,767)
Payments relating to treasury shares received for restricted stock award tax payments	(8,832)	(8,095)	(2,482)

Net cash provided by financing activities	1,897,224	816,072	2,426,897

Net increase (decrease) in cash, cash equivalents, and restricted cash	1,206,061	(733,085)	(1,053,214)
Cash, cash equivalents, and restricted cash at beginning of year	741,870	1,474,955	2,528,169

Cash, cash equivalents, and restricted cash at end of year	$1,947,931	$741,870	$1,474,955

Supplemental information:
Cash paid for interest	$632,660	$813,161	$645,588
Cash paid for income taxes	117,873	75,680	44,123
Non-cash investing and financing activities:
Transfers to repossessed assets from loans	$578	$4,689	$5,631
Operating lease liabilities arising from obtaining right-of-use assets as of January 1, 2019	—	324,360	—
Securitization of residential mortgage loans to mortgage-backed securities available for sale	53,199	93,531	—
Transfer of loans from held for investment to held for sale	—	115,280	195,649
Disposition of premises and equipment	—	1,245	—
Shares issued for restricted stock awards	22,198	16,501	8,879

(1)	Includes $20.0 million and $38.4 million of net amortization of operating lease right-of-use assets for the twelve months ended December 31, 2020 and December 31, 2019, respectively.

(2)	Includes $20.0 million and $38.4 million of net amortization of operating lease liability for the twelve months ended December 31, 2020 and December 31, 2019, respectively.

See accompanying notes to the consolidated financial statements.

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

Organization

New York Community Bancorp, Inc. (on a stand-alone basis, the “Parent Company” or, collectively with its subsidiaries, the “Company”) was organized under Delaware law on July 20, 1993 and is the holding company for New York Community Bank (hereinafter referred to as the “Bank”).

Founded on April 14, 1859 and formerly known as Queens County Savings Bank, the Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, at which date the Company issued its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004).

The Company currently operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Arizona and Florida.

Basis of Presentation

The following is a description of the significant accounting and reporting policies that the Company and its subsidiaries follow in preparing and presenting their consolidated financial statements, which conform to U.S. generally accepted accounting principles (“GAAP”) and to general practices within the banking industry. The preparation of financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates that are used in connection with the determination of the allowance for loan and lease losses and the evaluation of goodwill for impairment,

The accompanying consolidated financial statements include the accounts of the Company and other entities in which the Company has a controlling financial interest. All inter-company accounts and transactions are eliminated in consolidation. The Company currently has certain unconsolidated subsidiaries in the form of wholly-owned statutory business trusts, which were formed to issue guaranteed capital securities. See Note 9, “Borrowed Funds,” for additional information regarding these trusts.

When necessary, certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For cash flow reporting purposes, cash and cash equivalents include cash on hand, amounts due from banks, and money market investments, which include federal funds sold and reverse repurchase agreements. At December 31, 2020 and 2019, the Company’s cash and cash equivalents totaled $1.9 billion and $741.9 million, respectively. Included in cash and cash equivalents at those dates were $1.6 billion and $608.4 million, respectively, of interest-bearing deposits in other financial institutions, primarily consisting of balances due from the FRB-NY. There were no federal funds sold at December 31, 2020. Included in cash and cash equivalents at December 31, 2019 were federal funds sold of $1.7 million. There was $193.5 million of reverse repurchase agreements outstanding at December 31, 2020. There were no reverse repurchase agreements outstanding at December 31, 2019.

Debt Securities and Equity Investments with Readily Determinable Fair Values

The securities portfolio primarily consists of mortgage-related securities and, to a lesser extent, debt and equity securities. Securities that are classified as “available for sale” are carried at their estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholders’ equity. Securities that the Company has the intent and ability to hold to maturity are classified as “held to maturity” and carried at amortized cost.

The fair values of our securities—and particularly our fixed-rate securities—are affected by changes in market interest rates and credit spreads. In general, as interest rates rise and/or credit spreads widen, the fair value of fixed-rate securities will decline. As interest rates fall and/or credit spreads tighten, the fair value of fixed-rate securities will rise.

The Company evaluates available-for-sale debt securities in unrealized loss positions at least quarterly to determine if an allowance for credit losses is required. Based on an evaluation of available information about past events, current conditions, and reasonable and supportable forecasts that are relevant to collectability, the Company has concluded that it expects to receive all contractual cash flows from each security held in its available-for-sale securities portfolio.

The Company first assess whether (i) it intends to sell, or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either of these criteria is met, any previously recognized allowances are charged off and the security’s amortized cost basis is written down to fair value through income. If neither of the aforementioned criteria are met, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Management has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale debt securities are placed on non-accrual status when the Company no longer expects to receive all contractual amounts due, which is generally at 90 days past due. Accrued interest receivable is reversed against interest income when a security is placed on non-accrual status.

Equity investments with readily determinable fair values are measured at fair value with changes in fair value recognized in net income.

Premiums and discounts on securities are amortized to expense and accreted to income over the remaining period to contractual maturity using a method that approximates the interest method, and are adjusted for anticipated prepayments. Dividend and interest income are recognized when earned. The cost of securities sold is based on the specific identification method.

Federal Home Loan Bank Stock

As a member of the FHLB-NY, the Company is required to hold shares of FHLB-NY stock, which is carried at cost. The Company’s holding requirement varies based on certain factors, including its outstanding borrowings from the FHLB-NY.

The Company conducts a periodic review and evaluation of its FHLB-NY stock to determine if any impairment exists. The factors considered in this process include, among others, significant deterioration in FHLB-NY earnings performance, credit rating, or asset quality; significant adverse changes in the regulatory or economic environment; and other factors that could raise significant concerns about the creditworthiness and the ability of the FHLB-NY to continue as a going concern.

Loans

Loans, net, are carried at unpaid principal balances, including unearned discounts, purchase accounting (i.e., acquisition-date fair value) adjustments, net deferred loan origination costs or fees, and the allowance for credit losses on loans.

The Company recognizes interest income on loans using the interest method over the life of the loan. Accordingly, the Company defers certain loan origination and commitment fees, and certain loan origination costs, and amortizes the net fee or cost as an adjustment to the loan yield over the term of the related loan. When a loan is sold or repaid, the remaining net unamortized fee or cost is recognized in interest income.

Prepayment income on loans is recorded in interest income and only when cash is received. Accordingly, there are no assumptions involved in the recognition of prepayment income.

Two factors are considered in determining the amount of prepayment income: the prepayment penalty percentage set forth in the loan documents, and the principal balance of the loan at the time of prepayment. The volume of loans prepaying may vary from one period to another, often in connection with actual or perceived changes in the direction of market interest rates. When interest rates are declining, rising precipitously, or perceived to be on the verge of rising, prepayment income may increase as more borrowers opt to refinance and lock in current rates prior to further increases taking place.

A loan generally is classified as a “non-accrual” loan when it is 90 days or more past due or when it is deemed to be impaired because the Company no longer expects to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, management ceases the accrual of interest owed, and previously accrued interest is charged against interest income. A loan is generally returned to accrual status when the loan is current and management has reasonable assurance that the loan will be fully collectible. Interest income on non-accrual loans is recorded when received in cash.

Allowance for Credit Losses on Loans and Leases

The Company’s January 1, 2020, adoption of ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments,” resulted in a significant change to our methodology for estimating the allowance since December 31, 2019. ASU No. 2016-13 replaces the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. The measurement of expected credit losses under CECL is applicable to financial assets measured at amortized cost, including loan receivables. It also applies to off-balance sheet exposures not accounted for as insurance and net investments in leases accounted for under ASC Topic 842. At December 31, 2019, the allowance for loan and lease losses totaled $147.6 million. On January 1, 2020, the Company adopted the CECL methodology under ASU Topic 326 and recognized an increase in the ACL on loans and leases of $1.9 million as a “Day 1” transition adjustment from changes in methodology, with a corresponding decrease in retained earnings. Separately, at December 31, 2019, the Company had an allowance for unfunded commitments of $461,000. Upon adoption, the Company recognized an increase in the allowance for unfunded commitments of $12.5 million as a “Day 1” transition adjustment with a corresponding decrease in retained earnings.

The allowance for credit losses on loans and leases is deducted from the amortized cost basis of a financial asset or a group of financial assets so that the balance sheet reflects the net amount the Company expects to collect. Amortized cost is the unpaid loan balance, net of deferred fees and expenses, and includes negative escrow. Subsequent changes (favorable and unfavorable) in expected credit losses are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense. Management estimates the allowance by projecting and multiplying together the probability-of-default, loss-given-default and exposure-at-default depending on economic parameters for each month of the remaining contractual term. Economic parameters are developed using available information relating to past events, current conditions, economic forecasts, and macroeconomic assumptions. The Company’s economic parameters are forecast over a reasonable and supportable period of 24 months, and afterwards reverts to a historical average loss rate on a straight line basis over a 12 month period. Historical credit experience over the observation period provides the basis for the estimation of expected credit losses, with qualitative adjustments made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency levels and terms, as well as for changes in environmental conditions, such as changes in legislation, regulation, policies, administrative practices or other relevant factors. Expected credit losses are estimated over the contractual term of the loans, adjusted for forecasted prepayments when appropriate. The contractual term excludes potential extensions or renewals. The methodology used in the estimation of the allowance for credit losses on loans and leases, which is performed at least quarterly, is designed to be dynamic and responsive to changes in portfolio credit quality and forecasted economic conditions. Each quarter the Company reassesses the appropriateness of the reasonable and supportable forecasting period, the reversion period and historical mean at the portfolio segment level, considering any required adjustments for differences in underwriting standards, portfolio mix, and other relevant data shifts over time.

The allowance for credit losses on loans and leases is measured on a collective (pool) basis when similar risk characteristics exist. The portfolio segment represents the level at which a systematic methodology is applied to estimate credit losses. Management believes the products within each of the entity’s portfolio segments exhibit similar risk characteristics. Smaller pools of homogenous financing receivables with homogeneous risk characteristics were modeled using the methodology selected for the portfolio segment. The macroeconomic data used in the quantitative models are based on a reasonable and supportable forecast period of 24 months. The Company leverages economic projections including property market and prepayment forecasts from established independent third parties to inform its loss drivers in the forecast. Beyond this forecast period, the Company reverts to a historical average loss rate. This reversion to the historical average loss rate is performed on a straight-line basis over 12 months.

Loans that do not share risk characteristics are evaluated on an individual basis. These include loans that are in nonaccrual status with balances above management determined materiality thresholds depending on loan class and also loans that are designated as TDR or “reasonably expected TDR” (criticized, classified, or maturing loans that will have a modification processed within the next three months). In addition, all taxi medallion loans are individually evaluated. If a loan is determined to be collateral dependent, or meets the criteria to apply the collateral dependent practical expedient, expected credit losses are determined based on the fair value of the collateral at the reporting date, less costs to sell as appropriate.

The Company maintains an allowance for credit losses on off-balance sheet credit exposures. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their estimated life. The Company examined historical credit conversion factor (“CCF”) trends to estimate utilization rates, and chose an appropriate mean CCF based on both management judgment and quantitative analysis. Quantitative analysis involved examination of CCFs over a range of fund-up windows (between 12 and 36 months) and comparison of the mean CCF for each fund-up window with management judgment determining whether the highest mean CCF across fund-up windows made business sense. The Company applies the same standards and estimated loss rates to the credit exposures as to the related class of loans.

Allowance for Loan and Lease Losses - 2019

At December 31, 2019, the methodology used for the allocation of the allowance for loan and lease losses the Bank segregated their loss factors (used for both criticized and non-criticized loans) into a component that was primarily based on historical loss rates and a component that was primarily based on other qualitative factors that are probable to affect loan collectability. In determining the allowance for loan and lease losses, management considers the Bank’s current business strategies and credit processes, including compliance with applicable regulatory guidelines and with guidelines approved by the Boards of Directors with regard to credit limitations, loan approvals, underwriting criteria, and loan workout procedures.

The allowance for loan and lease losses is established based on management’s evaluation of incurred losses in the portfolio in accordance with GAAP, and is comprised of both specific valuation allowances and a general valuation allowance.

Specific valuation allowances are established based on management’s analyses of individual loans that are considered impaired. If a loan is deemed to be impaired, management measures the extent of the impairment and establishes a specific valuation allowance for that amount. A loan is classified as impaired when, based on current information and/or events, it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company applies this classification as necessary to loans individually evaluated for impairment in our portfolios. Smaller-balance homogenous loans and loans carried at the lower of cost or fair value are evaluated for impairment on a collective, rather than individual, basis. Loans to certain borrowers who have experienced financial difficulty and for which the terms have been modified, resulting in a concession, are considered TDRs and are classified as impaired.

The Company primarily measures impairment on an individual loan and determine the extent to which a specific valuation allowance is necessary by comparing the loan’s outstanding balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s effective interest rate. Generally, when the fair value of the collateral, net of the estimated cost to sell, or the present value of the expected cash flows is less than the recorded investment in the loan, any shortfall is promptly charged off.

The Company also follows a process to assign the general valuation allowance to loan categories. The general valuation allowance is established by applying our loan loss provisioning methodology, and reflect the inherent risk in outstanding held-for-investment loans. This loan loss provisioning methodology considers various factors in determining the appropriate quantified risk factors to use to determine the general valuation allowance. The factors assessed begin with the historical loan loss experience for each major loan category. The Company also takes into account an estimated historical loss emergence period (which is the period of time between the event that triggers a loss and the confirmation and/or charge-off of that loss) for each loan portfolio segment.

The allocation methodology consists of the following components: First, the Company determines an allowance for loan and lease losses based on a quantitative loss factor for loans evaluated collectively for impairment. This quantitative loss factor is based primarily on historical loss rates, after considering loan type, historical loss and delinquency experience, and loss emergence periods. The quantitative loss factors applied in the methodology are periodically re-evaluated and adjusted to reflect changes in historical loss levels, loss emergence periods, or other risks. Lastly, the Company allocates an allowance for loan and lease losses based on qualitative loss factors. These qualitative loss factors are designed to account for losses that may not be provided for by the quantitative loss component due to other factors evaluated by management, which include, but are not limited to:

•	Changes in lending policies and procedures, including changes in underwriting standards and collection, and charge-off and recovery practices;

•

Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

•	Changes in the nature and volume of the portfolio and in the terms of loans;

•	Changes in the volume and severity of past-due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans;

•	Changes in the quality of our loan review system;

•	Changes in the value of the underlying collateral for collateral-dependent loans;

•	The existence and effect of any concentrations of credit, and changes in the level of such concentrations;

•	Changes in the experience, ability, and depth of lending management and other relevant staff; and

•	The effect of other external factors, such as competition and legal and regulatory requirements, on the level of estimated credit losses in the existing portfolio.

By considering the factors discussed above, the Company determined an allowance for loan and lease losses that is applied to each significant loan portfolio segment to determine the total allowance for loan and lease losses.

The historical loss period the Company uses to determine the allowance for loan and lease losses on loans is a rolling 36-quarter look-back period, as the Company believe this produces an appropriate reflection of our historical loss experience.

The process of establishing the allowance for losses on loans also involves:

•	Periodic inspections of the loan collateral by qualified in-house and external property appraisers/inspectors;

•	Regular meetings of executive management with the pertinent Board committees, during which observable trends in the local economy and/or the real estate market are discussed;

•

Assessment of the aforementioned factors by the pertinent members of the Board of Directors and management when making a business judgment regarding the impact of anticipated changes on the future level of loan losses; and

•	Analysis of the portfolio in the aggregate, as well as on an individual loan basis, taking into consideration payment history, underwriting analyses, and internal risk ratings.

In order to determine their overall adequacy, the loan loss allowance is reviewed quarterly by management Board Committees and the Board of Directors of the Bank, as applicable.

An allowance for unfunded commitments is maintained separate from the allowance for loan and lease losses and is included in Other liabilities in the Consolidated Statements of Condition.

Goodwill

The Company adopted, on a prospective basis, ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment on January 1, 2020. The Company has significant intangible assets related to goodwill and as of December 31, 2020, the Company had goodwill of $2.4 billion. In connection with its acquisitions, the assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill represents the excess of the purchase price of its acquisitions over the fair value of identifiable net assets acquired, including other identified intangible assets. The Company tests goodwill for impairment at the reporting unit level. The Company has identified one reporting unit which is the same as its operating segment and reportable segment. If the Company changes its strategy or if market conditions shift, its judgments may change, which may result in adjustments to the recorded goodwill balance.

The Company performs its goodwill impairment test in the fourth quarter of each year, or more often if events or circumstances warrant. For annual goodwill impairment testing, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If the Company concludes that this is the case, it would compare the fair value the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized, however, would not exceed the total amount of goodwill allocated to that reporting unit. Additionally, the Company would consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. As of December 31, 2020, the Company’s goodwill was not impaired.

Premises and Equipment, Net

Premises, furniture, fixtures, and equipment are carried at cost, less the accumulated depreciation computed on a straight-line basis over the estimated useful lives of the respective assets (generally 20 years for premises and three to ten years for furniture, fixtures, and equipment). Leasehold improvements are carried at cost less the accumulated amortization computed on a straight-line basis over the shorter of the related lease term or the estimated useful life of the improvement.

Depreciation is included in “Occupancy and equipment expense” in the Consolidated Statements of Income and Comprehensive Income, and amounted to $23.9 million, $27.1 million, and $32.3 million, respectively, in the years ended December 31, 2020, 2019, and 2018.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain employees. These BOLI policies are recorded in the Consolidated Statements of Condition at their cash surrender value. Income from these policies and changes in the cash surrender value are recorded in “Non-interest income” in the Consolidated Statements of Income and Comprehensive Income. At December 31, 2020 and 2019, the Company’s investment in BOLI was $1.2 billion and $1.1 billion, respectively. The Company had additional purchases of $150.0 during the year ended December 31, 2019. The Company’s investment in BOLI generated income of $31.8 million, $28.4 million, and $28.3 million, respectively, during the years ended December 31, 2020, 2019, and 2018.

Repossessed Assets and OREO

Repossessed assets consist of any property or other assets acquired through, or in lieu of, foreclosure are sold or rented, and are recorded at fair value, less the estimated selling costs, at the date of acquisition. Following foreclosure, management periodically performs a valuation of the asset, and the assets are carried at the lower of the carrying amount or fair value, less the estimated selling costs. Expenses and revenues from operations and changes in valuation, if any, are included in “General and administrative expense” in the Consolidated Statements of Income and Comprehensive Income. At December 31, 2020, the Company had $1.8 million of OREO and $6.5 million of taxi medallions. At December 31, 2019, the Company had $2.0 million of OREO and $10.3 million of taxi medallions.

Income Taxes

Income tax expense consists of income taxes that are currently payable and deferred income taxes. Deferred income tax expense is determined by recognizing deferred tax assets and liabilities for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The Company assesses the deferred tax assets and establishes a valuation allowance when realization of a deferred asset is not considered to be “more likely than not.” The Company considers its expectation of future taxable income in evaluating the need for a valuation allowance.

The Company estimates income taxes payable based on the amount it expects to owe the various tax authorities (i.e., federal, state, and local). Income taxes represent the net estimated amount due to, or to be received from, such tax authorities. In estimating income taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions, taking into account statutory, judicial, and regulatory guidance in the context of the Company’s tax position. In this process, management also relies on tax opinions, recent audits, and historical experience. Although the Company uses the best available information to record income taxes, underlying estimates and assumptions can change over time as a result of unanticipated events or circumstances such as changes in tax laws and judicial guidance influencing its overall tax position.

Derivative Instruments and Hedging Activities

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

Stock-Based Compensation

Under the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan (the “2020 Incentive Plan”), which was approved by the Company’s shareholders at its Annual Meeting on June 3, 2020, shares are available for grant as restricted stock or other forms of related rights. At December 31, 2020, the Company had 11,913,461 shares available for grant under the 2020 Incentive Plan. Compensation cost related to restricted stock grants is recognized on a straight-line basis over the vesting period. For a more detailed discussion of the Company’s stock-based compensation, see Note 15, “Stock-Related Benefit Plans.”

Retirement Plans

The Company’s pension benefit obligations and post-retirement health and welfare benefit obligations, and the related costs, are calculated using actuarial concepts in accordance with GAAP. The measurement of such obligations and expenses requires that certain assumptions be made regarding several factors, most notably including the discount rate and the expected rate of return on plan assets. The Company evaluates these assumptions on an annual basis. Other factors considered by the Company in its evaluation include retirement patterns, mortality rates, turnover, and the rate of compensation increase.

Under GAAP, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized in AOCL until they are amortized as a component of net periodic benefit cost.

Earnings per Common Share (Basic and Diluted)

Basic EPS is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the same method as basic EPS, however, the computation reflects the potential dilution that would occur if outstanding in-the-money stock options were exercised and converted into common stock.

Unvested stock-based compensation awards containing non-forfeitable rights to dividends paid on the Company’s common stock are considered participating securities, and therefore are included in the two-class method for calculating EPS. Under the two-class method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends on the common stock. The Company grants restricted stock to certain employees under its stock-based compensation plan. Recipients receive cash dividends during the vesting periods of these awards, including on the unvested portion of such awards. Since these dividends are non-forfeitable, the unvested awards are considered participating securities and therefore have earnings allocated to them.

The following table presents the Company’s computation of basic and diluted earnings per common share for the years ended December 31, 2020, 2019, and 2018:

	Years Ended December 31,
(in thousands, except share and per share amounts)	2020	2019	2018

Net income available to common shareholders	$478,281	$362,215	$389,589
Less: Dividends paid on and earnings allocated to participating securities	(5,798)	(4,333)	(4,871)

Earnings applicable to common stock	$472,483	$357,882	$384,718

Weighted average common shares outstanding	462,605,341	465,380,010	487,287,872

Basic earnings per common share	$1.02	$0.77	$0.79

Earnings applicable to common stock	$472,483	$357,882	$384,718

Weighted average common shares outstanding	462,605,341	465,380,010	487,287,872
Potential dilutive common shares	676,061	283,322	—

Total shares for diluted earnings per common share computation	463,281,402	465,663,332	487,287,872

Diluted earnings per common share and common share equivalents	$1.02	$0.77	$0.79

Impact of Recent Accounting Pronouncements

Recently Adopted Accounting Standards

The Company adopted ASU No. 2020-04 in the first quarter of 2020 upon issuance. The amendments provide optional expedients and exceptions for certain contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of rate reform. The guidance is effective from the date of issuance until December 31, 2022. If certain criteria are met, the amendments allow exceptions to the designation criteria of the hedging relationship and the assessment of hedge effectiveness during the transition period. To date, the guidance has not had a material impact on the Company’s Consolidated Statements of Condition, results of operations, or cash flows. The Company will continue to assess the impact as the reference rate transition occurs.

The Company adopted ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and its amendments, (“ASU No. 2016-13”) as of January 1, 2020. ASU No. 2016-13 amended guidance on reporting credit losses for assets held on an amortized cost basis and available-for-sale debt securities. For assets held at amortized cost, ASU No. 2016-13 eliminated the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The amendments in ASU No. 2016-13 replaced the incurred loss impairment methodology with a methodology that reflects the measurement of expected credit losses based on relevant information about past events, including historical loss experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. The amendments affected loans, debt securities, trade receivables, off-balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash.

The Company adopted ASU No. 2016-13 on a modified retrospective basis with a cumulative-effect adjustment to retained earnings as of the adoption date and, accordingly, the Company recorded a net of tax decrease of $10.5 million to retained earnings as of January 1, 2020. The results for prior period amounts continue to be reported in accordance with previously applicable GAAP. A prospective transition approach was required for debt securities for which an OTTI had been recognized before the effective date. The effect of the prospective transition approach was to maintain the same amortized cost basis before and after the effective date of ASU No. 2016-13. Amounts previously recognized in accumulated other comprehensive income (loss) as of the date of adoption that relate to improvements in cash flows expected to be collected continue to be accreted into income over the remaining life of the asset. Recoveries of amounts previously written off relating to improvements in cash flows after the date of adoption are recorded in earnings when received.

The Company adopted ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement on January 1, 2020. The purpose of ASU No. 2018-13 is to improve the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information required by GAAP that is most important to users of each entity’s financial statements. The amendments remove the disclosure requirements for transfers between Levels 1 and 2 of the fair value hierarchy, the disclosure of the policy for timing of transfers between levels of the fair value hierarchy, and the disclosure of the valuation processes for Level 3 fair value measurements. Additionally, the amendments modify the disclosure requirements for investments in certain entities that calculate net asset value and measurement uncertainty. Finally, the amendments added disclosure requirements for the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty are applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments are applied retrospectively to all periods presented upon their effective date. The adoption of ASU No. 2018-13 did not have a material effect on the Company’s Consolidated Statements of Condition, results of operations, or cash flows.

The Company adopted, on a prospective basis, ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment as of January 1, 2020. ASU No. 2017-04 eliminates the second step of the goodwill impairment test which requires an entity to determine the implied fair value of the reporting unit’s goodwill. Instead, an entity recognizes an impairment loss if the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, with the impairment loss not to exceed the amount of goodwill recorded. ASU No. 2017-04 does not amend the optional qualitative assessment of goodwill impairment. The impact of this adoption on the Company’s Consolidated Statements of Condition, results of operations, or cash flows will be dependent upon goodwill impairment determinations made after January 1, 2020.

The adoption of ASU No. 2017-04 did not have a material effect on the Company’s Consolidated Statements of Condition, results of operations, or cash flows. During the year ended December 31, 2020, the Company assessed the current environment, including the estimated impact of the COVID-19 pandemic on macroeconomic variables and economic forecasts and how those might impact the fair value of its reporting unit. After consideration of the items above and the year 2020 results, the Company determined it was not more-likely-than-not that the fair value of its reporting unit was below its book value as of December 31, 2020.

NOTE 3: RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE LOSS

(in thousands)	For the Twelve Months Ended December 31, 2020
Details about Accumulated Other Comprehensive Loss	Amount Reclassified out of Accumulated Other Comprehensive Loss (1)	Affected Line Item in the Consolidated Statements of Income and Comprehensive Income
Unrealized gains on available-for-sale securities:	$683	Net gain on securities
	(188)	Income tax expense

	$495	Net gain on securities, net of tax

Unrealized gains on cash flow hedges:	$(11,767)	Interest expense
	3,236	Income tax benefit

	$(8,531)	Net gain on cash flow hedges, net of tax

Amortization of defined benefit pension plan items:
Past service liability	$249	Included in the computation of net periodic credit (2)
Actuarial losses	(7,352)	Included in the computation of net periodic cost (2)

	(7,103)	Total before tax
	1,953	Income tax benefit

	$(5,150)	Amortization of defined benefit pension plan items, net of tax

Total reclassifications for the period	$(13,186)

(1)	Amounts in parentheses indicate expense items.
(2)	See Note 14, “Employee Benefits,” for additional information.

NOTE 4: SECURITIES

The following tables summarize the Company’s portfolio of debt securities available for sale and equity investments with readily determinable fair values at December 31, 2020 and 2019:

	December 31, 2020
(in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Debt securities available-for-sale
Mortgage-Related Debt Securities:
GSE certificates	$1,155,436	$54,310	$136	$1,209,610
GSE CMOs	1,786,896	44,691	2,872	1,828,715

Total mortgage-related debt securities	$2,942,332	$99,001	$3,008	$3,038,325

Other Debt Securities:
U. S. Treasury obligations	$64,984	$1	$—	$64,985
GSE debentures	1,158,253	3,998	3,949	1,158,302
Asset-backed securities (1)	530,226	2,576	5,703	527,099
Municipal bonds	25,776	625	90	26,311
Corporate bonds	870,745	17,928	6,447	882,226
Foreign notes	25,000	538	—	25,538
Capital trust notes	95,507	5,540	10,500	90,547

Total other debt securities	$2,770,491	$31,206	$26,689	$2,775,008

Total debt securities available for sale	$5,712,823	$130,207	$29,697	$5,813,333

Equity securities:
Preferred stock	15,292	201	—	15,493
Mutual funds	15,814	269	—	16,083

Total equity securities	$31,106	$470	$—	$31,576

Total securities (2)	$5,743,929	$130,677	$29,697	$5,844,909

(1)	The underlying assets of the asset-backed securities are substantially guaranteed by the U.S. Government..
(2)	Excludes accrued interest receivable of $14.9 million included in other assets in the Consolidated Statements of Condition.

	December 31, 2019
(in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Debt securities available-for-sale
Mortgage-Related Debt Securities:
GSE certificates	$1,530,317	$26,069	$3,763	$1,552,623
GSE CMOs	1,783,440	21,213	3,541	1,801,112

Total mortgage-related debt securities	$3,313,757	$47,282	$7,304	$3,353,735

Other Debt Securities:
U. S. Treasury obligations	$41,820	$19	$—	$41,839
GSE debentures	1,093,845	5,707	5,312	1,094,240
Asset-backed securities (1)	384,108	—	10,854	373,254
Municipal bonds	26,808	559	475	26,892
Corporate bonds	854,195	15,970	2,983	867,182
Capital trust notes	95,100	7,121	6,306	95,915

Total other debt securities	$2,495,876	$29,376	$25,930	$2,499,322

Total other securities available for sale	$5,809,633	$76,658	$33,234	$5,853,057

Equity securities:
Preferred stock	15,292	122	—	15,414
Mutual funds and common stock (2)	16,871	718	173	17,416

Total equity securities	$32,163	$840	$173	$32,830

Total securities (3)	$5,841,796	$77,498	$33,407	$5,885,887

(1)	The underlying assets of the asset-backed securities are substantially guaranteed by the U.S. Government.
(2)	Primarily consists of mutual funds that are CRA-qualified investments.
(3)	Excludes accrued interest receivable of $24.4 million included in other assets in the Consolidated Statements of Condition.

At December 31, 2020 and 2019, respectively, the Company had $714.0 million and $647.6 million of FHLB-NY stock, at cost. The Company maintains an investment in FHLB-NY stock partly in conjunction with its membership in the FHLB and partly related to its access to the FHLB funding it utilizes.

The following table summarizes the gross proceeds, gross realized gains, and gross realized losses from the sale of available-for-sale securities during the years ended December 31, 2020, 2019, and 2018:

	December 31,
(in thousands)	2020	2019	2018
Gross proceeds	$483,872	$361,311	$278,539
Gross realized gains	1,945	5,445	967
Gross realized losses	1,262	—	981

Net unrealized gains on equity securities recognized in earnings for the years ended December 31, 2020 and 2019, were $582,000 and $2.3 million, respectively. Net unrealized losses on equity securities recognized in earnings for the year ended December 31, 2018 were $2.0 million.

The following table summarizes, by contractual maturity, the amortized cost of securities at December 31, 2020:

	Mortgage- Related Securities	Average Yield	U.S. Government and GSE Obligations	Average Yield	State, County, and Municipal	Average Yield (1)	Other Debt Securities (2)	Average Yield	Fair Value
(dollars in thousands)
Available-for-Sale Debt Securities:
Due within one year	$49,797	3.03%	$75,934	0.56%	$—	—%	$49,704	3.02	$176,720
Due from one to five years	405,157	3.16	21,924	3.52	—	—	151,873	2.22	615,048
Due from five to ten years	175,689	2.48	138,053	2.37	19,898	3.51	779,401	1.88	1,130,037
Due after ten years	2,311,689	2.15	987,326	1.60	5,878	3.33	540,500	1.29	3,891,528

Total debt securities available for sale	$2,942,332	2.32	$1,223,237	1.66	$25,776	3.47	$1,521,478	1.74	$5,813,333

(1)	Not presented on a tax-equivalent basis.
(2)	Includes corporate bonds, capital trust notes, foreign notes, and asset-backed securities.

The following table presents securities having a continuous unrealized loss position for less than twelve months and for twelve months or longer as of December 31, 2020:

	Less than Twelve Months		Twelve Months or Longer		Total
(in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily Impaired Securities:
U. S. Treasury obligations	$—	$—	$—	$—	$—	$—
GSE certificates	58,876	136	—	—	58,876	136
GSE CMOs	442,207	2,807	73,568	65	515,775	2,872
GSE debenture	522,441	3,949	—	—	522,441	3,949
Asset-backed securities	—	—	363,618	5,703	363,618	5,703
Municipal bonds	—	—	8,891	90	8,891	90
Corporate bonds	72,024	2,976	246,528	3,471	318,552	6,447
Foreign notes	—	—	—	—	—	—
Capital trust notes	—	—	33,393	10,500	33,393	10,500
Equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$1,095,548	$9,868	$725,998	$19,829	$1,821,546	$29,697

The following table presents securities having a continuous unrealized loss position for less than twelve months and for twelve months or longer as of December 31, 2019:

	Less than Twelve Months		Twelve Months or Longer		Total
(in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily Impaired Securities:
U. S. Treasury Obligations	$11,917	$—	$—	$—	$11,917	$—
GSE debentures	297,179	3,916	138,189	1,396	435,368	5,312
GSE certificates	396,930	3,718	7,542	45	404,472	3,763
GSE CMOs	609,502	2,582	133,955	959	743,457	3,541
Asset-backed securities	256,619	7,701	116,635	3,154	373,254	10,855
Municipal bonds	—	—	9,349	475	9,349	475
Corporate bonds	99,300	700	172,717	2,282	272,017	2,982
Capital trust notes	—	—	37,525	6,306	37,525	6,306
Equity securities	—	—	11,633	173	11,633	173

Total temporarily impaired securities	$1,671,447	$18,617	$627,545	$14,790	$2,298,992	$33,407

The investment securities designated as having a continuous loss position for twelve months or more at December 31, 2020 consisted of four agency collateralized mortgage obligations, five capital trusts notes, seven asset-backed securities, three corporate bonds, and one municipal bond. The investment securities designated as having a continuous loss position for twelve months or more at December 31, 2019 consisted of seven US Government agency securities, five capital trusts notes, three agency mortgage-related securities, three agency CMOs, three asset-backed securities, two corporate bonds, one municipal bond, and one mutual fund.

The Company evaluates available-for-sale debt securities in unrealized loss positions at least quarterly to determine if an allowance for credit losses is required. Based on an evaluation of available information about past events, current conditions, and reasonable and supportable forecasts that are relevant to collectability, the Company has concluded that it expects to receive all contractual cash flows from each security held in its available-for-sale securities portfolio.

We first assess whether (i) we intend to sell, or (ii) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of these criteria is met, any previously recognized allowances are charged off and the security’s amortized cost basis is written down to fair value through income. If neither of the aforementioned criteria are met, we evaluate whether the decline in fair value has resulted from credit losses or other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

None of the unrealized losses identified as of December 31, 2020 or December 31, 2019 relates to the marketability of the securities or the issuers’ ability to honor redemption obligations. Rather, the unrealized losses relate to changes in interest rates relative to when the investment securities were purchased, and do not indicate credit-related impairment. Management based this conclusion on an analysis of each issuer including a detailed credit assessment of each issuer. The Company does not intend to sell, and it is not more likely than not that the Company will be required to sell the positions before the recovery of their amortized cost basis, which may be at maturity. As such, no allowance for credit losses was recorded with respect to debt securities as of or during the nine months ended December 31, 2020.

Management has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale debt securities are placed on non-accrual status when we no longer expect to receive all contractual amounts due, which is generally at 90 days past due. Accrued interest receivable is reversed against interest income when a security is placed on non-accrual status.

NOTE 5: LOANS AND LEASES

The following table sets forth the composition of the loan and lease portfolio at the dates indicated:

	December 31, 2020		December 31, 2019
(dollars in thousands)	Amount	Percent of Loans Held for Investment	Amount	Percent of Loans Held for Investment
Loans and Leases Held for Investment:
Mortgage Loans:
Multi-family	$32,236,385	75.28%	$31,158,672	74.46%
Commercial real estate	6,835,763	15.96	7,081,910	16.93
One-to-four family	235,989	0.55	380,361	0.91
Acquisition, development, and construction	89,790	0.21	200,596	0.48

Total mortgage loans held for investment (1)	39,397,927	92.00	38,821,539	92.78

Other Loans:
Commercial and industrial	1,682,519	3.93	1,742,380	4.16
Lease financing, net of unearned income of $116,366 and $104,826, respectively	1,734,824	4.05	1,271,998	3.04

Total commercial and industrial loans (2)	3,417,343	7.98	3,014,378	7.20
Other	6,520	0.02	8,102	0.02

Total other loans held for investment	3,423,863	8.00	3,022,480	7.22

Total loans and leases held for investment (1)	$42,821,790	100.00%	$41,844,019	100.00%

Net deferred loan origination costs	61,808		50,136
Allowance for loan and lease losses	(194,043)		(147,638)

Total loans and leases held for investment, net	$42,689,555		$41,746,517
Loans held for sale (3)	117,136		—

Total loans and leases, net	$42,806,691		$41,746,517

(1)

Excludes accrued interest receivable of $219.1 million and $116.9 million at December 31, 2020 and December 31, 2019, respectively, which is included in other assets in the Consolidated Statements of Condition.

(2)

Includes specialty finance loans and leases of $3.0 billion and $2.6 billion, respectively, at December 31, 2020 and December 31, 2019, and other C&I loans of $393.3 million and $420.1 million, respectively, at December 31, 2020 and December 31, 2019.

(3)	Includes deferred loan origination fees of $1.7 million.

Loans and Leases

Loans and Leases Held for Investment

The majority of the loans the Company originates for investment are multi-family loans, most of which are collateralized by non-luxury apartment buildings in New York City with rent-regulated units and below-market rents. In addition, the Company originates CRE loans, most of which are collateralized by income-producing properties such as office buildings, retail centers, mixed-use buildings, and multi-tenanted light industrial properties that are located in New York City and on Long Island.

To a lesser extent, the Company also originates ADC loans for investment. One-to-four family loans held for investment were originated through the Company’s former mortgage banking operation and primarily consisted of jumbo prime adjustable rate mortgages made to borrowers with a solid credit history.

ADC loans are primarily originated for multi-family and residential tract projects in New York City and on Long Island. C&I loans consist of asset-based loans, equipment loans and leases, and dealer floor-plan loans (together, specialty finance loans and leases) that generally are made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide; and other C&I loans that primarily are made to small and mid-size businesses in Metro New York. Other C&I loans are typically made for working capital, business expansion, and the purchase of machinery and equipment.

The repayment of multi-family and CRE loans generally depends on the income produced by the underlying properties which, in turn, depends on their successful operation and management. To mitigate the potential for credit losses, the Company underwrites its loans in accordance with credit standards it considers to be prudent, looking first at the consistency of the cash flows being produced by the underlying property. In addition, multi-family buildings, CRE properties, and ADC projects are inspected as a prerequisite to approval, and independent appraisers, whose appraisals are carefully reviewed by the Company’s in-house appraisers, perform appraisals on the collateral properties. In many cases, a second independent appraisal review is performed.

To further manage its credit risk, the Company’s lending policies limit the amount of credit granted to any one borrower and typically require conservative debt service coverage ratios and loan-to-value ratios. Nonetheless, the ability of the Company’s borrowers to repay these loans may be impacted by adverse conditions in the local real estate market, the local economy and changes in applicable laws and regulations. Accordingly, there can be no assurance that its underwriting policies will protect the Company from credit-related losses or delinquencies.

ADC loans typically involve a higher degree of credit risk than loans secured by improved or owner-occupied real estate. Accordingly, borrowers are required to provide a guarantee of repayment and completion, and loan proceeds are disbursed as construction progresses, as certified by in-house inspectors or third-party engineers. The Company seeks to minimize the credit risk on ADC loans by maintaining conservative lending policies and rigorous underwriting standards. However, if the estimate of value proves to be inaccurate, the cost of completion is greater than expected, or the length of time to complete and/or sell or lease the collateral property is greater than anticipated, the property could have a value upon completion that is insufficient to assure full repayment of the loan. This could have a material adverse effect on the quality of the ADC loan portfolio, and could result in losses or delinquencies. In addition, the Company utilizes the same stringent appraisal process for ADC loans as it does for its multi-family and CRE loans.

To minimize the risk involved in specialty finance lending and leasing, the Company participates in syndicated loans that are brought to it, and equipment loans and leases that are assigned to it, by a select group of nationally recognized sources who have had long-term relationships with its experienced lending officers. Each of these credits is secured with a perfected first security interest or outright ownership in the underlying collateral, and structured as senior debt or as a non-cancelable lease. To further minimize the risk involved in specialty finance lending and leasing, each transaction is re-underwritten. In addition, outside counsel is retained to conduct a further review of the underlying documentation.

To minimize the risks involved in other C&I lending, the Company underwrites such loans on the basis of the cash flows produced by the business; requires that such loans be collateralized by various business assets, including inventory, equipment, and accounts receivable, among others; and typically requires personal guarantees. However, the capacity of a borrower to repay such a C&I loan is substantially dependent on the degree to which the business is successful. In addition, the collateral underlying such loans may depreciate over time, may not be conducive to appraisal, or may fluctuate in value, based upon the results of operations of the business.

Included in loans held for investment at December 31, 2020 and December 31, 2019, were loans of $37.5 million and $38.2 million, respectively, to officers, directors, and their related interests and parties. There were no loans to principal shareholders at that date.

Asset Quality

A loan generally is classified as a non-accrual loan when it is 90 days or more past due or when it is deemed to be impaired because the Company no longer expects to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, management ceases the accrual of interest owed, and previously accrued interest is charged against interest income. A loan is generally returned to accrual status when the loan is current and management has reasonable assurance that the loan will be fully collectible. Interest income on non-accrual loans is recorded when received in cash. At December 31, 2020 and December 31, 2019, all of our non-performing loans were non-accrual loans.

The following table presents information regarding the quality of the Company’s loans held for investment at December 31, 2020:

(in thousands)	Loans 30-89 Days Past Due	Non- Accrual Loans	Loans 90 Days or More Delinquent and Still Accruing Interest	Total Past Due Loans	Current Loans	Total Loans Receivable
Multi-family	$4,091	$4,068	$—	$8,159	$32,228,226	$32,236,385
Commercial real estate	9,989	12,142	—	22,131	6,813,632	6,835,763
One-to-four family	1,575	1,696	—	3,271	232,718	235,989
Acquisition, development, and construction	—	—	—	—	89,790	89,790
Commercial and industrial(1) (2)	—	19,866	—	19,866	3,397,477	3,417,343
Other	3	13	—	16	6,504	6,520

Total	$15,658	$37,785	$—	$53,443	$42,768,347	$42,821,790

(1)	Includes $18.6 million of taxi medallion-related loans that were 90 days or more past due. There were no taxi medallion-related loans that were 30 to 89 days past due.
(2)	Includes lease financing receivables, all of which were current.

The following table presents information regarding the quality of the Company’s loans held for investment at December 31, 2019:

(in thousands)	Loans 30-89 Days Past Due	Non- Accrual Loans	Loans 90 Days or More Delinquent and Still Accruing Interest	Total Past Due Loans	Current Loans	Total Loans Receivable
Multi-family	$1,131	$5,407	$—	$6,538	$31,152,134	$31,158,672
Commercial real estate	2,545	14,830	—	17,375	7,064,535	7,081,910
One-to-four family	—	1,730	—	1,730	378,631	380,361
Acquisition, development, and construction	—	—	—	—	200,596	200,596
Commercial and industrial(1) (2)	—	39,024	—	39,024	2,975,354	3,014,378
Other	44	252	—	296	7,806	8,102

Total	$3,720	$61,243	$—	$64,963	$41,779,056	$41,844,019

(1)	Includes $30.4 million of taxi medallion-related loans that were 90 days or more past due. There were no taxi medallion-related loans that were 30 to 89 days past due.
(2)	Includes lease financing receivables, all of which were current.

The following table summarizes the Company’s portfolio of loans held for investment by credit quality indicator at December 31, 2020:

	Mortgage Loans					Other Loans
(in thousands)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Total Mortgage Loans	Commercial and Industrial(1)	Other	Total Other Loans
Credit Quality Indicator:
Pass	$31,220,071	$5,884,244	$221,861	$68,233	$37,394,409	$3,388,293	$6,507	$3,394,800
Special mention	566,756	637,101	12,436	21,557	1,237,850	2,842	—	2,842
Substandard	449,558	314,418	1,692	—	765,668	26,208	13	26,221
Doubtful	—	—	—	—	—	—	—	—

Total	$32,236,385	$6,835,763	$235,989	$89,790	$39,397,927	$3,417,343	$6,520	$3,423,863

(1)	Includes lease financing receivables, all of which were classified as Pass.

The following table summarizes the Company’s portfolio of loans held for investment by credit quality indicator at December 31, 2019:

	Mortgage Loans					Other Loans
(in thousands)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Total Mortgage Loans	Commercial and Industrial(1)	Other	Total Other Loans
Credit Quality Indicator:
Pass	$30,903,657	$6,902,218	$377,883	$158,751	$38,342,509	$2,960,557	$7,850	$2,968,407
Special mention	239,664	104,648	748	41,456	386,516	1,588	—	1,588
Substandard	15,351	75,044	1,730	389	92,514	52,233	252	52,485
Doubtful	—	—	—	—	—	—	—

Total	$31,158,672	$7,081,910	$380,361	$200,596	$38,821,539	$3,014,378	$8,102	$3,022,480

(1)	Includes lease financing receivables, all of which were classified as Pass.

The preceding classifications are the most current ones available and generally have been updated within the last twelve months. In addition, they follow regulatory guidelines and can generally be described as follows: pass loans are of satisfactory quality; special mention loans have potential weaknesses that deserve management’s close attention; substandard loans are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged (these loans have a well-defined weakness and there is a possibility that the Company will sustain some loss); and doubtful loans, based on existing circumstances, have weaknesses that make collection or liquidation in full highly questionable and improbable. In addition, one-to-four family loans are classified based on the duration of the delinquency.

The following table presents, by credit quality indicator, loan class, and year of origination, the amortized cost basis of the Company’s loans and leases as of December 31, 2020.

(in thousands)	Vintage Year
Risk Rating Group	2020	2019	2018	2017	2016	Prior To 2016	Revolving Loans	Total
Pass	$9,819,431	$6,719,587	$5,986,476	$4,260,433	$3,062,012	$7,571,266	$24,608	$37,443,813
Special Mention	13,067	116,400	176,428	164,635	332,176	425,632	—	1,228,338
Substandard	—	121,861	177,123	60,924	221,835	172,293	—	754,036

Total mortgage loans	$9,832,498	$6,957,848	$6,340,027	$4,485,992	$3,616,023	$8,169,191	$24,608	$39,426,187
Pass	962,956	757,220	180,133	209,963	126,680	144,999	1,046,400	3,428,351
Special Mention	—	42	—	—	—	—	2,800	2,842
Substandard	2,987	5,284	3,103	12,558	1,252	1,034	—	26,218

Total other loans	965,943	762,546	183,236	222,521	127,932	146,033	1,049,200	3,457,411

Total	$10,798,441	$7,720,394	$6,523,263	$4,708,513	$3,743,955	$8,315,224	$1,073,808	$42,883,598

When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral adjusted for selling costs. When the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, the collateral-dependent practical expedient has been elected and expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. For CRE loans, collateral properties include office buildings, warehouse/distribution buildings, shopping centers, apartment buildings, residential and commercial tract development. The primary source of repayment on these loans is expected to come from the sale, permanent financing or lease of the real property collateral. CRE loans are impacted by fluctuations in collateral values, as well as the ability of the borrower to obtain permanent financing.

The following table summarizes the extent to which collateral secures the Company’s collateral-dependent loans held for investment by collateral type as of December 31, 2020:

	Collateral Type
(in thousands)	Real Property	Other
Multi-family	$7,525	$—
Commercial real estate	25,462	—
One-to-four family	557	—
Acquisition, development, and construction	—	—
Commercial and industrial	—	26,487
Other	—	—

Total collateral-dependent loans held for investment	$33,544	26,487

Other collateral primarily consists of taxi medallions, cash, accounts receivable and inventory.

There were no significant changes in the extent to which collateral secures the Company’s collateral-dependent financial assets during the twelve months ended December 31, 2020.

At December 31, 2020 and December 31, 2019, the Company had no residential mortgage loans in the process of foreclosure.

The interest income that would have been recorded under the original terms of non-accrual loans at the respective year-ends, and the interest income actually recorded on these loans in the respective years, is summarized below:

	December 31,
(in thousands)	2020	2019	2018
Interest income that would have been recorded	$4,491	$5,599	$4,145
Interest income actually recorded	(939)	(3,409)	(3,480)

Interest income foregone	$3,552	$2,190	$665

Troubled Debt Restructurings

The Company is required to account for certain loan modifications and restructurings as TDRs. In general, a modification or restructuring of a loan constitutes a TDR if the Company grants a concession to a borrower experiencing financial difficulty. A loan modified as a TDR generally is placed on non-accrual status until the Company determines that future collection of principal and interest is reasonably assured, which requires, among other things, that the borrower demonstrate performance according to the restructured terms for a period of at least six consecutive months.

In an effort to proactively manage delinquent loans, the Company has selectively extended to certain borrowers concessions such as rate reductions, extension of maturity dates, and forbearance agreements. As of December 31, 2020, loans on which concessions were made with respect to rate reductions and/or extension of maturity dates amounted to $18.1million; loans on which forbearance agreements were reached amounted to $16.2 million.

The CARES Act was enacted on March 27, 2020. Under the CARES Act, the Company made the election to deem that loan modifications do not result in TDRs if they are (1) related to the novel coronavirus disease (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the National Emergency or (B) December 31, 2020. This includes short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented.

The following table presents information regarding the Company’s TDRs as of December 31, 2020 and 2019:

	December 31, 2020			December 31, 2019
(in thousands)	Accruing	Non- Accrual	Total	Accruing	Non- Accrual	Total
Loan Category:
Multi-family	$—	$—	$—	—	3,577	3,577
Commercial real estate	14,967	—	14,967	—	—	—
One-to-four family	—	557	557	—	584	584
Acquisition, development, and construction	—	—	—	389	—	389
Commercial and industrial (1)	—	18,761	18,761	865	35,084	35,949

Total	$14,967	$19,318	$34,285	1,254	39,245	40,499

(1)	Includes $17.5 million and $27.3 million of taxi medallion-related loans at December 31, 2020 and 2019, respectively.

The eligibility of a borrower for work-out concessions of any nature depends upon the facts and circumstances of each loan, which may change from period to period, and involves judgment by Company personnel regarding the likelihood that the concession will result in the maximum recovery for the Company.

The financial effects of the Company’s TDRs for the twelve months ended December 31, 2020, 2019 and 2018 are summarized as follows:

	For the Twelve Months Ended December 31, 2020
				Weighted Average Interest Rate
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
Commercial real estate	1	$15,119	$15,119	8.00%	3.50%	$—	$—
Commercial and industrial	42	8,912	7,471	2.36	2.23	1,441	—

Total	43	$24,031	$22,590			$1,441	$—

	For the Twelve Months Ended December 31, 2019
				Weighted Average Interest Rate
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
One-to-four family	1	131	131	5.50	5.50	—	3
Commercial and industrial	72	35,156	30,685	4.31	4.37	4,471	—

Total	73	$35,287	$30,816			$4,471	$3

	For the Twelve Months Ended December 31, 2018
				Weighted Average Interest Rate
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
Acquisition, development, and construction	1	$900	$900	4.50%	4.50%	$—	$—
Commercial and industrial	21	7,763	5,455	3.25	3.13	2,308	—

Total	22	$8,663	$6,355			$2,308	$—

At December 31, 2020, C&I loans totaling $3.2 million that had been modified as a TDR during the twelve months ended at that date were in payment default. At December 31, 2019, C&I and one-to-four family loans totaling $1.1 million that had been modified as a TDR during the twelve months ended at that date were in payment default. At December 31, 2018, one C&I loan in the amount of $194,000 that had been modified as a TDR during the twelve months ended at that date was in prepayment default.

The Company does not consider a payment to be in default when the loan is in forbearance, or otherwise granted a delay of payment, when the agreement to forebear or allow a delay of payment is part of a modification.

Subsequent to the modification, the loan is not considered to be in default until payment is contractually past due in accordance with the modified terms. However, the Company does consider a loan with multiple modifications or forbearance periods to be in default, and would also consider a loan to be in default if the borrower were in bankruptcy or if the loan were partially charged off subsequent to modification.

NOTE 6: ALLOWANCE FOR CREDIT LOSSES ON LOANS AND LEASES

Allowance for Credit Losses on Loans and Leases

The following table summarizes activity in the allowance for loan and lease losses for the periods indicated:

	Twelve Months Ended December 31,
	2020			2019
(in thousands)	Mortgage	Other	Total	Mortgage	Other	Total
Balance, beginning of period	$122,694	$24,944	$147,638	$130,983	$28,837	$159,820
Impact of CECL adoption	99	1,812	1,911	—	—	—

Adjusted balance, beginning of period	122,793	26,756	149,549	130,983	28,837	159,820
Charge-offs	(1,872)	(20,306)	(22,178)	(1,613)	(18,694)	(20,307)
Recoveries	1,172	2,221	3,393	61	959	1,020
Provision for (recovery of) credit losses on loans and leases	54,445	8,834	63,279	(6,737)	13,842	7,105

Balance, end of period	$176,538	$17,505	$194,043	$122,694	$24,944	$147,638

At December 31, 2020, the allowance for credit losses on loans and leases totaled $194.0 million, up $46.4 million compared to December 31, 2019, driven by a provision for credit losses of $63.3 million that exceeded net charge-offs by $44.5 million during the year 2020.

Separately, at December 31, 2019, the Company had an allowance for unfunded commitments of $461,000. With the adoption of CECL on January 1, 2020, The Company recognized a “Day 1” transition adjustment of $12.5 million. At December 31, 2020, the allowance for unfunded commitments totaled $11.9 million.

For the year ended December 31, 2020 the allowance for credit losses on loans and leases increased primarily due to negative changes in the macroeconomic factors surrounding the COVID-19 pandemic, specifically the resultant estimated decreases in property values. The forecast scenario includes low single digit growth of Gross Domestic Product (“GDP”), while unemployment remains elevated into the forecasted time horizon. In addition to these quantitative inputs, several qualitative factors were considered, including the risk that the economic decline proves to be more severe and/or prolonged than our baseline forecast which also increased our allowance for loan and lease losses. The impact of the unprecedented fiscal stimulus and changes to federal and local laws and regulations, including changes to various government sponsored loan programs, was also considered.

The Company charges off loans, or portions of loans, in the period that such loans, or portions thereof, are deemed uncollectible. The collectability of individual loans is determined through an assessment of the financial condition and repayment capacity of the borrower and/or through an estimate of the fair value of any underlying collateral. For non-real estate-related consumer credits, the following past-due time periods determine when charge-offs are typically recorded: (1) closed-end credits are charged off in the quarter that the loan becomes 120 days past due; (2) open-end credits are charged off in the quarter that the loan becomes 180 days past due; and (3) both closed-end and open-end credits are typically charged off in the quarter that the credit is 60 days past the date the Company received notification that the borrower has filed for bankruptcy.

The following table presents additional information about the Company’s nonaccrual loans at December 31, 2020:

(in thousands)	Recorded Investment	Related Allowance	Interest Income Recognized
Nonaccrual loans with no related allowance:
Multi-family	$—	$—	$—
Commercial real estate	2,256	—	—
One-to-four family	557	—	21
Acquisition, development, and construction	—	—	—
Other	19,821	—	820

Total nonaccrual loans with no related allowance	$22,634	$—	$841

Nonaccrual loans with an allowance recorded:
Multi-family	$4,068	$589	$28
Commercial real estate	9,886	133	52
One-to-four family	1,139	370	14
Acquisition, development, and construction	—	—	—
Other	58	18	5

Total nonaccrual loans with an allowance recorded	$15,151	$1,110	$99

Total nonaccrual loans:
Multi-family	$4,068	$589	$28
Commercial real estate	12,142	133	52
One-to-four family	1,696	370	35
Acquisition, development, and construction	—	—	—
Other	19,879	18	825

Total nonaccrual loans	$37,785	$1,110	$940

The following table presents additional information about the Company’s impaired loans at December 31, 2019:

(in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no related allowance:
Multi-family	$3,577	$6,790	$—	$4,336	$266
Commercial real estate	14,717	19,832	—	6,140	371
One-to-four family	584	602	—	811	21
Acquisition, development, and construction	389	1,289	—	3,508	364
Other	37,669	114,636	—	39,598	2,494

Total impaired loans with no related allowance	$56,936	$143,149	$—	$54,393	$3,516

Impaired loans with an allowance recorded:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
One-to-four family	—	—	—	—	—
Acquisition, development, and construction	—	—	—	—	—
Other	1,445	4,173	116	4,111	13

Total impaired loans with an allowance recorded	$1,445	$4,173	$116	$4,111	$13

Total impaired loans:
Multi-family	$3,577	$6,790	$—	$4,336	$266
Commercial real estate	14,717	19,832	—	6,140	371
One-to-four family	584	602	—	811	21
Acquisition, development, and construction	389	1,289	—	3,508	364
Other	39,114	118,809	116	43,709	2,507

Total impaired loans	$58,381	$147,322	$116	$58,504	$3,529

NOTE 7. LEASES

Lessor Arrangements

The Company is a lessor in the equipment finance business where it has executed direct financing leases (“lease finance receivables”). The Company produces lease finance receivables through a specialty finance subsidiary that participates in syndicated loans that are brought to them, and equipment loans and leases that are assigned to them, by a select group of nationally recognized sources, and are generally made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide. Lease finance receivables are carried at the aggregate of lease payments receivable plus the estimated residual value of the leased assets and any initial direct costs incurred to originate these leases, less unearned income, which is accreted to interest income over the lease term using the interest method.

The standard leases are typically repayable on a level monthly basis with terms ranging from 24 to 120 months. At the end of the lease term, the lessee usually has the option to return the equipment, to renew the lease or purchase the equipment at the then fair market value (“FMV”) price. For leases with a FMV renewal/purchase option, the relevant residual value assumptions are based on the estimated value of the leased asset at the end of lease term, including evaluation of key factors, such as, the estimated remaining useful life of the leased asset, its historical secondary market value including history of the lessee executing the FMV option, overall credit evaluation and return provisions. The Company acquires the leased asset at fair market value and provides funding to the respective lessee at acquisition cost, less any volume or trade discounts, as applicable. Therefore, there is generally no selling profit or loss to recognize or defer at inception of a lease.

The residual value component of a lease financing receivable represents the estimated fair value of the leased equipment at the end of the lease term. In establishing residual value estimates, the Company may rely on industry data, historical experience, and independent appraisals and, where appropriate, information regarding product life cycle, product upgrades and competing products. Upon expiration of a lease, residual assets are remarketed, resulting in an extension of the lease by the lessee, a lease to a new customer or purchase of the residual asset by the lessee or another party. Impairment of residual values arises if the expected fair value is less than the carrying amount. The Company assesses its net investment in lease financing receivables (including residual values) for impairment on an annual basis with any impairment losses recognized in accordance with the impairment guidance for financial instruments. As such, net investment in lease financing receivables may be reduced by an allowance for credit losses with changes recognized as provision expense. On certain lease financings, the Company obtains residual value insurance from third parties to manage and reduce the risk associated with the residual value of the leased assets. At December 31, 2020 and December 31, 2019, the carrying value of residual assets with third-party residual value insurance for at least a portion of the asset value was $70.6 million and $70.1 million, respectively.

The Company uses the interest rate implicit in the lease to determine the present value of its lease financing receivables.

The components of lease income were as follows:

(in thousands)	For the Twelve Months ended December 31, 2020	For the Twelve Months Ended December 31, 2019
Interest income on lease financing (1)	$52,279	$38,087

(1)	Included in Interest Income – Loans and leases in the Consolidated Statements of Income and Comprehensive Income.

At December 31, 2020 and December 31, 2019, the carrying value of net investment in leases was $1.9 billion and $1.4 billion. The components of net investment in direct financing leases, including the carrying amount of the lease receivables, as well as the unguaranteed residual asset were as follows:

(in thousands)	December 31, 2020	December 31, 2019
Net investment in the lease - lease payments receivable	$1,771,097	$1,302,760
Net investment in the lease - unguaranteed residual assets	80,093	74,064

Total lease payments	$1,851,190	$1,376,824

The following table presents the remaining maturity analysis of the undiscounted lease receivables as of December 31, 2020, as well as the reconciliation to the total amount of receivables recognized in the Consolidated Statements of Condition:

(in thousands)	December 31, 2020
2021	$37,373
2022	171,549
2023	277,468
2024	111,378
2025	430,585
Thereafter	822,837

Total lease payments	1,851,190
Plus: deferred origination costs	32,008
Less: unearned income	(116,366)

Total lease finance receivables, net	$1,766,832

Lessee Arrangements

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and operating lease liabilities in the Consolidated Statements of Condition.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most leases do not provide an implicit rate, the incremental borrowing rate (FHLB borrowing rate) is used based on the information available at adoption date in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset is measured at cost, which includes the initial measurement of the lease liability, prepaid rent and initial direct costs incurred by the Company, less incentives received. The lease terms include options to extend the lease when it is reasonably certain that we will exercise that option. For the vast majority of the Company’s leases, we are reasonably certain we will exercise our options to renew to the end of all renewal option periods. As such, substantially all of our future options to extend the leases have been included in the lease liability and ROU assets.

Variable costs such as the proportionate share of actual costs for utilities, common area maintenance, property taxes and insurance are not included in the lease liability and are recognized in the period in which they are incurred. Amortization of the ROU assets was $20.0 million and $38.4 million for the twelve months ended December 31, 2020 and 2019, respectively. Included in the twelve months ended December 31, 2019, was $11.7 million that was due to the closing of certain locations.

The Company has operating leases for corporate offices, branch locations, and certain equipment. The Company’s leases have remaining lease terms of one year to approximately 25 years, the vast majority of which include one or more options to extend the leases for up to five years resulting in lease terms up to 40 years.

During the twelve months ended December 31, 2019, the Company entered into a sale-lease back transaction with an unrelated third party with a lease term of 20 years (including renewal options). The sale of the branch property in Florida resulted in a gain of $7.9 million in 2019, which is included in “Other income” in the Consolidated Statements of Income and Comprehensive Income for the twelve months ended December 31, 2019.

The components of lease expense were as follows:

(in thousands)	For the Twelve Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2019
Operating lease cost	$22,721	$28,695
Sublease income	(68)	(105)

Total lease cost	$22,653	$28,590

Supplemental cash flow information related to the leases for the following periods:

(in thousands)	For the Twelve Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$22,721	$28,695

Supplemental balance sheet information related to the leases for the following periods:

(in thousands, except lease term and discount rate)	December 31, 2020	December 31, 2019
Operating Leases:
Operating lease right-of-use assets	266,864	$286,194
Operating lease liabilities	266,846	285,991
Weighted average remaining lease term	16 years	17 years
Weighted average discount rate%	3.12%	3.23%

(in thousands)	December 31, 2020
Maturities of lease liabilities:
2021	$26,961
2022	25,994
2023	25,545
2024	24,884
2025	24,113
Thereafter	223,503

Total lease payments	351,000
Less: imputed interest	(84,154)

Total present value of lease liabilities	$266,846

NOTE 8: DEPOSITS

The following table sets forth the weighted average interest rates for each type of deposit at December 31, 2020 and 2019:

	December 31,
	2020			2019
(dollars in thousands)	Amount	Percent of Total	Weighted Average Interest Rate	Amount	Percent of Total	Weighted Average Interest Rate
Interest-bearing checking and money market accounts	$12,610,073	38.87%	0.28%	$10,230,144	32.32%	1.30%
Savings accounts	6,415,608	19.78	0.41	4,780,007	15.10	0.75
Certificates of deposit	10,330,680	31.85	0.83	14,214,858	44.90	2.30
Non-interest-bearing accounts	3,080,452	9.50	—	2,432,123	7.68	—

Total deposits	$32,436,813	100.00%	0.45%	$31,657,132	100.00%	1.57%

At December 31, 2020 and 2019, the aggregate amount of deposits that had been reclassified as loan balances (i.e., overdrafts) was $2.3 million and $2.4 million, respectively.

The scheduled maturities of certificates of deposit (“CDs”) at December 31, 2020 were as follows:

(in thousands)
1 year or less	$9,120,243
More than 1 year through 2 years	708,342
More than 2 years through 3 years	313,682
More than 3 years through 4 years	187,089
More than 4 years through 5 years	1,009
Over 5 years	315

Total CDs	$10,330,680

The following table presents a summary of CDs in amounts of $100,000 or more by remaining term to maturity, at December 31, 2020:

	CDs of $100,000 or More Maturing Within
(in thousands)	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
Total	$2,548,901	$3,094,530	$717,291	$384,860	$6,745,582

Included in total deposits at both December 31, 2020 and 2019 were brokered deposits of $5.3 billion and $5.2 billion with weighted average interest rates of 0.08% and 1.94% at the respective year-ends. Brokered money market accounts represented $3.0 billion and $1.5 billion, respectively, of the December 31, 2020 and 2019 totals, and brokered interest-bearing checking accounts represented $1.3 billion and $1.2 billion, respectively. Brokered CDs represented $1.0 billion and $2.5 billion of brokered deposits at December 31, 2020 and 2019, respectively.

NOTE 9: BORROWED FUNDS

The following table summarizes the Company’s borrowed funds at December 31, 2020 and 2019:

	December 31,
(in thousands)	2020	2019
Wholesale borrowings:
FHLB advances	$14,627,661	$13,102,661
Repurchase agreements	800,000	800,000

Total wholesale borrowings	$15,427,661	$13,902,661
Junior subordinated debentures	360,259	359,866
Subordinated notes	295,624	295,066

Total borrowed funds	$16,083,544	$14,557,593

Accrued interest on borrowed funds is included in “Other liabilities” in the Consolidated Statements of Condition and amounted to $19.3 million and $23.4 million, respectively, at December 31, 2020 and 2019.

FHLB Advances

The contractual maturities and the next call dates of FHLB advances outstanding at December 31, 2020 were as follows:

	Contractual Maturity		Earlier of Contractual Maturity or Next Call Date
(dollars in thousands) Year	Amount	Weighted Average Interest Rate (1)	Amount	Weighted Average Interest Rate (1)
2021	$3,272,661	0.87%	$8,952,661	1.73%
2022	550,000	1.31	2,150,000	1.43
2023	2,525,000	0.85	2,725,000	0.91
2024	800,000	0.53	800,000	0.53
2028	4,350,000	2.40	—	—
2029	3,130,000	1.55	—	—

Total FHLB advances	$14,627,661	1.47	$14,627,661	1.47

(1)	Does not included the effect interest rate swap agreements.

FHLB advances include both straight fixed-rate advances and advances under the FHLB convertible advance program, which gives the FHLB the option of either calling the advance after an initial lock-out period of up to five years and quarterly thereafter until maturity, or a one-time call at the initial call date.

The Company had $2.3 billion of short-term FHLB advances at December 31, 2020. During the twelve months ended December 31, 2020, the average balance of short-term FHLB advances were $2.1 billion, with a weighted average interest rate of .72%, generating interest expense of $15.3 million. The Company had $1.0 billion of short-term FHLB advances at December 31, 2019. During the twelve months ended December 31, 2019, the average balance of short-term FHLB advances were $52.4 million, with a weighted average interest rate of 1.9%, generating interest expense of $1.0 million. There were no short-term advances at December 31, 2018.

At December 31, 2020 and 2019, respectively, the Bank had unused lines of available credit with the FHLB of up to $7.3 billion and $7.9 billion. The Company had no overnight advances at December 31, 2020, and $100.0 million overnight FHLB advances at December 31, 2019. During the twelve months ended December 31, 2020, the average balance of overnight advances amounted to $2.0 million, with a weighted average interest rate of 1.2%, generating interest expense of $24,000. During the twelve months ended December 31, 2019, the average balances of overnight advances amounted to $3.1 million, with weighted average interest rates of 2.1%, generating interest expense of $66,000.

Total FHLB advances generated interest expense of $245.7 million, $259.0 million, and $248.0 million, in the years ended December 31, 2020, 2019, and 2018, respectively.

Repurchase Agreements

The following table presents an analysis of the contractual maturities and next call dates of the Company’s outstanding repurchase agreements accounted for as secured borrowings at December 31, 2020:

	Contractual Maturity		Earlier of Contractual Maturity or Next Call Date
(dollars in thousands) Year	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
2021	$—	—%	$400,000	2.31%
2022	—	—	400,000	2.16
2028	300,000	2.37	—	—
2029	500,000	2.16	—	—

	$800,000	2.24	$800,000	2.24

The following table provides the contractual maturity and weighted average interest rate of repurchase agreements, and the amortized cost and fair value of the securities collateralizing the repurchase agreements, at December 31, 2020:

			Mortgage-Related and Other Securities		GSE Debentures and U.S. Treasury Obligations
(dollars in thousands) Period of Maturity	Amount	Weighted Average Interest Rate	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Greater than 90 days	$800,000	2.24%	$286,198	$304,261	$571,182	$573,344

The Company had no short-term repurchase agreements outstanding at December 31, 2020 or 2019.

At December 31, 2020 and 2019, the accrued interest on repurchase agreements amounted to $1.7 million. The interest expense on repurchase agreements was $18.2 million, $17.7 million, and $6.8 million, in the years ended December 31, 2020, 2019, and 2018, respectively.

Federal Funds Purchased

There were no federal funds purchased outstanding at December 31, 2020 or 2019.

In 2020 and 2019, respectively, the average balances of federal funds purchased were $179.9 million and $6.8 million, with weighted average interest rates of 0.49% and 1.7%. In 2018, the average balance of federal funds purchased amounted to $620,000 with a weighted average interest rate of 2.2%. The interest expense produced by federal funds purchased was $886,000, $118,000 and $14,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

Junior Subordinated Debentures

At December 31, 2020 and 2019, the Company had $360.3 million and $359.9 million, respectively, of outstanding junior subordinated deferrable interest debentures (“junior subordinated debentures”) held by statutory business trusts (the “Trusts”) that issued guaranteed capital securities.

The Trusts are accounted for as unconsolidated subsidiaries, in accordance with GAAP. The proceeds of each issuance were invested in a series of junior subordinated debentures of the Company and the underlying assets of each statutory business trust are the relevant debentures. The Company has fully and unconditionally guaranteed the obligations under each trust’s capital securities to the extent set forth in a guarantee by the Company to each trust. The Trusts’ capital securities are each subject to mandatory redemption, in whole or in part, upon repayment of the debentures at their stated maturity or earlier redemption.

The following junior subordinated debentures were outstanding at December 31, 2020:

Issuer	Interest Rate of Capital Securities and Debentures	Junior Subordinated Debentures Amount Outstanding	Capital Securities Amount Outstanding	Date of Original Issue	Stated Maturity	First Optional Redemption Date
	(dollars in thousands)
New York Community Capital Trust V (BONUSESSM Units)	6.00%	$146,333	$139,982	Nov. 4, 2002	Nov. 1, 2051	Nov. 4, 2007(1)
New York Community Capital Trust X	1.82	123,712	120,000	Dec. 14, 2006	Dec. 15, 2036	Dec. 15, 2011(2)
PennFed Capital Trust III	3.47	30,928	30,000	June 2, 2003	June 15, 2033	June 15, 2008(2)
New York Community Capital Trust XI	1.89	59,286	57,500	April 16, 2007	June 30, 2037	June 30, 2012(2)

Total junior subordinated debentures		$360,259	$347,482

(1)	Callable subject to certain conditions as described in the prospectus filed with the SEC on November 4, 2002.
(2)	Callable from this date forward.

The Bifurcated Option Note Unit SecuritiESSM (“BONUSES units”) included in the preceding table were issued by the Company on November 4, 2002 at a public offering price of $50.00 per share. Each of the 5,500,000 BONUSES units offered consisted of a capital security issued by New York Community Capital Trust V, a trust formed by the Company, and a warrant to purchase 2.4953 shares of the common stock of the Company (for a total of approximately 13.7 million common shares) at an effective exercise price of $20.04 per share. Each capital security has a maturity of 49 years, with a coupon, or distribution rate, of 6.00% on the $50.00 per share liquidation amount. The warrants and capital securities were non-callable for five years from the date of issuance and were not called by the Company when the five-year period passed on November 4, 2007.

The gross proceeds of the BONUSES units totaled $275.0 million and were allocated between the capital security and the warrant comprising such units in proportion to their relative values at the time of issuance. The value assigned to the warrants, $92.4 million, was recorded as a component of additional “paid-in capital” in the Company’s Consolidated Statements of Condition. The value assigned to the capital security component was $182.6 million. The $92.4 million difference between the assigned value and the stated liquidation amount of the capital securities was treated as an original issue discount, and is being amortized to interest expense over the 49-year life of the capital securities on a level-yield basis. At December 31, 2020, this discount totaled $65.4 million.

The other three trust preferred securities noted in the preceding table were formed for the purpose of issuing Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures (collectively, the “Capital Securities”). Dividends on the Capital Securities are payable either quarterly or semi-annually and are deferrable, at the Company’s option, for up to five years. As of December 31, 2020, all dividends were current.

Interest expense on junior subordinated debentures was $18.8 million, $22.4 million, and $21.7 million, respectively, for the years ended December 31, 2020, 2019, and 2018.

Subordinated Notes

At December 31, 2020 and 2019, the Company had $295.6 million and $295.1 million, respectively, of fixed-to-floating rate subordinated notes outstanding:

Date of Original Issue	Stated Maturity	Interest Rate(1)	Original Issue Amount
	(dollars in thousands)
Nov. 6, 2018	Nov. 6, 2028	5.90%	$300,000

(1)

From and including the date of original issuance to, but excluding November 6, 2023, the Notes will bear interest at an initial rate of 5.90% per annum payable semi-annually. Unless redeemed, from and including November 6, 2023 to but excluding the maturity date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus 278 basis point payable quarterly.

The interest expense on subordinated notes amounted to $18.3 million for the years ended December 31, 2020 and 2019. The interest expense on subordinated notes amounted to $2.8 million for the year ended December 31, 2018

NOTE 10: FEDERAL, STATE, AND LOCAL TAXES

The following table summarizes the components of the Company’s net deferred tax asset (liability) at December 31, 2020 and 2019:

	December 31,
(in thousands)	2020	2019
Deferred Tax Assets:
Allowance for credit losses on loans and leases	$53,260	$40,584
Compensation and related benefit obligations	20,760	19,401
Non-accrual interest	672	624
Net operating loss carryforwards	5,682	19,750
Other	17,240	12,169

Gross deferred tax assets	97,614	92,528
Valuation allowance	—	—

Deferred tax asset after valuation allowance	$97,614	$92,528

Deferred Tax Liabilities:
Amortizable intangibles	$(2,775)	$(2,480)
Acquisition accounting and fair value adjustments on securities (including OTTI)	(12,407)	(9,742)
Premises and equipment	(6,385)	(7,578)
Prepaid pension cost	(24,412)	(22,739)
Fair value adjustments on loans	(92,340)	(3,209)
Leases	(370,305)	(237,429)
Other	(8,880)	(10,782)

Gross deferred tax liabilities	$(517,504)	$(293,959)

Net deferred tax liability	$(419,890)	$(201,431)

The deferred tax liability represents the anticipated federal, state, and local tax expenses or benefits that are expected to be realized in future years upon the utilization of the underlying tax attributes comprising said balances. The net deferred tax liability is included in “Other liabilities” in the Consolidated Statements of Condition at December 31, 2020 and 2019.

At December 31, 2020, the Company had a New York City net operating loss (“NOL”) carry forward of $83.9 million, which is available to offset future federal taxable income. The NOL may be carried forward for 20 years to any future calendar tax year after 2020. At December 31, 2019, the Company had a federal NOL carryforward that was fully utilized during 2020.

The Company has determined that all deductible temporary differences and net operating loss carryforwards are more likely than not to provide a benefit in reducing future federal, state, and local tax liabilities, as applicable. The Company has reached this determination based on its history of reporting positive taxable income in all relevant tax jurisdictions, the length of time available to utilize the net operating loss carryforwards, and the recognition of taxable income in future periods from taxable temporary differences.

The following table summarizes the Company’s income tax expense for the years ended December 31, 2020, 2019, and 2018:

	December 31,
(in thousands)	2020	2019	2018
Federal – current	$(147,691)	$4,069	$89,187
State and local – current	5,044	23,382	22,868

Total current	(142,647)	27,451	112,055

Federal – deferred	189,826	100,971	13,058
State and local – deferred	29,516	(158)	10,139

Total deferred	219,342	100,813	23,197

Income tax expense reported in net income	76,695	128,264	135,252
Income tax expense reported in stockholders’ equity related to:
Securities available-for-sale	15,648	16,142	(32,162)
Pension liability adjustments	293	5,033	4,897
Cash flow hedge	(12,852)	333	—
Non-credit portion of OTTI losses	—	—	821
Adoption of ASU 2016-13	(3,972)	—	—

Total income taxes	$75,812	149,772	108,808

The following table presents a reconciliation of statutory federal income tax expense (benefit) to combined actual income tax expense (benefit) reported in net income for the years ended December 31, 2020, 2019, and 2018:

	December 31,
(in thousands)	2020	2019	2018
Statutory federal income tax at 21%, 21% and 21%, respectively	$123,439	$109,894	$117,111
State and local income taxes, net of federal income tax effect	27,303	18,346	24,451
Effect of tax law changes	(73,103)	—	1,625
Non-deductible FDIC deposit insurance premiums	7,857	6,938	8,852
Effect of tax deductibility of ESOP	(3,208)	(3,163)	(3,116)
Non-taxable income and expense of BOLI	(6,726)	(5,981)	(5,957)
Federal tax credits	(1,290)	(750)	(531)
Adjustments relating to prior tax years	634	373	(7,246)
Other, net	1,789	2,607	63

Total income tax expense	$76,695	$128,264	$135,252

GAAP requires that the impact of tax legislation be recognized in the period in which the law was enacted. The CARES Act was enacted on March 27, 2020 to provide relief related to the COVID-19 pandemic. The CARES Act includes many measures to assist companies including the allowance of net operating losses originating in 2018, 2019 or 2020 to be carried back five years. The Company recorded $68.4 million in tax benefits for the year ended December 31, 2020 relating to the enactment of the CARES Act. Due to changes to the New Jersey tax laws enacted in 2018, a tax expense of $2.1 million for the year-ended December 31, 2018 was recorded.

The Company invests in affordable housing projects through limited partnerships that generate federal Low Income Housing Tax Credits. The balances of these investments, which are included in “Other assets” in the Consolidated Statements of Condition, were $84.5 million and $57.1 million, respectively, at December 31, 2020 and 2019, and included commitments of $54.2 million and $29.1 million that are expected to be funded over the next three years. The Company elected to apply the proportional amortization method to these investments. Recognized in the determination of income tax (benefit) expense from operations for the years ended December 31, 2020, 2019, and 2018 were $7.5 million, $5.9 million, and $5.2 million, respectively, of affordable housing tax credits and other tax benefits, and an offsetting $6.2 million, $5.2 million, and $4.7 million, respectively, for the amortization of the related investments. No impairment losses were recognized in relation to these investments for the years ended December 31, 2020, 2019, and 2018.

GAAP prescribes a recognition threshold and measurement attribute for use in connection with the obligation of a company to recognize, measure, present, and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. As of December 31, 2020, the Company had $37.8 million of unrecognized gross tax benefits. Gross tax benefits do not reflect the federal tax effect associated with state tax amounts. The total amount of net unrecognized tax benefits at December 31, 2020 that would have affected the effective tax rate, if recognized, was $29.9 million.

Interest and penalties (if any) related to the underpayment of income taxes are classified as a component of income tax expense in the Consolidated Statements of Income and Comprehensive Income. During the years ended December 31, 2020, 2019, and 2018, the Company recognized income tax expense attributed to interest and penalties of $2.8 million, $2.5 million, and $1.7 million, respectively. Accrued interest and penalties on tax liabilities were $18.4 million and $14.5 million, respectively, at December 31, 2020 and 2019.

The following table summarizes changes in the liability for unrecognized gross tax benefits for the years ended December 31, 2020, 2019, and 2018:

	December 31,
(in thousands)	2020	2019	2018
Uncertain tax positions at beginning of year	$35,749	$33,357	$33,681
Additions for tax positions relating to current-year operations	830	925	—
Additions for tax positions relating to prior tax years	1,547	2,036	1,660
Subtractions for tax positions relating to prior tax years	(306)	(569)	(1,984)
Reductions in balance due to settlements	—	—	—

Uncertain tax positions at end of year	$37,820	$35,749	$33,357

The Company and its subsidiaries have filed tax returns in many states. The following are the more significant tax filings that are open for examination:

•	Federal tax filings for tax years 2017 through the present;

•	New York State tax filings for tax years 2010 through the present;

•	New York City tax filings for tax years 2011 through the present; and

•	New Jersey tax filings for tax years 2016 through the present.

In addition to other state audits, the Company is currently under examination by the following taxing jurisdictions of significance to the Company:

•	New York State for the tax years 2010 through 2014; and

•	New York City for the tax years 2011 and 2014.

It is reasonably possible that there will be developments within the next twelve months that would necessitate an adjustment to the balance of unrecognized tax benefits, including decreases of up to $21 million due to completion of tax authorities’ exams and the expiration of statutes of limitations.

As a savings institution, the Bank is subject to a special federal tax provision regarding its frozen tax bad debt reserve. At December 31, 2020, the Bank’s federal tax bad debt base-year reserve was $61.5 million, with a related federal deferred tax liability of $12.9 million, which has not been recognized since the Bank does not expect that this reserve will become taxable in the foreseeable future. Events that would result in taxation of this reserve include redemptions of the Bank’s stock or certain excess distributions by the Bank to the Company.

NOTE 11. DERIVATIVE AND HEDGING ACTIVITIES

The Company’s derivative financial instruments consist of interest rate swaps. The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate and liquidity risks, primarily by managing the amount, sources, and duration of its assets and liabilities and, from time to time, the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires all standardized derivatives, including most interest rate swaps, to be submitted for clearing to central counterparties to reduce counterparty risk. Two of the central counterparties are the Chicago Mercantile Exchange (“CME”) and the London Clearing House (“LCH”). As of December 31, 2020, all of the Company’s $4.3billion notional derivative contracts were cleared on the LCH. Daily variation margin payments on derivatives cleared through the LCH are accounted for as legal settlement. For derivatives cleared through LCH, the net gain (loss) position includes the variation margin amounts as settlement of the derivative and not collateral against the fair value of the derivative, which includes accrued interest; therefore, those interest rate and derivative contracts the Company clears through the LCH are reported at a fair value of approximately zero at December 31, 2020.

The Company’s exposure is limited to the value of the derivative contracts in a gain position less any collateral held and plus any collateral posted. When there is a net negative exposure, we consider our exposure to the counterparty to be zero. At December 31, 2020, the Company had a net negative exposure.

Fair Value of Hedges of Interest Rate Risk

The Company is exposed to changes in the fair value of certain of its fixed-rate assets due to changes in interest rates. The Company uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate. Interest rate swaps designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. Such derivatives were used to hedge the changes in fair value of certain of its pools of prepayable fixed rate assets. For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in interest income.

The Company has entered into an interest rate swap with a notional amount of $2.0 billion to hedge certain real estate loans. For the twelve months ended December 31, 2020, the floating rate received related to the net settlement of this interest rate swap was less than the fixed rate payments. As such, interest income from Loans and Leases in the accompanying Consolidated Statements of Income and Comprehensive Income was decreased by $34.6 million for the twelve months ended December 31, 2020, respectively. For the twelve months ended December 31, 2019, the floating rate received related to the net settlement of this interest rate swap was less than the fixed rate payments. As such, interest income from Loans and Leases in the accompanying Consolidated Statements of Income and Comprehensive Income was decreased by $3.4 million for the twelve months ended December 31, 2019, respectively.

As of December 31, 2020, the following amounts were recorded on the balance sheet related to cumulative basis adjustment for fair value hedges.

(in thousands)	December 31, 2020		December 31, 2019
Line Item in the Consolidated Statements of Condition in which the Hedge Item is Included	Carrying Amount of the Hedged Assets	Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets	Carrying Amount of the Hedged Assets	Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets
Total loans and leases, net (1)	$2,073,214	$73,214	$2,053,483	$53,483

(1)

These amounts include the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the last layer expected to be remaining at the end of the hedging relationship. At December 31, 2020, the amortized cost basis of the closed portfolios used in these hedging relationships was $3.6 billion; the cumulative basis adjustments associated with these hedging relationships was $73.2 million; and the amount of the designated hedged items was $2.0 billion.

The following table sets forth information regarding the Company’s derivative financial instruments at December 31, 2020.

	December 31, 2020
		Fair Value
(in thousands)	Notional Amount	Other Assets	Other Liabilities
Derivatives designated as fair value hedging instruments:
Interest rate swap	$2,000,000	$—	$—

Total derivatives designated as fair value hedging instruments	$2,000,000	$—	$—

The following table sets forth the effect of derivative instruments on the Consolidated Statements of Income and Comprehensive Income for the periods indicated.

(in thousands)	For the Twelve Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2019
Derivative – interest rate swap:
Interest income	$(19,731)	$(53,483)
Hedged item – loans:
Interest income	$19,731	$53,483

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. Interest rate swaps designated as cash flow hedges involve the receipt of amounts subject to variability caused by changes in interest rates from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Changes in the fair value of derivatives designated and that qualify as cash flow hedges are initially recorded in other comprehensive income and are subsequently reclassified into earnings in the period that the hedged transaction affects

Interest rate swaps with notional amounts totaling $2.3 billion and $800.0 million as of December 31, 2020 and December 31, 2019, respectively, were designated as cash flow hedges of certain FHLB borrowings.

The following table summarizes information about the interest rate swaps designated as cash flow hedges at December 31, 2020 and December 31, 2019:

(dollars in thousands)	December 31, 2020	December 31, 2019
Notional amounts	$2,250,000	$800,000
Cash collateral posted	45,532	1,185
Weighted average pay rates	1.27%	1.62%
Weighted average receive rates	0.23%	1.90%
Weighted average maturity	1.9 years	2.5 years

The following table presents the effect of the Company’s cash flow derivative instruments on AOCL for the year ending December 31, 2020:

(in thousands)	For the Twelve Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2019
Amount of (loss) gain recognized in AOCL	$(58,484)	$1,340
Amount of reclassified from AOCL to interest expense	11,768	(154)

Gains (losses) included in the Consolidated Statements of Income related to interest rate derivatives designated as cash flow hedges during the twelve months ended December 31, 2020 was $11.8 million. Amounts reported in AOCL related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate borrowings. During the next twelve months, the Company estimates that an additional $23.5 million will be reclassified to interest expense.

NOTE 12: COMMITMENTS AND CONTINGENCIES

Pledged Assets

The Company pledges securities to serve as collateral for its repurchase agreements, among other purposes. At December 31, 2020, the Company had pledged available for sale mortgage-related securities and other debt securities with carrying values of $898.3 million and $379.8 million, respectively. At December 31, 2019, the Company had pledged available for sale mortgage-related securities and other debt securities with carrying values of $651.3 million and $721.0 million, respectively. In addition, the Company had $33.5 billion and $32.6 billion of loans pledged to the FHLB-NY to serve as collateral for its wholesale borrowings at the respective year-ends.

Loan Commitments and Letters of Credit

At December 31, 2020 and 2019, the Company had commitments to originate loans, including unused lines of credit, of $2.5 billion and $2.0 billion, respectively. The majority of the outstanding loan commitments at those dates were expected to close within 90 days. In addition, the Company had commitments to originate letters of credit totaling $375.9 million and $509.9 million at December 31, 2020 and 2019.

The following table summarizes the Company’s off-balance sheet commitments to originate loans and letters of credit at December 31, 2020:

(in thousands)
Mortgage Loan Commitments:
Multi-family and commercial real estate	$310,261
One-to-four family	801
Acquisition, development, and construction	100,599

Total mortgage loan commitments	$411,661
Other loan commitments	2,063,559

Total loan commitments	$2,475,220
Commercial, performance stand-by, and financial stand-by letters of credit	375,876

Total commitments	$2,851,096

Financial Guarantees

The Company provides guarantees and indemnifications to its customers to enable them to complete a variety of business transactions and to enhance their credit standings. These guarantees are recorded at their respective fair values in “Other liabilities” in the Consolidated Statements of Condition. The Company deems the fair value of the guarantees to equal the consideration received.

The following table summarizes the Company’s guarantees and indemnifications at December 31, 2020:

(in thousands)	Expires Within One Year	Expires After One Year	Total Outstanding Amount	Maximum Potential Amount of Future Payments
Financial stand-by letters of credit	$164,498	$50,724	$215,222	$354,225
Performance stand-by letters of credit	3,351	—	3,351	3,351
Commercial letters of credit	3,860	1,038	4,898	18,300

Total letters of credit	$171,709	$51,762	$223,471	$375,876

The maximum potential amount of future payments represents the notional amounts that could be funded under the guarantees and indemnifications if there were a total default by the guaranteed parties or if indemnification provisions were triggered, as applicable, without consideration of possible recoveries under recourse provisions or from collateral held or pledged.

The Company collects fees upon the issuance of commercial and stand-by letters of credit. Fees for stand-by letters of credit fees are initially recorded by the Company as a liability, and are recognized as income periodically through the respective expiration dates. Fees for commercial letters of credit are collected and recognized as income at the time that they are issued and upon payment of each set of documents presented. In addition, the Company requires adequate collateral, typically in the form of cash, real property, and/or personal guarantees upon its issuance of irrevocable stand-by letters of credit. Commercial letters of credit are primarily secured by the goods being purchased in the underlying transaction and are also personally guaranteed by the owner(s) of the applicant company.

At December 31, 2020, the Company had commitments to purchase securities totaling $19.8 million.

Legal Proceedings

The Company is involved in various legal actions arising in the ordinary course of its business. All such actions in the aggregate involve amounts that are believed by management to be immaterial to the financial condition and results of operations of the Company.

NOTE 13: INTANGIBLE ASSETS

Goodwill

Goodwill is presumed to have an indefinite useful life and is tested for impairment, rather than amortized, at the reporting unit level, at least once a year. There was no change in goodwill during the year ended December 31, 2020. During the year ended December 31, 2019, goodwill was reduced by $9.8 million related to the sale of the Company’s wealth management business, Peter B. Cannell & Co. Goodwill totaled $2.4 billion at each of these dates.

NOTE 14: EMPLOYEE BENEFITS

Retirement Plan

The New York Community Bancorp, Inc. Retirement Plan (the “Retirement Plan”) covers substantially all employees who had attained minimum age, service, and employment status requirements prior to the date when the individual plans were frozen by the banks of origin. Once frozen, the individual plans ceased to accrue additional benefits, service, and compensation factors, and became closed to employees who would otherwise have met eligibility requirements after the “freeze” date.

The following table sets forth certain information regarding the Retirement Plan as of the dates indicated:

	December 31,
(in thousands)	2020	2019
Change in Benefit Obligation:
Benefit obligation at beginning of year	$159,896	$143,235
Interest cost	4,692	5,660
Actuarial loss (gain)	14,629	18,806
Annuity payments	(6,510)	(6,473)
Settlements	(575)	(1,332)

Benefit obligation at end of year	$172,132	$159,896

Change in Plan Assets:
Fair value of assets at beginning of year	$242,558	$210,246
Actual return (loss) on plan assets	25,557	40,117
Contributions	—	—
Annuity payments	(6,510)	(6,473)
Settlements	(575)	(1,332)

Fair value of assets at end of year	$261,030	$242,558

Funded status (included in “Other assets”)	$88,898	$82,662

Changes recognized in other comprehensive income for the year ended December 31:
Amortization of prior service cost	$—	$—
Amortization of actuarial loss	(7,327)	(10,035)
Net actuarial (gain) loss arising during the year	4,577	(7,378)

Total recognized in other comprehensive income for the year (pre-tax)	$(2,750)	$(17,413)

Accumulated other comprehensive loss (pre-tax) not yet recognized in net periodic benefit cost at December 31:
Prior service cost	$—	$—
Actuarial loss, net	73,017	75,767

Total accumulated other comprehensive loss (pre-tax)	$73,017	$75,767

In 2021, an estimated $6.9 million of unrecognized net actuarial loss for the Retirement Plan will be amortized from AOCL into net periodic benefit cost. The comparable amount recognized as net periodic benefit cost in 2020 was $7.3 million. No prior service cost will be amortized in 2021 and none was amortized in 2020. The discount rates used to determine the benefit obligation at December 31, 2020 and 2019 were 2.2% and 3.0%, respectively.

The discount rate reflects rates at which the benefit obligation could be effectively settled. To determine this rate, the Company considers rates of return on high-quality fixed-income investments that are currently available and are expected to be available during the period until the pension benefits are paid. The expected future payments are discounted based on a portfolio of high-quality rated bonds (AA or better) for which the Company relies on the Financial Times Stock Exchange (“FTSE”) Pension Liability Index that is published as of the measurement date.

The components of net periodic pension (credit) expense were as follows for the years indicated:

	Years Ended December 31,
(in thousands)	2020	2019	2018
Components of net periodic pension expense (credit):
Interest cost	$4,692	$5,660	$5,085
Expected return on plan assets	(15,505)	(13,933)	(16,139)
Amortization of net actuarial loss	7,327	10,035	7,179

Net periodic pension (credit) expense	$(3,486)	$1,762	$(3,875)

The following table indicates the weighted average assumptions used in determining the net periodic benefit cost for the years indicated:

	Years Ended December 31,
	2020	2019	2018
Discount rate	3.0%	4.1%	3.4%
Expected rate of return on plan assets	6.5	6.8	7.0

As of December 31, 2020, Retirement Plan assets were invested in two diversified investment portfolios of the Pentegra Retirement Trust (the “Trust”), a private placement investment fund.

The Company (in this context, the “Plan Sponsor”) chooses the specific asset allocation for the Retirement Plan within the parameters set forth in the Trust’s Investment Policy Statement. The long-term investment objectives are to maintain the Retirement Plan’s assets at a level that will sufficiently cover the Plan Sponsor’s long-term obligations, and to generate a return on those assets that will meet or exceed the rate at which the Plan Sponsor’s long-term obligations will grow.

The Retirement Plan allocates its assets in accordance with the following targets:

•

To hold 55% of its assets in equity securities via investment in the Trust’s Long-Term Growth—Equity (“LTGE”) Portfolio, a diversified portfolio that invests in a number of actively and passively managed equity mutual funds and collective trusts in order to gain exposure to both U.S. and non-U.S. equity markets;

•

To hold 44% of its assets in intermediate-term investment-grade bonds via investment in the Long-Term Growth—Fixed Income (“LTGFI”) Portfolio, a diversified portfolio that invests in a number of fixed-income mutual funds and collective investment trusts, primarily including intermediate-term bond funds with a focus on U.S. investment grade securities and opportunistic allocations to below-investment grade and non-U.S. investments; and

•	To hold 1% in a cash equivalents portfolio for liquidity purposes.

In addition, the Retirement Plan holds Company shares, the value of which is approximately equal to 12% of the assets that are held by the Trust.

The LTGE and LTGFI portfolios are designed to provide long-term growth of equity and fixed-income assets with the objective of achieving an investment return in excess of the cost of funding the active life, deferred vesting, and all 30-year term and longer obligations of retired lives in the Trust. Risk and volatility are further managed in accordance with the distinct investment objectives of the Trust’s respective portfolios.

The following table presents information about the fair value measurements of the investments held by the Retirement Plan as of December 31, 2020:

(in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity:
Large-cap value (1)	$23,206	$—	$23,206	$—
Large-cap growth (2)	22,997	—	22,997	—
Large-cap core (3)	15,146	—	15,146	—
Mid-cap value (4)	4,509	—	4,509	—
Mid-cap growth (5)	6,316	—	6,316	—
Mid-cap core (6)	5,113	—	5,113	—
Small-cap value (7)	3,307	—	3,307	—
Small-cap growth (8)	8,674	—	8,674	—
Small-cap core (9)	3,400	—	3,400	—
International equity (10)	32,248	—	32,248	—
Fixed Income Funds:
Fixed Income – U.S. Core (11)	74,523	—	74,523	—
Intermediate duration (12)	24,953	—	24,953	—
Equity Securities:
Company common stock	31,401	31,401	—	—
Cash Equivalents:
Money market *	5,237	2,321	2,916	—

	$261,030	$33,722	$227,308	$—

*	Includes cash equivalent investments in equity and fixed income strategies.

(1)	This category contains large-cap stocks with above-average yield. The portfolio typically holds between 60 and 70 stocks.

(2)	This category seeks long-term capital appreciation by investing primarily in large growth companies based in the U.S.

(3)	This fund tracks the performance of the S&P 500 Index by purchasing the securities represented in the Index in approximately the same weightings as the Index.

(4)	This category employs an indexing investment approach designed to track the performance of the CRSP US Mid-Cap Value Index.

(5)	This category employs an indexing investment approach designed to track the performance of the CRSP US Mid-Cap Growth Index.

(6)	This category seeks to track the performance of the S&P Midcap 400 Index.

(7)	This category consists of a selection of investments based on the Russell 2000 Value Index.

(8)	This category consists of a mutual fund invested in small cap growth companies along with a fund invested in a selection of investments based on the Russell 2000 Growth Index.

(9)

This category consists of a mutual fund investing in readily marketable securities of U.S. companies with market capitalizations within the smallest 10% of the market universe, or smaller than the 1000th largest US company.

(10)

This category invests primarily in medium to large non-US companies in developed and emerging markets. Under normal circumstances, at least 80% of total assets will be invested in equity securities, including common stocks, preferred stocks, and convertible securities.

(11)

This category currently includes equal investments in three mutual funds, two of which usually hold at least 80% of fund assets in investment grade fixed income securities, seeking to outperform the Barclays US Aggregate Bond Index while maintaining a similar duration to that index. The third fund targets investments of 50% or more in mortgage-backed securities guaranteed by the US government and its agencies.

(12)

This category consists of a mutual fund which invest in a diversified portfolio of high-quality bonds and other fixed income securities, including U.S. Government obligations, mortgage-related and asset backed securities, corporate and municipal bonds, CMOs, and other securities mostly rated A or better.

Current Asset Allocation

The asset allocations for the Retirement Plan as of December 31, 2020 and 2019 were as follows:

	At December 31,
	2020	2019
Equity securities	60%	58%
Debt securities	38	40
Cash equivalents	2	2

Total	100%	100%

Determination of Long-Term Rate of Return

The long-term rate of return on Retirement Plan assets assumption was based on historical returns earned by equities and fixed income securities, and adjusted to reflect expectations of future returns as applied to the Retirement Plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn long-term rates of return in the ranges of 6% to 8% and 3% to 5%, respectively, with an assumed long-term inflation rate of 2.5% reflected within these ranges. When these overall return expectations are applied to the Retirement Plan’s target allocations, the result is an expected rate of return of 5% to 7%.

Expected Contributions

The Company does not expect to contribute to the Retirement Plan in 2021.

Expected Future Annuity Payments

The following annuity payments, which reflect expected future service, as appropriate, are expected to be paid by the Retirement Plan during the years indicated:

(in thousands)
2021	$7,995
2022	8,073
2023	8,060
2024	8,302
2025	8,567
2026 and thereafter	43,728

Total	$84,725

Qualified Savings Plan

The Company maintains a defined contribution qualified savings plan in which all full-time employees are able to participate after three months of service and having attained age 21. The Company instituted a safe harbor matching contribution program during the year ended December 31, 2020. These Company contributions totaled $5.7 million in 2020. The Company did not make any contributions in 2019.

Post-Retirement Health and Welfare Benefits

The Company offers certain post-retirement benefits, including medical, dental, and life insurance (the “Health & Welfare Plan”) to retired employees, depending on age and years of service at the time of retirement. The costs of such benefits are accrued during the years that an employee renders the necessary service.

The Health & Welfare Plan is an unfunded plan and is not expected to hold assets for investment at any time. Any contributions made to the Health & Welfare Plan are used to immediately pay plan premiums and claims as they come due.

The following table sets forth certain information regarding the Health & Welfare Plan as of the dates indicated:

	December 31,
(in thousands)	2020	2019
Change in benefit obligation:
Benefit obligation at beginning of year	$11,898	$13,583
Interest cost	327	512
Actuarial gain	238	(1,233)
Premiums and claims paid	(614)	(964)

Benefit obligation at end of year	$11,849	11,898

Change in plan assets:
Fair value of assets at beginning of year	$—	$—
Employer contribution	614	964
Premiums and claims paid	(614)	(964)

Fair value of assets at end of year	$—	$—

Funded status (included in “Other liabilities”)	$(11,849)	(11,898)

Changes recognized in other comprehensive income for the year ended December 31:
Amortization of prior service cost	$249	$249
Amortization of actuarial gain	(25)	(124)
Net actuarial (gain) loss arising during the year	238	(1,234)

Total recognized in other comprehensive income for the year (pre-tax)	$462	$(1,109)

Accumulated other comprehensive loss (pre-tax) not yet recognized in net periodic benefit cost at December 31:
Prior service cost	$(287)	$(536)
Actuarial loss, net	1,679	1,466

Total accumulated other comprehensive income (pre-tax)	$1,392	$930

The discount rates used in the preceding table were 2.0% and 2.9%, respectively, at December 31, 2020 and 2019.

The estimated net actuarial loss and the prior service liability that will be amortized from AOCL into net periodic benefit cost in 2021 are $46,000 and $249,000, respectively.

The following table presents the components of net periodic benefit cost for the years indicated:

	Years Ended December 31,
(in thousands)	2020	2019	2018
Components of Net Periodic Benefit Cost:
Service cost	$—	$—	$—
Interest cost	327	512	513
Amortization of past-service liability	(249)	(249)	(249)
Amortization of net actuarial loss	25	124	309

Net periodic benefit cost	$103	$387	$573

The following table presents the weighted average assumptions used in determining the net periodic benefit cost for the years indicated:

	Years Ended December 31,
	2020	2019	2018
Discount rate	2.9%	3.9%	3.3%
Current medical trend rate	6.5	6.5	6.5
Ultimate trend rate	5.0	5.0	5.0
Year when ultimate trend rate will be reached	2026	2025	2024

Expected Contributions

The Company expects to contribute $915,000 to the Health & Welfare Plan to pay premiums and claims in the fiscal year ending December 31, 2021.

Expected Future Payments for Premiums and Claims

The following amounts are currently expected to be paid for premiums and claims during the years indicated under the Health & Welfare Plan:

(in thousands)
2021	$915
2022	881
2023	851
2024	820
2025	789
2026 and thereafter	3,451

Total	$7,707

NOTE 15: STOCK-RELATED BENEFIT PLANS

New York Community Bank Employee Stock Ownership Plan

All full-time employees who have attained 21 years of age and have completed twelve consecutive months of credited service are eligible to participate in the ESOP, with benefits vesting on a six-year basis, starting with 20% in the second year of employment and continuing in 20% increments in each successive year. Benefits are payable upon death, retirement, disability, or separation from service, and may be paid in stock. However, in the event of a change in control, as defined in the ESOP, any unvested portion of benefits shall vest immediately.

In 2020, 2019, and 2018, the Company allocated 405,167, 349,356, and 529,531 shares, respectively, to participants in the ESOP. For the years ended December 31, 2020, 2019, and 2018, the Company recorded ESOP-related compensation expense of $4.3 million, $4.2 million, and $5.0 million, respectively.

Supplemental Executive Retirement Plan

The Bank has established a Supplemental Executive Retirement Plan (“SERP”), which provided additional unfunded, non-qualified benefits to certain participants in the ESOP in the form of Company common stock. The SERP was frozen in 1999. Trust-held assets, consisting entirely of Company common stock, amounted to 2,191,915 and 2,046,449 shares, respectively, at December 31, 2020 and 2019, including shares purchased through dividend reinvestment. The cost of these shares is reflected as a reduction of paid-in capital in excess of par in the Consolidated Statements of Condition.

Stock Based Compensation

At December 31, 2020, the Company had a total of 11,913,461 shares available for grants as restricted stock, options, or other forms of related rights under the 2020 Incentive Plan, which was approved by the Company’s shareholders at its Annual Meeting on June 3, 2020. The Company granted 2,421,345 shares of restricted stock, with an average fair value of $11.61 per share on the date of grant, during the twelve months ended December 31, 2020.

During 2019 and 2018, the Company granted 2,031,198 shares and 2,543,023 shares, respectively, of restricted stock, which had average fair values of $10.45 and $13.50 per share on the respective grant dates. The shares of restricted stock that were granted during the years ended December 31, 2020, 2019, and 2018 vest over a period of five years. Compensation and benefits expense related to the restricted stock grants is recognized on a straight-line basis over the vesting period and totaled $28.4 million, $30.9 million, and $36.3 million, respectively, for the years ended December 31, 2020, 2019, and 2018.

The following table provides a summary of activity with regard to restricted stock awards in the year ended December 31, 2020:

	For the Year Ended December 31, 2020
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at beginning of year	6,516,101	$13.31
Granted	2,421,345	11.61
Vested	(2,180,891)	14.06
Canceled	(528,507)	12.88

Unvested at end of year	6,228,048	12.43

As of December 31, 2020, unrecognized compensation cost relating to unvested restricted stock totaled $52.5 million. This amount will be recognized over a remaining weighted average period of 2.8 years.

In addition, the Company has granted a total of 477,872 Performance-Based Restricted Stock Units (“PSUs”). Included in this total are 446,181 shares granted during the twelve months ended December 31, 2020, which have a performance period of January 1, 2020 to December 31, 2022 and vest on April 1, 2023, subject to adjustment or forfeiture, based upon the achievement by the Company of certain performance standards. During the twelve months ended December 31, 2020, 386,983 shares were forfeited. The Company granted 418,674 PSUs during 2019, which have a performance period of January 1, 2019 to December 31, 2021 and vest on April 1, 2022, subject to adjustment or forfeiture, based upon the achievement by the Company of certain performance standards. Compensation and benefits expense related to PSUs is recognized using the fair value as of the date the units were approved, on a straight-line basis over the vesting period and totaled $1.0 million and $1.1 million for the twelve months ended December 31, 2020 and 2019, respectively. As of December 31, 2020, unrecognized compensation cost relating to unvested PSUs totaled $3.1 million. This amount will be recognized over a remaining weighted average period of 1.8 years. As of December 31, 2020, the Company believes it is probable that the performance conditions will be met.

NOTE 16: FAIR VALUE MEASUREMENTS

GAAP sets forth a definition of fair value, establishes a consistent framework for measuring fair value, and requires disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. GAAP also clarifies that fair value is an “exit” price, representing the amount that would be received when selling an asset, or paid when transferring a liability, in an orderly transaction between market participants. Fair value is thus a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•

Level 3 — Inputs to the valuation methodology are significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants use in pricing an asset or liability.

A financial instrument’s categorization within this valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020 and 2019, and that were included in the Company’s Consolidated Statements of Condition at those dates:

	Fair Value Measurements at December 31, 2020
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments	Total Fair Value
Assets:
Mortgage-related Debt Securities Available for Sale:
GSE certificates	$—	$1,209,610	$—	$—	$1,209,610
GSE CMOs	—	1,828,715	—	—	1,828,715

Total mortgage-related debt securities	$—	$3,038,325	$—	$—	$3,038,325

Other Debt Securities Available for Sale:
U. S. Treasury obligations	$64,985	$—	$—	$—	$64,985
GSE debentures	—	1,158,302	—	—	1,158,302
Asset-backed securities	—	527,099	—	—	527,099
Municipal bonds	—	26,311	—	—	26,311
Corporate bonds	—	882,226	—	—	882,226
Foreign notes	—	25,538	—	—	25,538
Capital trust notes	—	90,547	—	—	90,547

Total other debt securities	$64,985	$2,710,023	$—	$—	$2,775,008

Total debt securities available for sale	$64,985	$5,748,348	$—	$—	$5,813,333

Equity securities:			—	—
Preferred stock	$15,493	$—	$—	$—	$15,493
Mutual funds	—	16,083	—	—	16,083

Total equity securities	$15,493	$16,083	$—	$—	$31,576

Total securities	$80,478	$5,764,431	$—	$—	$5,844,909

	Fair Value Measurements at December 31, 2019
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments	Total Fair Value
Assets:
Mortgage-Related Debt Securities Available for Sale:
GSE certificates	$—	$1,552,623	$—	$—	$1,552,623
GSE CMOs	—	1,801,112	—	—	1,801,112

Total mortgage-related debt securities	$—	$3,353,735	$—	$—	$3,353,735

Other Debt Securities Available for Sale:
U.S. Treasury obligations	$41,839	$—	$—	$—	$41,839
GSE debentures	—	1,094,240	—	—	1,094,240
Asset-backed securities	—	373,254	—	—	373,254
Municipal bonds	—	26,892	—	—	26,892
Corporate bonds	—	867,182	—	—	867,182
Capital trust notes	—	95,915	—	—	95,915

Total other debt securities	$41,839	$2,457,483	$—	$—	$2,499,322

Total debt securities available for sale	$41,839	$5,811,218	$—	$—	$5,853,057

Equity securities:			—	—
Preferred stock	$15,414	$—	$—	$—	$15,414
Mutual funds and common stock	—	17,416	—	—	17,416

Total equity securities	$15,414	$17,416	$—	$—	$32,830

Total securities	$57,253	$5,828,634	$—	$—	$5,885,887

The Company reviews and updates the fair value hierarchy classifications for its assets on a quarterly basis. Changes from one quarter to the next that are related to the observability of inputs for a fair value measurement may result in a reclassification from one hierarchy level to another.

A description of the methods and significant assumptions utilized in estimating the fair values of securities follows:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and exchange-traded securities.

If quoted market prices are not available for a specific security, then fair values are estimated by using pricing models. These pricing models primarily use market-based or independently sourced market parameters as inputs, including, but not limited to, yield curves, interest rates, equity or debt prices, and credit spreads. In addition to observable market information, models incorporate transaction details such as maturity and cash flow assumptions. Securities valued in this manner would generally be classified within Level 2 of the valuation hierarchy, and primarily include such instruments as mortgage-related and corporate debt securities.

Periodically, the Company uses fair values supplied by independent pricing services to corroborate the fair values derived from the pricing models. In addition, the Company reviews the fair values supplied by independent pricing services, as well as their underlying pricing methodologies, for reasonableness. The Company challenges pricing service valuations that appear to be unusual or unexpected.

While the Company believes its valuation methods are appropriate, and consistent with those of other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in different estimates of fair values at a reporting date.

Fair Value Option

Gains and Losses Included in Income for Assets Where the Fair Value Option Has Been Elected

The assets accounted for under the fair value option are initially measured at fair value. Gains and losses from the initial measurement and subsequent changes in fair value are recognized in earnings. The following table presents the changes in fair value related to initial measurement, and the subsequent changes in fair value included in earnings, for MSRs for the periods indicated:

	(Loss) Gain Included in Mortgage Banking Income from Changes in Fair Value (1)
	For the Twelve Months Ended December 31,
(in thousands)	2020	2019	2018
Loans held for sale	$—	$—	$—
Mortgage servicing rights	—	—	(224)

Total loss	$—	$—	$(224)

(1)	Included in “Non-interest income.”

Assets Measured at Fair Value on a Non-Recurring Basis

Certain assets are measured at fair value on a non-recurring basis. Such instruments are subject to fair value adjustments under certain circumstances (e.g., when there is evidence of impairment). The following tables present assets that were measured at fair value on a non-recurring basis as of December 31, 2020 and 2019, and that were included in the Company’s Consolidated Statements of Condition at those dates:

	Fair Value Measurements at December 31, 2020 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Certain loans (1)	$—	$—	$41,066	$41,066
Other assets (2)	—	—	5,655	5,655

Total	$—	$—	$46,721	$46,721

(1)	Represents the fair value of certain loans individually assessed for impairment, based on the value of the collateral.
(2)

Represents the fair value of repossessed assets, based on the appraised value of the collateral subsequent to its initial classification as repossessed assets and equity securities without readily determinable fair values. These equity securities are classified as Level 3 due to the infrequency of the observable prices and/or the restrictions on the shares.

	Fair Value Measurements at December 31, 2019 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Certain impaired loans (1)	$—	$—	$42,767	$42,767
Other assets (2)	—	—	1,481	1,481

Total	$—	$—	$44,248	$44,248

(1)	Represents the fair value of impaired loans, based on the value of the collateral.
(2)	Represents the fair value of repossessed assets, based on the appraised value of the collateral subsequent to its initial classification as repossessed assets.

The fair values of collateral-dependent impaired loans are determined using various valuation techniques, including consideration of appraised values and other pertinent real estate and other market data.

Other Fair Value Disclosures

For the disclosure of fair value information about the Company’s on- and off-balance sheet financial instruments, when available, quoted market prices are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present-value estimates or other valuation techniques. Such fair values are significantly affected by the assumptions used, the timing of future cash flows, and the discount rate.

Because assumptions are inherently subjective in nature, estimated fair values cannot be substantiated by comparison to independent market quotes. Furthermore, in many cases, the estimated fair values provided would not necessarily be realized in an immediate sale or settlement of such instruments.

The following tables summarize the carrying values, estimated fair values, and fair value measurement levels of financial instruments that were not carried at fair value on the Company’s Consolidated Statements of Condition at December 31, 2020 and 2019:

	December 31, 2020
			Fair Value Measurement Using
(in thousands)	Carrying Value	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$1,947,931	$1,947,931	$1,947,931		$—		$—
FHLB stock (1)	714,005	714,005	—		714,005		—
Loans and leases, net	42,806,691	42,376,214	—		—		42,376,214
Financial Liabilities:
Deposits	$32,436,813	$32,466,013	$22,106,133	(2)	$10,359,880	(3)	$—
Borrowed funds	16,083,544	16,794,338	—		16,794,338		—

(1)	Carrying value and estimated fair value are at cost.
(2)	Interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts.
(3)	Certificates of deposit.

	December 31, 2019
			Fair Value Measurement Using
(in thousands)	Carrying Value	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$741,870	$741,870	$741,870		$—		$—
FHLB stock (1)	647,562	647,562	—		647,562		—
Loans and leases, net	41,746,517	41,699,929	—		—		41,699,929
Financial Liabilities:
Deposits	$31,657,132	$31,713,945	$17,442,274	(2)	$14,271,671	(3)	$—
Borrowed funds	14,557,593	14,882,776	—		14,882,776		—

(1)	Carrying value and estimated fair value are at cost.
(2)	Interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts.
(3)	Certificates of deposit.

The methods and significant assumptions used to estimate fair values for the Company’s financial instruments follow:

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and federal funds sold. The estimated fair values of cash and cash equivalents are assumed to equal their carrying values, as these financial instruments are either due on demand or have short-term maturities.

Securities

If quoted market prices are not available for a specific security, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. These pricing models primarily use market-based or independently sourced market parameters as inputs, including, but not limited to, yield curves, interest rates, equity or debt prices, and credit spreads. In addition to observable market information, pricing models also incorporate transaction details such as maturities and cash flow assumptions.

Federal Home Loan Bank Stock

Ownership in equity securities of the FHLB is generally restricted and there is no established liquid market for their resale. The carrying amount approximates the fair value.

Loans

The Company discloses the fair value of loans measured at amortized cost using an exit price notion. The Company determined the fair value on substantially all of its loans for disclosure purposes, on an individual loan basis. The discount rates reflect current market rates for loans with similar terms to borrowers having similar credit quality on an exit price basis. The estimated fair values of non-performing mortgage and other loans are based on recent collateral appraisals. For those loans where a discounted cash flow technique was not considered reliable, the Company used a quoted market price for each individual loan.

Deposits

The fair values of deposit liabilities with no stated maturity (i.e., interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts) are equal to the carrying amounts payable on demand. The fair values of CDs represent contractual cash flows, discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities. These estimated fair values do not include the intangible value of core deposit relationships, which comprise a portion of the Company’s deposit base.

Borrowed Funds

The estimated fair value of borrowed funds is based either on bid quotations received from securities dealers or the discounted value of contractual cash flows with interest rates currently in effect for borrowed funds with similar maturities and structures.

Off-Balance Sheet Financial Instruments

The fair values of commitments to extend credit and unadvanced lines of credit are estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the commitments and the creditworthiness of the potential borrowers. The estimated fair values of such off-balance sheet financial instruments were insignificant at December 31, 2020 and 2019.

NOTE 17: DIVIDEND RESTRICTIONS

The Parent Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to operating expenses and any share repurchases, the Parent Company is responsible for paying any dividends declared to the

Company’s shareholders. As a Delaware corporation, the Parent Company is able to pay dividends either from surplus or, in case there is no surplus, from net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Various legal restrictions limit the extent to which the Company’s subsidiary bank can supply funds to the Parent Company and its non-bank subsidiaries. The Company’s subsidiary bank would require the approval of the Superintendent of the NYSDFS if the dividends they declared in any calendar year were to exceed the total of their respective net profits for that year combined with their respective retained net profits for the preceding two calendar years, less any required transfer to paid-in capital. The term “net profits” is defined as the remainder of all earnings from current operations plus actual recoveries on loans, investments, and other assets, after deducting from the total thereof all current operating expenses, actual losses if any, and all federal, state, and local taxes. In 2020, dividends of $380.0 million were paid by the Bank to the Parent Company. At December 31, 2020, the Bank could have paid additional dividends of $301.6 million to the Parent Company without regulatory approval.

NOTE 18: PARENT COMPANY-ONLY FINANCIAL INFORMATION

The following tables present the condensed financial statements for New York Community Bancorp, Inc. (Parent Company only):

Condensed Statements of Condition

	December 31,
(in thousands)	2020	2019
ASSETS:
Cash and cash equivalents	$151,205	$183,063
Investments in subsidiaries	7,333,764	7,169,066
Receivables from subsidiaries	—	2,249
Other assets	23,342	23,338

Total assets	$7,508,311	$7,377,716

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Junior subordinated debentures	$360,259	$359,866
Subordinated notes	295,624	295,066
Other liabilities	10,784	11,090

Total liabilities	666,667	666,022

Stockholders’ equity	6,841,644	6,711,694

Total liabilities and stockholders’ equity	$7,508,311	$7,377,716

Condensed Statements of Income

	Years Ended December 31,
(in thousands)	2020	2019	2018
Interest income	$293	$668	$500
Dividends received from subsidiaries	380,000	380,000	380,000
Other income	582	716	793

Gross income	380,875	381,384	381,293
Operating expenses	51,730	49,926	59,372

Income before income tax benefit and equity in underdistributed earnings of subsidiaries	329,145	331,458	321,921
Income tax benefit	14,163	13,669	16,616

Income before equity in underdistributed earnings of subsidiaries	343,308	345,127	338,537
Equity in underdistributed earnings of subsidiaries	167,801	49,916	83,880

Net income	$511,109	$395,043	$422,417

Condensed Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$511,109	$395,043	$422,417
Change in other assets	(4)	386	256
Change in other liabilities	(306)	(2,608)	(1,152)
Other, net	30,352	32,776	36,677
Equity in underdistributed earnings of subsidiaries	(167,801)	(49,916)	(83,880)

Net cash provided by operating activities	373,350	375,681	374,318

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in receivable from subsidiaries, net	2,249	4,206	(1,705)

Net cash provided by (used in) investing activities	2,249	4,206	(1,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock repurchased	(59,022)	(75,220)	(163,249)
Cash dividends paid on common and preferred stock	(348,435)	(350,222)	(365,889)
Proceeds from issuance of subordinated notes	—	—	294,607

Net cash used in financing activities	(407,457)	(425,442)	(234,531)

Net (decrease) increase in cash and cash equivalents	(31,858)	(45,555)	138,082
Cash and cash equivalents at beginning of year	183,063	228,618	90,536

Cash and cash equivalents at end of year	$151,205	$183,063	$228,618

NOTE 19: CAPITAL

The Company is subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, which is administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) that are substantially similar to those of the FDIC for the Bank.

The following tables present the regulatory capital ratios for the Company at December 31, 2020 and 2019, in comparison with the minimum amounts and ratios required by the FRB for capital adequacy purposes:

	Risk-Based Capital
At December 31, 2020	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$3,962,399	9.72%	$4,465,239	10.95%	$5,289,611	12.97%	$4,465,239	8.52%
Minimum for capital adequacy purposes	1,834,858	4.50	2,446,478	6.00	3,261,970	8.00	2,095,846	4.00

Excess	$2,127,541	5.22%	$2,018,761	4.95%	$2,027,641	4.97%	$2,369,393	4.52%

	Risk-Based Capital
At December 31, 2019	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$3,818,311	9.91%	$4,321,151	11.22%	$5,111,990	13.27%	$4,321,151	8.66%
Minimum for capital adequacy purposes	1,733,826	4.50	2,311,768	6.00	3,082,358	8.00	1,996,966	4.00

Excess	$2,084,485	5.41%	$2,009,383	5.22%	$2,029,632	5.27%	$2,324,185	4.66%

At December 31, 2020, our total risk-based capital ratio exceeded the minimum requirement for capital adequacy purposes by 497 basis points and the fully phased-in capital conservation buffer by 247 basis points.

The Bank is subject to regulation, examination, and supervision by the NYSDFS and the FDIC (the “Regulators”). The Bank is also governed by numerous federal and state laws and regulations, including the FDIC Improvement Act of 1991, which established five categories of capital adequacy ranging from “well capitalized” to “critically undercapitalized.” Such classifications are used by the FDIC to determine various matters, including prompt corrective action and each institution’s FDIC deposit insurance premium assessments. Capital amounts and classifications are also subject to the Regulators’ qualitative judgments about the components of capital and risk weightings, among other factors.

The quantitative measures established to ensure capital adequacy require that banks maintain minimum amounts and ratios of leverage capital to average assets and of common equity tier 1 capital, tier 1 capital, and total capital to risk-weighted assets (as such measures are defined in the regulations). At December 31, 2020, the Bank exceeded all the capital adequacy requirements to which they were subject.

As of December 31, 2020, the Company and the Bank are categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain a minimum common equity tier 1 risk-based capital ratio of 6.50%; a minimum tier 1 risk-based capital ratio of 8.00%; a minimum total risk-based capital ratio of 10.00%; and a minimum leverage capital ratio of 5.00%. In the opinion of management, no conditions or events have transpired since December 31, 2020 to change these capital adequacy classifications.

The following tables present the actual capital amounts and ratios for the Bank at December 31, 2020 and 2019 in comparison to the minimum amounts and ratios required for capital adequacy purposes.

	Risk-Based Capital
At December 31, 2020	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$4,964,055	12.18%	$4,964,055	12.18%	$5,145,321	12.62%	$4,964,055	9.48%
Minimum for capital adequacy purposes	1,834,112	4.50	2,445,483	6.00	3,260,643	8.00	2,095,175	4.00

Excess	$3,129,943	7.68%	$2,518,572	6.18%	$1,884,678	4.62%	$2,868,880	5.48%

	Risk-Based Capital
At December 31, 2019	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$4,785,217	12.42%	$4,785,217	12.42%	$4,933,900	12.81%	$4,785,217	9.59%
Minimum for capital adequacy purposes	1,733,085	4.50	2,310,780	6.00	3,081,040	8.00	1,996,288	4.00

Excess	$3,052,132	7.92%	$2,474,437	6.42%	$1,852,860	4.81%	$2,788,929	5.59%

Preferred Stock

On March 17, 2017, the Company issued 20,600,000 depositary shares, each representing a 1/40th interest in a share of the Company’s Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Dividends will accrue on the depositary shares at a fixed rate equal to 6.375% per annum until March 17, 2027, and a floating rate equal to Three-month LIBOR plus 382.1 basis points per annum beginning on March 17, 2027. Dividends will be payable in arrears on March 17, June 17, September 17, and December 17 of each year, which commenced on June 17, 2017.

Treasury Stock Repurchases

On October 23, 2018, the Board of Directors approved the repurchase of up to $300 million of the Company’s outstanding common stock. As of December 31, 2020, the Company has repurchased a total of 28.9 million shares at an average price of $9.63 or an aggregate purchase of $278.1 million. During the years ended December 31, 2020 and 2019, the Company repurchased 5.0 million and 7.1 million shares, at a cost of $50.2 million and $67.1 million, respectively.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

New York Community Bancorp, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February, 26, 2021 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments — Credit Losses.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgment. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for credit losses on loans and leases related to the multi-family, commercial real estate and specialty finance portfolio segments that are evaluated on a collective basis.

As discussed in Note 2 and Note 6 to the consolidated financial statements, the Company’s allowance for credit losses (ACL) on loans and leases was $194 million as of December 31, 2020, a portion of which related to the multi-family, commercial real estate and specialty finance portfolio segments. The allowance for credit losses on loans and leases is measured on a collective basis when similar risk characteristics exist (collective ACL). Management estimates the collective ACL by projecting and multiplying together the probability-of-default (PD), loss-given-default (LGD) and exposure-at-default depending on economic parameters for each month of the remaining contractual term. For the multi-family and commercial real estate portfolios, the Company estimates the exposure-at-default using a prepayment model which projects prepayments over the life of the loans. Economic parameters are developed using available information relating to past events, current conditions, economic forecasts, and macroeconomic assumptions. Economic parameters are forecast over a reasonable and supportable period. After the reasonable and supportable period, the Company reverts to a historical average loss rate on a straight line basis. Historical credit experience over the observation period provides the basis for the estimation of expected credit losses, with qualitative adjustments made for differences in current loan-specific risk characteristics as well as for changes in environmental conditions.

We identified the assessment of the collective ACL on loans and leases related to the multi-family, commercial real estate and specialty finance portfolio segments as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment due to significant measurement uncertainty. Specifically, the assessment encompassed the evaluation of the collective ACL methodology, including the methods and models used to estimate the PD, LGD, and prepayments and their significant assumptions. Such significant assumptions included portfolio segmentation, the selection of the economic forecasts and macroeconomic assumptions, the reasonable and supportable forecast period, the reversion period and the historical observation period. The assessment also included the evaluation of the qualitative adjustments and their significant assumptions for differences in loan-specific risk characteristics and changes in environmental factors. The assessment also included an evaluation of the conceptual soundness and performance of the PD, LGD, and prepayments models. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the collective ACL on loans and leases related to multi-family, commercial real estate and specialty finance portfolio segments, including controls over the:

•	Development of the collective ACL on loans and leases related to the multi-family, commercial real estate and specialty finance portfolio segments methodology

•	development of the PD, LGD, and prepayment models

•	identification and determination of the significant assumptions used in the PD, LGD, and prepayment models

•	development of the qualitative adjustments, including the significant assumptions used in the measurement of the qualitative factors

•	performance monitoring of the PD, LGD, and prepayment models

•	analysis of the collective ACL on loans and leases related to the multi-family, commercial real estate and specialty finance portfolio segments results, trends, and ratios

We evaluated the Company’s process to develop the collective ACL on loans and leases related to the multi-family, commercial real estate and specialty finance portfolio segments estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

•	evaluating the Company’s collective ACL methodology for compliance with U.S. generally accepted accounting principles

•

evaluating judgments made by the Company relative to the development and performance testing of the PD, LGD, and prepayment models by comparing them to relevant Company-specific metrics and trends and the applicable industry and regulatory practices

•	assessing the conceptual soundness and performance of the PD, LGD, and prepayment models by inspecting the model documentation to determine whether the models are suitable for their intended use

•	evaluating the selection of the economic forecasts and underlying macroeconomic assumptions by comparing it to the Company’s business environment and relevant industry practices

•	assessing the economic forecasts through comparison to publicly available forecasts

•	evaluating the length of the reasonable and supportable period, the reversion period and the historical observation period by comparing them to specific portfolio risk characteristics and trends

•	determining whether the loan portfolio is segmented by similar risk characteristics by comparing to the Company’s business environment and relevant industry practices

•

evaluating the methodology used to develop the qualitative factors and their significant assumptions and the effect of those factors on the allowance for credit losses on loans and leases compared with relevant credit risk factors and consistency with credit trends and identified limitations of the underlying quantitative models.

We also assessed the sufficiency of the audit evidence obtained related to the collective ACL on loans and leases related to the multi-family, commercial real estate and specialty finance portfolio segments estimate by evaluating the:

•	determination of cumulative results of the audit procedures

•	qualitative aspects of the Company’s accounting practices

•	potential bias in the accounting estimate.

We have served as the Company’s auditor since 1993.

New York, New York

February 26, 2021

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

New York Community Bancorp, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited New York Community Bancorp, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of condition of the Company as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and our report dated February 26, 2021 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

New York, New York

February 26, 2021

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

Under the supervision, and with the participation, of our Chief Executive Officer and Chief Financial Officer, our management evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rule 13a-15(b), as adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this annual report.

Disclosure controls and procedures are the controls and other procedures that are designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

(b) Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Our system of internal control is designed under the supervision of management, including our Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are made only in accordance with the authorization of management and the Boards of Directors of the Company and the Bank; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that the controls may become inadequate because of changes in conditions or that the degree of compliance with policies and procedures may deteriorate.

As of December 31, 2020, management assessed the effectiveness of the Company’s internal control over financial reporting based upon the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based upon its assessment, management concluded that the Company’s internal control over financial reporting as of December 31, 2020 was effective using this criteria.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2020 has been audited by KPMG LLP, an independent registered public accounting firm that audited the Company’s consolidated financial statements as of and for the year ended December 31, 2020, as stated in their report, included in Item 8 on the preceding page, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

(c) Changes in Internal Control over Financial Reporting

There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Information regarding our directors, executive officers, and corporate governance appears in our Proxy Statement for the Annual Meeting of Shareholders to be held on May 26, 2021 (hereafter referred to as our “2021 Proxy Statement”) under the captions “Information with Respect to Nominees, Continuing Directors, and Executive Officers,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Meetings and Committees of the Board of Directors,” and “Corporate Governance,” and is incorporated herein by this reference.

A copy of our Code of Business Conduct and Ethics, which applies to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Accounting Officer as officers of the Company, and all other senior financial officers of the Company designated by the Chief Executive Officer from time to time, is available on the Investor Relations portion of our website: www.myNYCB.com and will be provided, without charge, upon written request to the Chief Corporate Governance Officer and Corporate Secretary at 615 Merrick Avenue, Westbury, NY 11590.

ITEM 11.	EXECUTIVE COMPENSATION

Information regarding executive compensation appears in our 2021 Proxy Statement under the captions “Compensation Committee Report,” “Compensation Committee Interlocks and Insider Participation,” “Compensation Discussion and Analysis,” “Executive Compensation and Related Information,” and “Director Compensation,” and is incorporated herein by this reference.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, AND RELATED STOCKHOLDER MATTERS

The following table provides information regarding the Company’s equity compensation plans at December 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	11,913,461
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	11,913,461

Information relating to the security ownership of certain beneficial owners and management appears in our 2021 Proxy Statement under the captions “Security Ownership of Certain Beneficial Owners” and “Information with Respect to Nominees, Continuing Directors, and Executive Officers.”

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Information regarding certain relationships and related transactions, and director independence, appears in our 2021 Proxy Statement under the captions “Transactions with Certain Related Persons” and “Corporate Governance,” respectively, and is incorporated herein by this reference.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

Information regarding principal accounting fees and services appears in our 2021 Proxy Statement under the caption “Audit and Non-Audit Fees,” and is incorporated herein by this reference.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Documents Filed As Part of This Report

1. Financial Statements

The following are incorporated by reference from Item 8 hereof:

•	Reports of Independent Registered Public Accounting Firm;

•	Consolidated Statements of Condition at December 31, 2020 and 2019;

•	Consolidated Statements of Income and Comprehensive Income for each of the years in the three-year period ended December 31, 2020;

•	Consolidated Statements of Changes in Stockholders’ Equity for each of the years in the three-year period ended December 31, 2020;

•	Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 2020; and

•	Notes to the Consolidated Financial Statements.

The following are incorporated by reference from Item 9A hereof:

•	Management’s Report on Internal Control over Financial Reporting; and

•	Changes in Internal Control over Financial Reporting.

2. Financial Statement Schedules

Financial statement schedules have been omitted because they are not applicable or because the required information is provided in the Consolidated Financial Statements or Notes thereto.

3. Exhibits Required by Securities and Exchange Commission Regulation S-K

The following exhibits are filed as part of this Form 10-K, and this list includes the Exhibit Index.

Exhibit No.

3.1	Amended and Restated Certificate of Incorporation (1)

3.2	Certificates of Amendment of Amended and Restated Certificate of Incorporation (2)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation (3)

3.4	Certificate of Designations of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of State of the State of Delaware and effective March 16, 2017 (4)

3.5	Amended and Restated Bylaws(5)

4.1	Specimen Stock Certificate (6)

4.2	Deposit Agreement, dated as of March 16, 2017, by and among the Registrant, Computershare, Inc, and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts described therein (7)

4.3	Form of certificate representing the Series A Preferred Stock (7)

4.4	Form of depositary receipt representing the Depositary Shares (7)

4.5	Description of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 (8)

4.6	Registrant will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

Exhibit No.

10.1	Form of Employment Agreement between New York Community Bancorp, Inc. and Joseph R. Ficalora, Robert Wann, Thomas R. Cangemi, James J. Carpenter, and John J. Pinto* (9)

10.2(P)	Form of Change in Control Agreements among the Company, the Bank, and Certain Officers* (10)

10.3(P)	Form of Queens County Savings Bank Outside Directors’ Consultation and Retirement Plan* (10)

10.4(P)	Supplemental Benefit Plan of Queens County Savings Bank* (11)

10.5(P)	Excess Retirement Benefits Plan of Queens County Savings Bank* (10)

10.6(P)	Queens County Savings Bank Directors’ Deferred Fee Stock Unit Plan* (10)

10.7	New York Community Bancorp, Inc. Management Incentive Compensation Plan* (12)

10.8	New York Community Bancorp, Inc. 2012 Stock Incentive Plan* (13)

10.9	Underwriting Agreement, dated November 1, 2018, by and among the Registrant and Goldman Sachs & Co., Sandler O’Neill & Partners, L.P., Credit Suisse Securities (USA) LLC, Jeffries LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed therein (14)

10.10	Consulting Agreement between New York Community Bancorp, Inc. and James J. Carpenter* (15)

10.11	New York Community Bancorp, Inc., 2020 Omnibus Incentive Plan* (16)

11.0	Statement Re: Computation of Per Share Earnings (See Note 2 to the Consolidated Financial Statements)

21.0	Subsidiaries information incorporated herein by reference to Part I, “Subsidiaries”

23.0	Consent of KPMG LLP, dated February 26, 2021 (attached hereto)

31.1	Rule 13a-14(a) Certification of Chief Executive Officer of the Company in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (attached hereto)

31.2	Rule 13a-14(a) Certification of Chief Financial Officer of the Company in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (attached hereto)

32.0	Section 1350 Certifications of the Chief Executive Officer and Chief Financial Officer of the Company in accordance with Section 906 of the Sarbanes-Oxley Act of 2002 (attached hereto)

101	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, formatted in Inline XBRL (Extensible Business Reporting Language): (i) the Consolidated Statements of Condition, (ii) the Consolidated Statements of Income and Comprehensive Income, (iii) the Consolidated Statements of Changes in Stockholders’ Equity, (iv) the Consolidated Statements of Cash Flows, and (v) the Notes to the Consolidated Financial Statements.

104	Cover Page Interactive Date File (formatted in Inline XBRL and contained in Exhibit 101)

*	Management plan or compensation plan arrangement.
(1)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278)
(2)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-31565)
(3)	Incorporated by reference to Exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 27, 2016 (File No. 1-31565)
(4)	Incorporated herein by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-A (File No. 333-210919), as filed with the Securities and Exchange Commission on March 16, 2017
(5)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2016 (File No. 1-31565)
(6)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended September 30, 2017 (File No. 1-31565)
(7)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017

(8)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2019 (File No. 1-31565)
(9)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 9, 2006 (File No. 1-31565)
(10)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement filed on Form S-1, Registration No. 33-66852
(11)	Incorporated by reference to Exhibits filed with the 1995 Proxy Statement for the Annual Meeting of Shareholders held on April 19, 1995
(12)	Incorporated by reference to Exhibits filed with the 2006 Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2006 (File No. 1-31565)
(13)	Incorporated by reference to Exhibits filed with the 2012 Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2012 (File No. 1-31565)
(14)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on November 6, 2018 (File No. 1-31565)
(15)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K/A for the year ended December 31, 2019 (File No. 1-31565)
(16)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement filed on Form S-8 filed on August 5, 2020. Registration No. 333-241023

ITEM 16.	FORM 10-K SUMMARY

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 26, 2021	New York Community Bancorp, Inc.
(Registrant)

/s/ Thomas R. Cangemi
Thomas R. Cangemi
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Thomas R. Cangemi	2/26/21	/s/ John J. Pinto	2/26/21
Thomas R. Cangemi		John J. Pinto
President, Chief Executive Officer, and Director		Senior Executive Vice President and Chief Financial Officer
(Principal Executive Officer)		(Principal Financial Officer)

/s/ Dominick Ciampa	2/26/21	/s/ Hanif W. Dahya	2/26/21
Dominick Ciampa		Hanif W. Dahya
Director		Director

/s/ Leslie D. Dunn	2/26/21	/s/ Michael J. Levine	2/26/21
Leslie D. Dunn		Michael J. Levine
Director		Chairman of the Board of Directors

/s/ James J. O’Donovan	2/26/21	/s/ Lawrence Rosano, Jr.	2/26/21
James J. O’Donovan		Lawrence Rosano, Jr.
Director		Director

/s/ Ronald A. Rosenfeld	2/26/21	/s/ Lawrence J. Savarese	2/26/21
Ronald A. Rosenfeld		Lawrence J. Savarese
Director		Director

/s/ John M. Tsimbinos	2/26/21	/s/ Robert Wann	2/26/21
John M. Tsimbinos		Robert Wann
Director		Senior Executive Vice President, Chief Operating Officer, and Director

New York Community Bancorp, Inc.

2021

Proxy Statement & Notice of Annual Meeting of Shareholders

10:00 a.m., Wednesday, May 26, 2021

ANNEX G

April 16, 2021

Fellow Shareholders:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of New York Community Bancorp, Inc., the holding company for New York Community Bank. The meeting will be held in a “virtual” format through a live webcast on Wednesday, May 26, 2021, at 10:00 a.m. Eastern Daylight Time. You will be able to attend the Annual Meeting, vote, and submit questions by visiting www.virtualshareholdermeeting.com/NYCB2021.

The attached Notice and Proxy Statement describe the formal business to be transacted at the Annual Meeting, including with respect to the Company governance, compensation, and other matters arising during a most extraordinary year.

In 2020, as the COVID-19 pandemic took hold, our employees quickly drew together around a common purpose – to aid our customers and the communities we serve in the face of the global calamity. From the outset, our Board and management identified a new set of critical priorities, adopted to our customers’ changing needs and sometimes heartbreaking circumstances. We transformed our organization to ensure that personnel at all levels were able to perform their jobs under the pandemic’s difficult conditions, focusing on the health and safety of our colleagues and customers and the resiliency of our business. We came through the year with strong financial results and a bright outlook for our future.

As we come together again as investors in New York Community Bancorp, Inc., I encourage you to cast your vote by signing, dating, and returning the enclosed proxy card promptly, or by voting online or by telephone as instructed on the proxy card. As the holders of a majority of the common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the meeting, we would appreciate your timely response.

Directors and officers of New York Community Bancorp, Inc., as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the meeting and will be pleased to respond to any questions you may have.

On behalf of the Board of Directors, officers, and employees of New York Community Bancorp, Inc., we thank you for your continued interest and support.

Sincerely,

Thomas R. Cangemi

Chairman of the Board

President and Chief Executive Officer

April 16, 2021

Fellow Shareholders:

Thank you for your continued confidence in the Board of Directors of New York Community Bancorp., Inc. and for your support during what has been an unprecedented and challenging period for our country and our industry. As Presiding Director, I am pleased to be working closely with my fellow Directors along with our new Chairman, President, and Chief Executive Officer Thomas Cangemi and our dedicated management team to overcome these challenges and move toward a brighter future.

Throughout the last year our organization has taken prompt and decisive actions adapting to the emergence of the COVID-19 pandemic. The Board believes that the changes we have made and the lessons we have learned have prepared our company to take on new challenges in our evolving industry, maintaining our steadfast commitment to credit quality and customer service. We continue to build strength and profitability as we transition through several important governance changes, including the appointment of Mr. Cangemi as our Chairman, President, and CEO, my appointment as Presiding Director, the appointment of Leslie Dunn as Chairwoman of our Nominating and Corporate Governance Committee, and Lawrence Rosano as Chairman of our Risk Committee.

Tom Cangemi has played an important role in the Company’s growth and success over many years, working alongside our former Chief Executive Officer Joseph Ficalora. Tom possesses deep and broad banking expertise and he has demonstrated an ability to deliver strong operating results. He is held in high-regard inside of the organization and is well-respected by the investment community. With Tom and the rest of our executive team, our Board is dedicated to enhancing our performance, evolving our business model, and increasing our shareholder value. Our goals for the future include developing our Board, including by expanding the diversity of its members, advancing important environmental, social, and governance objectives, and expanding our digital capabilities.

In the accompanying proxy statement, we share information about the Board’s role in shaping our values, governance, and strategy. We hope you will take the time to read it. Whether or not you can attend the annual meeting, we welcome your participation with the New York Community Bancorp, Inc. Board and management team and thank you for your continued interest and support.

Finally, on behalf of the Board of Directors, I would like to express our thanks to Joseph Ficalora for his long and distinguished career with the Company. In a career that lasted 55 years with the Company, Joe’s vision and leadership played a critical role in making New York Community Bancorp, Inc. one of the top banks in the country. The Board and I appreciate Joe’s decades of service and dedication to the Company and Community Bank, we thank him for his many valuable contributions, and we wish him all the best in his retirement.

Sincerely,

Hanif “Wally” Dahya

Presiding Director

MEETING NOTICE

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

OF NEW YORK COMMUNITY BANCORP, INC.

DATE AND TIME:	Wednesday, May 26, 2021 at 10:00 a.m., Eastern Daylight Time

PLACE:	The 2021 Annual Meeting of Shareholders of New York Community Bancorp, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2021

ITEMS OF BUSINESS:

1)  The election of three directors to three-year terms;

2)  The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3)  Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation;

4)  A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the board of directors and provide instead for the annual election of directors;

5)  A shareholder proposal requesting Board action to amend the Amended and Restated Certificate of Incorporation and Bylaws of the Company to provide for the right to act by written consent as described in the accompanying Proxy Statement, if properly presented at the meeting; and

6)  Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a shareholder of record at the close of business on Tuesday, April 1, 2021.

VOTING:	We urge you to participate in the meeting, either by attending and voting in person or by voting as promptly as possible by telephone, through the Internet, or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee). Each share is entitled to one vote on each matter to be voted upon at the annual meeting. Your vote is important and we urge you to exercise your right to cast it.

MEETING ADMISSION:	To be admitted to the meeting at www.virtualshareholdermeeting.com/NYCB2021, you must enter the control number found on the proxy card, voting instruction form, or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

2020 ANNUAL REPORT:	A copy of our 2020 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, accompanies this Notice and Proxy Statement.

DATE OF DISTRIBUTION:	This Notice, the Proxy Statement, and the proxy card are first being made available or mailed to shareholders on or about April 16, 2021.

By Order of the Board of Directors,

R. Patrick Quinn
Executive Vice President,
General Counsel and Corporate Secretary Westbury, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2021

The Company’s Notice of Annual Meeting, Proxy Statement, and 2020 Annual Report to Shareholders are available, free of charge, at www.proxyvote.com.

Proxy Statement Summary	G-6

Shareholder Outreach and Recent Initiatives	G-11

Environmental, Social and Governance (ESG)	G-13

Corporate Governance	G-15

Director Independence	G-15

Board Leadership Structure	G-16

Board’s Role in Risk Oversight	G-17

Other Governance Practices	G-18

Board Committees	G-20

Director Attendance at Annual Meetings	G-24

Communication With The Board of Directors	G-24

Procedures For Shareholders To Recommend Directors	G-25

Information with Respect to Nominees, Continuing Directors, and Executive Officers	G-27

Executive Compensation and Related Information	G-28
I. Compensation Discussion and Analysis	G-28
A. Introduction	G28
B. Governance Framework for Our Compensation Decisions	G-32
C. Our Executive Compensation Decision Making Process	G-32
D. Elements of Compensation	G-35
E. Other Considerations	G-42
II. Compensation Committee Report	G-44
III. Executive Compensation Tables	G-45

Proposal 1: Election of Directors	G-53

Director Qualifications and Business Experience	G-55

Business Experience of Named Executive Officers Who are Not Directors	G-60

Director Succession	G-61

Directors’ Compensation	G-61

Transactions with certain related persons	G-64

Section 16(a) Beneficial Ownership Reporting Compliance	G-65

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	G-66

Audit Committee Report to Shareholders	G-66

Proposal 3: Advisory vote on approval of compensation of the company’s named executive officers	G-68

Proposal 4: Proposal to Phase Out the Classified Board By Approving Amendments to the Amended and Restated Certificate of Incorporation of the Company.	G-69

Proposal 5: Shareholder Proposal Requesting Board Action To Amend The Amended and Restated Certificate Of Incorporation and Bylaws Of The Company Granting Shareholders The Right to Act By Written Consent.

G-71

Information About Our Annual Meeting and Solicitation of Proxies	G-74

Benefit Plan Voting	G-78

Security Ownership of Certain Beneficial Owners	G-78

Additional Information	G-79

APPENDIX A	A-1

PROXY SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2020 performance, please review our 2020 Annual Report on Form 10-K, which accompanies this document.

VOTING MATTERS:

Voting Matters:		Recommendation of the Board:

Proposal 1	The election of three directors to three-year terms.	FOR ALL

Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	FOR

Proposal 3	Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation.	FOR

Proposal 4	A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the board of directors and provide instead for the annual election of directors.	FOR

Proposal 5	A shareholder proposal requesting Board action to provide for the right to act by written consent by amending the Amended and Restated Certificate of Incorporation and Bylaws of the Company, as described in the accompanying Proxy Statement, if properly presented at the meeting.	AGAINST

HIGHLIGHTS:

Company Profile:

New York Community Bancorp, Inc. is the largest savings bank holding company in the nation and New York Community Bank is one of the leading depositories in most of the markets we serve. Our roots go back to 1859, when we were chartered by the State of New York in Queens, a borough of New York City. Since then, we have grown from a single branch in Flushing to 237 branch offices in five states.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2020, the Company reported assets of $56.3 billion, loans of $42.8 billion, deposits of $32.4 billion, and shareholders’ equity of $6.8 billion.

•  We compete for depositors in these diverse markets by emphasizing service and convenience, with a comprehensive menu of traditional and non-traditional products and services, and access to multiple service

• We underwrite our loans in accordance with conservative credit standards in order to maintain a high level of asset quality.

•  We originate asset-based loans, dealer floor-plan loans, and equipment loans and leases to large corporate obligators in stable industries nationwide through the Community Bank’s specialty finance subsidiary, NYCB Specialty Finance LLC.

• We complement our organic growth through accretive acquisitions of other financial institutions, branches, and/or deposits.

PROXY SUMMARY

Performance Highlights:

In 2020, our Company reported net income available to common shareholders of $478.3 million, or diluted earnings per common share of $1.02. This represents a return on average tangible assets of 0.99% and a return on average tangible common equity of 12.66%.

PROXY SUMMARY

Performance Highlights (cont’d):

•  We paid our shareholders an annual dividend of $0.68 per common share, which translates into total cash dividends of $315.6 million for our common shareholders. As of the record date for the Annual Meeting, this reflected a 7.4% dividend yield on our stock.

• Over the course of our public life, we have produced multi-family loans totaling $98.9 billion, including $8.7 billion in 2020.

• Likewise, we have produced commercial real estate loans totaling $22.5 billion, including $1.0 billion in 2020 alone.

•  From 1993 through the end of 2020, we recorded a mere 108 basis points of losses (cumulative charge-offs as a percent of average loans), in contrast to an industry average of 2,387 basis points during the same time.

• From 1993 through 2020, our average efficiency ratio was 40.0%, in contrast to the 60.56% industry average (as reported by S&P Global Market Intelligence).

• Over the course of our public life, we have expanded our balance sheet by $35.3 billion through 10 mergers and acquisitions, involving seven in-market competitors and two out-of-market banks.

• Reflecting our profitability – and our capital position – we have distributed $6.4 billion of quarterly cash dividends over the past 104 quarters and repurchased $1.2 billion of our shares.

Executive Compensation Highlights:

The following provides an overview of 2020 executive compensation:

•  No adjustments were made to our NEO base salaries. The Compensation Committee determined that the base salary levels provided an appropriate benchmark for establishing award opportunities under the Company’s incentive programs.

•  Our executive incentive compensation program is designed to encourage our executives to deliver superior financial results and strong shareholder returns, both on an annual basis and over the long-term. The 2020 program included the following components:

•  A short term cash incentive plan that measured Company performance based on one absolute metric (budgeted pre-tax operating earnings) with a 50% weighting and two metrics (efficiency ratio and return on average tangible assets) weighted 25% each that consider Company results relative to a designated peer group. Based on our 2020 results, our NEOs were eligible for payout slightly above 132% of target. The plan did not trigger a modifier based on the level of our one-year total shareholder return relative to our designated peer group.

•  A long-term equity incentive plan with two components: (i) an award of time-based vested restricted stock and (ii) a three-year (2020-2022) performance-based equity award with payouts based on the Company’s performance with respect to two metrics (earnings per share growth and return on average tangible common equity) relative to an industry index group.

• For a detailed discussion of our 2020 executive compensation program, see Compensation Discussion and Analysis in this Proxy Statement.

PROXY SUMMARY

Governance Highlights:

We are committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders and other constituents. Highlights of our governance standards and policies include:

•  Our Board of Directors is comprised of individuals possessing a well-rounded variety of skills, knowledge, experience and perspectives and who have unique experience and perspectives on our business.

•  80% of our Board members satisfy New York Stock Exchange independence standards, and each of the Compensation, Audit, and Nominating and Corporate Governance Committees are comprised wholly of independent directors.

• Our Presiding Director is the lead independent director with significant governance responsibilities.

•  Our Board in recent months has underwent several structural changes, including the appointment of Thomas R. Cangemi as our new Chairman, President, and Chief Executive Officer, and the appointment of new chairs to a number of Board Committees, including the Compensation Committee, Nominating & Corporate Governance Committee, and Risk Assessment Committee.

•  Recognizing that diversity and inclusion benefits companies by providing a broad range of perspectives and insights, and continuing the Board’s focus on diversity and refreshment, the Board has formed a new Board Development Subcommittee of the Nominating and Corporate Governance Committee to assist with identifying candidates with a diversity of ethnic and gender for potential Board service.

• Our By-laws provide for “proxy access,” allowing eligible shareholders to include their own nominees for director in the Company’s proxy materials.

• Our Board and Board Committees perform annual self-evaluations and adopt action plans to implement changes when deemed necessary or appropriate.

•  Our Board Risk Assessment Committee, which meets the requirements for U.S. Bank Holding Companies under the Dodd-Frank Act’s Enhanced Prudential Standards, meets at least on a monthly basis and oversees a robust and exacting enterprise risk management program.

• Our Board has submitted a proposal to shareholders to eliminate the classified Board by amending the Company’s Amended and Restated Certificate of Incorporation.

Community Support:
Service to our customers and the community is an important part of the New York Community Bank culture. We support the communities we serve through lending, investments, services, and charitable giving, including through New York Community Bank Foundation and Richmond County Savings Foundation, with the following notable highlights:

•  Annually, the Bank and the Foundations contribute over $2.5 million through grants, employee giving, sponsorships, pro bono, and in-kind donations.

•  New York Community Bank employees, despite the impact of the 2020 coronavirus pandemic, volunteered approximately 1,100 hours for community organizations.

•  Almost 200 Bank employees have leadership roles within community organizations.

•  Employees participated in more than 177 community events and many were conducted virtually because of the 2020 coronavirus pandemic.

•  The Foundations have awarded more than $94 million in grants to more than 6,000 community organizations since 2000, including $15.5 million for health and human services, $13.1 million for education, $16.0 million for civic and community organizations, and $15.6 million for arts and culture.

•  The Community Bank’s corporate philanthropy program contributes nearly $1.0 million annually to community organizations.

The Community Bank provides multi-family lending to borrowers with collateral properties in low and moderate income areas of the communities we serve. The Community Bank’s multi-family lending in low- and moderate-income areas represents 52% of total loans and 46% of total loan amount.

The Community Bank is committed to continuing our leadership role in originating multi-family loans within low- and moderate-income area of New York City’s multi-family housing market. In New York City 50% of the number of loans and 48% of loan amount were in low- and moderate-income areas, including in neighborhoods we serve.

PROXY SUMMARY

Community Support (cont’d):

Additionally, we support communities impacted by disasters through corporate donations to relief organizations. We also provide our employees with paid time off to volunteer with community organizations and encourage our employees to lead philanthropic initiatives that matter to them. In response to the COVID-19 pandemic, the health, safety, and financial well-being of our customers and employees remained a top priority. Some of the actions we have taken to address these evolving needs include:

• establishing a senior management working group, led by the Chief Operating Officer, that has met daily throughout the pandemic to address developing health, safety, and operational issues;

• quickly transitioning to an effective work-from-home program for all of our employees;

•  ensuring customer access to our services, including through enhanced online and mobile banking platforms, while modifying physical access to our branch and other locations and reopening of access at the earliest possible times;

•  establishing a 24-hour help line for employees and their family members to speak with qualified clinicians and distributing daily communications to ensure that employees were able to have ongoing access to critical information about the pandemic and our responsive operations;

• temporarily waiving certain fees including ATM, overdraft fees, and, on a case-by-case basis, early Certificate of Deposit withdrawal fees;

• offering extensive loan modifications to our borrowers who required temporary assistance under a carefully structured and phased loan relief program;

• providing customers with access to certain Small Business Administration Pandemic related lending programs, including U.S. Small Business Administration’s the Paycheck Protection Program;

• providing grants and donations to community organizations to address coronavirus concerns, including for PPE, surgical equipment, and to address food insecurity; and

• targeting investments to select New York City not-for-profit companies that address small business lending needs.

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

Our management and Board value direct and transparent engagement with our shareholders and regularly seek opportunities to obtain feedback in connection with our governance, management compensation, and strategies. We embrace engagement as an important tenet of good governance and we value the views of our shareholders and other stakeholders. We believe that positive dialogue builds informed relationships that promote transparency and accountability, allowing us to respond more fully to the interests of our shareholders as they adjust to evolving governance and compensation norms in our competitive industry.

Our shareholder outreach program consists of regular management dialogue with the investor community (the “Management Outreach Program”) and formal outreach by our independent Board members to institutional shareholders (the “Board Outreach Program”).

As part of our Management Outreach Program, senior members of our management team conduct regular investor communications, including conferences, non-deal road shows and individual and group conference calls with portfolio managers and industry analysts. Each quarter’s earnings press release is thoroughly reviewed in open investor conference calls with broad participation and significant Q&A by the analyst community. Our senior management regularly makes themselves available for such communications across the United States and in Europe, focusing on elements of our strategic plans, consolidated business results and capital structure, and other topics of interest to shareholders. We believe that management can strengthen its ability to lead the Company by constructively discussing our business and strategy in such settings.

As part of the Management Outreach Program for 2020, our former CEO and Mr. Cangemi, then our Chief Financial Officer, met with shareholders or prospective shareholders from 102 different institutions that consisted of four investment conferences, one investor meeting in person (pre-COVID), seven virtual industry conferences, and five virtual investor meetings (post-COVID). As our new Chairman, President, and Chief Executive Officer, Mr. Cangemi continues this practice together with John Pinto, now our Chief Financial Officer.

Additionally, as part of the Board Outreach Program, our Presiding Director, a member of the Board’s Compensation Committee, and the chair of the Board’s Nominating and Corporate Governance Committee participate in meetings with shareholders. For several years, the Company has conducted formal shareholder outreach in this manner in order to allow our Board members to hear directly from investors regarding their perspectives on our business. During such calls the Board members solicit feedback from institutional investors that is taken into account by the Board in making strategic and other corporate governance and compensation decisions.

The Board encourages participation from our shareholders in its outreach program. Participation levels vary from year-to-year. For this year’s Board Outreach Program, which began in early 2021, we contacted our 30 largest stockholders, who represented approximately 46.12% of our then-outstanding shares. Of those contacted, investors representing over 20% of the then-outstanding shares made themselves available to speak with us, including 5 of our 10 largest shareholders. The 5 largest shareholders included 2 of the top 3 shareholders listed on page 75.

The feedback we received was generally supportive, and the conversations included in-depth discussion about various compensation and corporate governance issues, including with respect to shareholder opinions about the benefits and drawbacks of our incentive compensation program, board composition, risk oversight, and other governance matters. The institutional investors confirmed that their shareholders our focusing more and more on ESG issues for the companies in which they invest. On the whole, we also learned that, although some consistent themes exist, our shareholders have varying views on compensation and governance topics, and much effort was made to balance the differing and sometimes contrasting viewpoints. Not all investors we spoke with expressed the same views about each topic discussed during our calls, but we listened carefully to each and gave each equal weight.

The shareholders we spoke with also expressed approval for our recent changes in the compensation programs for executive management and encouraged the team to request that the Board continues to ensure that executive compensation is aligned with shareholder interest. In this area, the Board and management continue to focus on a compensation program that maximizes performance and shareholder returns in a way most suitable to the Company.

Shareholders have been favorably consistent in their view regarding the evolution of the Company’s executive pay program over the last three years to a structure that improves the alignment of pay and performance, and commented positively on the metrics being utilized to gauge the Company’s performance and the use of the same metrics that shareholders use to evaluate their investment in the Company. Shareholders suggested that the Board consider the broader use of metrics tied solely to Company performance to further improve the alignment of pay and performance. See Engaging with Our Shareholders in the Compensation Discussion and Analysis section of this proxy statement beginning on page 25.

Additionally, the investors favorably acknowledged some of our recent leadership changes, including the appointment of Thomas Cangemi as Chairman, President and Chief Executive Officer, the appointment of Wally Dahya as Presiding Director, Leslie Dunn as Chairwoman of the Board’s Nominating and Corporate Governance Committee, and Lawrence Rosano as Chairman of

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

the Board’s Risk Assessment Committee. We notified investors that the Board intends to continue focusing on this area, included by adding new members who can bring greater diversity and experience in areas that we expect to be a significant part of the Company’s business going forward. This is evident in the Board’s formation of a Board Development Subcommittee of our Nominating and Corporate Governance Committee also chaired by Leslie Dunn.

In 2020, although management held many meetings and direct conversations with investors, various circumstances, including those relating to the emergence of the COVID-19 pandemic, led many of our institutional investors to decline our requests to conduct outreach discussions with their governance teams. In our more recent outreach discussions during 2021, shareholders expressed approval for the Company’s responsiveness to the pandemic which included, among other things, successfully shifting to a work-from-home environment, assisting borrowers with loan relief, and participating in the SBA’s Paycheck Protection Program.

The following lists certain corporate governance themes addressed in our outreach discussions during the last two annual shareholder meeting cycles:

What we heard		Our Response

Shareholders emphasized concerns regarding the ways companies can help protect the environment and also further social goals, including diversity in our board and our workforce.	✓

The Company is examining additional ways to improve its energy use and carbon emissions in our operations and also ways that we can help our borrowers do the same. Among other things, management has established a climate risk working group to evaluate and assess the many ways that we are impacted by these concerns.

Some shareholders favor declassification of the Board of Directors, while others favor a Board whose members are elected in multiple classes over three years.	✓	Proposal 4 reflects the Board’s proposal to phase out the classification of the board of directors by amending the Amended and Restated Certificate of Incorporation of the Company.

The Board of Directors should seek to refresh its members from time to time so that its composition reflects an appropriate mix of individuals by tenure, skills, expertise, experience, age, and gender in connection with current and future Company business needs.

	✓	The Board maintains a policy to consider a mix of individuals by tenure, skills, expertise, experience, age, gender, race, and ethnicity in connection with current and future Company business needs. The Board has formed a new Board Development Subcommittee of the Nominating and Corporate Governance Committee to identify, assess, and make recommendations regarding new prospective candidates for membership on the Company and New York Community Bank Boards with a focus on finding qualified candidates who can fulfill the Board’s commitment to pursuing diversity as represented by age, gender, ethnicity, professional background and other considerations at every level of the Company and Community Bank.

Additional disclosure regarding the relationship between our NEO compensation programs and long-term value creation appears on page 31 of this proxy statement. Stockholders are urged to read the Compensation Discussion & Analysis section and other information in this Proxy Statement to better understand how the Company’s executive compensation program engages and aligns with the Company’s performance.

Results of Election of Directors at 2020 Annual Meeting – At our 2020 annual meeting of shareholders, Dominick Ciampa, Leslie D. Dunn, Lawrence Rosano, Jr., and Robert Wann were re-elected to the term of the Board that expires at the 2023 annual meeting of shareholders. Each received an affirmative vote of more than 70% of the votes cast for their re-election with the combined average percentage being 84% of the votes cast.

We value shareholder input and we encourage you to share your opinions with us. You can do so by writing to us at the address on page 78 of this proxy statement. You can also provide feedback on our executive compensation program by contacting us through our Investor Relations Department (please visit our website www.myNYCB.com) or through the other contacts identified on page 21 of this proxy statement.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

As a responsible steward of financial services, the Company integrates environmental, social, and governance considerations into its strategies through: corporate governance, human capital, responsible investments, risk management, ethics and integrity, and the environment.

Corporate Governance	Risk Management	Responsible Investments
We are committed to maintaining robust governance practices that benefit the long term interests of our investors.	Our risk management framework is intended to facilitate an enterprise wide view of risk that supports a strong collaborative risk management culture across the entire Company.	We finance housing through our multi-family lending in our footprint states and support the vitality of the communities we serve through our investments.

Environmental	Ethics and Integrity	Human Capital
We promote sustainable and environmentally friendly practices that reduce energy use, decrease waste, and increase recycling in the Company’s daily operations.	We maintain policies and monitoring programs to ensure that our personnel at all levels conduct business in accordance with the highest ethical standards.	Our family of employees is our greatest asset and the Company is committed to promoting our employees’ engagement, development and full potential.

➢	Environmental

The Board of Directors and management of the Company recognize the far reaching impacts of climate change and how important environmental sustainability is to our shareholders, customers, employees, and the communities we serve. In response to directives by our Board of Directors in early 2021, our Chief Risk Officer established a management level committee, including senior leadership from key areas within the Company, which is charged with responsibility to address climate risks in all areas of our business. As the momentum in this area continues to build, New York Community Bancorp’s Board and personnel at all levels are excited to participate and help lead the transition to long term sustainability for our planet.

➢	Human Capital

At December 31, 2020, our workforce included 2,948 employees, including 1,635 retail employees and 1,313 back office employees. None of our employees are represented by a collective bargaining agreement. We believe our employee relations to be good.

We believe our employees are among our most significant resources and that our employees are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations. We pay our employees competitively and offer a broad range of benefits, both of which we believe are competitive with our industry peers and with other firms in the locations in which we do business. Our employees receive salaries that are subject to annual review and periodic benchmarking. Our benefits program includes a 401(k) Plan with an employer matching contribution, an employee stock ownership plan, healthcare and other insurance benefits, flexible spending accounts and paid time off. Many of our employees are also eligible to participate in the Company’s equity award program.

We are proud to maintain a diverse and inclusive workforce that reflects the demographics of the communities in which we do business. Our company recognizes that the talents of a diverse workforce are a key competitive advantage. We strive to create and foster a supportive environment for all of our employees and are proud to share our business success with individuals whose cultural and personal differences create a more innovative and productive workplace. Our workforce is 33% male and 67% female and women represent 51% of the Company’s leadership (defined to include employees at the level of vice president and above). In addition, for those employees identifying as such, approximately 48% of our workforce have diverse ethnic backgrounds. We engage in significant outreach to veterans, women and minorities in our recruiting efforts, and our policies and practices reflect our commitment to diversity and inclusion in the workplace.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a code of conduct that sets standards for appropriate behavior and all employees are required to complete annual training that focuses on preventing, identifying, reporting and stopping any type of unlawful discrimination.

The health and safety of our employees is also of critical importance. In response to the COVID-19 pandemic, we implemented a response plan that included the transitioning of a significant percentage of our back office workforce to a remote work model, while implementing additional safety protocols for employees who, due to the nature of their positions, continued on-site work. We took steps to ensure compliance with federal, state and local requirements that enhanced workplace safety, such as masking and social distancing, and we provided employees who either contracted or were exposed to COVID-19 with appropriate leave.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Board, as stewards of shareholder interests, is committed to maximizing long-term shareholder value creation and to maintaining sound corporate governance principles consistent with current rules and practices. Under the leadership of the Nominating and Corporate Governance Committee, we have concentrated significant efforts and resources on ensuring that our overall corporate governance practices serve the best interests of the Company and its shareholders, focusing on the changing needs for financial institution boards in the current regulatory environment; we have taken into consideration the governance policies and practices of our peers; and we have also developed an active shareholder outreach program to better understand the views and concerns of our large shareholders.

We have a Risk Assessment Committee comprised of independent directors to assist the Board in overseeing and reviewing information regarding our enterprise risk management program, risk exposure, and risk governance policies and practices. See page 19 for a description of the committee.

Certain governance policies and practices in effect during 2020 are listed in the chart below.

Governance Practices	2020

Size of Board	11

Number of Independent Directors	9

Staggered Election of Directors	Yes

Majority Voting for Directors	Yes

Proxy Access for Shareholders	Yes

Separation of the Chairman of the Board and Chief Executive Officer Positions	Yes

Independent Presiding Director	Yes

Code of Business Conduct and Ethics	Yes

Annual Board & Committee Evaluations	Yes

Risk Assessment Committee	Yes

Executive Compensation	Yes

Claw Back Provision	Yes

Board Member and Executive Ownership of Shares	Yes

Anti-Pledging and Hedging	Yes

No Poison Pill	Yes

Environmental and Social Practices

Chief Diversity Officer	Yes

Codes of Professional Conduct for Directors, Officers, and Employees	Yes

Anti-Harassment and Anti-Retaliation Policies	Yes

Statement of Vendor Principles	Yes

The Board-adopted Corporate Governance Guidelines are available on the corporate governance pages of the Investor Relations portion of our Company’s website, www.myNYCB.com, and also are available in print to any shareholder who requests a copy. These guidelines address, among other matters, the qualifications and responsibilities of directors; functions of the Board and Board committees; director compensation, training, and performance evaluations; and management performance evaluations and succession.

DIRECTOR INDEPENDENCE

The Board has determined that seven of our ten directors are “independent” within the meaning of the rules of the New York Stock Exchange including: Dominick Ciampa, Hanif “Wally” Dahya, Leslie D. Dunn, Lawrence Rosano, Jr., Ronald A. Rosenfeld, Lawrence J. Savarese, and John M. Tsimbinos. Additionally, the Board has determined that each of the members of the Audit, Nominating and Corporate Governance, and Compensation Committees are independent in accordance with the listing standards of the NYSE and, in the case of the members of the Audit Committee, the rules of the SEC. In determining the independence of its members, the Board broadly considers all facts and circumstances it deems to be relevant and does not limit

CORPORATE GOVERNANCE

such review to a specific set of categorical independence standards. Such determinations are made not merely from the standpoint of the director, but also from that of persons or organizations with whom or which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

In arriving at its conclusions with respect to the directors named above, the Board determined that the directors had no material relationships (as such term is defined under the listing standards of the NYSE) with the Company either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Director Rosano is a principal in, or has ownership interests in, organizations that maintain lending relationships with the Community Bank. Mr. Rosano has fully disclosed such relationships to the Board, and the Board has determined that the subject loans do not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons. Mr. Rosano’s loans are fully performing in accordance with their terms. Accordingly, the lending relationships maintained by the Community Bank with him would not be inconsistent with a determination that he is an independent director of the Company.    Further, Director Rosano possesses significant knowledge of, and is a principal in companies that actively participate in, the New York metropolitan area real estate market, where the Community Bank currently conducts significant portions of its lending business.

BOARD LEADERSHIP STRUCTURE

The Company currently relies on an efficient and balanced leadership structure, with Mr. Dahya serving as the independent Presiding Director and Mr. Cangemi serving as Chairman, President and Chief Executive Officer. Generally, the structure is intended to be a synergistic one, with Mr. Dahya and Mr. Cangemi working closely together on governance and other Board-level issues.

In the position of Presiding Director, Mr. Dahya functions as a Lead Independent Director, identifying strategic priorities to be discussed by the Board, overseeing the Board’s functioning, and helping to ensure that the Board fulfills its stewardship role. The Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at all Board meetings at which the Chairman is not present, presides over periodic executive sessions of the Board in which management directors and other members of management do not participate, and is responsible for coordinating the annual self-evaluations of the members of the Board. Additionally, the Presiding Director is available for consultation and communication with shareholders as part of the Board’s shareholder outreach program. As a result, the Presiding Director provides a source of Board leadership complementary to, collaborative with, and independent of the leadership of the Chairman, President and Chief Executive Officer, which promotes best practices and high standards of corporate governance.

As Chairman, President and Chief Executive Officer, Mr. Cangemi plays a central role in establishing and communicating the Company’s goals and strategies while also carrying out many critical leadership functions in our day-to-day operations. Mr. Cangemi frequently meets and confers with Mr. Dahya and other members of the Board of Directors, whose expertise and counsel provide for a sound and effective governance framework. As Chairman of the Board, he presides at all Board meetings, having no greater nor lesser vote on matters considered by the Board than any other director and sharing the fiduciary obligations of all our directors to serve the best interests of our shareholders.

With Mr. Cangemi’s transition to the position of President and CEO of the Company following the retirement of our former President and CEO on December 31, 2020, and upon the retirement of Michael J. Levine on March 26, 2021, the Board determined that it would be in the best interests of the Company to combine the positions of Chairman, President, and Chief Executive Officer. The Board believes that this change provides for an efficient leadership structure that effectively preserves Board independence, enabling the Chairman to share knowledge and responsibilities with the independent Presiding Director and to support other important governance principles. The Company does not have a formal policy with respect to the separation or combination of the offices of Chairman of the Board and CEO. Rather, the Board reassesses the separation of these roles and has the discretion to combine or separate them as it deems appropriate from time to time, which provides the Board with the necessary flexibility to adjust to changed circumstances.

Some of the respective duties and responsibilities of the Chairman and Presiding Director include:

Chairman of the Board:	✓ Calls Board and shareholder meetings
✓ Presides at Board and shareholder meetings
✓ Approves Board meeting schedules, agendas, materials, subject to the approval of the Presiding Director

CORPORATE GOVERNANCE

Presiding Director:	✓ Presides at Board meetings in the Chairman’s absence or when otherwise appropriate
✓ Acts as a liaison between independent directors and the Chairman/CEO
✓ Presides over executive sessions of independent directors
✓ Engages and consults with major shareholders and other constituencies, where appropriate
✓ Provides advice and guidance to the CEO on executing long-term strategy
✓ Guides the annual performance review of the Chairman/CEO
✓ Advises the CEO of the Board’s information needs
✓ Guides the annual independent director consideration of Chairman/CEO compensation
✓ Meets one-on-one with the Chairman/CEO following executive sessions of the independent directors
✓ Guides the self-assessment of the Board
✓ Approves agendas and adds agenda items for Board meetings and meetings of independent directors

Committee Chairs – All of the Company’s Board Committee chairpersons are independent and are appointed annually by the Board. They approve agendas and materials for their respective committee meetings and serve as the liaisons between committee members and the Board and between committee members and senior management.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board devotes significant attention to the oversight of risks inherent in our banking business, including, but not limited to, information security risk, credit risk, model risk, interest rate risk, liquidity risk, operational risk, strategic risk, compliance risk and reputational risk.    Management of risk is important to the success of our operations and business strategies.

The Board reviews the key risks associated with the Company’s strategic plan annually and regularly throughout the year as part of its consideration of the strategic direction of the Company as well as reviewing the output of the Company’s risk management process each year and reviewing risks associated with specific business units and corporate functions.

While the Board of Directors as a whole is responsible for risk management oversight, management is responsible for the day-to-day management of the risks faced by the Company. As part of our risk oversight processes, our Chief Risk Officer reports to the Risk Assessment Committee; the Chairman of the Board’s Risk Assessment Committee meets regularly with management to discuss strategies and the risks facing the Company; and senior members of management attend Board meetings and are available to address questions or concerns raised by the Board on risk management and other matters.

In carrying out its responsibilities in this area, the Board has delegated important duties to its committees. The Risk Assessment Committee has responsibility to oversee the functioning of the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, mitigated, monitored, and reported within approved governance structures. Among its duties, the Risk Assessment Committee reviews with management Company policies regarding risk assessment and management of risks that may be material to the Company, the Company’s system of disclosure controls and system of internal controls over financial reporting, the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structures, and the Company’s compliance with legal and regulatory requirements. The Chairman of the Risk Assessment Committee is independent and has the requisite risk experience required under the Dodd Frank Act’s Enhanced Prudential Standards for large banks.

Our management devotes significant time and attention to protecting the information we maintain, including our customer’s sensitive information, and the Board of Directors requires regular reporting regarding our information security controls. Information security breaches and other cybersecurity events can lead to significant financial losses and reputational harm to a breached company, and information security, including cybersecurity, is a high priority for our Company. The Board’s Risk Assessment Committee is actively involved in oversight of the Company’s cybersecurity risks, remaining actively engaged in overseeing the Company’s processes for identifying, assessing, monitoring, and managing cybersecurity risk. Accordingly, we continue to develop policies and utilize technology to protect our information and that of our customers from cyberattacks or other corruption or loss. Our Chief Information Security Officer is responsible for developing, implementing, and maintaining an effective information security program, which includes a multitude of techniques to secure our operations and proprietary information, such as the performance of risk assessments for the purpose of identifying and documenting risks and mitigating controls, network monitoring, access controls, and utilization of dedicated security personnel and consultation with third-party experts when necessary.

The information security program is subject to independent testing and relies upon the Federal Financial Institutions Examination Council’s Cybersecurity Assessment framework to gauge the program’s maturity level, New York State Department of Financial Services information security regulations, and other evolving standards. The Board, directly and through the Risk

CORPORATE GOVERNANCE

Assessment Committee, actively oversees management’s efforts to maintain and enhance our cybersecurity practices, reviewing and approving information security policies and programs, including those relating to cybersecurity, security risk assessment, security strategies, disaster recovery, business continuity, and incident response plans. The CISO conducts training and awareness programs for the Board to ensure that the Board remains aware and informed of information security incidents and response plans.

Both the Risk and Audit Committees have oversight of the management of our cybersecurity risk. The Audit Committee is responsible for overseeing our cybersecurity program under its risk oversight responsibilities as it relates to financial controls. The Risk Committee is responsible for oversight of management of cybersecurity risk consistent with the Company’s enterprise-wide risk management governance framework. Regular reporting on cybersecurity is provided to both committees as well as the Board.

The Audit Committee also serves a key role in managing our risk, mainly through its oversight of the external and internal audit function, which assesses and tests the adequacy of internal controls and the financial reporting process. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues, and accounting and legal matters.

Finally, the Compensation Committee has responsibility for overseeing certain risks in the Company’s incentive compensation practices and has authority to conduct annual reviews of such compensation arrangements and practices to ensure that they do not encourage inappropriate risk-taking. The Compensation Committee also oversees succession planning for possible successors to the positions of Chief Executive Officer and Chief Operating Officer and planning for other key senior management positions. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage inappropriate risks.

In performing these risk oversight functions, the Risk Assessment, Audit, and Compensation Committees of the Board each have full access to management in the Enterprise Risk Management and Internal Audit areas and in other first and second line functions within the Company, as well as the ability to engage advisors, and each committee reports back to the full Board and works with all members of the Board to fulfill risk oversight objectives.

During 2020, the Board took additional actions to ensure effective oversight of the Company’s management of the COVID-19 crisis and its resulting risks encompassing all aspects of the Company’s operations and stakeholders. In responding to the crisis, the Board’s oversight included management of risk associated with the health and safety of our customers and colleagues, provision of financial support to our customers and communities, the administration of the U.S. government’s Paycheck Protection and Small Business Administration programs, management of human capital, supply chain, fraud, cyber and technology, and capital allocation and management. During the crisis, management has conducted daily COVID Resiliency Team meetings to address operational risks and weekly COVID Lending Team meetings at which lending and other members of senior management reviewed and addressed the pandemic’s impacts to our borrowers. The Chief Risk Officer is a member of both teams.

Additionally, key members of management maintained regular dialogue with members of our Board and regular reporting to the Risk and Audit Committees, as well as the whole Board, regarding various operational, lending, other issues and actions related to the pandemic and the Company’s response. We continue to maintain enhanced risk monitoring and reporting relating to the ongoing COVID pandemic.

The entire Board reviews and approves, on an annual basis, all significant policies that address risk within our consolidated organization, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. The Board monitors risk through reports received on a monthly or more frequent basis from management.

OTHER GOVERNANCE PRACTICES

Majority Voting in Director Elections – Our Certificate of Incorporation requires that nominees for Director in uncontested elections receive a majority of the votes cast in respect of their election as directors. If an election is uncontested, each of our director nominees has agreed to tender his or her irrevocable contingent resignation if he or she is not elected by a majority of votes cast by shareholders. The Board’s Nominating and Corporate Governance Committee will promptly consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. Our Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days of the applicable shareholder meeting and will then publicly disclose its decision.

Shareholder Rights Plan – We do not have a shareholder rights plan and are not currently considering adopting one.

Corporate Governance Guidelines – Our Corporate Governance Guidelines formalize certain of the Community Bank’s and the Board of Directors’ existing governance policies and practices with respect to board membership; leadership; roles, procedures and practices; committees; and executive officer evaluations, compensation and succession and also address the new governance policies discussed below. These Corporate Governance Guidelines are available on the Company’s website (www.myNYCB.com) under Investor Relations.

CORPORATE GOVERNANCE

Board Self-Evaluations – The Board of Directors annually assesses its effectiveness, the operations of its committees, and the contributions of director nominees. The independent Presiding Director coordinates the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Proxy Access – Our amended and restated Bylaws permit a shareholder, or a group of up to 20 shareholders, that owns three percent or more of the Company’s common stock continuously for at least three years, to nominate and include in the Company’s proxy materials candidates for election as directors. Such shareholder(s) or group(s) of shareholders may nominate up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the eligibility, notice, and other requirements specified in the Bylaws.

Code of Business Conduct and Ethics – The Company maintains a Code of Professional Conduct, applicable to all Company and Community Bank employees, which sets forth requirements relating to ethical conduct, conflicts of interest, and compliance with the law. The Code of Professional Conduct requires that the Community Bank’s employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s and the Community Bank’s best interests. The CEO, Chief Operating Officer, and Chief Financial Officer are bound by the Code of Professional Conduct. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics for the CEO, Chief Operating Officer, and Chief Financial Officer of the Company. Copies of both Codes, which also apply to the directors of the Company, are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.myNYCB.com, and are available in print to any shareholder who requests a copy.

Stock Ownership Policy – The Company maintains a Stock Ownership Policy which is intended to align the interests of senior executives and non-executive directors of the Company with the interests of the Company’s shareholders, and to support sound risk management by requiring each of them to attain and maintain a target level of stock ownership. The target level of stock ownership in the Company that each must attain and maintain shall differ depending on the applicable officer’s or director’s category and is expressed, for the year being measured, as a multiple of annual base salary for executives and as a multiple of annual retainer for non-executive directors. For the CEO, the multiple is six times base salary, for senior executives (including the NEOs), the multiple is four times base salary, and for the non-executive directors, the multiple is five times the annual retainer exclusive of any compensation for committee fees, meeting fees, and leadership roles.

Executive Sessions of the Board – In 2020, the Board met 14 times in executive session with the CEO and COO present and, in keeping with the Company’s Corporate Governance Guidelines, met three times in executive session with no members of management present.

Board Diversity and Tenure – The Nominating and Corporate Governance Committee has a commitment to diversity, and is guided by the Company’s diversity philosophy in its review and consideration of potential director nominees. In this regard, the Board and the Committee view diversity holistically. As set forth in the Company’s Corporate Governance Guidelines, the Board and the Committee consider:

➢	Whether the individual meets the requirements for independence;
➢	The individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment;
➢	The individual’s understanding of the Company’s business and markets;
➢	The individual’s professional expertise and experience;
➢	The individual’s educational and professional background; and
➢	Other characteristics of the individual that promote diversity of views and experiences, including diversity with respect to gender, age, race and ethnicity.

Establishment of a Board Development Subcommittee – In 2021, the Nominating and Corporate Governance Committee of the Board established a subcommittee, chaired by the Nominating and Corporate Governance Committee Chairwoman Leslie Dunn, to identify, assess, and make recommendations regarding new prospective candidates for membership on the Company and New York Community Bank Boards. The subcommittee has engaged and is working with a leading search firm to identify eligible candidates having characteristics and skillsets essential for prospective board members, with a focus on finding qualified candidates who can fulfill the Board’s commitment to pursuing diversity as represented by age, gender, ethnicity, professional background and other considerations at every level of the Company and New York Community Bank, including at the Board level.

The Board has not established any specific minimum qualification standards for nominees to the Board and evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors who will best enhance the Company’s success and represent shareholder interests through the exercise of sound judgment and the application of its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in, and contributions, to the activities of the Board. In addition, the Committee considers whether the Board has specific needs for certain skills or attributes at a given time (for example, financial or chief executive officer experience). Other criteria for Board membership are set forth in the Company’s Corporate Governance

CORPORATE GOVERNANCE

Guidelines and Nominating and Corporate Governance Committee Charter, copies of which are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.myNYCB.com, and are available in print to any shareholder who requests a copy.

Long-tenured directors can offer significant benefits in the governance of the Company due to the deep knowledge of our business and functioning they acquire through years of service. They provide continuity and stability at the highest governance level, as well as historical perspectives that are indispensable in determining the Company’s strategic vision. Long-tenured directors maintain significant institutional knowledge and offer stability. In addition, due to their historical knowledge of the Company, long-tenured directors can be particularly well suited to exercise Board-level influence and to provide an effective challenge mechanism when required. Over the course of time, in addition to their stature, long-tenured directors develop important working relationships with other Board members and management, resulting in effective collaboration in carrying out the Company’s objectives and management oversight. Our Board believes that director tenure, like other governance policies and structures, should be tailored to the Company’s unique governance needs and challenges.

Our Bylaws provide that, unless otherwise determined by a majority of the disinterested members of the Board, no person may be elected, appointed, or nominated as a director after December 31 of the year in which such person attains the age of 80. Based upon, among other things, the significant experience, knowledge, and value they offer the Board, the Board has previously and unanimously determined to exempt certain members from this retirement age requirement.

BOARD COMMITTEES

The Board conducts its business through periodic meetings and through the activities of its committees. In 2020, the Board held 11 regular monthly meetings, three special meetings, and the various standing committees of the Board met another 29 times, for an aggregate of 44 meetings. All incumbent directors of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which such directors served during fiscal year 2020. Board members are expected to make reasonable efforts to attend all Board meetings and all meetings of the Board committees on which they serve. Absences are excused only for good cause.

The Board has four standing committees as follows: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, and (iv) Risk Assessment Committee. Each committee has a written charter adopted by the committee and ratified by the Board, which contain detailed lists of the respective Committees duties and responsibilities. Charters for the Audit, Compensation, and Nominating and Corporate Governance Committees can be found on the Investor Relations portion of the Company’s website at www.myNYCB.com, and are available in hardcopy to any shareholder who requests them. Each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the SEC.

CORPORATE GOVERNANCE

The following table presents the membership of our Board members on the various Board committees as of April 1, 2021:

Director

Dominick Ciampa

Hanif “Wally” Dahya@ #

Leslie D. Dunn

James J. O’Donovan

Lawrence Rosano, Jr.

Ronald A. Rosenfeld

Lawrence J. Savarese*#

John M. Tsimbinos

Thomas R. Cangemi†

Robert Wann

Meetings Held in 2020	13	4	1	11	51	50

(1)	All Company Board Committees are replicated at the Community Bank level. Additionally, the Community Bank Board maintains a Mortgage and Real Estate Committee and Commercial Credit Committee.

Chairman of the Committee Member of the Committee
†	Chairman of the Board of Directors effective March 26, 2021
*	Designated as Audit Committee Financial Expert
@	Designated independent Presiding Director
#	Designated as Risk Committee Expert

The Board and Board Committees met numerous times throughout 2020:

14 Board Meetings Communication between meetings as appropriate	3 Executive sessions of independent directors Led by Presiding Director	29 Meetings of Principal Standing Committees	101 Meetings of Specific Purpose Committees

A description of the nature and purpose of each of the Board committees follows.

CORPORATE GOVERNANCE

Audit Committee

Members:

Lawrence J. Savarese (Chair)

Dominick Ciampa

Hanif “Wally” Dahya

Leslie D. Dunn

Ronald A. Rosenfeld

The Board of Directors has determined that Mr. Savarese
is an “audit committee financial expert” under the rules of the SEC.

Meetings held in 2020: 13

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities, including with respect to review and, as applicable, approval of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with applicable legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditors; (5) the system of internal controls relating to financial reporting, accounting, legal compliance, and ethics established by management and the Board; and (6) the Company’s internal and external auditing processes.

This Committee meets with the Company’s and the Community Bank’s internal auditors to review the performance of the internal audit function.

A detailed list of the Committee’s functions is included in its written charter adopted by the Board of Directors, a copy of which is available free of charge on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Compensation Committee
Members: Hanif “Wally” Dahya (Chair) Leslie D. Dunn Lawrence Rosano, Jr. Lawrence J. Savarese John M. Tsimbinos Meetings held in 2020: 4

This committee meets to establish compensation for the executive officers and to review the Company’s incentive compensation programs when necessary. (See Compensation Discussion and Analysis beginning on page 24 for further information on the Company’s processes and procedures for the consideration and determination of executive and director compensation.)

Consistent with SEC disclosure requirements, the Compensation Committee has assessed the Company’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

At the Committee’s direction, management of the Company maintains an Incentive Compensation and Performance Management Committee responsible for overseeing and monitoring non-executive incentive compensation objectives, performance management, and incentive compensation plans. The Committee, which consists of various senior officers, including the Chief Operating Officer and the Chief Risk Officer, has assessed the Company’s non-executive incentive compensation plans to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan policies and practices; an analysis to identify risks and risk controls related to the plans; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk controls, and the consistency of the programs and their risks with regard to the Company’s strategies. Compensation agreements are subject to risk reviews by first and second lines of defense: an attorney designed by the Chief Operating Officer performs a first line review, which is followed by the Chief Risk Officer’s second line review. Reporting by the Incentive Compensation and Performance Management Committee to the Compensation Committee occurs at least annually.

Although the Compensation Committee reviews all compensation programs, it focuses on the programs with variability of payout, the ability of a participant to directly affect payout, and the controls on participant action and payout.

In response to the results of the 2018 shareholder advisory vote on executive compensation, the Compensation Committee was restructured and took several steps to revise the executive compensation program resulting in overwhelming support in the 2019 shareholder advisory vote on executive compensation.

Based on the foregoing, we believe that our executive compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee.

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee
Members: Leslie D. Dunn (Chair) Dominick Ciampa Hanif “Wally” Dahya Lawrence Rosano, Jr. Ronald A. Rosenfeld Lawrence J. Savarese John M. Tsimbinos Meetings held in 2020: 1

The Committee considers and recommends the nominees for director to stand for election at the Company’s Annual Meeting of Shareholders.

The Nominating and Governance Committee is responsible for recommending to the Board the qualifications for Board membership, identifying, assessing, and recommending qualified director candidates for the Board’s consideration, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight of the Company’s corporate governance practices and policies, including an effective process for shareholders to communicate with the Board. The Committee is composed entirely of independent directors as defined by the NYSE Corporate Governance Standards and operates under a written charter. The Nominating and Corporate Governance Committee’s charter is available on the corporate governance pages within the Investor Relations portion of the Company’s website at www.myNYCB.com and is available in print upon request.

The Committee’s role in, and process for, identifying and evaluating prospective director nominees is described herein and above in Board Diversity and Tenure. See also Procedures for Shareholders to Recommend Directors. In addition, the Committee makes recommendations to the Board concerning director independence, Board committee assignments, committee chairman positions, Audit Committee “financial experts,” the financial literacy of Audit Committee members, and Risk Assessment Committee “risk management experts.”

Risk Assessment Committee

Members:

Lawrence Rosano, Jr. (Chair)

Dominick Ciampa

Hanif “Wally” Dahya

Leslie D. Dunn

Ronald A. Rosenfeld

Lawrence J. Savarese

John M. Tsimbinos

The Board of Directors has determined that Messrs. Dahya and Savarese are “risk management experts” under the enhanced prudential standards of the Dodd-Frank Act.

Meetings held in 2020: 11

The Risk Assessment Committee has been appointed by the Company’s Board of Directors to assist the Board in fulfilling its responsibilities with respect to oversight of the Company’s risk management program, including as it relates to the risk appetite of the Company and the policies and procedures used to manage various risks, including credit, market, interest rate, liquidity, legal/compliance, regulatory, strategic, operational, reputational, and certain other risks. The Risk Assessment Committee enhances the Board’s oversight of risk management activities at the Company through active and frequent engagement.

The Risk Assessment Committee’s role is one of oversight, recognizing that management is responsible for designing, implementing, and maintaining an effective risk management program. The Company’s departmental managers are the first line of defense for managing risk in the areas for which they are responsible. As a second line of defense, the Company’s Chief Risk Officer provides overall leadership for several important independent risk management functions that include: information security and cyber security, bank secrecy act and anti-money laundering, as well as Company-wide enterprise risk, operational risk, compliance risk and model risk management frameworks, that are focused on risk identification, risk measurement, risk monitoring, risk mitigation, risk reporting and escalation.

At each regularly scheduled meeting of the Risk Assessment Committee, the Committee receives a monthly report from the Chief Risk Officer with respect to the Company’s approach to the management of major risks, including the implementation of various risk management frameworks and highlights of the Company’s risk mitigation efforts. The Chief Risk Officer is responsible for an integrated effort to identify, assess, and monitor risks (including through risk measurement, risk monitoring, risk mitigation, and risk reporting) that may affect the Company’s ability to execute on its corporate strategy, onboard risk within approved risks limits and warning levels, and fulfill its business objectives.

On a quarterly basis, the Risk Assessment Committee receives detailed risk reports from the Chief Information Security Officer, the Compliance, Privacy, and Fair Lending Officer, as well as the BSA and OFAC Officer, each of whom report directly into the Chief Risk Officer and maintain separate reporting lines to the Risk Assessment Committee.

The Risk Assessment Committee responsibilities also include oversight of the Company’s capital and stress testing program as required under the applicable rules and regulations of the Dodd-Frank Act and, most recently, to oversee the Company’s climate risks and other ESG initiatives.

CORPORATE GOVERNANCE

In addition to the above described committees of the Company Board, the Community Bank Board maintains committees with important oversight responsibilities for the Community Bank’s lending functions: the Mortgage and Real Estate Committee and the Commercial Credit Committee of the Community Bank Board serve important governance functions in the lending businesses of the Company. The multi-family, commercial real estate, commercial and industrial, and other non-residential loans we originate all are made in accordance with loan underwriting policies and procedures approved by the respective Committees, which maintain active oversight of management’s loan origination, servicing, and collections processes. Committee members, who have significant experience in real estate businesses as well as real estate and other lending, apply their knowledge and expertise in key policy and risk-management decisions relating to these core business areas.

Mortgage and Real Estate Committee – The Mortgage and Real Estate Committee is a committee of the Community Bank Board of Directors and was appointed by that Board to oversee the Community Bank’s credit management policies and procedures. The authority of the Committee includes, among other things, oversight regarding the administration and implementation of loan policies, review of the risks associated with loans approved by management, and the delegation of credit authority. Each member has expertise in relevant areas of commercial and residential real estate; lending and lending risk; and the business of financial institutions.

The members of the Mortgage and Real Estate Committee are Messrs. O’Donovan (Chair), Cangemi, Ciampa, Rosano, and Tsimbinos. The Mortgage and Real Estate Committee met 51 times in 2020.

Commercial Credit Committee – The Commercial Credit Committee is a committee of the Community Bank Board of Directors and was appointed by that Board in September 2018 to oversee the Community Bank’s credit management policies and procedures, and the lending activities of the Bank’s specialty finance company subsidiary, which originates asset-based loans, dealer floor-plan loans, and equipment loans and leases. The authority of the Committee includes, among other things, oversight regarding the administration and implementation of commercial and industrial loan policies, review of the risks associated with such loans approved by management, and the delegation of credit authority. Each member has expertise in relevant areas of commercial and industrial lending, lending risk, and the business of financial institutions.

The members of the Commercial Credit Committee are Messrs. Dahya (Chair), Cangemi, Ciampa, O’Donovan, Rosano, Savarese, and Tsimbinos. The Commercial Credit Committee of the Community Bank Board met 50 times in 2020.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Board of Directors expects all directors to attend the Annual Meeting of Shareholders. All of the then-serving Board members attended the Annual Meeting of Shareholders held on June 3, 2020. Because the meeting was held in a virtual format, all Board members attended telephonically.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other parties interested in communicating directly with the Company by directing correspondence to any of the individuals listed below. Letters addressed to the Presiding Director will be opened by the Company’s Corporate Secretary, who will review them and forward a summary of such correspondence to the Presiding Director and, if applicable, the Board. If the Corporate Secretary determines that an item of correspondence relates to the functions of the Board or its committees, or otherwise requires their attention, he will direct the item itself to the Presiding Director or other Board members. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Presiding Director as provided above, and request copies of any correspondence.

CORPORATE GOVERNANCE

How to contact us:

General Counsel & Corporate Secretary	New York Community Bancorp, Inc. 615 Merrick Avenue, Westbury, NY 11590 Attention: General Counsel & Corporate Secretary
Investor Relations	New York Community Bancorp, Inc. 615 Merrick Avenue, Westbury, NY 11590 Attention: Investor Relations IR@myNYCB.com
Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 615 Merrick Avenue, Westbury, NY 11590
Presiding Director	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 615 Merrick Avenue, Westbury, NY 11590 Attention: Hanif “Wally” Dahya, Presiding Director
Audit Committee of the Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 615 Merrick Avenue, Westbury, NY 11590 Attention: Lawrence J. Savarese, Audit Committee Chairman

PROCEDURES FOR SHAREHOLDERS TO RECOMMEND DIRECTORS

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates who appear to be qualified to serve on the Board and who are recommended by shareholders. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and if the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of its resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

a.	the name of the person recommended as a director candidate;

b.

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

c.	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

d.

the name and address of the shareholder making the recommendation, as they appear on the Company’s books; provided, however, that if the shareholder is not a registered holder of Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Common Stock;

e.	a statement disclosing whether such shareholder is acting with, or on behalf of, any other person and, if applicable, the identity of such person; and

f.	such other information as the Company may require in accordance with its established nomination procedures then in effect.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received at the principal executive office of the Company not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

CORPORATE GOVERNANCE

Under the proxy access provisions of our Bylaws, eligible shareholders and/or shareholder groups were permitted to include shareholder-nominated director candidates in our proxy materials for the 2021 annual meeting of shareholders. No such proposals were received. For details about the process to include shareholder-nominated director candidates in our proxy materials, please see Additional Information – Proxy Access Nominations and refer to Article I, Sections 6, 7, and 8 of our Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws of the Company are available, free of charge, in print to any shareholder who requests a copy.

BENEFICIAL OWNERSHIP

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of April 1, 2021, the names of the nominees, continuing directors, and executive officers of the Company, their ages and, as applicable, the year in which he or she became a director and the year in which his or her term (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount and percentage of Common Stock beneficially owned by each director, by each named executive officer (as defined on page 24), and by all directors and executive officers as a group as of April 1, 2021.

Name	Age	Director Since	Shares of Common Stock Beneficially Owned (1) (2)		Percent of Class

Nominees (Whose Terms Would Expire in 2024):

Thomas R. Cangemi	52	2020	1,544,329	(3,4,5,6)	0.332%

Hanif “Wally” Dahya	65	2007	180,414	(3,4)	0.039%

James J. O’Donovan	78	2003	1,388,667	(3,4,5)	0.299%

Directors Whose Terms Expire in 2022:

Ronald A. Rosenfeld	81	2012	119,482	(3,4)	0.026%

Lawrence J. Savarese	64	2013	118,896	(3,4)	0.026%

John M. Tsimbinos	83	2003	1,219,053	(3,4)	0.262%

Directors Whose Terms Expire in 2023

Dominick Ciampa	87	1995	520,003	(3,4)	0.112%

Leslie D. Dunn	75	2015	33,816	(3,4)	0.007%

Lawrence Rosano, Jr.	68	2014	39,316	(3,4)	0.008%

Robert Wann	66	2008	2,435,622	(3,5)	0.524%

Named Executive Officers Who Are Not Directors:

John T. Adams	58	—	147,860	(3,4)	0.032%

John J. Pinto	50	—	623,487	(3,5)	0.134%

Joseph R. Ficalora (retired)(7)	74	—	6,325,985	(4,5)	1.360%

All directors and executive officers as a group (14 persons)			14,812,976		3.185%

(1)

Includes the following shares of common stock held directly: Mr. Cangemi: 965,682; Mr. Ciampa: 44,210; Mr. O’Donovan: 734,647; Mr. Rosano: 21,520; Mr. Savarese: 80,476; Mr. Tsimbinos: 456,008; Mr. Wann: 1,464,451; Mr. Pinto: 399,841; Mr. Adams: 60,870; and Mr. Ficalora: 4,500,848.

(2)

Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted). Figures include all of the shares held directly and indirectly by directors and the Company’s executive officers, as well as the shares underlying stock awards that have been granted to, and are currently exercisable or exercisable within 60 days by, such directors and executive officers under the Company’s various stock-based benefit plans.

(3)

Includes the following shares of unvested restricted stock awards: Mr. Cangemi – 385,169; Mr. Ciampa – 42,244; Mr. Dahya – 32,113; Ms. Dunn – 15,296; Mr. O’Donovan – 28,920; Mr. Rosano – 15,296; Mr. Rosenfeld – 15,296; Mr. Savarese – 28,920; Mr. Tsimbinos – 17,936; Mr. Wann – 119,411; Mr. Pinto – 147,613; and Mr. Adams: 46,861.

(4)

Includes the following shares that are owned by spouses of the named nominees, continuing directors, and executive officers or are held in individual retirement accounts, trust accounts, custodian accounts, or foundation accounts for which the directors and the executive officers are deemed beneficial owners: Mr. Cangemi – 60,335; Mr. Ciampa – 433,579; Mr. Dahya – 148,301; Ms. Dunn – 18,520; Mr. Rosano – 2,500; Mr. Rosenfeld – 104,186; Mr. Savarese – 9,500; Mr. Tsimbinos – 745,109; and Mr. Ficalora – 300,863.

(5)

Includes the following shares allocated under the NYCB Employee Stock Ownership Plan (“ESOP”) (and in the case of Messrs. Cangemi, Pinto and Ficalora, acquired for their ESOP accounts pursuant to dividend reinvestments): Mr. Cangemi – 41,352; Mr. O’Donovan – 190,049; Mr. Wann – 410,638; Mr. Pinto – 44,247; Mr. Adams – 40,129; and Mr. Ficalora – 748,023. Also includes 372,959; 314,320; and 1,259,643 shares allocated under the Community Bank’s Supplemental Benefits Plan (and acquired for their Supplemental Employee Retirement Plan (the “SERP”) accounts pursuant to dividend reinvestment) to the accounts of Messrs. O’Donovan and Wann, respectively. Further includes shares held by the trustee of the New York Community Bancorp, Inc. Employee Savings Plan (“401(k)”) for the accounts of the following officers: Mr. Cangemi – 91,791; Mr. Wann – 126,802; Mr. O’Donovan – 62,092; Mr. Pinto – 31,786; and Mr. Ficalora – 776,251; which include shares acquired in Messrs. Cangemi’s, Pinto’s, and Ficalora’s accounts pursuant to dividend reinvestment. The Community Bank Supplemental Benefit Plan, SERP, and Employee Savings Plan are more particularly described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 24.

(6)

Mr. Cangemi has pledged 515,729 shares of Common Stock pursuant to margin account arrangements. The margin balances outstanding, if any, pursuant to such arrangements may vary from time to time. All pledge obligations entered into before the adoption of the new policy on pledging stock are grandfathered for the duration of the pledge commitment. See page 39 for a summary of our policy on hedging and pledging of Common Stock.

(7)	Mr. Ficalora retired from his positon of President, Chief Executive Officer, and member of the Board of Directors of the Company as of December 31, 2020.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION AND RELATED INFORMATION

I. COMPENSATION DISCUSSION AND ANALYSIS

A. INTRODUCTION

We are pleased to provide our shareholders with an overview and analysis of the compensation programs in which the following executive officers (our “named executive officers” or “NEOs”) participated in during 2020 and the process we use to make specific compensation decisions for our NEOs:

•	Joseph R. Ficalora*, President and Chief Executive Officer

•	Robert Wann, Senior Executive Vice President and Chief Operating Officer

•	Thomas R. Cangemi*, Senior Executive Vice President and Chief Financial Officer

•	John J. Pinto*, Executive Vice President and Chief Accounting Officer

•	John T. Adams, Executive Vice President and Chief Lending Officer

*

Mr. Ficalora retired on December 31, 2020. Effective December 31, 2020, the Board of Directors appointed Mr. Cangemi as President and Chief Executive Officer and Mr. Pinto as Chief Financial Officer. Mr. Pinto was subsequently promoted to Senior Executive Vice President.

➢ Scope of the Compensation Discussion and Analysis

✓	The Compensation Discussion and Analysis provides shareholders with important information regarding our executive compensation program, including the following:

✓	an overview of our compensation philosophy;

✓	a discussion of our 2020 say-on-pay advisory vote and our shareholder engagement process during 2020 and early 2021;

✓	an overview of the Company’s business environment in 2020;

✓	a discussion of the governance environment in which executive compensation decisions are made;

✓	a description of each element of our executive compensation program and the purpose it serves;

✓	a review of the process by which the Compensation Committee makes compensation decisions, including an overview of the timeline, the parties involved, risk considerations and tax considerations; and

✓	a discussion of the Compensation Committee’s 2020 incentive compensation decisions and the key factors that influenced those decisions.

➢ Our Compensation Philosophy

Our approach to executive compensation is reflected in five guiding principles that determine the structure of our executive compensation methodology:

✓	Support our strategic objectives and drive the creation of shareholder value through the attainment of positive business results.

✓	Place a significant portion of each executive’s total compensation at risk based on the Company’s short- and long-term performance on an absolute basis and relative to our peers.

✓	Be competitive in the market for executive talent and provide a means for the Company to attract and retain key executives.

✓	Align the interests of our executives with our shareholders by providing our executives with a meaningful equity stake in the Company.

Maintain our executive pay program within a strong governance framework to ensure that our program does not provide incentives for our executives to take unnecessary or excessive risks that could compromise the value of our business.

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➢ Our 2020 Say-on-Pay Advisory Vote

We are pleased that a strong majority of the votes cast on our say-on-pay advisory vote at the 2020 Annual Meeting were in favor of our executive compensation program. The positive 2020 vote reflected continuing recognition of the changes in our program over the last few years as the Compensation Committee took decisive steps to restore shareholder confidence in the program by improving the alignment of pay and performance. The Committee has continued to work diligently to ensure that our executive incentive compensation program is consistent with our philosophy, market best practices and the feedback we receive from our shareholders. The Committee will continue to monitor the results of the say-on-pay vote to ensure continued support for our incentive pay program among our shareholders.

➢ Engaging With Our Shareholders

Shareholder engagement is a continuous and year-round process for the Board and executive management. Our dialogue with shareholders is a critical element in the evaluation of our executive compensation program and corporate governance practices. We take the shareholder engagement process seriously, and take action based on the feedback that we receive. We recognize that accountability to our shareholders is the cornerstone of sound corporate governance and essential to the attainment of our business objectives. The Compensation Committee considers all feedback received from shareholders and carefully reviews assessments from Institutional Shareholder Services and Glass Lewis, and other external sources and feedback from individual shareholders that is received through our corporate governance shareholder engagement program. The shareholder outreach process began in 2020 and continued into 2021. We requested meetings with all of our largest shareholders and held meetings with shareholders representing 23% of our outstanding shares. Our Board and management team were represented all shareholder meetings Over the same period, our CEO and/or CFO participated in over 100 investor meetings.

The shareholder engagement process provided confirmation that our shareholders recognize and appreciate the evolution of our executive pay program over the last three years to a structure that improves the alignment of pay and performance. Specifically, shareholders commented favorably on the significant weighting of absolute, rather than relative, financial metrics to gauge annual Company performance, and the use of the same metrics that shareholders use to evaluate their investment in the Company when evaluating performance over a longer period. However, shareholders encouraged the Committee to continue to monitor peer programs and industry best practices and adjust the program as necessary to ensure consistency with these benchmarks. Several shareholders asked the Committee to consider whether broader use of absolute metrics tied solely to Company performance would further improve the alignment of pay and performance. Based on this shareholder feedback, the Committee revised the short-term incentive plan for 2021 to eliminate reliance on relative metrics that consider peer performance and added a significant qualitative component that will evaluate individual NEO performance relative to the attainment of business objectives within their area of functional responsibility. In addition, shareholders inquired about the Committee’s approach to the adjustment of financial results to exclude non-recurring items. The Committee noted that no adjustments were made to 2020 results and that, on an ongoing basis, such adjustments would typically not occur, absent exceptional circumstances that distort financial results in either a positive or negative direction and which could lead to unintended consequences for executive pay results. Finally, several shareholders inquired about the impact of the COVID-19 pandemic on bank operations generally and whether the Committee considered adjustments to the 2020 executive pay program as a result of the pandemic’s effect on our financial performance. As noted below, the Committee did not adjust the 2020 program after concluding that the 2020 program metrics remained relevant and appropriate measures of 2020 performance.

➢ A Look Ahead to the 2021 Executive Pay

Consistent with our commitment to shareholders, the Compensation Committee has continued to evaluate our executive incentive compensation plans to ensure an appropriate alignment of pay and performance and to ensure that the program remains consistent with industry best practices. In early 2021, the Committee initiated a review of the executive incentive compensation program in effect during 2019 and 2020 with the objective of identifying changes that would further enhance the alignment of the executive incentive program with shareholder value creation. Based on this review, the Committee made significant changes to the 2021 short-term incentive plan, all of which will be fully disclosed in next year’s proxy. In summary, the Committee modified the short-term plan to include only financial performance metrics tied to the Company’s performance, thereby, eliminating the use of metrics that considered the Company’s performance relative to a designated peer group. The Committee also added a qualitative “scorecard” component that will consider the performance of our NEOs relative to the Company’s strategic plan and their individual performance objectives. The Committee did not alter the structure of the long-term plan which, the Committee concluded, continued to support performance objectives that were consistent with shareholder expectations.

In connection with the 2021 appointment of Mr. Cangemi as President and Chief Executive Officer and Mr. Pinto as Chief Financial Officer, the Compensation Committee adjusted the base salary for each executive to $1,150,000 and $700,000, respectively. The adjustments were based on market data presented by the Committee’s independent compensation consultants and the Committee’s consideration of the appropriate positioning of each executive relative to the compensation of other members of the Company’s senior management team. The Committee also considered the effect of the base salary adjustments on incentive plan opportunities for each executive. The Committee also authorized a one-time grant of restricted stock for each executive to reflect their promotion, their contributions to the leadership transition and to further enhance their alignment with shareholders. The grant date value of each one-time award was $3 million for Mr. Cangemi and $980,000 for Mr. Pinto with

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vesting in equal installments over a five-year period. The Committee considered this grant in establishing incentive opportunities for each executive under the 2021 long-term incentive plan and adjusted the CEO target opportunity to the median of the peer group.

➢ 2020 Company Fundamentals and Performance

➢ Our Business Fundamentals

We believe shareholders should continue to benefit from the fundamental soundness of our business model as reflected in the following factors:

•	We are among the top 30 largest banks in the U.S. At December 31, 2020, we had total assets of $56.3 billion, $42.9 billion in loans and total deposits of $32.4 billion.

•	Our loan mix has remained consistent, and we have maintained our status as a market leader in multi-family lending on non-luxury, rent regulated properties.

•	Our asset quality in any credit cycle has consistently outperformed our peers with very few non-performing loans resulting in actual losses.

•	Our approach to credit underwriting is conservative in all respects, and our experienced Board members are actively involved in the evaluation and approval of loans.

•	We maintain a strong capital position.

•	We have successfully extended our lending activity into commercial real estate and specialty lending.

•	We are maintaining a focus on expense containment.

•	We remain committed to a strategy that allows us to grow through accretive transactions and enhance long-term shareholder value.

➢ 2020 Business Performance

In a year of unprecedented economic challenges, the Company delivered a year of strong financial performance and successfully executed on significant strategic objectives. Despite the persistence of a difficult operating environment in 2020, we delivered double digit EPS growth, continued margin expansion and strong loan origination growth. Our one- and three-year total shareholder return placed the Company above the median of our peer group. In addition, our strong performance supported our quarterly dividend, which was maintained at $0.17 cents per share.

The Company moved quickly in early March 2020 to mitigate the effects of the COVID-19 pandemic for our customers and employees by transitioning our back office personnel to a work-from-home environment and implementing significant changes to our retail banking environment to safeguard customers and employees. We feel fortunate that we were able to keep our workforce intact without layoffs or furloughs and that our technology proved equal to the task of maintaining remote operations. As we returned employees in limited numbers to back office locations in mid-2020, we implemented a series of measures designed to create a safe work environment, including modified office layouts, on-site healthcare personnel and pre-arrival screening of employee health status. We responded to the deteriorating economic environment by providing borrowers with critical relief that sustained their businesses through a difficult period and facilitated their return to financial health later in the year. By the end of 2020, 99% of the borrowers who requested full payment relief, representing $6 billion in loans, had returned to full payment status. In addition, we supported our small business customers through our participation in the Paycheck Protection Program.

During 2020, the Company realized a major strategic objective with the conversion of our core operating systems to the Fiserv DNA platform. The new system will bring long-term benefits for our operating efficiency and enhance our customer experience. The fact that this project, which involved nearly every business unit in the Company, was completed during the COVID-19 pandemic, is a testament to the dedication our employees and the strength of our project management capabilities.

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➢ Selected Financial Highlights

$56.3 Billion	$32.4 Billion	$478.3 Million	12%
Assets	Deposits	Net Income Available to Common Shareholders	Balance Sheet Growth Since SIFI Limit Increase

$1.02	32%	0.94%	7.71%
EPS (Fully Diluted)	EPS Growth	ROAA	ROACE

$42.9 Billion	44.02%	10.95%	0.09%
Loans Held for Investment	Efficiency Ratio	Tier 1 Risk-Based Capital	Avg. Non-Performing Loans/Total Loans

➢ 2020 Executive Compensation Highlights

➢ Impact of COVID-19 Pandemic

We did not alter the structure of any of our performance-based executive compensation programs in response to the COVID-19 pandemic. The Compensation Committee concluded that the metrics under both the short- and long-term plans remained relevant and that such metrics appropriately captured the significant challenges management faced in dealing with the impact of COVID-19 on the Company’s financial performance. In addition, the Committee did not authorize any adjustments to the Company’s financial results for non-recurring items, whether arising out of the Company’s pandemic response or otherwise.

➢ Executive Pay Determinations

✓	No Change to Base Salaries

The Compensation Committee evaluated the base salaries of our CEO and the other NEOs in March 2020 to determine whether current base salaries were appropriately aligned with short- and long-term incentive compensation opportunities. The Committee determined that current base salaries were appropriately positioned as a driver of award opportunities under the executive incentive pay program. Mr. Ficalora’s base pay had not changed since 2015 and the other NEOs have not received base pay increases since 2016.

✓	STIP Awards Above Target

Based on the Company’s performance relative to the three weighted STIP metrics, our NEOS were eligible for awards at slightly over 132% of the target incentive opportunity. This award reflected the weighted results of the three applicable metrics: (i) actual performance relative to the Company’s budgeted pre-tax operating earnings (50% weighting), (ii) return on average tangible assets (“ROATA”) relative to the Company’s designated peer group (25% weighting) and (iii) efficiency ratio relative to the Company’s designated peer group (25% weighting). The Company exceeded the target value for budgeted pre-tax operating earnings and the Company’s ROATA and efficiency ratio were above the stretch value, exceeding the 75th percentile of the peer group. The program’s relative total shareholder return (“TSR”) modifier was not triggered awards as the Company’s relative TSR was ranked at the 71st percentile, below the 75% threshold that would otherwise result in a 20% upward adjustment of the award. For a detailed discussion of award determinations under the 2020 STIP, see Overview of our Incentive Compensation Program below and the “Executive Compensation Tables – “Summary Compensation Table” and the related tables that provide specific information on awards.

✓	LTIP Awards at Target

Our NEOs received awards in 2020 under each of the two components of the LTIP program: (i) a time-based vested restricted stock award (“RSA”) with a value equal to 25% of each NEO’s total LTIP opportunity at target and (ii) an award of performance-based restricted stock units (“PBRSUs”) with a value equal to 75% of each NEO’s total LTIP opportunity at target. The Committee selected two metrics – relative average return on tangible common equity (“ROATCE”) and relative earnings per share

EXECUTIVE COMPENSATION

(“EPS”) growth – for the 2020-2022 performance period. The Company’s performance with respect to these metrics will be evaluated at the end of the three-year performance period on a percentile ranking basis relative to an industry index consisting of 31 banks with assets between $25 billion-$250 billion selected from the KBW Regional Bank Index and the KBW Banking Index. Each performance metric has an equal weighting and the result for each metric contributes separately to the determination of the actual award, if any, at the end of the performance period.

For a detailed discussion of award determinations under the 2020 LTIP, see Overview of our Incentive Compensation Program below and the “Executive Compensation Tables – “Summary Compensation Table” and the related tables that provide specific information on awards.

B. GOVERNANCE FRAMEWORK FOR OUR COMPENSATION DECISIONS

All decisions on executive compensation are made within the context of a strong governance framework that helps ensure that the outcome is consistent with our compensation philosophy, the creation of shareholder value, and the safety and soundness of our banking operations. To that end, we use the following principles to guide the development and implementation of our executive compensation program:

✓	A significant portion of our executives’ compensation is awarded in the form of awards that are earned based on Company performance.

✓

We make all key executive compensation decisions and all decisions affecting our NEOs through a committee of independent directors, and the committee seeks advice from an independent compensation consultant on key executive compensation matters.

✓	We engage in shareholder outreach at the Board and management levels to help us evaluate our governance structure and executive compensation program.

✓

We submit our executive compensation to an annual say-on-pay vote in order to elicit regular feedback from stockholders and are recommending that stockholders approve the continuation of this practice.

✓

We require a strong ownership commitment from our officers and directors. Our executives hold a significant equity interest in the Company, reflecting levels greatly in excess of our stock ownership guidelines.

✓

We have a “clawback” policy that allows us to recapture amounts paid under our incentive compensation plans on the basis of financial results in the event that such results are found to be materially misstated.

✓

We do not allow our executives to hedge or pledge Company stock. (One pledge obligation that was in effect prior to our adoption of a formal no hedging/no pledging policy in April 2015 was grandfathered from this prohibition.)

✓	We do not allow “single trigger” payouts under our employment and change-in-control agreements.

✓

We have eliminated a legacy commitment to provide our NEOs with tax reimbursement payments covering income they realize upon the vesting of restricted stock awards. The final reimbursement payment was made in March 2020 following the vesting of the last installment of an award granted in March 2015 for the 2014 performance period.

✓	We do not allow stock option repricing without shareholder approval.

C. OUR EXECUTIVE COMPENSATION DECISION MAKING PROCESS

☐ Key Participants

➢	The Compensation Committee

Our Compensation Committee, all the members of which all of which are independent directors under NYSE listing standards, makes decisions on the compensation of our key executives, including our NEOs. This responsibility is discharged within the framework of a formal committee charter, which delegates a wide range of strategic and administrative issues to the Committee. Key among the Committee’s tasks is the development of, and monitoring of adherence to, the Company’s executive compensation philosophy. In addition, the Committee is responsible for ensuring that our plans and programs comply with all regulatory directives, including consideration of the risk profile of our compensation programs to ensure that such programs do not encourage unnecessary risk taking by participants. Finally, the Committee is charged with the annual administration of our

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executive incentive programs, including the development of plan design, the selection of performance metrics, the designation of specific performance goals and award opportunities, and the certification of performance results. See, “Board Committees-The Compensation Committee,” for a detailed discussion of the Committee’s responsibilities and membership. The Committee’s charter is posted on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com.

The Committee met four times in 2020, each time including discussions in executive session without management present.

The Committee reviews the compensation of each NEO annually to evaluate whether the executive’s pay level is consistent with our compensation philosophy, risk profile, and the performance of both the Company and the individual, and whether market practices dictate an adjustment in the form or level of the executive’s compensation. As part of this annual review, the Committee considers the executive’s individual contributions to the financial success of the Company, management of subordinates, contribution to safety and soundness objectives, and their long-term potential as a senior executive.

The Committee does not delegate any substantive responsibilities related to the determination of compensation for our NEOs, and the Committee members exercise their independent judgment when they make executive compensation decisions.

➢	Our CEO

Although the Compensation Committee makes independent determinations on all matters related to compensation of the NEOs, the CEO provides the Committee with his evaluation of the NEOs’ performance and makes recommendations regarding base salary and incentive compensation awards. However, the Committee has absolute discretion to accept, reject, or modify the CEO’s recommendations. Our CEO plays no role in, and is not present during, discussions regarding his own compensation or final decisions of the Committee regarding compensation of the other NEOs.

➢	The Independent Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners LLC (“Meridian”) as an independent compensation consultant. Meridian works with the Committee to review our executive compensation program and assess our program relative to our performance and the market. Meridian attends Committee meetings as requested and participates in general discussions regarding executive compensation matters. While the Committee considers input from Meridian, the Committee’s decisions are the product of many factors and considerations. Management works with Meridian at the direction of the Committee to develop materials and analyses that are critical to the Committee’s evaluations and determinations. Such materials include competitive market assessments of NEO compensation and guidance on regulatory and legal developments. Meridian also helps the Committee to identify an appropriate peer group and annually provides the Committee with comparative financial information for the peer group to establish and approve award levels under the Company’s incentive compensation program.

Meridian coordinates with the Chair of the Committee and participates with members of the Committee in executive session (without management personnel present) to discuss compensation matters. Meridian does not provide other services to the Company and has no direct or indirect business relationships with the Company or its affiliates. The Compensation Committee has considered Meridian’s independence for the 2020 fiscal year and whether its work raised conflicts of interest under the NYSE listing standards. Considering these factors, the Committee determined that the work performed by Meridian did not create any conflict of interest and that Meridian is independent of the Company’s management.

➢ Benchmarking and Peer Group Analysis

A critical element of our compensation philosophy, and a key reference point for compensation decisions for our executives, is the analysis of our executive compensation structure and financial performance relative to a peer group of similarly sized, publicly traded financial institutions. We seek to ensure proper alignment between our performance and compensation relative to our peers, and to attract and retain top talent, by providing competitive and appropriate compensation. To monitor our programs and decisions, we periodically benchmark our performance against that of our peers to assess the reasonableness of our compensation, ensure proper pay-for-performance alignment, and to establish total compensation opportunities for our named executive officers. Our peer group is selected with the assistance of our independent compensation consultant based on objective criteria. We consider factors such as their business footprint, business mix, how they compare to the Company in terms of asset size, revenue, market capitalization, and their status as a competitor for customers, executive talent, and investment capital. We believe the 21 banks included in the 2020 peer group are generally reflective of the Committee’s consideration of these factors. As a general matter, the unifying factors that influenced the selection of our 2020 peer group were asset size, business mix and market capitalization. In addition to meeting the foregoing criteria, certain peer banks, including BankUnited, M&T Bank Corp., Peoples United Financial, Inc., Popular, Inc., Signature Bank, Sterling Bancorp, Inc. and Valley National Bancorp are direct competitors in our markets and, therefore, were deemed essential to the peer group. The peer group is reviewed annually, and changes periodically as a result of the Company’s growth, industry consolidation, and changes in a peer company’s business focus or condition. The 2020 peer group had a median asset size of approximately $46.7 billion, positioning the Company at the 66th

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percentile of the peer group. Several other banks that match up well with the Company in asset size, such as SVB Financial Group, First Republic Bank and CIT Group, were excluded from the peer group due to significant differences in their business model. In addition, twelve banks in the asset range from $20-32 billion were excluded based on their size relative to the Company. The Committee will continue to assess the universe of banks to evaluate possible candidates for inclusion in the peer group.

The 2020 peer group included the following 21 financial institutions:

  Bank United

  BOK Financial Corp.

  Comerica Incorporated

  Cullen/Frost Bankers, Inc.

  First Citizens Bancshares, Inc.

  First Horizon National Corporation

  F.N.B. Corporation

  Huntington Bancshares Inc.

  KeyCorp

  M&T Bank Corp.

Peoples United Financial, Inc.

Popular, Inc.

Regions Financial Corporation

Signature Bank

Sterling Bancorp

Synovus Financial Corp.

TCF Financial Corporation

Texas Capital Bancshares, Inc.

Valley National Bancorp

Wintrust Financial Corporation

Zions Bancorporation

☐ Executive Performance Assessments

Our NEOs receive annual performance assessments following a process established by the Compensation Committee. Our CEO provides the Committee with an assessment of the other NEOs, and the Committee, in turn, provides our CEO with an assessment of his performance and considers the CEO’s evaluation of his direct reports. While the scope of the assessment may vary from year to year, the focus of the Committee’s review is on whether the executive is meeting the functional responsibilities of the position, oversight of regulatory compliance, progress toward strategic objectives, leadership and management of external relationships.

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D. ELEMENTS OF COMPENSATION

☐ Introduction

Our NEOs participate in a competitive compensation program that emphasizes pay for performance and the creation of shareholder value. The elements of our program, the specific objectives for each element, and a summary of how we implemented each element in 2020 are summarized in the table below:

Compensation Element		Objective	Implementation

Base Salary	✓	Provides each executive with fixed compensation that reflects the executive’s position and responsibilities, market dynamics and our overall pay structure.	Base salary periodically based on the Compensation Committee’s assessment of the executive’s individual performance, a review of peer group practices and consideration of the impact of base salary levels on incentive compensation opportunities.

Short-Term Incentives	✓	Provide a cash-based, market-competitive annual award opportunity linked to financial measures that are important to our business model.	The 2020 STIP was linked to three weighted financial metrics with the greatest weight (50%) tied to meeting a specific Company earnings goal included in our Board-approved budget. The other metrics measured the Company’s performance relative to our peer group. Awards were subject to adjustment in limited circumstances based on the Company’s relative 2020 TSR. See, 2020 Executive Compensation Decisions below for additional information on the structure of, and results under, the 2020 STIP.

Long-Term Incentives	✓ ✓	Provide an incentive for our executives to create shareholder value over the long term through equity awards. Align the interests of our executives with shareholders by awarding equity in the Company.	The 2020 LTIP included two components: (i) a grant of time-based vested restricted stock with a value equal to 25% of each NEO’s target award opportunity under the LTIP and (ii) a grant of PBRSUs equal to 75% of the target award opportunity to be earned over the 2020-2022 performance period. For the PBRSU grant, the Committee established two metrics – 3-year EPS growth and 3-year ROATCE – to evaluate the Company’s performance relative to an industry index. See, 2020 Executive Compensation Decisions below for additional information on the structure of, and results under, the 2020 LTIP.

Retirement Benefits	✓	Provide tax-qualified benefit plans on the same terms as our rank-and-file employees to provide our executives with additional income after retirement.	Our current retirement program consists of our ESOP, which is funded with an annual Company contribution determined on a uniform basis for all employees as a percentage of eligible compensation and our 401(k) plan, which includes a “safe harbor” employer match. Our supplemental retirement benefit “excess” plan has been frozen since 1999.

Perquisites	✓	Limit perquisites so they represent a minor portion of the overall annual compensation of our NEOs.	Perquisites are limited and are provided only to the extent that such items that help each executive fulfill the requirements of his position.

Employment Agreements	✓ ✓ ✓

Help to ensure the continued availability of our NEOs in key positions.

Establish market-competitive terms and conditions for the continuing employment of our NEOs, including severance benefits that reflect prevailing practices among our peers.

Assist with an orderly transition of management if a change in control of the Company were to occur.

Our current NEO employment agreements have been in place without amendment since 2006. The agreements contain “double trigger” change-in-control protection (i.e., a severance obligation is triggered only by a change in control followed by the executive’s termination in specified circumstances). (See, “Other Executive Benefits” below for additional details on the terms of these agreements). Although certain legacy agreements indemnify our executives for liabilities related to the “golden parachute” excise taxes, the Compensation Committee has determined that any new agreements will not contain such indemnification.

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☐ Target Pay Mix

On an annual basis, the Compensation Committee establishes a target pay mix for each NEO that ensures that the largest part of each NEO’s annual compensation is at risk and depends on the level of attainment of specific performance objectives. In 2020, over three-quarters of our CEO’s compensation, at the target level, was directly linked to the performance of the Company. The following charts classify the sources of NEO compensation in 2020 based on the target pay mix established by the Committee:

☐ 2020 Executive Compensation Decisions

➢ Base Salary

The Compensation Committee evaluated the base salaries of our CEO and the other NEOs in March 2020 to determine whether current base salaries were appropriately aligned with short- and long-term incentive compensation opportunities. No adjustments were authorized as the Committee determined that current base salaries were appropriately positioned relative to peers in the context of award opportunities under the executive incentive pay program. Mr. Ficalora’s base pay was not adjusted since 2015 and the other NEOs have not received base pay increases since 2016.

➢ 2020 Executive Incentive Compensation Program

Our 2020 executive incentive compensation program was maintained under applicable provisions of our 2012 Stock Incentive Plan, which was approved by shareholders in 2012, and our 2020 Omnibus Incentive Plan, which was approved by shareholders in 2020.

In 2020, our executive incentive compensation program had two components: (i) a short-term performance-based award opportunity that was paid in cash based on 2020 performance relative to selected financial metrics and (ii) a long-term performance-based award opportunity consisting of an award of PBRSUs (75% of the total award at target) that are earned over a forward-looking performance period (2020-2022) and a grant of time-based RSAs (25% of the total award at target) that vests over three years.

☐ 2020 STIP

The following provides a summary of the key provisions of our 2020 STIP:

✓	Covered the 2020 calendar year and provided a cash award based on performance goals set by the Compensation Committee at the beginning of the year.

✓

Our CEO was a participant in the STIP during 2020 with a target bonus opportunity set at 125% of base pay. However, as a result of his retirement on December 31, 2020, Mr. Ficalora was ineligible to receive a 2020 STIP award under the terms of the program since he was not employed on the payment determination date.

✓

Target cash incentive opportunities were defined as a percentage of 2020 base salary. Target opportunities were based on peer/market practice. Additional details on award opportunities are provided in the section below.

✓

Award determinations were based on the Company’s performance relative to three weighted metrics. A description of each metric and reasons why the Committee selected the metric is set forth in the table below. Each metric had a separate weighting and the result for each metric contributed separately to the actual award, if any.

✓

Fifty percent of the total award opportunity was linked to the Company’s internal projection for 2020 pre-tax operating earnings. The target performance level for this metric reflected the value included in 2020 budget approved by the Board of Directors. Pre-tax operating earnings were subject to adjustment for extraordinary items, accounting and tax law changes, discontinued operations, acquisition expenses, balance sheet restructuring charges and/or similar non-recurring or special items. However, no adjustments were made in determining 2020 awards.

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✓

The other two metrics (ROATA and efficiency ratio) were each weighted at 25% of the total award opportunity and measured the Company’s performance relative to the compensation peer group. Target performance was set at the 55th percentile of the compensation peer group to ensure that the target payout required the Company to exceed median performance at target. The threshold payout required the Company to exceed the 35th percentile of the peer group. The Committee believed that this threshold level set a more appropriate performance objective in the context of a relative metric. Stretch performance at or above the 75thpercentile would position our Company in the top quartile relative to peers and support the maximum payout.

✓

After the aggregate award, if any, was determined by reference to the Company performance relative to the three financial metrics, a 1-year total shareholder return (“TSR”) modifier was applied to adjust the award downward (by 20%) if Company TSR was below the 35th percentile of peer group TSR and upward (by 20%) if the Company’s 1-year TSR was above the 75th percentile of peer group TSR. The plan did not provide for an adjustment if 1-year Company TSR was negative, regardless of peer results. This provision was added based on shareholder feedback and a desire to recognize how our performance is perceived by shareholders.

☐ 2020 STIP Performance Metrics

The following table identifies the financial metrics established by the Committee for 2020 under the STIP, provides our rationale for the use of each metric in the context of our strategic plan and shows how we apply it in the context of the new STIP. Please see Appendix A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define and Apply It	Why We Use It

Pre-Tax Operating Earnings	Net income before the effect of income taxes and any after-tax items, including minority interest and any extraordinary items. Pre-tax operating earnings is subject to adjustment for extraordinary items, accounting and tax law changes, discontinued operations, acquisition expenses, balance sheet restructuring charges and/or similar non-recurring or special items. This metric is an absolute metric based on the Company’s budget target and has a 50% weight in determining the actual award.	Provides direct insight into the financial health of the Company by measuring the revenue and expenses associated with the Company’s primary business activities.

Return on Average Tangible Assets (“ROATA”)	Net income as a percentage of average tangible assets. This metric is measured by reference to the Company’s percentile ranking in the designated peer group and has a 25% weight in determining the actual award.	Shows the profitability of our assets by measuring how effectively management is deploying our assets to generate a positive return.

Efficiency Ratio	Non-interest expense before foreclosed property expense, amortization of intangibles and goodwill impairments as a percentage of net interest income and non-interest income, excluding gains from securities sales and non-recurring items. This metric is measured by reference to the Company’s percentile ranking in the designated peer group and has a 25% weight in determining the actual award.	Shows how effectively we manage our expenses and use our resources to create revenue. We believe efficient use of our resources, particularly given our acquisition strategy, is a significant competitive advantage.

1-Year Total Shareholder Return (“TSR”)	Represents the total return on share of the Company’s common stock over the calendar year, including price appreciation and the reinvestment of dividends (at the closing price of the common stock on the ex-dividend date). The STIP applies a 1-year TSR modifier to adjust awards to reflect the common stock’s weak or exceptional performance relative to the designated peer group, thereby, including annual shareholder return as an element of the award determination in specified circumstances.	Provides a measure of how the market valued our stock during the year relative to the stock of other companies in the financial sector.

EXECUTIVE COMPENSATION

☐ 2020 STIP Award Opportunities, Performance Results and Award Determinations

The following table show the award opportunities established by the Compensation Committee for our CEO and the other NEOs under the 2020 STIP. Actual awards were determined by reference to the specific award opportunities assigned to each NEO and weighted results with respect to each designated performance metric as detailed in the following tables. By way of illustration, if the Company had achieved maximum results with respect to all three metrics, our CEO would have received a payout at 187.5% of 2020 base salary (150% of target), subject to adjustment for the 1-year TSR modifier.

2020 Short-Term Incentive Plan Award Opportunities (as % of 2020 Base Salary)

Executive	Threshold	Target	Maximum

Mr. Ficalora	62.5%	125%	187.5%

Mr. Wann	45	90	135

Mr. Cangemi	35	70	105

Mr. Pinto	35	70	105

Mr. Adams	35	70	105

The following table shows the Company’s actual 2020 results with respect to the three weighted STIP performance measures. With respect to pre-tax operating earnings, the Company’s performance measured above target at 112.52%. With respect to the two metrics that considered Company performance relative to the designated peer group, the Company’s 2020 ROATA was at the 76th percentile of the peer group and the Company’s efficiency ratio was at the 95th percentile of the peer group. Accordingly, each of the relative metrics were measured at the stretch performance level (150% of target) in considering the contribution of the metric to the actual award. Taking into account the results with respect to the three weighted metrics, the payout was calculated at 131.26% of target. The 1-Year TSR modifier was not triggered as the Company’s relative one-year TSR was at the 71st percentile of the peer group, falling short of the level that would result upward adjustment to the award determined by reference to the three weighted metrics.

Performance Measure		Performance Goals			Actual Performance	Payout as % of Target Award Opportunity
	Weight	Threshold	Target	Stretch

Pre-tax Operating Earnings	50%	$516,100,500	$573,445,000	$630,789,500	$587,804,000	112.52%

Relative ROATA	25%	35th percentile	55th percentile	75th percentile	76th percentile	150%

Relative Efficiency Ratio	25%	35th percentile	55th percentile	75th percentile	95th percentile	150%

Payout Range	100%	50%	100%	150%	—	131.26%

1-Yr. TSR Modifier	+/-20%	<35th percentile 20%	35th-75th percentile No Change	>75th percentile +20%	71st percentile	100%

Total Payout:	100%	50%	100%	150%	—	131.26%

The following table shows actual calculated awards under the 2020 STIP based on performance relative to the designated metrics and taking into account the effect of the TSR modifier. The financial results did not reflect any adjustments as a result of the COVID-19 pandemic or otherwise. In considering the awards to each executive, the Compensation Committee noted the significant contribution of each NEO to the successful continuation of the Company’s business in the difficult environment created by the COVID-19 pandemic. The Committee cited a number of specific factors including management’s implementation of an effective relief program for borrowers affected by the pandemic, oversight of the successful transition of a majority of back office personnel to a work-from-home environment for most of 2020 and the successful operation of the Company’s retail operations in a protective environment for employees and customers. The Committee reviewed the management of a specific operational matter subject to Mr. Wann’s oversight and exercised negative discretion to reduce his award by approximately eight percent. However, the Committee noted that Mr. Wann served with distinction as Chief Operating Officer during 2020 and that his management of the Company’s operations through the pandemic was exemplary. The Committee confirmed the awards for other NEOs without adjustment. Overall, the Committee believed that the 2020 STIP functioned as intended to create an appropriate alignment of pay and financial performance and that the STIP results were also supported by the strong individual performance of each NEO.

EXECUTIVE COMPENSATION

Executive	Base Salary ($000)	Target		Maximum Potential STI Award Opportunity Based on 2020 Results (131.26% of target)	Actual STI Awards Determined by Compensation Committee
		% of Base

Mr. Ficalora	$1,400	125%	$1,750,000	$2,298,000	—	*

Mr. Wann	1,100	90	990,000	1,299,000	1,200,000

Mr. Cangemi	850	70	595,000	781,000	781,000

Mr. Pinto	575	70	403,000	528,000	528,000

Mr. Adams	550	70	403,000	505,000	505,000

*	Mr. Ficalora retired prior to the award determination date for the 2020 STIP and, therefore, was not eligible to receive an award.

☐ 2020 LTIP Awards

The following provides an overview of the key features of the 2020 LTIP and provides insight into factors considered by the Committee in developing the plan design:

The 2020 LTIP grant consisted of two distinct components:

✓

25% of the target LTIP award consisted of time-based RSAs vesting ratably over three years. The Committee determined that the inclusion of a relatively modest time-based vested component in the new plan is consistent with the desire to base the significant majority of LTIP on future performance and serve as best practice. In addition, the use of time-based restricted stock supports the goal that executives should receive a portion of their pay in equity while also providing a retention incentive. Consistent with the Company’s long-standing practice for all employees who receive RSAs, dividends paid on the restricted shares are paid at the same time dividends are paid to other shareholders.

✓

75% of the target LTIP award consisted of a grant of PBRSUs where the actual award earned will be determined based on the Company’s performance with respect to two weighted metrics over the 2020-2022 performance period relative to an objectively designated and broad index of financial institutions (see below). The award, if any, will be determined by the Committee in early 2023 after consideration of the Company’s performance with respect to the designated metrics relative to the performance of banks included in the index group. All awards will be settled in fully vested shares of Company common stock. The Committee awarded dividend equivalent rights in tandem with the PBRSUs but no dividend equivalent payments will be made prior to the date that the Committee determines the level at which the PBRSUs have been earned and only to the extent of the dividends that would have accrued over the performance period with respect to the shares underlying the earned PBRSUs. The Committee selected two metrics – relative ROATCE and relative EPS growth – for the 2020-2022 performance period. The Company’s performance with respect to these metrics will be evaluated at the end of the three-year performance period on a percentile ranking basis relative to an industry index consisting of 31 banks with assets between $25 billion-$250 billion selected from the KBW Regional Bank Index and the KBW Banking Index. Each performance metric has an equal weighting and the result for each metric contributes separately to the determination of the actual award at the end of the performance period, if any. The LTIP specifies that, if at the end of the performance period, a bank included in the index is not a public company or is acquired, the bank will be removed from the index for the entire performance period and the percentile results will be calculated accordingly.

✓

For the 2020 LTIP, award opportunities were determined by reference to the 2020 base salary of each NEO. For our CEO, the 2020 target opportunity was set at 200% of 2020 base salary and allocated as described above between a grant of time-based restricted stock (25% of the target opportunity value) and the grant of PBRSUs (75% of the target opportunity value).

✓

The Committee set target performance for the PBRSU grants at the 55th percentile of the industry index to ensure that a target level payout requires the Company to outperform the median of the Index. The Committee set the threshold level at the 35th percentile to ensure that no payouts would be made for sustained weak performance. To receive maximum awards, performance must be at the 75th percentile or higher, a level that is intended to reward superior performance. The Committee believed that these levels establish appropriate performance targets in the context of a relative metric that is measured over a multi-year period.

EXECUTIVE COMPENSATION

☐ Award Opportunities under the 2020 LTIP

The following table provides detail on the total 2020 LTIP award opportunities for each NEO. As noted above, the total award opportunity at target was allocated to time-based RSAs granted (25% of the target opportunity) and PBRSUs (75% of the target opportunity).

2020 Long-Term Incentive Plan Award Opportunities (as % of 2020 Base Salary)

Executive	Threshold	Target	Maximum

Mr. Ficalora	100%	200%	300%

Mr. Wann	62.5	125	187.5

Mr. Cangemi	50	100	150

Mr. Pinto	50	100	150

Mr. Adams	50	100	150

☐ Time-Based Vested RSAs Under the 2020 LTIP

The following table provides detail on the time-based vested RSAs granted to the NEOs under the 2020 LTIP on March 17, 2020. The awards were based on the dollar value of 25% of each NEO’s total target opportunity under the 2020 LTIP and the number of shares awarded was determined by reference to the $11.08 per share closing price of the Company’s Common Stock on the grant date. All awards vest ratably over three years. Mr. Ficalora forfeited his 2020 RSA shares upon his retirement.

Executive	2020 Time-Based Vested Restricted Stock Awards (# shares)

Mr. Ficalora	63,177

Mr. Wann	30,866

Mr. Cangemi	19,179

Mr. Pinto	12,974

Mr. Adams*	—

*

Mr. Adams received an award of 25,000 time-based vested restricted shares of the Company’s common stock on January 14, 2020 in connection with his appointment as Chief Lending Officer. In light of this prior 2020 award, the Compensation Committee determined that Mr. Adams would not receive a restricted stock award under the 2020 LTIP.

☐ 2020 PBRSU Performance Metrics

The following table identifies the financial metrics established by the Committee with respect to the award of PBRSUs for the 2020-2022 performance period under the LTIP, provides our rationale for the use of each metric in the context of our strategic plan and shows how we apply it to determine actual awards. Please see Annex A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define and Apply It	Why We Use It

3-Year Earnings Per Share Growth (relative to index group)	Measured as the compound 3-year annual growth rate of the Company’s earnings per share. The Company’s result is evaluated by reference to the Company’s percentile ranking in the designated index group of financial institutions and has a 50% weight in determining the actual award.	Provides a clear measure of profitability over time and relative to other companies in the sector.

3-Year Return on Average Tangible Common Equity (relative to index group)	Net income available to common shares adjusted for amortization of intangibles and goodwill impairment as a percentage of average tangible common equity. This metric is measured by reference to the Company’s percentile ranking in the designated index group of financial institutions and has a 50% weight in determining the actual award.	Provides a measure of the return on our shareholders’ investment over time and demonstrates our financial health relative to other companies in the sector.

EXECUTIVE COMPENSATION

☐ 2020 PBRSU Performance Metric Goals

The following table provides detail on the goals established by the Committee for the 2020 PBRSU awards with respect to the two designated performance metrics for the 2020-2022 performance period and the weighting assigned to each metric.

Performance Metrics		Performance Goals
	Weight	Threshold	Target	Maximum

3-Year Relative EPS Growth	50%	35th percentile	55th percentile	75th percentile

3-Year Return on Average Tangible Common Equity	50%	35th percentile	55th percentile	75th percentile

Payout Range (% Target)	100%	50%	100%	150%

☐ 2020 PBRSU Award Opportunities

The following table provides detail on the award opportunities established by the Committee for the NEOs with respect to their 2020 PBRSU awards. The target award opportunities are based on 75% of each NEOs’ total target award opportunity under the 2020 LTIP. Except as noted, 25% of the total target award opportunity was provided in the form of a time-based vested RSA as detailed in the table above. Actual awards will be determined after the of close of the 2020-2022 performance period based on the Company’s performance relative to the designated index of banks.

2020 PBRSU Award Opportunities (as % of 2020 Base Salary)

Executive	Threshold (50% of Target)	Target	Maximum (150% of Target)

Mr. Ficalora	75%	150%	225%

Mr. Wann	47%	94%	141%

Mr. Cangemi	38%	75%	113%

Mr. Pinto	38%	75%	113%

Mr. Adams	38%	75%	113%

☐ 2020 PBRSU Awards

The following table provides detail on the PBRSUs awarded to each NEO at target under the 2020 LTIP. Each NEO received PBRSUs at the target level (which represents 75% of the total 2020 LTIP target opportunity as described above). The PBRSUs shown in the table are not guaranteed and will vest based solely on our performance results over the 2020-2022 performance period in accordance with the performance goals described in the preceding table.    Mr. Ficalora forfeited his 2020 PBRSU award upon his retirement.

Executive	2020 PBRSU Awards at Target (# shares)

Mr. Ficalora	203,095

Mr. Wann	99,734

Mr. Cangemi	61,654

Mr. Pinto	41,804

Mr. Adams	39,894

The 2020 PBRSU awards were made on June 3, 2020 following shareholder approval of the 2020 Plan. As noted above, each award was granted in tandem with dividend equivalent rights. In addition, consistent with the provisions of the 2020 Plan, the awards are subject to double trigger vesting if the awards are assumed by acquirer following a change in control of the Company (as defined in the 2020 Plan). Accordingly, if the awards are assumed, the awards would vest at target if the executive’s employment is terminated without cause or the executive terminates employment for good reason (in each case, as defined in the 2020 Plan) during the two-year period following a change in control. If, however, the awards are not assumed by the acquirer, the awards would vest based on actual performance or, if not determinable through the change in control effective date, at target.

EXECUTIVE COMPENSATION

☐ Other Executive Benefits

➢ Employment Agreements and Change-in-Control Benefits

All of our NEOs have entered into employment agreements that provide severance benefits and benefit continuation in the event of their termination without cause or for good reason, disability, and upon termination in certain circumstances following a change in control. (Mr. Ficalora’s agreement terminated upon his retirement on December 31, 2020.) No severance benefits are payable if the executive is terminated for cause or upon the executive’s voluntary resignation without good reason (as defined in the agreement). In the change-in-control context, the agreements are “double trigger” requiring both the occurrence of a change in control and the executive’s involuntary termination of employment or constructive termination for good reason. For additional information regarding the terms of these employment agreements, see the section headed “Executive Compensation Tables –Potential Post-Termination Payments and Benefits”. The Committee, with management support, has followed a policy that all new employment agreements for the senior executive group must reflect the following terms: (i) “double trigger” change in control benefits and (ii) no indemnification for golden parachute excise tax liabilities. The Committee believes that the employment agreements (i) will help retain the NEOs and facilitate an orderly transition during a change in control, (ii) will provide the NEOs with financial protection so they will continue to act in the best interests of the Company during the change in control process, and (iii) reflects an important element of a competitive compensation package for the NEOs.

➢ Retirement Benefits; Employee Welfare Benefits

We offer our employees a 401(k) plan with a “safe harbor” match that enables them to add to their retirement savings with elective deferral contributions. In addition, the Company makes annual discretionary contributions to our tax-qualified Employee Stock Ownership Plan (the “ESOP”). The ESOP, which has been a feature of our retirement program since the Company’s 1993 initial public offering, has fostered a strong sense among our employees that they are owners with a vested interest in the success of the Company. Certain NEOs are entitled to benefits at retirement under our tax-qualified, defined benefit pension plan and a related non-qualified excess benefits plan, both of which were frozen in 1999 and, following which, no additional annual benefits were accrued. For additional information regarding the supplemental retirement benefits plan, please see the section headed “Executive Compensation Tables – Potential Post-Termination Payments and Benefits.”

In addition to retirement programs, we provide our employees, including our named executive officers, with coverage under medical, dental, life insurance, and disability plans on the same terms as our general employee population. However, officers at the level of Senior Vice President or above typically receive life insurance coverage through our bank-owned life insurance program in lieu of group life coverage. We also provide employees with access to a flexible spending account program to pay their share of the cost of such coverage on a pre-tax basis.

➢ Perquisites

We provide our named executive officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers.

E. OTHER CONSIDERATIONS

☐ Risk Management and Our Compensation Programs

A central tenet of our compensation philosophy is to provide incentives that are consistent with prudent risk management while recognizing that some level of risk is inherent in the operation of our business. Our approach to risk management takes as a starting point the guidelines established by federal bank regulators:

✓	Incentive compensation should balance risk and financial results in a manner that does not provide incentives for excessive risk taking.

✓	Risk management processes and internal controls should reinforce and support the development of balanced incentive compensation arrangements.

✓	Banks should have strong and effective corporate governance to help ensure sound compensation practices.

Our Compensation Committee monitors our incentive compensation programs periodically to ensure that the programs reflect a balanced mix of incentives that discourage unnecessary or excessive risk taking by our management team and by employees throughout the organization. The program is also subject to review by our Chief Risk Officer and our Chief Audit Executive. An important element of our risk management process is the identification of the Company’s risk appetite, which establishes the baseline for the design of our incentive programs. We also maintain a comprehensive risk management process and strong internal controls to manage risk generally, an approach that limits the risk arising out of our incentive compensation program. Within the incentive programs, we incorporate performance measures that reflect an inherent sensitivity to risk.

EXECUTIVE COMPENSATION

Based on our assessment, we do not believe that the risks arising out of our incentive compensation programs are reasonably likely to have a material adverse effect on the Company. We believe our programs are balanced and do not encourage excessive risk taking by the participants that could threaten the value of the Company. This determination is based on our consideration of (i) the Board’s role in establishing the Company’s risk appetite, (ii) the extensive controls we place on our business operations, and (iii) the nature of the specific incentive plans and programs we maintain for our employees.

☐ Stock Ownership Requirements

Our executive officers have, for many years, held stock in the Company at levels that are far in excess of any stock ownership guidelines that would be considered best practice. We do, however, maintain formal share ownership guidelines for our CEO and other named executive officers to affirm our commitment to stock ownership and retention as a central element of our compensation philosophy. A summary of our policy and the status of our officers under the policy is provided below:

Executive	Multiple of Salary	Compliance Status

CEO	6x Base Salary	In compliance

Other Named Executive Officers	4x Base Salary	In compliance

Under the stock ownership policy, officers have five years from the point of initial service to meet the ownership guidelines. We count awards under our equity compensation program, stock allocated through our ESOP and shares acquired through our 401(k) plan toward the ownership guidelines. The Compensation Committee is charged with maintaining compliance with the stock ownership guidelines.

☐ Recoupment of Incentive Compensation

The Company maintains a formal recoupment or “clawback” policy that applies to both short- and long-term incentive awards made to our executive officers. Under our policy, the Company may recover or forfeit previously paid or awarded incentive compensation if the Compensation Committee determines that such compensation was paid on the basis of materially inaccurate financial metrics or financial statements, or if such compensation is attributable to actions on the part of an executive that result in, or are reasonably expected to expose the Company to, material actual or potential risk.

☐ Hedging and Pledging of Company Stock

Our directors and officers are prohibited from hedging the value of our stock pursuant to a formal policy that bars the purchase and sale of puts, calls, options, or other derivative securities based on Company stock, or other transactions related to the monetization of the value of our stock. In addition, our officers and directors are not allowed to pledge Company stock as collateral or acquire Company stock on margin. A single pledging transaction entered into prior to the adoption of this policy in 2016 was grandfathered under the policy for the duration of the pledge obligation only.

☐ Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and periodically thereafter to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

To the greatest extent possible, we structure our compensation programs in a tax efficient manner. Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer unless the compensation qualified as “performance-based” for Section 162(m) purposes. Historically, our executive incentive plans were structured to satisfy the requirements of the “performance-based” exception under Section 162(m). However, for taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 eliminated the “performance-based” compensation exception under Section 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to cover all named executive officers. While the Company has sought to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, we have retained the flexibility to provide nondeductible compensation arrangements if we believe it is necessary to attract, incentivize, and retain key executives. However, we do not intend to change our pay-for-performance approach to awarding executive compensation even though the recent tax law changes eliminated the specific tax benefits under the prior law associated with awards of performance-based compensation.

EXECUTIVE COMPENSATION

☐ Equity Compensation Grant and Award Practices

Our named executive officers are typically considered for equity compensation awards only in connection with our long-term incentive compensation program. The awards are generally made in March of each year based on the Compensation Committee’s evaluation of the Company’s performance relative to the financial performance objectives established for the prior year. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment, or a change in position or responsibility. As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure. The Company has not granted stock options since 2006.

II. COMPENSATION COMMITTEE REPORT

The Compensation Committee is a committee of independent directors that is responsible for oversight and review of our compensation and benefit plans, including plans that cover our named executive officers. The foregoing Compensation Discussion and Analysis is management’s report on the Company’s executive compensation program. The Compensation Committee has reviewed the Compensation Discussion and Analysis with management. Based on this review and the Committee’s discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Hanif “Wally” Dahya, Chair

Leslie D. Dunn

Lawrence Rosano, Jr.

Lawrence J. Savarese

John M. Tsimbinos

EXECUTIVE COMPENSATION TABLES

III. EXECUTIVE COMPENSATION TABLES

☐ Summary Compensation Table

The following information is furnished for the Company’s principal executive officer, principal financial officer, and the next three highest compensated executive officers of the Company (the “named executive officers” or “NEOs”) for the 2020 fiscal year. Mr. Ficalora retired on December 31, 2020. Effective December 31, 2020, the Board of Directors appointed Mr. Cangemi to serve as President and CEO and Mr. Pinto to serve as CFO. Mr. Pinto was subsequently promoted to Senior Executive Vice President:

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)

Joseph R. Ficalora	2020	$1,400,000	$2,800,000	—	$ 895,874	$5,095,874
President and CEO	2019	1,400,000	2,800,000	1,863,000	1,562,061	7,625,061
	2018	1,400,000	—	656,000	2,515,698	4,571,698

Robert Wann	2020	$1,100,000	$1,375,245	$1,200,000	$ 392,138	$4,067,393
Senior EVP and COO	2019	1,100,000	1,375,002	1,054,000	692,158	4,221,160
	2018	1,100,000	—	371,000	1,087,920	2,558,920

Thomas R. Cangemi	2020	$ 850,000	$ 850,005	$ 781,500	$ 220,846	$2,702,351
Senior EVP and CFO	2019	850,000	850,002	633,000	416,681	2,749,683
	2018	850,000	—	223,000	677,317	1,750,317

John J. Pinto	2020	$ 575,000	$ 576,005	$ 528,000	$ 151,652	$1,830,657
EVP and CAO	2019	575,000	575,008	428,000	285,959	1,863,967
	2018	575,000	—	151,000	464,636	1,190,636

John T. Adams	2020	$ 550,000	$ 729,754	$ 505,000	$ 45,282	$1,830,036
EVP and CLO

(1)

Amounts in this column for 2020 reflect the aggregate grant date value of restricted stock awards (“RSAs”) (for all NEOs other than Mr. Adams) and performance-based restricted stock unit (“PBRSUs”) award (for all NEOs) granted under the Company’s 2020 long-term incentive plan (“LTIP”) covering the NEOs. Mr. Adams received a separate RSA in January 2020 when he was appointed CLO and, therefore, did not receive an RSA under the 2020 LTIP. The fair value of the awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. For the PBRSUs, the amounts above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718. The grant date value of the PBRSUs granted to each NEO assuming the highest level of performance (150% of the grant date target value) is as follows: Mr. Ficalora ($3,150,000); Mr. Wann ($1,546,874); Mr. Cangemi ($956,253); Mr. Pinto ($648,380); and Mr. Adams ($618,756). For additional information regarding the 2020 LTIP and a breakdown for all 2020 equity awards, see “Compensation Discussion and Analysis and the 2020 Grants of Plan-Based Awards” table. Under the terms of the applicable award agreements, Mr. Ficalora forfeited all unvested equity awards upon his retirement, including awards under the 2020 LTIP.

(2)

Represents a cash award for 2020 performance under the Company’s 2020 short-term incentive compensation plan (“STIP”). See, “Compensation Discussion and Analysis and the 2020 Grants of Plan-Based Awards” table below for additional information concerning the 2020 award. Mr. Ficalora retired prior to the award determination date for the 2020 STIP and, therefore, was not eligible to receive an award.

(3)	The following table sets forth the components of the All Other Compensation column in 2020:

Executive	Dividends on Unvested Restricted Stock ($)	Tax Reimbursement Related to Restricted Stock Vesting (a) ($)	Life Insurance Imputed Income ($)	Annual ESOP Allocation (b) ($)	Total ($)

Mr. Ficalora	$251,522	$469,990	$167,599	$6,763	$895,874

Mr. Wann	121,854	207,878	55,643	6,763	392,138

Mr. Cangemi	75,501	132,556	6,026	6,763	220,846

Mr. Pinto	51,136	90,378	3,375	6,763	151,652

Mr. Adams	34,544	—	3,975	6,763	45,282

(a)

Prior to 2015, the Company maintained a legacy program that provided tax reimbursement payments to the named executive officers to encourage their retention of all stock granted under the Company’s long-term incentive programs. Beginning with the 2015 performance period, the Company discontinued this practice prospectively with respect to new awards. However, the Company continued to provide such payments with respect to awards granted for performance periods prior to the 2015 performance period. The final tax reimbursement payment was made in March 2020 following the vesting of the last installment of restricted stock awards granted to the NEOs in early 2015 for the 2014 performance period.

EXECUTIVE COMPENSATION TABLES

(b)	Based on the $10.55 closing price of the Common Stock on December 31, 2020.

☐ Grants of Plan-Based Awards

The following table provides information concerning the 2020 award opportunities for the named executive officers under the Company’s non-equity incentive plans.

Executive	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Award: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards and PBRSUs ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Ficalora	Cash	3/17/20	875,000	1,750,000	2,625,000
	RSA	3/17/20							63,177	700,000
	PBRSU	6/3/20				101,548	203,095	304,643		2,100,000

Mr. Wann	Cash	3/17/20	495,000	990,000	1,336,500
	RSAs	3/17/20							30,866	341,995
	PBRSU	6/3/20				49,867	99,734	149,601		1,031,250

Mr. Cangemi	Cash	3/17/20	297,500	595,000	893,500
	RSA	3/17/20							19,179	212,503
	PBRSU	6/3/20				30,827	61,654	92,481		637,502

Mr. Pinto	Cash	3/17/20	201,250	402,500	603,750
	RSA	3/17/20							12,974	143,752
	PBRSU	6/3/20				20,902	41,804	62,706		432,253

Mr. Adams	Cash	3/17/20	192,500	385,000	577,500
	RSA	3/17/20							25,000	317,250
	PBRSU	6/3/20				19,902	39,894	56,645		412,504

(1)

Represents award opportunity levels under the STIP. Actual awards were determined by the Compensation Committee on March 3, 2021. See, “Compensation Discussion and Analysis” for additional information on the 2020 program and the Committee’s award determinations.

(2)

Amounts in this column represent award opportunities (in shares of Common Stock) at target with respect to PBRSUs granted under the 2020 LTIP on June 3, 2020 for the performance period 2020-2022. The award has a value equal to 75% of the dollar value of each officer’s target award opportunity under the 2020 LTIP. The awards will be earned based one-half on the Company’s 3-year earnings per share growth and one-half on the Company’s 3-year return on average tangible common equity over the performance period, in each cash measuring the Company’s performance relative to an index consisting of banks with assets between $25 and $250 billion that are included in the KBW Banking Index and Regional Banking Index. The awards were granted at the target opportunity level and are subject to adjustment based on actual performance, which will be determined in early 2023. Dividend equivalents are accrued on these awards over the performance period and are paid only to the extent that the related PBRSUs are earned based on performance. The awards are settled in shares of Common Stock. See, “Compensation Discussion and Analysis” for additional information on the LTIP and the Committee’s award determinations.

(3)

For all officers other than Mr. Adams, the amount represents shares of restricted Common Stock awarded on March 17, 2020. In each case, the award had a value equal to 25% of the dollar value of each officer’s target award opportunity under the 2020 LTIP, and each award vests ratably over three years. As shown in the table, Mr. Adams received a separate RSA of 25,000 shares on January 14, 2020 in connection with his appointment as Chief Lending Officer and, in light of this prior award, Mr. Adams did not receive an RSA award under the 2020 LTIP. Mr. Adams’ award vests ratably over five years. Cash dividends are paid to participants at the same time dividends are paid to other shareholders.

(4)

Amounts in this column for 2020 reflect the grant date values of RSAs and PBRSUs granted under the 2020 LTIP. The fair value of the awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. For the PBRSUs, the amounts shown above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718.

EXECUTIVE COMPENSATION TABLES

☐ Stock Vested

The following table provides information concerning RSA vesting for the named executive officers during the 2020 fiscal year:

	Restricted Stock Vesting
Executive	Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Mr. Ficalora	196,472	$1,992,833
Mr. Wann	92,778	940,333
Mr. Cangemi	57,791	585,871
Mr. Pinto	39,226	397,688
Mr. Adams	12,200	142,618

(1)

Represents the aggregate value realized in 2020 upon the vesting of restricted stock awarded in prior years under the Company’s incentive programs based on the value of the Company’s stock on the applicable 2020 vesting date for each award. The value realized by the executive upon vesting is also the amount realized by the executive as 2020 taxable income.

☐ Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to unvested RSAs and PBRSUs held by the named executive officers as of December 31, 2020. The market value of the reported shares is based on the $10.55 closing price of the Common Stock on December 31, 2020. As of December 31, 2020, the named executive officers did not hold any stock options.

Executive	Award Type	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($) (1)
Mr. Ficalora (2)	RSA	336,562	$3,550,729
	PBRSU	425,203	4,485,891
Mr. Wann	RSA	163,719	1,727,235
	PBRSU	190,036	2,004,880
Mr. Cangemi	RSA	101,378	1,069,538
	PBRSU	117,477	1,239,382
Mr. Pinto	RSA	68,637	724,120
	PBRSU	79,567	839,432
Mr. Adams	RSA	50,800	535,940
	PBRSU	39,894	420

(1)

The PBRSU awards will be earned over the applicable performance period based one-half on the Company’s 3-year earnings per share growth and one-half on the Company’s 3-year return on average tangible common equity, in each case measuring the Company’s performance on a percentile basis relative to an index of banks with assets between $25 and $250 billion that are included in the KBW Banking Index and Regional Banking Index. The market value of the PBRSUs shown in this table reflects the market value of the number of PBRSUs awarded at the target opportunity level.

(2)	Mr. Ficalora retired effective December 31, 2020. Under the terms of the Company’s equity award agreements, Mr. Ficalora forfeited all unvested equity awards upon of his retirement.

EXECUTIVE COMPENSATION TABLES

☐ Pension Benefits

The following table provides certain information as of December 31, 2020 with respect to each pension plan that provides for payments or other benefits to the named executive officers at retirement:(1)

Executive	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)

Mr. Ficalora	Supplemental Retirement Plan	33	$8,074,422

Mr. Wann	Retirement Plan	17	835,726
	Supplemental Retirement Plan	17	279,350

Mr. Cangemi	Retirement Plan	0.4	15,876
Mr. Pinto	Retirement Plan	—	—

Mr. Adams	Retirement Plan	17.5	305,721

(1)

The Company sponsors a tax-qualified defined benefit pension plan, the Retirement Plan, and the related Supplemental Retirement Plan, both of which were frozen as to future benefit accruals in 1999 as to employees of Queens County Savings Bank, or in Mr. Adams’ case, at the time of the Company’s 2000 acquisition of Haven Bancorp. The indicated benefit represents the present value of the executive’s accumulated benefit as of the date the plans were frozen. All amounts accrued by the Company with respect to the Plans subsequent to the freeze date reflect the effect of actuarial adjustments only. Mr. Pinto did not participate in either plan. Mr. Ficalora received an in-service distribution of his Retirement Plan benefit in 2009 in accordance with applicable plan provisions.

☐ Non-Qualified Defined Contribution Plan Benefits

The following table represents the value of the executive’s account balance at December 31, 2020 under certain ESOP-related provisions of the Company’s Supplemental Executive Retirement Plan:

Executive	Value of Aggregate Balance at Last Fiscal Year-End (1) ($)

Mr. Ficalora	$12,219,242

Mr. Wann	3,049,087

(1)

The plan, which was frozen as to annual allocations in 1999, credited the executive with shares of the Common Stock that could not be allocated to them directly under the Company’s ESOP as a result of applicable federal tax limitations. The frozen plan is the only non-qualified deferred compensation plan maintained by the Company for its executives. A change in control-related ESOP benefit was retained for certain officers. No annual allocations have been made since 1999. Messrs. Cangemi, Pinto and Adams were not employees of the Company in 1999. The value presented is based on the $10.55 closing price of the Common Stock on December 31, 2020. The share totals reflect the cumulative effect of nine stock splits in the form of stock dividends since the Company’s 1993 initial public offering and also include shares credited as a result of dividend reinvestment. For additional information regarding the plan, see “Potential Post-Termination Payments and Benefits” below.

☐ Potential Post-Termination Payments and Benefits

➢ Severance Under Employment Agreements

•	Messrs. Ficalora, Wann, Cangemi and Pinto

The Company has entered into employment agreements with each of the named executive officers. (Mr. Ficalora’s agreement terminated upon his retirement on December 31, 2020.)    The agreements for Messrs. Ficalora, Wann, Cangemi and Pinto, which are identical in form and have been in place without modification since 2006, provide for an initial three-year term and daily extensions so that the contract term is always three years from the then-current date, unless either party provides written notice of non-renewal or termination, at which time the expiration date becomes fixed at three years from the date of notice or termination. The employment agreements also provide for the payment, and annual review, of base salary, the provision of employee benefits applicable to executive personnel, and eligibility to participate in incentive and stock-based compensation programs. The employment agreements allow the Company to terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or death, the executive or his estate would receive only his base salary and other compensation or benefits earned through the date of termination.

Under the agreements, the Company has the right to terminate the executive’s employment if he becomes disabled. Upon the executive’s termination of employment by reason of his disability, the executive’s full base salary would be continued

EXECUTIVE COMPENSATION TABLES

through the date the executive begins to receive benefits under the Company’s long-term disability program. When the executive begins to receive long-term disability benefits, the Company is obligated to (i) continue paying the executive the difference between 60% of his base salary and the long-term disability benefit, and (ii) continue the executive’s employee benefits through the date the agreement would have otherwise expired. The amount shown in the tables that follow represents the undiscounted aggregate benefit of 100% base salary continuation for six months after termination by reason of disability and 60% of base salary continuation for an additional 30 months reduced by the maximum annual long-term disability payments under the Company’s disability plan ($180,000).

Each executive may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive receives a lump sum benefit equal to the sum of base salary and other compensation earned through the termination date, plus the executive’s pro rata share of his annual incentive compensation for the year of termination determined by reference to the highest annual aggregate annual amounts of bonuses or other cash incentive compensation paid to the executive in any of the three calendar years preceding termination of employment. The executive also becomes entitled to a lump sum payment equal to the sum of (i) three times the highest total compensation paid to the executive during the three preceding years, including bonuses, cash, and stock compensation, and other amounts reported on the executive’s Form W-2 (but excluding income realized from the exercise or disqualifying disposition of stock options); and (ii) three times the average amount contributed by or allocated to the executive under all tax-qualified benefit plans during the three preceding years. The executive also receives continued medical, dental, and life insurance benefits for a period of 36 months following termination of employment. In addition, if the executive’s termination of employment for good reason or without cause occurs on or after the effective date of a change in control, as defined in the agreement, all stock awards and stock options will accelerate and vest in full as of the executive’s termination date.

If the executive terminates employment due to disability or death within one year after the occurrence of a change in control or within one year after the commencement of preliminary steps leading to an eventual change of control, with the actual change in control taking place within two years after the executive’s termination of employment, the executive or his estate will receive the severance benefits described above, in the same manner as if the executive had terminated employment with good reason.

Section 280G of the Internal Revenue Code of 1986 provides that payments or benefits contingent upon a change in control that equal or exceed three times an executive’s “base amount” (i.e., three times average annual taxable compensation over the five taxable years preceding the change in control) are “excess parachute payments.” Under Section 4999 of the Code, an executive who receives an excess parachute payment is subject to a 20% excise tax on the amount received in excess of the base amount, and the Company is unable to deduct a corresponding amount. In the event that any payments or benefits provided to the executives are subject to the excise tax, the employment agreements provide the executives with indemnification for these excise taxes and any additional income, employment, and excise taxes imposed as a result of the initial indemnification payment.

•	Mr. Adams

Mr. Adams has entered into an agreement with the Company providing for a three-year term that extends each year for an additional year unless either party gives timely notice of an intention not to extend the term. The employment agreement also provides for the payment, and annual review, of base salary and participation in other compensation programs. Under the agreement, the Company may terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or termination by reason of death or disability, the executive or his estate would receive only his base salary and other compensation or benefits earned through the date of termination.

Mr. Adams may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive would receive a lump sum benefit equal to the base salary the executive would have earned over the then remaining term of the agreement. Mr. Adams would also receive continued medical, dental, and life insurance benefits for a period equal to the remaining term of the agreement. If a termination without cause or for good reason occurred on or after the effective date of a change in control (as defined in the agreement), Mr. Adams would receive a lump sum payment equal to three times his then current base salary and continuation of benefits for a thirty-six month period. If the change-in control related benefits provided to Mr. Adams under the agreement or otherwise would result in “excess parachute payments” under Section 280G, the agreement applies a “best net benefits” approach that reduces the payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to Mr. Adams compared to the amount he would receive net of the excise tax if no reduction were made.

EXECUTIVE COMPENSATION TABLES

☐ Accelerated Vesting of RSAs and PBRSUs

In the event of death, disability, or upon the occurrence of a change in control of the Company, all unvested RSA shares held by our executives under the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) would vest. As of December 31, 2020, all unvested restricted stock awards held by our NEOs were granted under the 2012 Plan. In addition, PBRSUs held by our executives under the 2012 Plan would be deemed to be earned at the target level in such circumstances. PBRSUs awarded under the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) would also be deemed to be earned at the target level upon the executive’s death or disability. Upon the occurrence of a change in control, PBRSUs awarded under the 2020 Plan would be deemed earned at the greater of target or actual performance over the shortened performance period if the awards were not assumed by the acquirer. If, however, the awards were assumed by the acquirer, the awards would vest at target upon the executive’s subsequent termination without cause or for good reason within two years after the change in control effective date. All of the awards provide for forfeiture in the of the executive’s termination for cause or if the executive terminates employment voluntarily without good reason. The amounts show in the tables below assume that all unvested PBRSUs would be earned at target.

☐ Supplemental ESOP Change in Control Benefit

Since 1993, the Company has maintained a nonqualified supplemental executive retirement plan in connection with the ESOP to provide certain of our officers with benefits that cannot be allocated to them directly through the ESOP as a result of certain limitations under the Internal Revenue Code. The plan was frozen in 1999 with respect to annual excess benefit allocations. Messrs. Ficalora and Wann received annual excess benefit allocations under the plan from 1993 to 1999 and maintain account balances under the plan related to those allocations. See, the “Non-Qualified Defined Contribution Plan Benefits” table for additional information. The plan was amended in December 2002 to add Mr. Cangemi as a participant but only with respect to the separate change in control provision described below. In the event of a change in control of the Company (as defined in the plan), Messrs. Ficalora, Wann, and Cangemi would be credited with the value of the allocations they would have received under the plan had it been in effect on an annual basis since 1999 (2002 for Mr. Cangemi). The change in control benefit would also be adjusted to reflect stock dividends and the reinvestment of cash dividends over the same period. Mr. Ficalora’s eligibility under the change in control provision of the plan ended upon his retirement on December 31, 2020.

☐ Post Termination Benefit Tables

The following tables summarize the payments and benefits that would be payable to our NEOs, as of December 31, 2020, in various termination scenarios, including voluntary resignation, involuntary termination for cause, involuntary termination (not for cause), involuntary termination (not for cause) or for good reason after a change in control, death and disability. The value of all equity-based benefits included in the tables was determined by reference to the $10.55 closing price of the Company Common Stock on December 31, 2020. As noted above, Mr. Ficalora retired on December 31, 2020 and, as a result of his retirement, he is no longer eligible to receive the benefits described below.

	Joseph R. Ficalora
Compensation and Benefits	Voluntary Resignation (including retirement) ($)		Involuntary Termination for Cause ($)		Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay		—		—	32,248,934	32,248,934	—	3,750,000

Market value of unvested RSAs which would vest		—		—	—	3,550,729	3,550,729	3,550,729

Market value of unvested PBRSU which would vest		—		—	—	4,485,891	4,485,891	4,485,891

Company-paid benefits		—		—	60,000	60,000	—	60,000

ESOP SERP CIC benefit		—		—	—	11,495,196	—	—

Section 4999 indemnification payments		—		—	—	28,239,681	—	—

TOTAL	$		$		$32,308,934	$80,080,431	$8,036,620	$11,846,620

EXECUTIVE COMPENSATION TABLES

	Robert Wann
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	16,441,454	16,441,454	—	2,850,000

Market value of unvested RSAs which would vest	—	—	—	1,727,235	1,727,235	1,727,235

Market value of unvested PBRSU which would vest	—	—	—	2,004,880	2,004,880	2,004,880

Company-paid benefits	—	—	60,000	60,000	—	60,000

ESOP SERP CIC benefit				2,440,859

Section 4999 indemnification payments	—	—	—	11,023,607	—	—

TOTAL	$—	$—	$16,501,454	$33,698,035	$3,732,115	$6,582,115

	Thomas R. Cangemi
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	10,949,360	10,949,360	—	2,100,000

Market value of unvested RSAs which would vest	—	—	—	1,069,538	1,069,538	1,069,538

Market value of unvested PBRSU which would vest	—	—	—	1,239,382	1,239,382	1,239,382

Company-paid benefits	—	—	80,000	80,000	—	80,000

ESOP SERP CIC benefit	—	—	—	1,067,533	—	—

Section 4999 indemnification payments	—	—	—	7,009,468	—	—

TOTAL	$—	$—	$11,029,360	$21,415,281	$2,308,920	$4,488,920

	John J. Pinto
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	7,414,316	7,414,316	—	1,305,000

Market value of unvested RSAs which would vest	—	—	—	724,120	724,120	724,120

Market value of unvested PBRSU which would vest	—	—	—	839,432	839,432	839,432

Company-paid benefits	—	—	80,000	80,000	—	80,000

ESOP SERP CIC benefit	—	—	—	—	—	—

Section 4999 indemnification payments	—	—	—	4,199,855	—	—

TOTAL	$—	$—	$7,494,316	$13,257,723	$1,563,552	$2,948,552

EXECUTIVE COMPENSATION TABLES

	John T. Adams
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	1,100,000	1,650,000	—	—

Market value of unvested RSAs which would vest	—	—	—	535,940	535,940	535,940

Market value of unvested PBRSU which would vest	—	—	—	420,882	420,882	420,882

Company-paid benefits	—	—	80,000	80,000	—	80,000

ESOP SERP CIC benefit	—	—	—	—	—	—

Section 4999 indemnification payments	—	—	—	—	—	—

TOTAL	$—	$—	$1,180,000	$2,686,822	$956,822	$1,036,822

☐ CEO Pay Ratio (65:1)

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require us to report information about the ratio between the annual total compensation of our median employee and Mr. Ficalora, our former Chief Executive Officer. For 2020, our last completed fiscal year:

✓	Mr. Ficalora’s annual total compensation was $5,123,874.

✓	The annual total compensation of the employee we identified as our median employee was $79,014.

✓	Based on the foregoing, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 65 to 1.

We used the following methodology to identify our median employee and determine our median employee’s total compensation:

✓	We selected December 31, 2020 as our determination date. As of December 31, 2020, we had 2,948 employees, including all full time, part-time, seasonal and temporary employees.

✓

As permitted by SEC regulations, we selected a “consistently applied compensation measure” to identify our median employee. The compensation measure we used to identify our median employee was “base compensation” which applies uniformly to all of our employees. We annualized base compensation for full-time and part-time employees who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

✓

After identifying the median employee, an assistant branch manager, we analyzed the median employee’s total compensation by applying the methodology applicable to determining our CEO’s total compensation in the Summary Compensation Table, subject to the adjustment described below. Based on this analysis, the annual total compensation of our median employee was $79,014.

✓

In calculating the annual total compensation of the median employee, we included the amount of the Company’s contribution to the employee’s health care coverage expense, which we believe is a significant component of the compensation package we offer to our employees, This amount is in addition to the amount we calculated in accordance with the rules for the Summary Compensation Table. Because we included this amount in the annual total compensation of the median employee, we also included it in calculating the CEO’s annual total compensation for pay ratio purposes, although SEC rules permit us to exclude this amount from the Summary Compensation Table because the benefit is available generally to all eligible employees. Therefore, the CEO’s annual total compensation for pay ratio purposes differs slightly from the amount reported for the CEO in the Summary compensation table.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC regulations. Our peers may report pay ratios that are not directly comparable to ours as a result of differences in the composition of each company’s workforce and the assumptions and methodologies used in calculating the pay ratio as permitted by SEC regulations.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

All persons standing for election as directors were unanimously nominated by the Nominating and Corporate Governance Committee of the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

The Board of Directors currently consists of 10 members. All directors presently serve as directors of the Company and the Community Bank. Directors of the Company Board are elected for staggered terms of three years each, with the term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The nominees proposed for election at this year’s Annual Meeting are Thomas R. Cangemi, Hanif “Wally” Dahya, and James J. O’Donovan.

The Nominating and Corporate Governance Committee approved, and recommended to the Board of Directors, the director nominees standing for election at the 2021 Annual Meeting. All of the nominees proposed for election at the 2021 Annual Meeting are current members of the Board, and the Company received no nominations from shareholders for the election of directors to the Board.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. If a nominee is not elected by the requisite vote, he must tender his resignation, and the Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. It is intended that the shares represented by the enclosed proxy card, if executed, dated, and returned without voting instructions, will be voted “FOR” the election of each of the nominees proposed by the Board of Directors.

The following table indicates the names, ages, tenure, and principal professional experience of the current members of our Board of Directors as of April 1, 2021:

Name	Age	Director Since	Principal Professional Experience

Thomas R. Cangemi	52	2020	Banking

Dominick Ciampa	87	1995	Real Estate

Hanif “Wally” Dahya	65	2007	Investment Banking & Manufacturing

Leslie D. Dunn	75	2015	Law

James J. O’Donovan	78	2003	Banking

Lawrence Rosano, Jr.	68	2014	Real Estate

Ronald A. Rosenfeld	81	2012	Real Estate, Government

Lawrence J. Savarese	64	2013	Auditing

John M. Tsimbinos	83	2003	Banking

Robert Wann	66	2008	Banking

PROPOSALS TO BE VOTED ON AT THE MEETING

The following table presents a summary of the various experience, expertise, and/or attributes of our Board members as of April 1, 2021:

Skills, Experience and Attributes of our Board of Directors	Total

Leadership / Executive Management Experience operating in an executive leadership position demonstrating the ability to understand and direct business operations, analyze risk, manage human capital, oversee implementation of organizational change and deliver strategic plans.	10

Financial Services / Banking Industry Board or management experience in retail banking, commercial banking, mortgage lending, mortgage servicing, consumer lending, small business banking, investment banking and/or other financial services.	10

Technology / Systems Leadership and understanding of technology, digital platforms and cyber risk	6

Public Accounting and Financial Reporting Experience assessing or overseeing performance of companies or public accounting firms regarding preparation, auditing or evaluation of financial statements	9

Public Company Corporate Governance Experience serving as a board member or senior executive at a public company and/or experience with public company governance issues, policies and best practices.	10

Business Operations and Strategic Planning Experience setting long-term corporate vision and goals, developing products and services, evaluating competitive position and assessing progress toward achievement	10

Compliance / Regulatory / Legal Experience with regulated businesses, regulatory requirement and compliance, legal expertise, and relationships with federal and state agencies.	10

Risk Management Significant understanding and experience with identification, assessment and oversight of risk management programs and practices	7

Real Estate / Housing Board or management experience in multi-family real estate and lending, commercial real estate and lending, construction and industrial real estate and lending, residential mortgage lending, and mortgage servicing	9

Sustainability, Charitable, or other Corporate Responsibility Experience and leadership in embracing corporate responsibility and encouraging a positive impact through philanthropic efforts, volunteering, charitable giving, and other activities related to the environment, consumers, employees, and communities.	5

Human Capital Management and Compensation Understanding executive compensation issues, succession planning, talent management and development	5

Ethnic, Gender, Nationality, or other Diversity Board members with different attributes relating to, among other things, ethnicity, gender, and nationality.	3

PROPOSALS TO BE VOTED ON AT THE MEETING

DIRECTOR QUALIFICATIONS AND BUSINESS EXPERIENCE

The following provides information about each member of the Company’s Board of Directors, including their business experience, and additional information about the specific experience, qualifications, attributes, or skills that led to the Board’s conclusion that each should serve as a director of the Company.

Nominees:

Thomas R. Cangemi

Director since: 2020 Age: 52

Thomas R. Cangemi serves as Chairman, President, and Chief Executive Officer of New York Community Bancorp, Inc. and New York Community Bank. He was appointed President and CEO effective December 31, 2020 and was named Chairman effective March 26, 2021. Prior to this, Mr. Cangemi served as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank since April 5, 2005. He joined the Company on July 31, 2001 as Executive Vice President and Director of the Capital Markets Group, and was named Senior Executive Vice President on October 31, 2003.

Prior to joining the Company, Mr. Cangemi was Executive Vice President, Chief Financial Officer, and Treasurer of both Richmond County Financial Corp. and Richmond County Savings Bank. Before joining Richmond County in 1997, Mr. Cangemi served as Senior Vice President, Chief Financial Officer, and Corporate Secretary of Continental Bank, a commercial bank based in Garden City, New York and, previously, as Director of Corporate SEC Reporting for an electronics corporation in Boca Raton, Florida. From 1993 to 1996, Mr. Cangemi was Vice President and Chief Financial Officer of Sunrise Bancorp, a publicly traded thrift headquartered on Long Island. Previously, Mr. Cangemi was a member of the SEC Professional Practice Group of KPMG Peat Marwick serving financial institutions. Mr. Cangemi holds a B.B.A. from the School of Professional Accountancy at Dowling College, and is a certified public accountant and a member of the AICPA.

Mr. Cangemi serves as Treasurer and a member of the Board of Directors of both the Richmond County Savings Foundation and the New York Community Bank Foundation. In addition, Mr. Cangemi is a member of the Board of Trustees of The Whaling Museum & Education Center of Cold Spring Harbor. Previously, Mr. Cangemi was a Board member and a member of the Development Committee of the Long Island Children’s Museum, on the Board of Directors of Friends of the Arts, a member of the Council of Overseers of the Tilles Center for the Performing Arts; and a member of the Board of Trustees of the East Woods School.

Mr. Cangemi’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Hanif (“Wally”) Dahya

Director since: 2007 Age: 65

Mr. Dahya is the Chief Executive Officer of The Y Company LLC, a private investment firm that focuses on emerging-market companies in the information, communications, financial, and environmental services industries. The company also is involved in distressed assets in the emerging markets. Mr. Dahya currently serves as the Board’s Independent Presiding Director as well as the Chairperson for the Compensation Committee of the Company and the Chair of the Commercial Credit and the Salary and Personnel Committees of the Bank.

Prior to forming The Y Company, Mr. Dahya spent 14 years on Wall Street, having started his career in investment banking at E.F. Hutton and Co., Inc. Thereafter, Mr. Dahya was Managing Director at L.F. Rothschild Co. Inc., headed the Mortgage-Backed Securities Group at UBS Securities Inc., and was a partner at Sandler O’Neill + Partners L.P. Mr. Dahya previously served as an independent director of TerraForm Power, Inc. and TerraForm Global, Inc., affiliated companies which own clean power generation assets for utility, commercial, and residential customers.

Mr. Dahya is a graduate of Harvard Business School and earned his undergraduate degree at Loughborough University of Technology in the United Kingdom.

With his extensive financial and risk management experience in investments, capital markets, asset and liability management, emerging markets, real estate, and bank and thrift investments, Mr. Dahya provides the Board with valuable insight on these and others matters that are beneficial to the Company in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Compensation (Chair) Nominating and Corp. Governance Risk Assessment Commercial Credit (Bank Board) (Chair)

James J. O’Donovan

Director since: 2003 Age: 78

Mr. O’Donovan was named Chief Lending Officer of the Community Bank in January 1987 and of the Company in July 1993. From November 1, 2003 through January 31, 2005, Mr. O’Donovan served as Senior Executive Vice President and Chief Lending Officer of the Company and Community Bank, having previously held the corporate titles of Executive Vice President from 2001 and Senior Vice President from 1987. Following his retirement on January 31, 2005, Mr. O’Donovan served as a senior lending consultant to the Company and Community Bank from February 1, 2005 until February 1, 2008.

Mr. O’Donovan’s experience as a former executive officer of the Company and as current Chairman of the Mortgage and Real Estate Committee of the Community Bank Board not only brings valuable management and leadership skills, extensive industry knowledge, and business acumen to the Board, but also significant insight in overseeing matters critical to the Company’s lending businesses. Mr. O’Donovan’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Mortgage & Real Estate (Bank Board) (Chair) Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Current Directors:

Dominick Ciampa

Director since: 1995 Age: 87

Mr. Ciampa is the founder of, and a former Partner in, the Ciampa Organization, a Queens-based real estate development and management firm founded in 1975 which continues to be operated by other family members. A member of the Boards of Directors of the Company and the Bank since 1995. Mr. Ciampa previously served as non-executive Chairman of the Board from January 3, 2011 to January 5, 2021.

Mr. Ciampa also served as Chairman of the Mortgage and Real Estate Committee of the Bank from 2003 through 2010, and has since served as a member of that committee and of the Commercial Credit Committee of the Community Bank since its formation. Mr. Ciampa also serves as a member of the Audit, Nominating and Corporate Governance, and Risk Assessment Committees of the Company and the Bank.

Mr. Ciampa is also a Director of the New York Community Bank Foundation and the Richmond County Savings Foundation. In addition, Mr. Ciampa served as the President of the Queens Chamber of Commerce from 1989 to 1991.

Mr. Ciampa’s combined experience with the Company, and in leading a large commercial real estate development firm with significant ownership interests in our markets, brings valuable insight to the Board in overseeing a wide range of banking and real estate matters, in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Nominating and Corp. Governance Risk Assessment Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

Leslie D. Dunn

Director since: 2015 Age: 75

Ms. Dunn has been an independent member of the Boards of Directors of the Company and the Bank since 2015, and currently serves as Chair of the Nominating and Corporate Governance Committee of the Company and the Bank and is a member of the Audit and Risk Assessment Committees of the Company and the Bank as well as a member of the Compensation Committee of the Company.

An experienced executive, legal, and governance professional, Ms. Dunn was recently appointed to the Board of Directors of GrafTech International Ltd. (NYSE: EAF), a leading manufacturer of high quality graphite electrode products to the steel industry, in August 2020. Ms. Dunn previously served as an independent director of the Federal Home Loan Bank of Cincinnati from 2007 until completing her term of service in 2020. Additionally, Ms. Dunn previously served as an independent director of E&H Family Group, Inc., an Ohio-based business that operates chains of retail stores, serving as the Chair of that company’s Compensation Committee and as a member of its Finance Committee. Ms. Dunn’s board experience also includes over 15 years as a director of Telarc International Corporation, a Grammy Award-winning recording company.

From 1997 through 2004, Ms. Dunn was Senior Vice President of Business Development at Cole National Corporation, a New York Stock Exchange-listed specialty retailer with over 10,000 employees and 3,000 locations in Canada, Europe, and the United States. Her responsibility focused on implementation of the Company’s acquisition growth strategy. Ms. Dunn also served as Cole’s General Counsel and Secretary, overseeing the company’s government relations and law departments, ensuring its compliance with SEC regulations, and serving as principal corporate governance advisor to the board. Prior to joining Cole, Ms. Dunn was a partner in the Business Practice Group in the Cleveland office of Jones Day, a global law firm with more than 40 locations, and before then, was a partner in the corporate practice of Squire Sanders & Dempsey (now Squire Patton Boggs), also in Cleveland.

A graduate of Case Western Reserve University School of Law, Ms. Dunn is also an active civic leader and philanthropist in her home state of Ohio, including serving as the President and Trustee of the David and Inez Myers Foundation, the immediate past President of the Board of the Cleveland Museum of Contemporary Art, a Life Trustee and Past Chair of the Mt. Sinai Health Care Foundation, a Trustee of the Jewish Federation of Cleveland, and past Co-Chair of the Northeast Ohio Chapter of Women Corporate Directors. Ms. Dunn’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

In addition, Ms. Dunn previously served as a member of the Advisory Board of the New York Community Bank’s Ohio Savings Bank Division until its disbandment during the first quarter of 2019.

Committees: Audit Compensation Nominating and Corp. Govern. (Chair) Board Development Subcommittee (Chair) Risk Assessment Other Public Company Directorships: GrafTech International Ltd.

PROPOSALS TO BE VOTED ON AT THE MEETING

Lawrence Rosano, Jr.

Director since: 2014 Age: 68

Mr. Rosano has been an independent member of the Boards of the Company and Community Bank since July 22, 2014. He currently serves as the Chairman of the Risk Assessment Committee of the Company and the Community Bank and is a member on the Nominating and Corporate Governance Committees of the Company and the Bank. Mr. Rosano also serves as a member on the Compensation Committee of the Company as well as on the Mortgage and Real Estate, Commercial Credit, and Salary and Personnel Committees of the Community Bank.

Since May 1974, Mr. Rosano has served as a principal, owner, and operator of various real estate development and management businesses in the New York metropolitan area, including Associated Development Corp. (since 1984), Associated Properties, Inc. (since 2002), and 460 Grand Street Realty LLC (since August 2013). In addition, he is currently a member of the Board of the Queens & Bronx Building Association, a regional trade group for which he formerly served as president.

Additionally, in November 2016 he was appointed a member of the Contractor & Expert Committee of the MS4 Policy Group formed by the New York City Department of Environment & Protection, the Urban Green Council, and the Real Estate Board of New York whose mission is to develop a storm water management program for the City of New York in order to make it compliant with the New York State and Federal standard for MS4 Stormwater Permitting Process.

With his extensive experience in real estate development and executive management, Mr. Rosano brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Compensation Nominating and Corp. Governance Board Development Subcommittee Risk Assessment (Chair) Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Ronald A. Rosenfeld

Director since: 2012 Age: 81

Mr. Rosenfeld has been a member of the Boards of Directors of the Company, the Community Bank, and the former Commercial Bank since January 1, 2012, and previously served as Chairman of the Advisory Board of the Community Bank’s Ohio Savings Bank division until its disbandment in the first quarter of 2019. Mr. Rosenfeld also served as Chairman of the Federal Housing Finance Board from 2005 through 2008. From 2001 through 2004, he was President of the Government National Mortgage Association. In addition to serving four years as Secretary of Commerce for the State of Oklahoma, Mr. Rosenfeld previously served one year as Deputy Assistant Secretary for Corporate Finance at the U.S. Treasury Department. Before joining the Treasury Department, he spent three years at the Department of Housing and Urban Development, having served as the Deputy Assistant Secretary for Single-Family Housing, Acting Deputy Assistant Secretary for Multi-Family Housing, and General Deputy Assistant Secretary for the Office of Housing-Federal Housing Commissioner. Prior to his career in public service, Mr. Rosenfeld was an executive with the investment banking firms, Prescott, Ball & Turben, Inc. in Cleveland, Ohio, and Zappala & Company in Pittsburgh, Pennsylvania, and the president of a company that developed more than 10,000 apartment units and managed approximately 6,000 apartment units in a six-state region.

A graduate of Harvard Law School and The Wharton School, University of Pennsylvania, Mr. Rosenfeld also lends his expertise to several not-for-profit organizations in the housing, education, and cultural arenas. In addition to serving on the Housing Commission of the Bi-Partisan Policy Center, Mr. Rosenfeld is a Trustee of Howard University. With his extensive experience in housing and development, corporate finance, and investment banking, Mr. Rosenfeld brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Nominating and Corp. Governance Board Development Subcommittee Risk Assessment

Lawrence J. Savarese

Director since: 2013 Age: 64

Mr. Savarese has been a member of the Boards of Directors of the Company, the Community Bank, and the former Commercial Bank since March 4, 2013. From 1978 through 2012, Mr. Savarese was with the independent public accounting firm KPMG LLP. For 19 years, he was an Audit Partner in KPMG’s Financial Services Practice, serving as partner in charge of audits of both community banks (including the Company and the Community Bank) and international banks with branches and agencies in the United States. During this time, Mr. Savarese served as KPMG’s representative to the New York Bankers Association and The Institute of International Bankers.

From 2008 to 2012, Mr. Savarese served as Audit Partner, Risk Management, for KPMG’s Advisory Practice, where he managed risk at KPMG and developed and applied complex risk management objectives; risk management policies for model development; advisory service protocols in connection with certain requirements of the Public Company Accounting Oversight Board; policies for internal controls over financial reporting services provided to non-audit clients; and reviewed engagement letters and management risk performance.

Prior to his retirement in 2012, Mr. Savarese was an Audit Partner in KPMG’s Global Services Centre, where he designed and developed the standardized approach for auditing banks now used by the firm’s Global Bank Practice. With his extensive experience in accounting principles, financial reporting rules and regulations, commercial banking, risk management, and corporate finance, Mr. Savarese brings valuable insight to both the Board and to his role as Chairman of the Audit Committee of the Board and as a member of the Board’s Risk Assessment, Compensation, and Nominating and Corporate Governance Committees in overseeing a wide range of banking and financial reporting matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit (Chair) Compensation Nominating and Corp. Governance Risk Assessment Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

John M. Tsimbinos

Director since: 1999 Age: 83

Mr. Tsimbinos has been a member of the Boards of Directors of the Company and the Community Bank since the merger of Roslyn Bancorp, Inc. with and into the Company and of the Roslyn Savings Bank with and into the Community Bank on October 31, 2003. In addition, he served as a member of the Board of Directors of the former Commercial Bank since its establishment on December 30, 2005 and was a member of the Atlantic Bank Divisional Board until its disbandment during the first quarter of 2021. From 1999 until the merger with the Company, Mr. Tsimbinos served as Chairman of the Board of Roslyn Bancorp and as Vice Chairman of the Board of The Roslyn Savings Bank until his retirement in July 2002.

Prior to Roslyn’s acquisition of TR Financial Corp. in February 1999, Mr. Tsimbinos was the Chairman of the Board and Chief Executive Officer of Roosevelt Savings Bank, a position he assumed in 1983. He also served as Chairman of the Board and Chief Executive Officer of TR Financial Corp. from the time of its inception in 1993. In addition to his service to the Company, the Community Bank, and the former Commercial Bank, Mr. Tsimbinos served on the Board of the Federal Home Loan Bank of New York from 1989 through 1995 and as Vice Chairman of the Board for two three-year terms.

Mr. Tsimbinos holds a B.A. from the City College of New York, an M.B.A. from the Baruch School of Business and Public Administration, and is a graduate of the Program for Management Development at Harvard University. Also, Mr. Tsimbinos was a lecturer in Economics at Queens College for a number of years, teaching courses in Basic Economics, Money and Banking, and Corporate Finance. As the former Chairman of the Board and Chief Executive Officer of two bank holding companies and savings banks, Mr. Tsimbinos offers a wealth of management experience, business understanding, and knowledge of banking regulations along with a deep understanding of the role of the Board of Directors. Additionally, Mr. Tsimbinos’ prior experience as a senior executive officer of a publicly traded bank holding company has given him front-line exposure too many of the issues facing the Company as well as extensive and valuable experience in overseeing, among other matters, the Company’s banking business.

Committees: Compensation Nominating and Corp. Governance Risk Assessment Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

Robert Wann

Director since: 2007 Age: 66

Mr. Wann has been the Senior Executive Vice President and Chief Operating Officer of the Company since 2003. Prior to his appointment as Chief Operating Officer, Mr. Wann served as the Company’s Chief Financial Officer. Mr. Wann is a key member of the management team that led the Company’s conversion to stock form in 1993. Mr. Wann has played, and continues to play, a crucial role in the development and growth of the Company, including in connection with the numerous strategic business combinations it has undertaken.

Mr. Wann is a member of the American Bankers Association and the New York Bankers Association, and serves on the Board of Directors of various organizations. A graduate of Queens College with a degree in accounting, Mr. Wann is on the Board of Trustees of the Queens College Foundation and is a past Chairman of its Audit Committee. An active member of the community, Mr. Wann previously served as president of the Flushing Central Lions Club and as a member of the Board of Trustees of the Queens Museum of Art, and currently serves on the Board of Directors of a private charitable foundation based in New York.

With over 30 years of experience at the Company, Mr. Wann has a deep understanding and thorough knowledge of the Company, its subsidiaries, and its lines of business. Mr. Wann has consistently demonstrated his leadership abilities and his commitment to the Company through his long service in numerous roles. Mr. Wann’s extensive financial and operating experience, commitment, knowledge, and leadership make him well-suited to serve on the Board and contribute to its objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

BUSINESS EXPERIENCE OF NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

John T. Adams. Mr. Adams was appointed Executive Vice President and Chief Lending Officer on January 1, 2020. Prior to this appointment, Mr. Adams has served in positions of increasing responsibility at New York Community Bank since joining the Company in 2000 in conjunction with its acquisition of Haven Bancorp, Inc., parent of CFS Bank, where he began his career in 1983. Most recently, Mr. Adams served as Executive Vice President and Chief Credit Officer, managing credit risk and credit risk administration to ensure the Bank’s asset quality is acceptable. Overall he has over 36 years of banking, lending and credit experience.

PROPOSALS TO BE VOTED ON AT THE MEETING

Previously and throughout his tenure with the Company, Mr. Adams assumed senior roles including retail branch management, commercial mortgage lending, originations and construction lending management. In 2013, his role was expanded to include Chief Administration Officer duties where he oversaw the day to day operations of the Bank’s Lending Department before being named Chief Credit Officer in 2017.

Mr. Adams holds a Bachelor’s Degree in Business Management from New York Institute of Technology and a Post Graduate Degree from the National School of Banking with Honors. Mr. Adams is a member of the New York Mortgage Bankers Association, the Queens, Bronx, and Long Island Builders Association, Chairman of the Board for the Cleary School for the Deaf, and is a Board Member of the New York Community Bank Foundation and Catholic Charities of Rockville Centre.

John J. Pinto. Mr. Pinto has served as the Chief Financial Officer of the Company and Community Bank since December 31, 2020 and was appointed to Senior Executive Vice President on February 5, 2021. Mr. Pinto joined the Company on July 31, 2001 in connection with the Richmond County merger, and served as Senior Vice President, and then First Senior Vice President, in the Capital Markets Group. From April 5, 2005 until December 31, 2020, Mr. Pinto served as Executive Vice President and Chief Accounting Officer of the Company.

Prior to joining the Company, Mr. Pinto served as Senior Vice President and General Auditor of Richmond County Financial Corp. and Richmond County Savings Bank. From 1997 to 1998, Mr. Pinto served as Director, Financial Reporting at American Express Bank, a multinational bank based in New York City. From 1993 to 1997, he was a member of the Financial Services Group of Ernst & Young, LLP, based in New York City, providing auditing and consulting services to financial institutions throughout the Northeast.

Mr. Pinto holds a Bachelor’s degree from Fairfield University. He is a certified public accountant and a member of the AICPA. Mr. Pinto serves as a member of the Board of Directors of the Noble Maritime Collection in Staten Island.

DIRECTOR SUCCESSION

The Nominating and Corporate Governance Committee of the Board periodically reviews with the Board the skills and characteristics appropriate for Board members. The Board seeks diversity in its members with respect to background, skills and expertise, industry knowledge, experience, gender, age, race, and ethnicity. In accordance with the Company’s Bylaws, an individual may not be elected, appointed, or nominated as a Director after December 31 of the year in which an individual attains the age of 80, provided, however, that the Board, by written resolution approved by a majority of the disinterested members of the whole Board, may exclude an incumbent director from such age limitation. The Board members of the Company’s Board are the same members of the Community Bank’s Board of Directors, each of whom are elected annually by the Company Board. The Community Bank’s Bylaws also provide the same age limitation considerations as the Company’s Bylaws and, as a result, the Nominating and Corporate Governance Committee of the Community Bank’s Board discusses and considers such age limitation of all incumbent members each year. As part of its nomination discussions this year, the Community Bank’s Board granted Directors Ciampa, Rosenfeld, and Tsimbinos a one-year exception to the Director mandatory retirement age. The Board determined that, particularly in light of the disruptions and challenges created by the pandemic, maintaining stability at the Board level was in the best interests of the Company and its stakeholders.

DIRECTORS’ COMPENSATION

➢ Our Approach to Director Compensation

Our directors are compensated with three basic objectives in mind:

✓

The director compensation program should recognize the significant amount of work expected from a director at an institution the size of the Company, taking into account the significant time commitment necessary to prepare for meetings that cover complex strategic and operational matters and the duration and frequency of such meetings.

✓

The director compensation program should include a meaningful equity component that helps align the interests of directors with our shareholders and should encourage retention of equity through stock ownership guidelines.

✓	The structure of the program should be transparent to shareholders so they can understand the business reasons for specific director compensation decisions.

Our directors fulfill a critical oversight role for the Company and the Community Bank, in part, through their service on board committees that have been assigned specific functional responsibilities. We believe it is important for our shareholders to understand the significant extent to which our directors engage directly with the business of the Company and its subsidiaries through our Company Board and, particularly, our Community Bank board committees, and how the structure and level of our board compensation directly reflects the unique characteristics of our Board. The directors’ high level of engagement reflects both

PROPOSALS TO BE VOTED ON AT THE MEETING

an awareness of their responsibilities as directors of a publicly traded financial institution that operates within a complex business and regulatory environment and the Company’s desire to take advantage of the breadth of their experience in areas of critical importance to the Company’s business, such as commercial real estate lending.

The frequency of Community Bank committee meetings is directly related to specific operational needs. Directors who serve on the Community Bank’s Mortgage and Real Estate Committee and/or the Commercial Credit Committee are directly involved in credit management, loan review and loan administration. The committee members work closely with key management personnel in the lending area to ensure that lending activity is consistent with the Community Bank’s lending policies and committee members are direct participants in the loan approval process through review of loan proposals, analysis of borrower due diligence findings and inspection of properties that serve as loan collateral. This partnership of experienced directors and experienced lending professionals is a key factor in the Community Bank’s success and is directly reflected in the Community Bank’s minimal exposure to loan losses. The commitment of our directors to the success of our lending operation is demonstrated by the fact that the committees meet almost weekly throughout the year. Each meeting represents a substantial time commitment for committee members (typically in the range of 3-6 hours), requiring not only attendance at each meeting but significant preparation in advance of each meeting to facilitate an understanding of each loan subject to committee approval. The Company’s key committees, such as the Audit, Risk Assessment and Compensation, also meet frequently to ensure appropriate oversight of the areas that fall within the scope of their respective charters. Given the complexity of the matters considered by these committee, these meetings also require significant preparation and a significant time commitment for each meeting.

➢ 2020 Director Compensation Review

The Compensation Committee has carefully monitored changes in the structure of director pay programs industry-wide and among our peers as part of the Committee’s annual review of director pay. The annual review is designed to identify and incorporate best practices while ensuring that the program is aligned with our director pay objectives. The Committee also considers the cost of the director compensation program on an individual director basis and on an aggregate basis.

Based on the 2021 review, the Committee initiated a significant restructuring of the director compensation program in effect during 2020. The 2021 review confirmed the prevalence of retainer-only pay at the board level among our peers and a growing trend toward the elimination of committee meeting fees in favor of retainer-only pay at the committee level. Recognizing these developments, the Committee adopted a retainer-only approach to director compensation at the Company board and committee level. Under the new program, which became effective on January 1, 2021, each board member receive separate retainers for board and committee service with premium retainers paid to the Company chair, lead director and committee chairs. The chair and lead director do not receive separate compensation for committee service. Finally, the Committee revised director equity grant practices by providing for more uniform grants among similarly situated directors and by shortening the vesting period for director equity awards to one year, in each case reflecting trends identified by the Committee during the annual review.

The Committee did not, however, modify the compensation structure for board members who serve on the Community Bank’s lending-related committees. The Committee determined that the current structure directly supports the Company’s business model and appropriately recognizes the significant time commitment associated with service on the lending-related committees, both factors that justify a level of pay that is consistent with the demands placed on committee members. The Committee concluded that a change in the compensation structure could undermine the long-standing and highly successful practice of involving directors with management on a weekly basis in the core lending business.

PROPOSALS TO BE VOTED ON AT THE MEETING

➢ 2020 Director Compensation

The following table provides details of the 2020 compensation received by directors of the Company for service on the Company Board and the board of the Community Bank. Directors who are also employees do not receive separate compensation for their service on the Board.

Non-Employee Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Dominick Ciampa	$250,000	$159,995	$35,302	$445,297

Hanif “Wally” Dahya	103,950	100,000	40,776	244,726

Leslie D. Dunn	105,750	40,000	7,959	153,709

Michael J. Levine(3)	159,600	100,000	106,026	365,626

James J. O’Donovan(4)	86,400	100,000	196,687	383,087

Lawrence Rosano, Jr.	88,200	40,000	151,941	280,141

Ronald A. Rosenfeld	103,950	40,000	7,041	150,991

Lawrence J. Savarese	161,400	100,000	43,026	304,426

John M. Tsimbinos	90,000	60,000	94,021	244,021

(1)

In accordance with SEC disclosure requirements for equity compensation, the reported amount represents the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. All 2020 awards were made in the form of restricted stock vesting over a five-year period.

(2)	The following table sets forth the components of the All Other Compensation column in 2020:

Director	Dividends on Unvested Restricted Stock ($)	Community Bank Committee Retainers, Meeting Fees and Inspection Fees (a) ($)	Perquisites ($)		Total ($)

Mr. Ciampa	$35,302	—	—		$35,302

Mr. Dahya	21,426	19,350	—		40,776

Ms. Dunn	7,959	—	—		7,959

Mr. Levine	21,426	84,600	—		106,026

Mr. O’Donovan	21,256	159,300	16,131	(b)	196,687

Mr. Rosano, Jr.	7,041	144,900	—		151,941

Mr. Rosenfeld	7,041	—	—		7,041

Mr. Savarese	21,426	21,600	—		43,026

Mr. Tsimbinos	9,421	84,600	—		94,021

a.

Mortgage and Real Estate Committee members receive a $1,350 fee for each meeting attended. In 2020, the Committee held 51 meetings. Mr. O’Donovan, who serves as Chairman of the Committee, also receives a quarterly retainer of $18,750. As part of the Committee’s loan review process, directors receive fees in connection with their inspection of properties that collateralize certain loans. The fees are $2,000 for a full day and $1,500 for a half day inspection. Commercial Credit Committee members receive a $450 fee for each meeting attended. In 2020, the Committee held 50 meetings.

b.

To facilitate the performance of his duties as Chairman of the Mortgage and Real Estate Committee, the Community Bank paid certain costs associated with Mr. O’Donovan’s membership in a golf club. No other director had perquisites in excess of $10,000.

(3)	Mr. Levine retired from the Board of Directors of the Company on March 26, 2021.
(4)

Upon his retirement as a senior executive officer of the Company in 2006, Mr. O’Donovan entered into a retirement agreement with the Company providing for supplemental retirement compensation and his acceptance of certain restrictive covenants relating to his future business activities in the banking industry. In 2020, he received monthly payments of $39,583 under the agreement.

Director Compensation Schedule. Effective April 1, 2020, directors of the Company received a quarterly retainer of $10,350 and a fee of $2,250 per Board meeting attended. Directors also received fees ranging from $450 to $1,800 for each committee meeting attended. The Chairs of the Audit and Risk Assessment Committees received a quarterly retainer of $18,750 but did not receive meeting fees. The former Company Chairman, Mr. Ciampa, received a quarterly retainer of $62,500 but did not receive Board or committee meeting fees. As described above, this schedule was replaced in 2021 with a compensation program that relies solely on retainers for Board and committee service.

PROPOSALS TO BE VOTED ON AT THE MEETING

Director Stock Ownership Guidelines. Our directors are subject to stock ownership guidelines that require them to hold Company stock with a value equal to five times their annual cash retainer. All non-employee directors are either in compliance with this requirement or within the phase-in period applicable to new directors.

Director Benefits. The Company provides limited life insurance coverage for directors. Mr. Ciampa participates in a legacy director retirement plan that was sponsored by the Community Bank. No other directors are eligible to participate in the plan.

Director Equity Compensation. Directors participate in the Company’s equity compensation programs and such awards are an integral part of each director’s annual compensation. Prior to the 2021 revision of the director compensation program as described above, awards were made in the form of restricted stock that vested over a five-year period. Awards are determined by the Compensation Committee and confirmed by the full Board. Beginning with the 2021 equity grants, the vesting schedule was reduced to one year based on the Committee’s consideration of peer practices. The 2020 director equity grants are included in the Director Compensation Table.

Compensation Committee Interlocks and Insider Participation. No executive officer of the Company or the Community Bank serves, or has served, as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company. No executive officer of the Company or the Community Bank serves, or has served, as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms (including interest rates and collateral) and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons. Furthermore, they must not involve more than the normal risk of repayment or present other unfavorable features. The Community Bank, from time to time, may make mortgage loans to its directors, officers, and employees, including consumer loans or loans to purchase or refinance personal residences, and may make loans secured by income-producing properties to entities in which a director or officer has an ownership interest (or, in the case of directors, a management interest), provided that all such loans are made in accordance with federal banking laws and are made in the ordinary course of business; do not involve a more than normal risk of collectability, or present other unfavorable features; and are made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons. The Community Bank has made a commercial loan, in accordance with the criteria set forth above, with a principal balance of $2,850,000 and an initial interest rate of 4.375% to Pacific Norse LLC, a limited liability company owned by former director Michael Levine’s son, which was considered a problem loan at December 31, 2020. The largest aggregate amount of principal outstanding on the loan was $2,489,255 during the year ended December 31, 2020. During the year ended December 31, 2020, no principal nor interest was paid on the loan. The Community Bank obtained a judgment of foreclosure on the loan, the principal balance of which totaled $1,829,959 at the time of foreclosure after recognizing a charge-off of $659,296, with foreclosure sale of the collateral property pending as of December 31, 2020. The Company has also obtained a personal judgment against the borrower.

From time to time, in accordance with written policies, the Board of Directors reviews a summary of the Company’s transactions with its directors and executive officers and with firms that employ directors, as well as any other related-person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable, and within Company policy, and should be ratified and approved. The Board of Directors also reviews any transactions reported to the Board by the Company’s Corporate Secretary that are required to be reported under SEC regulations. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to the Company’s Code of Business Conduct and Ethics and other business standards applicable to them, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest (financial or otherwise) which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between the Company, its customers, suppliers, or competitors.

The Company determined that Mr. Ficalora used his Company issued credit card for certain home furnishings totaling approximately $1.3 million between February and July 2020. Mr. Ficalora fully reimbursed the Company before the Company was obligated to pay any corresponding credit card invoice. The Company’s written policies regarding the use of Company issued credit cards do not authorize the personal use of such credit cards; our internal controls identified and addressed the matter. The Company has determined that the credit card charges were extensions of credit to Mr. Ficalora because the Company was a co-guarantor on the credit card used. The largest balance attributed to these purchases was $408,162. There was no outstanding balance nor indebtedness relating to these purchases after August 31, 2020.

PROPOSALS TO BE VOTED ON AT THE MEETING

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Delinquent Section 16(a) Reports. Based solely on its review of copies of the reports of ownership furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2020 fiscal year, its executive officers and directors complied with applicable reporting requirements for transactions in the Company’s securities.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020 was KPMG LLP. The Company’s Audit Committee has reappointed KPMG LLP to continue as the independent registered public accounting firm of the Community Bank and the Company for the year ending December 31, 2021, subject to ratification of such appointment by the Company’s shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders present at the Annual Meeting. If the ratification and appointment of the independent registered public accounting firm is not approved by shareholders at the Annual Meeting, the Audit Committee will consider other independent registered accounting firms.

     Unless marked to the contrary, the shares represented by the enclosed proxy card, if properly signed and dated, will be voted FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

     The Audit Committee will consider on a case-by-case basis and, if appropriate, approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. Alternatively, the Audit Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the independent registered public accounting firm. In 2020, all audit-related services, tax services, and other services were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Savarese, Ciampa, Dahya, Rosenfeld, and Ms. Dunn, all of whom are non-employee, independent directors, and operates under a written charter adopted by the Board of Directors.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements to generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm for 2020. Management has discussed with and represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), including discussing with the Audit Committee in detail the independent registered public accounting firm’s evaluation and conclusions about significant and critical accounting policies and practices, critical accounting estimates, significant unusual transactions, and the Company’s financial reports.

In addition, the Audit Committee has received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm in 2020 were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2021 audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

PROPOSALS TO BE VOTED ON AT THE MEETING

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles, and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021.

The Audit Committee

Lawrence J. Savarese, Chair

Dominick Ciampa

Hanif “Wally” Dahya

Leslie D. Dunn

Ronald A. Rosenfeld

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal years 2020 and 2019, and fees billed for audit-related services, tax services, and all other services rendered by KPMG LLP for fiscal years 2020 and 2019.

	Year Ended
	2020		2019

Audit Fees	$3,155,000	(1)	$2,970,000	(1)

Audit-Related Fees	189,000	(2)(4)	198,000	(2)(3)

Tax Fees	75,000	(5)	—

All Other Fees	5,434	(6)	3,500	(7)

(1)

Includes fees for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its financial statements included in the Company’s quarterly reports to shareholders on SEC Form 10-Q.

(2)	Includes fees billed for professional services rendered in connection with audits of the Company’s stock ownership, employee benefit, and retirement plans’ financial statements.
(3)

Includes fees for professional services rendered in connection with the reading of the Company’s Form S-3 related to its Dividend Reinvestment And Stock Purchase Plan and Form S-3 related to its shelf registration statement and providing consents for inclusion of such reports in the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in the prospectuses and in the registration statements filed with the Securities and Exchange Committee on April 12, 2019.

(4)	Includes fees for professional services rendered in connection with a consent report issued with the Company’s filing on Form S-8 for the approved 2020 Omnibus Incentive Plan on August 5, 2020.
(5)	Includes fees for professional services rendered in connection with tax treatment of lending transactions in response to the COVID-19 pandemic.
(6)	Includes fees for renewal of a license for the KPMG Accounting Research Online service and automated disclosure checklist for the period June 30, 2020 to June 30, 2021.
(7)	Includes fees for renewal of a license for the KPMG Accounting Research Online service and automated disclosure checklist for the period June 30, 2019 to June 30, 2020.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 3: ADVISORY VOTE ON APPROVAL OF COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, we provide our shareholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. The Board has determined that shareholders should be provided with this opportunity on an annual basis. This vote, which is often referred to as the “say-on-pay” vote, provides shareholders with the opportunity to endorse or not endorse the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14A of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Compensation Committee annually reviews our executive compensation program to ensure that the program demonstrates a proper alignment of pay and performance, operates within a framework of sound governance and is consistent with industry best practices. The affirmative steps we took in 2018 to realign our executive compensation program with our peers and with industry best practices continued in 2020 with the full implementation of our revised short- and long-term incentive plans. We believe that our current program effectively addresses the material concerns we heard from our shareholders in prior years. As described more fully in the Compensation Discussion and Analysis, our executive compensation program is structured (i) to align of the interests of executives with the interests of our shareholders, (ii) to attract, retain and motivate an effective executive team, (iii) to provide a direct link between pay opportunities and financial results over the short- and long-term and (iv) to reduce incentives for unnecessary and excessive risk-taking. The Board of Directors strongly endorses the Company’s executive compensation practices and asks shareholders to approve the “say-on-on-pay” resolution.

Because your vote on this Proposal is an advisory vote, it is not binding on the Board or the Compensation Committee. However, shareholders should be assured that the Compensation Committee will seriously consider the vote of our shareholders on this Proposal when determining the nature and scope of future executive compensation programs.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 4: PROPOSAL TO PHASE OUT THE CLASSIFIED BOARD BY APPROVING AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY.

     The Board of Directors recommends approval of phasing out the classification of the Board of Directors and providing instead for the annual election of Directors. The Board took into consideration arguments in favor of and against continuation of the classified Board and determined that it is in the Company’s best interests to propose to declassify its Board of Directors.

      In 2016 we encouraged our shareholders to approve an amendment to our Certificate of Incorporation that would eliminate our classified Board structure and allow all directors to be elected annually. The proposed amendment did not receive the requisite vote required to pass, and our Board of Directors has continued to assess the potential for the adoption of such a measure at a future annual meeting.

      At the 2020 Annual Meeting of the Company’s shareholders, our shareholders approved a proposal submitted by one of our common shareholders requesting that the Board of Directors take the steps necessary to eliminate the classified board structure in the Company’s Amended and Restated Certificate of Incorporation. Approximately 85% of shares that were voted by our shareholders at the 2020 Annual Meeting were voted to approve the proposal.

In advocating against the shareholder proposal at the 2020 Annual Meeting, the Board explained its belief that the classified structure creates stability and continuity, not only in the Board but also in the overall management of the business of the Company However, after careful consideration of the vote results at the 2020 Annual Meeting and the Company’s discussions with shareholders as part of our 2020 shareholder engagement program, the Board is again recommending amendments to our Certificate of Incorporation to phase out the classified board structure and provide for the annual election of Directors, with the full Board being completely declassified and subject to annual election by 2024.

The Board recommends this Proposal 4 due in significant part to the results of the shareholder proposal which passed at the 2020 Annual Meeting and the feedback received from shareholders during the course of the Company’s 2020 shareholder outreach efforts.

However, the Board also recognizes that annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to such shareholders. Annual election of directors provides a particularly powerful shareholder right because the Company has adopted majority voting for the election of directors.

Under Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes, as nearly equal in number as possible, composed of directors each serving terms of office of three years. If the proposed measure is approved by our shareholders in 2021, the directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the 2021 annual meeting, would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. If the proposed measure is approved, beginning with the 2024 Annual Meeting of Shareholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms. If the proposed measure is not approved by the shareholders, the Board will remain classified and our directors will continue to be subject to the Certificate of Incorporation’s current classification. The proposed amendments to the Certification of Incorporation to phase out the classification of the board of directors and provide for the annual election of directors will be approved if 80% of the shares outstanding are voted in favor of the proposal and the proposal will become effective upon the filing of the amendments with the Secretary of State of the State of Delaware.

Proposed amendments to Article SIXTH, Section A are set forth below.

A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, ~~with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter~~ with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders ~~following such initial classification and election,~~ held before the 2022 annual meeting of stockholders, the class of Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire

PROPOSALS TO BE VOTED ON AT THE MEETING

at the third succeeding annual meeting of stockholders after their election. At each annual meeting of stockholders commencing with the 2022 annual meeting of stockholders, Directors elected to succeed those Directors whose terms then expire shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2024 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease. If the number of Directors is changed prior to the 2022 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of Directors is increased at or following the 2024 annual meeting of stockholders, any additional Director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of Directors remove or shorten the term of any incumbent Director. ~~with~~ eEach Director ~~to~~ shall hold office for the term for which elected and until his or her successor shall have been duly elected and qualified.

Proposed amendments to Article SIXTH, Section B are set forth below.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, except that Directors elected to fill vacancies after the 2024 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

VOTE REQUIRED FOR APPROVAL

The proposed amendments to phase out the classified board structure and provide for the annual election of directors of the Company’s Amended and Restated Certificate of Incorporation will be approved if 80% of the shares outstanding as of the Record Date are voted in favor of the Proposal and the Proposal will become effective upon the filing of the amendments to our Certificate of Incorporation with the Secretary of State of the State of Delaware following the receipt of shareholder approval of the proposed amendments.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 5: SHAREHOLDER PROPOSAL REQUESTING BOARD ACTION TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY GRANTING SHAREHOLDERS THE RIGHT TO ACT BY WRITTEN CONSENT.

The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021.

Mr. Steiner owns at least 500 shares of our common stock.

Shareholder Proposal

Proposal 5 – Adopt a Mainstream Shareholder Right – Written Consent

Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at Dover Corporation and 88%-support at AT&T.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

For instance Dominick Ciampa, age 86, was rejected by 81 million votes in 2020 and Mr. Lawrence Rosano was rejected by 57 million votes. In spite of such strong rejection Mr. Ciampa is untouchable by a shareholder vote again until he is age 89.

Directors John Tsimbinos age 82, Ronald Rosenfeld age 80 and James O’Donovan age 77 would only be up for election once in 3-years.

Corporate governance reform, such as this proposal, is important for New York Community Bancorp since our stock is now down from $17 in 2015 and down from $34 in 2004.

A shareholder right to act by written consent still affords NYCB management a strong defense for a management holdout position against a majority of shareholders. Any action taken by written consent would still need 68% supermajority approval from the shares that normally cast ballots at the NYCB annual meeting to equal the required majority vote from all NYCB shares outstanding.

With the avalanche of bare bones online shareholder meetings in 2020 shareholder engagement and management transparency have taken a big hit. Shareholders are so restricted in online meetings that management will never want a return to the more transparent in-person shareholder meeting format. This is all the more reason to support this corporate governance reform.

Shareholders are restricted in making their views known at online shareholder meetings because all constructive questions and comments can be screened out by management. For instance the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management, if need be, since tightly controlled online shareholder meetings are the Death Valley of shareholder engagement and management transparency.

Please vote yes:

Adopt a Mainstream Shareholder Right – Written Consent – Proposal 5

[END OF SHAREHOLDER PROPOSAL]

PROPOSALS TO BE VOTED ON AT THE MEETING

The Board’s Statement in Opposition

The Board of Directors believes that that proposal is not in the best interests of shareholders and recommends a vote “Against” the proposal for the following reasons:

✓  The Company is Committed to High Standards of Corporate Governance and Accountability.

✓  Holding Shareholder Meetings is the Most Transparent and Fair Way for Shareholders to Take Action and Promotes and Protects Shareholder Interests.

The Board of Directors recommends that shareholders vote against this shareholder proposal for a number of reasons, as discussed below.

The Company is Committed to High Standards of Corporate Governance and Accountability

      Our Board, as stewards of shareholder interests, is committed to maximizing long-term shareholder value creation and to maintaining sound corporate governance principles consistent with current rules and practices. Under the leadership of the Nominating and Corporate Governance Committee, we have concentrated significant efforts and resources on ensuring that our overall corporate governance practices serve the best interests of the Company and its shareholders, focusing on the changing needs for financial institution boards in the current regulatory environment and taking into consideration the governance policies and practices of our peers. As a result, in recent years, we have, among other things, adopted a proxy access bylaw provision and, although ultimately not approved by shareholders, proposed the elimination of supermajority voting provisions in our Certificate of Incorporation and Bylaws. We are also asking shareholders to approve at the Annual Meeting an amendment to our Certificate of Incorporation that would eliminate our classified Board structure and allow all directors to be elected annually.

As part of our commitment to corporate governance and shareholder accountability, we have also developed an active shareholder outreach program to better understand the views and concerns of our large shareholders. Contrary to the proponent’s claim that shareholder engagement and management transparency “have taken a big hit” in 2020, we continued to emphasize our shareholder outreach program, and continued to encourage shareholder participation in the program, during 2020. Consistent with past years, during 2020, our shareholder outreach program consisted of regular management dialogue with the investor community and formal outreach by our independent Board members to institutional shareholders. As part of the Management Outreach Program, our executive management team met with shareholders or prospective shareholders from 102 discrete institutions during 2020. In addition, as part of our Board Outreach Program, we contacted our 25 largest stockholders, who represented approximately 66.13% of our then-outstanding shares during 2020. Of those contacted, investors representing over 23% of the then-outstanding shares made themselves available to speak with us, including 3 of our 10 largest shareholders. During the entirety of our 2020 shareholder engagement process, not a single shareholder with whom we communicated advocated for a written consent proposal such as the one contemplated by the proponent.

We have also demonstrated a history of responding to shareholder feedback, and have voluntarily implemented numerous corporate governance enhancements in recent years in response to our shareholder outreach program. For example, in response to feedback received from our shareholder outreach program, beginning in 2019, we have included greater specifics in our annual meeting proxy statement on the scope of our shareholder outreach efforts and on the feedback we received, including with respect to shareholder views regarding our compensation programs. In addition, following the Company’s 2018 annual meeting of shareholders, shareholder feedback indicated that the Company’s Compensation Committee should be refreshed. In response to that feedback, our Board appointed three new members of the Compensation Committee, replacing the previous Chairman and all other members. For more information on our shareholder engagement efforts during 2020, see “Shareholder Outreach and Recent Initiatives.”

Our management and Board value direct and transparent engagement with our shareholders and regularly seek opportunities to obtain feedback in connection with our governance, management compensation, and strategies. We embrace shareholder engagement as an important tenet of good governance and we value the views of our shareholders and other stakeholders. As a result, our Board believes that our existing shareholder outreach program provides a more effective means for shareholders to raise important matters outside the normal annual meeting cycle, such as the election of a new director, than the measures set forth in the proponent’s proposal.

PROPOSALS TO BE VOTED ON AT THE MEETING

Holding Shareholder Meetings is the Most Transparent and Fair Way for Shareholders to Take Action and Promotes and Protects Shareholder Interests

Our Board further believes that holding meetings with proper notice whereby all shareholders may deliberate and discuss the proposed actions, receive and consider the Company’s position, and then vote their shares is the most transparent and fair way for shareholders to take action. Currently, under the Company’s Certificate of Incorporation and Bylaws, shareholders must receive advance notice of any matter that the Company, or a shareholder, wishes to present for a shareholder vote and the matter must then be presented at a meeting of shareholders. The transparency and fairness of these procedural requirements permits all shareholders to consider, discuss and vote on all pending shareholder actions. In contrast, the measures set forth in the proponent’s proposal would permit a small group of Company shareholders, who would not owe any fiduciary duties to other shareholders, to initiate action with no prior notice to the Company or other shareholders. As a result, the measures set forth in the proponent’s proposal would prevent all shareholders from having an opportunity to deliberate in an open and transparent manner and to be presented with, and consider, the Company’s position for or against an action and any other arguments related to a proposed action.

Furthermore, allowing shareholder action by written consent could also lead to substantial confusion and disruption for shareholders, with potentially multiple, even conflicting, written consents being solicited by multiple shareholder groups. In addition, this approach may prevent shareholders from receiving accurate and complete information on important pending actions. It would also deny the Board the opportunity to consider the merits of the proposed action and to suggest alternatives for shareholder evaluation.

Historically, we have held annual meetings of shareholders in person. Our shareholder meetings have included a presentation from management and a robust question and answer exchange with shareholders. However, due to the health and safety concerns resultant of the COVID-19 pandemic, we like many other companies, held our 2020 annual meeting virtually. This was the first virtual shareholder meeting in the Company’s history. As they will be this year, all shareholders in attendance at last year’s meeting were permitted and encouraged to submit questions for response at the meeting. During the question and answer phase of the 2020 annual meeting, fifteen meaningful questions regarding the Company’s operations and strategies were received and answered. As a result of the COVID-19 pandemic’s continued presence in New York and across the country, for the safety of our shareholders, employees, directors and partners, we will again use an interactive virtual meeting platform for the Annual Meeting. Yet despite the proponent’s contention that shareholder participation is restricted in the context of an online meeting, our Board believes that shareholder meetings are the most transparent and fair way for shareholders to take action, regardless of whether the shareholder meeting is held in person or online. Shareholders will be afforded the same rights and opportunities to participate in this year’s online meeting as they would at an in-person meeting. They will be permitted to ask questions during the meeting, and we will answer as many questions as time permits. This ensures that, even at a virtual meeting of shareholders, shareholders are provided with the important opportunity to adequately consider, discuss and vote on all proposals before the shareholders at the Annual Meeting. Nevertheless, we look forward to the opportunity to return to in person annual meetings once the COVID-19 pandemic has passed.

Conclusion

The Board believes that the proposal’s request for the Company to take action to the necessary steps to permit shareholders to take action by written consent is unnecessary and not in the best interests of shareholders. The Board, therefore, recommends a vote AGAINST this proposal.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

Why am I being provided this proxy statement?

This proxy statement summarizes information you need to know in order to vote at the 2021 Annual Meeting of Shareholders. The 2021 Annual Meeting of Shareholders of New York Community Bancorp, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2021 on May 26, 2021 at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). This proxy statement is being sent to you because the Board of Directors (the “Board of Directors” or “Board”) of the Company is soliciting your proxy to vote your shares of common stock of the Company (the “Common Stock”) at the Annual Meeting. On or about April 16, 2021, the proxy statement and proxy materials, or a notice advising how to access these documents online, will be sent to shareholders of record as of April 1, 2021. The 2020 Annual Report to Shareholders, which includes the Annual Report on Form 10-K featuring the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 accompanies this proxy statement.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. One or more of the Company’s directors will serve as the designated proxy to cast the votes submitted by the Company’s shareholders at the Annual Meeting.

What is a proxy statement?

It is a document that the Company is required to give you, or provide you with access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when asking you to designate proxies to vote your shares of the Common Stock at a meeting of shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and the rules of the New York Stock Exchange (the “NYSE”).

On what matters are the shareholders of record voting?

The shareholders of record will vote on the following proposals:

Proposal 1: Election of Directors. In Proposal 1, three director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a majority of the votes cast, meaning that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” that nominee, with broker non-votes and abstentions not counted as a vote cast either “FOR” or “AGAINST” that nominee. Shares not voted will have no impact on the election of directors. A properly executed proxy marked “FOR ALL” of the four nominees for director will be voted for each of the nominees, unless you mark the proxy card, or select the corresponding option in the electronic form, “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card, or selecting the corresponding option in the electronic form, “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card, or selecting the corresponding option in the electronic form, “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to any nominees you may specify.

Proposal 2: Ratification of Auditors. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 2, a proposal to ratify the reappointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.

Proposal 3: Approval, on a non-binding advisory basis, of the Company’s Named Executive Officer Compensation. As to the advisory approval of the 2020 Named Executive Officer compensation, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the card, or select the corresponding option in the electronic form, to (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on the proposal. To approve Proposal 3, the affirmative vote of a majority of the votes cast at the Annual Meeting is required. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented. Your vote on Proposal 3 is an advisory vote, which means that the Company and the Board of Directors are not required to take any action based on the outcome of the vote.

Proposal 4: Phase out the classified Board of Directors by approving amendments to the Amended and Restated Certificate of Incorporation. To be approved, at least 80 percent of the shares outstanding as of the record date must vote in favor of Proposal 4, a proposal phasing out the classification structure of the Board of Directors and providing instead for the annual

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

election of directors. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card and shares underlying broker non-votes or in excess of the Limit (as described below) will count as a vote against the proposal.

Proposal 5: A shareholder proposal, as described herein, if properly presented at the meeting, requesting Board action to provide for shareholder action by written consent. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 5. In connection with each such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card or corresponding option in the electronic form and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.

As discussed below, under NYSE Rules, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on any non-routine proposal (Proposals 1 and 3 through 5) without your specific instructions.

Who may vote and what constitutes a quorum at the meeting?

The close of business on April 1, 2021 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

In order to conduct the Annual Meeting, shareholders of record of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as being present and entitled to vote for purposes of determining a quorum. Broker “non-votes” are counted as being present and entitled to vote for purposes of determining a quorum only for routine matters. In the event that there are not sufficient shares present for a quorum, or votes to approve or ratify any management proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

How many votes do I have?

The securities that may be voted at the Annual Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors (in a cumulative voting system, each shareholder would be entitled to one vote per share multiplied by the number of directors to be elected). The total number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 465,074,384.

How do I vote?

A shareholder may vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/NYCB2021 and completing a ballot while the polls are open. You will need the control number printed on your proxy card, voting instruction form, or notice. A shareholder may also vote in advance of the Annual Meeting by using a proxy to authorize a proxy to vote on his or her behalf. There are three ways to use a proxy:

Mail: If you received your proxy materials by mail, you may vote by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. You are urged to indicate your votes in the spaces provided on the proxy card.

Internet: You may access the proxy materials on the Internet at www.proxyvote.com and follow the instructions on the proxy card or on the Notice of Internet Availability.

Telephone: You may call toll free at 1-800-690-6903 and follow the instructions on the proxy card or on the Notice of Internet Availability.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and allow shareholders to provide their voting instructions and confirm that the instructions have been properly recorded. Specific instructions for shareholders of record who wish to vote their proxies over the Internet or by telephone are set forth on the proxy card for the Annual Meeting.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

The Company encourages shareholders to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for the Company.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

When is my vote required?

The following table indicates the date and times for voting deadlines in connection with the proposals for this year’s annual meeting:

If You Are:	And You Are Voting by:	Your Vote Must Be Received:

A shareholder of record	Mail	Prior to the Meeting Date, no later than May 25, 2021
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 25, 2021

A street name holder	Mail	Prior to the Meeting Date, no later than May 25, 2021
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 25, 2021

A participant in Company Benefit Plans	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 20, 2021

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

How are the proxy materials delivered?

The Company is again reducing its costs by taking advantage of SEC rules that allow companies to furnish proxy materials to shareholders primarily through the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who (i) own shares directly in the Company (“shareholders of record”) and not through a broker, bank, or intermediary directly to their mailing address unless they have directed the Company to provide the materials in a different manner or (ii) hold shares of Common Stock through the Company’s stock-based benefit plans. See Benefit Plan Voting below. Shareholders whose shares are held for them by brokerage firms, banks, or other intermediaries (“beneficial owners”) will have the proxy materials or the Notice forwarded to them by the intermediary that holds their shares. The Notice provides instructions on how to access and review all of the important information contained in the Company’s proxy statement and 2020 Annual Report to Shareholders, as well as how to cast your vote, over the Internet.

Shareholders who receive the Notice and who would still like to receive a printed copy of the Company’s proxy materials, including the 2020 Annual Report to Shareholders, can find instructions for requesting these materials included in the Notice. The Company plans to mail the Notice to shareholders on April 16, 2021.

What is a broker non-vote?

If you hold your shares in “street name” (i.e., through a broker, bank, or other nominee), it is critical that you cast your vote if you want it to count in the election of directors. SEC regulations currently prohibit brokers or nominees to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, with respect to the proposal to approve, on a non-binding advisory basis, the Company’s named executive officer compensation, or with respect to the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation, or with respect to the shareholder proposal, if properly presented, no votes will be cast on your behalf with respect to these matters. These uncast “votes” are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2).

What effect do broker non-votes and abstentions have?

A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as Proposals 1 and 3 through 5) because your broker does not have your authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for a non-routine proposal. However, when a proposal requires the affirmative vote of a percentage of the Company’s outstanding shares entitled to vote in order to be approved (such as Proposal 4), a broker non-vote will have the same effect as a vote against the proposal.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

If you abstain from voting on Proposals 1 and 3 through 5, your vote will be counted as present for determining whether a quorum exists but will not be treated as cast for or against that matter.

What if I sign and date my proxy but do not provide voting instructions?

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If you are a shareholder of record and do not provide voting directions, signed and dated proxy cards will be voted as follows:

•	FOR the election of each of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company;

•	FOR approval of the Named Executive Officer compensation;

•

FOR the approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws of the Company eliminating the classified board structure to be replaced with an annual election structure; and

•	AGAINST approval of a shareholder proposal, if properly presented.

Other than the matters listed on the attached Notice of 2021 Annual Meeting of Shareholders, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, execution of a proxy or voting online or by telephone confers on the designated proxy holder discretionary authority to vote the shares represented by the proxy in accordance with his or her best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the meeting.

May I revoke my proxy?

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, by voting online or by telephone on a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself constitute revocation of your proxy.

Who pays the costs of soliciting proxies?

The cost of the solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Equinti (US) Services LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $6,500 plus out-of-pocket expenses. Proxies also may be solicited, personally or by telephone, by directors, officers, and other employees of the Company and its subsidiary, New York Community Bank (the “Community Bank” or the “Bank”), without receipt of additional compensation.

The Company also will request that persons, firms, and corporations holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such holders for their reasonable expenses in doing so.

If your Company shares are held in street name, your broker, bank, or other nominee will provide you with instructions that must be followed in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that was provided by your broker or bank with this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form, you will need to contact your broker or bank in order to do so.

What is the admission policy for the Annual Meeting?

Attendance at the Annual Meeting is limited to:

(1) shareholders of record of Common Stock;

(2) beneficial holders of Common Stock; and

(3) authorized representatives of entities who are beneficial holders of Common Stock.

You will be able to attend the meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on May 26, 2021 and will remain available until the meeting has ended.

What is the Limit on voting securities?

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

Based solely on information in reports filed with the SEC, certain persons or entities are known by management to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of the Record Date and in some cases have indicated beneficial ownership of up to 10% of the Common Stock outstanding as of that date. If such owners were to increase their holdings above 10% or if other shareholders were to acquire beneficial ownership of shares in excess of that amount, they would not be entitled to any vote with respect to the shares held in excess of 10%.

Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors. The inspectors of election will not be employed by, or be directors of, the Company or any of its affiliates.

BENEFIT PLAN VOTING

Active employee-participants in the Company benefit plans who hold Common Stock will receive an e-mail that contains a link to this proxy statement, along with procedures to follow in order to vote the shares of Common Stock credited to each participant’s account under the Company benefit plans and the shares of Common Stock (if any) held independent of the Company benefit plans. Retired and inactive employee-participants will receive their proxy materials via U.S. mail. Benefit plan voting instructions will be delivered to the trustee for the Company benefit plans and the shares will be voted as directed by participants. Shares for which no voting instructions are provided or are not timely received by the Company will be voted by the trustee for the Company’s tax-qualified plans holding Common Stock in the same proportion as the voting instructions the trustee receives from other participants or, in the case of the Company’s equity incentive plans, as directed by the Company. Benefit plan voting instructions must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to those persons or entities known by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on April 1, 2021. Other than those persons or entities listed below, the Company is not aware of any person or entity or group that beneficially owned more than 5% of the Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	52,352,569	(1)	11.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	40,800,185	(2)	8.79%

Barrow Hanley Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, Texas 75201	29,554,926	(3)	6.37%

(1)	Based solely on information filed in a Schedule 13G with the SEC on January 27, 2021.
(2)	Based solely on information filed in a Schedule 13G/A with the SEC on February 11, 2021.
(3)	Based solely on information filed in a Schedule 13G with the SEC on February 11, 2021.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Shareholder Proposals

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2022, a shareholder proposal must be received by the Corporate Secretary of the Company, at the address set forth on page 21 of this proxy statement, no later than December 17, 2021. If such annual meeting is held on a date more than 30 days from May 26, 2022, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposal will be subject to the proxy rules adopted by the SEC.

Proxy Access Nominations

Any shareholder (or group of no more than 20 shareholders) meeting the Company’s continuous ownership requirements set forth in our Bylaws who wishes to nominate a candidate or candidates for election for up to 20% of our Board and to require the Company to include such nominee(s) in our 2021 proxy statement, must submit such nomination and request by no earlier than November 17, 2021 nor later than December 17, 2021. The nomination and supporting materials must also comply with the requirements set forth in our By-laws for inclusion of director nominees in the proxy statement.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company, a copy of which may be obtained from the Company, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by, or at the direction of, the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Corporate Secretary of the Company not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the date on which the Company’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made.

Attendance at the Annual Meeting

The 2021 Annual Meeting of Shareholders will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2021. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021. We will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on May 26, 2021 and will remain available until the meeting has ended.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the members of the Proxy Committee to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

Online Delivery of Proxy and Other Materials

We have elected to take advantage of SEC rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that these rules allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also reducing the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

ADDITIONAL INFORMATION

Since April 16, 2021, the proxy materials for the 2021 Annual Meeting (which include the 2020 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by telephone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2020 Annual Report to Shareholders and the Notice of 2021 Annual Meeting of Shareholders and Proxy Statement on the Investor Relations portion of our Company website, www.myNYCB.com.

We encourage all of our shareholders who have Internet access to receive future proxy materials online rather than through the U.S. mail delivery system. By electing to receive our materials electronically, you will be supporting our efforts to reduce expenses and thus add to shareholder value. Other benefits of this service include:

✓

Receiving shareholder communications, including the Company’s annual report to shareholders and proxy statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail;

✓	Enjoying easier access to convenient online voting; and

✓	Eliminating bulky paper documents from your personal files.

Householding of Proxy Statements and Annual Reports

The SEC has adopted rules that permit companies to mail a single proxy statement and a single annual report to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves the Company money by reducing excess printing costs. You may have been identified as living at the same address as another Company shareholder. If this is the case, and unless the Company receives contrary instructions from you, we will continue to “household” your proxy statement and annual report for the reasons stated above.

If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report has been delivered, and you would like to receive your own copy of this proxy statement and the annual report, you may obtain them electronically from the Investor Relations portion of our website, www.myNYCB.com, by selecting “SEC Documents”; by contacting the Investor Relations Department of the Company by phone (516-683-4420) or by e-mail (ir@myNYCB.com); or by writing to the Investor Relations Department of the Company and indicating that you are a shareholder at a shared address and would like an additional copy of each document.

If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Computershare, Inc. by phone at (866) 293-6077, by mail at P.O. Box 505000, Louisville, KY, 40233-5000, or online at www.computershare.com/investor. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank, or other nominee.

If, on the other hand, you are a shareholder of record sharing an address, and are receiving multiple copies of this proxy statement or the annual report, please contact Computershare Ltd. at the number or addresses listed above so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares, and you wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank, or other nominee so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, accompanies this proxy statement. An additional copy will be furnished without charge to shareholders upon written request to New York Community Bancorp, Inc., Investor Relations Department, 615 Merrick Avenue, Westbury, New York 11590.

By Order of the Board of Directors,

Westbury, New York April 16, 2021	R. Patrick Quinn Executive Vice President, General Counsel and Corporate Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED

TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Annex H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2021

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission File Number 1-31565

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1377322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(Registrant’s telephone number, including area code) (516) 683-4100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Depository Shares each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

465,063,850

Number of shares of common stock outstanding at May 3, 2021

NEW YORK COMMUNITY BANCORP, INC.

FORM 10-Q

Quarter Ended March 31, 2021

GLOSSARY

BASIS POINT

Throughout this filing, the year-over-year changes that occur in certain financial measures are reported in terms of basis points. Each basis point is equal to one hundredth of a percentage point, or 0.01%.

BOOK VALUE PER COMMON SHARE

Book value per common share refers to the amount of common stockholders’ equity attributable to each outstanding share of common stock, and is calculated by dividing total stockholders’ equity less preferred stock at the end of a period, by the number of shares outstanding at the same date.

BROKERED DEPOSITS

Refers to funds obtained, directly or indirectly, by or through deposit brokers that are then deposited into one or more deposit accounts at a bank.

CHARGE-OFF

Refers to the amount of a loan balance that has been written off against the allowance for credit losses on loans and leases.

COMMERCIAL REAL ESTATE LOAN

A mortgage loan secured by either an income-producing property owned by an investor and leased primarily for commercial purposes or, to a lesser extent, an owner-occupied building used for business purposes. The CRE loans in our portfolio are typically secured by either office buildings, retail shopping centers, light industrial centers with multiple tenants, or mixed-use properties.

COST OF FUNDS

The interest expense associated with interest-bearing liabilities, typically expressed as a ratio of interest expense to the average balance of interest-bearing liabilities for a given period.

CRE CONCENTRATION RATIO

Refers to the sum of multi-family, non-owner occupied CRE, and acquisition, development, and construction (“ADC”) loans divided by total risk-based capital.

DEBT SERVICE COVERAGE RATIO

An indication of a borrower’s ability to repay a loan, the DSCR generally measures the cash flows available to a borrower over the course of a year as a percentage of the annual interest and principal payments owed during that time.

DERIVATIVE

A term used to define a broad base of financial instruments, including swaps, options, and futures contracts, whose value is based upon, or derived from, an underlying rate, price, or index (such as interest rates, foreign currency, commodities, or prices of other financial instruments such as stocks or bonds).

DIVIDEND PAYOUT RATIO

The percentage of our earnings that is paid out to shareholders in the form of dividends. It is determined by dividing the dividend paid per share during a period by our diluted earnings per share during the same period of time.

EFFICIENCY RATIO

Measures total operating expenses as a percentage of the sum of net interest income and non-interest income.

GOODWILL

Refers to the difference between the purchase price and the fair value of an acquired company’s assets, net of the liabilities assumed. Goodwill is reflected as an asset on the balance sheet and is tested at least annually for impairment.

GOVERNMENT-SPONSORED ENTERPRISES

Refers to a group of financial services corporations that were created by the United States Congress to enhance the availability, and reduce the cost of, credit to certain targeted borrowing sectors, including home finance. The GSEs include, but are not limited to, the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and the Federal Home Loan Banks (the “FHLBs”).

GSE OBLIGATIONS

Refers to GSE mortgage-related securities (both certificates and collateralized mortgage obligations) and GSE debentures.

INTEREST RATE SENSITIVITY

Refers to the likelihood that the interest earned on assets and the interest paid on liabilities will change as a result of fluctuations in market interest rates.

INTEREST RATE SPREAD

The difference between the yield earned on average interest-earning assets and the cost of average interest-bearing liabilities.

LOAN-TO-VALUE RATIO

Measures the balance of a loan as a percentage of the appraised value of the underlying property.

MULTI-FAMILY LOAN

A mortgage loan secured by a rental or cooperative apartment building with more than four units.

NET INTEREST INCOME

The difference between the interest income generated by loans and securities and the interest expense produced by deposits and borrowed funds.

NET INTEREST MARGIN

Measures net interest income as a percentage of average interest-earning assets.

NON-ACCRUAL LOAN

A loan generally is classified as a “non-accrual” loan when it is 90 days or more past due or when it is deemed to be impaired because we no longer expect to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, we cease the accrual of interest owed, and previously accrued interest is reversed and charged against interest income. A loan generally is returned to accrual status when the loan is current and we have reasonable assurance that the loan will be fully collectible.

NON-PERFORMING LOANS AND ASSETS

Non-performing loans consist of non-accrual loans and loans that are 90 days or more past due and still accruing interest. Non-performing assets consist of non-performing loans, OREO and other repossessed assets.

OREO AND OTHER REPOSSESSED ASSETS

Includes real estate owned by the Company which was acquired either through foreclosure or default. Repossessed assets are similar, except they are not real estate-related assets.

RENT-REGULATED APARTMENTS

In New York City, where the vast majority of the properties securing our multi-family loans are located, the amount of rent that tenants may be charged on the apartments in certain buildings is restricted under rent-stabilization laws. Rent-stabilized apartments are generally located in buildings with six or more units that were built between February 1947 and January 1974. Rent-regulated apartments tend to be more affordable to live in because of the applicable regulations, and buildings with a preponderance of such rent-regulated apartments are therefore less likely to experience vacancies in times of economic adversity.

REPURCHASE AGREEMENTS

Repurchase agreements are contracts for the sale of securities owned or borrowed by the Bank with an agreement to repurchase those securities at an agreed-upon price and date. The Bank’s repurchase agreements are primarily collateralized by GSE obligations and other mortgage-related securities, and are entered into with either the FHLBs or various brokerage firms.

SYSTEMICALLY IMPORTANT FINANCIAL INSTITUTION (“SIFI”)

A bank holding company with total consolidated assets that average more than $250 billion over the four most recent quarters is designated a “Systemically Important Financial Institution” under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) of 2010, as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018.

WHOLESALE BORROWINGS

Refers to advances drawn by the Bank against its line(s) of credit with the FHLBs, their repurchase agreements with the FHLBs and various brokerage firms, and federal funds purchased.

YIELD

The interest income associated with interest-earning assets, typically expressed as a ratio of interest income to the average balance of interest-earning assets for a given period.

LIST OF ABBREVIATIONS AND ACRONYMS

ACL—Allowance for Credit Losses on Loans and Leases	FDI Act—Federal Deposit Insurance Act
ADC—Acquisition, development, and construction loan	FDIC—Federal Deposit Insurance Corporation
ALCO—Asset and Liability Management Committee	FHLB—Federal Home Loan Bank
AMT—Alternative minimum tax	FHLB-NY—Federal Home Loan Bank of New York
AmTrust—AmTrust Bank	FOMC—Federal Open Market Committee
AOCL—Accumulated other comprehensive loss	FRB—Federal Reserve Board
ASC—Accounting Standards Codification	FRB-NY—Federal Reserve Bank of New York
ASU—Accounting Standards Update	Freddie Mac—Federal Home Loan Mortgage Corporation
BOLI—Bank-owned life insurance	FTEs—Full-time equivalent employees
BP—Basis point(s)	GAAP—U.S. generally accepted accounting principles
CARES Act—Coronavirus Aid, Relief, and Economic Security Act	GLBA—The Gramm Leach Bliley Act
C&I—Commercial and industrial loan	GNMA—Government National Mortgage Association
CCAR—Comprehensive Capital Analysis and Review	GSEs—Government-sponsored enterprises
CDs—Certificates of deposit	HQLAs—High-quality liquid assets
CECL—Current Expected Credit Loss	LIBOR—London Interbank Offered Rate
CFPB—Consumer Financial Protection Bureau	LSA—Loss Share Agreements
CMOs—Collateralized mortgage obligations	LTV—Loan-to-value ratio
CMT—Constant maturity treasury rate	MBS—Mortgage-backed securities
CPI—Consumer Price Index	NIM—Net interest margin
CPR—Constant prepayment rate	NOL—Net operating loss
CRA—Community Reinvestment Act	NPAs—Non-performing assets
CRE—Commercial real estate loan	NPLs—Non-performing loans
Desert Hills—Desert Hills Bank	NPV—Net Portfolio Value
DIF—Deposit Insurance Fund	NYSDFS—New York State Department of Financial Services
DFA—Dodd-Frank Wall Street Reform and Consumer Protection Act	NYSE—New York Stock Exchange
DSCR—Debt service coverage ratio	OCC—Office of the Comptroller of the Currency
EAR—Earnings at Risk	OFAC—Office of Foreign Assets Control
EPS—Earnings per common share	OREO—Other real estate owned
ERM—Enterprise Risk Management	PPP—Paycheck Protection Program loans administered by the Small Business Administration
EVE—Economic Value of Equity at Risk	SEC—U.S. Securities and Exchange Commission
Fannie Mae—Federal National Mortgage Association	SIFI—Systemically Important Financial Institution
FASB—Financial Accounting Standards Board	TDRs—Troubled debt restructurings

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Cash and cash equivalents	$2,722,915	$1,947,931
Securities:
Debt securities available-for-sale ($1,242,310 and $1,278,177 pledged at March 31, 2021 and December 31, 2020, respectively) (Allowance for credit losses of $0 at March 31, 2021 and December 31, 2020)	6,177,905	5,813,333
Equity investments with readily determinable fair values, at fair value	15,801	31,576

Total securities	6,193,706	5,844,909

Loans held for sale	141,435	117,136
Loans and leases held for investment, net of deferred loan fees and costs	43,125,139	42,883,598
Less: Allowance for credit losses on loans and leases	(197,758)	(194,043)

Total loans and leases held for investment, net	42,927,381	42,689,555
Total loans and leases held for investment and held for sale, net	43,068,816	42,806,691
Federal Home Loan Bank stock, at cost	698,984	714,005
Premises and equipment, net	282,407	287,447
Operating lease right-of-use assets	262,196	266,864
Goodwill	2,426,379	2,426,379
Bank-owned life insurance	1,165,765	1,164,196
Other real estate owned and other repossessed assets	8,153	8,318
Other assets	827,571	839,380

Total assets	$57,656,892	$56,306,120

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing checking and money market accounts	$12,665,002	$12,610,073
Savings accounts	7,043,602	6,415,608
Certificates of deposit	9,614,298	10,330,680
Non-interest-bearing accounts	4,874,234	3,080,452

Total deposits	34,197,136	32,436,813

Borrowed funds:
Wholesale borrowings:
Federal Home Loan Bank advances	14,302,661	14,627,661
Repurchase agreements	800,000	800,000

Total wholesale borrowings	15,102,661	15,427,661
Junior subordinated debentures	360,362	360,259
Subordinated notes	295,764	295,624

Total borrowed funds	15,758,787	16,083,544

Operating lease liabilities	262,169	266,846
Other liabilities	642,360	677,273

Total liabilities	50,860,452	49,464,476

Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized): Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070 shares issued; and 465,074,384 and 463,901,808 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,103,251	6,122,690
Retained earnings	552,566	494,229
Treasury stock, at cost (25,364,686 and 26,537,262 shares, respectively)	(245,005)	(257,541)
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax of $16,051 and ($25,072), respectively	(41,809)	66,880
Net unrealized loss on pension and post-retirement obligations, net of tax of $20,198 and $21,898, respectively	(54,855)	(59,345)
Net unrealized loss on cash flow hedges, net of tax of $9,658 and $12,519, respectively	(25,452)	(33,013)

Total accumulated other comprehensive loss, net of tax	(122,116)	(25,478)

Total stockholders’ equity	6,796,440	6,841,644

Total liabilities and stockholders’ equity	$57,656,892	$56,306,120

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Interest Income:
Loans and leases	$383,430	$391,911
Securities and money market investments	39,678	49,131

Total interest income	423,108	441,042

Interest Expense:
Interest-bearing checking and money market accounts	8,652	28,564
Savings accounts	6,255	8,934
Certificates of deposit	18,471	79,555
Borrowed funds	72,071	79,522

Total interest expense	105,449	196,575

Net interest income	317,659	244,467
Provision for credit losses	3,569	20,601

Net interest income after provision for credit losses	314,090	223,866

Non-Interest Income:
Fee income	5,539	7,018
Bank-owned life insurance	6,890	7,389
Net (loss) gain on securities	(483)	534
Other	2,461	1,958

Total non-interest income	14,407	16,899

Non-Interest Expense:
Operating expenses:
Compensation and benefits	78,026	79,451
Occupancy and equipment	21,481	17,875
General and administrative	32,894	28,196

Total non-interest expense	132,401	125,522

Income before income taxes	196,096	115,243
Income tax expense	50,500	14,915

Net income	145,596	100,328
Preferred stock dividends	8,207	8,207

Net income available to common shareholders	$137,389	$92,121

Basic earnings per common share	$0.29	$0.20

Diluted earnings per common share	$0.29	$0.20

Net income	$145,596	$100,328
Other comprehensive loss, net of tax:
Change in net unrealized loss on securities available for sale, net of tax of $41,123 and $4,611, respectively	(108,689)	(12,157)
Change in pension and post-retirement obligations, net of tax of ($1,238) and ($19), respectively	3,271	45
Change in net unrealized gain (loss) on cash flow hedges, net of tax of $(1,245) and $13,397, respectively	3,287	(35,888)
Less: Reclassification adjustment for sales of available-for-sale securities, net of tax of $0; $206, respectively	—	(543)
Reclassification adjustment for defined benefit pension plan, net of tax of ($462), ($487), respectively	1,219	1,288
Reclassification adjustment for net gain (loss) on cash flow hedges included in net income, net of tax of ($1,617) and $178, respectively	4,274	(467)

Total other comprehensive loss, net of tax	(96,638)	(47,722)

Total comprehensive income, net of tax	$48,958	$52,606

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

(unaudited)

	Shares Outstanding	Preferred Stock (Par Value: $0.01)	Common Stock (Par Value: $0.01)	Paid-in Capital in Excess of Par	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Loss, Net of Tax	Total Stockholders’ Equity
Three Months Ended March 31, 2021
Balance at December 31, 2020	463,901,808	$502,840	$4,904	$6,122,690	$494,229	$(257,541)	$(25,478)	$6,841,644
Shares issued for restricted stock, net of forfeitures	2,515,942	—	—	(28,051)	—	28,051	—	—
Compensation expense related to restricted stock awards	—	—	—	8,612	—	—	—	8,612
Net income	—	—	—	—	145,596	—	—	145,596
Dividends paid on common stock ($0.17)	—	—	—	—	(79,052)	—	—	(79,052)
Dividends paid on preferred stock ($15.94)	—	—	—	—	(8,207)	—	—	(8,207)
Purchase of common stock	(1,343,366)	—	—	—	—	(15,515)	—	(15,515)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(96,638)	(96,638)

Balance at March 31, 2021	465,074,384	$502,840	$4,904	$6,103,251	$552,566	$(245,005)	$(122,116)	$6,796,440

Three Months Ended March 31, 2020
Balance at December 31, 2019	467,346,781	$502,840	$4,904	$6,115,487	$342,023	$(220,717)	$(32,843)	$6,711,694
Opening retained earnings adjustment(1)	—	—	—	—	(10,468)		—	(10,468)
Adjusted balance, beginning of period					331,555			6,701,226
Shares issued for restricted stock, net of forfeitures	2,321,105	—	—	(22,198)	—	22,198	—	—
Compensation expense related to restricted stock awards	—	—	—	8,251	—	—	—	8,251
Net income	—	—	—	—	100,328	—	—	100,328
Dividends paid on common stock ($0.17)	—	—	—	—	(79,332)	—	—	(79,332)
Dividends paid on preferred stock ($15.94)	—	—	—	—	(8,207)		—	(8,207)
Purchase of common stock	(3,307,183)	—	—	—	—	(37,159)	—	(37,159)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(47,722)	(47,722)

Balance at March 31, 2020	466,360,703	$502,840	$4,904	$6,101,540	$344,344	$(235,678)	$(80,565)	$6,637,385

(1)

Amount represents a $10.5 million cumulative adjustment, net of tax, to retained earnings as of January 1, 2020, as a result of the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which became effective January 1, 2020.

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$145,596	$100,328
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	3,569	20,601
Depreciation	5,357	6,407
Amortization of discounts and premiums, net	1,344	6,384
Net loss (gain) on securities	483	(534)
Gain on trading activity	(94)	—
Net (gain) loss on sales of loans	(744)	4
Stock-based compensation	8,612	8,251
Deferred tax expense	31,279	44,465
Changes in operating assets and liabilities:
Decrease (increase) in other assets(1)	7,891	(34,397)
Decrease in other liabilities(2)	(28,007)	(20,813)
Purchases of securities held for trading	(60,000)	—
Proceeds from sales of securities held for trading	60,094	—
Held for sale originations	(51,766)	—

Net cash provided by operating activities	123,614	130,696

Cash Flows from Investing Activities:
Proceeds from repayment of securities available for sale	495,342	428,098
Proceeds from sales of securities available for sale	—	369,972
Purchase of securities available for sale	(985,594)	(483,789)
Redemption of Federal Home Loan Bank stock	15,601	72,567
Purchases of Federal Home Loan Bank stock	(580)	(88,875)
Proceeds from bank-owned life insurance, net	7,182	1,772
Proceeds from sales of loans	32,929	3,124
Purchases of loans	(20,723)	(26,300)
Other changes in loans, net	(225,019)	(380,427)
Purchases of premises and equipment, net	(317)	(438)

Net cash used in investing activities	(681,179)	(104,296)

Cash Flows from Financing Activities:
Net increase in deposits	1,760,323	315,634
Net increase in short-term borrowed funds	—	1,350,000
Proceeds from long-term borrowed funds	325,000	2,150,000
Repayments of long-term borrowed funds	(650,000)	(3,125,000)
Cash dividends paid on common stock	(79,052)	(79,332)
Cash dividends paid on preferred stock	(8,207)	(8,207)
Treasury stock repurchased	—	(28,924)
Payments relating to treasury shares received for restricted stock award tax payments	(15,515)	(8,235)

Net cash provided by financing activities	1,332,549	565,936

Net increase in cash, cash equivalents, and restricted cash	774,984	592,336
Cash, cash equivalents, and restricted cash at beginning of period	1,947,931	741,870

Cash, cash equivalents, and restricted cash at end of period	$2,722,915	$1,334,206

Supplemental information:
Cash paid for interest	$113,189	$202,459
Cash paid for income taxes	14,005	10,000
Non-cash investing and financing activities:
Transfers to repossessed assets from loans	$—	$120
Securitization of residential mortgage loans to mortgage-backed securities available for sale	20,723	26,300
Transfer of loans from held for investment to held for sale	47,745	3,124
Shares issued for restricted stock awards	28,051	22,198

(1)	Includes $4.7 million and $4.1 million of amortization of operating lease right-of-use assets for the three months ended March 31, 2021 and 2020, respectively.
(2)	Includes $4.7 million and $4.1 million of amortization of operating lease liability for the three months ended March 31, 2021 and 2020, respectively.

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization, Basis of Presentation, and Impact of Recent Accounting Pronouncements

Organization

New York Community Bancorp, Inc. (on a stand-alone basis, the “Parent Company” or, collectively with its subsidiaries, the “Company”) was organized under Delaware law on July 20, 1993 and is the holding company for New York Community Bank (hereinafter referred to as the “Bank”).

Founded on April 14, 1859 and formerly known as Queens County Savings Bank, the Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, at which date the Company issued its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004).

The Bank currently operates 237 branches, 19 of which operate directly under the Community Bank name. The remaining 218 Community Bank branches operate through eight divisional banks: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; AmTrust Bank in Florida and Arizona; and Ohio Savings Bank in Ohio.

Basis of Presentation

The following is a description of the significant accounting and reporting policies that the Company and its subsidiaries follow in preparing and presenting their consolidated financial statements, which conform to U.S. generally accepted accounting principles (“GAAP”) and to general practices within the banking industry. The preparation of financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change in the near term are used in connection with the determination of the allowance for credit losses and the evaluation of goodwill for impairment.

The accompanying consolidated financial statements include the accounts of the Company and other entities in which the Company has a controlling financial interest. All inter-company accounts and transactions are eliminated in consolidation. The Company currently has certain unconsolidated subsidiaries in the form of wholly-owned statutory business trusts, which were formed to issue guaranteed capital securities. See Note 7, Borrowed Funds, for additional information regarding these trusts.

When necessary, certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

Impact of Recent Accounting Pronouncements

Recently Adopted Accounting Standards

The Company adopted ASU No. 2020-04 in the first quarter of 2021 upon issuance. The amendments provide optional expedients and exceptions for certain contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of rate reform. The guidance is effective from the date of issuance until December 31, 2022. If certain criteria are met, the amendments allow exceptions to the designation criteria of the hedging relationship and the assessment of hedge effectiveness during the transition period. To date, the guidance has not had a material impact on the Company’s Consolidated Statements of Condition, results of operations, or cash flows. The Company will continue to assess the impact as the reference rate transition occurs.

The Company adopted ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and its amendments, (“ASU No. 2016-13”) as of January 1, 2020. ASU No. 2016-13 amended guidance on reporting credit losses for assets held on an amortized cost basis and available-for-sale debt securities. For assets held at amortized cost, ASU No. 2016-13 eliminated the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The amendments in ASU No. 2016-13 replaced the incurred loss impairment methodology with a methodology that reflects the measurement of expected credit losses based on relevant information about past events, including historical loss experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. The amendments affected loans, debt securities, trade receivables, off-balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash.

The Company adopted ASU No. 2016-13 on a modified retrospective basis with a cumulative-effect adjustment to retained earnings as of the adoption date and, accordingly, the Company recorded a net of tax decrease of $10.5 million to retained earnings as of January 1, 2020. A prospective transition approach was required for debt securities for which an OTTI had been recognized before the effective date. The effect of the prospective transition approach was to maintain the same amortized cost basis before and after the effective date of ASU No. 2016-13. Amounts previously recognized in accumulated other comprehensive income (loss) as of the date of adoption that relate to improvements in cash flows expected to be collected continue to be accreted into income over the remaining life of the asset. Recoveries of amounts previously written off relating to improvements in cash flows after the date of adoption are recorded in earnings when received.

The Company adopted, on a prospective basis, ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment as of January 1, 2020. ASU No. 2017-04 eliminates the second step of the goodwill impairment test which requires an entity to determine the implied fair value of the reporting unit’s goodwill. Instead, an entity recognizes an impairment loss if the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, with the impairment loss not to exceed the amount of goodwill recorded. ASU No. 2017-04 does not amend the optional qualitative assessment of goodwill impairment.

The adoption of ASU No. 2017-04 did not have a material effect on the Company’s Consolidated Statements of Condition, results of operations, or cash flows. During the three months ended March 31, 2021, the Company assessed the current environment, including the estimated impact of the COVID-19 pandemic on macroeconomic variables and economic forecasts and how those might impact the fair value of its reporting unit. After consideration of the items above and the first three months 2021 results, the Company determined it was not more-likely-than-not that the fair value of its reporting unit was below its book value as of March 31, 2021.

Note 2. Computation of Earnings per Common Share

Basic EPS is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the same method as basic EPS, however, the computation reflects the potential dilution that would occur if outstanding in-the-money stock options were exercised and converted into common stock.

Unvested stock-based compensation awards containing non-forfeitable rights to dividends paid on the Company’s common stock are considered participating securities, and therefore are included in the two-class method for calculating EPS. Under the two-class method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends on the common stock. The Company grants restricted stock to certain employees under its stock-based compensation plan. Recipients receive cash dividends during the vesting periods of these awards, including on the unvested portion of such awards. Since these dividends are non-forfeitable, the unvested awards are considered participating securities and therefore have earnings allocated to them. The following table presents the Company’s computation of basic and diluted EPS for the periods indicated:

	For the Three Months Ended March 31,
(in thousands, except share and per share amounts)	2021	2020
Net income available to common shareholders	$137,389	$92,121
Less: Dividends paid on and earnings allocated to participating securities	(1,795)	(1,170)

Earnings applicable to common stock	$135,594	$90,951

Weighted average common shares outstanding	463,292,906	464,993,970

Basic earnings per common share	$0.29	$0.20

Earnings applicable to common stock	$135,594	$90,951

Weighted average common shares outstanding	463,292,906	464,993,970
Potential dilutive common shares	594,031	418,674

Total shares for diluted earnings per common share computation	463,886,937	465,412,644

Diluted earnings per common share and common share equivalents	$0.29	$0.20

Note 3: Reclassifications out of Accumulated Other Comprehensive Loss

(in thousands)	For the Three Months Ended March 31, 2021
Details about Accumulated Other Comprehensive Loss	Amount Reclassified out of Accumulated Other Comprehensive Loss(1)	Affected Line Item in the Consolidated Statements of Income and Comprehensive Income
Unrealized gains (losses) on available-for-sale securities:	$—	Net gain (losses) on securities
	—	Income tax expense

	$—	Net gain (losses) on securities, net of tax

Unrealized loss on cash flow hedges:	$(5,891)	Interest expense
	1,617	Income tax benefit

	$(4,274)	Net loss on cash flow hedges, net of tax

Amortization of defined benefit pension plan items:
Past service liability	$62	Included in the computation of net periodic credit(2)
Actuarial losses	(1,743)	Included in the computation of net periodic cost(2)

	(1,681)	Total before tax
	462	Income tax benefit

	$(1,219)	Amortization of defined benefit pension plan items, net of tax

Total reclassifications for the period	$(5,493)

(1)	Amounts in parentheses indicate expense items.
(2)	See Note 8, “Pension and Other Post-Retirement Benefits,” for additional information.

Note 4. Securities

The following tables summarize the Company’s portfolio of debt securities available for sale and equity investments with readily determinable fair values at March 31, 2021 and December 31, 2020:

	March 31, 2021
(in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Debt securities available-for-sale
Mortgage-Related Debt Securities:
GSE certificates	$1,183,746	$40,473	$14,901	$1,209,318
GSE CMOs	2,007,855	28,837	50,422	1,986,270

Total mortgage-related debt securities	$3,191,601	$69,310	$65,323	$3,195,588

Other Debt Securities:
U. S. Treasury obligations	$64,993	$5	$—	$64,998
GSE debentures	1,433,280	2,693	67,632	1,368,341
Asset-backed securities(1)	520,111	4,030	3,368	520,773
Municipal bonds	25,715	482	186	26,011
Corporate bonds	870,886	16,594	5,410	882,070
Foreign notes	25,000	993	—	25,993
Capital trust notes	95,621	6,823	8,313	94,131

Total other debt securities	$3,035,606	$31,620	$84,909	$2,982,317

Total debt securities available for sale	$6,227,207	$100,930	$150,232	$6,177,905

Equity Securities:
Mutual funds	15,814	116	129	15,801

Total equity securities	$15,814	$116	$129	$15,801

Total securities(2)	$6,243,021	$101,046	$150,361	$6,193,706

(1)	The underlying assets of the asset-backed securities are substantially guaranteed by the U.S. Government.
(2)	Excludes accrued interest receivable of $14.8 million included in other assets in the Consolidated Statements of Condition.

	December 31, 2020
(in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Debt securities available-for-sale
Mortgage-Related Debt Securities:
GSE certificates	$1,155,436	$54,310	$136	$1,209,610
GSE CMOs	1,786,896	44,691	2,872	1,828,715

Total mortgage-related debt securities	$2,942,332	$99,001	$3,008	$3,038,325

Other Debt Securities:
U.S. Treasury obligations	$64,984	$1	$—	$64,985
GSE debentures	1,158,253	3,998	3,949	1,158,302
Asset-backed securities(1)	530,226	2,576	5,703	527,099
Municipal bonds	25,776	625	90	26,311
Corporate bonds	870,745	17,928	6,447	882,226
Foreign notes	25,000	538	—	25,538
Capital trust notes	95,507	5,540	10,500	90,547

Total other debt securities	$2,770,491	$31,206	$26,689	$2,775,008

Total other securities available for sale	$5,712,823	$130,207	$29,697	$5,813,333

Equity Securities:
Preferred stock	$15,292	$201	$—	$15,493
Mutual funds	15,814	269	—	16,083

Total equity securities	$31,106	$470	$—	$31,576

Total securities(2)	$5,743,929	$130,677	$29,697	$5,844,909

(1)	The underlying assets of the asset-backed securities are substantially guaranteed by the U.S. Government.
(2)	Excludes accrued interest receivable of $14.9 million included in other assets in the Consolidated Statements of Condition.

At March 31, 2021 and December 31, 2020, respectively, the Company had $699.0 million and $714.0 million of FHLB-NY stock, at cost. The Company maintains an investment in FHLB-NY stock partly in conjunction with its membership in the FHLB and partly related to its access to the FHLB funding it utilizes.

The following table summarizes the gross proceeds, gross realized gains, and gross realized losses from the sale of available-for-sale securities during the three months ended March 31, 2021 and 2020:

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Gross proceeds	—	$369,972
Gross realized gains	—	1,811
Gross realized losses	—	1,062

Net losses on equity securities recognized in earnings for the three months ended March 31, 2021 and 2020 were $483,000 and $215,000, respectively.

The following table summarizes, by contractual maturity, the amortized cost of securities at March 31, 2021:

(dollars in thousands)	Mortgage- Related Securities	Average Yield	U.S. Government and GSE Obligations	Average Yield	State, County, and Municipal	Average Yield(1)	Other Debt Securities(2)	Average Yield	Fair Value
Available-for-Sale Debt Securities:
Due within one year	$23,017	3.76%	$75,943	0.54%	$—	—%	$49,817	3.01%	$149,348
Due from one to five years	361,118	3.18	21,924	3.52	—	—	223,181	1.87	637,035
Due from five to ten years	175,554	2.48	238,052	2.16	19,840	3.51	706,390	2.03	1,146,853
Due after ten years	2,631,912	1.98	1,162,354	1.53	5,875	3.33	532,230	1.25	4,244,669

Total debt securities available for sale	$3,191,601	2.16%	$1,498,273	1.61%	$25,715	3.47%	$1,511,618	1.76%	$6,177,905

(1)	Not presented on a tax-equivalent basis.
(2)	Includes corporate bonds, capital trust notes, and asset-backed securities.

The following table presents securities with no related allowance having a continuous unrealized loss position for less than twelve months and for twelve months or longer as of March 31, 2021:

	Less than Twelve Months		Twelve Months or Longer		Total
(in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily Impaired Securities:
GSE certificates	$323,281	$14,901	$—	$—	$323,281	$14,901
GSE CMOs	918,257	50,422	—	—	918,257	50,422
GSE debentures	1,244,721	67,633	—	—	1,244,721	67,633
Asset-backed securities	112,149	405	179,063	2,962	291,212	3,367
Municipal bonds	—	—	8,744	186	8,744	186
Corporate bonds	—	—	319,590	5,410	319,590	5,410
Capital trust notes	—	—	35,601	8,313	35,601	8,313
Equity securities	11,676	129	—	—	11,676	129

Total temporarily impaired securities	$2,610,084	$133,490	$542,998	$16,871	$3,153,082	$150,361

The following table presents securities having a continuous unrealized loss position for less than twelve months and for twelve months or longer as of December 31, 2020:

	Less than Twelve Months		Twelve Months or Longer		Total
(in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily Impaired Securities:
U. S. Treasury obligations	$—	$—	$—	$—	$—	$—
U. S. Government agency and GSE obligations	58,876	136	—	—	58,876	136
GSE certificates	442,207	2,807	73,568	65	515,775	2,872
GSE CMOs	522,441	3,949	—	—	522,441	3,949
Asset-backed securities	—	—	363,618	5,703	363,618	5,703
Municipal bonds	—	—	8,891	90	8,891	90
Corporate bonds	72,024	2,976	246,528	3,471	318,552	6,447
Foreign notes	—	—	—	—	—	—
Capital trust notes	—	—	33,393	10,500	33,393	10,500
Equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$1,095,548	$9,868	$725,998	$19,829	$1,821,546	$29,697

The investment securities designated as having a continuous loss position for twelve months or more at March 31, 2021 consisted of five capital trusts notes, five asset-backed securities, five corporate bonds, and one municipal bond. The investment securities designated as having a continuous loss position for twelve months or more at December 31, 2020 consisted of four agency collateralized mortgage obligations, five capital trusts notes, seven asset-backed securities, three corporate bonds, and one municipal bond.

The Company evaluates available-for-sale debt securities in unrealized loss positions at least quarterly to determine if an allowance for credit losses is required. Based on an evaluation of available information about past events, current conditions, and reasonable and supportable forecasts that are relevant to collectability, the Company has concluded that it expects to receive all contractual cash flows from each security held in its available-for-sale securities portfolio.

We first assess whether (i) we intend to sell, or (ii) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of these criteria is met, any previously recognized allowances are charged off and the security’s amortized cost basis is written down to fair value through income. If neither of the aforementioned criteria is met, we evaluate whether the decline in fair value has resulted from credit losses or other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

None of the unrealized losses identified as of March 31, 2021 or December 31, 2020 relates to the marketability of the securities or the issuers’ ability to honor redemption obligations. Rather, the unrealized losses relate to changes in interest rates relative to when the investment securities were purchased, and do not indicate credit-related impairment. Management based this conclusion on an analysis of each issuer including a detailed credit assessment of each issuer. The Company does not intend to sell, and it is not more likely than not that the Company will be required to sell the positions before the recovery of their amortized cost basis, which may be at maturity. As such, no allowance for credit losses was recorded with respect to debt securities as of or during the three months ended March 31, 2021.

Management has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale debt securities are placed on non-accrual status when we no longer expect to receive all contractual amounts due, which is generally at 90 days past due. Accrued interest receivable is reversed against interest income when a security is placed on non-accrual status.

Note 5. Loans and Leases

The following table sets forth the composition of the loan portfolio at the dates indicated:

	March 31, 2021		December 31, 2020
(dollars in thousands)	Amount	Percent of Loans Held for Investment	Amount	Percent of Loans Held for Investment
Loans and Leases Held for Investment:
Mortgage Loans:
Multi-family	$32,195,256	74.77%	$32,236,385	75.28%
Commercial real estate	7,027,236	16.32	6,835,763	15.96
One-to-four family	208,108	0.48	235,989	0.55
Acquisition, development, and construction	115,947	0.27	89,790	0.21

Total mortgage loans held for investment(1)	39,546,547	91.84	$39,397,927	92.00

Other Loans:
Commercial and industrial	1,610,550	3.74	1,682,519	3.93
Lease financing, net of unearned income of $110,582 and $116,366, respectively	1,898,980	4.41	1,734,824	4.05

Total commercial and industrial loans(2)	3,509,530	8.15	3,417,343	7.98
Other	5,593	0.01	6,520	0.02

Total other loans held for investment(1)	3,515,123	8.16	3,423,863	8.00

Total loans and leases held for investment	$43,061,670	100.00%	$42,821,790	100.00%

Net deferred loan origination costs	63,469		61,808
Allowance for credit losses loans and leases	(197,758)		(194,043)

Total loans and leases held for investment, net	$42,927,381		$42,689,555
Loans held for sale(3)	141,435		117,136

Total loans and leases, net	$43,068,816		$42,806,691

(1)

Excludes accrued interest receivable of $219.0 million and $219.1 million at March 31, 2021 and December 31, 2020, respectively, which is included in other assets in the Consolidated Statements of Condition.

(2)

Includes specialty finance loans and leases of $3.2 billion and $3.0 billion, respectively, at March 31, 2021 and December 31, 2020, and other C&I loans of $350.8 million and $393.3 million, respectively, at March 31, 2021 and December 31, 2020.

(3)	Includes deferred loan origination fees of $3.8 million and $1.7 million at March 31, 2021 and December 31, 2020, respectively.

Loans Held for Investment

The majority of the loans the Company originates for investment are multi-family loans, most of which are collateralized by non-luxury apartment buildings in New York City with rent-regulated units and below-market rents. In addition, the Company originates CRE loans, most of which are collateralized by income-producing properties such as office buildings, retail centers, mixed-use buildings, and multi-tenanted light industrial properties that are located in New York City and on Long Island.

To a lesser extent, the Company also originates ADC loans for investment. One-to-four family loans held for investment were originated through the Company’s former mortgage banking operation and primarily consisted of jumbo adjustable rate mortgages made to borrowers with a solid credit history.

ADC loans are primarily originated for multi-family and residential tract projects in New York City and on Long Island. C&I loans consist of asset-based loans, equipment loans and leases, and dealer floor-plan loans (together, specialty finance loans and leases) that generally are made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide; and other C&I loans that primarily are made to small and mid-size businesses in Metro New York. Other C&I loans are typically made for working capital, business expansion, and the purchase of machinery and equipment.

The repayment of multi-family and CRE loans generally depends on the income produced by the underlying properties which, in turn, depends on their successful operation and management. To mitigate the potential for credit losses, the Company underwrites its loans in accordance with credit standards it considers to be prudent, looking first at the consistency of the cash flows being produced by the underlying property. In addition, multi-family buildings, CRE properties, and ADC projects are inspected as a prerequisite to approval, and independent appraisers, whose appraisals are carefully reviewed by the Company’s in-house appraisers, perform appraisals on the collateral properties. In many cases, a second independent appraisal review is performed.

To further manage its credit risk, the Company’s lending policies limit the amount of credit granted to any one borrower and typically require conservative debt service coverage ratios and loan-to-value ratios. Nonetheless, the ability of the Company’s borrowers to repay these loans may be impacted by adverse conditions in the local real estate market and the local economy. Accordingly, there can be no assurance that its underwriting policies will protect the Company from credit-related losses or delinquencies.

ADC loans typically involve a higher degree of credit risk than loans secured by improved or owner-occupied real estate. Accordingly, borrowers are required to provide a guarantee of repayment and completion, and loan proceeds are disbursed as construction progresses, as certified by in-house inspectors or third-party engineers. The Company seeks to minimize the credit risk on ADC loans by maintaining conservative lending policies and rigorous underwriting standards. However, if the estimate of value proves to be inaccurate, the cost of completion is greater than expected, or the length of time to complete and/or sell or lease the collateral property is greater than anticipated, the property could have a value upon completion that is insufficient to assure full repayment of the loan. This could have a material adverse effect on the quality of the ADC loan portfolio, and could result in losses or delinquencies. In addition, the Company utilizes the same stringent appraisal process for ADC loans as it does for its multi-family and CRE loans.

To minimize the risk involved in specialty finance lending and leasing, the Company participates in syndicated loans that are brought to it, and equipment loans and leases that are assigned to it, by a select group of nationally recognized sources who have long-term relationships with its experienced lending officers. Each of these credits is secured with a perfected first security interest in or outright ownership of the underlying collateral, and structured as senior debt or as a non-cancelable lease. To further minimize the risk involved in specialty finance lending and leasing, each transaction is re-underwritten. In addition, outside counsel is retained to conduct a further review of the underlying documentation.

To minimize the risks involved in other C&I lending, the Company underwrites such loans on the basis of the cash flows produced by the business; requires that such loans be collateralized by various business assets, including inventory, equipment, and accounts receivable, among others; and typically requires personal guarantees. However, the capacity of a borrower to repay such a C&I loan is substantially dependent on the degree to which the business is successful. In addition, the collateral underlying such loans may depreciate over time, may not be conducive to appraisal, or may fluctuate in value, based upon the results of operations of the business.

Included in loans held for investment at March 31, 2021 and December 31, 2020, were loans of $7.0 million and $37.5 million, respectively, to certain officers, directors, and their related interests and parties. There were no loans to principal shareholders at that date.

Asset Quality

A loan generally is classified as a non-accrual loan when it is 90 days or more past due or when it is deemed to be impaired because the Company no longer expects to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, management ceases the accrual of interest owed, and previously accrued interest is charged against interest income. A loan is generally returned to accrual status when the loan is current and management has reasonable assurance that the loan will be fully collectible. Interest income on non-accrual loans is recorded when received in cash. At March 31, 2021 and December 31, 2020, all of our non-performing loans were non-accrual loans.

The following table presents information regarding the quality of the Company’s loans held for investment at March 31, 2021:

(in thousands)	Loans 30-89 Days Past Due	Non- Accrual Loans	Loans 90 Days or More Delinquent and Still Accruing Interest	Total Past Due Loans	Current Loans	Total Loans Receivable
Multi-family	$961	$9,888	$—	$10,849	$32,184,407	$32,195,256
Commercial real estate	19,371	11,573	—	30,944	6,996,292	7,027,236
One-to-four family	—	1,466	—	1,466	206,642	208,108
Acquisition, development, and construction	—	—	—	—	115,947	115,947
Commercial and industrial(1)(2)	—	10,247	—	10,247	3,499,283	3,509,530
Other	13	4	—	17	5,576	5,593

Total loans and leases held for investment	$20,345	$33,178	$—	$53,523	$43,008,147	$43,061,670

(1)	Includes $10.1 million of taxi medallion-related loans that were 90 days or more past due. There were no taxi medallion-related loans that were 30 to 89 days past due.
(2)	Includes lease financing receivables, all of which were current.

The following table presents information regarding the quality of the Company’s loans held for investment at December 31, 2020:

(in thousands)	Loans 30-89 Days Past Due	Non- Accrual Loans	Loans 90 Days or More Delinquent and Still Accruing Interest	Total Past Due Loans	Current Loans	Total Loans Receivable
Multi-family	$4,091	$4,068	$—	$8,159	$32,228,226	$32,236,385
Commercial real estate	9,989	12,142	—	22,131	6,813,632	6,835,763
One-to-four family	1,575	1,696	—	3,271	232,718	235,989
Acquisition, development, and construction	—	—	—	—	89,790	89,790
Commercial and industrial(1)(2)	—	19,866	—	19,866	3,397,477	3,417,343
Other	3	13	—	16	6,504	6,520

Total	$15,658	$37,785	$—	$53,443	$42,768,347	$42,821,790

(1)	Includes $18.6 million of taxi medallion-related loans that were 90 days or more past due. There were no taxi medallion-related loans that were 30 to 89 days past due.
(2)	Includes lease financing receivables, all of which were current.

The following table summarizes the Company’s portfolio of loans held for investment by credit quality indicator at March 31, 2021:

	Mortgage Loans					Other Loans
(in thousands)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Total Mortgage Loans	Commercial and Industrial(1)	Other	Total Other Loans
Credit Quality Indicator:
Pass	$30,647,027	$5,867,168	$194,220	$101,958	$36,810,373	$3,450,432	$5,589	$3,456,021
Special mention	875,091	785,007	5,354	13,989	1,679,441	2,071	—	2,071
Substandard	673,138	375,061	8,534	—	1,056,733	57,027	4	57,031
Doubtful	—	—	—	—	—	—	—	—

Total	$32,195,256	$7,027,236	$208,108	$115,947	$39,546,547	$3,509,530	$5,593	$3,515,123

(1)	Includes lease financing receivables, all of which were classified as Pass.

The following table summarizes the Company’s portfolio of loans held for investment by credit quality indicator at December 31, 2020:

	Mortgage Loans					Other Loans
(in thousands)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Total Mortgage Loans	Commercial and Industrial(1)	Other	Total Other Loans
Credit Quality Indicator:
Pass	$31,220,071	$5,884,244	$221,861	$68,233	$37,394,409	$3,388,293	$6,507	$3,394,800
Special mention	566,756	637,101	12,436	21,557	1,237,850	2,842	—	2,842
Substandard	449,558	314,418	1,692	—	765,668	26,208	13	26,221
Doubtful	—	—	—	—	—	—	—	—

Total	$32,236,385	$6,835,763	$235,989	$89,790	$39,397,927	$3,417,343	$6,520	$3,423,863

(1)	Includes lease financing receivables, all of which were classified as Pass.

The preceding classifications are the most current ones available and generally have been updated within the last twelve months. In addition, they follow regulatory guidelines and can generally be described as follows: pass loans are of satisfactory quality; special mention loans have potential weaknesses that deserve management’s close attention; substandard loans are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged (these loans have a well-defined weakness and there is a possibility that the Company will sustain some loss); and doubtful loans, based on existing circumstances, have weaknesses that make collection or liquidation in full highly questionable and improbable. In addition, one-to-four family loans are classified based on the duration of the delinquency.

The following table presents, by credit quality indicator, loan class, and year of origination, the amortized cost basis of the Company’s loans and leases as of March 31, 2021.

(in thousands)	Vintage Year
Risk Rating Group	2021	2020	2019	2018	2017	Prior To 2017	Revolving Loans	Total
Pass	$2,092,263	$9,587,201	$6,432,567	$5,472,277	$3,995,854	$9,238,124	$20,182	$36,838,468
Special Mention	—	13,067	215,301	345,152	136,466	969,925	—	1,679,911
Substandard	—	—	193,116	249,729	109,848	503,900	—	1,056,593

Total mortgage loans	$2,092,263	$9,600,268	$6,840,984	$6,067,158	$4,242,168	$10,711,949	$20,182	$39,574,972
Pass	249,885	1,004,860	679,606	149,190	195,499	235,594	976,916	3,491,550
Special Mention	—	—	71	—	—	—	2,000	2,071
Substandard	—	2,132	3,723	1,840	8,688	13,844	26,319	56,546

Total other loans	249,885	1,006,992	683,400	151,030	204,187	249,438	1,005,235	3,550,167

Total	$2,342,148	$10,607,260	$7,524,384	$6,218,188	$4,446,355	$10,961,387	$1,025,417	$43,125,139

When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral adjusted for selling costs. When the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, the collateral-dependent practical expedient has been elected and expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. For CRE loans, collateral properties include office buildings, warehouse/distribution buildings, shopping centers, apartment buildings, residential and commercial tract development. The primary source of repayment on these loans is expected to come from the sale, permanent financing or lease of the real property collateral. CRE loans are impacted by fluctuations in collateral values, as well as the ability of the borrower to obtain permanent financing.

The following table summarizes the extent to which collateral secures the Company’s collateral-dependent loans held for investment by collateral type as of March 31, 2021:

	Collateral Type
(in thousands)	Real Property	Other
Multi-family	$6,840	$—
Commercial real estate	25,386	—
One-to-four family	329	—
Acquisition, development, and construction	—	—
Commercial and industrial	—	16,769
Other	—	—

Total collateral-dependent loans held for investment	$32,555	$16,769

Other collateral primarily consists of taxi medallions, cash, accounts receivable and inventory.

There were no significant changes in the extent to which collateral secures the Company’s collateral-dependent financial assets during the three months ended March 31, 2021.

Troubled Debt Restructurings

The Company is required to account for certain loan modifications and restructurings as TDRs. In general, a modification or restructuring of a loan constitutes a TDR if the Company grants a concession to a borrower experiencing financial difficulty. A loan modified as a TDR generally is placed on non-accrual status until the Company determines that future collection of principal and interest is reasonably assured, which requires, among other things, that the borrower demonstrate performance according to the restructured terms for a period of at least six consecutive months. In determining the Company’s allowance for loan and lease losses, reasonably expected TDRs are individually evaluated and consist of criticized, classified, or maturing loans that will have a modification processed within the next three months.

In an effort to proactively manage delinquent loans, the Company has selectively extended to certain borrowers concessions such as rate reductions, extension of maturity dates, and forbearance agreements. As of March 31, 2021, loans on which concessions were made with respect to rate reductions and/or extension of maturity dates amounted to $32.1 million; loans on which forbearance agreements were reached amounted to $146 thousand.

The CARES Act was enacted on March 27, 2020. Under the CARES Act, the Company made the election to deem that loan modifications do not result in TDRs if they are (1) related to the novel coronavirus disease (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the National Emergency or (B) December 31, 2020. This includes short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented. In December 2020, Congress amended the CARES Act through the Consolidated Appropriation Act of 2021, which provided additional COVID-19 relief to American families and businesses, including extending TDR relief under the CARES Act until the earlier of December 31, 2021 or 60 days following the termination of the national emergency.

The following table presents information regarding the Company’s TDRs as of March 31, 2021 and December 31, 2020:

	March 31, 2021			December 31, 2020
(in thousands)	Accruing	Non-Accrual	Total	Accruing	Non-Accrual	Total
Loan Category:
Multi-family	$—	$6,840	$6,840	$—	$—	$—
Commercial real estate	14,894	—	14,894	14,967	—	14,967
One-to-four family	—	330	330	—	557	557
Commercial and industrial(1)	—	10,134	10,134	—	18,761	18,761

Total	$14,894	$17,304	$32,198	$14,967	$19,318	$34,285

(1)	Includes $10.0 million and $17.5 million of taxi medallion-related loans at March 31, 2021 and December 31, 2020, respectively.

The eligibility of a borrower for work-out concessions of any nature depends upon the facts and circumstances of each loan, which may change from period to period, and involves judgment by Company personnel regarding the likelihood that the concession will result in the maximum recovery for the Company.

The financial effects of the Company’s TDRs for the three months ended March 31, 2021 and 2020 are summarized as follows:

	For the Three Months Ended March 31, 2021
				Weighted Average Interest Rate
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
Multi-family	1	$7,515	$7,515	3.13%	3.25%	$—	$—

	For the Three Months Ended March 31, 2020
				Weighted Average Interest Rate
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
Commercial and industrial	8	$1,920	$1,572	3.29%	3.24%	$348	$—

At March 31, 2021, 17 C&I loans in the aggregate amount of $2.1 million have been modified as TDRs during the twelve months ended at that date, and were in payment default. At March 31, 2020, five C&I and one 1-4 family residential loans totaling $600,000 and $140,000, respectively, that had been modified as TDRs during the twelve months ended at that date and were in payment default.

The Company does not consider a payment to be in default when the loan is in forbearance, or otherwise granted a delay of payment, when the agreement to forebear or allow a delay of payment is part of a modification.

Subsequent to the modification, the loan is not considered to be in default until payment is contractually past due in accordance with the modified terms. However, the Company may consider a loan with multiple modifications or forbearance periods to be in default, and would consider a loan to be in default if the borrower were in bankruptcy or if the loan were partially charged off subsequent to modification. Management takes into consideration all TDR modifications in determining the appropriate level of the allowance.

Note 6. Allowance for Credit Losses on Loans and Leases

Allowance for Credit Losses on Loans and Leases

The following table summarizes activity in the allowance for credit losses on loans and leases for the periods indicated:

	For the Three Months Ended March 31,
	2021			2020
(in thousands)	Mortgage	Other	Total	Mortgage	Other	Total
Balance, beginning of period	$176,538	$17,505	$194,043	$122,695	$24,943	$147,638
Impact of CECL adoption	—	—	—	(178)	2,089	1,911

Adjusted balance, beginning of period	176,538	17,505	194,043	122,517	27,032	149,549
Charge-offs	(658)	(3,666)	(4,324)	—	(10,385)	(10,385)
Recoveries	20	4,821	4,841	11	178	189
Provision for credit losses	527	2,671	3,198	18,786	4,105	22,891

Balance, end of period	$176,427	$21,331	$197,758	$141,314	$20,930	$162,244

At March 31, 2021, the allowance for credit losses on loans and leases totaled $197.8 million, up $3.7 million compared to December 31, 2020, driven by a provision for credit losses of $3.6 million.

Separately, at March 31, 2021, the Company had an allowance for unfunded commitments of $12.3 million.

For the three months ended March 31, 2021, the allowance for credit losses on loans and leases increased modestly primarily due to qualitative adjustments surrounding the COVID-19 pandemic’s continued impact on our primary lending geography and existing portfolio, partially offset by improvement in the macroeconomic forecast. The forecast scenario includes low single digit growth of Gross Domestic Product (“GDP”), while unemployment remains elevated into the forecasted time horizon. In addition to these economic and quantitative inputs, several qualitative factors were considered, including the risk that the economic decline proves to be more severe and/or prolonged than our baseline forecast. The impact of the unprecedented fiscal stimulus and changes to federal and local laws and regulations, including changes to various government sponsored loan programs, was also considered.

The Company charges off loans, or portions of loans, in the period that such loans, or portions thereof, are deemed uncollectible. The collectability of individual loans is determined through an assessment of the financial condition and repayment capacity of the borrower and/or through an estimate of the fair value of any underlying collateral. For non-real estate-related consumer credits, the following past-due time periods determine when charge-offs are typically recorded: (1) closed-end credits are charged off in the quarter that the loan becomes 120 days past due; (2) open-end credits are charged off in the quarter that the loan becomes 180 days past due; and (3) both closed-end and open-end credits are typically charged off in the quarter that the credit is 60 days past the date the Company received notification that the borrower has filed for bankruptcy.

The following table presents additional information about the Company’s nonaccrual loans at March 31, 2021:

(in thousands)	Recorded Investment	Related Allowance	Interest Income Recognized
Nonaccrual loans with no related allowance:
Multi-family	$6,840	$—	$81
Commercial real estate	10,491	—	—
One-to-four family	330	—	3
Acquisition, development, and construction	—	—	—
Other	10,205	—	18

Total nonaccrual loans with no related allowance	$27,866	$—	$102

Nonaccrual loans with an allowance recorded:
Multi-family	$3,048	$435	$—
Commercial real estate	1,082	84	2
One-to-four family	1,137	365	3
Acquisition, development, and construction	—	—	—
Other	45	20	1

Total nonaccrual loans with an allowance recorded	$5,312	$904	$6

Total nonaccrual loans:
Multi-family	$9,888	$435	$81
Commercial real estate	11,573	84	2
One-to-four family	1,467	365	6
Acquisition, development, and construction	—	—	—
Other	10,250	20	19

Total nonaccrual loans	$33,178	$904	$108

The following table presents additional information about the Company’s nonaccrual loans at December 31, 2020:

(in thousands)	Recorded Investment	Related Allowance	Interest Income Recognized
Nonaccrual loans with no related allowance:
Multi-family	$—	$—	$—
Commercial real estate	2,256	—	—
One-to-four family	557	—	21
Acquisition, development, and construction	—	—	—
Other	19,821	—	820

Total nonaccrual loans with no related allowance	$22,634	$—	$841

Nonaccrual loans with an allowance recorded:
Multi-family	$4,068	$589	$28
Commercial real estate	9,886	133	52
One-to-four family	1,139	370	14
Acquisition, development, and construction	—	—	—
Other	58	18	5

Total nonaccrual loans with an allowance recorded	$15,151	$1,110	$99

Total nonaccrual loans:
Multi-family	$4,068	$589	$28
Commercial real estate	12,142	133	52
One-to-four family	1,696	370	35
Acquisition, development, and construction	—	—	—
Other	19,879	18	825

Total nonaccrual loans	$37,785	$1,110	$940

Note 7. Borrowed Funds

The following table summarizes the Company’s borrowed funds at the dates indicated:

(in thousands)	March 31, 2021	December 31, 2020
Wholesale Borrowings:
FHLB advances	$14,302,661	$14,627,661
Repurchase agreements	800,000	800,000

Total wholesale borrowings	$15,102,661	$15,427,661
Junior subordinated debentures	360,362	360,259
Subordinated notes	295,764	295,624

Total borrowed funds	$15,758,787	$16,083,544

The following table summarizes the Company’s repurchase agreements accounted for as secured borrowings at March 31, 2021:

	Remaining Contractual Maturity of the Agreements
(in thousands)	Overnight and Continuous	Up to 30 Days	30–90 Days	Greater than 90 Days
GSE obligations	$—	$—	$—	$800,000

Subordinated Notes

At March 31, 2021 and December 31, 2020, the Company had $295.8 million and $295.6 million, respectively, of fixed-to-floating rate subordinated notes outstanding:

Date of Original Issue	Stated Maturity	Interest Rate(1)	Original Issue Amount
(dollars in thousands)
Nov. 6, 2018	Nov. 6, 2028	5.90%	$300,000

(1)

From and including the date of original issuance to, but excluding November 6, 2023, the Notes will bear interest at an initial rate of 5.90% per annum payable semi-annually. Unless redeemed, from and including November 6, 2023 to but excluding the maturity date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus 278 basis points payable quarterly.

Junior Subordinated Debentures

At March 31, 2021 and December 31, 2020, the Company had $360.4 million and $360.3 million, respectively, of outstanding junior subordinated deferrable interest debentures (“junior subordinated debentures”) held by statutory business trusts (the “Trusts”) that issued guaranteed capital securities.

The Trusts are accounted for as unconsolidated subsidiaries, in accordance with GAAP. The proceeds of each issuance were invested in a series of junior subordinated debentures of the Company and the underlying assets of each statutory business trust are the relevant debentures. The Company has fully and unconditionally guaranteed the obligations under each trust’s capital securities to the extent set forth in a guarantee by the Company to each trust. The Trusts’ capital securities are each subject to mandatory redemption, in whole or in part, upon repayment of the debentures at their stated maturity or earlier redemption.

The following junior subordinated debentures were outstanding at March 31, 2021:

Issuer	Interest Rate of Capital Securities and Debentures	Junior Subordinated Debentures Amount Outstanding	Capital Securities Amount Outstanding	Date of Original Issue	Stated Maturity	First Optional Redemption Date
	(dollars in thousands)
New York Community Capital Trust V (BONUSESSM Units)	6.00%	$146,436	$140,085	Nov. 4, 2002	Nov. 1, 2051	Nov. 4, 2007	(1)
New York Community Capital Trust X	1.78	123,712	120,000	Dec. 14, 2006	Dec. 15, 2036	Dec. 15, 2011	(2)
PennFed Capital Trust III	3.43	30,928	30,000	June 2, 2003	June 15, 2033	June 15, 2008	(2)
New York Community Capital Trust XI	1.85	59,286	57,500	April 16, 2007	June 30, 2037	June 30, 2012	(2)

Total junior subordinated debentures		$360,362	$347,585

(1)	Callable subject to certain conditions as described in the prospectus filed with the SEC on November 4, 2002.
(2)	Callable from this date forward.

Note 8. Pension and Other Post-Retirement Benefits

The following table sets forth certain disclosures for the Company’s pension and post-retirement plans for the periods indicated:

	For the Three Months Ended March 31,
	2021		2020
(in thousands)	Pension Benefits	Post- Retirement Benefits	Pension Benefits	Post- Retirement Benefits
Components of net periodic (credit) expense:(1)
Interest cost	$912	$56	$1,173	$82
Expected return on plan assets	(4,016)	—	(3,876)	—
Amortization of prior-service liability	—	(62)	—	(62)
Amortization of net actuarial loss	1,732	11	1,831	6

Net periodic (credit) expense	$(1,372)	$5	$(872)	$26

(1)	Amounts are included in G&A expense on the Consolidated Statements of Income and Comprehensive Income.

The Company expects to contribute $915,000 to its post-retirement plan to pay premiums and claims for the fiscal year ending December 31, 2021. The Company does not expect to make any contributions to its pension plan in 2021.

Note 9. Stock-Based Compensation

At March 31, 2021, the Company had a total of 8,481,554 shares available for grants as restricted stock, options, or other forms of related rights. The Company granted 3,029,949 shares of restricted stock, with an average fair value of $11.15 per share on the date of grant, during the three months ended March 31, 2021. During the three months ended March 31, 2020, the Company granted 2,387,645 shares of restricted stock, with an average fair value of $11.64 per share.

The shares of restricted stock that were granted during the three months ended March 31, 2021 and 2020, vest over a one or five year period. Compensation and benefits expense related to the restricted stock grants is recognized on a straight-line basis over the vesting period and totaled $8.0 million and $7.8 million, respectively, for the three months ended March 31, 2021 and 2020.

The following table provides a summary of activity with regard to restricted stock awards in the three months ended March 31, 2021:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at beginning of year	6,228,048	$12.43
Granted	3,029,949	11.15
Vested	(1,918,654)	13.21
Canceled	(59,260)	11.65

Unvested at end of period	7,280,083	11.70

As of March 31, 2021, unrecognized compensation cost relating to unvested restricted stock totaled $77.6 million. This amount will be recognized over a remaining weighted average period of 3.6 years.

The following table provides a summary of activity with regard to Performance-Based Restricted Stock Units (“PSUs”) in the three months ended March 31, 2021:

	Number of Shares	Performance Period	Expected Vesting Date
Outstanding at beginning of year	477,872
Granted	307,479	January 1, 2021 - December 31, 2023	March 31, 2024

Outstanding at end of period	785,351

PSUs are subject to adjustment or forfeiture, based upon the achievement by the Company of certain performance standards. Compensation and benefits expense related to PSUs is recognized using the fair value as of the date the units were approved, on a straight-line basis over the vesting period and totaled $586,000 and $407,000 for the three months ended March 31, 2021 and March 31, 2020, respectively. As of March 31, 2021, unrecognized compensation cost relating to unvested restricted stock totaled $6.3 million. This amount will be recognized over a remaining weighted average period of 2.1 years. As of March 31, 2021, the Company believes it is probable that the performance conditions will be met.

The Company matches a portion of employee 401(k) plan contributions. Such expense totaled $1.7 million and $1.6 million for the three months ended March 31, 2021 and 2020, respectively.

Note 10. Fair Value Measurements

GAAP sets forth a definition of fair value, establishes a consistent framework for measuring fair value, and requires disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. GAAP also clarifies that fair value is an “exit” price, representing the amount that would be received when selling an asset, or paid when transferring a liability, in an orderly transaction between market participants. Fair value is thus a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•

Level 3 – Inputs to the valuation methodology are significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants use in pricing an asset or liability.

A financial instrument’s categorization within this valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020, and that were included in the Company’s Consolidated Statements of Condition at those dates:

	Fair Value Measurements at March 31, 2021
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments	Total Fair Value
Assets:
Mortgage-Related Debt Securities Available for Sale:
GSE certificates	$—	$1,209,318	$—	$—	$1,209,318
GSE CMOs	—	1,986,270	—	—	1,986,270

Total mortgage-related debt securities	$—	$3,195,588	$—	$—	$3,195,588

Other Debt Securities Available for Sale:
U. S. Treasury obligations	$64,998	$—	$—	$—	$64,998
GSE debentures	—	1,368,341	—	—	1,368,341
Asset-backed securities	—	520,773	—	—	520,773
Municipal bonds	—	26,011	—	—	26,011
Corporate bonds	—	882,070	—	—	882,070
Foreign notes	—	25,993			25,993
Capital trust notes	—	94,131	—	—	94,131

Total other debt securities	$64,998	$2,917,319	$—	$—	$2,982,317

Total debt securities available for sale	$64,998	$6,112,907	$—	$—	$6,177,905

Equity securities:
Mutual funds	—	15,801	—	—	15,801

Total equity securities	$—	$15,801	$—	$—	$15,801

Total securities	$64,998	$6,128,708	$—	$—	$6,193,706

	Fair Value Measurements at December 31, 2020
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments	Total Fair Value
Assets:
Mortgage-Related Debt Securities Available for Sale:
GSE certificates	$—	$1,209,610	$—	$—	$1,209,610
GSE CMOs	—	1,828,715	—	—	1,828,715

Total mortgage-related debt securities	$—	$3,038,325	$—	$—	$3,038,325

Other Debt Securities Available for Sale:
U.S. Treasury obligations	$64,985	$—	$—	$—	$64,985
GSE debentures	—	1,158,302	—	—	1,158,302
Asset-backed securities	—	527,099	—	—	527,099
Municipal bonds	—	26,311	—	—	26,311
Corporate bonds	—	882,226	—	—	882,226
Foreign notes	—	25,538			25,538
Capital trust notes	—	90,547	—	—	90,547

Total other debt securities	$64,985	$2,710,023	$—	$—	$2,775,008

Total debt securities available for sale	$64,985	$5,748,348	$—	$—	$5,813,333

Equity securities:
Preferred stock	$15,493	$—	$—	$—	$15,493
Mutual funds	—	16,083	—	—	16,083

Total equity securities	$15,493	$16,083	$—	$—	$31,576

Total securities	$80,478	$5,764,431	$—	$—	$5,844,909

The Company reviews and updates the fair value hierarchy classifications for its assets on a quarterly basis. Changes from one quarter to the next that are related to the observability of inputs for a fair value measurement may result in a reclassification from one hierarchy level to another.

A description of the methods and significant assumptions utilized in estimating the fair values of securities follows:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and exchange-traded securities.

If quoted market prices are not available for a specific security, then fair values are estimated by using pricing models. These pricing models primarily use market-based or independently sourced market parameters as inputs, including, but not limited to, yield curves, interest rates, equity or debt prices, and credit spreads. In addition to observable market information, models incorporate transaction details such as maturity and cash flow assumptions. Securities valued in this manner would generally be classified within Level 2 of the valuation hierarchy, and primarily include such instruments as mortgage-related and corporate debt securities.

Periodically, the Company uses fair values supplied by independent pricing services to corroborate the fair values derived from the pricing models. In addition, the Company reviews the fair values supplied by independent pricing services, as well as their underlying pricing methodologies, for reasonableness. The Company challenges pricing service valuations that appear to be unusual or unexpected.

While the Company believes its valuation methods are appropriate, and consistent with those of other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in different estimates of fair values at a reporting date.

Assets Measured at Fair Value on a Non-Recurring Basis

Certain assets are measured at fair value on a non-recurring basis. Such instruments are subject to fair value adjustments under certain circumstances (e.g., when there is evidence of impairment). The following tables present assets and liabilities that were measured at fair value on a non-recurring basis as of March 31, 2021 and December 31, 2020, and that were included in the Company’s Consolidated Statements of Condition at those dates:

	Fair Value Measurements at March 31, 2021 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Certain nonaccrual loans(1)	$—	$—	$23,172	$23,172
Other assets(2)	—	—	10,583	10,583

Total	$—	$—	$33,755	$33,755

(1)	Represents the fair value of impaired loans, based on the value of the collateral.
(2)

Represents the fair value of repossessed assets, based on the appraised value of the collateral subsequent to its initial classification as repossessed assets and equity investments without readily determinable fair values. These equity investments are classified as Level 3 due to the infrequency of the observable prices and/or the restrictions on the shares.

	Fair Value Measurements at December 31, 2020 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Certain nonaccrual loans(1)	$—	$—	$41,066	$41,066
Other assets(2)	—	—	5,655	5,655

Total	$—	$—	$46,721	$46,721

(1)	Represents the fair value of impaired loans, based on the value of the collateral.
(2)

Represents the fair value of repossessed assets, based on the appraised value of the collateral subsequent to its initial classification as repossessed assets and equity investments without readily determinable fair values. These equity investments are classified as Level 3 due to the infrequency of the observable prices and/or the restrictions on the shares.

The fair values of collateral-dependent impaired loans are determined using various valuation techniques, including consideration of appraised values and other pertinent real estate and other market data.

Other Fair Value Disclosures

For the disclosure of fair value information about the Company’s on- and off-balance sheet financial instruments, when available, quoted market prices are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present-value estimates or other valuation techniques. Such fair values are significantly affected by the assumptions used, the timing of future cash flows, and the discount rate.

Because assumptions are inherently subjective in nature, estimated fair values cannot be substantiated by comparison to independent market quotes. Furthermore, in many cases, the estimated fair values provided would not necessarily be realized in an immediate sale or settlement of such instruments.

The following tables summarize the carrying values, estimated fair values, and fair value measurement levels of financial instruments that were not carried at fair value on the Company’s Consolidated Statements of Condition at March 31, 2021 and December 31, 2020:

	March 31, 2021
			Fair Value Measurement Using
(in thousands)	Carrying Value	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$2,722,915	$2,722,915	$2,722,915		$—		$—
FHLB stock(1)	698,984	698,984	—		698,984		—
Loans, net	43,068,816	42,433,118	—		—		42,433,118
Financial Liabilities:
Deposits	$34,197,136	$34,215,071	$24,582,838	(2)	$9,632,233	(3)	$—
Borrowed funds	15,758,787	16,475,503	—		16,475,503		—

(1)	Carrying value and estimated fair value are at cost.
(2)	Interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts.
(3)	Certificates of deposit.

	December 31, 2020
			Fair Value Measurement Using
(in thousands)	Carrying Value	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$1,947,931	$1,947,931	$1,947,931		$—		$—
FHLB stock(1)	714,005	714,005	—		714,005		—
Loans, net	42,806,691	42,376,214	—		$—		42,376,214
Financial Liabilities:
Deposits	$32,436,813	$32,466,013	$22,106,133	(2)	$10,359,880	(3)	$—
Borrowed funds	16,083,544	16,794,338	—		16,794,338		—

(1)	Carrying value and estimated fair value are at cost.
(2)	Interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts.
(3)	Certificates of deposit.

The methods and significant assumptions used to estimate fair values for the Company’s financial instruments follow:

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and federal funds sold. The estimated fair values of cash and cash equivalents are assumed to equal their carrying values, as these financial instruments are either due on demand or have short-term maturities.

Securities

If quoted market prices are not available for a specific security, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. These pricing models primarily use market-based or independently sourced market parameters as inputs, including, but not limited to, yield curves, interest rates, equity or debt prices, and credit spreads. In addition to observable market information, pricing models also incorporate transaction details such as maturities and cash flow assumptions.

Federal Home Loan Bank Stock

Ownership in equity securities of the FHLB-NY is generally restricted and there is no established liquid market for their resale. The carrying amount approximates the fair value.

Loans

The Company discloses the fair value of loans measured at amortized cost using an exit price notion. The Company determined the fair value on substantially all of its loans for disclosure purposes, on an individual loan basis. The discount rates reflect current market rates for loans with similar terms to borrowers having similar credit quality on an exit price basis. The estimated fair values of non-performing mortgage and other loans are based on recent collateral appraisals. For those loans where a discounted cash flow technique was not considered reliable, the Company used a quoted market price for each individual loan.

Deposits

The fair values of deposit liabilities with no stated maturity (i.e., interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts) are equal to the carrying amounts payable on demand. The fair values of CDs represent contractual cash flows, discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities. These estimated fair values do not include the intangible value of core deposit relationships, which comprise a significant portion of the Company’s deposit base.

Borrowed Funds

The estimated fair value of borrowed funds is based either on bid quotations received from securities dealers or the discounted value of contractual cash flows with interest rates currently in effect for borrowed funds with similar maturities and structures.

Off-Balance Sheet Financial Instruments

The fair values of commitments to extend credit and unadvanced lines of credit are estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the commitments and the creditworthiness of the potential borrowers. The estimated fair values of such off-balance sheet financial instruments were insignificant at March 31, 2021 and December 31, 2020.

Note 11. Leases

Lessor Arrangements

The Company is a lessor in the equipment finance business where it has executed direct financing leases (“lease finance receivables”). The Company produces lease finance receivables through a specialty finance subsidiary that participates in syndicated loans that are brought to them, and equipment loans and leases that are assigned to them, by a select group of nationally recognized sources, and are generally made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide. Lease finance receivables are carried at the aggregate of lease payments receivable plus the estimated residual value of the leased assets and any initial direct costs incurred to originate these leases, less unearned income, which is accreted to interest income over the lease term using the interest method.

The standard leases are typically repayable on a level monthly basis with terms ranging from 24 to 120 months. At the end of the lease term, the lessee usually has the option to return the equipment, to renew the lease or purchase the equipment at the then fair market value (“FMV”) price. For leases with a FMV renewal/purchase option, the relevant residual value assumptions are based on the estimated value of the leased asset at the end of lease term, including evaluation of key factors, such as, the estimated remaining useful life of the leased asset, its historical secondary market value including history of the lessee executing the FMV option, overall credit evaluation and return provisions. The Company acquires the leased asset at fair market value and provides funding to the respective lessee at acquisition cost, less any volume or trade discounts, as applicable. Therefore, there is generally no selling profit or loss to recognize or defer at inception of a lease.

The residual value component of a lease financing receivable represents the estimated fair value of the leased equipment at the end of the lease term. In establishing residual value estimates, the Company may rely on industry data, historical experience, and independent appraisals and, where appropriate, information regarding product life cycle, product upgrades and competing products. Upon expiration of a lease, residual assets are remarketed, resulting in an extension of the lease by the lessee, a lease to a new customer or purchase of the residual asset by the lessee or another party. Impairment of residual values arises if the expected fair value is less than the carrying amount. The Company assesses its net investment in lease financing receivables (including residual values) for impairment on an annual basis with any impairment losses recognized in accordance with the impairment guidance for financial instruments. As such, net investment in lease financing receivables may be reduced by an allowance for credit losses with changes recognized as provision expense. On certain lease financings, the Company obtains residual value insurance from third parties to manage and reduce the risk associated with the residual value of the leased assets. At March 31, 2021 and December 31, 2020, the carrying value of residual assets with third-party residual value insurance for at least a portion of the asset value was $63.0 million and $70.6 million, respectively.

The Company uses the interest rate implicit in the lease to determine the present value of its lease financing receivables.

The components of lease income were as follows:

(in thousands)	For the Three Months ended March 31, 2021	For the Three Months ended March 31, 2020
Interest income on lease financing(1)	$13,871	$11,949

(1)	Included in Interest Income – Loans and leases in the Consolidated Statements of Income and Comprehensive Income.

At March 31, 2021 and December 31, 2020, the carrying value of net investment in leases was $2.0 billion and $1.9 billion. The components of net investment in direct financing leases, including the carrying amount of the lease receivables, as well as the unguaranteed residual asset were as follows:

(in thousands)	March 31, 2021	December 31, 2020
Net investment in the lease – lease payments receivable	$1,929,213	$1,771,097
Net investment in the lease – unguaranteed residual assets	80,349	80,093

Total lease payments	$2,009,562	$1,851,190

The following table presents the remaining maturity analysis of the undiscounted lease receivables as of March 31, 2021, as well as the reconciliation to the total amount of receivables recognized in the Consolidated Statements of Condition:

(in thousands)	March 31, 2021
2021	$24,349
2022	111,308
2023	342,220
2024	236,013
2025	427,495
Thereafter	868,177

Total lease payments	2,009,562
Plus: deferred origination costs	30,823
Less: unearned income	(110,582)

Total lease finance receivables, net	$1,929,803

Lessee Arrangements

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and operating lease liabilities in the Consolidated Statements of Condition.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most leases do not provide an implicit rate, the incremental borrowing rate (FHLB borrowing rate) is used in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset is measured at cost, which includes the initial measurement of the lease liability, prepaid rent and initial direct costs incurred by the Company, less incentives received. The lease terms include options to extend the lease when it is reasonably certain that we will exercise that option. For the vast majority of the Company’s leases, we are reasonably certain we will exercise our options to renew to the end of all renewal option periods. As such, substantially all of our future options to extend the leases have been included in the lease liability and ROU assets.

Variable costs such as the proportionate share of actual costs for utilities, common area maintenance, property taxes and insurance are not included in the lease liability and are recognized in the period in which they are incurred. Amortization of the ROU assets was $4.7 million and $4.1 million for the three months ended March 31, 2021 and March 31, 2020, respectively.

The Company has operating leases for corporate offices, branch locations, and certain equipment. The Company’s leases have remaining lease terms of one year to approximately 25 years, the vast majority of which include one or more options to extend the leases for up to five years resulting in lease terms up to 40 years.

The components of lease expense were as follows:

(in thousands)	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020
Operating lease cost	$6,750	$6,759
Sublease income	(28)	(11)

Total lease cost	$6,722	$6,748

Supplemental cash flow information related to the leases for the following periods:

(in thousands)	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$6,750	$6,759

Supplemental balance sheet information related to the leases for the following periods:

(in thousands, except lease term and discount rate)	March 31, 2021	December 31, 2020
Operating Leases:
Operating lease right-of-use assets	262,196	$266,864
Operating lease liabilities	262,169	266,846
Weighted average remaining lease term	16 years	16 years
Weighted average discount rate	3.08%	3.12%

Maturities of lease liabilities:	March 31, 2021
(in thousands)
2021	$20,099
2022	25,893
2023	25,435
2024	24,764
2025	24,073
Thereafter	222,215

Total lease payments	342,479
Less: imputed interest	(80,310)

Total present value of lease liabilities	$262,169

Note 12. Derivative and Hedging Activities

The Company’s derivative financial instruments consist of interest rate swaps. The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate and liquidity risks, primarily by managing the amount, sources, and duration of its assets and liabilities and, from time to time, the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires all standardized derivatives, including most interest rate swaps, to be submitted for clearing to central counterparties to reduce counterparty risk. Two of the central counterparties are the Chicago Mercantile Exchange (“CME”) and the London Clearing House (“LCH”). As of March 31, 2021, all of the Company’s $4.3 billion notional derivative contracts were cleared on the LCH. Daily variation margin payments on derivatives cleared through the LCH are accounted for as legal settlement. For derivatives cleared through LCH, the net gain (loss) position includes the variation margin amounts as settlement of the derivative and not collateral against the fair value of the derivative, which includes accrued interest; therefore, those interest rate and derivative contracts the Company clears through the LCH are reported at a fair value of approximately zero at March 31, 2021.

The Company’s exposure is limited to the value of the derivative contracts in a gain position less any collateral held and plus any collateral posted. When there is a net negative exposure, we consider our exposure to the counterparty to be zero. At March 31, 2021, the Company had a net negative exposure.

Fair Value of Hedges of Interest Rate Risk

The Company is exposed to changes in the fair value of certain of its fixed-rate assets due to changes in benchmark interest rates. The Company uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate. Interest rate swaps designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. Such derivatives were used to hedge the changes in fair value of certain of its pools of prepayable fixed rate assets. For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in interest income.

The Company has entered into an interest rate swap with a notional amount of $2.0 billion to hedge certain real estate loans. For the three months ended March 31, 2021, the floating rate received related to the net settlement of this interest rate swap was less than the fixed rate payments. As such, interest income from Loans and leases in the accompanying Consolidated Statements of Income and Comprehensive Income was decreased by $12.0 million for the three months ended March 31, 2021. For the three months ended March 31, 2020, the floating rate received related to the net settlement of this interest rate swap was less than the fixed rate payments. As such, interest income from Loans and leases in the accompanying Consolidated Statements of Income and Comprehensive Income was decreased by $3.9 million.

As of March 31, 2021, the following amounts were recorded on the balance sheet related to cumulative basis adjustment for fair value hedges:

(in thousands)	March 31, 2021
Line Item in the Consolidated Statements of Condition in which the Hedge Item is Included	Carrying Amount of the Hedged Assets	Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets
Total loans and leases, net(1)	$2,047,999	$47,999

(1)

These amounts include the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the last layer expected to be remaining at the end of the hedging relationship. At March 31, 2021, the amortized cost basis of the closed portfolios used in these hedging relationships was $3.4 billion; the cumulative basis adjustments associated with these hedging relationships was $48.0 million; and the amount of the designated hedged items was $2.0 billion.

As of December 31, 2020, the following amounts were recorded on the balance sheet related to cumulative basis adjustment for fair value hedges:

(in thousands)	December 31, 2020
Line Item in the Consolidated Statements of Condition in which the Hedge Item is Included	Carrying Amount of the Hedged Assets	Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets
Total loans and leases, net(1)	$2,073,214	$73,214

(1)

These amounts include the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the last layer expected to be remaining at the end of the hedging relationship. At December 31, 2020 the amortized cost basis of the closed portfolios used in these hedging relationships was $3.6 billion; the cumulative basis adjustments associated with these hedging relationships was $73.2 million; and the amount of the designated hedged items was $2.0 billion.

The following table sets forth information regarding the Company’s derivative financial instruments at March 31, 2021 and December 31, 2020:

	Notional Amount	Other Assets	Other Liabilities
Derivatives designated as fair value hedging instruments:
Interest rate swap	$2,000,000	$—	$—

Total derivatives designated as fair value hedging instruments	$2,000,000	$—	$—

The following table sets forth the effect of derivative instruments on the Consolidated Statements of Income and Comprehensive Income for the periods indicated.

(in thousands)	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020
Derivative – interest rate swap:
Interest income	$25,215	$(28,130)
Hedged item – loans:
Interest income	$(25,215)	$28,130

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. Interest rate swaps designated as cash flow hedges involve the receipt of amounts subject to variability caused by changes in interest rates from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Changes in the fair value of derivatives designated and that qualify as cash flow hedges are initially recorded in other comprehensive income and are subsequently reclassified into earnings in the period that the hedged transaction affects earnings.

Interest rate swaps with notional amounts totaling $2.3 billion as of March 31, 2021 and December 31, 2020, were designated as cash flow hedges of certain FHLB borrowings.

The following table summarizes information about the interest rate swaps designated as cash flow hedges at March 31, 2021 and December 31, 2020:

(dollars in thousands)	March 31, 2021	December 31, 2020
Notional amounts	$2,250,000	$2,250,000
Cash collateral posted	35,109	45,532
Weighted average pay rates	1.27%	1.27%
Weighted average receive rates	0.20%	0.23%
Weighted average maturity	1.7 years	1.9 years

The following table presents the effect of the Company’s cash flow derivative instruments on AOCL for the three months ended March 31, 2021 and 2020:

(in thousands)	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020
Amount of gain (loss) recognized in AOCL	$4,532	$(49,285)
Amount of gain (loss) reclassified from AOCL to interest expense	5,891	(645)

Gains (losses) included in the Consolidated Statements of Income related to interest rate derivatives designated as cash flow hedges during the three months ended March 31, 2021 was $5.9 million. Amounts reported in AOCL related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate borrowings. During the next twelve months, the Company estimates that an additional $24.1 million will be reclassified to interest expense.

Note 13. Subsequent Event

Pending Acquisition of Flagstar Bancorp, Inc.

On April 26, 2021, the Company announced that it had entered into a definitive merger agreement under which we would acquire Flagstar Bancorp, Inc. (“Flagstar”) in a 100% stock transaction valued at the time at $2.6 billion. Under terms of the agreement, which was unanimously approved by the Boards of Directors of both companies, Flagstar shareholders will receive 4.0151 shares of New York Community common stock for each Flagstar share they own. Following completion of the transaction, New York Community shareholders are expected to own 68% of the combined company, while Flagstar shareholders are expected to own 32% of the combined company. The new company will have over $87 billion in total assets, operate nearly 400 traditional branches in nine states, and 87 retail home lending offices across a 28-state footprint. It will have its headquarters on Long Island, N.Y. with regional headquarters in Troy, Michigan, including Flagstar’s mortgage operations. The transaction is expected to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions, including the receipt of the requisite regulatory approvals and approval by the shareholders of each company.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the purpose of this Quarterly Report on Form 10-Q, the words “we,” “us,” “our,” and the “Company” are used to refer to New York Community Bancorp, Inc. and our consolidated subsidiary, New York Community Bank (the “Bank”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING LANGUAGE

This report, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Although we believe that our plans, intentions, and expectations as reflected in these forward-looking statements are reasonable, we can give no assurance that they will be achieved or realized.

Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained in this report.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to:

•	general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	conditions in the securities markets and real estate markets or the banking industry;

•	changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

•	changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;

•	any uncertainty relating to the LIBOR calculation process;

•	changes in the quality or composition of our loan or securities portfolios;

•	changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

•	heightened regulatory focus on CRE concentrations;

•	changes in competitive pressures among financial institutions or from non-financial institutions;

•	changes in deposit flows and wholesale borrowing facilities;

•	changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•	our ability to obtain timely shareholder and regulatory approvals of any merger transactions or corporate restructurings we may propose, including the pending acquisition of Flagstar Bancorp, Inc.;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, including the pending acquisition of Flagstar Bancorp, Inc.;

•	potential exposure to unknown or contingent liabilities of companies we have acquired, may acquire, or target for acquisition, including the pending acquisition of Flagstar Bancorp, Inc.;

•	the ability to invest effectively in new information technology systems and platforms;

•	changes in future ACL requirements under relevant accounting and regulatory requirements;

•	the ability to pay future dividends at currently expected rates;

•	the ability to hire and retain key personnel;

•	the ability to attract new customers and retain existing ones in the manner anticipated;

•	changes in our customer base or in the financial or operating performances of our customers’ businesses;

•	any interruption in customer service due to circumstances beyond our control;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future;

•	environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	the ability to keep pace with, and implement on a timely basis, technological changes;

•

changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing (the New York Housing Stability and Tenant Protection Act of 2019), financial accounting and reporting, environmental protection, insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	changes in accounting principles, policies, practices, and guidelines;

•

changes in regulatory expectations relating to predictive models we use in connection with stress testing and other forecasting or in the assumptions on which such modeling and forecasting are predicated;

•	changes to federal, state, and local income tax laws;

•	changes in our credit ratings or in our ability to access the capital markets;

•	increases in our FDIC insurance premium;

•	legislative and regulatory initiatives related to climate change, resulting in operational changes and additional expenses;

•	unforeseen or catastrophic events including natural disasters, war, terrorist activities, and the emergence of a pandemic;

•

the effects of COVID-19, which includes, but are not limited to, the length of time that the pandemic continues, the effectiveness of the COVID-19 vaccination program, the potential imposition of further restrictions on travel or movement in the future, the remedial actions and stimulus measures adopted by federal, state, and local governments, the health of our employees and the inability of employees to work due to illness, quarantine, or government mandates, the business continuity plans of our customers and our vendors, the increased likelihood of cybersecurity risk, data breaches, or fraud due to employees working from home, the ability of our borrowers to continue to repay their loan obligations, the lack of property transactions and asset sales, potential impact on collateral values, and the effect of the pandemic on the general economy and businesses of our borrowers; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting our operations, pricing, and services.

In addition, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Furthermore, on an ongoing basis, we evaluate opportunities to expand through mergers and acquisitions and opportunities for strategic combinations with other banking organizations. Our evaluation of such opportunities involves discussions with other parties, due diligence, and negotiations. As a result, we may decide to enter into definitive arrangements regarding such opportunities at any time.

In addition to the risks and challenges described above, these types of transactions involve a number of other risks and challenges, including:

•	The ability to successfully integrate branches and operations and to implement appropriate internal controls and regulatory functions relating to such activities;

•	The ability to limit the outflow of deposits, and to successfully retain and manage any loans;

•	The ability to attract new deposits, and to generate new interest-earning assets, in geographic areas that have not been previously served;

•	The success in deploying any liquidity arising from a transaction into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•	The ability to obtain cost savings and control incremental non-interest expense;

•	The ability to retain and attract appropriate personnel;

•	The ability to generate acceptable levels of net interest income and non-interest income, including fee income, from acquired operations;

•	The diversion of management’s attention from existing operations;

•	The ability to address an increase in working capital requirements; and

•	Limitations on the ability to successfully reposition our post-merger balance sheet when deemed appropriate.

See Part II, Item 1A, Risk Factors, in this report and Part I, Item 1A, Risk Factors, in our Form 10-K for the year ended December 31, 2020 for a further discussion of important risk factors that could cause actual results to differ materially from our forward-looking statements.

Readers should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this report. We do not assume any obligation to revise or update these forward-looking statements except as may be required by law.

RECONCILIATIONS OF STOCKHOLDERS’ EQUITY, COMMON STOCKHOLDERS’ EQUITY,

AND TANGIBLE COMMON STOCKHOLDERS’ EQUITY;

TOTAL ASSETS AND TANGIBLE ASSETS; AND THE RELATED MEASURES

(unaudited)

While stockholders’ equity, common stockholders’ equity, total assets, and book value per common share are financial measures that are recorded in accordance with GAAP, tangible common stockholders’ equity, tangible assets, and tangible book value per common share are not. It is management’s belief that these non-GAAP measures should be disclosed in this report and others we issue for the following reasons:

1.

Tangible common stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2.

Tangible book value per common share and the ratio of tangible common stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

Tangible common stockholders’ equity, tangible assets, and the related non-GAAP measures should not be considered in isolation or as a substitute for stockholders’ equity, common stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, common stockholders’ equity, and tangible common stockholders’ equity; our total assets and tangible assets; and the related financial measures for the respective periods follow:

	At or for the
	Three Months Ended
(dollars in thousands)	March 31, 2021	Dec. 31, 2020	March 31, 2020
Total Stockholders’ Equity	$6,796,440	$6,841,644	$6,637,385
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)
Preferred stock	(502,840)	(502,840)	(502,840)

Tangible common stockholders’ equity	$3,867,221	$3,912,425	$3,708,166
Total Assets	$57,656,892	$56,306,120	$54,261,093
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)

Tangible Assets	$55,230,513	$53,879,741	$51,834,714
Average common stockholders’ equity	$6,370,579	$6,258,720	$6,188,032
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)

Average tangible common stockholders’ equity	$3,944,200	$3,832,341	$3,761,653
Average Assets	$56,305,692	$54,959,914	$53,408,504
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)

Average tangible assets	$53,879,313	$52,533,535	$50,982,125
Net income available to common stockholders	$137,389	$181,457	$92,121
GAAP MEASURES:
Return on average assets(1)	1.03%	1.38%	0.75%
Return on average common stockholders’ equity(2)	8.63	11.60	5.95
Book value per common share	$13.53	$13.66	$13.15
Common stockholders’ equity to total assets	10.92	11.26	11.31
NON-GAAP MEASURES:
Return on average tangible assets(1)	1.08%	1.44%	0.79%
Return on average tangible common stockholders’ equity(2)	13.93	18.94	9.80
Tangible book value per common share	$8.32	$8.43	$7.95
Tangible common stockholders’ equity to tangible assets	7.00	7.26	7.15

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders’ equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders’ equity recorded during that period.

Executive Summary

New York Community Bancorp, Inc. is the holding company for New York Community Bank, a New York State-chartered savings bank, headquartered in Westbury, New York. The Bank is subject to regulation by the NYSDFS, the FDIC, and the CFPB. In addition, the holding company is subject to regulation by the FRB, the SEC, and to the requirements of the NYSE, where shares of our common stock trade under the symbol “NYCB” and shares of our preferred stock trade under the symbol “NYCB PA”.

Reflecting our growth through a series of acquisitions, the Company currently operates 237 branch locations through eight local divisions, each with a history of service and strength. In New York, we operate as Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank; in New Jersey as Garden State Community Bank; in Ohio as the Ohio Savings Bank; and as AmTrust Bank in Arizona and Florida.

Now in its 28th year as a publicly traded company, our mission is to provide our shareholders with a solid return on their investment by producing a strong financial performance, adhering to conservative underwriting standards, maintaining a solid capital position, and engaging in corporate strategies that enhance the value of our shares.

First Quarter 2021 Overview

At March 31, 2021, the Company had total assets of $57.7 billion, total loans and leases held for investment of $43.1 billion, total deposits of $34.2 billion, and total stockholders’ equity of $6.8 billion. For the three months ended March 31, 2021, the Company reported net income of $145.6 million, up 45% compared to the $100.3 million reported for the three months ended March 31, 2020.

Net income available to common shareholders for the three months ended March 31, 2021 totaled $137.4 million, up 49% compared to the $92.1 million the Company reported for the three months ended March 31, 2020. On a per share basis, the Company reported diluted earnings per common share of $0.29 for the three months ended March 31, 2021, up 45% compared to the $0.20 reported for the three months ended March 31, 2020.

The key trends in the first quarter of 2021 were:

Continued Net Interest Income Growth and Net Interest Margin Expansion

During the first quarter of 2021, the Company’s net interest income and net interest margin continued to improve. Net interest income for the three months ended March 31, 2021 rose $73.2 million or 30% to $317.7 million compared to the three months ended March 31, 2020. The year-over-year improvement was primarily driven by lower interest expense. Total interest expense for the three months ended March 31, 2021 declined $91.1 million or 46% to $105.4 million compared to the three months ended March 31, 2020. Prepayment income for the three months ended March 31, 2021 totaled $19.7 million, up 87% or $9.1 million compared to the three months ended March 31, 2020. Excluding the impact from prepayment income, net interest income on a non-GAAP basis would have been $298.0 million, up $64.1 million or 27% compared to the year-ago quarter.

The Company’s NIM also continued to improve. For the three months ended March 31, 2021, the NIM increased one bp to 2.48% on a linked-quarter basis and up 47 bps on a year-over-year comparison. As with the improvement in the Company’s net interest income, the improvement in the NIM was driven by lower funding costs. The Company’s overall cost of funds declined 12 bps on a linked-quarter basis and 88 bps on a year-over-year basis to 0.94%. During the current first quarter, the average cost of deposits decreased to 0.46%, down 15 bps compared to the previous quarter and down 116 bps compared to the year-ago quarter. Prepayment income contributed 15 bps to the current quarter’s NIM, down two bps compared to the previous quarter, but up six bps compared to the year-ago quarter. Excluding the contribution from prepayment income, the first quarter NIM, on a non-GAAP basis, would have been 2.33%, up three bps compared to the previous quarter and up 41 bps compared to the year-ago quarter.

Operating Expenses Trended Lower

For the three months ended March 31, 2021, non-interest expenses totaled $132.4 million, down 1% compared to the previous quarter, but up 5% compared to the year-ago quarter. On a linked-quarter basis, compensation and benefits expense increased 8% to $78.0 million, but was partially offset by a 14% decrease in general and administrative expenses. This decrease was primarily due to a decrease in professional fees and a recovery on previously written down repossessed taxi medallions. The efficiency ratio dropped below 40% during the three months ended March 31, 2021 to 39.87% compared to 41.36% in the fourth quarter of 2020 and compared to 48.03% in the first quarter of 2020.

Strong Growth in Deposits

At March 31, 2021, total deposits increased $1.8 billion or 22% annualized to $34.2 billion compared to December 31, 2020. During the first quarter, we began working with our technology partners on a program to bring in additional low-cost deposits. The first step of this new relationship was to take in deposits related to the Economic Impact Payments (“EIP”) associated with the federal stimulus plans. At quarter-end, these deposits totaled $1.6 billion and were all non-interest bearing accounts. In addition to the growth in non-interest bearing accounts, savings accounts grew $628.0 million or 39% annualized to $7.0 billion compared to the previous quarter, while at the same time, higher cost CD balances continued to decline. Total CDs declined $716.4 million or 28% annualized compared to December 31, 2020.

Asset Quality Remains Pristine

The Company’s asset quality metrics continued to be solid during the current first quarter, reflecting the underlying strength of our loan portfolio. NPAs at March 31, 2021 totaled $41.3 million, down 10% compared to $46.1 million at December 31, 2020, or seven bps of total assets compared to eight bps in the previous quarter. Total NPLs at March 31, 2021 declined 12% to $33.2 million compared to December 31, 2020. This decline was driven primarily by a decline in other non-accrual loans, which consist largely of taxi medallion-related non-accrual loans. Non-performing taxi medallion-related assets at March 31, 2021 were $14.9 million down $10.2 million or 41% compared to December 31, 2020.

During the second quarter of last year, the Company implemented various loan modification programs with some of its borrowers, in accordance with the CARES Act. These modifications were primarily full-payment deferrals for an initial six-month period, with the ability to extend again at the end of the deferral period, at the Bank’s discretion. The majority of these deferrals were eligible to come off of their initial deferral period during the fourth quarter of 2020, with the remaining eligible to come off of their initial deferral period during the first quarter of 2021. Accordingly, as of March 31, 2021, 100% or $6.1 billion of our full-payment loan deferrals have returned to payment status. In addition, approximately $2.5 billion or 6% of total loans have been modified and are currently paying interest-only and escrow. The majority of these loans are scheduled to come off of their deferral period during the second quarter of the year. At this point, we expect the majority of these loans to return to full-payment status once they come off of their deferral period.

Recent Events

Declaration of Dividend on Common Shares

On April 22, 2021, our Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.17 per share. The dividend is payable on May 18, 2021 to common shareholders of record as of May 7, 2021.

Acquisition of Flagstar Bancorp, Inc. (“Flagstar”)

On April 26, 2021, the Company announced that it had entered into a definitive merger agreement under which it would acquire Flagstar in a 100% stock transaction valued at the time at $2.6 billion. Under terms of the agreement, which was unanimously approved by the Boards of Directors of both companies, Flagstar shareholders will receive 4.0151 shares of New York Community common stock for each Flagstar share they own. Following completion of the transaction, New York

Community shareholders are expected to own 68% of the combined company, while Flagstar shareholders are expected to own 32% of the combined company.

The new company will have over $87 billion in total assets, operate nearly 400 traditional branches in nine states, and 87 retail home lending offices across a 28-state footprint. It will have its headquarters on Long Island, N.Y. with regional headquarters in Troy, Michigan, including Flagstar’s mortgage operations. The transaction is expected to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions, including the receipt of the requisite regulatory approvals and approval by the shareholders of each company.

Critical Accounting Policies

We consider certain accounting policies to be critically important to the portrayal of our financial condition and results of operations, since they require management to make complex or subjective judgments, some of which may relate to matters that are inherently uncertain. The inherent sensitivity of our consolidated financial statements to these critical accounting policies, and the judgments, estimates, and assumptions used therein, could have a material impact on our financial condition or results of operations.

We have identified the following to be critical accounting policies: the determination of the allowance for credit losses on loans and leases; and the determination of the amount, if any, of goodwill impairment.

The judgments used by management in applying these critical accounting policies may be influenced by adverse changes in the economic environment, which may result in changes to future financial results.

Allowance for Credit Losses on Loans and Leases

The Company’s January 1, 2020, adoption of ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments,” resulted in a significant change to our methodology for estimating the allowance since December 31, 2019. ASU No. 2016-13 replaces the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. The measurement of expected credit losses under CECL is applicable to financial assets measured at amortized cost, including loan receivables. It also applies to off-balance sheet exposures not accounted for as insurance and net investments in leases accounted for under ASC Topic 842.

The allowance for loan and lease losses is deducted from the amortized cost basis of a financial asset or a group of financial assets so that the balance sheet reflects the net amount the Company expects to collect. Amortized cost is the principal balance outstanding, net of purchase premiums and discounts, fair value hedge accounting adjustments, and deferred fees and costs. Subsequent changes (favorable and unfavorable) in expected credit losses are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense. Management estimates the allowance by projecting probability-of-default, loss-given-default and exposure-at-default depending on economic parameters for each month of the remaining contractual term. Economic parameters are developed using available information relating to past events, current conditions, and economic forecasts. The Company’s economic forecast period reverts to a historical norm based on inputs after 24 months. Historical credit experience provides the basis for the estimation of expected credit losses, with adjustments made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency levels and terms, as well as for changes in environmental conditions, such as changes in legislation, regulation, policies, administrative practices or other relevant factors. Expected credit losses are estimated over the contractual term of the loans, adjusted for forecasted prepayments when appropriate. The contractual term excludes potential extensions or renewals. The methodology used in the estimation of the allowance for credit losses on loans and leases, which is performed at least quarterly, is designed to be dynamic and responsive to changes in portfolio credit quality and forecasted economic conditions. Each quarter, we reassess the appropriateness of the economic period, the reversion period and historical mean at the portfolio segment level, considering any required adjustments for differences in underwriting standards, portfolio mix, and other relevant data shifts over time.

The allowance for loan and lease losses is measured on a collective (pool) basis when similar risk characteristics exist. Management believes the products within each of the entity’s portfolio classes exhibit similar risk characteristics. Loans that are determined to have unique risk characteristics are evaluated on an individual basis by management. If a loan is determined to be collateral dependent, or meets the criteria to apply the collateral dependent practical expedient, expected credit losses are determined based on the fair value of the collateral at the reporting date, less costs to sell as appropriate. The macroeconomic data used in the quantitative models are based on an economic forecast period of 24 months. The Company leverages economic projections including property market and prepayment forecasts from established independent third parties to inform its loss drivers in the forecast. Beyond this forecast period, we revert to a historical average loss rate. This reversion to the historical average loss rate is performed on a straight-line basis over 12 months.

The portfolio segment represents the level at which a systematic methodology is applied to estimate credit losses. Smaller pools of homogenous financing receivables with homogeneous risk characteristics were modeled using the methodology selected for the portfolio segment to which factors in the qualitative scorecard include: concentration, modeling and forecast imprecision and limitations, policy and underwriting, prepayment uncertainty, external factors, nature and volume, management, and loan review. Each factor is subject to an evaluation of metrics, consistently applied, to measure adjustments needed for each reporting period.

Loans that do not share risk characteristics are evaluated on an individual basis. These include loans that are in nonaccrual status with balances above management determined materiality thresholds depending on loan class and also loans that are designated as TDR or “reasonably expected TDR” (criticized, classified, or maturing loans that will have a modification processed within the next three months). In addition, all taxi medallion loans are individually evaluated.

The Company maintains an allowance for credit losses on off-balance sheet credit exposures. At March 31, 2021, and December 31, 2020, the allowance for credit losses on off-balance sheet credit exposures was $12.3 million and $11.9 million, respectively. We estimate expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their estimated life. The Company examined historical credit conversion factor (“CCF”) trends to estimate utilization rates, and chose an appropriate mean CCF based on both management judgment and quantitative analysis. Quantitative analysis involved examination of CCFs over a range of fund-up windows (between 12 and 36 months) and comparison of the mean CCF for each fund-up window with management judgment determining whether the highest mean CCF across fund-up windows made business sense. The Company applies the same standards and estimated loss rates to the credit exposures as to the related class of loans.

For the three months ended March 31, 2021 the allowance for loan and lease losses increased primarily due to macroeconomic factors surrounding the COVID-19 pandemic, specifically the resultant estimated decreases in property values. The forecast scenario includes low single digit growth of Gross Domestic Product (“GDP”), while unemployment remains elevated into the forecasted time horizon. In addition to these quantitative inputs, several qualitative factors were considered, including the risk that the economic decline proves to be more severe and/or prolonged than our baseline forecast which also increased our allowance for loan and lease credit losses. The impact of the unprecedented fiscal stimulus and changes to federal and local laws and regulations, including changes to various government sponsored loan programs, was also considered.

Current Expected Credit Losses

At December 31, 2019, the allowance for loan and lease losses totaled $147.6 million. On January 1, 2020, the Company adopted the CECL methodology under ASU Topic 326. Upon adoption, we recognized an increase in the ACL of $1.9 million as a “Day 1” transition adjustment from changes in methodology, with a corresponding decrease in retained earnings. At March 31, 2021, the ACL totaled $197.8 million, up $3.7 million compared to December 31, 2020 driven by a provision for credit losses of $3.2 million and net recoveries of $517,000 during the first three months of 2021.

Separately, at December 31, 2019, the Company had an allowance for unfunded commitments of $461,000. With the adoption of CECL on January 1, 2020, we recognized a “Day 1” transition adjustment of $12.5 million. At March 31, 2021, the allowance for unfunded commitments totaled $12.3 million.

(in thousands)	Loans and Leases	Unfunded Commitments
Allowance for credit losses on loans and leases at December 31, 2020	$194,043	$11,939
Q1 2021 provision for credit losses	3,198	371
Q1 2021 net recoveries	517	—

Allowance for credit losses on loans and leases at March 31, 2021	$197,758	$12,310

See Note 6, Allowance for Credit Losses on Loans and Leases for a further discussion of our Allowance for Credit Losses.

Goodwill Impairment

The Company adopted, on a prospective basis, ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment on January 1, 2020. We have significant intangible assets as of March 31, 2021, including goodwill of $2.4 billion. In connection with our acquisitions, the assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill represents the excess of the purchase price of our acquisitions over the fair value of identifiable net assets acquired, including other identified intangible assets. We test our goodwill for impairment at the reporting unit level. We have identified one reporting unit which is the same as our operating segment and reportable segment. If we change our strategy or if market conditions shift, our judgments may change, which may result in adjustments to the recorded goodwill balance.

We perform our goodwill impairment test in the fourth quarter of each year, or more often if events or circumstances warrant. For annual goodwill impairment testing, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude that this is the case, we would compare the fair value the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized, however, would not exceed the total amount of goodwill allocated to that reporting unit. Additionally, we would consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable.

The Company assessed the environment in the first quarter of 2021, including the estimated impact of the COVID-19 pandemic on macroeconomic variables and economic forecasts and how those might impact the fair value of our reporting unit. After consideration of the items above and the first three months of 2021 results, the Company determined it was not more-likely-than-not that the fair value of any reporting unit was below book value as of March 31, 2021. We will continue to monitor and evaluate the impact of COVID-19 and its impact on our market capitalization, overall economic conditions, and any triggering events that may indicate an impairment of goodwill in the future.

Balance Sheet Summary

At March 31, 2021, total assets were $57.7 billion, up $1.4 billion or 10% on an annualized basis compared to December 31, 2020. The growth was driven by several factors, including strong double-digit growth in total deposits, which drove the significant increase in the level of cash and cash equivalents, an increase in the securities portfolio, and modest growth in total loans and leases held for investment.

The level of cash balances increased $775.0 million to $2.7 billion compared to the prior quarter. Total securities, consisting primarily of available-for-sale securities, also increased as the Company continued to buy securities as long-term interest rates increased during the first quarter and the yield curve steepened. Total securities grew $348.8 million to $6.2 billion, or 24% annualized compared to December 31, 2020.

Total loans and leases held for investment rose $241.5 million to $43.1 million or 2% annualized compared to December 31, 2020. The growth during the current first quarter was driven by growth in our specialty finance portfolio and by a rebound in the CRE portfolio, while multi-family loans declined modestly.

At March 31, 2021, the multi-family portfolio was relatively unchanged, declining a modest $40.9 million to $32.2 billion compared to December 31, 2020, but increased $924.7 million or 3% on a year-over-year basis. The specialty finance portfolio increased $136.1 million or 18% annualized to $3.2 billion compared to year-end 2020 and was up $160.3 million or 5% compared to the year-ago quarter. The CRE portfolio rebounded during the current quarter, increasing $191.5 million or 11% annualized compared to December 31, 2020, but was flat compared to the year-ago quarter. C&I loans declined $42.4 million or 43% annualized to $352.0 million and declined $81.9 million or 19% compared to the year-ago quarter.

Total deposits at March 31, 2021 increased $1.8 billion or 22% annualized to $34.2 billion compared to December 31, 2020, primarily due to our new relationship with several of our technology partners. This led to substantial growth in non-interest bearing accounts. Non-interest bearing accounts rose $1.8 billion or 58% (not annualized) compared to December 31, 2020 and up $2.2 billion or 81% compared to the year-ago quarter. The relationship with our technology partners accounted for $1.6 billion of this increase. In addition to the growth in non-interest bearing accounts, we also grew savings accounts $628.0 million to $7.0 billion, up 39% annualized compared to the previous quarter and up 42% or $2.1 billion compared to the year-ago quarter. At the same time, CD balances continued to decline. CDs dropped $716.4 million or 28% annualized to $9.6 billion and $4.5 billion or 32% compared to the year-ago quarter.

Totaled borrowed funds at March 31, 2021 decreased $324.8 million or 8% annualized to $15.8 billion compared to December 31, 2020, but increased $826.0 million or 6% compared to March 31, 2020.

Total stockholders’ equity was $6.8 billion at March 31, 2021, relatively unchanged compared to the previous quarter and rose $159.1 million or 2% compared to the year-ago quarter. Excluding goodwill and preferred stock, tangible common stockholders’ equity totaled $3.9 billion as of March 31, 2021, unchanged relative to the previous quarter and up $159.1 million or 4% compared to the year-ago quarter. Book value per common share was $13.53 at March 31, 2021 compared to $13.66 at December 31, 2020 and to $13.15 compared to March 31, 2020.

Common stockholders’ equity to total assets was 10.92% at March 31, 2021 compared to 11.26% and 11.31%, as of December 31, 2020 and March 31, 2020, respectively. On a tangible basis, tangible book value per common share was $8.32 at March 31, 2021 compared to $8.43 at December 31, 2020 and $7.95 at March 31, 2020. Tangible common stockholders’ equity to tangible assets was 7.00% at the end of the current first quarter compared to 7.26% at the previous quarter and 7.15% compared to the year-ago quarter.

Loans and Leases

Loans and Leases Originated for Investment

The majority of the loans we originate are loans and leases held for investment and most of the held-for-investment loans we produce are multi-family loans. Our production of multi-family loans began over five decades ago in the five boroughs of New York City, where the majority of the rental units currently consist of non-luxury, rent-regulated apartments featuring below-market rents. In addition to multi-family loans, our portfolio of loans held for investment contains a number of CRE loans, most of which are secured by income-producing properties located in New York City and Long Island.

In addition to multi-family and CRE loans, our specialty finance loans and leases have become an increasingly larger portion of our overall loan portfolio. The remainder of our portfolio includes smaller balances of C&I loans, one-to-four family loans, ADC loans, and other loans held for investment. The majority of C&I loans consist of loans to small- and mid-size businesses.

During the current first quarter, the Company originated $2.5 billion of loans and leases held for investment, exceeding the fourth quarter pipeline by $1.0 billion, but down 34% compared to the fourth quarter of last year and down 7% compared to the first quarter of last year. The linked-quarter decrease was due to a 47% decline in multi-family loan originations, a 13% decline in CRE loan originations, and a 48% decline in other C&I loan originations. This was offset by a 21% linked-quarter increase in specialty finance originations.

The following table presents information about the loans held for investment we originated for the respective periods:

	For the Three Months Ended		March 31, 2021 compared to
	March 31, 2021	March 31, 2020	March 31, 2020
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$1,465,831	$1,417,219	$48,612
Commercial real estate	443,207	191,651	251,556
One-to-four family residential	21,520	27,196	(5,676)
Acquisition, development, and construction	6,622	4,908	1,714

Total mortgage loans originated for investment	1,937,180	1,640,974	296,206

Other Loans Originated for Investment:
Specialty Finance	541,494	957,393	(415,899)
Other commercial and industrial	62,507	122,386	(59,879)
Other	1,137	925	212

Total other loans originated for investment	605,138	1,080,704	(475,566)

Total Loans Originated for Investment	$2,542,318	$2,721,678	$(179,360)

Loans and Leases Held for Investment

The individual held-for-investment loan portfolios are discussed in detail below.

Multi-Family Loans

Multi-family loans are our principal asset. The loans we produce are primarily secured by non-luxury residential apartment buildings in New York City that are rent-regulated and feature below-market rents—a market we refer to as our “Primary Lending Niche.” The majority of our multi-family loans are made to long-term owners of buildings with apartments that are subject to rent regulation and feature below-market rents.

At March 31, 2021, total multi-family loans represented $32.2 billion or 75% of total loans and leases held for investment. The average multi-family loan had a principal balance of $6.6 million and an average weighted life of 2.4 years.

At March 31, 2021, 79% of our multi-family loans were secured by rental apartment buildings in the New York City metro area and 3.0% were secured by buildings elsewhere in New York State. The remaining multi-family loans were secured by buildings outside these markets, including in the four other states we operate in.

In addition, 69% or $22.1 billion of the Company’s overall multi-family portfolio is secured by properties in New York State, of which $19.3 billion are subject to rent regulation laws. The weighted average LTV of the rent-regulated segment of the multi-family portfolio was 54.37%, as of March 31, 2021, 312 bps below the overall multi-family weighted average LTV of 57.49%.

While a small percentage of our multi-family loans are ten-year fixed rate credits, the vast majority of our multi-family loans feature a term of ten or twelve years, with a fixed rate of interest for the first five or seven years of the loan, and an alternative rate of interest in years six through ten or eight through twelve. The rate charged in the first five or seven years is generally based on intermediate-term interest rates plus a spread. During the remaining years, the loan resets to an annually adjustable rate that is tied to the prime rate of interest, plus a spread. Alternately, the borrower may opt for a fixed rate that is tied to the five-year fixed advance rate of the FHLB-NY, plus a spread. The fixed-rate option also requires the payment of one percentage point of the then-outstanding loan balance. In either case, the minimum rate at repricing is equivalent to the rate in the initial five-or seven-year term.

Multi-family loans that refinance within the first five or seven years are typically subject to an established prepayment penalty schedule. Depending on the remaining term of the loan at the time of prepayment, the penalties normally range from five percentage points to one percentage point of the then-current loan balance. If a loan extends past the fifth or seventh year and the borrower selects the fixed-rate option, the prepayment penalties typically reset to a range of five points to one point over years six through ten or eight through twelve. For example, a ten-year multi-family loan that prepays in year three would generally be expected to pay a prepayment penalty equal to three percentage points of the remaining principal balance. A twelve-year multi-family loan that prepays in year one or two would generally be expected to pay a penalty equal to five percentage points.

Because prepayment penalties are recorded as interest income, they are reflected in the average yields on our loans and interest-earning assets, our net interest rate spread and net interest margin, and the level of net interest income we record. No assumptions are involved in the recognition of prepayment income, as such income is only recorded when cash is received.

Our success as a multi-family lender partly reflects the solid relationships we have developed with the market’s leading mortgage brokers, who are familiar with our lending practices, our underwriting standards, and our long-standing practice of basing our loans on the existing, in-place cash flows produced by the properties. The process of producing such loans is generally four to six weeks in duration and, because the multi-family market is largely broker-driven, the expense incurred in sourcing such loans is substantially reduced.

Our emphasis on multi-family loans is driven by several factors, including their structure, which reduces our exposure to interest rate volatility to some degree. Another factor driving our focus on multi-family lending has been the comparative quality of the loans we produce. Reflecting the nature of the buildings securing our loans, our underwriting standards, and the generally conservative LTV ratios our multi-family loans feature at origination, a relatively small percentage of the multi-family loans that have transitioned to non-performing status have actually resulted in losses, even when the credit cycle has taken a downward turn.

We primarily underwrite our multi-family loans based on the current cash flows produced by the collateral property, with a reliance on the “income” approach to appraising the properties, rather than the “sales” approach. The sales approach is subject to fluctuations in the real estate market, as well as general economic conditions, and is therefore likely to be more risky in the event of a downward credit cycle turn. We also consider a variety of other factors, including the physical condition of the underlying property; the net operating income of the mortgaged premises prior to debt service; the DSCR, which is the ratio of the property’s net operating income to its debt service; and the ratio of the loan amount to the appraised value (i.e., the LTV) of the property.

In addition to requiring a minimum DSCR of 120% on multi-family buildings, we obtain a security interest in the personal property located on the premises, and an assignment of rents and leases. Our multi-family loans generally represent no more than 75% of the lower of the appraised value or the sales price of the underlying property, and typically feature an amortization period of 30 years. In addition, some of our multi-family loans may contain an initial interest-only period which typically does not exceed two years; however, these loans are underwritten on a fully amortizing basis.

Commercial Real Estate Loans

At March 31, 2021, CRE loans represented $7.0 billion or 16% of total loans and leases held for investment. The average CRE loan had a principal balance of $7.0 million and an average weighted life of 2.4 years.

The CRE loans originated by the Company are also secured by income-producing properties, such as office buildings, mixed-use buildings (retail storefront on the ground floor and apartment units above the ground floor), retail centers, and multi-tenanted light industrial properties. At March 31, 2021, 85% of our CRE loans were secured by properties in the New York City metro area, while properties in other parts of New York State accounted for 2.2% of the properties securing our CRE loans and properties in all other states accounted for 12.6% combined.

The terms of our CRE loans are similar to the terms of our multi-family credits. While a small percentage of our CRE loans feature ten-year fixed-rate terms, they primarily feature a fixed rate of interest for the first five or seven years of the loan that is generally based on intermediate-term interest rates plus a spread. During years six through ten or eight through twelve, the loan resets to an annually adjustable rate that is tied to the prime rate of interest, plus a spread. Alternately, the borrower may opt for a fixed rate that is tied to the five-year fixed advance rate of the FHLB-NY plus a spread. The fixed-rate option also requires the payment of an amount equal to one percentage point of the then-outstanding loan balance. In either case, the minimum rate at repricing is equivalent to the rate in the initial five- or seven-year term.

Prepayment penalties also apply to our CRE loans. Depending on the remaining term of the loan at the time of prepayment, the penalties normally range from five percentage points to one percentage point of the then-current loan balance. If a loan extends past the fifth or seventh year and the borrower selects the fixed rate option, the prepayment penalties typically reset to a range of five points to one point over years six through ten or eight through twelve. Our CRE loans tend to refinance within two to three years of origination, as reflected in the expected weighted average life of the CRE portfolio noted above.

Specialty Finance Loans and Leases

At March 31, 2021, specialty finance loans and leases totaled $3.4 billion or 7.9% of total loans and leases held for investment.

We produce our specialty finance loans and leases through a subsidiary that is staffed by a group of industry veterans with expertise in originating and underwriting senior securitized debt and equipment loans and leases. The subsidiary participates in syndicated loans that are brought to them, and equipment loans and leases that are assigned to them, by a select group of nationally recognized sources, and are generally made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide.

The specialty finance loans and leases we fund fall into three categories: asset-based lending, dealer floor-plan lending, and equipment loan and lease financing. Each of these credits is secured with a perfected first security interest in, or outright ownership of, the underlying collateral, and structured as senior debt or as a non-cancelable lease. Asset-based and dealer floor-plan loans are priced at floating rates predominately tied to LIBOR, while our equipment financing credits are priced at fixed rates at a spread over Treasuries.

Since launching our specialty finance business in the third quarter of 2013, no losses have been recorded on any of the loans or leases in this portfolio.

C&I Loans

At March 31, 2021, C&I loans totaled $350.8 million or 0.82% of total loans and leases held for investment. Included in the quarter-end balance were $16.6 million of taxi medallion-related loans.

The C&I loans we produce are primarily made to small and mid-size businesses in the five boroughs of New York City and on Long Island. Such loans are tailored to meet the specific needs of our borrowers, and include term loans, demand loans, revolving lines of credit, and, to a much lesser extent, loans that are partly guaranteed by the Small Business Administration.

A broad range of C&I loans, both collateralized and unsecured, are made available to businesses for working capital (including inventory and accounts receivable), business expansion, the purchase of machinery and equipment, and other general corporate needs. In determining the term and structure of C&I loans, several factors are considered, including the purpose, the collateral, and the anticipated sources of repayment. C&I loans are typically secured by business assets and personal guarantees of the borrower, and include financial covenants to monitor the borrower’s financial stability.

The interest rates on our other C&I loans can be fixed or floating, with floating-rate loans being tied to prime or some other market index, plus an applicable spread. Our floating-rate loans may or may not feature a floor rate of interest. The decision to require a floor on other C&I loans depends on the level of competition we face for such loans from other institutions, the direction of market interest rates, and the profitability of our relationship with the borrower.

Acquisition, Development, and Construction Loans

ADC loans at March 31, 2021 totaled $115.9 million and represented 0.27% of total loans and leases held for investment. Because ADC loans are generally considered to have a higher degree of credit risk, especially during a downturn in the business cycle, borrowers are required to provide a guarantee of repayment and completion.

One-to-Four Family Loans

At March 31, 2021, one-to-four family loans totaled $208.1 million or 0.48% of total loans and leases held for investment.

Other Loans

Other loans totaled $5.6 million at March 31, 2021 and consisted mainly of overdraft loans and loans to non-profit organizations. We currently do not offer home equity loans or home equity lines of credit.

Loans Held for Sale

At March 31, 2021, the Company has $141.4 million in loans held for sale, up $24.3 million compared to December 31, 2020. The majority of these loans in both periods are part of the Paycheck Protection Program (the “PPP”). At March 31, 2020, the Company did not have any loans designated as held for sale.

Lending Authority

The loans we originate for investment are subject to federal and state laws and regulations, and are underwritten in accordance with loan underwriting policies approved by the Management Credit Committee, the Commercial Credit Committee and the Mortgage and Real Estate and Credit Committees of the Board, and the Board of Directors of the Bank.

C&I loans less than or equal to $3.0 million are approved by the joint authority of lending officers. C&I loans in excess of $3.0 million and all multi-family, CRE, ADC, and Specialty Finance loans regardless of amount are required to be presented to the Management Credit Committee for approval. Multi-family, CRE, and C&I loans in excess of $5.0 million and Specialty Finance in excess of $15.0 million are also required to be presented to the Commercial Credit Committee and the Mortgage and Real Estate Committee of the Board, as applicable so that the Committees can review the loan’s associated risks. The Commercial Credit and Mortgage and Real Estate Committees have authority to direct changes in lending practices as they deem necessary or appropriate in order to address individual or aggregate risks and credit exposures in accordance with the Bank’s strategic objectives and risk appetites.

All mortgage loans in excess of $50.0 million, specialty finance loans in excess of $15.0 million and all other C&I loans in excess of $5.0 million require approval by the Mortgage and Real Estate Committee or the Credit Committee of the Board, as applicable.

In addition, all loans of $20.0 million or more originated by the Bank continue to be reported to the Board of Directors.

At March 31, 2021, the largest mortgage loan in our portfolio was a $329.0 million multi-family loan collateralized by six properties located in Brooklyn, New York. As of the date of this report, the loan has been current since origination.

Geographical Analysis of the Portfolio of Loans Held for Investment

The following table presents a geographical analysis of the multi-family and CRE loans in our held-for-investment loan portfolio at March 31, 2021:

	At March 31, 2021
	Multi-Family Loans		Commercial Real Estate Loans
(dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
New York City:
Manhattan	$7,688,174	23.88%	$3,127,924	44.51%
Brooklyn	6,012,604	18.68	462,638	6.58
Bronx	3,948,218	12.26	156,373	2.23
Queens	2,889,237	8.97	623,942	8.88
Staten Island	137,325	0.43	51,525	0.73

Total New York City	$20,675,558	64.22%	$4,422,402	62.93%

New Jersey	4,209,730	13.08	558,601	7.95
Long Island	486,224	1.51	1,011,777	14.40

Total Metro New York	$25,371,512	78.81%	$5,992,780	85.28%

Other New York State	957,057	2.97	152,803	2.17
All other states	5,866,687	18.22	881,653	12.55

Total	$32,195,256	100.00%	$7,027,236	100.00%

At March 31, 2021, the largest concentration of ADC loans held for investment was located in Metro New York, with a total of $98.5 million at that date. The majority of our other loans held for investment were secured by properties and/or businesses located in Metro New York.

Outstanding Loan Commitments

At March 31, 2021, we had outstanding loan commitments of $2.8 billion, as compared to $2.5 billion from the level at December 31, 2020.

Multi-family, CRE, ADC and 1-4 family loans together represented $628.4 million of held-for-investment loan commitments at the end of the quarter, while other loans represented $2.2 billion. Included in the latter amount were commitments to originate specialty finance loans and leases of $1.5 billion and commitments to originate other C&I loans of $620.6 million.

In addition to loan commitments, we had commitments to issue financial stand-by, performance stand-by, and commercial letters of credit totaling $288.6 million at March 31, 2021, an $87.3 million decrease from the volume at December 31, 2020. The fees we collect in connection with the issuance of letters of credit are included in Fee Income in the Consolidated Statements of Income and Comprehensive Income.

Asset Quality

Non-Performing Loans and Repossessed Assets

NPAs at March 31, 2021 totaled $41.3 million, down 10% compared to $46.1 million at December 31, 2020, representing 0.07% of total assets as compared to 0.08% at the previous quarter.

NPLs at March 31, 2021 declined 12% to $33.2 million compared to $37.8 million at December 31, 2020, representing 0.08% of total loans compared to 0.09% for the previous quarter. Included in the first quarter amount were $10.1 million in non-accrual taxi medallion-related loans compared to $18.6 million for the previous quarter.

Total repossessed assets at the end of the first quarter were $8.2 million, relatively unchanged compared to the $8.3 million at the end of the previous quarter. At March 31, 2021, repossessed assets included $4.8 million of repossessed taxi medallions compared to $6.5 million at December 31, 2020. At the end of the current first quarter, the Company’s remaining taxi medallion-related assets totaled $16.6 million compared to $25.2 million in the previous quarter.

For the three months ended March 31, 2021, the Company recorded net recoveries of $517,000 compared to net charge-offs of $10.2 million for the three months ended March 31, 2020. The decrease represents the decline in charge-offs of other C&I and taxi related loans.

The following table presents our non-performing loans by loan type and the changes in the respective balances from December 31, 2020 to March 31, 2021:

	March 31, 2021	December 31, 2020	Change from December 31, 2020 to March 31, 2021
(dollars in thousands)			Amount	Percent
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$9,888	$4,068	$5,820	143%
Commercial real estate	11,573	12,142	(569)	-5%
One-to-four family	1,466	1,696	(230)	-14%
Acquisition, development, and construction	—	—	—	—

Total non-accrual mortgage loans	22,927	17,906	5,021	28%
Non-accrual other loans(1)	10,251	19,879	(9,628)	-48%

Total non-performing loans	$33,178	$37,785	$(4,607)	-12%

(1)	Includes $10.1 million and $18.6 million of non-accrual taxi medallion-related loans at March 31, 2021 and December 31, 2020, respectively.

The following table sets forth the changes in non-performing loans over the three months ended March 31, 2021:

(in thousands)
Balance at December 31, 2020	$37,785
New non-accrual	7,849
Charge-offs	(4,324)
Transferred to repossessed assets	—
Loan payoffs, including dispositions and principal pay-downs	(8,132)
Restored to performing status	—

Balance at March 31, 2021	$33,178

A loan generally is classified as a non-accrual loan when it is 90 days or more past due or when it is deemed to be impaired because the Company no longer expects to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, management ceases the accrual of interest owed, and previously accrued interest is charged against interest income. A loan is generally returned to accrual status when the loan is current and management has reasonable assurance that the loan will be fully collectible. Interest income on non-accrual loans is recorded when received in cash. At March 31, 2021 and December 31, 2020, all of our non-performing loans were non-accrual loans.

We monitor non-accrual loans both within and beyond our primary lending area, which is defined as including: (a) the counties that comprise our CRA Assessment area, and (b) the entirety of the following states: Arizona; Florida; New York; New Jersey; Ohio; and Pennsylvania, in the same manner. Monitoring loans generally involves inspecting and re-appraising the collateral properties; holding discussions with the principals and managing agents of the borrowing entities and/or retained legal counsel, as applicable; requesting financial, operating, and rent roll information; confirming that hazard insurance is in place or force-placing such insurance; monitoring tax payment status and advancing funds as needed; and appointing a receiver, whenever possible, to collect rents, manage the operations, provide information, and maintain the collateral properties.

It is our policy to order updated appraisals for all non-performing loans, irrespective of loan type, that are collateralized by multi-family buildings, CRE properties, or land, in the event that such a loan is 90 days or more past due, and if the most recent appraisal on file for the property is more than one year old. Appraisals are ordered annually until such time as the loan becomes performing and is returned to accrual status. It is not our policy to obtain updated appraisals for performing loans. However, appraisals may be ordered for performing loans when a borrower requests an increase in the loan amount, a modification in loan terms, or an extension of a maturing loan. We do not analyze LTVs on a portfolio-wide basis.

Non-performing loans are reviewed regularly by management and discussed on a monthly basis with the Management Credit Committee, the Commercial and the Mortgage and Real Estate Credit Committees of the Board, and the Boards of Directors of the Company and the Bank, as applicable. Collateral-dependent non-performing loans are written down to their current appraised values, less certain transaction costs. Workout specialists from our Loan Workout Unit actively pursue borrowers who are delinquent in repaying their loans in an effort to collect payment. In addition, outside counsel with experience in foreclosure proceedings are retained to institute such action with regard to such borrowers.

Properties and assets that are acquired through foreclosure are classified as either OREO or repossessed assets, and are recorded at fair value at the date of acquisition, less the estimated cost of selling the property/asset. Subsequent declines in the fair value of OREO or repossessed assets are charged to earnings and are included in non-interest expense. It is our policy to require an appraisal and an environmental assessment of properties classified as OREO before foreclosure, and to re-appraise the properties/assets on an as-needed basis, and not less than annually, until they are sold. We dispose of such properties/assets as quickly and prudently as possible, given current market conditions and the property’s or asset’s condition.

To mitigate the potential for credit losses, we underwrite our loans in accordance with credit standards that we consider to be prudent. In the case of multi-family and CRE loans, we look first at the consistency of the cash flows being generated by the property to determine its economic value using the “income approach,” and then at the market value of the property that collateralizes the loan. The amount of the loan is then based on the lower of the two values, with the economic value more typically used.

The condition of the collateral property is another critical factor. Multi-family buildings and CRE properties are inspected from rooftop to basement as a prerequisite to approval, with a member of the Mortgage or Credit Committee participating in inspections on multi-family loans to be originated in excess of $7.5 million, and a member of the Mortgage or Credit Committee participating in inspections on CRE loans to be originated in excess of $4.0 million. We continue to conduct inspections as per the aforementioned policy, however, due to the COVID-19 pandemic, currently full access to some properties and buildings may be limited. Furthermore, independent appraisers, whose appraisals are carefully reviewed by our experienced in-house appraisal officers and staff, perform appraisals on collateral properties. In many cases, a second independent appraisal review is performed.

In addition to underwriting multi-family loans on the basis of the buildings’ income and condition, we consider the borrowers’ credit history, profitability, and building management expertise. Borrowers are required to present evidence of their ability to repay the loan from the buildings’ current rent rolls, their financial statements, and related documents.

In addition, we work with a select group of mortgage brokers who are familiar with our credit standards and whose track record with our lending officers is typically greater than ten years. Furthermore, in New York City, where the majority of the buildings securing our multi-family loans are located, the rents that tenants may be charged on certain apartments are typically restricted under certain new rent regulation laws. As a result, the rents that tenants pay for such apartments are generally lower than current market rents. Buildings with a preponderance of such rent-regulated apartments are less likely to experience vacancies in times of economic adversity.

Reflecting the strength of the underlying collateral for these loans and the collateral structure, a relatively small percentage of our non-performing multi-family loans have resulted in losses over time. While our multi-family lending niche has not been immune to downturns in the credit cycle, the limited number of losses we have recorded, even in adverse credit cycles, suggests that the multi-family loans we produce involve less credit risk than certain other types of loans. In general, buildings that are subject to rent regulation have tended to be stable, with occupancy levels remaining more or less constant over time. Because the rents are typically below market and the buildings securing our loans are generally maintained in good condition, they have been more likely to retain their tenants in adverse economic times. In addition, we exclude any short-term property tax exemptions and abatement benefits the property owners receive when we underwrite our multi-family loans.

To further manage our credit risk, our lending policies limit the amount of credit granted to any one borrower, and typically require minimum DSCRs of 120% for multi-family loans and 130% for CRE loans. Although we typically lend up to 75% of the appraised value on multi-family buildings and up to 65% on commercial properties, the average LTVs of such credits at origination were below those amounts at March 31, 2021. Exceptions to these LTV limitations are minimal and are reviewed on a case-by-case basis.

The repayment of loans secured by commercial real estate is often dependent on the successful operation and management of the underlying properties. To minimize our credit risk, we originate CRE loans in adherence with conservative underwriting standards, and require that such loans qualify on the basis of the property’s current income stream and DSCR. The approval of a loan also depends on the borrower’s credit history, profitability, and expertise in property management, and generally requires a minimum DSCR of 130% and a maximum LTV of 65%. In addition, the origination of CRE loans typically requires a security interest in the fixtures, equipment, and other personal property of the borrower and/or an assignment of the rents and/or leases. In addition, our CRE loans may contain an interest-only period which typically does not exceed three years; however, these loans are underwritten on a fully amortizing basis.

Multi-family and CRE loans are generally originated at conservative LTVs and DSCRs, as previously stated. Low LTVs provide a greater likelihood of full recovery and reduce the possibility of incurring a severe loss on a credit; in many cases, they reduce the likelihood of the borrower “walking away” from the property. Although borrowers may default on loan payments, they have a greater incentive to protect their equity in the collateral property and to return their loans to performing status. Furthermore, in the case of multi-family loans, the cash flows generated by the properties are generally below-market and have significant value.

With regard to ADC loans, we typically lend up to 75% of the estimated as-completed market value of multi-family and residential tract projects; however, in the case of home construction loans to individuals, the limit is 80%. With respect to commercial construction loans, we typically lend up to 65% of the estimated as-completed market value of the property. Credit risk is also managed through the loan disbursement process. Loan proceeds are disbursed periodically in increments as construction progresses, and as warranted by inspection reports provided to us by our own lending officers and/or consulting engineers.

To minimize the risk involved in specialty finance lending and leasing, each of our credits is secured with a perfected first security interest or outright ownership in the underlying collateral, and structured as senior debt or as a non-cancellable lease. To further minimize the risk involved in specialty finance lending and leasing, we re-underwrite each transaction. In addition, we retain outside counsel to conduct a further review of the underlying documentation.

Other C&I loans are typically underwritten on the basis of the cash flows produced by the borrower’s business, and are generally collateralized by various business assets, including, but not limited to, inventory, equipment, and accounts receivable. As a result, the capacity of the borrower to repay is substantially dependent on the degree to which the business is successful. Furthermore, the collateral underlying the loan may depreciate over time, may not be conducive to appraisal, and may fluctuate in value, based upon the operating results of the business. Accordingly, personal guarantees are also a normal requirement for other C&I loans.

The procedures we follow with respect to delinquent loans are generally consistent across all categories, with late charges assessed, and notices mailed to the borrower, at specified dates. We attempt to reach the borrower by telephone to ascertain the reasons for delinquency and the prospects for repayment. When contact is made with a borrower at any time prior to foreclosure or recovery against collateral property, we attempt to obtain full payment, and will consider a repayment schedule to avoid taking such action. Delinquencies are addressed by our Loan Workout Unit and every effort is made to collect rather than initiate foreclosure proceedings.

The following table presents our loans 30 to 89 days past due by loan type and the changes in the respective balances from December 31, 2020 to March 31, 2021:

	March 31, 2021	December 31, 2020	Change from December 31, 2020 to March 31, 2021
(dollars in thousands)			Amount	Percent
Loans 30-89 Days Past Due:
Multi-family	$961	$4,091	$(3,130)	-77%
Commercial real estate	19,371	9,989	9,382	94%
One-to-four family	—	1,575	(1,575)	-100%
Acquisition, development, and construction	—	—	—	—
Other loans(1)	13	3	10	333%

Total loans 30-89 days past due	$20,345	$15,658	$4,687	30%

(1)	Does not include any past due taxi medallion-related loans at March 31, 2021 and December 31, 2020.

Fair values for all multi-family buildings, CRE properties, and land are determined based on the appraised value. If an appraisal is more than one year old and the loan is classified as either non-performing or as an accruing TDR, then an updated appraisal is required to determine fair value. Estimated disposition costs are deducted from the fair value of the property to determine estimated net realizable value. In the instance of an outdated appraisal on an impaired loan, we adjust the original appraisal by using a third-party index value to determine the extent of impairment until an updated appraisal is received.

While we strive to originate loans that will perform fully, adverse economic and market conditions, among other factors, can adversely impact a borrower’s ability to repay.

Based upon all relevant and available information as of the end of the current third quarter, management believes that the allowance for losses on loans was appropriate at that date.

At March 31, 2021, the Company’s three largest NPLs were one CRE loan with a balance of $8.2 million and two multi-family loans with balances of $6.8 million and $1.8 million.

Troubled Debt Restructurings

In an effort to proactively manage delinquent loans, we have selectively extended to certain borrowers such concessions as rate reductions and extensions of maturity dates, as well as forbearance agreements, when such borrowers have exhibited financial difficulty. In accordance with GAAP, we are required to account for such loan modifications or restructurings as TDRs.

The eligibility of a borrower for work-out concessions of any nature depends upon the facts and circumstances of each transaction, which may change from period to period, and involve management’s judgment regarding the likelihood that the concession will result in the maximum recovery for the Company.

Loans modified as TDRs are placed on non-accrual status until we determine that future collection of principal and interest is reasonably assured. This generally requires that the borrower demonstrate performance according to the restructured terms for at least six consecutive months. At March 31, 2021, non-accrual TDRs included taxi medallion-related loans with a combined balance of $10.0 million.

At March 31, 2021, loans on which concessions were made with respect to rate reductions and/or extensions of maturity dates totaled $32.1 million; loans in connection with which forbearance agreements were reached totaled $146,000 at that date.

Based on the number of loans performing in accordance with their revised terms, our success rates for restructured CRE loans, was 100%. The success rates for restructured one-to-four family and other loans were 50% and 60%, respectively, at March 31, 2021.

Analysis of Troubled Debt Restructurings

The following table sets forth the changes in our TDRs over the three months ended March 31, 2021:

(in thousands)	Accruing	Non-Accrual	Total
Balance at December 31, 2020	$14,967	$19,318	$34,285
New TDRs	—	7,514	7,514
Charge-offs	—	(4,311)	(4,311)
Loan payoffs, including dispositions and principal pay-downs	(73)	(5,217)	(5,290)

Balance at March 31, 2021	$14,894	$17,304	$32,198

On a limited basis, we may provide additional credit to a borrower after a loan has been placed on non-accrual status or classified as a TDR if, in management’s judgment, the value of the property after the additional loan funding is greater than the initial value of the property plus the additional loan funding amount. During the three months ended March 31, 2021, no such additions were made. Furthermore, the terms of our restructured loans typically would not restrict us from cancelling outstanding commitments for other credit facilities to a borrower in the event of non-payment of a restructured loan.

Except for the non-accrual loans and TDRs disclosed in this filing, we did not have any potential problem loans at the end of the current quarter that would have caused management to have serious doubts as to the ability of a borrower to comply with present loan repayment terms and that would have resulted in such disclosure if that were the case.

Loan Deferrals

Under U.S. GAAP, banks are required to assess modifications to a loan’s terms for potential classification as a TDR. A loan to a borrower experiencing financial difficulty is classified as a TDR when a lender grants a concession that it would otherwise not consider, such as a payment deferral or interest concession. In order to encourage banks to work with impacted borrowers, the CARES Act and bank regulators have provided relief from TDR accounting. The main benefits of TDR relief include a capital benefit in the form of reduced risk-weighted assets, as TDRs are more heavily risk-weighted for capital purposes; aging of the loans is frozen, i.e., they will continue to be reported in the same delinquency bucket they were in at the time of modification; and the loans are generally not reported as non-accrual during the modification period.

Under the CARES Act, the Company made the election to deem that loan modifications do not result in TDRs if they are (1) related to the novel coronavirus disease (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the COVID-19 national emergency declaration or (B) December 31, 2020. In December 2020, Congress amended the CARES Act through the Consolidated Appropriation Act of 2021, which provided additional COVID-19 relief to American families and businesses, including extending TDR relief under the CARES Act until the earlier of December 31, 2021 or 60 days following the termination of the national emergency.

During the second quarter of 2020, the Company implemented various loan modification programs with some of its borrowers, in accordance with the CARES Act and interagency regulatory guidance. These modifications were primarily full payment deferrals for an initial six month period, with the ability to extend again at the end of the deferral period, at the Bank’s discretion. Most of these deferrals were entered into during April and May, and were therefore, they were eligible to come off of their deferral period beginning in the fourth quarter of 2020, and the remaining were eligible to come off their deferral during the first quarter of 2021. Accordingly, at March 31, 2021, 100% of the $6.1 billion of loans on deferral had returned to payment status.

In addition, approximately $2.5 billion or 6% of total loans have been modified and are currently paying interest-only and escrow (“principal deferrals”). The majority of these principal deferrals, $2.1 billion or 84%, are scheduled to resume principal payments during the second quarter of 2021. The remaining $400.0 million are scheduled to resume principal payments by year-end.

The following tables reflect, as of March 31, 2021, the aggregate amount of principal deferrals by various category.

Principal Deferrals as of March 31, 2021

	Amount in Deferral	Outstanding Balance	Deferred as a % of Outstanding Balance	Weighted- Average LTV
(in millions)
Multi-family	$1,715	$32,142	5.3%	54.8%
CRE:
Office	$389	$3,235	12.0%	51.7%
Retail	203	1,804	11.3%	61.5%
Mixed use	132	665	19.9%	52.6%
Condo/ Co-op	59	262	22.6%	46.6%
Other	17	1,061	1.6%	61.9%

Sub-total CRE	$800	$7,027	11.4%	54.2%

Total Multi-Family and CRE	2,515	39,169	6.4%	54.6%
Other	20

Total	$2,535

Additionally, the allowance for credit losses on accrued interest receivable on loans, including loans in the deferral program, was $997,891, as of March 31, 2021.

Asset Quality Analysis

The following table presents information regarding our consolidated allowance for credit losses on loans and leases, our non-performing assets, and our 30 to 89 days past due loans at March 31, 2021 and December 31, 2020.

(dollars in thousands)	At or For the Three Months Ended March 31, 2021	At or For the Year Ended December 31, 2020
Allowance for Credit Losses on Loan and Leases:
Balance at beginning of period	$194,043	$147,638
CECL day 1 transition adjustment	—	1,911

Adjusted allowance for credit losses at January 1	194,043	149,549
Provision for credit losses	3,198	63,279
Charge-offs:
Multi-family	(658)	—
Commercial real estate	—	(1,870)
One-to-four family residential	—	(2)
Acquisition, development, and construction	—	—
Other loans	(3,666)	(20,306)

Total charge-offs	(4,324)	(22,178)
Recoveries:
Multi-family	—	755
Commercial real estate	—	354
One-to-four family residential	18	—
Acquisition, development, and construction	2	63
Other loans	4,821	2,221

Total recoveries	4,841	3,393

Net recoveries (charge-offs)	517	(18,785)

Balance at end of period	$197,758	$194,043

Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$9,888	$4,068
Commercial real estate	11,573	12,142
One-to-four family residential	1,466	1,696
Acquisition, development, and construction	—	—

Total non-accrual mortgage loans	22,927	17,906
Other non-accrual loans	10,251	19,879

Total non-performing loans	$33,178	$37,785
Repossessed assets(1)	8,153	8,318

Total non-performing assets	$41,331	$46,103

Asset Quality Measures:
Non-performing loans to total loans	0.08%	0.09%
Non-performing assets to total assets	0.07	0.08
Allowance for credit losses to non-performing loans	596.05	513.55
Allowance for credit losses to total loans	0.46	0.45
Net charge-offs during the period to average loans outstanding during the period	0.00	0.04
Loans 30-89 Days Past Due:
Multi-family	$961	$4,091
Commercial real estate	19,371	9,989
One-to-four family residential	—	1,575
Acquisition, development, and construction	—	—
Other loans	13	3

Total loans 30-89 days past due	$20,345	$15,658

(1)	Includes $4.8 million and $6.5 million of repossessed taxi medallions at March 31, 2021 and December 31, 2020, respectively.

Geographical Analysis of Non-Performing Loans

The following table presents a geographical analysis of our non-performing loans at March 31, 2021:

(in thousands)
New York	$30,350
New Jersey	2,139
All other states	689

Total non-performing loans	$33,178

Securities

At March 31, 2021, total securities increased $348.8 million or 24% annualized on a linked-quarter basis to $6.2 billion, compared to $5.8 billion at December 31, 2020. The purchase of securities has increased due to higher long-term interest rates and a steeper yield curve during the quarter. At the end of the current first quarter, total securities represented 10.7% of total assets compared to 10.4% at the fourth quarter of 2020.

Federal Home Loan Bank Stock

As a member of the FHLB-NY, the Bank is required to acquire and hold shares of its capital stock, and to the extent FHLB borrowings are utilized, may further invest in FHLB stock. At March 31, 2021 and December 31, 2020, the Bank held FHLB-NY stock in the amount of $699.0 million and $714.0 million, respectively. FHLB-NY stock continued to be valued at par, with no impairment required at that date.

Dividends from the FHLB-NY to the Bank totaled $8.5 million and $9.7 million, respectively, in the three months ended March 31, 2021 and 2020.

Bank-Owned Life Insurance

BOLI is recorded at the total cash surrender value of the policies in the Consolidated Statements of Condition, and the income generated by the increase in the cash surrender value of the policies is recorded in Non-Interest Income in the Consolidated Statements of Income and Comprehensive Income. Reflecting an increase in the cash surrender value of the underlying policies, our investment in BOLI increased $1.6 million to $1.2 billion at March 31, 2021 from December 31, 2020.

Goodwill

We record goodwill in our Consolidated Statements of Condition in connection with certain of our business combinations. Goodwill, which is tested at least annually for impairment, refers to the difference between the purchase price and the fair value of an acquired company’s assets, net of the liabilities assumed. Goodwill totaled $2.4 billion at both March 31, 2021 and December 31, 2020. For more information about the Company’s goodwill, see the discussion of “Critical Accounting Policies” earlier in this report.

Sources of Funds

The Parent Company (i.e., the Company on an unconsolidated basis) has three primary funding sources for the payment of dividends, share repurchases, and other corporate uses: dividends paid to the Company by the Bank; capital raised through the issuance of stock; and funding raised through the issuance of debt instruments.

On a consolidated basis, our funding primarily stems from a combination of the following sources: deposits; borrowed funds, primarily in the form of wholesale borrowings; the cash flows generated through the repayment and sale of loans; and the cash flows generated through the repayment and sale of securities.

Loan repayments and sales totaled $2.4 billion in the three months ended March 31, 2021, up $56.7 million from the $2.3 billion recorded in the year-earlier three months. Cash flows from the repayment and sales of securities totaled $495.3 million and $798.1 million, respectively, in the corresponding periods, while purchases of securities totaled $985.6 million and $483.8 million, respectively.

Deposits

Our ability to retain and attract deposits depends on numerous factors, including customer satisfaction, the rates of interest we pay, the types of products we offer, and the attractiveness of their terms. From time to time, we have chosen not to compete actively for deposits, depending on our access to deposits through acquisitions, the availability of lower-cost funding sources, the impact of competition on pricing, and the need to fund our loan demand.

At March 31, 2021, total deposits were $34.2 billion, up $1.8 billion compared to December 31, 2020. At the end of the current first quarter, total deposits represented 59.3% of total assets, while CDs represented 28.1% of total deposits. The majority, or $1.6 billion of this growth occurred in the non-interest-bearing checking category, as the Company is currently working with its technology partners to bring in additional low cost deposits. These deposits are short-term in nature and related to individual spending patterns. We expect these deposits to peak during the second quarter of 2021 and then run off over the next year.

Included in the March 31, 2021 balance of deposits were business institutional deposits of $1.4 billion and municipal deposits of $859.8 million, as compared to $1.3 billion and $1.0 billion, respectively, at December 31, 2020. Brokered deposits remained stable at $5.3 billion, including brokered interest bearing checking of $1.3 billion at March 31, 2021 and December 31, 2020, brokered money market accounts of $3.1 billion at March 31, 2021 and $3.0 billion at December 31, 2020, and brokered CDs of $989 million at March 31, 2021, similar to the balance at December 31, 2020. The extent to which we accept brokered deposits depends on various factors, including the availability and pricing of such wholesale funding sources, and the availability and pricing of other sources of funds.

Borrowed Funds

Borrowed funds consist primarily of wholesale borrowings (i.e., FHLB-NY advances, repurchase agreements, and federal funds purchased) and, to a far lesser extent, junior subordinated debentures and subordinated notes. As of March 31, 2021, borrowed funds declined $324.8 million or 8% annualized to $15.8 billion compared to December 31, 2020, and represented 27.4% of total assets at that date. The decrease was mainly due to a decline in wholesale borrowings, consisting primarily of FHLB-NY advances, which declined to $14.3 billion compared to $14.6 billion at year-end 2020. Also included in wholesale borrowings are repurchase agreements of $800.0 million, unchanged from the balance at December 31, 2020.

Subordinated Notes

On November 6, 2018, the Company issued $300 million aggregate principal amount of its 5.90% Fixed-to-Floating Rate Subordinated Notes due 2028. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include opportunistic repurchases of shares of its common stock pursuant to its previously announced share repurchase program. The Notes were offered to the public at 100% of their face amount. At March 31, 2021, the balance of subordinated notes was $295.8 million, which excludes certain costs related to their issuance.

Junior Subordinated Debentures

Junior subordinated debentures totaled $360.4 million at March 31, 2021, comparable to the balance at December 31, 2020.

Risk Definitions

The following section outlines the definitions of interest rate risk, market risk, and liquidity risk, and how the Company manages market and interest rate risk:

Interest Rate Risk – Interest rate risk is the risk to earnings or capital arising from movements in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (re-pricing risk); from changing rate relationships among different yield curves affecting Company activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest-related options embedded in a bank’s products (options risk). The evaluation of interest rate risk must consider the impact of complex, illiquid hedging strategies or products, and also the potential impact on fee income (e.g. prepayment income) which is sensitive to changes in interest rates. In those situations where trading is separately managed, this refers to structural positions and not trading portfolios.

Market Risk – Market risk is the risk to earnings or capital arising from changes in the value of portfolios of financial instruments. This risk arises from market-making, dealing, and position-taking activities in interest rate, foreign exchange, equity, and commodities markets. Many banks use the term “price risk” interchangeably with market risk; this is because market risk focuses on the changes in market factors (e.g., interest rates, market liquidity, and volatilities) that affect the value of traded instruments. The primary accounts affected by market risk are those which are revalued for financial presentation (e.g., trading accounts for securities, derivatives, and foreign exchange products).

Liquidity Risk – Liquidity risk is the risk to earnings or capital arising from a bank’s inability to meet its obligations when they become due, without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources. Liquidity risk also arises from a bank’s failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.

Management of Market and Interest Rate Risk

We manage our assets and liabilities to reduce our exposure to changes in market interest rates. The asset and liability management process has three primary objectives: to evaluate the interest rate risk inherent in certain balance sheet accounts; to determine the appropriate level of risk, given our business strategy, risk appetite, operating environment, capital and liquidity requirements, and performance objectives; and to manage that risk in a manner consistent with guidelines approved by the Boards of Directors of the Company and the Bank.

Market and Interest Rate Risk

As a financial institution, we are focused on reducing our exposure to interest rate volatility. Changes in interest rates pose one of the greatest challenges to our financial performance, as such changes can have a significant impact on the level of income and expense recorded on a large portion of our interest-earning assets and interest-bearing liabilities, and on the market value of all interest-earning assets, other than those possessing a short term to maturity. To reduce our exposure to changing rates, the Boards of Directors and management monitor interest rate sensitivity on a regular or as needed basis so that adjustments to the asset and liability mix can be made when deemed appropriate.

The actual duration of held-for-investment mortgage loans and mortgage-related securities can be significantly impacted by changes in prepayment levels and market interest rates. The level of prepayments may be impacted by a variety of factors, including the economy in the region where the underlying mortgages were originated; seasonal factors; demographic variables; and the assumability of the underlying mortgages. However, the largest determinants of prepayments are interest rates and the availability of refinancing opportunities.

We manage our interest rate risk by taking the following actions: continue to emphasize the origination and retention of intermediate-term assets, primarily in the form of multi-family and CRE loans; continue to originate certain floating rate C&I loans; depending on funding needs, replace maturing wholesale borrowings with longer term borrowings; and as needed, execute interest rate swaps.

LIBOR Transition Process

On July 27, 2017, the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that it will no longer request banks to submit rates for the calculation of LIBOR after 2021. On November 30, 2020 the ICE Benchmark Administration (“IBA”) announced they will extend the publication of most US Dollar LIBOR (“USD LIBOR”) through June 30, 2023. The FRB established the Alternative Reference Rate Committee (“ARRC”), comprised of a group of private market participants and other members, representing banks and financial sector regulators, to identify a set of alternative reference rates for potential use as benchmarks. The ARRC has recommended the Secured Overnight Financing Rate or “SOFR” as the preferred alternative rate to U.S. dollar LIBOR but Financial Institutions are permitted to select a different index for their products offered.

The Bank has established a sub-committee of its ALCO to address issues related to the phase-out and ultimate transition away from LIBOR to an alternate rate. This sub-committee is led by our Chief Financial Officer and consists of personnel from various departments throughout the Bank including lending, loan administration, credit risk management, finance/treasury, including interest rate risk and liquidity management, information technology, and operations. The Company has LIBOR-based contracts that extend beyond June 30, 2023 included in loans and leases, securities, wholesale borrowings, derivative financial instruments and long-term debt. The sub-committee has reviewed contract fallback language and noted that certain contracts will need updated provisions for the transition and is coordinating with impacted business lines. In complying with industry requirements, the Bank will not offer new LIBOR based production after December 31, 2021.

While the ARRC has recommended SOFR as the replacement for LIBOR, there is acknowledgment that the development of a credit sensitive element could be a complement to SOFR. At this time, it is unclear as to the likelihood and timing of this occurring, but such a development could have an impact on our transition efforts.

Interest Rate Sensitivity Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time frame if it will mature or reprice within that period of time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time frame and the amount of interest-bearing liabilities maturing or repricing within that same period of time.

In a rising interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the cost of its interest-bearing liabilities than it would in the yield on its interest-earning assets, thus producing a decline in its net interest income. Conversely, in a declining rate environment, an institution with a negative gap would generally be expected to experience a lesser reduction in the yield on its interest-earning assets than it would in the cost of its interest-bearing liabilities, thus producing an increase in its net interest income.

In a rising interest rate environment, an institution with a positive gap would generally be expected to experience a greater increase in the yield on its interest-earning assets than it would in the cost of its interest-bearing liabilities, thus producing an increase in its net interest income. Conversely, in a declining rate environment, an institution with a positive gap would generally be expected to experience a lesser reduction in the cost of its interest-bearing liabilities than it would in the yield on its interest-earning assets, thus producing a decline in its net interest income.

At March 31, 2021, our one-year gap was a negative 6.17%, compared to a negative 4.94% at December 31, 2020. The change in our one-year gap from December 31, 2020, primarily reflects a decrease in mortgage and other loans expected to mature or reprice within one year, partially offset by an increase in interest-earning cash and cash equivalents.

The table on the following page sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 2021 which, based on certain assumptions stemming from our historical experience, are expected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown as repricing or maturing during a particular time period were determined in accordance with the earlier of (1) the term to repricing, or (2) the contractual terms of the asset or liability.

The table provides an approximation of the projected repricing of assets and liabilities at March 31, 2021 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For residential mortgage-related securities, prepayment rates are forecasted at a weighted average CPR of 19.55% per annum; for multi-family and CRE loans, prepayment rates are forecasted at weighted average CPRs of 16.65% and 11.03% per annum, respectively. Borrowed funds were not assumed to prepay.

Savings, interest bearing checking and money market accounts were assumed to decay based on a comprehensive statistical analysis that incorporated our historical deposit experience. Based on the results of this analysis, savings accounts were assumed to decay at a rate of 75% for the first five years and 25% for years six through ten. Interest-bearing checking accounts were assumed to decay at a rate of 82% for the first five years and 18% for years six through ten. The decay assumptions reflect the prolonged low interest rate environment and the uncertainty regarding future depositor behavior. Including those accounts having specified repricing dates, money market accounts were assumed to decay at a rate of 92% for the first five years and 8% for years six through ten.

	At March 31, 2021
(dollars in thousands)	Three Months or Less	Four to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	More Than Five Years to 10 Years	More Than 10 Years	Total
INTEREST-EARNING ASSETS:
Mortgage and other loans(1)	$7,348,923	$6,081,362	$16,199,114	$9,812,504	$3,591,390	$58,668	$43,091,961
Mortgage-related securities(2)(3)	324,112	362,730	954,212	549,658	636,032	368,844	3,195,588
Other securities(2)	1,818,468	244,041	53,706	111,682	1,453,404	—	3,681,301
Interest-earning cash and cash equivalents	2,583,685	—	—	—	—	—	2,583,685

Total interest-earning assets	12,075,188	6,688,133	17,207,032	10,473,844	5,680,826	427,512	52,552,535

INTEREST-BEARING LIABILITIES:
Interest-bearing checking and money market accounts	7,603,739	889,659	1,612,087	920,018	1,639,499	—	12,665,002
Savings accounts	1,856,322	2,120,788	736,531	551,807	1,778,154	—	7,043,602
Certificates of deposit	4,760,698	3,900,261	765,777	187,280	282	—	9,614,298
Borrowed funds	513,926	672,661	5,350,000	800,000	8,280,000	142,200	15,758,787

Total interest-bearing liabilities	14,734,685	7,583,369	8,464,395	2,459,105	11,697,935	142,200	45,081,689

Interest rate sensitivity gap per period(4)	$(2,659,497)	$(895,236)	$8,742,637	$8,014,739	$(6,017,109)	$285,312	$7,470,846

Cumulative interest rate sensitivity gap	$(2,659,497)	$(3,554,733)	$5,187,904	$13,202,643	$7,185,534	$7,470,846

Cumulative interest rate sensitivity gap as a percentage of total assets	-4.61%	-6.17%	9.00%	22.90%	12.46%	12.96%
Cumulative net interest-earning assets as a percentage of net interest-bearing liabilities	81.95%	84.07%	116.85%	139.72%	115.99%	116.57%

(1)	For the purpose of the gap analysis, loans held for sale, non-performing loans and the allowances for loan losses have been excluded.
(2)	Mortgage-related and other securities, including FHLB stock, are shown at their respective carrying amounts.
(3)	Expected amount based, in part, on historical experience.
(4)	The interest rate sensitivity gap per period represents the difference between interest-earning assets and interest-bearing liabilities.

Prepayment and deposit decay rates can have a significant impact on our estimated gap. While we believe our assumptions to be reasonable, there can be no assurance that the assumed prepayment and decay rates will approximate actual future loan and securities prepayments and deposit withdrawal activity.

To validate our prepayment assumptions for our multi-family and CRE loan portfolios, we perform a quarterly analysis, during which we review our historical prepayment rates and compare them to our projected prepayment rates. We continually review the actual prepayment rates to ensure that our projections are as accurate as possible, since prepayments on these types of loans are not as closely correlated to changes in interest rates as prepayments on one-to-four family loans tend to be. In addition, we review the call provisions, if any, in our borrowings and investment portfolios and, on a monthly basis, compare the actual calls to our projected calls to ensure that our projections are reasonable.

As of March 31, 2021, the impact of a 100 bp decline in market interest rates for our loans would have had very little impact on prepayment speeds due to the current low interest rates and current coupons being floored at base rates. The impact of a 100 bp increase in market interest rates would have decreased our projected prepayment rates for multi-family and CRE loans by a constant prepayment rate of 3.2% per annum.

Certain shortcomings are inherent in the method of analysis presented in the preceding Interest Rate Sensitivity Analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of the market, while interest rates on other types may lag behind changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in calculating the table. Also, the ability of some borrowers to repay their adjustable-rate loans may be adversely impacted by an increase in market interest rates.

Interest rate sensitivity is also monitored through the use of a model that generates estimates of the change in our Economic Value of Equity (“EVE”) over a range of interest rate scenarios. EVE is defined as the net present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The EVE ratio, under any interest rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates, and deposit decay rates similar to those utilized in formulating the preceding Interest Rate Sensitivity Analysis.

Based on the information and assumptions in effect at March 31, 2021, the following table reflects the estimated percentage change in our EVE, assuming the changes in interest rates noted:

Change in Interest Rates (in basis points)(1)	Estimated Percentage Change in Economic Value of Equity
+100	-4.34%
+200	-13.08%

(1)	The impact of a 100 bp and a 200 bp reduction in interest rates is not presented in view of the current level of the federal funds rate and other short-term interest rates.

The net changes in EVE presented in the preceding table are within the parameters approved by the Boards of Directors of the Company and the Bank.

As with the Interest Rate Sensitivity Analysis, certain shortcomings are inherent in the methodology used in the preceding interest rate risk measurements. Modeling changes in EVE requires that certain assumptions be made which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE Analysis presented above assumes that the composition of our interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, and also assumes that a particular change in interest rates is reflected uniformly across the yield curve, regardless of the duration to maturity or repricing of specific assets and liabilities. Furthermore, the model does not take into account the benefit of any strategic actions we may take to further reduce our exposure to interest rate risk. Accordingly, while the EVE Analysis provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income, and may very well differ from actual results.

We also utilize an internal net interest income simulation to manage our sensitivity to interest rate risk. The simulation incorporates various market-based assumptions regarding the impact of changing interest rates on future levels of our financial assets and liabilities. The assumptions used in the net interest income simulation are inherently uncertain. Actual results may differ significantly from those presented in the following table, due to the frequency, timing, and magnitude of changes in interest rates; changes in spreads between maturity and repricing categories; and prepayments, among other factors, coupled with any actions taken to counter the effects of any such changes.

Based on the information and assumptions in effect at March 31, 2021, the following table reflects the estimated percentage change in future net interest income for the next twelve months, assuming the changes in interest rates noted:

Change in Interest Rates (in basis points)(1)(2)	Estimated Percentage Change in Future Net Interest Income
+100	-1.27%
+200	-3.13%

(1)	In general, short- and long-term rates are assumed to increase in parallel fashion across all four quarters and then remain unchanged.
(2)	The impact of a 100 bp and a 200 bp reduction in interest rates is not presented in view of the current level of the federal funds rate and other short-term interest rates.

Future changes in our mix of assets and liabilities may result in greater changes to our gap, NPV, and/or net interest income simulation.

In the event that our EVE and net interest income sensitivities were to breach our internal policy limits, we would undertake the following actions to ensure that appropriate remedial measures were put in place:

•	Our ALCO Committee would inform the Board of Directors of the variance, and present recommendations to the Board regarding proposed courses of action to restore conditions to within-policy tolerances.

•

In formulating appropriate strategies, the ALCO Committee would ascertain the primary causes of the variance from policy tolerances, the expected term of such conditions, and the projected effect on capital and earnings.

Where temporary changes in market conditions or volume levels result in significant increases in risk, strategies may involve reducing open positions or employing synthetic hedging techniques to more immediately reduce risk exposure. Where variance from policy tolerances is triggered by more fundamental imbalances in the risk profiles of core loan and deposit products, a remedial strategy may involve restoring balance through natural hedges to the extent possible before employing synthetic hedging techniques. Other strategies might include:

•	Asset restructuring, involving sales of assets having higher risk profiles, or a gradual restructuring of the asset mix over time to affect the maturity or repricing schedule of assets;

•	Liability restructuring, whereby product offerings and pricing are altered or wholesale borrowings are employed to affect the maturity structure or repricing of liabilities;

•	Expansion or shrinkage of the balance sheet to correct imbalances in the repricing or maturity periods between assets and liabilities; and/or

•	Use or alteration of off-balance sheet positions, including interest rate swaps, caps, floors, options, and forward purchase or sales commitments.

In connection with our net interest income simulation modeling, we also evaluate the impact of changes in the slope of the yield curve. At March 31, 2021, our analysis indicated that an immediate inversion of the yield curve would be expected to result in a 6.98% decrease in net interest income; conversely, an immediate steepening of the yield curve would be expected to result in a 0.35% increase in net interest income. It should be noted that the yield curve changes in these scenarios were updated, given the changing market rate environment, which resulted in an increase in the income sensitivity.

Liquidity

We manage our liquidity to ensure that cash flows are sufficient to support our operations, and to compensate for any temporary mismatches between sources and uses of funds caused by variable loan and deposit demand.

We monitor our liquidity daily to ensure that sufficient funds are available to meet our financial obligations. Our most liquid assets are cash and cash equivalents, which totaled $2.7 billion and $1.9 billion, respectively, at March 31, 2021 and December 31, 2020. As in the past, our portfolios of loans and securities provided liquidity in the first three months of the year, with cash flows from the repayment and sale of loans totaling $2.4 billion and cash flows from the repayment and sale of securities totaling $495.3 million.

Additional liquidity stems from the retail, institutional, and municipal deposits we gather and from our use of wholesale funding sources, including brokered deposits and wholesale borrowings. We also have access to the Bank’s approved lines of credit with various counterparties, including the FHLB-NY. The availability of these wholesale funding sources is generally based on the available amount of mortgage loan collateral under a blanket lien we have pledged to the respective institutions and, to a lesser extent, the available amount of securities that may be pledged to collateralize our borrowings. At March 31, 2021, our available borrowing capacity with the FHLB-NY was $7.6 billion. In addition, the Company had $6.2 billion of available-for-sale securities, at that date, of which $5.0 billion was unencumbered.

Furthermore, the Bank has an agreement with the FRB-NY that enables it to access the discount window as a further means of enhancing liquidity if need be. In connection with the agreement, the Bank has pledged certain loans and securities to collateralize any funds that may be borrowed. At March 31, 2021, the maximum amount the Bank could borrow from the FRB-NY was $1.2 billion. There were no borrowings outstanding at that date.

Our primary investing activity is loan production. In the first three months of 2021, the volume of loans originated for investment was $2.5 billion. During this time, the net cash used in investing activities totaled $681.2 million. Our operating activities provided net cash of $123.6 million, while the net cash provided by our financing activities totaled $1.3 billion.

CDs due to mature in one year or less as of March 31, 2021 totaled $8.7 billion, representing 95% of total CDs at that date. Our ability to retain these CDs and to attract new deposits depends on numerous factors, including customer satisfaction, the rates of interest we pay on our deposits, the types of products we offer, and the attractiveness of their terms. However, there are times when we may choose not to compete for such deposits, depending on the availability of lower-cost funding, the competitiveness of the market and its impact on pricing, and our need for such deposits to fund loan demand, as previously discussed.

The Parent Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to operating expenses and any share repurchases, the Parent Company is responsible for paying dividends declared to our shareholders. As a Delaware corporation, the Parent Company is able to pay dividends either from surplus or, in case there is no surplus, from net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Parent Company’s ability to pay dividends may also depend, in part, upon dividends it receives from the Bank. The ability of the Bank to pay dividends and other capital distributions to the Parent Company is generally limited by New York State Banking Law and regulations, and by certain regulations of the FDIC. In addition, the Superintendent of the New York State Department of Financial Services (the “Superintendent”), the FDIC, and the FRB, for reasons of safety and soundness, may prohibit the payment of dividends that are otherwise permissible by regulations.

Under New York State Banking Law, a New York State-chartered stock-form savings bank or commercial bank may declare and pay dividends out of its net profits, unless there is an impairment of capital. However, the approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of a bank’s net profits for that year, combined with its retained net profits for the preceding two years.

In the three months ended March 31, 2021, the Bank paid dividends totaling $95.0 million to the Parent Company, leaving $277.4 million they could dividend to the Parent Company without regulatory approval at that date. Additional sources of liquidity available to the Parent Company at March 31, 2021 included $144.7 million in cash and cash equivalents. If the Bank was to apply to the Superintendent for approval to make a dividend or capital distribution in excess of the dividend amounts permitted under the regulations, there can be no assurance that such application would be approved.

Capital Position

On March 17, 2017, we issued 515,000 shares of preferred stock. The offering generated capital of $502.8 million, net of underwriting and other issuance costs, for general corporate purposes, with the bulk of the proceeds being distributed to the Bank.

On October 24, 2018, the Company announced that it had received regulatory approval to repurchase its common stock. Accordingly, the Board of Directors approved a $300 million common share repurchase program. The repurchase program was funded through the issuance of a like amount of subordinated notes. As of March 31, 2021, the Company has repurchased a total of 28.9 million shares at an average price of $9.63 or an aggregate purchase price of $278.1 million, leaving $16.9 million remaining under the current authorization.

Stockholders’ equity, common stockholders’ equity, and tangible common stockholders’ equity include AOCL, which decreased $96.6 million from the balance at the end of last year and $41.6 million from the year-ago quarter to $122.1 million at March 31, 2021. The year-to-date decrease was primarily the result of a $108.7 million change in the net unrealized gain (loss) on available-for-sale securities, net of tax, and a $7.6 million change in the net unrealized loss on cash flow hedges, net of tax, to $25.5 million.

Regulatory Capital

The Bank is subject to regulation, examination, and supervision by the NYSDFS and the FDIC (the “Regulators”). The Bank is also governed by numerous federal and state laws and regulations, including the FDIC Improvement Act of 1991, which established five categories of capital adequacy ranging from “well capitalized” to “critically undercapitalized.” Such classifications are used by the FDIC to determine various matters, including prompt corrective action and each institution’s FDIC deposit insurance premium assessments. Capital amounts and classifications are also subject to the Regulators’ qualitative judgments about the components of capital and risk weightings, among other factors.

The quantitative measures established to ensure capital adequacy require that banks maintain minimum amounts and ratios of leverage capital to average assets and of common equity tier 1 capital, tier 1 capital, and total capital to risk-weighted assets (as such measures are defined in the regulations). At March 31, 2021, our capital measures continued to exceed the minimum federal requirements for a bank holding company and for a bank. The following table sets forth our common equity tier 1, tier 1 risk-based, total risk-based, and leverage capital amounts and ratios on a consolidated basis and for the Bank on a stand-alone basis, as well as the respective minimum regulatory capital requirements, at that date:

Regulatory Capital Analysis (the Company)

	Risk-Based Capital
At March 31, 2021	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$4,014,898	9.84%	$4,517,738	11.07%	$5,345,417	13.09%	$4,517,738	8.41%
Minimum for capital adequacy purposes	1,836,935	4.50	2,449,247	6.00	3,265,662	8.00	2,150,017	4.00

Excess	$2,177,963	5.34%	$2,068,491	5.07%	$2,079,755	5.09%	$2,367,721	4.41%

Regulatory Capital Analysis (New York Community Bank)

	Risk-Based Capital
At March 31, 2021	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$5,024,758	12.31%	$5,024,758	12.31%	$5,209,088	12.77%	$5,024,758	9.35%
Minimum for capital adequacy purposes	1,836,181	4.50	2,448,241	6.00	3,264,321	8.00	2,149,340	4.00

Excess	$3,188,577	7.81%	$2,576,517	6.31%	$1,944,767	4.77%	$2,875,418	5.35%

At March 31, 2021, our total risk-based capital ratio exceeded the minimum requirement for capital adequacy purposes by 509 bps and the fully-phased in capital conservation buffer by 259 bps.

The Bank also exceeded the minimum capital requirements to be categorized as “Well Capitalized.” To be categorized as well capitalized, a bank must maintain a minimum common equity tier 1 ratio of 6.50%; a minimum tier 1 risk-based capital ratio of 8.00%; a minimum total risk-based capital ratio of 10.00%; and a minimum leverage capital ratio of 5.00%.

Earnings Summary for the Three Months Ended March 31, 2021

Net income for the three months ended March 31, 2021 was $145.6 million, up 45% compared to $100.3 million for the three months ended March 31, 2020. Net income available to common shareholders for the three months ended March 31, 2021 totaled $137.4 million, up 49% compared to $92.1 million for the three months ended March 31, 2020. On a per share basis, the Company reported diluted earnings per common share of $0.29 for the first quarter of 2021, up 45% compared to the $0.20 reported for the first quarter of 2020.

Net Interest Income

Net interest income is our primary source of income. Its level is a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by various external factors, including the local economy, competition for loans and deposits, the monetary policy of the FOMC, and market interest rates.

Net interest income is also influenced by the level of prepayment income primarily generated in connection with the prepayment of our multi-family and CRE loans, as well as securities. Since prepayment income is recorded as interest income, an increase or decrease in its level will also be reflected in the average yields (as applicable) on our loans, securities, and interest-earning assets, and therefore in our interest rate spread and net interest margin.

It should be noted that the level of prepayment income on loans recorded in any given period depends on the volume of loans that refinance or prepay during that time. Such activity is largely dependent on such external factors as current market conditions, including real estate values, and the perceived or actual direction of market interest rates. In addition, while a decline in market interest rates may trigger an increase in refinancing and, therefore, prepayment income, so too may an increase in market interest rates. It is not unusual for borrowers to lock in lower interest rates when they expect, or see, that market interest rates are rising rather than risk refinancing later at a still higher interest rate.

Year-Over-Year Comparison

Net interest income for the three months ended March 31, 2021 increased $73.2 million or 30% to $317.7 million compared to the three months ended March 31, 2020. This improvement was the result of a significant decline in the Company’s funding costs, which resulted in a substantial decrease in interest expense. This was offset by a decline in interest income.

Details of the increase in net interest income follow:

•

Interest income declined 4.1% to $423.1 million compared to the year-ago quarter. Interest income on mortgage and other loans was $383.4 million, down 2.2% compared to the first quarter of 2020. Interest income on securities declined 18.7% to $38.4 million compared to the year-ago quarter.

•

The decline in interest income on loans was due to lower loan yields, offset by an increase in average balances. Loan yields declined 19 bps to 3.59% compared to the year-ago quarter, while average balances increased $1.2 billion or 3.0% compared to the year-ago quarter. In addition, interest income from securities was similarly impacted by lower yields. The yield on the securities portfolio declined 62 bps to 2.36% compared to the first quarter of 2020.

•

Total interest expense was $105.4 million for the three months ended March 31, 2021, down $91.1 million or 46.4% compared to the three months ended March 31, 2020. This improvement was the result of a significant decline in the Company’s cost of funds. The cost of funds declined 88 bps to 0.94% compared to the first quarter of last year.

•

The majority of the improvement was driven by a lower average cost of CDs, along with a decline in the average balance of CDs. The average cost of CDs declined 152 bps to 0.75% while the average balance of CDs decreased $4.1 billion or 29.3% to $10.0 billion.

Net Interest Margin

The Company’s NIM improved during the current first quarter inline with the growth in net interest income. For the three months ended March 31, 2021, the NIM increased 47 bps on a year-over-year basis and one bp on a linked-quarter basis, to 2.48%.

For the three months ended March 31, 2021, adjusted NIM improved 41 bps to 2.33% compared to the prior year’s first quarter. Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

The following table summarizes the contribution of loan and securities prepayment income on the Company’s interest income and NIM for the respective periods:

	For the Three Months Ended
	March 31,	March 31,
(dollars in thousands)	2021	2020	Change (%)
Total Interest Income	$423,108	$441,042	-4%
Prepayment Income:
Loans	$18,749	$10,189	84%
Securities	921	348	165%

Total prepayment income	$19,670	$10,537	87%

GAAP Net Interest Margin	2.48%	2.01%	47bp
Less:
Prepayment income from loans	15bp	9bp	6bp
Prepayment income from securities	—	—	— bp

Total prepayment income contribution to net interest margin	15bp	9bp	6bp

Adjusted Net Interest Margin (non-GAAP)	2.33%	1.92%	41bp

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in this report and other investor communications for the following reasons:

1.

Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

The following table sets forth certain information regarding our average balance sheet for the three-month periods, including the average yields on our interest-earning assets and the average costs of our interest-bearing liabilities. Average yields are calculated by dividing the interest income produced by the average balance of interest-earning assets. Average costs are calculated by dividing the interest expense produced by the average balance of interest-bearing liabilities. The average balances for the quarters are derived from average balances that are calculated daily. The average yields and costs include fees, as well as premiums and discounts (including mark-to-market adjustments from acquisitions), that are considered adjustments to such average yields and costs.

Net Interest Income Analysis

	For the Three Months Ended
	March 31, 2021			March 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net(1)	$42,735,708	$383,430	3.59%	$41,511,176	$391,911	3.78%
Securities(2)(3)	6,516,568	38,430	2.36%	6,347,320	47,276	2.98
Interest-earning cash and cash equivalents	1,835,268	1,248	0.28%	662,899	1,855	1.13

Total interest-earning assets	51,087,544	$423,108	3.32%	48,521,395	441,042	3.64
Non-interest-earning assets	5,218,148			4,887,109

Total assets	$56,305,692			$53,408,504

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$12,626,151	$8,652	0.28%	$10,070,100	$28,564	1.14%
Savings accounts	6,713,051	6,255	0.38%	4,833,600	8,934	0.74
Certificates of deposit	9,983,363	18,471	0.75%	14,120,484	79,555	2.27

Total interest-bearing deposits	29,322,565	33,378	0.46%	29,024,184	117,053	1.62
Borrowed funds	15,994,741	72,071	1.82%	14,439,309	79,522	2.21

Total interest-bearing liabilities	45,317,306	105,449	0.94%	43,463,493	196,575	1.82
Non-interest-bearing deposits	3,242,803			2,569,331
Other liabilities	872,164			684,808

Total liabilities	49,432,273			46,717,632
Stockholders’ equity	6,873,419			6,690,872

Total liabilities and stockholders’ equity	$56,305,692			$53,408,504

Net interest income/interest rate spread			2.38%		$244,467	1.82%

Net interest margin		$317,659	2.48%			2.01%

Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.12x

(1)	Amounts are net of net deferred loan origination costs/(fees) and the allowances for loan losses and include loans held for sale and non-performing loans.
(2)	Amounts are at amortized cost.
(3)	Includes FHLB stock.

Provision for Credit Losses

For the three months ended March 31, 2021, the Company recorded a provision for credit losses of $3.6 million compared to $20.6 million for the three months ended March 31, 2020. The year-over-year improvement reflects the significant improvement in forecasted, future economic conditions based on the adoption of CECL in the first quarter of last year.

For additional information about our provisions for and recoveries of loan losses, see the discussion of the allowances for loan losses under “Critical Accounting Policies” and the discussion of “Asset Quality” that appear earlier in this report.

Non-Interest Income

We generate non-interest income through a variety of sources, including—among others— fee income (in the form of retail deposit fees and charges on loans); income from our investment in BOLI; gains on the sale of securities; and revenues produced through the sale of third-party investment products.

For the first three months ended March 31, 2021, non-interest income totaled $14.4 million, down 14.8% compared to the three months ended March 31, 2020. The decrease was mainly the result of lower fee income, as the Company waived certain retail banking fees in 2020 as a result of COVID-19. Additionally, the current first quarter includes a net loss on securities of $483,000 compared to net gains on securities of $534,000 in the year-ago quarter.

The following table summarizes our non-interest income for the respective periods:

	For the Three Months Ended
(in thousands)	March 31, 2021	March 31, 2020
Fee income	$5,539	$7,018
BOLI income	6,890	7,389
Net (loss) gain on securities	(483)	534
Other income:
Third-party investment product sales	1,135	1,277
Other	1,326	681

Total other income	2,461	1,958

Total non-interest income	$14,407	$16,899

Non-Interest Expense Analysis

Total non-interest expense for the three months ended March 31, 2021 totaled $132.4 million, up 5% compared to the year-ago quarter. The main categories that increased were occupancy and equipment expense and general and administrative expense. This was largely due to PPE, cleaning, and other COVID-19-related expenses. Despite this increase, the efficiency ratio declined to 39.87% compared to 48.03% due to higher revenues.

Income Tax Expense

For the three months ended March 31, 2021, the Company recorded income tax expense of $50.5 million, largely driven by higher pre-tax income and reflects an effective tax rate of 25.75%. In the year-ago quarter, the Company recorded income tax expense of $14.9 million, reflecting an effective tax rate of 12.94%. The CARES Act, enacted on March 27, 2020, included certain tax provisions for corporations, one of which was the temporary carry back of tax losses. During the first quarter of 2020, the Company recognized a $13.1 million tax benefit related to its tax loss carryback as provided by the CARES Act.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative and qualitative disclosures about the Company’s market risk were presented on pages 74 through 78 of our 2020 Annual Report on Form 10-K, filed with the SEC on February 26, 2021. Subsequent changes in the Company’s market risk profile and interest rate sensitivity are detailed in the discussion entitled “Management of Market and Interest Rate Risk” earlier in this quarterly report.

ITEM 4. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are the controls and other procedures that are designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the U.S. Securities and Exchange Commission’s (the “SEC’s”) rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rule 13a-15(e), as adopted by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period.

(b) Changes in Internal Control over Financial Reporting

There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

The Company is involved in various legal actions arising in the ordinary course of its business. All such actions in the aggregate involve amounts that are believed by management to be immaterial to the financial condition and results of operations of the Company.

Item 1A. Risk Factors

In addition to the other information set forth in this report, readers should carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as such factors could materially affect the Company’s business, financial condition, or future results of operations.

The risk factors set forth in our 2020 Form 10-K are updated by the following risks:

Failure to complete our proposed merger with Flagstar could negatively impact our business, financial results, and stock price.

If for any reason the merger is not completed, our ongoing business may be adversely impacted and we will be subject to a number of risks, including: the financial markets may react negatively, resulting in negative impacts on our stock price and other adverse impacts; we may experience negative reactions from our customers, vendors, and employees; we will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, investment banking, and other professional and administrative fees; the merger agreement places certain restrictions on the conduct of our business prior to completion of the merger, such restrictions, may adversely affect our ability to execute certain of our business strategies; and matters relating to the merger may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have benefited us as a standalone company.

Our ability to complete the proposed merger with Flagstar is subject to the receipt of approval from various regulatory agencies.

Prior to the transaction contemplated in the merger agreement being consummated, the Company and Flagstar must obtain various approvals, including approvals of the New York State Department of Financial Services, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System. The terms and conditions of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transaction completed by the merger agreement. Although the Company and Flagstar do not currently expect that any such conditions or changes would be imposed, there can be no assurance that the regulations will not impose any such conditions, obligations or restrictions, and that such conditions, limitations, obligations or restrictions will not have the effect if delaying or preventing completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe, any of which might have an adverse effect on the combined company following the merger.

We face risks and uncertainties related to our proposed merger with Flagstar.

Uncertainty about the effect of the merger on personnel and customers may have an adverse effect on us. These uncertainties may impair our ability to attract, retain, and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with us to seek to change their existing business relationships with us. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the surviving company following the merger.

The Company and Flagstar have operated and, until the completion of the merger, will continue to operate independently. The ultimate success of the merger, including anticipated benefits and cost savings, among other things, will depend, in part, on our and Flagstar’s ability to successfully combine and integrate our and Flagstar’s businesses in a manner that facilitates growth opportunities and realizes anticipated cost savings. It is possible that the integration process could result in the loss of key employees, the loss of customers, the disruption of either company’s ongoing business, unexpected integration issues, higher than expected integration costs, and an integration process that takes longer than originally anticipated. Also, if the combined companies experience difficulties or delays with the integration process, the anticipated benefits of the merger may not be realized fully, or at all.

The merger agreement between the Company and Flagstar may be terminated in accordance with its terms.

The merger agreement is subject to a number of conditions which need to be fulfilled in order to consummate the merger. These conditions include the approval of shareholders of both companies, the receipt of all required regulatory approvals, the absence of any order, injunction, or other legal restraint, subject to certain exceptions, the accuracy of representations and warranties under the merger agreement, our and Flagstar’s performance of our and their respective obligations under the merger agreement in all material aspects, and each of our and Flagstar’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and accordingly, the merger may be delayed or may not be completed.

We and Flagstar may opt to terminate the merger agreement under certain circumstances. Among other situations, if the merger is not completed by April 25, 2022, either we or Flagstar may choose not to proceed with the merger. We and Flagstar can also mutually decide to terminate the merger agreement at any time. If the merger agreement is terminated, under certain limited circumstances, Flagstar may be required to pay a $90 million termination fee to us.

Stockholder litigation could prevent or delay the closing of the proposed merger or otherwise negatively impact our business and operations.

Lawsuits may be filed against us, Flagstar, or the directors and officers of either company relating to the proposed merger. Litigation filed against us, our Board of Directors, or Flagstar and its Board of Directors could prevent or delay the completion of the merger, cause us to incur additional costs, or result in the payment of damages following completion of the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the merger may adversely affect the combined company’s business, financial condition, results of operation, cash flows, and market price.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Shares Repurchased Pursuant to the Company’s Stock-Based Incentive Plans

Participants in the Company’s stock-based incentive plans may have shares of common stock withheld to fulfill the income tax obligations that arise in connection with the vesting of their stock awards. Shares that are withheld for this purpose are repurchased pursuant to the terms of the applicable stock-based incentive plan, rather than pursuant to the share repurchase program authorized by the Board of Directors, described below.

Shares Repurchased Pursuant to the Board of Directors’ Share Repurchase Authorization

On October 23, 2018, the Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock. Under said authorization, shares may be repurchased on the open market or in privately negotiated transactions.

Shares that are repurchased pursuant to the Board of Directors’ authorization, and those that are repurchased pursuant to the Company’s stock-based incentive plans, are held in our Treasury account and may be used for various corporate purposes, including, but not limited to, merger transactions and the vesting of restricted stock awards.

The Company allocated 1.3 million shares or $15.5 million toward the repurchase of shares tied to its stock-based incentive plans during the three months ended March 31, 2021.

(dollars in thousands, except per share data)
First Quarter 2021	Total Shares of Common Stock Repurchased	Average Price Paid per Common Share	Total Allocation
January 1 – January 31	653,767	$11.13	$7,276,427
February 1 – February 28	318	10.81	3,438
March 1 – March 31	689,281	11.95	8,234,953

Total shares repurchased	1,343,366	11.55	$15,514,818

Item 3. Defaults upon Senior Securities

Not applicable.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

Not applicable.

Item 6. Exhibits

Exhibit No.

2.1	Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community Bancorp, Inc., 615 Corp., a wholly-owned subsidiary of New York Community Bancorp, Inc. and Flagstar Bancorp, Inc. *(1)

3.1	Amended and Restated Certificate of Incorporation.(2)

3.2	Certificates of Amendment of Amended and Restated Certificate of Incorporation.(3)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation.(4)

3.4	Certificate of Designations of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of State of the State of Delaware and effective March 16, 2017.(5)

3.5	Amended and Restated Bylaws.(6)

4.1	Specimen Stock Certificate.(7)

4.2	Deposit Agreement, dated as of March 16, 2017, by and among the Registrant, Computershare, Inc., and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts described therein.(8)

4.3	Form of certificate representing the Series A Preferred Stock.(8)

4.4	Form of depositary receipt representing the Depositary Shares.(8)

4.5	Registrant will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

10.1	Letter Agreement, dated as of April 24, 2021, by and between New York Community Bancorp, Inc. and Thomas Cangemi. **(1)

31.1	Rule 13a-14(a) Certification of Chief Executive Officer of the Company in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (attached hereto).

Exhibit No.

31.2	Rule 13a-14(a) Certification of Chief Financial Officer of the Company in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (attached hereto).

32.0	Section 1350 Certifications of the Chief Executive Officer and Chief Financial Officer of the Company in accordance with Section 906 of the Sarbanes-Oxley Act of 2002 (attached hereto).

101.INS	XBRL Instance Document – the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	The cover page of New York Community Bancorp, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, formatted in Inline XBRL (included within the Exhibit 101 attachments).

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

**	Management plan or compensation plan arrangement.
(1)	Incorporated by reference to Exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 27, 2021 (File No. 1-31565).
(2)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278).
(3)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-31565).
(4)	Incorporated by reference to Exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 27, 2016 (File No. 1-31565).
(5)	Incorporated by reference to Exhibits of the Company’s Registration Statement on Form 8-A (File No. 333-210919), as filed with the Securities and Exchange Commission on March 16, 2017.
(6)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2016 (File No. 1-31565).
(7)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended September 30, 2017 (File No. 1-31565).
(8)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017 (File No. 1-31565).

NEW YORK COMMUNITY BANCORP, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

New York Community Bancorp, Inc.
(Registrant)

DATE: May 7, 2021	BY:	/s/ Thomas R. Cangemi
Thomas R. Cangemi
Chairman, President, and Chief Executive Officer

DATE: May 7, 2021	BY:	/s/ John J. Pinto
John J. Pinto
Senior Executive Vice President and Chief Financial Officer

ANNEX I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New York Community Bancorp, Inc. (the “Company”) today announced several changes to its Board of Directors (the “Board”), effective immediately. Michael J. Levine has been appointed Non-Executive Chairman of the Boards of Directors of the Company and New York Community Bank (the “Bank”). Mr. Levine has been a director since 2004.

The Board’s current Non-Executive Chairman, Dominick Ciampa, will remain as a director of both the Company and Bank boards. Mr. Ciampa served as a director of both the Company and the Bank since 1995.

Additionally, Hanif “Wally” Dahya has been named as the Company’s new Independent Presiding Director. Mr. Dahya has served as a director of both the Company and the Bank since 2007.

Item 9.01	Financial Statements and Exhibits

(d)	Attached as Exhibit 99.1 is a press release issued by the Company on January 6, 2021 announcing realignment to the Board of Directors of the Company and the Bank.

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press release issued by the Company on January 6, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
Salvatore J. DiMartino
Managing Director
Director, Investor Relations and Strategic Planning

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 2.02	Results of Operations and Financial Condition

On January 27, 2021, New York Community Bancorp, Inc. (the “Company”) issued a news release reporting its financial results for the three and twelve months ended December 31, 2020. A copy of the news release is attached as Exhibit 99.1 to this report.

Item 8.01	Other Events

On January 27, 2021, the Company announced that its Board of Directors declared a $0.17 per diluted common share dividend, payable on February 16, 2021 to shareholders of record as of February 6, 2021.

Item 9.01	Financial Statements and Exhibits

(d)	Attached as Exhibit 99.1 is the news release issued by the Company on January 27, 2021 to report its financial results for the three and twelve months ended December 31, 2020.

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press release issued by the Company on January 27, 2021.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
Salvatore J. DiMartino
Managing Director
Director, Investor Relations and Strategic Planning

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today named President and Chief Executive Officer, Thomas R. Cangemi to the additional role of Chairman of the Board of Directors of both the Company and New York Community Bank (the “Bank”), effective immediately.

Michael J. Levine is retiring as Non-Executive Chairman from both the Company and the Bank Boards for personal reasons.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
Salvatore J. DiMartino
Senior Managing Director
Director, Investor Relations and Strategic Planning

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

(Amendment No. 1)

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2021 (December 23, 2020)

NEW YORK COMMUNITY BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices) (Zip Code)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this “Form 8-K/A”) is an amendment to the Current Report on Form 8-K of New York Community Bancorp, Inc. (the “Company”), dated December 23, 2020 and filed on December 28, 2020 (the “Original Form 8-K”). This Form 8-K/A is being filed to provide updated information on the compensatory arrangements with certain executive officers pursuant to Instruction 2 to Item 5.02 of Form 8-K, and amends Item 5.02 of the Original Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported in the Original Form 8-K, on December 28, 2020 the Company announced that Thomas R. Cangemi was appointed on December 24, 2020 as President and Chief Executive Officer of both the Company and New York Community Bank (the “Bank”), effective December 31, 2020. In addition, as previously reported in the Original Form 8-K, John J. Pinto was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank, effective December 31, 2020.

At a meeting held on January 12, 2021, the Compensation Committee of the Company’s Board of Directors adjusted the base salary for Mr. Cangemi and Mr. Pinto to $1,150,000 and $700,000, respectively. In addition, on January 12, 2021, the Compensation Committee of the Company’s Board of Directors also granted Mr. Cangemi and Mr. Pinto 290,980 and 95,053 shares of restricted stock, respectively, pursuant to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan. The shares of restricted stock will vest in five approximately equal annual installments commencing on January 12, 2022.

Item 9.01	Financial Statements and Other Exhibits.

(d)    Exhibits

Number	Description

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
Salvatore J. DiMartino
Senior Managing Director
Director, Investor Relations and Strategic Planning

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 8.01	Other Events

On April 26, 2021, New York Community Bancorp, Inc. (“New York Community”) and Flagstar Bancorp, Inc. (“Flagstar”) issued a joint press release announcing the execution of an Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community, 615 Corp., a wholly-owned subsidiary of New York Community (“Merger Sub”) and Flagstar (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein (i) Merger Sub will merge with and into Flagstar, with Flagstar continuing as the surviving entity, and (ii) as soon as reasonably practicable thereafter, Flagstar will merge with and into New York Community, with New York Community continuing as the surviving entity. A copy of the joint press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with the announcement of the Merger Agreement, New York Community intends to provide supplemental information regarding the proposed transaction in connection with a presentation to analysts and investors. The slides that will be made available in connection with the presentation are attached hereto as Exhibit 99.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

Exhibit 99.1	Joint Press Release, dated April 26, 2021.

Exhibit 99.2	Investor Presentation, dated April 26, 2021.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this Current Report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to New York Community’s and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; New York Community’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; New York Community’s and Flagstar’s assessments of probable losses on loans; New York Community’s and Flagstar’s assessments of interest rate and other market risks; and New York Community’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; New York Community and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of New York Community and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among New York Community, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against New York Community or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of New York Community and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of New York Community and/or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where New York Community and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of New York Community; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; New York Community’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by New York Community’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of New York Community and Flagstar; and the other factors discussed in the “Risk Factors” section New York Community’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other reports New York Community files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of New York Community’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Flagstar’s other filings with SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Important Information and Where You Can Find It

This Current Report may be deemed to be solicitation material in respect of the proposed transaction by New York Community and Flagstar. In connection with the proposed transaction, New York Community will file with the SEC a registration statement on Form S-4 to register the shares of New York Community’s capital stock to be issued in connection with the proposed transaction. The registration statement will include a prospectus of New York Community and a joint proxy statement of New York Community and Flagstar, which will be sent to the stockholders of New York Community and shareholders of Flagstar seeking certain approvals related to the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF NEW YORK COMMUNITY AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEW YORK COMMUNITY, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about New York Community and Flagstar, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by New York Community can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

New York Community, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding New York Community’s directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar’s directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
	Name:	Salvatore J. DiMartino
	Title:	Senior Managing Director Director, Investor Relations and Strategic Planning

Exhibit 99.1

FOR IMMEDIATE RELEASE

New York Community Bancorp, Inc.:		Flagstar Bancorp, Inc.:
Investor/Media Contact:	Salvatore J. DiMartino	Investor/Contact:	Kenneth Schellenberg
	(516) 683-4286		(248) 312-5741

		Media Contact:	Susan Bergesen
(248) 797-2207

NEW YORK COMMUNITY BANCORP, INC. TO ACQUIRE FLAGSTAR BANCORP, INC. IN AN ALL STOCK STRATEGIC MERGER

ATTRACTIVE PRO-FORMA FINANCIAL METRICS; SUBSTANTIALLY ACCRETIVE TO EPS AND TANGIBLE BOOK VALUE PER SHARE

CREATES A HIGH PERFORMING REGIONAL BANK WITH NATIONAL SCALE AND STRONG FOOTHOLDS IN THE NORTHEAST AND UPPER MIDWEST WITH EXPOSURE TO HIGH GROWTH MARKETS

COMBINED COMPANY WILL HAVE SIGNIFICANT SCALE, GEOGRAPHIC DIVERSIFICATION, IMPROVED FUNDING PROFILE, AND A BROADER PRODUCT MIX

Westbury, N.Y. and Troy, MI, April 26, 2021 – New York Community Bancorp, Inc. (NYSE: NYCB) (“New York Community”) and Flagstar Bancorp, Inc. (NYSE: FBC) (“Flagstar”), jointly announced today that they have entered into a definitive merger agreement under which the two companies will combine in an all stock merger.

Under terms of the agreement, which was unanimously approved by the Boards of Directors of both companies, Flagstar shareholders will receive 4.0151 shares of New York Community common stock for each Flagstar share they own. Following completion of the transaction, the New York Community shares held by New York Community shareholders immediately prior to the transaction are expected to collectively represent approximately 68% of the combined company and the New York Community shares issued to Flagstar shareholders in the merger are expected to represent approximately 32% of the combined company. The implied total transaction value based on closing prices as of April 23, 2021 is approximately $2.6 billion.

The new company will have over $87 billion in assets and operate nearly 400 traditional branches in nine states and 87 loan production offices across a 28 state footprint. It will have its headquarters on Long Island, N.Y. with regional headquarters in Troy, MI, including Flagstar’s mortgage operations. The combined company will maintain the Flagstar Bank brand in the Midwest. Flagstar’s mortgage division will also maintain the Flagstar brand. Other states will retain their current branding.

Thomas R. Cangemi will be President and Chief Executive Officer of the combined company and Alessandro (Sandro) P. DiNello, Flagstar’s current President and Chief Executive Officer, will become Non-Executive Chairman with John Pinto serving as Senior Executive Vice President and Chief Financial Officer of the combined company. Lee M. Smith will continue to lead the mortgage division as Senior Executive Vice President and President of Mortgage and Reginald Davis will head up consumer and commercial banking and serve as Senior Executive Vice President and President of Banking. The

remaining key roles will combine the best talent from both companies. The Board of Directors will be comprised of 12 directors – eight from New York Community and four from Flagstar.

Commenting on the transaction, Thomas R. Cangemi stated, “When I was appointed President and CEO of New York Community earlier this year, one of my top priorities was to seek out a like-minded partner that would provide NYCB with a diversified revenue stream, an improved funding mix, and leverage our scale and technology, as we transition away from a traditional thrift model. In Flagstar, we have found such a like-minded partner. The combination of our two companies will allow each of us to continue our transformation to a full-service commercial bank by broadening our product offerings while expanding our geographic reach with no branch overlap. Over the past several months, I have gotten to know the Board and management team of Flagstar and found that we share the same values and commitment to our employees, customers, and the communities which we serve. Importantly, we both hold shareholder value as paramount. Sandro and his team have done a terrific job at Flagstar and I look forward to working closely with them as we build a bank for the future. The merger of our two organizations will provide us with a larger platform, a more robust product offering, a strong employee talent pool, and significant balance sheet size to accelerate our transformation into a high performing commercial bank.”

“For Flagstar, this is a unique opportunity,” said Alessandro DiNello, President and Chief Executive Officer of Flagstar Bancorp. “With our existing Flagstar platform, we had every expectation of continuing to build on our success as a leader in creating value in the mid-size bank space. Now, in partnership with NYCB, we are positioned to further accelerate everything we’ve been doing during my tenure as Flagstar’s CEO to build a best-in-class commercial bank, supported by one of the best mortgage and servicing businesses in the country.

“Tom is a young, dynamic CEO who shares my vision. Together his team and the Flagstar team will grow our combined businesses smartly and safely. I’m immensely proud of what we have achieved at Flagstar and can’t wait to see all we will accomplish as we supercharge our respective businesses through this transaction.”

The transaction is expected to close by the end of 2021, subject to the satisfaction of customary closing conditions, including the receipt of the requisite regulatory approvals and the requisite approval by the shareholders of each company.

Key Benefits of the Proposed Transaction

Financially Attractive Metrics:

•	The transaction is expected to be 16% accretive to NYCB’s earnings per share in 2022 (assuming fully phased-in cost savings)

•	Also expected to be 3.5% accretive to NYCB’s tangible book value per share

•	Exceptional pro-forma profitability with ROAA of 1.2% and ROATCE of 16%

•	Strong pro-forma capital ratios and reserve coverage

•	Enhanced capital generation after dividend of $500 million, annually

•	NYCB dividend maintained

Strategically Compelling:

•	Accelerates our transition towards building a dynamic commercial banking organization

•	Creates a top-tier regional bank with significant scale and geographic and business line diversification

•	Drives strong financial results and enhances capital generation

•	Improves funding profile and interest rate risk positioning

•	Market-leading rent-regulated multi-family lender, mortgage originator and servicer

•	Maintains each Bank’s unique low credit risk model

•	Combines two strong management teams and boards

Transaction will Benefit Communities, Customers, and Employees:

•	Both companies’ long standing commitment to their communities will be enhanced

•	Expands product offerings to our joint customer base

•	Shared values and company missions

Piper Sandler & Co. and Goldman Sachs & Co. LLC served as financial advisors to New York Community in connection with the transaction. Sullivan & Cromwell LLP served as legal advisor.

Morgan Stanley & Co. LLC and Jefferies LLC acted as financial advisors to Flagstar. Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor.

Joint Investor Call

There will be a joint investor call to discuss the transaction at 8:30 a.m. Eastern Time today. To listen to the call live, please dial (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls). A replay will be available through 11:59 p.m. on April 30, 2021 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13719339. The live call will be simultaneously webcast at ir.mynycb.com and investors.flagstar.com.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At March 31, 2021, New York Community reported assets of $57.7 billion, loans of $43.1 billion, deposits of $34.2 billion, and stockholders’ equity of $6.8 billion.

Reflecting our growth through a series of acquisitions, New York Community operates 236 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

About Flagstar Bancorp, Inc.

Flagstar Bancorp, Inc. is a $29.4 billion savings and loan holding company headquartered in Troy, MI. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 158 branches in Michigan, Indiana, California, Wisconsin, and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 87 retail locations in 28 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $247.4 billion of loans representing almost 1.1 million borrowers. For more information, please visit investors.flagstar.com.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this press release and the associated conference call may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to New York Community’s and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; New York Community’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; New York Community’s and Flagstar’s assessments of probable losses on loans; New York Community’s and Flagstar’s assessments of interest rate and other market risks; and New York Community’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; New York Community and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of New York Community and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among New York Community, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against New York Community or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of New York Community and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of New York Community and/or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where New York Community and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of New York Community; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; New York Community’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by New York Community’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of New York Community and Flagstar; and the other factors discussed in the “Risk Factors” section New York Community’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other reports New York Community files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of New York Community’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Flagstar’s other filings with the SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of the proposed transaction by New York Community and Flagstar. In connection with the proposed transaction, New York Community will file with the SEC a registration statement on Form S-4 to register the shares of New York Community’s capital stock to be issued in connection with the proposed transaction. The registration statement will include a prospectus of New York Community and a joint proxy statement of New York Community and Flagstar, which will be sent to the stockholders of New York Community and shareholders of Flagstar seeking certain approvals related to the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF NEW YORK COMMUNITY AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEW YORK COMMUNITY, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about New York Community and Flagstar, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by New York Community can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone: (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

New York Community, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding New York Community’s NYCB’s directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar’s directors and executive officers is available in its definitive proxy statement for its annual stockholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Exhibit 99.2

Exhibit 99.2 NYCB and Flagstar: Accelerating Our Transformation Strategy April 26, 2021

Disclaimer Cautionary Statements Regarding Forward-Looking Information Certain statements in this presentation may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to New York Community Bancorp, Inc.'s ("NYCB") and Flagstar Bancorp Inc.'s ("Flagstar") beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; NYCB's and Flagstar's estimates of future costs and benefits of the actions each company may take; NYCB's and Flagstar's assessments of probable losses on loans; NYCB's and Flagstar's assessments of interest rate and other market risks; and NYCB's and Flagstar's ability to achieve their respective financial and other strategic goals. Forward-looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction. Additionally, forward-looking statements speak only as of the date they are made; NYCB and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of NYCB and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among NYCB, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against NYCB or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of NYCB or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties' ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar's operations and those of NYCB; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; NYCB's and Flagstar's success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by NYCB's issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of NYCB and Flagstar; and the other factors discussed in the "Risk Factors" section NYCB's Annual Report on Form 10-K for the year ended December 31, 2020 and in other reports NYCB files with the U.S. Securities and Exchange Commission (the "SEC"), which are available at http://www.sec.gov and in the "SEC Filings" section of NYCB's website, https://ir.mynycb.com, under the heading "Financial Information," and in Flagstar's Annual Report on Form 10-K for the year ended December 31, 2020 and in Flagstar's other filings with SEC, which are available at http://www.sec.gov and inthe "Documents" section of Flagstar's website, https://investors.flagstar.com.

Disclaimer (Cont'd) Important Information and Where You Can Find It This communication may be deemed to be solicitation material in respect of the proposed transaction by NYCB and Flagstar. In connection with the proposed transaction, NYCB will file with the SEC a registration statement on Form S-4 to register the shares of NYCB's capital stock to be issued in connection with the proposed transaction. The registration statement will include a prospectus of NYCB and a joint proxy statement of NYCB and Flagstar, which will be sent to the stockholders of NYCB and shareholders of Flagstar seeking certain approvals related to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NYCB AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NYCB, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about NYCB and Flagstar, without charge, at the SEC's website (http://www.sec.gov). Copies of documents filed with the SEC by NYCB can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone (248-312-5741). Participants in the Solicitation of Proxies in Connection with Proposed Transaction NYCB, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding NYCB's directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar's directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Enhancing Shareholder Value By Leveraging Two Like-Minded Organizations with Distinctive Strategic Strengths Accelerates our transition towards building a dynamic commercial banking organization Creates a top-tier regional bank with significant scale and broader diversification Drives strong financial results and enhances capital generation Improves funding profile and interest rate risk positioning Market-leading rent-regulated multifamily lender, mortgage originator and servicer Maintains each bank's unique low credit risk model Combines two strong management teams and boards

Key Transaction Terms Consideration & Transaction Pricing 100% stock consideration with a fixed exchange ratio of 4.0151x NYCB shares for each FBC share Implied Total Transaction Value of $2.6B 9.3x Price / 2022E EPS; 6.4x Price / 2022E EPS with fully realized synergies 1.15x Price / Tangible Book Value Per Share 2.2% Tangible Book Premium / Core Deposits Organization Headquarters in Long Island, NY Regional headquarters in Troy, MI Pro Forma Ownership Approximately 68% NYCB / 32% Flagstar Board of Directors Board of Directors: 12 Directors (8 NYCB / 4 FBC) Non-Executive Chairman: Alessandro "Sandro" DiNello (FBC) President & CEO: Thomas Cangemi (NYCB) Lead Independent Director: Hanif "Wally" Dahya (NYCB) Leadership Team Non-Exec. Chairman: Sandro DiNello (FBC) President & CEO: Thomas Cangemi (NYCB) Senior EVP & CFO: John Pinto (NYCB) Senior EVP & President of Mortgage: Lee Smith (FBC) Senior EVP & President of Banking: Reginald Davis (FBC) Plan to combine best talent from both companies for remaining roles Branding Mortgage division to maintain Flagstar brand Flagstar Bank brand to be retained in the Midwest Other states to maintain their current branding Community Support Continued dedication to the communities and markets in which both organizations operate Approvals & Closing Customary shareholder and regulatory approvals for both NYCB and Flagstar Anticipated closing by the end of 2021 Source: Factset, S&P Global Market Intelligence

A Financially Compelling Transaction

Financial Metrics

Double-Digit EPS Accretion	**16%** 2022E (Assuming Fully Phased-in Cost Savings)
Immediately Accretive To TBVPS	**3.5%** TBVPS Accretion At Close
Conservative Fully Phased-In Cost Savings	**$125M** 8% of Combined Base 11% of Flagstar, or 30% of Non-Mortgage operations

Robust Capital Position

Pro Forma Capital Levels	**10.4%** Common Equity Tier 1 RBC Ratio
Common Dividend Maintained	**$0.68** ~1,140% Increase for FBC Shareholders
Annual Capital Generation after Dividends	**~$500M**
Net Charge-Offs	**20bps** 3-Year Cumulative Losses

Source: Factset, S&P Global Market Intelligence

A Financially Compelling Transaction Financial Metrics 16% Double-Digit EPS Accretion 2022E (Assuming Fully Phased-in Cost Savings) Immediately Accretive 3.5% To TBVPS TBVPS Accretion At Close $125M Conservative Fully Phased-In 8% of Combined Base Cost Savings 11% of Flagstar, or 30% of Non-Mortgage operations Robust Capital Position Pro Forma 10.4% Capital Levels Common Equity Tier 1 RBC Ratio Common Dividend $0.68 Maintained ~1,140% Increase for FBC Shareholders Annual Capital Generation after ~$500M Dividends 20bps Net Charge-Offs 3-Year Cumulative Losses Source: Factset, S&P Global Market Intelligence

Region	State	Amount	Branches
NYC Metro	NY	$22.1B	130 Branches
NYC Metro	NJ	$2.6B	41 Branches
Upper Midwest	MI	$10.4B	113 Branches
Upper Midwest	OH	$2.5B	29 Branches
Upper Midwest	IN	$1.2B	32 Branches
Upper Midwest	WI	$0.1B	3 Branches
Other Markets	FL	$3.3B	26 Branches
Other Markets	AZ	$1.4B	14 Branches
Other Markets	CA	$0.7B	9 Branches
Other Markets	FBC HQ	$6.8B	Custodial Deposits

NYCB Branches (236)
FBC Branches (158)
FBC Retail Home Lending Offices (87)
WI
MI
OH
IN
NY
NJ
CA
AZ
FL

$87B+ Total Assets

$8B+ Market Capitalization

1.2% 2022E ROAA

16% 2022E ROATCE

A Top-Tier Bank with National Scale and Strong Footholds in Northeast/Midwest and Exposure to High Growth Markets NYC Metro NY $22.1B 130 Branches NJ $2.6B 41 Branches MI $10.4B 113 Branches OH $2.5B 29 Branches Upper Midwest IN $1.2B 32 Branches WI $0.1B 3 Branches FL Other Markets $3.3B 26 Branches AZ $1.4B 14 Branches CA $0.7B 9 Branches FBC HQ $6.8B Custodial Deposits Source: Company Filings, S&P Global Market Intelligence, FDIC Note: FBC retail home lending offices (87 offices) not denoted on map; Branch map as of 30-Jun-20 FDIC data; Branch count as of 31-Mar-21. $87B+ $8B+ Total Market Assets Capitalization 1.2% 16% 2022E 2022E ROAA ROATCE NYCB Branches (236) FBC Branches (158) FBC Retail Home Lending Offices (87)

Flagstar – A Differentiated Bank

Diversified Lending Business	Strong Core Deposit Base	Low-Risk Asset Classes	#1 Mid-Cap Deposit Rank in Michigan	6th Largest Bank Mortgage Originator	6th Largest Mortgage Sub-Servicer

Key Business Lines

Segment	Summary	Key Information
Banking	• Leading Michigan-based bank with a balanced, diversified lending platform	• $29B Assets • $19B Deposits • 209k Households • 27k Business Relationships
Mortgage Origination	• Scalable platform originating business in all channels and all 50 states	• $53B LTM Originations • 87 Retail Lending Offices • 1,060 Correspondent Relationships • 1,400 Broker Relationships
Mortgage Servicing	• 6th largest sub-servicer of mortgage loans nationwide	• 1.1MM Loans Serviced • $7.2B Average Escrow Deposits • $428MM Mortgage Servicing Rights • Represents a growing and stable revenue stream

Geographic Overview

Operations Center
158
Bank
Branches
87
Retail Home
Lending
Offices (1)

Loan Portfolio – 1Q21

HELOC
7%
Consumer
5%
Resi. Mtg.
13%
C&I
10%
CRE
21%
Mtg. W-house
44%
$14.9B
3.73%
Yield

Deposit Portfolio – 1Q21

Other Deposits
10%
CD
9%
Savings
25%
Non Int. Bearing
56%
$19.4B
0.21%
CoD

Segment Revenue Mix – 1Q21

Community Banking
32%
Mortgage Origination
56%
Mortgage Servicing
12%
63%
Fee Income

Flagstar - A Differentiated Bank Diversified Lending Business Strong Low-Risk #1 Mid-Cap 6th Largest 6th Largest Core Deposit Asset Deposit Rank Bank Mortgage Mortgage Base Classes in Michigan Originator Sub-Servicer Key Business Lines Geographic Overview Segment Summary Key Information Leading Michigan- " $29B Assets based bank with a " $19B Deposits Banking balanced, diversified " 209k Households lending platform " 27k Business Relationships Scalable platform " $53B LTM Originations Mortgage originating business " 87 Retail Lending Offices Origination in all channels and " 1,060 Correspondent Relationships all 50 states " 1,400 Broker Relationships 6th largest sub- " 1.1MM Loans Serviced servicer of mortgage " $7.2B Average Escrow Deposits Mortgage loans nationwide " $428MM Mortgage Servicing Rights Servicing Represents a growing and stable revenue stream 158 Bank Branches 87 Retail Home Lending Offices (1) Loan Portfolio - 1Q21 Deposit Portfolio - 1Q21 Segment Revenue Mix - 1Q21 HELOC Consumer 7% 5% Resi. Mtg. $14.9B Mtg. 13% 3.73% W- C&I house 10% Yield 44% CRE 21% Other Deposits 10% CD 9% $19.4B 0.21% Non Int. Savings CoD Bearing 25% 56% Community Banking 32% Mortgage 63% Origination Fee Income 56% Mortgage Servicing 12% Source: Company filings, S&P Global Market Intelligence Note: Financial data as of the year ended 31-Mar-21; Branch count as of 31-Mar-21. 1. Includes eight home lending offices located in banking branches

Delivering a Broader Set of Products and Services to Clients in More Markets COMBINED Multifamily Mortgage Banking Mortgage Warehouse Residential / HELOC Portfolio Lending CRE Traditional C&I Asset-Based Lending Equipment Leasing Dealer Floor Plan Treasury Management Capital Markets Custodial Deposits Retail Banking Internet Banking P Produces comprehensive commercial and retail banking offerings Incremental revenue opportunities from the addition of each company's unique businesses to the combined franchise Expands market footprint to include both regional and national focused business lines Source: Company filings and websites

NYCB (1Q21 LTM)
$1.2B
5 %
95 %
2015-2020 Avg.
4 %
10 %
86 %
FBC (1Q21 LTM)
$2.2B
50 %
33 %
17 %
2015 - 2020 Avg.
36 %
43 %
21 %
COMBINED (1Q21 LTM)
$3.4B
32 %
55 %
13 %
2015 - 2020 Avg.
20 %
15 %
65 %
Net Interest Income
Bank Fee Income
Mortgage Fee Revenue

Combined Revenue Profile With A Reduced Dependency On Spread Income NYCB (1Q21 LTM) FBC (1Q21 LTM) COMBINED (1Q21 LTM) 5% 33% 32% $1.2B 50% $2.2B $3.4B 55% 13% 17% 95% 4% 10% 20% 2015- 36% 2015-43% 2015 -2020 2020 2020 15 % Avg. Avg. Avg. 65% 86% 21 % Net Interest Income Bank Fee Income Mortgage Fee Revenue Pro forma fee income contributes to a more resilient revenue generating profile Mortgage-related earnings create natural hedge for various interest rate environments Source: Company filings, S&P Global Market Intelligence Note: Financial data as of the year ended 31-Mar-21; Revenue excludes net gains / (losses) on securities. Pro Forma Loan Portfolio NYCB FBC COMBINED Consumer: Resi. Mtg.: HELOC: Other: 2% Consumer: 1% 1% 7% 5% C&I: 8% C&I: 9% Multifamily: CRE: Resi. 56% 16% Resi. Mtg.: Mtg. W-Mtg.: 4% house: $43.1B 13% $14.9B Mtg. W- 11% $58.0B 3.59% Yield 3.73% Yield house: 3.63% Yield C&I : 44% 10% CRE: 17% Multifamily: CRE: 21% 75% Does not include ~$7bn of LHFS NYCB Pro Forma ~750% ~550% Reduces standalone CRE and mortgage concentrations CRE Concentration CRE Concentration ~330% ~265% CRE concentration excluding Rent-Regulated Multifamily is below 300% ex. RR MultiFam. ex. RR MultiFam. ~(3)% ~8% Repositions interest rate sensitivity profile ANII, +200bps ANII, +200bps Source: Company filings; S&P Global Market Intelligence Note: MRQ financial data as of 31-Mar-21;CRE defined as the sum of Construction & Land Development, Loans CRE Not Sec by RE and Non-Owner Occ Nonfarm / NonResi. Excludes Flagstar's loans HFS of $7.1bn and loans with government guarantees of $2.5B

Enhanced Operating Strategy to Support Top-Quartile Profitability Metrics

ROAA
1.3%
1.3%
1.2%
1.2%
Pro Forma
1.1%
1.1%
1.1%
1.1%
1.1%
Flagstar
1.0%
1.0%
0.9%
0.9%
0.9%
0.9%
0.8%
0.8%
ROATCE
17%
16%
Pro Forma
15%
15%
14%
14%
14%
14%
13%
13%
12%
12%
11%
Flagstar
11%
10%
10%
10%
Efficiency
37.0%
38.6%
42.5%
52.1%
Pro Forma
54.2%
55.2%
56.5%
56.6%
57.8%
59.6%
59.7%
59.8%
62.2%
63.5%
63.5%
64.0%
73.5%
Flagstar
3-Year Cumulative NCOs
0.01%
0.13%
0.20%
Pro Forma
0.25%
0.26%
0.41%
0.42%
Flagstar
0.45%
0.46%
0.62%
0.64%
0.70%
1.14%
1.18%
1.23%
1.44%

Enhanced Operating Strategy to Support Top-Quartile Profitability Metrics ROAA ROATCE Efficiency 3-Year Cumulative NCOs 1.3% 1.3% 1.2% 1.2% 1.1% 1.1% 1.1% 1.1% 1.1% 1.0% 1.0% 0.9% 0.9% 0.9% 0.9% 0.8% 0.8% Pro Forma 17% 16% 15% 15% 14% 14% 14% 14% 13% 13% 12% 12% 11% 11% 10% 10% 10% Pro Forma Pro Forma 1.23% 1.44% 1.14% 1.18% 0.62% 0.64% 0.70% 0.41% 0.42% 0.45% 0.46% 0.20% 0.25% 0.26% 0.13% 0.01% Pro Forma Source: S&P Global Market Intelligence; Note: Market data as of April 23, 2021; Historical financial data based on fiscal years ended December 31, 2018 to December 31, 2020; Forward metrics based on 2022Y estimates; Pro Forma Peers reflect non-merger target U.S. exchange-traded banks (NASDAQ, NYSE, NYSEAM) with assets between $50B and $200B; excludes peers with unavailable or negative metrics, and NTRS; Illustrative Pro Forma figures inclusive of certain cost savings and other merger related adjustments.

Pro Forma Loan Portfolio

NYCB
Resi. Mtg.: 1%
C&I: 8%
CRE: 16%
$43.1B
3.59% Yield
Multifamily: 75%
FBC
Consumer: 5%
HELOC: 7%
Resi. Mtg.: 13%
$14.9B
3.73% Yield
Mtg. W-house: 44%
C&I: 10%
CRE: 21%
COMBINED
Consumer: 1%
Other: 2%
Resi. Mtg.: 4%
C&I: 9%
Multifamily: 56%
Mtg. W-house: 11%
$58.0B
3.63% Yield
CRE: 17%

Does not include ~$7bn of LHFS

	NYCB	Pro Forma
Reduces standalone CRE and mortgage concentrations	~750% *CRE Concentration*	~550% *CRE Concentration*
CRE concentration excluding Rent-Regulated Multifamily is below 300%	~330% *ex. RR MultiFam.*	~265% *ex. RR MultiFam.*
Repositions interest rate sensitivity profile	~(3)% *ΔNII, +200bps*	~8% *ΔNII, +200bps*

Pro Forma Loan Portfolio NYCB FBC COMBINED Consumer: Resi. Mtg.: HELOC: Other: 2% Consumer: 1% 1% 7% 5% C&I: 8% C&I: 9% Multifamily: CRE: Resi. 56% 16% Resi. Mtg.: Mtg. W-Mtg.: 4% house: $43.1B 13% $14.9B Mtg. W- 11% $58.0B 3.59% Yield 3.73% Yield house: 3.63% Yield C&I : 44% 10% CRE: 17% Multifamily: CRE: 21% 75% Does not include ~$7bn of LHFS NYCB Pro Forma ~750% ~550% Reduces standalone CRE and mortgage concentrations CRE Concentration CRE Concentration ~330% ~265% CRE concentration excluding Rent-Regulated Multifamily is below 300% ex. RR MultiFam. ex. RR MultiFam. ~(3)% ~8% Repositions interest rate sensitivity profile ANII, +200bps ANII, +200bps Source: Company filings; S&P Global Market Intelligence Note: MRQ financial data as of 31-Mar-21;CRE defined as the sum of Construction & Land Development, Loans CRE Not Sec by RE and Non-Owner Occ Nonfarm / NonResi. Excludes Flagstar's loans HFS of $7.1bn and loans with government guarantees of $2.5B

Maintain Our Low Risk Credit Model CREDIT PERFORMANCE NYCB FBC Average NPLs / Total Loans of 0.56% compared to 1.64% for peers, since 1993 Cumulative NCOs of 108 bps since 1993 compared to 2,387 bps for Peers Since 1993, losses have aggregated 15bps on Multifamily and 10bps on CRE (of aggregate originations) Large contribution of loan portfolio comprised of low credit risk assets No outsized exposure to any geography or industry COVID-19 IMPACTED EXPOSURE 100% of NYCB's full-payment deferrals have returned to payment status as of Q1 2021 Limited COVID-impacted exposure across both loan portfolios with only $13 million in full payment deferrals across C&I and CRE industries ~67% of pro forma loan portfolio is comprised of near-zero credit risk asset classes Retains high quality asset specific expertise across various products Expertise in underwriting and managing through varying credit cycles Source: Company filings

Pro Forma Funding Profile

NYCB	FBC	COMBINED

Other: 1%
Non-Int. Bearing: 10%
Savings: 14%
CD: 19%
Other Deposits: 25%
FHLB: 30%
$50.0B
Cost of Funds: 0.88%

Loans / Deposits: 126%
Cost of Deposits: 0.41%

Other: 2%
Non-Int. Bearing: 45%
Savings: 21%
CD: 7%
Other Deposits: 8%
FHLB: 17%
$23.8B
Cost of Funds: 0.31%

Loans / Deposits: 77%
Cost of Deposits: 0.21%

Other: 1%
Non-Int. Bearing: 21%
Savings: 16%
CD: 15%
Other Deposits: 20%
FHLB: 26%
$73.8B
Cost of Funds: 0.70%

Loans / Deposits: 108%
Cost of Deposits: 0.34%

Pro Forma Funding Profile NYCB FBC COMBINED Funding profile benefits from higher core deposits and decreased wholesale funding Ability to expand custodial relationships through increased balance sheet size Flexibility to pay down or reduce dependency on wholesale funding Source: Company filings, S&P Global Market IntelligenceNote: MRQ financial data as of 31-Mar-21; Other Deposits includes interest-bearing checking and money market for NYCB and demand deposit, money market demand, wholesale deposits and other for FBC.

Comprehensive Due Diligence Process and Integration Planning Scope of NYCB's Diligence Efforts Comprehensive due diligence coordinated and led by key executives of NYCB and Flagstar Management led review of all functional areas Full engagement of external consultants and advisors through the diligence process Organized detailed video conference diligence sessions covering all major topics Extensive review of the loan portfolio: Significant detailed credit reviews, including 100% of COVID-related loans Reviewed 100% of residential loan portfolio, consumer portfolio and MSRs valuations Top 20 mortgage warehouse relationships Integration will be managed by long-time employees of NYCB and FBC who have been actively involved in diligence and previous merger integrations 11 NYCB acquisitions 3 FBC acquisitions Selected Key Areas of Focus 150+ Participants across both NYCB and FBC, including consultants and advisors dedicated to the diligence process Mortgage Banking Mortgage Servicing Consumer & Commercial Banking Deposit Strategy Investment Portfolio / ALCO CECL & Capital Stress Testing Credit / Underwriting Risk Mgmt., BSA & Internal Audit Technology, Data & Cyber Security Legal / Compliance Operations Accounting, Finance & Tax Balance Sheet Positioning Integration Planning Human Resources Source: Company Management

A Shared Commitment We expect to maintain continuous commitment to our constituencies as well as support additional important community initiatives across our nationwide footprint Employees Shared values and company missions Strong focus on diversity, inclusion and employee development Strong risk management cultures and aligned corporate focus Larger company provides additional career opportunities and mobility Diversity, Equity and Inclusion Committed to a diverse, inclusive and culturally rich corporate environment Focus on promoting cultural awareness to bridge gaps and enhance team performance Recurring self-assessment of D&I positioning to remediate identified gaps and improve culture of diversity and inclusion Our Customers Greater capabilities and expanded product suite Diversified client base and scope Increased technology spending and capabilities Larger balance sheet and increased capital to support client growth Our Community Continued commitment to community reinvestment and maintaining solid CRA ratings Corporate, social, environmental and governance responsibility is a focus for both organizations Support for local communities through multiple foundations and donation of employees' time Source: Company Management

Review of Key Merits of Transaction Accelerates our transition towards building a dynamic commercial banking organization Fee Income Mix: ~30% vs. ~5% Adds New Lending Capabilities Creates a top-tier regional bank with significant scale and broader diversification $87B+ in Assets Top 30 Bank by Deposits Drives strong financial results and enhances capital generation 2022E EPS Accretion: 16% TBVPS Accretion: 3.5% ~$500 million in annual capital generation Improves funding profile and interest rate risk positioning Non-Interest Bearing Deposits: 21% vs. 10% Cost of Deposits: 34 bps vs. 41 bps Loan to Deposits: 108% vs. 126% A Net Interest Income, +200bps: 8% vs. (3)% Market-leading rent-regulated multifamily lender, mortgage originator and servicer Leading Rent-Regulated Multifamily Business Top 10 Mortgage Originator Top 10 Mortgage Sub-Servicer Top 5 Mortgage Warehouse Lender Maintains each bank's unique low credit risk model " 3-Year Cumulative NCOs: 0.20% Combines two strong management teams and boards " Deepens the Board and Management talent

Appendix

Key Transaction Assumptions Earnings Estimates Based on consensus estimates Synergies and OneTime Merger Expenses Identified fully phased-in cost savings of $125 million ~8% of the combined Company's total non-interest expense ~11% of Flagstar's total non-interest expense ~30% of Flagstar's non-mortgage non-interest expense Phased in 75% in 2022, 100% thereafter Revenue synergies identified by not modeled $220 million pre-tax one-time merger expenses, reflected 100% in tangible book value impact at close Loan Credit Mark Estimates $260 million total lifetime loss estimate $104 million, or 40% of the total mark allocated to purchased credit deteriorated (PCD) loans, recorded into ACL $156 million, or 60% of the total mark allocated to non-PCD loans, recorded as a net of loan discount; amortized into earnings over 5 years using the sum-of-the-years digits accelerated method Provision expense of $156 million to be taken immediately after close reflective of the CECL "double count" on non- PCD loans; included in pro forma tangible book value Other Fair Value Estimates Core deposit intangibles of $40 million, or 0.25% of non-time deposits, amortized sum-of-the-years digits over 10 years Net asset fair value write-down of $57 million pre-tax on HTM securities, loans, time deposits and other long-term borrowings, partially offset by the amortization of the after-tax gain included in other comprehensive income Source: Factset; S&P Global Market Intelligence

Pro Forma Net Income And EPS Accretion Reconciliation Earnings Per Share Earnings Per Share 2022E ($ in millions, except per share) Pro Forma NYCB Consensus Net Income Estimate $ 581 FBC Consensus Net Income Estimate 277 NYCB Consensus EPS Estimate $ 1.25 FBC Consensus EPS Estimate 5.19 After-Tax Transaction Adjustments Cost Savings-Fully Realized for Illustrative Purposes $ 91 Reversal of FBC Existing Intangible Amortization 7 Newly Created Intangible Amortization (5) Accretion of Non-PCD Credit Mark 38 Accretion of Other Interest Rate Marks (2) Opportunity Cost of Cash (1) Pro Forma Net Income $ 985 Pro Forma Average Diluted Shares 683 4 NYCB Pro Forma EPS $ 1.44 NYCB Accretion (%) 16 % NYCB Accretion ($) $ 0.19 Source: S&P Global, FactSet and IBES. Note: Figures may not foot due to rounding. Earnings Buildup NYCB EPS $1.44 $1.25 Buildup: $985 $985 $127 $277 $581 Standalone FBC Standalone After-Tax Pro Forma Net Income Net Income Transaction Net Income Adjustments

Pro Forma Tangible Book Value Accretion Reconciliation

Tangible Book Value per Share Buildup
$8.32
NYCB Q1'21 Standalone
$0.36
Estimated Growth at Close
$8.68
NYCB Est. at Close
$0.71
Net Merger Consid. & FMV Impacts (A-T)
+8.2%
$9.39
Pro Forma TBVPS, Subtotal
($0.24)
(2.8)%
Full One-Time Merger Expenses (A-T)
+5.4%
$9.15
Pro Forma TBVPS, Subtotal
($0.17)
(1.9)%
Day 2 CECL Non-PCD Reserve (A/T)
+3.5%
$8.98
Pro Forma TBVPS

Pro Forma Tangible Book Value Accretion Reconciliation Tangible Book Value per Share Buildup +8.2% $9.39 +5.4% $9.15 +3.5% ($0.24) $0.71 $8.98 (2.8)% ($0.17) $0.36 $8.68 (1.9)% $8.32 NYCB Q1'21 Estimated NYCB Net Merger Pro Forma Full One-Time Pro Forma Day 2 CECL Pro Forma Standalone Growth at Close Est. at Close Consid. & FMV TBVPS, Subtotal Merger TBVPS, Subtotal Non-PCD TBVPS Impacts (A-T) Expenses (A-T) Reserve (A/T) Source: S&P Global, FactSet and IBES. Note: Figures may not foot due to rounding.

FBC Executive Management Overview Alessandro (Sandro) P. DiNello, President, Chief Executive Officer & Director Alessandro (Sandro) DiNello has served as President, CEO, and a Director of FBC Bank and FBC Bancorp since mid-2013. Prior to his current position, he was president and Chief Administrative Officer of FBC Bank, and for a number of years, Executive Vice President of Retail Banking. As CEO, he navigated the Bank through three consent orders and led the transformation of Flagstar from a monoline mortgage lender to a commercial bank anchored by one of the biggest bank-owned mortgage businesses in the Country, with its market capitalization increasing from $500 million to $2.4 billion during his tenure. Lee M. Smith, Executive VP & President of Mortgage Lee Smith is Executive Vice President and President of Mortgage at FBC Bank, a position he assumed in September 2020. Mr. Smith joined FBC in 2013 as Executive Vice President and Chief Operating Officer and held that position until his appointment as Head of Mortgage. Prior to joining FBC, he was a partner with MatlinPatterson Global Advisers LLC, a private equity fund based in New York, where he managed a number of portfolio companies across a multitude of industries and sat on various boards. As President of Mortgage, he also leads the Bank's servicing business, building it from scratch to the 6th largest sub-servicing business and one of the largest bank-owned servicing businesses in the Country. Reginald E. Davis, Executive VP & President of Banking Reginald E. Davis joined FBC Bank in 2020 as Executive Vice President and President of Banking. In this role, he is responsible for all non-mortgage lending, Government Banking, Treasury Management, strategic alliances, and all of Retail Banking. Mr. Davis has 35 years of banking experience, most recently with SunTrust, now Truist, where he was Head of Business Banking. He also served as President of RBC Bank USA, the U.S. Banking Division of the Royal Bank of Canada, and as a senior executive and member of the Operating Committee for Wachovia (now Wells Fargo). Source: Company website and filings; S&P Global

1. Nov. 2000
Haven Bancorp (HAVN)
Assets: $2.7 billion
Deposits: $2.1 billion

→

2. July 2001
Richmond County Financial Corp. (RCBK)
Assets: $3.7 billion
Deposits: $2.5 billion

→

3. Oct. 2003
Roslyn Bancorp, Inc. (RSLN)
Assets: $10.4 billion
Deposits: $5.9 billion

→

4. Dec. 2005
Long Island Financial Corp. (LICB)
Assets: $562 million
Deposits: $434 million

→

5. April 2006
Atlantic Bank of New York (ABNY)
Assets: $2.8 billion
Deposits: $1.8 billion

→

6. April 2007
PennFed Financial Services, Inc. (PFSB)
Assets: $2.3 billion
Deposits: $1.6 billion

→

7. July 2007
NYC branch network of Doral Bank, FSB (Doral-NYC)
Assets: $485 million
Deposits: $370 million

→

8. Oct. 2007
Synergy Financial Group, Inc. (SYNF)
Assets: $892 million
Deposits: $564 million

→

9. Dec. 2009
AmTrust Bank
Assets: $11.0 billion
Deposits: $8.2 billion

→

10. March 2010
Desert Hills Bank
Assets: $452 million
Deposits: $375 million

→

11. June 2012
Aurora Bank FSB
Assets: None
Deposits: $2.2 billion
Branches: 0
Payment Received: $24.0 million

→

12. April 2021
Flagstar Bancorp, Inc.
Assets: $29.4 billion
Deposits: $19.4 billion
Branches: 158
Retail Lending Offices: 87

Transaction Type: Savings Bank | Commercial Bank | Branch | FDIC | Deposit

A History Of Accretive Transactions Which Have Added To Our Franchise Value 1. Nov. 2000 2. July 2001 3. Oct. 2003 4. Dec. 2005 5. April 2006 6. April 2007 Haven Bancorp Richmond County Roslyn Bancorp, Long Island Atlantic Bank of PennFed Financial (HAVN) Financial Corp. Inc. (RSLN) Financial Corp. New York (ABNY) Services, Inc. (RCBK) (LICB) (PFSB) Assets: Assets: Assets: Assets: Assets: Assets: $2.7 billion $3.7 billion $10.4 billion $562 million $2.8 billion $2.3 billion Deposits: Deposits: Deposits: Deposits: Deposits: Deposits: $2.1 billion $2.5 billion $5.9 billion $434 million $1.8 billion $1.6 billion 7. July 2007 8. Oct. 2007 9. Dec. 2009 10. March 2010 11. June 2012 12. April 2021 NYC branch Synergy Financial AmTrust Bank Desert Hills Bank Aurora Bank FSB Flagstar Bancorp, network of Doral Group, Inc. (SYNF) Inc. Assets: Bank, FSB (Doral-NYC) None Assets: Deposits: Assets: Assets: $892 million Assets: Assets: $2.2 billion $29.4 billion $485 million $11.0 billion $452 million Deposits: Deposits: Branches: 0 Deposits: $564 million Deposits: Deposits: Payment $19.4 billion $370 million $8.2 billion $375 million Received: Branches: 158 $24.0 million Retail Lending Offices: 87 Transaction Type: Savings Bank Commercial Bank Branch FDIC Deposit

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 2.02	Results of Operations and Financial Condition

On April 26, 2021, New York Community Bancorp, Inc. (the “Company”) issued a news release reporting its financial results for the three months ended March 31, 2021. A copy of the news release is attached as Exhibit 99.1 to this report.

Item 8.01	Other Events

On April 26, 2021, the Company announced that its Board of Directors declared a $0.17 per diluted common share dividend, payable on May 18, 2021 to shareholders of record as of May 7, 2021.

Item 9.01	Financial Statements and Exhibits

(d)	Attached as Exhibit 99.1 is the news release issued by the Company on April 26, 2021 to report its financial results for the three months ended March 31, 2021.

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release issued by the Company on April 26, 2021.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
Salvatore J. DiMartino
Senior Managing Director
Director, Investor Relations and Strategic Planning

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

On April 24, 2021, New York Community Bancorp, Inc., a New York corporation (“NYCB”), 615 Corp., a direct, wholly-owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement: (i) Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity (the “Merger”), (ii) as soon as reasonably practicable following the Merger, pursuant to Chapter 7 of the Michigan Business Corporation Act and Section 253 of the Delaware General Corporation Law, Flagstar will merge with and into NYCB (the “Holdco Merger”), with NYCB as the surviving entity (the “Surviving Entity”), and (iii) at a time and date following the Holdco Merger as determined by NYCB, Flagstar Bank, FSB, a federally chartered stock savings bank and a wholly-owned subsidiary of Flagstar, will merge with and into New York Community Bank, a New York state-chartered savings bank and a wholly-owned subsidiary of NYCB (“NYCB Bank”), with NYCB Bank as the surviving bank (the “Bank Merger” and, together with the Merger and the Holdco Merger, the “Transactions”).

The Merger Agreement was unanimously approved by the Boards of Directors of each of NYCB and Flagstar. Subject to the fulfillment of customary closing conditions, certain of which are described below, the parties anticipate that the Transactions will close by the end of 2021.

Merger Consideration

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value, $0.01 per share, of Flagstar outstanding immediately prior to the Effective Time (“Flagstar Common Stock”), except for certain shares held by Flagstar or NYCB, will be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of NYCB (“NYCB Common Stock”) (the “Merger Consideration”). Holders of Flagstar Common Stock will also be entitled to receive cash in lieu of fractional shares of NYCB Common Stock.

Treatment of Flagstar Equity Awards

The Merger Agreement also provides that, at the Effective Time, each outstanding time-based restricted stock unit award (a “Flagstar RSU”) under Flagstar’s 2016 Stock Award and Incentive Plan (the “Flagstar Stock Plan”) will cease to represent a restricted stock unit denominated in Flagstar Common Stock and will be converted into a number of time-based restricted stock units denominated in NYCB Common Stock (each, an “NYCB RSU”) equal to the product of (i) the number of shares of Flagstar Common Stock subject to such Flagstar RSU immediately prior to the Effective Time (including any applicable dividend equivalents), multiplied by (ii) the Exchange Ratio.

The Merger Agreement further provides that, at the Effective Time, each outstanding performance share unit (a Flagstar PSU”) under the Flagstar Stock Plan for which the applicable performance period is complete, including awards granted prior to the date of the Merger Agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, will cease to represent a performance share unit denominated in shares of Flagstar Common Stock and will be converted into the right to receive the Merger Consideration in respect of the number of shares of Flagstar Common Stock underlying such Flagstar PSU immediately prior to the Effective Time based on actual performance through completion of the applicable performance period, which will be determined by the compensation committee of the board of directors of Flagstar.

Each Flagstar PSU determined not to have completed the applicable performance period will cease to represent a performance share unit denominated in shares of Flagstar Common Stock and will be converted into an NYCB RSU. The number of shares of NYCB Common Stock subject to each such NYCB RSU will be equal to the product of (i) the number of shares of Flagstar Common Stock subject to such Flagstar PSU immediately prior to the Effective Time (including any applicable dividend equivalents) based on (a) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (b) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (ii) the Exchange Ratio.

The NYCB RSUs will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar Stock Plan or award agreement; provided that such protections will be extended to apply until 18 months after the Effective Time) as were applicable to the applicable Flagstar RSU or PSU immediately prior to the Effective Time.

The Merger Agreement provides that, except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding restricted stock award held by a Flagstar director (a “Flagstar Restricted Share Award”) under the Flagstar Stock Plan, whether vested or unvested, will accelerate in full and be converted into, and become exchanged for, the Merger Consideration in respect of the number of shares of Flagstar Common Stock subject to each such Flagstar Restricted Share Award.

Certain Governance Matters

The Merger Agreement provides that, prior to the Effective Time, the Board of Directors of NYCB will take all actions necessary to adopt certain amendments to the bylaws of NYCB (“NYCB Bylaws Amendment”) regarding governance matters. Effective as of the effective time of the Holdco Merger, and in accordance with the NYCB Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of NYCB Bank will each be twelve, of which (i) eight will be directors of NYCB immediately prior to the Effective Time, which will include Thomas Cangemi, the current Chairman, President and Chief Executive Officer of NYCB, Robert Wann, a current director and Chief Operating Officer of NYCB, Hanif Dahya, a current director of NYCB who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be directors of Flagstar immediately prior to the Effective Time (the “Flagstar Designated Directors”), which will include Alessandro DiNello, the current President and Chief Executive Officer of Flagstar, who will serve as the Non-Executive Chairman of the Board of Directors of each of the Surviving Entity and NYCB Bank, David Treadwell, a current director of Flagstar who will serve as the Risk Assessment Committee Chairman of the Surviving Entity and such other directors of Flagstar immediately prior to the Effective Time as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards.

The Merger Agreement also provides that, at the Effective Time, NYCB will invite all directors of Flagstar immediately prior to the Effective Time (other than the Flagstar Designated Directors) to become members of an Advisory Board of NYCB (the “Advisory Board”), and will cause all such individuals who accept such invitation to be elected or appointed for a two-year term as members of the Advisory Board. Such members of the Advisory Board will serve on the Advisory Board and each receive annual compensation of $40,000. The Chief Executive Officer of NYCB will meet with the Advisory Board at least one time per quarter during the two year period.

Certain Other Terms and Conditions of the Merger Agreement

The Merger Agreement contains certain representations and warranties from each of NYCB and Flagstar. Flagstar has agreed to certain pre-closing covenants, including covenants to operate its business in the ordinary course in all material respects and to refrain from taking certain actions without NYCB’s consent. NYCB has agreed to certain pre-closing covenants, including covenants to refrain from taking certain actions that may result in any of the closing conditions not being satisfied in a timely manner without Flagstar’s consent. Each party has agreed to additional covenants, including, among others, covenants relating to (i) in the case of NYCB, its obligation to call a meeting of its stockholders to approve the issuance of shares of the NYCB Common Stock pursuant to the Merger Agreement (the “Issuance”) and, subject to certain exceptions, the obligation of its Board of Directors to recommend that its stockholders approve the Issuance, (ii) in the case of Flagstar, its obligation to call a meeting of its shareholders to adopt the Merger Agreement, and, subject to certain exceptions, the obligation of its Board of Directors to recommend that its shareholders adopt the Merger Agreement, and (iii) each party’s non-solicitation obligations related to alternative acquisition proposals.

The completion of the Merger is subject to certain conditions, including (i) adoption of the Merger Agreement by the requisite vote of the Flagstar shareholders and the approval of the Issuance by the requisite vote of the NYCB stockholders, (ii) authorization for listing on the New York Stock Exchange of the shares of NYCB Common Stock to be issued in the Merger, subject to official notice of issuance, (iii) the receipt of the requisite regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, the New York State Department of Financial Services, certain mortgage agencies and, with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the effective time of the Bank Merger, any state bank regulatory authority, (iv) effectiveness of the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (“SEC”) by NYCB in connection with the Transactions, and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the Transactions or making the completion of the Transactions illegal. Each party’s obligation to complete the Merger is also subject to certain additional conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of Flagstar, in the case of NYCB and Merger Sub, and NYCB and Merger Sub, in the case of Flagstar, (b) performance in all material respects by Flagstar, in the case of NYCB and Merger Sub, NYCB and Merger Sub, in the case of Flagstar, of its respective obligations under the Merger Agreement, (c) in the case of Flagstar’s obligation to complete the Merger, receipt by Flagstar of an opinion from its counsel to the effect that the Merger and the Holdco Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (d) in the case of NYCB’s obligation to complete the Merger, either (i) the receipt of a similar opinion from its counsel, or (ii) a determination that the Merger and Holdco Merger, taken together, are not reasonably expected to result in a Material Adverse Tax Consequence (as defined in the Merger Agreement).

The Merger Agreement provides certain termination rights for both NYCB and Flagstar and further provides that a termination fee of $90 million will be payable by Flagstar or NYCB, as applicable, upon termination of the Merger Agreement under certain circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between NYCB and Flagstar instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) will not survive consummation of the Merger, and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual information regarding NYCB or Flagstar, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding NYCB, Flagstar, their respective affiliates or their respective businesses, the Merger Agreement and the Transactions that will be contained in, or incorporated by reference into, the Registration Statement on Form S-4 that will include a joint proxy statement of NYCB and Flagstar and a prospectus of NYCB, as well as in the Forms 10-K, Forms 10-Q and other filings that each of NYCB and Flagstar makes with SEC.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Letter Agreement

In connection with the Merger Agreement, NYCB also entered into a letter agreement (the “Letter Agreement”) with Thomas Cangemi, to be effective upon the Effective Time. The Letter Agreement provides that, following the Effective Time, Mr. Cangemi will continue to serve as the President and Chief Executive Officer of NYCB, will report directly to the Board, but will cease to serve as Chairman of the Board. The Letter Agreement also provides that Mr. Cangemi’s removal from the role of Chairman of the Board upon the Effective Time will not constitute “Good Reason” as defined in Mr. Cangemi’s employment agreement between NYCB and Mr. Cangemi. Pursuant to the Letter Agreement, if Mr. Cangemi is not appointed to serve as Chairman of the Board upon the earlier of (i) the death, resignation, removal, disqualification or other cessation of service by Alessandro DiNello as Non-Executive Chairman of the NYCB Board and (ii) the date following the twenty-four (24) month anniversary of the Effective Time (such earlier date, the “Succession Date”), other than because he is no longer serving as Chief Executive Officer as of the Succession Date, he will have Good Reason to terminate his employment with NYCB at such time under his employment agreement. Further, in the event that Mr. Cangemi is terminated without “Cause” as defined in his employment agreement or resigns for Good Reason within the thirty (30) month anniversary of the Effective Time, the Compensation Committee of the Board will cause his outstanding equity awards to become fully vested and non-forfeitable upon such termination.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community Bancorp, Inc., 615 Corp. and Flagstar Bancorp, Inc.*

Exhibit 10.1	Letter Agreement, dated as of April 24, 2021, by and between New York Community Bancorp, Inc. and Thomas Cangemi.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this Current Report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to NYCB’s and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; NYCB’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; NYCB’s and Flagstar’s assessments of probable losses on loans; NYCB’s and Flagstar’s assessments of interest rate and other market risks; and NYCB’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; NYCB and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of NYCB and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among NYCB, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against NYCB or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of NYCB and/or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of NYCB; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of NYCB and Flagstar; and the other factors discussed in the “Risk Factors” section NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other reports NYCB files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of NYCB’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Flagstar’s other filings with SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Important Information and Where You Can Find It

This Current Report may be deemed to be solicitation material in respect of the proposed transaction by NYCB and Flagstar. In connection with the proposed transaction, NYCB will file with the SEC a registration statement on Form S-4 to register the shares of NYCB’s capital stock to be issued in connection with the proposed transaction. The registration statement will include a prospectus of NYCB and a joint proxy statement of NYCB and Flagstar, which will be sent to the stockholders of NYCB and shareholders of Flagstar seeking certain approvals related to the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF NYCB AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NYCB, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about NYCB and Flagstar, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by NYCB can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

NYCB, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding NYCB’s directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar’s directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
	Name:	Salvatore J. DiMartino
	Title:	Senior Managing Director
Director, Investor Relations and Strategic Planning

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NEW YORK COMMUNITY BANCORP, INC.,

615 CORP.

and

FLAGSTAR BANCORP, INC.

Dated as of April 24, 2021

Exhibit A – Amended and Restated Flagstar Charter
Exhibit B – Seventh Amended and Restated Flagstar Bylaws
Exhibit C – NYCB Bylaw Amendment

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	73
Acquisition Proposal	73
Advisory Board	72
affiliate	85
Agreement	1
Applicable Requirements	38
Bank Merger	1
Bank Merger Agreement	7
Bank Merger Certificates	7
Bank Merger Effective Time	8
BHC Act	12
BOLI	35
business day	85
CARES Act	25
Certificates of Merger	2
Chosen Courts	87
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	64
Continuing Employees	67
Controlled Group Liability	22
Data Tape	38
Delaware Secretary	2
DGCL	2
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	30
ERISA	21
ESOP	41
ESPP	5
ESPP Termination Date	5
Exchange Act	16
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	2
Fannie Mae	35
FDIC	12
Federal Reserve Board	15
Final Offering	5
Flagstar	1
Flagstar 401(k) Plan	68
Flagstar Acquired Mortgage Loan	38
Flagstar Bank	1
Flagstar Benefit Plan	20
Flagstar Board Recommendation	65
Flagstar Bylaws	6
Flagstar Charter	6
Flagstar Common Stock	2
Flagstar Compensation Committee	4
Flagstar Contract	28
Flagstar Designated Directors	72

Flagstar Disclosure Schedule	10
Flagstar Equity Awards	13
Flagstar ERISA Affiliate	22
Flagstar Indemnified Parties	69
Flagstar Insiders	75
Flagstar Meeting	64
Flagstar Owned Mortgage Loan	38
Flagstar Owned Properties	30
Flagstar Preferred Stock	13
Flagstar PSU	4
Flagstar Qualified Plans	21
Flagstar Real Property	30
Flagstar Regulatory Agreement	29
Flagstar Reports	24
Flagstar Restricted Share	5
Flagstar RSU	3
Flagstar Securities	13
Flagstar Serviced Mortgage Loan	38
Flagstar Stock Plans	13
Flagstar Subsidiary	12
Fraud	80
Freddie Mac	35
GAAP	11
Ginnie Mae	35
Goldman Sachs	46
Governmental Entity	16
Holdco Merger	1
Holdco Merger Certificates	6
Holdco Merger Effective Time	6
Intellectual Property	31
Interest Rate Instruments	29
Interim Surviving Entity	1
IRS	21
Jefferies	18
Joint Proxy Statement	16
knowledge	85
Liens	14
Loans	33
made available	85
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	63
MBCA	2
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Charter	32
Merger Sub Common Stock	3
Michigan LARA	2
Morgan Stanley	18
Mortgage Agencies	62
Mortgage Loans	38
Mortgage Servicing Rights	38
Multiemployer Plan	22
Multiple Employer Plan	22
New Certificates	8
New Plans	67

NYCB	1
NYCB 401(k) Plan	68
NYCB Bank	1
NYCB Benefit Plans	48
NYCB Board Recommendation	65
NYCB Bylaws	32
NYCB Bylaws Amendment	7
NYCB Charter	7
NYCB Common Stock	2
NYCB Contract	52
NYCB Disclosure Schedule	39
NYCB Equity Awards	41
NYCB ERISA Affiliate	49
NYCB Meeting	64
NYCB Preferred Stock	7
NYCB PSU Award	41
NYCB Regulatory Agreement	53
NYCB Reports	50
NYCB Restricted Stock Award	41
NYCB RSU	3
NYCB Share Issuance	16
NYCB Subsidiary	40
NYDFS	15
NYSE	9
OCC	15
Old Certificate	3
ordinary course of business	85
Pandemic	12
Pandemic Measures	12
PBGC	21
Permits	24
Permitted Encumbrances	31
person	85
Personal Data	25
Piper Sandler	46
PPP	26
Premium Cap	70
Recommendation Change	65
Representatives	72
Requisite Flagstar Vote	14
Requisite NYCB Vote	43
Requisite Regulatory Approvals	62
S-4	16
Sarbanes-Oxley Act	18
SEC	16
Securities Act	24
Securitization Instruments	39
Security Breach	25
Servicing Agreement	39
SRO	16
Subservicer	39
Subsidiary	12
Surviving Bank	1
Takeover Restrictions	32
Tax	20
Tax Return	20

Taxes	20
Termination Date	80
Termination Fee	81
the date hereof	85
Trade Secrets	32
transactions contemplated by this Agreement	85
transactions contemplated hereby	85
Willful Breach	81

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2021 (this “Agreement”), by and among New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), 615 Corp., a Delaware corporation and direct, wholly-owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”).

RECITALS

A. The Boards of Directors of NYCB, Merger Sub and Flagstar have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Flagstar (the “Merger”), so that Flagstar is the surviving entity (hereinafter sometimes referred to in such capacity, the “Interim Surviving Entity”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Entity will, subject to the terms and conditions set forth herein, merge with and into NYCB (the “Holdco Merger”), so that NYCB is the surviving entity in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).

B. At a date and time following the Holdco Merger as determined by NYCB, Flagstar Bank, FSB, a federally chartered stock savings bank and Subsidiary of Flagstar (“Flagstar Bank”), will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement, merge with and into New York Community Bank, a New York State-chartered savings bank and Subsidiary of NYCB (“NYCB Bank”) (the “Bank Merger”), so that NYCB Bank is the surviving bank in the Bank Merger (hereinafter sometimes referred to in such capacity as the “Surviving Bank”).

C. In furtherance thereof, the respective Boards of Directors of NYCB, Merger Sub and Flagstar have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and have resolved to submit this Agreement to their respective stockholders and shareholders, as applicable, for approval and to recommend that their respective stockholders and shareholders, as applicable, approve this Agreement.

D. For U.S. federal income tax purposes, it is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

E. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the “MBCA”) and Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Flagstar pursuant to this Agreement. Flagstar shall be the Interim Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than the second (2nd) business day after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by NYCB and Flagstar. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, NYCB shall cause to be filed a certificate of merger with the Department of Licensing and Regulatory Affairs of the State of Michigan (the “Michigan LARA”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger in accordance with the relevant provisions of the MBCA or DGCL, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA, DGCL and this Agreement.

1.5 Conversion of Flagstar Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NYCB, Merger Sub, Flagstar or the holder of any securities of NYCB or Flagstar:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Flagstar issued and outstanding immediately prior to the Effective Time (the “Flagstar Common Stock”), except for shares of Flagstar Common Stock owned by Flagstar or NYCB (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted (collectively, the “Excluded Shares”)), shall be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of NYCB (the “NYCB Common Stock”) (the “Merger Consideration”).

(b) All the shares of Flagstar Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Flagstar Common Stock) previously representing any such shares of Flagstar Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of NYCB Common Stock that such shares of Flagstar Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of NYCB Common Stock or Flagstar Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give NYCB and the holders of Flagstar Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Flagstar or NYCB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Flagstar Common Stock that are owned by Flagstar or NYCB (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no NYCB Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Merger Sub Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Entity.

1.7 Treatment of Flagstar Equity Awards.

(a) Restricted Stock Unit Awards. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding time-based restricted stock award unit (a “Flagstar RSU”) under the Flagstar Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Flagstar Common Stock and shall be converted into a time-based restricted stock unit denominated in shares of NYCB Common Stock (each, an “NYCB RSU”). The number of shares of NYCB Common Stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (i) the number of shares of Flagstar Common Stock subject to such Flagstar RSU immediately prior to the Effective Time (including any applicable dividend equivalents), multiplied by (ii) the Exchange Ratio. Except as specifically provided above, at and following the Effective Time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable Flagstar Stock Plan or award agreement; provided that such protections shall be extended to apply until eighteen (18) months after the Effective Time) as were applicable to the applicable Flagstar RSU immediately prior to the Effective Time.

(b) Performance Share Unit Awards.

(i) Performance Period Complete. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding performance share unit award under the Flagstar Stock Plans (a “Flagstar PSU”) for which the applicable performance period is complete, including awards granted prior to the date of this Agreement under the Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar Common Stock and shall be converted into the right to receive the Merger Consideration in respect of the number of shares of Flagstar Common Stock subject to such Flagstar PSU immediately prior to the Effective Time based on actual performance through completion of the applicable performance period as determined by the compensation committee of the Flagstar Board (the “Flagstar Compensation Committee”) in its reasonable judgement, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) days following the Closing Date; provided, that, with respect to any Flagstar PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Flagstar Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(ii) Performance Period Incomplete. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each Flagstar PSU for which the applicable performance period is not complete shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar Common Stock and shall be converted into an NYCB RSU. The number of shares of NYCB Common Stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (A) the number of shares of Flagstar Common Stock subject to such Flagstar PSU immediately prior to the Effective Time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the Exchange Ratio. Except as specifically provided above, at and following the Effective Time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar Stock Plan or award agreement; provided that such protections shall be extended to apply until eighteen (18) months after the Effective Time) as were applicable to the applicable Flagstar PSU immediately prior to the Effective Time.

(b) Director Restricted Share Awards. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding restricted stock award held by a Flagstar director (a “Flagstar Restricted Share”) under the Flagstar Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, accelerate in full and shall be converted into, and become exchanged for, the Merger Consideration, pursuant to Section 1.5(a).

(c) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar Board or Flagstar Compensation Committee and, if appropriate, amending the terms of the Flagstar’s 2017 Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the three-month offering period under the ESPP that commenced on April 1, 2021 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the Closing Date (the earlier of the date the Final Offering ends and the business day immediately preceding the Closing Date, the “ESPP Termination Date”), (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar

Common Stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii).

(d) At or prior to the Effective Time, Flagstar, the Board of Directors of Flagstar and the Flagstar Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7 and to provide for the net-settlement of all Flagstar RSUs and Flagstar PSUs in respect of any applicable taxes, at the time such taxes may be incurred.

(e) NYCB shall take all corporate actions that are necessary for the treatment of the Flagstar Equity Awards pursuant to Sections 1.7(a) through 1.7(c), including the reservation, issuance and listing of NYCB Common Stock as necessary to effect the transactions contemplated by this Section 1.7. As soon as practicable following the Effective Time, NYCB shall file with the SEC a post-effective amendment to the S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of NYCB Common Stock underlying the NYCB RSUs issued as contemplated by this Section 1.7, and shall maintain the effectiveness of such registration statement for so long as such NYCB RSUs remain outstanding and such registration of shares of NYCB Common Stock issuable thereunder continues to be required.

1.8 Articles of Incorporation of the Interim Surviving Entity. At the Effective Time, the second amended and restated articles of incorporation of Flagstar (the “Flagstar Charter”) shall be amended and restated in the form attached hereto as Exhibit A and thereafter shall be the articles of incorporation of the Interim Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.9 Bylaws of the Interim Surviving Entity. At the Effective Time, the sixth amended and restated bylaws of Flagstar (the “Flagstar Bylaws”) shall be amended and restated in the form attached hereto as Exhibit B and thereafter shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.10 Directors and Officers of the Interim Surviving Entity. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.11 Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall be treated as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321, and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Holdco Merger.

(a) General. As soon as reasonably practicable following the Merger and as part of a single integrated transaction for U.S. federal income tax purposes, NYCB shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be, merged with and into NYCB in accordance with the Chapter 7 of the MBCA and Section 253 of the DGCL. NYCB shall be the Surviving Entity in the Holdco Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Entity shall terminate. NYCB and the Interim Surviving Entity shall enter into a separate agreement and plan of merger to effect the Holdco Merger immediately after the Effective Time. The principal place of business of NYCB, as the surviving entity in the Holdco Merger, will be located at Hicksville, Long Island, New York.

(b) Holdco Merger Effective Time. NYCB and the Interim Surviving Entity shall cause to be filed a certificate of merger with the Delaware Secretary and a certificate of merger with the Michigan LARA (together, the “Holdco Merger Certificates”). The Holdco Merger shall become effective at such date and time as specified in the Holdco Merger Certificates in accordance with the relevant provisions of the Chapter 7 of the MBCA and Section 253 of the DGCL, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Holdco Merger Effective Time”).

(c) Effects of the Holdco Merger. At and after the Holdco Merger Effective Time, the Holdco Merger shall have the effects set forth in the applicable provisions of the MBCA, the DGCL and this Agreement.

(d) Cancellation of Interim Surviving Entity Stock. Each share of common stock, no par value, of the Interim Surviving Entity, as well as each share of any other class or series of capital stock of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) NYCB Stock. At and after the Holdco Merger Effective Time, each share of NYCB Common Stock and each share of preferred stock of NYCB, par value $0.01 per share (“NYCB Preferred Stock”) issued and outstanding immediately prior to the Holdco Merger Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of NYCB and shall not be affected by the Holdco Merger.

(f) Charter of the Surviving Entity. At the Holdco Merger Effective Time, the amended and restated certificate of incorporation of NYCB (the “NYCB Charter”), as in effect immediately prior to the Holdco Merger Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

(g) Bylaws of the Surviving Entity. At the Holdco Merger Effective Time, the amended and restated bylaws of NYCB as in effect immediately prior to the Holdco Merger Effective Time (including as amended as set forth in Exhibit C) (such amendment, the “NYCB Bylaws Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

(h) Directors and Officers of the Surviving Entity. Subject to Section 6.12, at the Holdco Merger Effective Time, the directors and officers of NYCB as of immediately prior to the Holdco Merger Effective Time shall, at and after the Holdco Merger Effective Time, be the directors and officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.13 Bank Merger. At a date and time following the Holdco Merger as determined by NYCB, Flagstar Bank shall merge with and into NYCB Bank. NYCB Bank shall be the Surviving Bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Flagstar Bank shall terminate. The Bank Merger shall be implemented pursuant to an agreement and plan of merger (the “Bank Merger Agreement”) entered into by NYCB Bank and Flagstar Bank on the date of this Agreement. Each of NYCB and Flagstar shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of NYCB Bank and Flagstar Bank, respectively, and NYCB and Flagstar shall, and shall cause NYCB Bank and Flagstar Bank, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Holdco Merger Effective Time or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

ARTICLE II

EXCHANGE OF SHARES

2.1 NYCB to Make Consideration Available. At or prior to the Effective Time, NYCB shall deposit, or shall cause to be deposited, with an exchange agent designated by NYCB and reasonably acceptable to Flagstar (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, (a) certificates or, at NYCB’s option, evidence in book-entry form, representing shares of NYCB Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and (b) cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of NYCB Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, NYCB shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Flagstar Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive NYCB Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of NYCB Common Stock and any cash in lieu of fractional shares, which the shares of Flagstar Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of NYCB Common Stock to which such holder of Flagstar Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of NYCB Common Stock which the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to NYCB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NYCB Common Stock that the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of NYCB Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of NYCB Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Flagstar of the shares of Flagstar Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of NYCB Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of NYCB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to NYCB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NYCB. In lieu of the issuance of any such fractional share, NYCB shall pay to each former holder of Flagstar Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of NYCB Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Flagstar Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of NYCB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Flagstar for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Flagstar Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of NYCB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NYCB Common Stock deliverable in respect of each former share of Flagstar Common Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of NYCB, Flagstar, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Flagstar Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) NYCB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of NYCB Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Flagstar Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by NYCB or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Flagstar Common Stock in respect of which the deduction and withholding was made by NYCB or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by NYCB or the Exchange Agent, the posting by such person of a bond in such amount as NYCB or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of NYCB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FLAGSTAR

Except (a) as disclosed in the disclosure schedule delivered by Flagstar to NYCB concurrently with the execution and delivery of this Agreement (the “Flagstar Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in Flagstar Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Flagstar that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced, and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Flagstar Reports publicly filed with or furnished to the SEC by Flagstar since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Flagstar hereby represents and warrants to NYCB and Merger Sub as follows:

3.1 Corporate Organization.

(a) Flagstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is a savings and loan holding company duly registered under the Home Owners’ Loan Act. Flagstar has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Flagstar is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or standing necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. As used in this Agreement, the term “Material Adverse Effect” means, with respect to NYCB, Flagstar or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability (including the Pandemic Measures) to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates and mortgage rates and terms) conditions affecting the industries in which such party or its Subsidiaries operate (including any such changes arising out of the Pandemic or any Pandemic Measures) and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services sectors in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, forbearance, moratorium or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and “Subsidiary” when used with respect to any person, means any “subsidiary” of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Flagstar Charter and the Flagstar Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by Flagstar to NYCB.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Subsidiary of Flagstar (a “Flagstar Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Flagstar or any Flagstar Subsidiary to pay dividends or distributions except, in the case of Flagstar or a Flagstar Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Flagstar Bank is the only Flagstar Subsidiary that is a depository institution, and the deposit accounts of Flagstar Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Flagstar Disclosure Schedule sets forth a true and complete list of all Flagstar Subsidiaries as of the date hereof. True and complete copies of the organizational documents of Flagstar Bank, as in effect as of the date of this Agreement, have previously been made available by Flagstar to NYCB. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Flagstar other than the Flagstar Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Flagstar consists of 80,000,000 shares of Flagstar Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Flagstar Preferred Stock”). As of April 22, 2021, there were: (i) 52,752,606 shares of Flagstar Common Stock issued and outstanding, plus 26,244 Flagstar Restricted Shares; (ii) 340,909 shares of Executive Long-Term Incentive Program Performance Shares; (iii) 379,880 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar PSUs (assuming performance goals are satisfied at the target level) or 472,213 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar PSUs (assuming performance goals are satisfied at the maximum level); (iv) 299,453 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar RSUs; (v) no shares of Flagstar Preferred Stock issued and outstanding; (vi) 1,305,797 shares of Flagstar Common Stock reserved for issuance pursuant to future grants under the Flagstar Stock Plans; (vii) 287,592 shares of Flagstar Common Stock reserved for issuance under the ESPP; (viii) 498,775 shares of Flagstar Common Stock reserved for issuance under Flagstar’s dividend reinvestment plan; and (ix) 122,292 shares of Flagstar Common Stock issued and held in trust under the Flagstar Bank 401(k) Plan. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since April 22, 2021 resulting from the exercise, vesting or settlement of any Flagstar RSUs, Flagstar PSUs, Flagstar Restricted Shares and accumulated contributions to purchase shares of Flagstar Common Stock under the ESPP (collectively, “Flagstar Equity Awards”) described in the immediately preceding sentence there are no shares of capital stock or other voting securities or equity interests of Flagstar issued, reserved for issuance or outstanding. As used herein, the “Flagstar Stock Plans” shall mean: the Flagstar 2016 Stock Award and Incentive Plan. All the issued and outstanding shares of Flagstar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Flagstar may vote. Except as set forth in Section 3.2(a) of the Flagstar Disclosure Schedule, no trust preferred or subordinated debt securities of Flagstar or any Flagstar Subsidiary are issued or outstanding. Other than Flagstar Equity Awards, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Flagstar, or contracts, commitments, understandings or arrangements by which Flagstar may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Flagstar, or that otherwise obligate Flagstar to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Flagstar Securities”). Other than Flagstar Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Flagstar or any of the Flagstar Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Flagstar or any of the Flagstar Subsidiaries is a party with respect to the voting or transfer of Flagstar Common Stock, capital stock or other voting or equity securities or ownership interests of Flagstar or granting any shareholder of Flagstar or other person any registration rights.

(b) Section 3.2(b) of the Flagstar Disclosure Schedule sets forth, as of April 8, 2021, a true and complete list of all holders of Flagstar RSUs and Flagstar PSUs, the number of shares of Flagstar Common Stock subject to each Flagstar RSU or Flagstar PSU, the date of grant, the vesting commencement date, the vesting schedule and any applicable performance period. During the period of April 8, 2021 through the date hereof, (i) no Flagstar Equity Awards have been granted and (ii) no Flagstar Equity Awards have been settled in Flagstar Common Stock.

(c) Flagstar, Flagstar owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Flagstar Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Flagstar Bank, as may be provided under Home Owners’ Loan Act) and free of preemptive rights, with no personal liability attaching to the ownership thereof, except, in the case of all Subsidiaries other than Flagstar Bank, as would not, either individually or in the aggregate, reasonably be expected to have Material Adverse Effect on Flagstar. No Flagstar Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Flagstar has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the

Board of Directors of Flagstar. The Board of Directors of Flagstar has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Flagstar and its shareholders, has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), has directed that this Agreement and the transactions contemplated hereby be submitted to Flagstar’s shareholders for approval and adoption at a meeting of such shareholders, has recommend that its shareholders approve and adopt this Agreement and the transactions contemplated hereby and has adopted resolutions to the foregoing effect. The Board of Directors of Flagstar Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of Flagstar Bank and its sole shareholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, has directed that the Bank Merger Agreement be submitted to Flagstar Bank’s sole shareholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Flagstar Common Stock entitled to vote on this Agreement (the “Requisite Flagstar Vote”), (ii) the adoption and approval of the Bank Merger Agreement by Flagstar as Flagstar Bank’s sole shareholder, and (iii) if applicable, the submission to the shareholders of Flagstar of an advisory (non-binding) vote on the compensation that may be paid or become payable to Flagstar’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of Flagstar are necessary to approve and adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Flagstar and (assuming due authorization, execution and delivery by NYCB and Merger Sub) constitutes a valid and binding obligation of Flagstar, enforceable against Flagstar in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, forbearance, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depositary institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Flagstar nor the consummation by Flagstar of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Flagstar with any of the terms or provisions hereof, will (i) violate any provision of the Flagstar Charter, the Flagstar Bylaws or the amended and restated organizational certificate (as amended) or bylaws of Flagstar Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Flagstar or any of the Flagstar Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Flagstar or any of the Flagstar Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Flagstar or any of the Flagstar Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and the approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the New York State Department of Financial Services (the “NYDFS”), and approval or waiver of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), (f) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger Effective Time, and the approvals or waivers of such applications, filings and notices, (g) the filing of any required applications, filings and notices, as applicable, with each Mortgage Agency and the receipt of any required consents or approvals from each Mortgage Agency, (h) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Flagstar Disclosure Schedule or Section 4.4 of the NYCB Disclosure Schedule and approval or non-objection of such applications, filings and notices, (i) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Flagstar’s shareholders and NYCB’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by NYCB in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (j) the filing of the Certificates of Merger with the Michigan LARA pursuant to the MBCA and Delaware Secretary pursuant to the DGCL and the filing of the Holdco Merger Certificates with the Michigan LARA pursuant to the MBCA and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (k) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NYCB Common Stock pursuant to this Agreement (“NYCB Share Issuance”) and the approval of the listing of such NYCB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (including any government-sponsored enterprise) or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Flagstar of this Agreement, (ii) the execution and delivery by Flagstar Bank of the Bank Merger Agreement or (iii) the consummation by Flagstar and Flagstar Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As used in this Agreement, “SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Flagstar has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Flagstar to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

3.5 Regulatory Reports. Flagstar and each of the Flagstar Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Governmental Entity, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Subject to Section 9.15 and except for normal examinations conducted by a Governmental Entity in the ordinary course of business of Flagstar and the Flagstar Subsidiaries, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Flagstar, investigation into the business or operations of Flagstar or any of the Flagstar Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Subject to Section 9.15, there (x) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Flagstar or any of the Flagstar Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Flagstar or any of the Flagstar Subsidiaries since January 1, 2018, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.6 Financial Statements.

(a) The financial statements of Flagstar and the Flagstar Subsidiaries included (or incorporated by reference) in the Flagstar Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Flagstar and the Flagstar Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Flagstar and the Flagstar Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Flagstar and the Flagstar Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of Flagstar has resigned (or informed Flagstar that it intends to resign) or been dismissed as independent public accountants of Flagstar as a result of or in connection with any disagreements with Flagstar on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any of the Flagstar Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Flagstar, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Flagstar included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Flagstar and the Flagstar Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Flagstar or the Flagstar Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Flagstar. Flagstar (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Flagstar, including the Flagstar Subsidiaries, is made known to the chief executive officer and the chief financial officer of Flagstar by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Flagstar’s outside auditors and the audit committee of Flagstar’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Flagstar’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Flagstar, any fraud, whether or not material, that involves management or other employees who have a significant role in Flagstar’s internal controls over financial reporting. Any such disclosures were made in writing by management to Flagstar’s auditors and audit committee and true and complete copies of such disclosures have been made available to NYCB. To the knowledge of Flagstar, there is no reason to believe that Flagstar’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither Flagstar nor any of the Flagstar Subsidiaries, nor, to the knowledge of Flagstar, any director, officer, auditor, accountant or representative of Flagstar or any of the Flagstar Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Flagstar or any of the Flagstar Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Flagstar or any of the Flagstar Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Flagstar or any of the Flagstar Subsidiaries, whether or not employed or retained by Flagstar or any of the Flagstar Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Flagstar or any of the Flagstar Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Flagstar or any committee thereof or the Board of Directors or similar governing body of any Flagstar Subsidiary or any committee thereof, or, to the knowledge of Flagstar, to any director or officer of Flagstar or any Flagstar Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC (“Morgan Stanley”) and Jefferies LLC (“Jefferies”), neither Flagstar nor any Flagstar Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Flagstar has disclosed to NYCB as of the date hereof the aggregate fees provided for in connection with the engagement by Flagstar of each of Morgan Stanley and Jefferies related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, except for changes resulting from or related to the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(b) Since December 31, 2020, through the date of this Agreement, except with respect to the transactions contemplated hereby and changes resulting from or related to the Pandemic or the Pandemic Measures, Flagstar and the Flagstar Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Neither Flagstar nor any of the Flagstar Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Flagstar, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Flagstar or any of the Flagstar Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on Flagstar or any of the Flagstar Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Flagstar, any of the Flagstar Subsidiaries or the assets of Flagstar or any of the Flagstar Subsidiaries (or that, upon consummation of the Merger and Holdco Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on Flagstar or any of the Flagstar Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.10 Taxes and Tax Returns.

(a) Each of Flagstar and the Flagstar Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. All material Taxes of Flagstar and the Flagstar Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Flagstar and the Flagstar Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Flagstar nor any of the Flagstar Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Flagstar and the Flagstar Subsidiaries or the assets of Flagstar and the Flagstar Subsidiaries. Neither Flagstar nor any of the Flagstar Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Flagstar and the Flagstar Subsidiaries and other than customary provisions contained in commercial arrangements the primary subject of which is not Taxes and which effect is not material). Neither Flagstar nor any of the Flagstar Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Flagstar), or (ii) has any liability for the Taxes of any person (other than Flagstar or any of the Flagstar Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither Flagstar nor any of the Flagstar Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Flagstar nor any of the Flagstar Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not (i) any and all U.S. federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property (real, personal, tangible and intangible), capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, franchise, backup withholding, value added, alternative or add-on minimum, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) liability for the payment of any amounts of the type described in clauses (i) or (ii)

above as a result of any express or implied obligation to indemnify any other person as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract or otherwise by operation of law.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or any other document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Flagstar Disclosure Schedule sets forth a true and complete list of all material Flagstar Benefit Plans. For purposes of this Agreement, “Flagstar Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Flagstar or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Flagstar or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and employment, consulting, retirement, severance, termination or change in control, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefit, plan, program, agreement or arrangement.

(b) Flagstar has made available to NYCB true and complete copies of each material Flagstar Benefit Plan and the following related documents with respect to each such material Flagstar Benefit Plan, to the extent applicable, (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report, and (v) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years.

(c) Except as would not result in any material liability to Flagstar and the Flagstar Subsidiaries, taken as a whole, each Flagstar Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) Each Flagstar Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Flagstar Qualified Plans”) and the related trust has been determined by the IRS to be qualified under Section 401(a) of the Code, and, to the knowledge of Flagstar, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Flagstar Qualified Plan or the related trust.

(e) Except as would not result in any material liability to Flagstar and the Flagstar Subsidiaries, taken as a whole, with respect to each Flagstar Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Flagstar Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Flagstar Benefit Plan’s actuary with respect to such Flagstar Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Flagstar Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Flagstar or any of the Flagstar Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Flagstar Benefit Plan. No Controlled Group Liability has been incurred by Flagstar or a Flagstar ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Flagstar, no condition exists that presents a material risk to Flagstar or a Flagstar ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.

(f) None of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “Flagstar ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Flagstar or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g) Except as set forth in Section 3.11(g) of the Flagstar Disclosure Schedule, no Flagstar Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) Except as would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries, (i) all contributions required to be made to any Flagstar Benefit Plan, required to be made by Flagstar or any Flagstar Subsidiaries, by applicable law or by any plan document or other contractual undertaking, and (ii) all premiums due or payable with respect to insurance policies funding any Flagstar Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Flagstar.

(i) There are no pending or, to the knowledge of Flagstar, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Flagstar’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Flagstar Benefit Plans, any fiduciaries thereof with respect to their duties to Flagstar Benefit Plans or the assets of any of the trusts under any of Flagstar Benefit Plans that would reasonably be expected to result in any liability of Flagstar or any of the Flagstar Subsidiaries in an amount that would be material to Flagstar and the Flagstar Subsidiaries, taken as a whole.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, none of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of Flagstar Benefit Plans or their related trusts, Flagstar, any of the Flagstar Subsidiaries, any Flagstar ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as set forth in Section 3.11(k) of the Flagstar Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of Flagstar or any of the Flagstar Subsidiaries to payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer director or independent contractor of Flagstar or the Flagstar Subsidiaries, (iii) accelerate the timing of or directly or indirectly cause Flagstar to transfer or set aside any assets to fund any material benefits under any Flagstar Benefit Plan, (iv) otherwise give rise to any material liability under any Flagstar Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Flagstar Benefit Plan on or following the Effective Time or (vi) result in the payment of any amount (whether in cash, in property, or in the form of benefits) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) Neither Flagstar nor any Flagstar Subsidiary has any obligation to provide, and no Flagstar Benefit Plan or other agreement provides any individual with the right to a gross up, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A of the Code or Section 4999 of the Code or otherwise.

(m) No Flagstar Benefit Plan is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of Flagstar or any Flagstar Subsidiary who primarily resides outside the United States.

(n) Except as would not reasonably be expected to be material to Flagstar and the Flagstar Subsidiaries, taken as a whole, there are no pending or, to Flagstar’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Flagstar or any of the Flagstar Subsidiaries, or any strikes or other labor disputes against Flagstar or any of the Flagstar Subsidiaries. Neither Flagstar nor any of the Flagstar Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and there are no pending or, to the knowledge of Flagstar, threatened organizing efforts by any union seeking to represent any employees of Flagstar or any of the Flagstar Subsidiaries.

(o) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and the Flagstar Subsidiaries are in compliance with, and since January 1, 2018, have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p) Since January 1, 2018, neither Flagstar nor any Flagstar Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the knowledge of Flagstar, no allegations of sexual harassment or sexual misconduct have been made to Flagstar against, any individual in his or her capacity as (i) an officer of Flagstar or any of the Flagstar Subsidiaries, (ii) a member of the Board of Directors of Flagstar, or (iii) an employee of Flagstar or any of the Flagstar Subsidiaries at a level of vice president or above. There are no proceedings currently pending or, to the knowledge of Flagstar, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(iii) of this Section 3.11(p).

3.12 SEC Reports. Flagstar has previously made available to NYCB a true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by Flagstar pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Flagstar Reports”), and no such Flagstar Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all Flagstar Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Flagstar has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of Flagstar Reports.

3.13 Compliance with Applicable Law.

(a) Flagstar and each of the Flagstar Subsidiaries hold, and have at all times since January 1, 2018 held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith) (the “Permits”), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar, and, to the knowledge of Flagstar, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. Section 3.13(a) of the Flagstar Disclosure Schedule sets forth each Permit currently held by Flagstar and its Subsidiaries.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and each of the Flagstar Subsidiaries, since January 1, 2018, have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Flagstar or any of the Flagstar Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act

and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”), the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. Flagstar and the Flagstar Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Flagstar and the Flagstar Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Flagstar and the Flagstar Subsidiaries conduct business.

(c) Flagstar Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Flagstar maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any (i) loss or misuse of Personal Data or Trade Secrets, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data or Trade Secrets (clauses (i) through (iii), a “Security Breach”). To the knowledge of Flagstar, since January 1, 2018, Flagstar has not experienced any Security Breach that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar. To the knowledge of Flagstar, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar.

(e) Without limitation, none of Flagstar or any of the Flagstar Subsidiaries, or to the knowledge of Flagstar, any director, officer, employee, agent or other person acting on behalf of Flagstar or any of the Flagstar Subsidiaries has, directly or indirectly, (i) used any funds of Flagstar or any of the Flagstar Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Flagstar or any of the Flagstar Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Flagstar or any of the Flagstar Subsidiaries, (v) made any fraudulent entry on the books or records of Flagstar or any of the Flagstar Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Flagstar or any of the Flagstar Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Flagstar or any of the Flagstar Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(f) As of the date hereof, each of Flagstar and Flagstar Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither Flagstar nor Flagstar Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Flagstar Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any of the Flagstar Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program (“PPP”) loans.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) Flagstar and each of the Flagstar Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law and (ii) none of Flagstar, any of the Flagstar Subsidiaries, or, to the knowledge of Flagstar, any of its or the Flagstar Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of Flagstar Disclosure Schedule or as filed with any Flagstar Reports, as of the date hereof, neither Flagstar nor any of the Flagstar Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Flagstar Benefit Plan):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Flagstar or any of the Flagstar Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Flagstar Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar;

(v) (A) that relates to the incurrence of indebtedness by Flagstar or any of the Flagstar Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Flagstar or any of the Flagstar Subsidiaries of, or any similar commitment by Flagstar or any of the Flagstar Subsidiaries with respect to, the indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $10,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Flagstar or the Flagstar Subsidiaries, taken as a whole;

(vii) which creates future payment obligations from Flagstar or any of the Flagstar Subsidiaries in excess of $3,000,000 per annum (other than any such contracts which are terminable by Flagstar or any of the Flagstar Subsidiaries on ninety (90) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is a settlement, co-existence agreement pertaining to any material trademarks, consent or similar agreement and contains any material continuing obligations of Flagstar or any of the Flagstar Subsidiaries;

(ix) that relates to the material acquisition or disposition of any person, business or asset and under which Flagstar or the Flagstar Subsidiaries have or may have a material obligation or liability;

(x) that relates to any material joint venture, partnership or other similar agreement; or

(xi) which Flagstar or any of the Flagstar Subsidiaries (A) grants any license or other rights under any material Intellectual Property owned by Flagstar or any of the Flagstar Subsidiaries, excluding any license or other rights granted to vendors in the ordinary course of business consistent with past practice, or (B) receives any license or other rights under any Intellectual Property material to the business of Flagstar or any of the Flagstar Subsidiaries, other than in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Flagstar Disclosure Schedule, is referred to herein as a “Flagstar Contract.” Flagstar has made available to NYCB true and complete copies of each Flagstar Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) each Flagstar Contract is valid and binding on Flagstar or one of the Flagstar Subsidiaries, as applicable, and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) Flagstar and each of the Flagstar Subsidiaries, since January 1, 2018, have complied with and performed all obligations required to be complied with or performed by any of them to date under each Flagstar Contract, (iii) to the knowledge of Flagstar, each third-party counterparty to each Flagstar Contract has, since January 1, 2018, complied with and performed all obligations required to be complied with and performed by it to date under such Flagstar Contract, (iv) neither Flagstar nor any of the Flagstar Subsidiaries has knowledge of, or has received written notice of, (A) any violation of any Flagstar Contract by any of the other parties thereto or (B) any dispute with any third party to any Flagstar Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Flagstar or any of the Flagstar Subsidiaries, or, to the knowledge of Flagstar, any other party thereto, of or under any such Flagstar Contract and (vi) no third-party counterparty to any Flagstar Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Flagstar Contract as a result of the Pandemic or the Pandemic Measures.

3.15 Agreements with Governmental Entities.

(a) Subject to Section 9.15, neither Flagstar nor any of the Flagstar Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Flagstar Disclosure Schedule, a “Flagstar Regulatory Agreement”), nor has Flagstar or any of the Flagstar Subsidiaries been advised in writing, or to Flagstar’s knowledge, orally, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Flagstar Regulatory Agreement.

(b) Flagstar has made available to NYCB each written agreement between a Governmental Entity and Flagstar or a Flagstar Subsidiary, any dispositive court documents and any dispositive correspondence, in each case, with respect to the matter set forth on Section 3.15(b) of the Flagstar Disclosure Schedule and Section 3.15(b) of the Flagstar Disclosure Schedule contains a true and complete list thereof.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of Flagstar or any of the Flagstar Subsidiaries or for the account of a customer of Flagstar or any of the Flagstar Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Flagstar or one of the Flagstar Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Flagstar and each of the Flagstar Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Flagstar, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and the Flagstar Subsidiaries have complied, since January 1, 2018, with all applicable federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Flagstar, any private environmental investigations or remediation activities or governmental investigations of any nature, pending or to the knowledge of Flagstar threatened, against Flagstar or any of the Flagstar Subsidiaries, seeking to impose or that could reasonably be expected to result in the imposition, on Flagstar or any of the Flagstar Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Flagstar is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Flagstar has delivered or made available to NYCB copies of all material environmental reports, studies, assessments, and sampling data in the possession of Flagstar relating to Flagstar or its Subsidiaries or any of their current or former properties or activities that have been prepared since January 1, 2018.

3.18 Investment Securities and Commodities.

(a) Each of Flagstar and the Flagstar Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Flagstar’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Flagstar or the Flagstar Subsidiaries. Such securities and commodities are valued on the books of Flagstar in accordance with GAAP in all material respects.

(b) Flagstar and the Flagstar Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that Flagstar believes are prudent and reasonable in the context of their respective businesses, and Flagstar and the Flagstar Subsidiaries have, since January 1, 2018, complied with such policies, practices and procedures in all material respects.

3.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Flagstar, Flagstar or a Flagstar Subsidiary (a) has good and valid title to all the real property reflected in the latest audited balance sheet included in Flagstar Reports as being owned by Flagstar or a Flagstar Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business or otherwise in accordance with the terms of Section 5.2(b) of this Agreement) (the “Flagstar Owned Properties”), free and clear of all Liens, other than Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Flagstar Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates collectively with Flagstar Owned Properties, the “Flagstar Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid and lessee is not in default thereunder and, to the knowledge of Flagstar, the lessor is not in default thereunder. There are no pending or, to the knowledge of Flagstar, threatened legal actions or condemnation proceedings against Flagstar Real Property. “Permitted Encumbrances” shall mean (i) statutory Liens securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (ii) Liens for real property Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (iii) easements, rights of way, and other nonmonetary encumbrances that do not materially affect the value, or use or operation in the ordinary course of the business of Flagstar, of the properties or assets subject thereto or affected thereby, (iv) such imperfections or irregularities of title or Liens as do not materially affect the value, or use or operation in the ordinary course of the business of Flagstar, of the properties or assets subject thereto or affected thereby, (v) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such real property and that are not violated by the current use and operation of such real property or the operation of the business of Flagstar and its Subsidiaries, and (vi) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, and rights of landlord under the applicable leases.

3.20 Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (a) Flagstar and each of the Flagstar Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens, other than Permitted Encumbrances), all Intellectual Property used in and necessary for the conduct of its business as currently conducted, (b) to the knowledge of Flagstar, the conduct by Flagstar and the Flagstar Subsidiaries of their respective businesses has not, since January 1, 2018, infringed, misappropriated or otherwise violated the rights of any person, (c) no person has asserted in writing to Flagstar that Flagstar or any of the Flagstar Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of such person, (d) to the knowledge of Flagstar, no person has, since January 1, 2018, challenged, infringed, misappropriated or otherwise violated any right of Flagstar or any of the Flagstar Subsidiaries with respect to any Intellectual Property owned by Flagstar or the Flagstar Subsidiaries, (e) neither Flagstar nor any Flagstar Subsidiary has received any written notice of any pending or threatened claim with respect to any Intellectual Property owned by Flagstar or any Flagstar Subsidiary, and Flagstar and the Flagstar Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation, or unenforceability of all Intellectual Property owned or licensed, respectively, by Flagstar and the Flagstar Subsidiaries, (f) to the knowledge of Flagstar, no Trade Secret used by Flagstar has been used or discovered by or disclosed to any person except pursuant to appropriate non-disclosure agreements protecting the confidentiality thereof, which such agreements, to the knowledge of Flagstar, have not been breached in any material respect, (g) each current or former employee of Flagstar or any Flagstar Subsidiary who has developed any material Intellectual Property for or on behalf of Flagstar or any Flagstar Subsidiary has signed an agreement containing a present assignment to Flagstar or the applicable Flagstar Subsidiary of all right, title and interest in and to such Intellectual Property, or such development was within the scope of such employees’ employment and such Intellectual Property is owned by Flagstar or the Flagstar Subsidiary as a matter of applicable Law, and (h) each current or former consultant or contractor of Flagstar or any Flagstar Subsidiary who has developed any material Intellectual Property exclusively for or on behalf of Flagstar or any Flagstar Subsidiary has signed an agreement containing a present assignment to Flagstar or the applicable Flagstar Subsidiary of all right, title and interest in and to such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all intellectual property rights or other proprietary rights arising under the laws of any jurisdiction, including all rights in any of the following: (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including inventions, discovers, ideas, processes, technologies, protocols, formulae, algorithms, software, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); (iv) writings and other works (including software), whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

3.21 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (a) each of Flagstar and the Flagstar Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of Flagstar and the Flagstar Subsidiaries as currently conducted, and (b) to the knowledge of Flagstar, since January 1, 2018, no person has gained unauthorized access to any information technology networks owned or controlled by and material to the operation of the business of Flagstar and the Flagstar Subsidiaries.

3.22 Related Party Transactions. As of the date hereof, except as set forth in any Flagstar Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Flagstar or any of the Flagstar Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Flagstar or any of the Flagstar Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Flagstar Common Stock (or any of such person’s immediate family members or affiliates) (other than the Flagstar Subsidiaries) on the other hand, of the type required to be reported in any Flagstar Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.23 State Takeover Laws. The Board of Directors of Flagstar has approved and adopted this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of Flagstar Charter or Flagstar Bylaws (collectively, with any similar provisions of the NYCB Charter, Bylaws of NYCB (the “NYCB Bylaws”), certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and Merger Sub Bylaws, as applicable, “Takeover Restrictions”). In accordance with Section 762 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of Flagstar Common Stock in connection with the Merger.

3.24 Reorganization. Flagstar has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion. Prior to the execution of this Agreement, the Board of Directors of Flagstar has received a separate opinion (which, if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Morgan Stanley and Jefferies to the effect that, as of the date thereof and based upon and subject to the factors, assumptions, limitations, qualifications and other matters set forth in the applicable written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Flagstar Common Stock (other than holders of the Excluded Shares). Neither of such opinions has been amended or rescinded as of the date of this Agreement.

3.26 Flagstar Information. The information relating to Flagstar and the Flagstar Subsidiaries that is provided in writing by Flagstar or the Flagstar Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Flagstar incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document to be filed with any Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to Flagstar or any of the Flagstar Subsidiaries and other portions within the reasonable control of Flagstar and the Flagstar Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to Flagstar or any of the Flagstar Subsidiaries and other portions within the reasonable control of Flagstar and the Flagstar Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Flagstar with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NYCB or the NYCB Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.27 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.27(a) of the Flagstar Disclosure Schedule, neither Flagstar nor any of the Flagstar Subsidiaries is a party to any written or oral (i) loan, loan agreement, credit facility, note or borrowing arrangement (including leases, equipment finance facilities, tax-exempt loan facilities, mortgage notes, warehouse lines of credit, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Flagstar or any of the Flagstar Subsidiaries is a creditor that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2021, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Since January 1, 2018, each “extension of credit” to any such “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries has complied with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Flagstar and the Flagstar Subsidiaries have not originated any Loan under the PPP to any such “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries in violation of applicable law. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.27(a) of the Flagstar Disclosure Schedule sets forth a true and complete list of (A) all the Loans of Flagstar and the Flagstar Subsidiaries that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and were classified by Flagstar as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or words of similar import, together with (1) the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2021, (2) the identity of the borrower thereunder and (3) the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, tax-exempt, mortgage, etc.) as of March 31, 2021 and (B) each asset of Flagstar or any of the Flagstar Subsidiaries that, as of March 31, 2021, had a carrying value on the unaudited consolidated balance sheet of Flagstar of $250,000 or more and was classified as “Other Real Estate Owned” and the carrying value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each outstanding Loan of Flagstar or any of the Flagstar Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Flagstar and the Flagstar Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each outstanding Loan of Flagstar or any of the Flagstar Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Flagstar and the Flagstar Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Flagstar or any of the Flagstar Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e) Neither Flagstar nor any of the Flagstar Subsidiaries is now, nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

3.28 Insurance.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) Flagstar and the Flagstar Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Flagstar reasonably has determined to be prudent and consistent with industry practice, and Flagstar and the Flagstar Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Flagstar and the Flagstar Subsidiaries, Flagstar or the relevant Flagstar Subsidiary thereof is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by Flagstar or any of the Flagstar Subsidiaries pending under any insurance policy as to which coverage has been denied by the underwriters of such insurance policy, and (v) neither Flagstar nor any of the Flagstar Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

(b) Section 3.28(b) of the Flagstar Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Flagstar Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Flagstar Reports in accordance with GAAP.

3.29 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a) No Flagstar Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) No Flagstar Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Flagstar is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.30 Mortgage Business.

(a) Each of Flagstar and each Flagstar Subsidiary (including Flagstar Bank) (i) is and at all relevant times since January 1, 2018 was approved and in good standing, as required, as an issuer of the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee of the Federal Housing Administration of the U.S. Department of Housing and Urban Development, the United States Department of Veterans Affairs, and the Rural Housing Service of the United States Department of Agriculture, and as otherwise appropriate by all agencies and governmental or quasi-governmental authorities or by all other entities with which such Flagstar entity conducts and has conducted business, (ii) since January 1, 2018, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, (iii) since January 1, 2018, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, except, in the case of subclause (iii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, and (iv) holds and at all relevant times since January 1, 2018 held in good standing all required approvals, permits and licenses of all Governmental Entities that are necessary to the conduct of the mortgage banking-related business of Flagstar and the Flagstar Subsidiaries (including Flagstar Bank), as applicable.

(b) As of December 31, 2020, subject to Applicable Requirements and except for any Permitted Encumbrances, Flagstar or a Flagstar Subsidiary (including Flagstar Bank), owned the entire right, title and interest free and clear of any liens or encumbrances in and to the Flagstar Acquired Mortgage Loans, Mortgage Servicing Rights and Flagstar Owned Mortgage Loans, in each case, that were reflected as an asset in the audited consolidated balance sheet of Flagstar and its Subsidiaries as of December 31, 2020 and has not disposed of any such right, title or interest in such assets except in the ordinary course of business consistent with past practice. Flagstar or a Flagstar Subsidiary (including Flagstar Bank) has the right to service the Mortgage Loans currently being serviced by Flagstar or a Flagstar Subsidiary (including Flagstar Bank). If Flagstar or a Flagstar Subsidiary (including Flagstar Bank) originated or acquired a Flagstar Acquired Mortgage Loan and then sold or otherwise transferred such Flagstar Acquired Mortgage Loan to a third party, (i) Flagstar or a Flagstar Subsidiary (including Flagstar Bank), as applicable, had good and marketable title free and clear of any liens or encumbrances, other than Permitted Encumbrances and (ii) such third party does not, as of the date hereof, have the right to exercise any right to demand repurchase of such Flagstar Acquired Mortgage Loan by Flagstar or a Flagstar Subsidiary (including Flagstar Bank).

(c) Flagstar and the Flagstar Subsidiaries (including Flagstar Bank) are in compliance with, and since January 1, 2018, have complied with their respective servicing or, as applicable, subservicing, obligations under all Applicable Requirements. Since January 1, 2018 through the date of this Agreement, neither Flagstar nor any of the Flagstar Subsidiaries has received written or, to the knowledge of Flagstar, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Flagstar Acquired Mortgage Loan that was originated or securitized by Flagstar or any Flagstar Subsidiary (including Flagstar Bank) and, to the knowledge of Flagstar, each Flagstar Acquired Mortgage Loan that was not originated or securitized by Flagstar, was underwritten, originated, funded, insured and securitized in accordance with all Applicable Requirements in effect at the applicable time. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Mortgage Loan and the related servicing rights that was sold or otherwise transferred to a third party, was sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time of such sale or transfer.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Mortgage Loan owned or serviced by either Flagstar, a Flagstar Subsidiary (including Flagstar Bank) or, to the knowledge of Flagstar, a Subservicer as of the date hereof is true and complete and complies with all Applicable Requirements and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Flagstar, any Flagstar Subsidiary (including Flagstar Bank) or a Subservicer under any Servicing Agreement or any Applicable Requirements.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, all Flagstar Owned Mortgage Loans represent (i) genuine, legal, valid and binding payment obligations in writing of the obligors thereunder, and (ii) are enforceable by the holders thereof in accordance with their terms (other than as may be limited by bankruptcy or insolvency law or the CARES Act or similar state and local laws, directives or guidelines promulgated by any Governmental Entity).

(g) No right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to the Mortgage Loans that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(h) To the knowledge of the Flagstar, no obligor under any Mortgage Loan is an individual that was included on the “Specially Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, no Mortgage Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of the Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any Flagstar Subsidiary (including Flagstar Bank) has entered into any contract with any obligor that prohibits, restricts or conditions the assignment of such Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated).

(j) Except as would not reasonably be expected to have a Material Adverse Effect on Flagstar, either individually or in the aggregate, either Flagstar or a Flagstar Subsidiary (including Flagstar Bank) (or its designated custodian or servicer) has in its possession the complete Data Tape with respect to each Flagstar Acquired Mortgage Loan and neither such Data Tape nor any files of Flagstar or a Flagstar Subsidiary (including Flagstar Bank) have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any person.

(k) Prior to the date hereof, Flagstar has delivered to NYCB an electronic file containing, for each Flagstar Owned Mortgage Loan, the information specified in Section 3.30(k) of the Flagstar Disclosure Schedule (the “Data Tape”). The Data Tape is true and complete in all material respects as of the date specified therein.

(l) For purposes of this Agreement:

(i) “Applicable Requirements” means, as of the time of reference, (A) all applicable laws and published guidelines of Fannie Mae, Freddie Mac or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than Flagstar and the Flagstar Subsidiaries) to or with which a Mortgage Loan (including a Flagstar Owned Mortgage Loan, Flagstar Acquired Mortgage Loan and a Flagstar Serviced Mortgage Loan) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing or funding of the relevant Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (C) all requirements set forth in the Servicing Agreements, (D) any law, statute, regulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator applicable to any Mortgage Loans and (E) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of Flagstar and the Flagstar Subsidiaries (including Flagstar Bank).

(ii) “Flagstar Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by Flagstar or any Flagstar Subsidiary (including Flagstar Bank).

(iii) “Flagstar Owned Mortgage Loan” means any Mortgage Loan for which Flagstar (either on its own or through a Subservicer) performs servicing as a result of its ownership of that Mortgage Loan and not pursuant to a Servicing Agreement.

(iv) “Flagstar Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by Flagstar or a Flagstar Subsidiary (either on its own or through a Subservicer) pursuant to a Servicing Agreement at any time since January 1, 2018.

(v) “Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by Flagstar or any Flagstar Subsidiary (including Flagstar Bank), including forward and reverse mortgage loans.

(vi) “Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement entered into in connection with any Servicing Agreement, including (A) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (B) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.

(vii) “Servicing Agreement” means any contract or agreement pursuant to which Flagstar or a Flagstar Subsidiary (including Flagstar Bank) is obligated to a Governmental Entity or any other third-party person to service and administer Mortgage Loans.

(viii) “Subservicer” means any third party engaged to service loans on behalf of Flagstar or a Flagstar Subsidiary (including Flagstar Bank) pursuant to a Servicing Agreement.

3.31 Securitization Matters.

(a) Each of Flagstar and the Flagstar Subsidiaries, to the extent that it was a sponsor, co-manager, initial purchaser, depositor or placement agent with respect to any securitization transaction, is in compliance in all material respects with all agreements to which it is bound under such securitization transaction (collectively referred to as the “Securitization Instruments”). Each of Flagstar and the Flagstar Subsidiaries has performed in all material respects all of its respective obligations under the Securitization Instruments.

(b) Each Loan and other instrument underlying any securitization transactions originated, pooled and/or sold by Flagstar or any Flagstar Subsidiaries was originated, pooled and/or sold, in all material respects, in compliance with applicable law and with the Securitization Instruments. None of Flagstar or the Flagstar Subsidiaries has incurred any material liability related to a failure, if any, to comply with applicable law or with the terms of the Securitization Instruments with respect to their participation in any securitization transactions.

(c) There are no, and, since January 1, 2018, there have been no, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to the knowledge of Flagstar, threatened in which it is alleged that Flagstar or any Flagstar Subsidiary has made in any agreements, prospectus, or any amendments or supplements thereto contained, as of the date on which it was issued, in any securitization transaction, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NYCB AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by NYCB to Flagstar concurrently with the execution and delivery of this Agreement (the “NYCB Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NYCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NYCB or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced, and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any NYCB Reports publicly filed with or furnished to the SEC by NYCB since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), NYCB and Merger Sub hereby represents and warrants to Flagstar as follows:

4.1 Corporate Organization.

(a) NYCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of NYCB and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of NYCB and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or standing necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. True and complete copies of the NYCB Charter, the NYCB Bylaws, the Merger Sub Charter and the Merger Sub Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by NYCB to Flagstar.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each Subsidiary of NYCB (an “NYCB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of NYCB or any NYCB Subsidiary to pay dividends or distributions except, in the case of NYCB or an NYCB Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each NYCB Subsidiary that is a depositary institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the NYCB Disclosure Schedule sets forth a true and complete list of all NYCB Subsidiaries as of the date hereof. True and complete copies of the organizational documents of NYCB Bank, as in effect as of the date of this Agreement, have previously been made available by NYCB to Flagstar. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of NYCB other than the NYCB Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of NYCB consists of 900,000,000 shares of NYCB Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of April 22, 2021, there were (i) 465,073,857 shares of NYCB Common Stock issued and outstanding, including 8,026,934 shares of NYCB Common Stock granted in respect of outstanding NYCB Common Stock subject to vesting, repurchase or other lapse restriction (each, an “NYCB Restricted Stock Award”) and no unallocated shares of NYCB Common Stock outstanding under the NYCB Employee Stock Ownership Plan, as amended and restated effective January 1, 2012 (the “ESOP”), (ii) 25,365,213 shares of NYCB Common Stock held in treasury, (iii) 1,178,025 shares of NYCB Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock unit awards in respect of shares of NYCB Common Stock (each, an “NYCB PSU Award” and together with the NYCB Restricted Stock Awards, the “NYCB Equity Awards”), (iv) 8,488,314 shares of NYCB Common Stock reserved for issuance pursuant to future grants under the NYCB 2020 Omnibus Incentive Plan, (v) 10,244,408 shares of NYCB Common Stock reserved for issuance upon the exercise of the warrants under NYCB BONUSES Units, (vi) 515,000 shares of NYCB Preferred Stock issued and outstanding and (vii) no other shares of capital stock or other voting securities of NYCB issued, reserved for issuance or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences and for changes since April 22, 2021 resulting from the exercise, vesting or settlement of NYCB Equity Awards described in this Section 4.2(a), there are no shares of capital stock or other voting securities or equity interests of NYCB or Merger Sub issued, reserved for issuance or outstanding. All the issued and outstanding shares of NYCB Common Stock, NYCB Preferred Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. NYCB is current on all dividends payable on the outstanding shares of NYCB Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of NYCB or Merger Sub may vote. Except as set forth in Section 4.2(a) of the NYCB Disclosure Schedule, no trust preferred or subordinated debt securities of NYCB or any NYCB Subsidiary are issued or outstanding. Other than with respect to the NYCB Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in NYCB or Merger Sub, or contracts, commitments, understandings or arrangements by which NYCB or Merger Sub may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in NYCB or Merger Sub or that otherwise obligate NYCB or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the NYCB Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NYCB or any of the NYCB Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which NYCB or any of the NYCB Subsidiaries is a party with respect to the voting or transfer of NYCB Common Stock, Merger Sub Common Stock, capital stock or other voting or equity securities or ownership interests of NYCB or Merger Sub or granting any stockholder or other person any registration rights.

(b) NYCB owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the NYCB Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to NYCB Bank, as provided under the New York Banking Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof, except, in the case of all Subsidiaries other than NYCB Bank, as would not, either individually or in the aggregate, reasonably be expected to have Material Adverse Effect on NYCB. No NYCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of NYCB and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NYCB and Merger Sub and by NYCB, as the sole shareholder of Merger Sub. The Board of Directors of NYCB has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of NYCB and its stockholders, has adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the NYCB Share Issuance), has directed that the NYCB Share Issuance be submitted to NYCB’s stockholders for approval and adoption at a meeting of such stockholders, has recommended that its stockholders approve and adopt the NYCB Share Issuance and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Merger Sub and its sole shareholder, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement be submitted to Merger Sub’s sole shareholder for approval, and has adopted resolutions to the foregoing effect. The Board of Directors of NYCB Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of NYCB Bank and its sole stockholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, and has directed that the Bank Merger Agreement be submitted to NYCB Bank’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the approval of the NYCB Share Issuance by a majority of all the votes cast by the holders of outstanding NYCB Common Stock at a meeting of the stockholders of NYCB at which a quorum exists (the approval in clause (i), the “Requisite NYCB Vote”), (ii) the adoption and approval of the Bank Merger Agreement by NYCB as NYCB Bank’s sole stockholder, and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to NYCB’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of NYCB or Merger Sub are necessary to adopt or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NYCB and Merger Sub and (assuming due authorization, execution and delivery by Flagstar) constitutes a valid and binding obligation of NYCB and Merger Sub, enforceable against NYCB and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of NYCB Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite NYCB Vote), and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of NYCB will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by NYCB or Merger Sub, nor the consummation by NYCB or Merger Sub of the transactions contemplated hereby (including the Merger, the Holdco Merger, the Bank Merger and the NYCB Share Issuance), nor compliance by NYCB or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the NYCB Charter, NYCB Bylaws, Merger Sub Charter, Merger Sub Bylaws or the organizational documents of NYCB Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NYCB, Merger Sub or any of the NYCB Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NYCB, Merger Sub or any of the NYCB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NYCB, Merger Sub or any of the NYCB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and the approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NYDFS, and approval or waiver of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the OCC, (f) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger, and the approvals or waivers of such applications, filings and notices, (g) the filing of any required applications, filings and notices, as applicable, with each Mortgage Agency and the receipt of any required consents or approvals from each Mortgage Agency, (h) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Flagstar Disclosure Schedule or Section 4.4 of the NYCB Disclosure Schedule and approval of such applications, filings and notices, (i) the filing with the SEC of the Joint Proxy Statement, and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration by the SEC of the effectiveness of the S-4, (j) the filing of the Certificates of Merger with the Michigan LARA pursuant to the MBCA and Delaware Secretary pursuant to the DGCL and the filing of the Holdco Merger Certificates with the Michigan LARA pursuant to the MBCA and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (k) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the NYCB Share Issuance, and the approval of the listing of such NYCB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by NYCB and Merger Sub of this Agreement, (ii) the execution and deliver by NYCB Bank of the Bank Merger Agreement or (iii) the consummation by NYCB, Merger Sub and NYCB Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger, the Bank Merger and NYCB Share Issuance). As of the date hereof, NYCB and Merger Sub has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by NYCB or Merger Sub to permit consummation of the Merger, the Holdco Merger, the Bank Merger or the NYCB Share Issuance on a timely basis.

4.5 Regulatory Reports. NYCB and each of the NYCB Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Governmental Entities, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. Subject to Section 9.15 and except for normal examinations conducted by a Governmental Entity in the ordinary course of business of NYCB and the NYCB Subsidiaries, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of NYCB, investigation into the business or operations of NYCB or any of the NYCB Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. Subject to Section 9.15, there (a) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of NYCB or any of the NYCB Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of NYCB or any of the NYCB Subsidiaries since January 1, 2018, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.6 Financial Statements.

(a) The financial statements of NYCB and the NYCB Subsidiaries included (or incorporated by reference) in the NYCB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NYCB and the NYCB Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of NYCB and the NYCB Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NYCB and the NYCB Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of NYCB has resigned (or informed NYCB that it intends to resign) or been dismissed as independent public accountants of NYCB as a result of or in connection with any disagreements with NYCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, neither NYCB nor any of the NYCB Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of NYCB, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NYCB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of NYCB and the NYCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, NYCB or the NYCB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. NYCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NYCB, including NYCB Subsidiaries, is made known to the chief executive officer and the chief financial officer of NYCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NYCB’s outside auditors and the audit committee of NYCB’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NYCB’s ability to record, process, summarize and report financial information, and (B) to the knowledge of NYCB, any fraud, whether or not material, that involves management or other employees who have a significant role in NYCB’s internal controls over financial reporting. Any such disclosures were made in writing by management to NYCB’s auditors and audit committee and true and complete copies of such disclosures have been made available to Flagstar. To the knowledge of NYCB, there is no reason to believe that NYCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither NYCB nor any of the NYCB Subsidiaries, nor, to the knowledge of NYCB, any director, officer, auditor, accountant or representative of NYCB or any of the NYCB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NYCB or any of the NYCB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NYCB or any of the NYCB Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NYCB or any of the NYCB Subsidiaries, whether or not employed or retained by NYCB or any of the NYCB Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by NYCB or any of the NYCB Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of NYCB or any committee thereof or the Board of Directors or similar governing body of any NYCB Subsidiary or any committee thereof, or, to the knowledge of NYCB, to any director or officer of NYCB or any NYCB Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”) and Goldman Sachs & Co. LLC (“Goldman Sachs”), neither NYCB nor any NYCB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. NYCB has disclosed to Flagstar as of the date hereof the aggregate fees provided for in connection with the engagement by NYCB of each of Piper Sandler and Goldman Sachs related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, except for changes resulting from or related to the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(b) Since December 31, 2020, through the date of this Agreement, except with respect to the transactions contemplated hereby and changes resulting from or related to the Pandemic or the Pandemic Measures, NYCB and the NYCB Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Neither NYCB nor any of the NYCB Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of NYCB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NYCB or any of the NYCB Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on NYCB or any of the NYCB Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon NYCB, any of the NYCB Subsidiaries or the assets of NYCB or any of the NYCB Subsidiaries (or that, upon consummation of the Merger and Holdco Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on NYCB or any of the NYCB Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.10 Taxes and Tax Returns. Each of NYCB and NYCB Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. All material Taxes of NYCB and NYCB Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of NYCB and NYCB Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither NYCB nor any of the NYCB Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of NYCB and NYCB Subsidiaries or the assets of NYCB and NYCB Subsidiaries. Neither NYCB nor any of the NYCB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NYCB and NYCB Subsidiaries and other than customary provisions contained in commercial arrangements the primary subject of which is not Taxes and which effect is not material). Neither NYCB nor any of the NYCB Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was NYCB), or (ii) has any liability for the Taxes of any person (other than NYCB or any of the NYCB Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither NYCB nor any of the NYCB Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither NYCB nor any of the NYCB Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.11 Employees.

(a) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, each NYCB Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “NYCB Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the NYCB or any of its Subsidiaries for the benefit of any current or former employee, officer or director of NYCB or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefits.

(b) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, with respect to each NYCB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such NYCB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NYCB Benefit Plan’s actuary with respect to such NYCB Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such NYCB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be made to the PBGC have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by NYCB or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such NYCB Benefit Plan. No Controlled Group Liability has been incurred by NYCB or an NYCB ERISA Affiliates that has not been satisfied in full, and, to the knowledge of NYCB, no condition exists that presents a material risk to NYCB or an NYCB ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries.

(c) None of NYCB, the NYCB Subsidiaries nor any other NYCB ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of NYCB and the NYCB Subsidiaries nor any NYCB ERISA Affiliate has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “NYCB ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the NYCB or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(d) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, there are no pending or, to NYCB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against NYCB or any of its Subsidiaries, or any strikes or other labor disputes against NYCB or any of its Subsidiaries. Neither NYCB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and, except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, there are no pending or, to the knowledge of NYCB, threatened organizing efforts by any union seeking to represent any employees of NYCB or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and the NYCB Subsidiaries, since January 1, 2018, have complied with all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(f) Since January 1, 2018, neither NYCB nor any NYCB Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the knowledge of NYCB, no allegations of sexual harassment or sexual misconduct have been made to NYCB against, any individual in his or her capacity as (i) an officer of NYCB or any of the NYCB Subsidiaries, (ii) a member of the Board of Directors of NYCB, or (iii) an employee of NYCB or any of the NYCB Subsidiaries at a level of vice president or above. There are no proceedings currently pending or, to the knowledge of NYCB, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(iii) of this Section 4.11(f).

4.12 SEC Reports. NYCB has previously made available to Flagstar a true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by NYCB pursuant to the Securities Act or the Exchange Act (the “NYCB Reports”), and no such NYCB Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all NYCB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of NYCB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the NYCB Reports.

4.13 Compliance with Applicable Law.

(a) NYCB and each of the NYCB Subsidiaries hold, and have at all times since January 1, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, and, to the knowledge of NYCB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and each of the NYCB Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NYCB or any of the NYCB Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the CARES Act, the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. NYCB and the NYCB Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by NYCB and the NYCB Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where NYCB and the NYCB Subsidiaries conduct business.

(c) NYCB Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) NYCB maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any Security Breach. To the knowledge of NYCB, since January 1, 2018, NYCB has not experienced any Security Breach that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. To the knowledge of NYCB, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(e) Without limitation, none of NYCB, or any of the NYCB Subsidiaries, or, to the knowledge of NYCB, any director, officer, employee, agent or other person acting on behalf of NYCB or any of the NYCB Subsidiaries has, directly or indirectly, (i) used any funds of NYCB or any of the NYCB Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NYCB or any of the NYCB Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NYCB or any of the NYCB Subsidiaries, (v) made any fraudulent entry on the books or records of NYCB or any of the NYCB Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NYCB or any of the NYCB Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NYCB or any of the NYCB Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(f) As of the date hereof, each of NYCB and NYCB Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither NYCB nor NYCB Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that NYCB Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, neither NYCB nor any of the NYCB Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any PPP loans.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (i) NYCB and each of the NYCB Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law and (ii) none of NYCB, any of the NYCB Subsidiaries, or, to the knowledge of NYCB, any of its or the NYCB Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

4.14 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which NYCB or any of the NYCB Subsidiaries is a party or by which NYCB or any of the Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by NYCB, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, an “NYCB Contract”).

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (i) each NYCB Contract is valid and binding on NYCB or one of the NYCB Subsidiaries, as applicable, and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) NYCB and each of the NYCB Subsidiaries, since January 1, 2018 have complied with and performed all obligations required to be complied with or performed by any of them to date under each NYCB Contract, (iii) to the knowledge of NYCB, each third-party counterparty to each NYCB Contract has, since January 1, 2018, complied with and performed all obligations required to be complied with and performed by it to date under such NYCB Contract, (iv) neither NYCB nor any of the NYCB Subsidiaries has knowledge of, or has received written notice of, (A) any violation of any NYCB Contract by any of the other parties thereto or (B) any dispute with any third party to any NYCB Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of NYCB or any of the NYCB Subsidiaries or, to the knowledge of NYCB, any other party thereto, of or under any such NYCB Contract and (vi) no third-party counterparty to any NYCB Contract has exercised or threatened to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any NYCB Contract as a result of the Pandemic or the Pandemic Measures.

4.15 Agreements with Governmental Entities. Subject to Section 9.15, neither NYCB nor any of the NYCB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NYCB Disclosure Schedule, an “NYCB Regulatory Agreement”), nor has NYCB or any of the NYCB Subsidiaries been advised in writing, or to NYCB’s knowledge, orally, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NYCB Regulatory Agreement.

4.16 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (a) each of NYCB and the NYCB Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of NYCB and the NYCB Subsidiaries as currently conducted, and (b) to the knowledge of NYCB, since January 1, 2018, no person has gained unauthorized access to any information technology networks owned or controlled by and material to the operation of the business of NYCB and the NYCB Subsidiaries.

4.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and its Subsidiaries, since January 1, 2018, have complied with all applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of NYCB, any private environmental investigations or remediation activities or governmental investigations of any nature, pending or to the knowledge of NYCB threatened, against NYCB or any of its Subsidiaries, seeking to impose or that could reasonably be expected to result in the imposition on NYCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. NYCB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.18 Investment Securities and Commodities.

(a) Each of NYCB and the NYCB Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to NYCB’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NYCB or the NYCB Subsidiaries. Such securities and commodities are valued on the books of NYCB in accordance with GAAP in all material respects.

(b) NYCB and the NYCB Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that NYCB believes are prudent and reasonable in the context of their respective businesses, and NYCB and the NYCB Subsidiaries, since January 1, 2018, have complied with such policies, practices and procedures in all material respects.

4.19 Related Party Transactions. As of the date hereof, except as set forth in any NYCB Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NYCB or any of the NYCB Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NYCB or any of the NYCB Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NYCB Common Stock (or any of such person’s immediate family members or affiliates) (other than NYCB Subsidiaries) on the other hand, of the type required to be reported in any NYCB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.20 State Takeover Laws. Each of the Boards of Directors of NYCB and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with Section 262 of the DGCL and Section 762 of the MBCA, as applicable, no appraisal or dissenters’ rights will be available to the holders of NYCB Common Stock, NYCB Preferred Stock or Merger Sub Common Stock in connection with the Merger and the Holdco Merger, as applicable.

4.21 Reorganization. NYCB has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion. Prior to the execution of this Agreement, each of Piper Sandler and Goldman Sachs rendered to the Board of Directors of NYCB an oral opinion (which will be confirmed by delivery of a written opinion), in each case, to the effect that, as of the date of the opinion and based upon and subject to the factors, assumptions, limitations and other matters set forth in the applicable written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to NYCB. Neither of such opinions has been amended or rescinded as of the date of this Agreement.

4.23 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, all Interest Rate Instruments, whether entered into for the account of NYCB or any of the NYCB Subsidiaries or for the account of a customer of NYCB or any of the NYCB Subsidiaries were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of NYCB or one of the NYCB Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). NYCB and each of the NYCB Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of NYCB, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.24 NYCB Information. The information relating to NYCB and the NYCB Subsidiaries that is provided in writing by NYCB or the NYCB Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of NYCB incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document to be filed with any Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Flagstar or any of the Flagstar Subsidiaries or are within the reasonable control of Flagstar and the Flagstar Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Flagstar or any of the Flagstar Subsidiaries or are within the reasonable control of Flagstar and the Flagstar Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each outstanding Loan of NYCB or any of the NYCB Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NYCB and the NYCB Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each outstanding Loan of NYCB or any of the NYCB Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of NYCB and the NYCB Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c) None of the agreements pursuant to which NYCB or any of the NYCB Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(d) Neither NYCB nor any of the NYCB Subsidiaries is now, nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Flagstar Disclosure Schedule or the NYCB Disclosure Schedule), as may be required by law or regulation (including any Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Flagstar shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (b) each of NYCB and Flagstar shall, and shall cause its respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either NYCB or Flagstar to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section 5.3. Notwithstanding anything to the contrary set forth in this Section 5.1, no action or failure to take action by Flagstar or any of its Subsidiaries or NYCB or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 (in the case of Flagstar or its Subsidiaries) or Section 5.3 (in the case of NYCB or its Subsidiaries) shall constitute a breach of this Section 5.1 unless such action or failure to take action would constitute a breach of such provision of Section 5.2 (in the case of Flagstar or its Subsidiaries) or Section 5.3 (in the case of NYCB or its Subsidiaries).

5.2 Flagstar Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Flagstar Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by law or regulation (including the Pandemic Measures), Flagstar shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NYCB (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Flagstar or any of its wholly-owned Subsidiaries to Flagstar or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly-owned Subsidiary of Flagstar) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary, except, in each case, (A) regular quarterly cash dividends by Flagstar at a rate not in excess of $0.06 per share of Flagstar Common Stock, and any associated dividend equivalents for Flagstar Equity Awards, (B) dividends paid by any of the Subsidiaries of Flagstar to Flagstar or any of Flagstar’s wholly-owned Subsidiaries, (C) the acceptance of shares of Flagstar Common Stock for withholding Taxes incurred in connection with the vesting or settlement of Flagstar Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements or (D) regular distributions of outstanding trust preferred securities in accordance with their terms;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Flagstar Securities or any securities of any Flagstar Subsidiary; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary, except pursuant to the vesting or settlement of Flagstar Equity Awards (and dividend equivalents thereon, if any) in accordance with their terms, in each case, outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c) sell, transfer, license, encumber or otherwise dispose of any of its material properties (other than real property), deposits or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment or acquisition (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Flagstar;

(e) in each case, except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Flagstar Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Flagstar or its Subsidiaries, or (ii) enter into any contract that would constitute a Flagstar Contract if it were in effect on the date of this Agreement; provided that this clause (ii) shall not apply to the entry into of any contract in connection with any action otherwise permitted by this Section 5.2;

(f) except as required under the terms of any Flagstar Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Flagstar Benefit Plan, or any arrangement that would be a Flagstar Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than (A) increases to current employees at the level below senior vice president in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, or (B) the payment of incentive compensation for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any Flagstar Benefit Plan, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Flagstar Benefit Plan,

(vii) terminate the employment or services of any employee at or above the level of senior vice president, other than for cause, or (viii) hire any employee at the level of senior vice president or above or promote any employee at or above the level of senior vice president (other than as a replacement hire or promotion receiving substantially similar terms of employment as the departed employee);

(g) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(h) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Flagstar or any Flagstar Subsidiary in respect thereof), or (ii) that would impose any material restriction on, or create any adverse precedent that would be material to, the business of Flagstar or its Subsidiaries or the Surviving Entity or its Subsidiaries;

(i) take any action where such action could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j) amend the Flagstar Charter, the Flagstar Bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(k) other than in prior consultation with NYCB, materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) (i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or policies imposed by any Governmental Entity, or (iii) make any loans or extensions of credit or renewals thereof to the extent such loan or extension of credit has (A) a risk rating of 10 or worse (as determined in the ordinary course of business consistent with past practice under Flagstar’s and its Subsidiaries’ lending policies in effect as of the date hereof) and (B) an aggregate principal balance that exceeds $20,000,000 individually; provided that, in the case of this clause (iii), if NYCB does not respond to any such request for consent within five (5) business days after the relevant loan package is provided to NYCB, such non-response shall be deemed to constitute consent pursuant to this clause (iii);

(n) make, or commit to make, any capital expenditures, other than (i) any capital expenditures in an amount that, in the aggregate, does not exceed the aggregate amount of capital expenditures set forth in Flagstar’s capital expenditure budget set forth in Section 5.2(n) of the Flagstar Disclosure Schedule and (ii) any additional capital expenditures so long as the amount of any individual capital expenditure incurred in reliance on this clause (ii) does not exceed the amount contemplated by the foregoing clause (i) by more than five percent (5%);

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(q) (i) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Flagstar or its Subsidiaries, (ii) mortgage, acquire or sell any real property (other than other real estate owned (OREO) properties in the ordinary course) for consideration in an amount in excess of $1,000,000 for any individual property or (iii) enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property requiring base annual rental payments under any individual lease in excess of $500,000;

(r) knowingly take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied in a timely manner;

(s) abandon, cancel, or otherwise allow to lapse or expire any material Intellectual Property owned by Flagstar or any Flagstar Subsidiary; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 NYCB Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the NYCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by law or regulation (including the Pandemic Measures), NYCB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Flagstar (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the NYCB Charter or the NYCB Bylaws in a manner that would (i) prevent or delay the adoption of, or conflict with, the NYCB Bylaws Amendment or (ii) otherwise materially and adversely affect the holders of Flagstar Common Stock, or adversely affect the holders of Flagstar Common Stock relative to other holders of the NYCB Common Stock;

(b) adjust, split, combine or reclassify any capital stock of NYCB or make, declare or pay any extraordinary dividend on any capital stock of NYCB;

(c) incur any indebtedness for borrowed money (other than indebtedness of NYCB or any of its wholly-owned Subsidiaries to NYCB or any of its Subsidiaries) that would reasonably be expected to prevent NYCB or its Subsidiaries from assuming Flagstar’s or its Subsidiaries’ outstanding indebtedness;

(d) sell or transfer all or substantially all of the assets of it or NYCB Bank, merge or consolidate itself or NYCB Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or NYCB Bank;

(e) take any action where such action could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(f) knowingly take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied in a timely manner; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, NYCB and Flagstar shall prepare and file with the SEC the Joint Proxy Statement, and NYCB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. NYCB and Flagstar, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of NYCB and Flagstar shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and NYCB and Flagstar shall thereafter as promptly as practicable mail or deliver the Joint Proxy Statement to their respective stockholders and shareholders, as applicable. NYCB shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Flagstar shall use reasonable best efforts, to the extent permitted by applicable law, to furnish all information concerning Flagstar and the holders of Flagstar Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use reasonable best efforts to make such filings within forty (40) days of the date of this Agreement) that are necessary or advisable to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and Bank Merger), (ii) obtain each such permit, consent, approval or authorization contemplated by the foregoing clause (i) as promptly as practicable and (iii) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The parties shall cooperate with each other in connection with the matters contemplated by this Section 6.1(b) (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of any Governmental Entities for documents and information. NYCB and Flagstar shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Flagstar or NYCB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.15. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals, (i) from the Federal Reserve Board, the FDIC, the NYDFS and the Mortgage Agencies and, with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger Effective Time, any state bank regulatory authority and (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), except, in the case of clause (ii), for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Entity. As used herein, “Mortgage Agencies” means Ginnie Mae, Fannie Mae, Freddie Mac, the Federal Housing Authority of the U.S. Department of Housing and Urban Development, the United States Department of Agriculture and the United States Department of Veterans Affairs.

(c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing and (ii) avoid or eliminate each and every impediment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require NYCB or any of its Subsidiaries, or permit Flagstar or any of its Subsidiaries (without the prior written consent of NYCB), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) NYCB and Flagstar shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NYCB, Flagstar or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Holdco Merger the Bank Merger, and the other transactions contemplated by this Agreement.

(e) NYCB and Flagstar shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of NYCB and Flagstar, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time and upon prior written notice from the accessing party, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of NYCB and Flagstar shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that NYCB or Flagstar, as the case may be, is not permitted to disclose in accordance with Section 9.15 or otherwise under applicable law or regulation), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither NYCB nor Flagstar nor any of their respective Subsidiaries shall be required to provide access to or to disclose information, or otherwise comply with the foregoing provisions of this Section 6.2, where such access or disclosure would violate or prejudice the rights of NYCB’s or Flagstar’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that NYCB or Flagstar, as the case may be, reasonably determines, in light of the Pandemic or the Pandemic Measures, that such access would jeopardize the health and safety of any of its employees. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of NYCB and Flagstar shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 7, 2021, between NYCB and Flagstar (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approval and Stockholder Approval.

(a) Each of NYCB and Flagstar shall call, give notice of, convene and hold a meeting of its stockholders and shareholders, respectively (the “NYCB Meeting” and the “Flagstar Meeting,” respectively) as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite NYCB Vote and the Requisite Flagstar Vote, respectively, required in connection with this Agreement, the NYCB Share Issuance and the Merger, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders or shareholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of NYCB and Flagstar shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party.

(b) Subject to Section 6.3(c), (i) each of NYCB and Flagstar and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of NYCB and the shareholders of Flagstar, respectively, the Requisite NYCB Vote and the Requisite Flagstar Vote, respectively, including by communicating to the respective stockholders of

NYCB and shareholders of Flagstar its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of NYCB, the stockholders of NYCB approve and adopt the NYCB Share Issuance (the “NYCB Board Recommendation”), and, in the case of Flagstar, that the shareholders of Flagstar adopt this Agreement (the “Flagstar Board Recommendation”); and (ii) each of NYCB and Flagstar and their respective Boards of Directors shall not (A) withhold, withdraw, modify or qualify in a manner adverse to the other party the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, (B) fail to make the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, in each case, within ten (10) business days (or such fewer number of days as remains prior to the NYCB Meeting or Flagstar Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of NYCB or Flagstar, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB Board Recommendation or Flagstar Board Recommendation, as applicable, such Board of Directors may, in the case of NYCB, prior to the receipt of the Requisite NYCB Vote, and in the case of Flagstar, prior to the receipt of the Requisite Flagstar Vote, submit this Agreement to its stockholders or shareholders, respectively, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (i) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB Board Recommendation or Flagstar Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).

(d) NYCB or Flagstar shall adjourn or postpone the NYCB Meeting or Flagstar Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of NYCB Common Stock or Flagstar Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Flagstar or NYCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Flagstar Vote or the Requisite NYCB Vote. Subject to the terms and conditions of this Agreement, Flagstar or NYCB, as applicable, shall continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders, as applicable, in order to obtain the Requisite Flagstar Vote or Requisite NYCB Vote, respectively; provided that the foregoing shall not restrict in any way each of the Boards of Directors of NYCB and Flagstar from making a Recommendation Change permitted by Section 6.3(c) and disclosing such Recommendation Change and the basis and reasons therefor. Notwithstanding anything to the contrary set forth in this Agreement, neither NYCB nor Flagstar shall be required to adjourn or postpone the NYCB Meeting or the Flagstar Meeting, as applicable, more than two (2) times pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the first sentence of this Section 6.3(d), unless this Agreement has been terminated in accordance with its terms, (i) the NYCB Meeting shall be convened and the NYCB Share Issuance shall be submitted to the stockholders of NYCB at the NYCB Meeting for approval, (ii) the Flagstar Meeting shall be convened and this Agreement shall be submitted to the shareholders of Flagstar at Flagstar Meeting for adoption and (iii) nothing contained in this Agreement shall be deemed to relieve NYCB of such obligation under the foregoing clause (i) or Flagstar of such obligation under the foregoing clause (ii).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 and Section 6.3(c) of this Agreement, each of NYCB and Flagstar shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Holdco Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Flagstar or NYCB or any of their respective Subsidiaries in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c) or any similar opinions required in connection with the Joint Proxy Statement or the S-4 described in Section 6.1, including by executing and delivering representations contained in certificates of officers of NYCB and Flagstar reasonably satisfactory in form and substance to NYCB’s and Flagstar’s respective counsels.

6.5 Stock Exchange Matters.

(a) NYCB shall cause the shares of the NYCB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(b) Prior to the Closing Date, Flagstar shall cooperate with NYCB and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of Flagstar Common Stock from the NYSE and the deregistration of Flagstar Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6 Employee Matters.

(a) Commencing on the Effective Time and ending on December 31, 2022, unless otherwise mutually determined by Flagstar and NYCB prior to the Effective Time, NYCB shall provide to employees of Flagstar and the Flagstar Subsidiaries who at the Effective Time become employees of NYCB or the NYCB Subsidiaries (the “Continuing Employees”) (i) a base salary or base wage rate no less than that provided by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target incentive opportunities (both cash and equity) that are no less favorable, in the aggregate, than the target incentive opportunities (both cash and equity) provided by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (other than severance) that are no less favorable than those provided to other similarly situated employees of NYCB or by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time. Notwithstanding the foregoing, NYCB and Flagstar agree that, during the period commencing at the Effective Time and ending on the later of the first anniversary thereof or December 31, 2022, NYCB shall provide severance payments and benefits as described in Section 6.6(a) of the NYCB Disclosure Schedule with respect to any Continuing Employee who is involuntarily terminated during such period.

(b) With respect to any employee benefit plans of NYCB or NYCB Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (“New Plans”), NYCB and the NYCB Subsidiaries shall, to the extent permitted by applicable law, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of NYCB or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Flagstar and its Subsidiaries for all purposes under each applicable New Plan (it being understood that, for the avoidance of doubt, such service credit shall not entitle any Continuing Employee to benefits under any frozen NYCB Benefit Plan), as if such service had been performed with NYCB, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) If requested by NYCB in writing delivered to Flagstar not less than twenty (20) business days before the Closing Date, the Board of Directors of Flagstar (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Flagstar 401(k) Employee Savings Plan (the “Flagstar 401(k)

Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If NYCB requests that Flagstar 401(k) Plan be terminated, (i) Flagstar shall provide NYCB with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by NYCB) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by NYCB or one of its Subsidiaries (the “NYCB 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan for Continuing Employees. NYCB and Flagstar shall take any and all actions as may be required, including amendments to Flagstar 401(k) Plan and/or the NYCB 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the NYCB 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from Flagstar 401(k) Plan in the form of cash, notes (in the case of loans), NYCB Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from Flagstar 401(k) Plan, and NYCB shall endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollover.

(d) On and after the date hereof, any written employee notices or communication materials for distribution to a group of employees (including any website posting) or broad-based oral communications (i) to be provided or communicated by Flagstar with respect to any material employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of NYCB, and Flagstar shall consider in good faith revising such notice or communication to reflect any comments or advice that NYCB timely provides and (ii) to be provided or communicated by NYCB to employees of Flagstar with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Flagstar, and NYCB shall consider in good faith revising such notice or communication to reflect any comments or advice that Flagstar timely provides.

(e) Except as otherwise expressly set forth in this Section 6.6, NYCB agrees to assume and honor, in accordance with their terms, all Flagstar Benefit Plans including with respect to any accrued paid time off, vacation or other approved leave, it being understood that this sentence shall not be construed to limit the ability of NYCB or any NYCB Subsidiary to amend or terminate any Flagstar Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable Flagstar Benefit Plan. NYCB agrees that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any Flagstar Benefit Plan, and prior to the Effective Time, Flagstar Board (or the compensation committee thereof) shall be empowered to take such action as necessary to declare such status under such Flagstar Benefit Plans.

(f) NYCB shall take all necessary action to cause the ESOP to be terminated as of not later than the business day prior to the Effective Time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP pursuant to the prior sentence, the accounts of all participants and beneficiaries in the ESOP immediately prior to the Effective Time shall become fully vested effective as of the effective time of the termination of the ESOP.

(g) NYCB shall take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the Effective Time in accordance with Section 409A of the Code and the terms of the plan document, and to pay to each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan.

(h) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Flagstar, NYCB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Flagstar, NYCB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Flagstar Benefit Plan or NYCB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Flagstar Benefit Plan or NYCB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, Flagstar Charter, Flagstar Bylaws and the governing or organizational documents of any Flagstar Subsidiary, each present and former director, officer or employee of Flagstar and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Flagstar Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Flagstar or any of its Subsidiaries or is or was serving at the request of Flagstar or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Flagstar Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Flagstar Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with Flagstar Indemnified Parties, and Flagstar Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Flagstar (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Flagstar or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Flagstar for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Flagstar, in consultation with, but only upon the consent of, NYCB, may (and at the request of NYCB, Flagstar shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Flagstar’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The obligations of the Surviving Entity, NYCB or Flagstar under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Flagstar Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Flagstar Indemnified Party or affected person.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Flagstar Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of NYCB, on the one hand, and a Subsidiary of Flagstar, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Holdco Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by NYCB.

6.9 Advice of Changes. NYCB and Flagstar shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it, or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement and to the extent permitted under the NYCB Charter and Flagstar Charter, respectively, each of NYCB and Flagstar shall coordinate with the other the declaration of any dividends in respect of the NYCB Common Stock and Flagstar Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Flagstar Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Flagstar Common Stock and any shares of the NYCB Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (a) starting with the fourth quarter of 2021, the Board of Directors of Flagstar shall cause its regular quarterly dividend record dates and payments dates for Flagstar Common Stock to be delayed so as to be similar to the regular quarterly dividend record dates and payments dates for NYCB Common Stock and (b) the Board of Directors of NYCB shall continue to pay dividends on the NYCB Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.11 Shareholder Litigation. Each party shall, to the extent permitted under applicable law and regulation, give the other party prompt notice in writing of any stockholder or shareholder, as applicable, litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Flagstar shall give NYCB the opportunity to participate (at NYCB’s expense) in the defense or settlement of any such litigation. Each party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. Flagstar shall not agree to settle any such litigation without NYCB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that NYCB shall not be obligated to consent to any settlement which does not include a full release of NYCB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12 Corporate Governance.

(a) Prior to the Effective Time, the Board of Directors of NYCB shall take all actions necessary to adopt the NYCB Bylaws Amendment. Effective as of the Holdco Merger Effective Time, and in accordance with the NYCB Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of NYCB Bank shall each be twelve (12), of which (i) eight (8) shall be directors of NYCB immediately prior to the Effective Time, which shall include the Chief Executive Officer of NYCB immediately prior to the Effective Time, Robert Wann, Hanif Dahya, who shall serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four (4) shall be directors of Flagstar immediately prior to the Effective Time (the “Flagstar Designated Directors”), which shall include the Chief Executive Officer of Flagstar immediately prior to the Effective Time, who shall serve as the non-Executive Chairman of the Board of Directors of each of the Surviving Entity and the Board of Directors of NYCB Bank, David Treadwell, who shall serve as the Risk Assessment Committee Chairman of the Surviving Entity and such other directors as mutually agreed to by Flagstar and NYCB, who shall be independent of NYCB in accordance with applicable stock exchange standards.

(b) At the Effective Time, NYCB shall invite all directors of Flagstar immediately prior to the Effective Time other than the Flagstar Designated Directors to become members of an Advisory Board of NYCB (the “Advisory Board”), and shall cause all such individuals who accept such invitation to be elected or appointed for a two (2)-year term as members of the Advisory Board. Such members of the Advisory Board will serve on the Advisory Board until the second (2nd) anniversary of the Closing Date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served. The Chief Executive Officer of NYCB shall meet with the Advisory Board at least one time per quarter during the two (2) year period beginning on the Closing Date.

(c) Effective as of the Effective Time, the Board of Directors of NYCB shall take such actions as are necessary and appropriate to adopt the lending policies and procedures of Flagstar that were in effect immediately prior to the Closing with respect to the acquired Flagstar operations as the lending policies and procedures for such acquired Flagstar operations.

6.13 Acquisition Proposals.

(a) Each party agrees that it will, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Flagstar, in the case of NYCB, or NYCB, in the case of Flagstar, with respect to any Acquisition Proposal.

(b) Each party agrees that it will not, and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except (x) to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13 and (y) to seek and obtain legal or financial advice from such party’s outside counsel and outside financial advisors, as applicable), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 6.13(a) or 6.13(b), in the event that after the date of this Agreement and prior to the receipt of the Requisite NYCB Vote, in the case of NYCB, or the Requisite Flagstar Vote, in the case of Flagstar, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data to and participate in negotiations or discussions with the person making the Acquisition Proposal, or any Representative of the person making the Acquisition Proposal, if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.

(d) Each party will promptly (and, in any event, within one business day after receipt) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e) As used in this Agreement, “Acquisition Proposal” shall mean, (i) with respect to Flagstar, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (A) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Flagstar and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar; and (ii) with respect to NYCB, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, transactions described in subclauses

(A) through (C) of clause (i) of this Section 6.13(e), substituting (x) “NYCB” for “Flagstar” thereof and (y) “50%” for “25%” thereof.

(f) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. Flagstar and NYCB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15 Change of Method. Each of NYCB and Flagstar shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Flagstar and NYCB (including the provisions of Article I), and, if and to the extent requested by such party, the other party shall agree to enter into such amendments to this Agreement as such requesting party may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Flagstar’s shareholders, or (c) impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Restructuring Efforts. If either Flagstar or NYCB shall have failed to obtain the Requisite Flagstar Vote or the Requisite NYCB Vote at the duly convened Flagstar Meeting or NYCB Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Flagstar as provided for in this Agreement, or any term that would adversely affect the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its respective shareholders or stockholders, as applicable, for approval.

6.17 Takeover Restrictions. None of Flagstar, NYCB or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.18 Treatment of Flagstar Indebtedness. At and after the Effective Time for any debt of Flagstar or the Bank Merger Effective Time for any debt of Flagstar Bank, as applicable, NYCB or NYCB Bank, as applicable, shall (x) assume the due and punctual performance and observance of the covenants to be performed by Flagstar or Flagstar Bank, as applicable, under the definitive documents governing the indebtedness set forth on Section 6.18 of the Flagstar Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby; or (y) repay such indebtedness in full. In connection with any such assumption, prior to the Effective Time or the Bank Merger Effective Time, as applicable, NYCB and Flagstar shall, and shall cause NYCB Bank and Flagstar Bank, respectively, to, cooperate and use reasonable best efforts to (a) execute and deliver any supplemental indentures, officer’s certificates or other documents (including in connection with any necessary amendment or waiver), and (b) provide any opinion of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the Bank Merger Effective Time, as applicable.

6.19 Exemption from Liability Under Section 16(b). Flagstar and NYCB agree that, in order to most effectively compensate and retain those officers and directors of Flagstar subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Flagstar Insiders”), both prior to and after the Effective Time, it is desirable that Flagstar Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Flagstar Common Stock and Flagstar Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Flagstar shall deliver to NYCB in a reasonably timely fashion prior to the Effective Time accurate information regarding Flagstar Insiders, and the Board of Directors of NYCB and of Flagstar, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Flagstar) any acquisitions and dispositions of Flagstar Common Stock or Flagstar Equity Awards by Flagstar Insiders, and (in the case of NYCB) any acquisitions of NYCB Common Stock or NYCB Equity Awards by any Flagstar Insiders who, immediately following the Merger, will be officers or directors of NYCB subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Transition. Subject to Sections 6.2(c), commencing on and following the date hereof through the Closing Date or the earlier termination of this Agreement, and in all cases subject to applicable law or regulation, upon the reasonable request of NYCB, Flagstar shall, and shall cause its Subsidiaries to, (a) reasonably cooperate with NYCB and its Subsidiaries to facilitate the integration of the parties and their respective businesses (including the transition of Flagstar Bank’s business and operations as a Federal Savings Bank to New York Community Bank a New York State Chartered Savings Bank) effective as of the Closing Date or such later date as may be determined by NYCB and (b) consistent with the performance of their day-to-day operations and the continuous operation of Flagstar and its Subsidiaries in the ordinary course of business, use commercially reasonable efforts to cause the employees and officers of Flagstar and its Subsidiaries to provide NYCB reasonable assistance, upon the reasonable request of NYCB, with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion); provided, however, that, in each case, neither Flagstar nor any Flagstar Subsidiary shall be required to (i) terminate any third-party service provider arrangements prior to the Closing and (ii) take any action that may unreasonably and materially interfere with the business of Flagstar or any of its Subsidiaries or impede or delay the consummation of the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder and Stockholder Approvals. The Requisite NYCB Vote and the Requisite Flagstar Vote shall have been obtained.

(b) NYSE Listing. The shares of NYCB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction, decree or other legal restraint prohibiting the consummation of the Merger, the Holdco Merger or the Bank Merger issued by any Governmental Entity of competent jurisdiction shall be in effect. No law, statute, rule, regulation shall have been enacted, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, Holdco Merger or the Bank Merger.

7.2 Conditions to Obligations of NYCB and Merger Sub. The obligation of NYCB and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by NYCB, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Flagstar set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of Flagstar set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Flagstar Bank), Section 3.2(b), Section 3.2(c) (but only with respect to Flagstar Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Flagstar set forth in this Agreement (read without giving effect to any qualification as to the materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Flagstar or the Surviving Entity. NYCB shall have received a certificate dated as of the Closing Date and signed on behalf of Flagstar by the Chief Executive Officer and the Chief Financial Officer of Flagstar to the foregoing effect.

(b) Performance of Obligations of Flagstar. Flagstar shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and NYCB shall have received a certificate dated as of the Closing Date and signed on behalf of Flagstar by the Chief Executive Officer and the Chief Financial Officer of Flagstar to such effect.

(c) Federal Tax Opinion. Either (i) NYCB shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to NYCB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and, for the avoidance of doubt, in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYCB and Flagstar, reasonably satisfactory in form and substance to such counsel), or (ii) there is not reasonably expected to be a Material Adverse Tax Consequence. “Material Adverse Tax Consequence” means that (i) the opinion described in Section 7.2(c)(i) is not able to be delivered and (ii) as a result of a change in law after the date hereof, the Merger and the Holdco Merger, taken together, result in materially adverse income tax consequences to NYCB and its Subsidiaries (including by reason of being a successor to Flagstar and its Subsidiaries).

7.3 Conditions to Obligations of Flagstar. The obligation of Flagstar to effect the Merger is also subject to the satisfaction, or waiver by Flagstar, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of NYCB set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of NYCB set forth in Section 4.1(a), Section 4.1(b) (but only with respect to NYCB Bank), Section 4.2(b) (but only with respect to NYCB Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of NYCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NYCB. Flagstar shall have received a certificate dated as of the Closing Date and signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to the foregoing effect.

(b) Performance of Obligations of NYCB and Merger Sub. NYCB and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Flagstar shall have received a certificate dated as of the Closing Date and signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to such effect.

(c) Federal Tax Opinion. Flagstar shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Flagstar, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYCB and Flagstar, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Flagstar Vote or the Requisite NYCB Vote (except in the case of Sections 8.1(e) and Section 8.1(f)):

(a) by mutual written consent of NYCB and Flagstar;

(b) by either NYCB or Flagstar if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Holdco Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Holdco Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either NYCB or Flagstar if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either NYCB or Flagstar (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Flagstar, in the case of a termination by NYCB, or NYCB or Merger Sub, in the case of a termination by Flagstar, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by

NYCB, or Section 7.3, in the case of a termination by Flagstar, and which is not cured within forty-five (45) days following written notice to Flagstar, in the case of a termination by NYCB, or NYCB, in the case of a termination by Flagstar, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Flagstar, prior to such time that the Requisite NYCB Vote is obtained, if (i) NYCB or the Board of Directors of NYCB shall have made a Recommendation Change, or (ii) NYCB or the Board of Directors of NYCB shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f) by NYCB, prior to such time that the Requisite Flagstar Vote is obtained, if (i) Flagstar or the Board of Directors of Flagstar shall have made a Recommendation Change, or (ii) Flagstar or the Board of Directors of Flagstar shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either NYCB or Flagstar as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of NYCB, Merger Sub, Flagstar, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of NYCB, Merger Sub or Flagstar shall be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this Agreement (“Fraud”) or its Willful Breach of any provision of this Agreement. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to Flagstar shall have been communicated to or otherwise made known to the Board of Directors or senior management of Flagstar or shall have been made directly to the shareholders of Flagstar generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to Flagstar Meeting) an Acquisition Proposal with respect to Flagstar and (B) (x) thereafter this Agreement is terminated by either NYCB or Flagstar pursuant to Section 8.1(c) without the Requisite Flagstar Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by NYCB pursuant to Section 8.1(d) as a result of a Willful Breach and (C) prior to the date that is twelve (12) months after the date of such termination, Flagstar enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to Flagstar (whether or not the same Acquisition Proposal as that referred to above), then Flagstar shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NYCB, by wire transfer of same-day funds, a fee equal to ninety million dollars ($90,000,000) (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by NYCB pursuant to Section 8.1(f), then Flagstar shall pay NYCB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to NYCB shall have been communicated to or otherwise made known to the Board of Directors or senior management of NYCB or shall have been made directly to the shareholders of NYCB generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the NYCB Meeting) an Acquisition Proposal with respect to NYCB and (B) (x) thereafter this Agreement is terminated by either NYCB or Flagstar pursuant to Section 8.1(c) without the Requisite NYCB Vote having been obtained (and all other conditions set forth in

Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Flagstar pursuant to Section 8.1(d) as a result of a Willful Breach and (C) prior to the date that is twelve (12) months after the date of such termination, NYCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to NYCB (whether or not the same Acquisition Proposal as that referred to above), then NYCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Flagstar the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by Flagstar pursuant to Section 8.1(e), then NYCB shall pay Flagstar, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or Willful Breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of NYCB and Flagstar acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if NYCB or Flagstar, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if NYCB or Flagstar, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Flagstar and NYCB pursuant to Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and, except in the case of Fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote; provided, however, that after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote, there may not be, without further approval of the stockholders of NYCB or the shareholders of Flagstar, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered by such other parties pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote, there may not be, without further approval of the stockholders of NYCB or the shareholders of Flagstar, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement or in any certificate delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for

Section 6.7 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by NYCB and Flagstar.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, by e-mail transmission (provided that no “error message” or other notification of non-delivery is generated), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Flagstar, to:

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Attention: James K. Ciroli, EVP and Chief Financial Officer

With a copy (which shall not constitute notice) to

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Attention: General Counsel

With a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

or

155 N. Wacker Drive

Chicago, Illinois 60606

Attention:	Sven G. Mickisch
David R. Clark
Email:	Sven.Mickisch@skadden.com
David.Clark@skadden.com

and

(b)	if to NYCB or Merger Sub, to:

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

Attention:	R. Patrick Quinn, General Counsel
E-mail:	R.Patrick.Quinn@mynycb.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	H. Rodgin Cohen
Mark J. Menting
Jared M. Fishman
Email:	cohenhr@sullcrom.com
mentingm@sullcrom.com
fishmanj@sullcrom.com

9.6 Interpretation. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Flagstar means the actual knowledge of any of the officers of Flagstar listed on Section 9.6 of the Flagstar Disclosure Schedule, and the “knowledge” of NYCB means the actual knowledge of any of the officers of NYCB listed on Section 9.6 of the NYCB Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the execution and delivery of this Agreement, (ii) included in the virtual data room of a party prior to the execution and delivery of this Agreement, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR prior to the execution and delivery of this Agreement, (d) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Holdco Merger and the Bank Merger, and (f) the term “ordinary course of business,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-business day, the period in question shall end on the next succeeding business day. References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to all contracts or agreements shall include any amendments thereto. The Flagstar Disclosure Schedule and the NYCB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Flagstar in Article III, neither Flagstar nor any other person makes any express or implied representation or warranty with respect to Flagstar, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Flagstar hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Flagstar nor any other person makes or has made any representation or warranty to NYCB, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Flagstar, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Flagstar in Article III, any oral or written information presented to NYCB, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of Flagstar, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Flagstar acknowledges and agrees that none of NYCB, Merger Sub or any other person on behalf of NYCB or Merger Sub has made or is making, and Flagstar has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

(b) Except for the representations and warranties made by NYCB or Merger Sub in Article IV, none of NYCB, Merger Sub or any other person makes any express or implied representation or warranty with respect to NYCB, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of NYCB and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of NYCB, Merger Sub or any other person makes or has made any representation or warranty to Flagstar or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NYCB, any of its Subsidiaries (including Merger Sub) or their respective businesses, or (ii) except for the representations and warranties made by NYCB and Merger Sub in Article IV, any oral or written information presented to Flagstar or any of its affiliates or representatives in the course of their due diligence investigation of NYCB and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of NYCB and Merger Sub acknowledges and agrees that neither Flagstar nor any other person on behalf of Flagstar has made or is making, and neither NYCB nor Merger Sub has not relied upon, any express or implied representation or warranty other than those contained in Article III.

9.8 Counterparts. This Agreement may be executed in counterparts (including by .pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Flagstar shall be subject to the laws of the State of Michigan).

(b) Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR OTHER

PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Flagstar Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(c), 12 C.F.R. § 309.5(g)(8), 12 C.F.R. § 4.32(b), 12 C.F.R. § 309.5(g) and New York Banking Law § 36.10) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate modified or substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this section apply.

9.16 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
Name: Thomas R. Cangemi Title: Chairman, President and Chief Executive Officer

615 Corp.

By:	/s/ R. Patrick Quinn
Name: R. Patrick Quinn Title: Secretary

FLAGSTAR BANCORP, INC.

By:	/s/ Alessandro DiNello
Name: Alessandro DiNello Title: President and CEO

Signature Page to Merger Agreement

Exhibit A

Amended and Restated Flagstar Charter

(attached)

Exhibit B

Seventh Amended and Restated Flagstar Bylaws

(attached)

Exhibit C

NYCB Bylaw Amendment

(attached)

EXHIBIT 10.1

EXECUTION VERSION

                                             April 24, 2021

Thomas R. Cangemi

615 Merrick Avenue,

Westbury, NY 11590

Dear Tom:

Reference is made to the Agreement and Plan of Merger, dated as of April 24, 2021, between New York Community Bancorp, Inc. (the “Corporation”) and Flagstar Bancorp, Inc. (“Flagstar”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement, except as otherwise noted.

As you are aware, the Merger Agreement contemplates that, at the Effective Time, (a) Mr. Alessandro P. DiNello will serve as the Non-Executive Chairman of the Board of Directors and (b) you will no longer serve as Chairman of the Board of Directors, will serve as the President and Chief Executive Officer of the Corporation and will report directly to the Board of Directors.

This letter agreement confirms to you, and you agree that, your removal from the role of Chairman of the Board of Directors upon the Effective Time will not constitute “Good Reason”, as such term is defined in that certain Employment Agreement by between Viking and you, dated as of March 3, 2006 (the “Employment Agreement”). If for any reason you are not appointed to serve as Chairman of the Board of Directors upon the earlier of (i) the death, resignation, removal, disqualification or other cessation of service by Mr. DiNello as Non-Executive Chairman of the Board of Directors and (ii) the date following the twenty-four (24) month anniversary of the Effective Time (such earlier date, the “Succession Date”), unless you are no longer serving as Chief Executive Officer as of the Succession Date, you will have “Good Reason” to terminate your employment with the Corporation at such time under the Employment Agreement.

Notwithstanding anything to the contrary in the Corporation’s 2012 Stock Incentive Plan or 2020 Omnibus Incentive Plan or any award agreement issued pursuant thereto, in the event you are terminated without “Cause” or resign for “Good Reason” (as those terms are defined in the Employment Agreement) within the thirty (30) month anniversary of the Effective Time, the Compensation Committee of the Board of Directors will take such actions as are necessary to accelerate your outstanding equity awards to become fully vested and non-forfeitable upon such termination.

The effectiveness of this letter agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to Closing, this letter agreement shall be void ab initio.

[Signature Pages Follow]

Sincerely,

NEW YORK COMMUNITY BANCORP, INC.

/s/ Hanif Dahya
By: Hanif Dahya
Title: Lead Director

AGREED AND ACCEPTED:

EXECUTIVE

/s/ Thomas R. Cangemi
Thomas R. Cangemi

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 5.07	Submission of Matters to a Vote of Security Holders

(a)	The annual meeting of shareholders (the “Meeting”) of New York Community Bancorp, Inc. (the “Company”) was held on Wednesday, May 26, 2021, virtually via webcast, pursuant to notice duly given.

(b)

At the close of business on April 1, 2021, the record date for the determination of shareholders entitled to vote at the Meeting, there were 465,074,384 shares of the Company’s common stock, each share being entitled to vote, constituting all of the outstanding voting securities of the Company.

(c)	At the Meeting, the holders of 374,212,264 shares of the Company’s common stock were represented in person or by proxy constituting a quorum.

(d)	The matters considered and voted on by the Company’s shareholders at the Meeting, and the vote itself, were as follows:

1.	The following individuals were elected as directors, each for a three-year term, by the following vote:

Name	Shares Voted For	Shares Voted Against	Abstentions
Thomas R. Cangemi	281,432,294	12,840,546	1,529,018
Hanif “Wally” Dahya	257,896,345	35,513,677	2,391,836
James J. O’Donovan	281,410,035	12,988,761	1,403,063

There were 78,410,405 broker non-votes on this proposal.

2.	The appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 was ratified by the following vote:

Shares Voted For	Shares Votes Against	Abstentions
351,744,066	20,731,369	1,736,828

There were no broker non-votes on this proposal.

3.	The results of the vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers were as follows:

Shares Voted For	Shares Voted Against	Abstentions
276,192,401	16,405,814	3,203,644

There were 78,410,405 broker non-votes on this proposal.

4.

The results of the vote to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the Board of Directors and provide instead, the annual election of directors were as follows:

Shares Voted For	Shares Voted Against	Abstentions
292,573,733	2,066,421	1,161,704

There were 78,410,405 broker non-votes on this proposal.

5.

The results of the vote to consider a shareholder proposal requesting Board action to provide for the right to act by written consent by amending the Amended and Restated Certificate of Incorporation and Bylaws of the Company were as follows:

Shares Voted For	Shares Voted Against	Abstentions
231,387,297	61,133,404	3,281,158

There were 78,410,405 broker non-votes on this proposal.

With regard to the results of Proposal 5, the Board of Directors of the Company will consider the outcome of the vote at its next regularly scheduled meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2021	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
Salvatore J. DiMartino
Senior Managing Director
Director, Investor Relations and Strategic Planning

FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MI 48098-2639
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/FBC2021SM
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D57012-S25738
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
FLAGSTAR BANCORP, INC.
The Flagstar board of directors unanimously recommends a vote “FOR” the Flagstar merger proposal.
1. Approval of the Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), dated April 24, 2021, by and among Flagstar
Bancorp, Inc. (“Flagstar”), New York Community Bancorp, Inc. (“NYCB”) and 615 Corp. (the “Flagstar merger proposal”). Flagstar shareholders should read the joint proxy statement/prospectus to which this proxy card is attached carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Annex A.
The Flagstar board of directors unanimously recommends a vote “FOR” the advisory Flagstar compensation proposal.
2. Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Flagstar in connection with the transactions contemplated by the merger agreement (the “Flagstar compensation proposal”).
The Flagstar board of directors unanimously recommends a vote “FOR” the Flagstar adjournment proposal.
3. Approval of the adjournment the Flagstar special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Flagstar merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Flagstar shareholders (the “Flagstar adjournment proposal”).
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
For
Against
Abstain
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.
D57013-S25738
FLAGSTAR BANCORP, INC. 5151 CORPORATE DR. TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
August 4, 2021, at 9:00 a.m., Eastern Time
The undersigned hereby constitutes and appoints Christine M. Reid and Kenneth Schellenberg, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of Flagstar Bancorp, Inc. (the “Company”) to be conducted virtually, on August 4, 2021, at 9:00 a.m., Eastern Time, and any adjournments thereof, and to vote all shares of stock of the Company which the undersigned may be entitled to vote, upon the matters stated on the reverse side. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, YOUR SHARES WILL BE VOTED AS SPECIFIED BELOW. WHERE A CHOICE IS NOT SPECIFIED, YOUR SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.
Continued and to be signed on reverse side